UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________________

SCHEDULE 14A

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B. Riley Principal Merger Corp. II

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B. RILEY PRINCIPAL MERGER CORP. II

299 Park Avenue, 21st Floor
New York, New York 10171

PROXY STATEMENT FOR SPECIAL MEETING
OF
B. RILEY PRINCIPAL MERGER CORP. II

Dear Stockholders of B. Riley Principal Merger Corp. II:

You are cordially invited to attend the special meeting (the “special meeting”) of stockholders of B. Riley Principal Merger Corp. II, a Delaware corporation (“BMRG,” the “Company,” “we,” “us” or “our”), which will be held at 10:00 AM, Eastern Time, on November 12, 2020, at https://www.cstproxy.com/brileyprincipalmergercorpii/2020. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, the Company has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting https://www.cstproxy.com/brileyprincipalmergercorpii/2020 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

On September 7, 2020, BMRG, BMRG Merger Sub, LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“Eos”), New Eos Energy LLC, a wholly-owned subsidiary of Eos and a Delaware limited liability company (“Newco”) and AltEnergy Storage VI, LLC, a Delaware limited liability company (“AltEnergy”), in its capacity as securityholder representative, entered into an agreement and plan of merger (as the same may be amended from time to time, the “Merger Agreement”) pursuant to which (1) Merger Sub I will merge with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and become a wholly owned subsidiary of BMRG; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the surviving company (Merger Sub II, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Ultimate Surviving Company”) and a wholly owned subsidiary of BMRG. The transactions contemplated by the Merger Agreement are collectively referred to herein as the “business combination.” Upon the closing of the business combination (the “Closing”), the Company will change its name to “Eos Energy Enterprises, Inc.” You are being asked to vote on the business combination.

Subject to certain downward adjustments, and the other terms and conditions set forth in the Merger Agreement, at Closing Eos’s securityholders (the “Sellers”), will receive aggregate consideration equal to up to $300 million of shares of the Company’s common stock (including shares issuable upon exercise of certain options to acquire such shares), or up to 30,000,000 shares (assuming exercise of certain options to acquire such shares). The Merger Agreement also contemplates the issuance of an additional 2,000,000 shares of the Company’s common stock to Eos’s securityholders pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement.

The Closing is subject to certain customary conditions, including, among other things, that we have an aggregate of at least $110 million of cash (before taking into account certain expenses) available, including from the trust account established in connection with our initial public offering (the “IPO”).

In order to help meet the condition under the Merger Agreement that we have at least $110 million of cash available upon the Closing, we have entered into an Equity Commitment Letter with B. Riley Financial, Inc. (“B. Riley Financial”), pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock already issued pursuant to subscription agreements entered into with investors prior to the Closing (the “Equity Commitment Letter”). The Equity Commitment Letter effectively terminated the forward purchase agreement entered at the time of the IPO requiring our Sponsor and its affiliate to purchase immediately prior to the Closing an aggregate of 2,500,000 units, each comprised of one share of Class A common stock and one-half of one warrant. Please see “Closing Funding” in the accompanying proxy statement.

B. Riley Securities, Inc. (“BRFBR”) is our capital markets advisor in connection with the business combination, was the underwriter of the IPO and is an affiliate of the Company and the Sponsor. B. Riley Financial is the ultimate parent company of BRFBR, the Sponsor and BRPI. See “Certain Relationships and Related Party Transactions” in the accompanying proxy statement for more information on the relationship between BRFBR and the Company and our other related party transactions. For more information on the beneficial ownership of the Company’s securities by B. Riley Financial, see “Beneficial Ownership of Securities” in the accompanying proxy statement.

At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement (the “business combination proposal”) and approve the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A.

Assuming the business combination proposal and the charter amendment proposal (as defined below) are approved and adopted, at the special meeting, you will also be asked to consider and vote on a proposal to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the Listed Company Manual of the New York Stock Exchange (the “NYSE”), (i) the issuance of shares of common stock to the Sellers pursuant to the terms of the Merger Agreement, and (ii) the issuance of shares of common stock to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing (we refer to this proposal as the “stock issuance proposal”).

In addition, you will be asked to consider and vote on proposals to:

(a)     approve and adopt, assuming the business combination proposal is approved and adopted, the third amended and restated certificate of incorporation of the Company (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement as Annex C, which, if approved, would take effect upon the Closing (we refer to this proposal as the “charter amendment proposal”);

(b)    approve and adopt on a non-binding advisory basis, certain differences between the Company’s current certificate of incorporation (as amended and restated through the date of this proxy statement, the “Current Charter”), a copy of which is attached to the accompanying proxy statement as Annex B, and the Proposed Charter, which are being presented separately, in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”), as seven sub-proposals (which we refer to, collectively, as the “advisory charter proposals”):

1.      to, upon completion of the business combination and the conversion of each share of the Company’s Class B common stock, par value $0.0001 per share (“Class B common stock”), into one share of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), increase the authorized capital stock of the Company from 126,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 201,000,000 shares, which would consist of 200,000,000 shares of common stock, par value $0.0001 per share (“common stock”), and 1,000,000 shares of preferred stock, $0.0001 par value per share, by, on the effective date of the filing of the Proposed Charter: (i) reclassifying all Class A common stock as common stock; (ii) reclassifying all Class B common stock as common stock; and (iii) creating an additional 75,000,000 shares of common stock (we refer to this proposal as “advisory charter proposal A”);

2.      to change the stockholder vote required for approval of any amendment to Article IV (Capitalization), Article V (Board of Directors), Article VI (Bylaws), Article VIII (Limited Liability; Indemnification), Article IX (Corporate Opportunity) and Article X (Amendments) of the Proposed Charter or to amend the Company’s bylaws (we refer to this proposal as “advisory charter proposal B”), from the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least 66 ⅔% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors;

3.      to provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between the Company and certain interested stockholders, does not apply to the Company (we refer to this proposal as “advisory charter proposal C”);

4.      to provide that certain amendments to and actions under the Proposed Charter are subject to the director nomination agreement to be entered into between the Company and the other parties thereto (as defined in the accompanying proxy statement) (the “Director Nomination Agreement”) (we refer to this proposal as “advisory charter proposal D”);

5.      to change the classification of the Company’s board of directors from two classes to three classes of directors, with each class elected for staggered terms (we refer to this proposal as “advisory charter proposal E”);

6.      to provide for a waiver of the doctrine of corporate opportunities for (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s affiliates or its or their respective successors, principals, directors, officers, members, managers or employees) (we refer to this proposal as “advisory charter proposal F”);

7.      to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon the Closing, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company (we refer to this proposal as “advisory charter proposal G”);

(c)     approve and adopt, assuming the condition precedent proposals (as the term is defined below) are approved and adopted, the B. Riley Principal Merger Corp. II 2020 Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex E (we refer to this proposal as the “incentive plan proposal” and, collectively with the business combination proposal, the charter amendment proposal, the stock issuance proposal and the incentive plan proposal, the “condition precedent proposals”); and

(d)    approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal (we refer to this proposal as the “adjournment proposal”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully.

Our Class A common stock and warrants are currently listed on the NYSE under the symbols “BMRG” and “BMRG WS,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one redeemable warrant, which units are listed on the NYSE under the symbol “BMRG.U.” The units will automatically separate into their component securities upon the Closing and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.”, and we intend to list the shares of our common stock and warrants on The Nasdaq Capital Market under the symbols “EOSE” and “EOSEW”.

Only holders of record of shares of Class A common stock and shares of Class B common stock at the close of business on October 22, 2020 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of BMRG’s stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at BMRG’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

We are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 18 of the proxy statement.

After careful consideration, BMRG’s board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that each of the business combination proposal, the stock issuance proposal, the charter amendment proposal, the advisory charter proposals, the incentive plan proposal and the adjournment proposal is in the best interests of BMRG and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

BMRG’s initial stockholders (consisting of the Sponsor and Patrick J. Bartels, Jr., James L. Kempner, Timothy M. Presutti and Robert Suss, our independent directors) and our other officers and directors entered into a letter agreement at the time of the IPO, pursuant to which they agreed to vote the founder shares purchased by them, as well as any shares of Class A common stock included in the units sold by BMRG in the IPO (the “public shares”) purchased by them during or after the IPO, in favor of the business combination proposal. As of the date hereof, BMRG’s initial stockholders own approximately 22% of our total outstanding shares of common stock.

Pursuant to the Current Charter, a holder of public shares (a “public stockholder”) may request that BMRG redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, BMRG’s transfer agent (the “transfer agent”), that BMRG redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of June 30, 2020, this would have amounted to approximately $10.10 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that BMRG instruct our transfer agent to return the certificate (physically or electronically).

The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

The Closing is conditioned upon, among other things, that (i) we have an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses, that there has not been a Material Adverse Effect (as defined in the Merger Agreement), (ii) the recipe for the Eos’s proprietary electrolyte solution has been deposited with a third party escrow agent (to be released to BMRG’s Chief Executive Officer if certain events occur with regard to the two employees who have knowledge of the formula), and (iii) BMRG’s stockholders approve the Merger Agreement and the business combination. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Merger Agreement.”

Under the Merger Agreement, the approval of each of the condition precedent proposals is a condition to the Closing. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The incentive plan proposal is conditioned on the approval of all of the condition precedent proposals, and each of the advisory charter proposals and the adjournment proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated.

Approval of the business combination proposal, the stock issuance proposal, each of the advisory charter proposals, the incentive plan proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by BMRG’s stockholders present in person (which would include virtual presence) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

All our stockholders are cordially invited to attend the virtual special meeting. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record holding shares of common stock, you may also cast your vote in person (which would include voting at the virtual special meeting). If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person (which would include virtual voting), obtain a proxy from your broker or bank. A stockholder’s failure to vote by proxy or to vote in person (which would include virtual voting) at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person (which would include virtual voting) or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that your shares are represented and voted at the special meeting.

On behalf of our board of directors, I would like to thank you for your support of B. Riley Principal Merger Corp. II and look forward to a successful completion of the business combination.

By Order of the Board of Directors,
/s/ Daniel Shribman
Daniel Shribman
October 23, 2020	Chief Executive Officer, Chief Financial Officer and Director

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated October 23, 2020 and is first being mailed to our stockholders on or about October 23, 2020.

B. RILEY PRINCIPAL MERGER CORP. II
299 Park Avenue, 21st Floor
New York, New York 10171

NOTICE OF SPECIAL MEETING
OF
B. RILEY PRINCIPAL MERGER CORP. II

To Be Held On November 12, 2020

To the Stockholders of B. Riley Principal Merger Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting (the “special meeting”) of stockholders of B. Riley Principal Merger Corp. II, a Delaware corporation (“BMRG,” the “Company,” “we,” “us” or “our”), will be held at 10:00 AM, Eastern Time, on November 12, 2020, at https://www.cstproxy.com/brileyprincipalmergercorpii/2020. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, the Company has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting https://www.cstproxy.com/brileyprincipalmergercorpii/2020 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement. You are cordially invited to attend the special meeting.

At the special meeting, you will be asked to consider and vote on proposals to:

(a)     Proposal No. 1 — The Business Combination Proposal — approve and adopt the Agreement and Plan of Merger, dated as of September 7, 2020 (as the same may be amended from time to time, the “Merger Agreement”), by and among BMRG, BMRG Merger Sub, LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“Eos”), New Eos Energy LLC, a wholly-owned subsidiary of Eos and a Delaware limited liability company (“Newco”) and AltEnergy Storage VI, LLC, a Delaware limited liability company (“AltEnergy”), in its capacity as securityholder representative, pursuant to which (1) Merger Sub I will merge with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and become a wholly owned subsidiary of BMRG; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the surviving company (Merger Sub II, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Ultimate Surviving Company”) and a wholly owned subsidiary of BMRG, on the terms and subject to the conditions set forth in the Merger Agreement, and approve the other transactions contemplated by the Merger Agreement (the “business combination”) (we refer to this proposal as the “business combination proposal”);

(b)    Proposal No. 2 — The Stock Issuance Proposal — approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable provisions of Section 312.03 of the Listed Company Manual of the New York Stock Exchange (the “NYSE”), (i) the issuance of shares of common stock to the Sellers pursuant to the terms of the Merger Agreement, and (ii) the issuance of shares of common stock to B. Riley Financial, Inc. (“B. Riley Financial”) and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing;

(c)     Proposal No. 3 — The Charter Amendment Proposal — approve and adopt, assuming the business combination proposal is approved and adopted, the third amended and restated certificate of incorporation of the Company (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement as Annex C, which, if approved, would take effect upon the closing of the business combination (the “Closing”) (we refer to this proposal as the “charter amendment proposal”);

(d)    The Advisory Charter Proposals — approve and adopt on a non-binding advisory basis, certain differences between the Company’s current certificate of incorporation (as amended and restated through the date of this proxy statement, the “Current Charter”), and the Proposed Charter, which are being presented separately, in accordance with the requirements of the U.S. Securities and Exchange Commission (“SEC”), as seven sub-proposals (which we refer to, collectively, as the “advisory charter proposals”):

(1)    Proposal No. 4 — Advisory Charter Proposal A — to, upon completion of the business combination and the conversion of the Company’s Class B common stock, par value $0.0001 per share (“Class B common stock”), into the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), increase the authorized capital stock of the Company from 126,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 201,000,000 shares, which would consist of 200,000,000 shares of common stock, par value $0.0001 per share (“common stock”), and 1,000,000 shares of preferred stock, $0.0001 par value per share, by, on the effective date of the filing of the Proposed Charter: (i) reclassifying all Class A common stock as common stock; (ii) reclassifying all Class B common stock as common stock and (iii) creating an additional 75,000,000 shares of common stock (we refer to this proposal as “advisory charter proposal A”);

(2)    Proposal No. 5 — Advisory Charter Proposal B — to change the stockholder vote required for approval of any amendment to Article IV (Capitalization), Article V (Board of Directors), Article VI (Bylaws), Article VIII (Limited Liability; Indemnification), Article IX (Corporate Opportunity) and Article X (Amendments) of the Proposed Charter or to amend the Company’s bylaws, from the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least 66 ⅔% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors;

(3)    Proposal No. 6 — Advisory Charter Proposal C — to provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between the Company and certain interested stockholders, does not apply to the Company (we refer to this proposal as “advisory charter proposal C”);

(4)    Proposal No. 7 — Advisory Charter Proposal D — to provide that certain amendments to and actions under the Proposed Charter are subject to the director nomination agreement to be entered into between the Company and the other parties thereto (as defined in the accompanying proxy statement) (the “Director Nomination Agreement”) (we refer to this proposal as “advisory charter proposal D”);

(5)    Proposal No. 8 — Advisory Charter Proposal E — to change the classification of the Company’s board of directors from two classes to three classes of directors, with each class elected for staggered terms (we refer to this proposal as “advisory charter proposal E”);

(6)    Proposal No. 9 — Advisory Charter Proposal F — to provide for a waiver of the doctrine of corporate opportunities for (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s affiliates or its or their respective successors, principals, directors, officers, members, managers or employees) (we refer to this proposal as “advisory charter proposal F”);

(7)    Proposal No. 10 — Advisory Charter Proposal G — to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon the Closing, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company.

(e)     Proposal No. 11 — The Incentive Plan Proposal — approve and adopt, assuming the condition precedent proposals are approved and adopted, the B. Riley Principal Merger Corp. II 2020 Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex E; and

(f)     Proposal No. 12 — The Adjournment Proposal — approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A, a copy of the Merger Agreement. We urge you to read carefully the accompanying proxy statement in its entirety, including Annex A, Annex B, Annex C, Annex D and Annex E and accompanying financial statements.

Our Class A common stock and warrants are currently listed on the NYSE under the symbols “BMRG” and “BMRG WS,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one redeemable warrant, and are listed on the NYSE under the symbol “BMRG.U” The units will automatically separate into their component securities upon the Closing and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.”. We intend to list the shares of our common stock and warrants on Nasdaq under the symbols “EOSE” and “EOSEW”.

Only holders of record of shares of Class A common stock and shares of Class B common stock at the close of business on October 22, 2020 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of BMRG’s stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at BMRG’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to the Current Charter, a holder of public shares (a “public stockholder”) may request that BMRG redeem all or a portion of its public shares for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 10:00 AM, Eastern Time on November 10, 2020 (two (2) business days prior to the vote at the special meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, BMRG’s transfer agent (the “transfer agent”), that BMRG redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “trust account”) established in connection with the Company’s initial public offering (“IPO”), calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of June 30, 2020, this would have amounted to approximately $10.10 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that BMRG instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Under the Merger Agreement, the approval of each of the condition precedent proposals is a condition to the Closing. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The incentive plan proposal is conditioned on the approval of the condition precedent proposals, and each of the advisory charter proposals and the adjournment proposal are not conditioned on the approval of any other proposal. Unless waived by the parties to the Merger Agreement, if our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Merger Agreement.”

Approval of the business combination proposal, the stock issuance proposal, each of the advisory charter proposals, the incentive plan proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by BMRG’s stockholders present in person (which would include virtual presence) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares of BMRG common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing BMRG.info@investor.morrowsodali.com. This notice of special meeting and the proxy statement are available at https://www.cstproxy.com/brileyprincipalmergercorpii/2020.

By Order of the Board of Directors,
/s/ Daniel Shribman
Daniel Shribman
October 23, 2020	Chief Executive Officer, Chief Financial Officer and Director

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on November 12, 2020: This notice of special meeting and the related proxy statement will be available at https://www.cstproxy.com/brileyprincipalmergercorpii/2020.

i

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “BMRG,” the “Company,” “we,” “us” or “our” refer to B. Riley Principal Merger Corp. II

In this proxy statement, unless otherwise stated or unless the context otherwise requires:

“adjournment proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates.

“advisory charter proposals” means the seven sub-proposals to take effect upon the Closing if the charter amendment proposal is approved, consisting of advisory charter proposal A, advisory charter proposal B, advisory charter proposal C, advisory charter proposal D, advisory charter proposal E, advisory charter proposal F and advisory charter proposal G.

“advisory charter proposal A” means the advisory charter proposal to, upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock of the Company from 126,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 201,000,000 shares, which would consist of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock, by, on the effective date of the filing of the Proposed Charter: (i) reclassifying all Class A common stock as common stock; (ii) reclassifying all Class B common stock as common stock and (iii) creating an additional 75,000,000 shares of common stock.

“advisory charter proposal B” means the advisory charter proposal to change the stockholder vote required for approval of any amendment to Article IV (Capitalization), Article V (Board of Directors), Article VI (Bylaws), Article VIII (Limited Liability; Indemnification), Article IX (Corporate Opportunity) and Article X (Amendments) of the Proposed Charter or to amend the Company’s bylaws, from the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least 66 ⅔% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

“advisory charter proposal C” means the advisory charter proposal to provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between the Company and certain interested stockholders, does not apply to the Company.

“advisory charter proposal D” means the advisory charter proposal to provide that certain amendments to and actions under the Proposed Charter are subject to the terms of the Director Nomination Agreement.

“advisory charter proposal E” means the advisory charter proposal to change the classification of the Company’s board of directors from two classes to three classes of directors, with each class elected for staggered terms.

“advisory charter proposal F” means the advisory charter proposal to provide for a waiver of the doctrine of corporate opportunities for (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s affiliates or its or their respective successors, principals, directors, officers, members, managers or employees) (we refer to this proposal as “advisory charter proposal F”).

“advisory charter proposal G” means the advisory charter proposal to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon the Closing, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company.

“AltEnergy” means AltEnergy Storage VI, LLC.

“ASC” means Accounting Standard Codification.

“BRFBR” means B. Riley Securities, Inc.

“B. Riley Financial” means B. Riley Financial, Inc.

“BRPI” means B. Riley Principal Investments, LLC.

“BMRG” means B. Riley Principal Merger Corp. II.

“BMRG common stock” means, (i) prior to the business combination, together, the Class A common stock and Class B common stock and (ii) subsequent to the business combination, the common stock.

“business combination” means the acquisitions and transactions contemplated by the Merger Agreement.

“business combination proposal” means the proposal to approve and adopt the Merger Agreement and such acquisitions and other transactions as contemplated thereby.

“charter amendment proposal” means the proposal to approve and adopt the Proposed Charter, assuming the business combination proposal is approved and adopted.

“Class A common stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Class B common stock” means the Class B common stock of the Company, par value $0.0001 per share.

“Class I directors” means Audrey Zibelman and Marian “Mimi” Walters of the combined company’s board of directors.

“Class II directors” means Joseph Mastrangelo and Alex Dimitrief of the combined company’s board of directors.

“Class III directors” means Russ Stidolph, Daniel Shribman and Krishna P. Singh of the combined company’s board of directors.

“Closing” means the closing of the business combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“common stock” means the common stock of the Company, par value $0.0001 per share.

“condition precedent proposals” means the business combination proposal, the stock issuance proposal and the charter amendment proposal.

“Current Charter” means the second amended and restated certificate of incorporation of the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Nomination Agreement” means the director nomination agreement to be entered into at Closing between BMRG, the Sponsor, and certain Eos equityholders.

“DTC” means The Depository Trust Company.

“DWAC” means Deposit Withdrawal at Custodian.

“Eos” means Eos Energy Storage LLC.

“Equity Commitment Letter” means the Equity Commitment Letter, dated September 7, 2020, by and among BMRG and B. Riley Financial.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“forward purchase agreement” means the forward purchase agreement, dated as of May 19, 2020, by and between BMRG and BRPI, providing for the sale of 2,500,000 forward purchase units to BRPI (or its designees) in a private placement to close concurrently with the business combination. Pursuant to the terms of the Equity Commitment Letter, the forward purchase agreement has been terminated in its entirety.

“forward purchase units” mean an aggregate 2,500,000 units to be issued to BRPI (or its designees) pursuant to the forward purchase agreement.

“founder shares” means the shares of Class B common stock purchased by BMRG’s initial stockholders.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan” means the B. Riley Principal Merger Corp. II 2020 Incentive Plan.

“incentive plan proposal” means the proposal to approve and adopt the B. Riley Principal Merger Corp. II 2020 Incentive Plan.

“initial stockholders” means the Sponsor and the independent directors.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the Company’s initial public offering, consummated on May 22, 2020, through the sale of 17,500,000 units at $10.00 per unit.

“IRS” means the Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger Agreement” means the agreement and plan of merger, dated September 7, 2020, by and among BMRG, Merger Sub I, Merger Sub II, Eos, Newco and AltEnergy.

“Merger Sub I” means BMRG Merger Sub, LLC.

“Merger Sub II” means BMRG Merger Sub II, LLC.

“Nasdaq” means The Nasdaq Capital Market.

“Newco” means New Eos Energy LLC.

“NYSE” means the New York Stock Exchange.

“stock issuance proposal” means the proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (i) the issuance of shares of common stock to the Sellers pursuant to the terms of the Merger Agreement, and (ii) the issuance of shares of common stock to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing.

“private placement” means the private sale of the private placement units simultaneously with the closing of the IPO.

“private placement shares” means the shares of Class A common stock in the private placement units issued in the private placement.

“private placement units” means the 650,000 units at $10.00 per private placement unit purchased by the Sponsor in the private placement, each of which consists of one share of Class A common stock and one-half of one private placement warrant.

“private placement warrants” means the warrants underlying the private placement units issued in the private placement, each of which is exercisable for one share of Class A common stock at $11.50 per share.

“Projections” means the prospective financial information prepared by management of Eos and provided to BMRG’s board of directors.

“Promissory Note” means the promissory note issued on February 4, 2020 to the Sponsor by BMRG, pursuant to which BMRG borrowed an aggregate principal amount of $300,000, and which was repaid using proceeds from the IPO on May 22, 2020.

“Proposed Charter” means the third amended and restated certificate of incorporation of the Company which, if approved, would take effect upon the Closing.

“public shares” means the shares of Class A common stock included in the units sold by BMRG in the IPO.

“public stockholder” means a holder of BMRG’s public shares.

“public warrants” means the 8,750,000 redeemable warrants sold as part of the units in the IPO.

“redemption rights” means the rights of stockholders to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account.

“Registrable Security” means (a) the shares of common stock issued by the Company to the Securityholders (as defined in the Registration Rights Agreement) and any other Holders (as defined in the Registration Rights Agreement) pursuant to the Merger Agreement and (b) any other equity security of the Company issued or issuable to any Holder (as defined in the Registration Rights Agreement) with respect to any such shares of common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement (as defined in the Registration Rights Agreement) with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement (as defined in the Registration Rights Agreement); (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“special meeting” means the special meeting of stockholders of BMRG.

“Sponsor” means the Company’s sponsor, B. Riley Principal Sponsor Co. II, LLC.

“transfer agent” means Continental Stock Transfer & Trust Company.

“trust account” means the trust account established in connection with the IPO.

“units” means the units of the Company, each consisting of one share of Class A common stock and one-half of one redeemable warrant of the Company, with each such warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

“warrants” means the private placement warrants and public warrants.

“Working Capital Loans” means the loans for any additional funds as may be required that may be made to BMRG in order to finance transaction costs in connection with a business combination by the Sponsor, an affiliate of the Sponsor or certain of BMRG’s officers and directors, which will be repaid only upon the completion of a business combination.

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement in relation to Eos has been provided by Eos and its management team, and forward-looking statements include statements relating to Eos’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•        our ability to complete the initial business combination, or, if not consummate the business combination, any other business combination;

•        the benefits of the business combination;

•        the future financial performance of the combined company following the business combination;

•        expansion plans and opportunities; and

•        our potential ability to obtain financing to complete the business combination.

The forward-looking statements contained in this proxy statement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•        satisfaction of conditions to the business combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to obtain the listing of our common stock on Nasdaq following the business combination;

•        our ability to raise financing in the future;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the business combination;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the business combination, as a result of which they would then receive expense reimbursements;

•        our public securities’ potential liquidity and trading;

•        the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•        changes adversely affecting the business in which Eos is engaged;

•        unfavorable conditions or disruptions in the capital and credit markets;

•        Eos’s inability to forecast trends accurately;

•        Eos’s ability to generate cash, service indebtedness and incur additional indebtedness;

•        restrictive covenants that may limit Eos’s business and Eos’s ability to engage in certain corporate and financial transactions;

•        Eos’s ability to obtain capital on commercially reasonable terms;

•        fluctuations in Eos’s revenue and operating results;

•        competition from existing or new competitors;

•        risks associated with security breaches in Eos’s information technology systems;

•        Eos’s success in retaining or recruiting management and key employees;

•        risks related to legal proceedings or claims, including liability claims;

•        risks related to labor disputes;

•        risks associated with changes in federal, state, or local laws;

•        risks associated with potential costs of regulatory compliance; and

•        risks associated with changes to U.S. trade policies;

•        risks resulting from the impact of global pandemics, including the novel coronavirus, COVID-19;

•        general economic conditions; and

•        other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a stockholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect BMRG or Eos.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including the business combination. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement?

A:     BMRG is proposing to consummate a business combination with Eos. BMRG and Eos have entered into the Merger Agreement, the terms of which are described in this proxy statement. You are being asked to consider and vote on the business combination. The Merger Agreement provides for, among other things, transactions pursuant to which (1) Merger Sub I will merge with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and become a wholly owned subsidiary of BMRG; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the surviving company (Merger Sub II, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Ultimate Surviving Company”) and a wholly owned subsidiary of BMRG, as described herein, on the terms and subject to the conditions set forth in the Merger Agreement, all of which is referred to, along with the other transactions contemplated by the Merger Agreement, as the “business combination.” A copy of the Merger Agreement is attached to this proxy statement as Annex A. BMRG urges its stockholders to read the Merger Agreement in its entirety.

Consummation of the business combination is contingent upon, among other things, the approval of the business combination proposal at the special meeting, which requires the approval of holders of at least a majority of the shares of Class A common stock and Class B common stock that are voted in person (which would include virtual voting) or by proxy at the special meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:     Why is BMRG proposing the business combination?

A:     BMRG was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Since BMRG’s organization, BMRG’s Board of Directors has sought to identify suitable candidates in order to effect such a transaction. In its review of Eos, BMRG’s Board of Directors considered a variety of factors weighing positively and negatively in connection with the business combination. After careful consideration, BMRG’s Board of Directors has determined that the business combination presents a highly-attractive business combination opportunity and is in the best interests of BMRG stockholders. The BMRG Board of Directors believes that, based on its review and consideration, the business combination with Eos presents an opportunity to increase stockholder value. However, there can be no assurance that the anticipated benefits of the business combination will be achieved. Stockholder approval of the business combination is required by the Merger Agreement and the Current Charter as well as to comply with NYSE Listing Rule 312.03.

See “The Business Combination Proposal — BMRG’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q:     What will Eos’s equityholders receive in return for the acquisition of Eos by BMRG?

A:     Subject to the terms and conditions set forth in the Merger Agreement, Eos’s equityholders, which include AltEnergy (the “Sellers”), will receive aggregate consideration 30,000,000 shares of our common stock. Such aggregate consideration has a value of $300 million. The Merger Agreement also contemplates the issuance of an additional 2,000,000 shares of the Company’s common stock to Eos’s securityholders pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement.

Q:     Will BMRG obtain new financing in connection with the business combination?

A:     At the time of our IPO, we entered into the forward purchase agreement which provides for the purchase, immediately prior to the Closing, by BRPI, an affiliate of the Sponsor, or its designees of $25,000,000 of our units at a price of $10.00 per unit, or an aggregate of 2,500,000 units, each comprised of one share of Class A common stock (the “forward purchase shares”) and one-half of one warrant (the “forward purchase warrants”).

In order to help meet the condition under the Merger Agreement that we have at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses upon the Closing (before taking into account certain expenses), we have entered into an Equity Commitment Letter with B. Riley Financial, Inc. (“B. Riley Financial”), pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock already issued pursuant to subscription agreements with investors entered into prior to the Closing. The Equity Commitment Letter effectively terminated the forward purchase agreement entered at the time of the IPO requiring our sponsor and its affiliate to purchase immediately prior to the Closing an aggregate of 2,500,000 units, each comprised of one share of Class A common stock and one-half of one warrant. Please see “Closing Funding” in the accompanying proxy statement.

BRFBR is our capital markets advisor in connection with the business combination, was the underwriter of the IPO and is an affiliate of the Company and the Sponsor. B. Riley Financial is the ultimate parent company of BRFBR, the Sponsor and BRPI. See “Certain Relationships and Related Party Transactions” for more information on the relationship between BRFBR and the Company and our other related party transactions. For more information on the beneficial ownership of the Company’s securities by B. Riley Financial, see “Beneficial Ownership of Securities.”

Q:     What voting interests will our current stockholders, initial stockholders and Eos’s management hold in the Company immediately after the Closing?

A:     We anticipate that, upon completion of the business combination, the voting interests in the Company will be as set forth in the table below.

	Assuming No Redemptions			Assuming Maximum Redemptions(1)
	Shares		%	Shares	%
	(in thousands)			(in thousands)
Shares held by public BMRG stockholders	17,500		31.0%	6,930	15.1%
Shares held by Initial Stockholders(2)	5,025	(3)	8.9%	5,025	10.9%
Shares issued as rollover equity	30,000	(4)(5)	53.1%	30,000	65.3%
Shares issued to investors	4,000		7.1%	4,000	8.7%
Closing shares	56,525		100%	45,955	100%

_________

(1)     Assuming BMRG’s public stockholders redeem approximately 10,570,000 shares for aggregate redemption payments of $106.757 million based on an estimated $10.10 liquidation value as of June 30, 2020. This maximum redemption scenario satisfies BMRG’s obligation to consummate the business combination with an aggregate of at least $110 million of cash available from the trust account and from equity financing sources (made up of the 6,930,000 shares multiplied by the $10.10 liquidation value equaling $70 million plus the $40 million PIPE investment).

(2)     Consists of the Sponsor and BMRG’s independent directors.

(3)     This number includes 1,718,000 shares subject to the Sponsor Earnout arrangement which may be subject to forfeiture, and 650,000 private placement shares acquired by the Sponsor at the time of the IPO.

(4)     This number does not reflect the 2,000,000 earnout shares which may be issued to the Eos securityholders on a pro rata basis upon the triggering of certain events as described in the Merger Agreement.

(5)     This number assumes exercise of certain options to acquire certain number of shares of the Company’s common stock.

The voting percentages set forth above do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing thirty (30) days after the Closing) or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 9,075,000 warrants to acquire our shares of Class A common stock, which are comprised of 325,000 private placement warrants held by our initial stockholders and 8,750,000 warrants sold as part of the units in the Company’s IPO (the “public warrants”). Each of our outstanding warrants is exercisable commencing thirty (30) days following the Closing for one share of common stock. If we assume that each outstanding warrant is exercised and one-half of one share of common stock is issued as a result of such exercise, with payment to BMRG of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 9,075,000 shares, with approximately $104,362,500 paid to BMRG to exercise the warrants.

Q:     How will the Company be managed following the business combination?

A:     Following the Closing, the current Eos management team will operate the combined company. Upon the Closing, the Company will change its name to Eos Energy Enterprises, Inc.

Please see the section entitled “Management of the Company Following the Business Combination” for further information.

Q:     What interests do our initial stockholders, current officers and directors, and Eos’s current owners have in the business combination?

A:     In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers and Eos’s current owners have interests in the business combination that are different from, or in addition to (and which may conflict with), those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to our stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that our initial stockholders received the 4,375,000 founder shares for nominal consideration, which will convert into 4,375,000 shares of Class A common stock in accordance with the terms of the Current Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $43,793,750 based on the closing price of $10.01 per public share on the NYSE on October 21, 2020 (prior to taking into account any forfeitures of founder shares by the Sponsor);

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if BMRG fail to complete an initial business combination by November 22, 2021;

•        the fact that our Sponsor paid $6,500,000 for 650,000 private placement units, with each warrant underlying the private placement units being exercisable commencing thirty (30) days following the Closing for one share of common stock at $11.50 per share. If BMRG does not consummate an initial business combination by November 22, 2021, then the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The 650,000 shares underlying such units and the 325,000 warrants underlying such units held by our Sponsor had an aggregate market value of approximately $6,896,500 based upon the closing price of $10.01 per share and $1.20 per warrant on the NYSE on October 21, 2020, respectively, the most recent practicable date prior to the date of this proxy statement;

•        the right of the Sponsor to receive approximately 325,000 shares of common stock to be issued upon exercise of their private placement warrants following the business combination, subject to certain lock-up periods;

•        the obligation of B. Riley Financial under the Equity Commitment Letter, pursuant to which it may purchase up to 4,000,000 shares of Class A common stock for a price of $10.00 per share;

x

•        the fact that our Sponsor has customary registration rights, including demand and “piggyback” rights, with respect to the founder shares, private placement units, private placement warrants and other securities;

•        the fact that, if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, upon completion of the business combination, an aggregate amount of approximately $6,125,000 in deferred underwriting discount, advisory fees and capital markets advisor fees, will be payable to B. Riley Securities, Inc., an affiliate of us and the Sponsor;

•        the inclusion in the Proposed Charter of an election for Section 203 of the DGCL, which governs business combinations between the Company and certain interested stockholders, not to apply to the Company;

•        the anticipated nomination of Mr. Shribman, our Chief Executive Officer, Chief Financial Officer and director, as a director of the Company after the Closing in accordance with the terms of the Director Nomination Agreement. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay to our directors; and

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination.

Please also see the sections “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of our initial stockholders, current officers and directors, and Eos’s current owners.

Q:     What happens to the funds deposited in the trust account after the Closing?

A:     Upon the completion of the IPO, a total of $175,000,000 was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of June 30, 2020, there were investments and cash held in the trust account of approximately $176.76 million. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our public shares if we are unable to complete an initial business combination by November 22, 2021, although we may withdraw the interest earned on the funds held in the trust account to pay taxes.

Q:     What happens if a substantial number of the public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A:     BMRG’s public stockholders may vote in favor of the business combination and exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

However, the Closing is conditioned upon, among other things, approval by BMRG’s stockholders of the Merger Agreement and the business combination and the Merger Agreement is subject to a number of conditions as set forth below under “What conditions must be satisfied to complete the business combination?”.

In addition, with fewer public shares and public stockholders, the trading market for common stock may be less liquid than the market for shares of Class A common stock was prior to the Closing and the Company may not be able to meet the listing standards for the Nasdaq or another national securities exchange. In addition, with less funds available from the trust account, the working capital infusion from the trust account into the Company’s business will be reduced.

Q:     What conditions must be satisfied to complete the business combination?

A:     Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the business combination is subject to a number of conditions set forth in the Merger Agreement including, among other things, that that (i) we have an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses, (ii) the recipe for the Eos’s proprietary electrolyte solution has been deposited with a third party escrow agent (to be released to BMRG’s Chief Executive Officer if certain events occur with regard to the two employees who have knowledge of the formula), and (iii) BMRG’s stockholders approve the Merger Agreement and the business combination. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Q:     What happens if the business combination is not consummated?

A:     If we are not able to complete the business combination with Eos or another initial business combination by November 22, 2021, we will cease all operations except for the purpose of winding up and redeeming our public shares and liquidating the trust account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:     When do you expect the business combination to be completed?

A:     It is currently anticipated that the business combination will be consummated as soon as practicable following the BMRG special meeting, which is set for November 12, 2020; however, such meeting could be adjourned if the adjournment proposal is adopted by our stockholders at the special meeting and we elect to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, any of the condition precedent proposals or the incentive plan proposal has not been approved. For a description of the conditions for the completion of the business combination, see “The Business Combination — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:     What proposals are stockholders being asked to vote upon?

A:     Under the Merger Agreement, the approval of the condition precedent proposals is a condition to the Closing. If our public stockholders do not approve each of the condition precedent proposals, then the business combination may not be consummated.

In addition, as required by applicable SEC guidance, the Company is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the Proposed Charter that materially affect stockholder rights, which are those amendments that will be made to the Current Charter as reflected in the Proposed Charter if the charter amendment proposal is approved. This separate vote is not otherwise required by Delaware law separate and apart from the charter amendment proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on the Company or our board of directors (separate and apart from the approval of the charter amendment proposal). Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal).

The stockholders are also being asked to vote upon a proposal to approve the Incentive Plan, effective as of Closing.

In addition to the foregoing proposals, the stockholders also may be asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if (1) based upon the tabulated vote at the time of the special meeting, each of the condition precedent proposals has not been approved and/or (2) BMRG determines that one or more of the closing conditions under the Merger Agreement has not been satisfied. See “The Adjournment Proposal.”

BMRG will hold the special meeting of our stockholders to consider and vote upon these proposals. This proxy statement contains important information about the business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

After careful consideration, BMRG’s board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the business combination proposal, the stock issuance proposal, the charter amendment proposal, each of the advisory charter proposals, the incentive plan proposal and the adjournment proposal is in the best interests of BMRG and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for a further discussion.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:     What material negative factors did BMRG’s board of directors consider in connection with the business combination?

A:     Although the board of directors believes that the acquisition of Eos will provide our stockholders with an opportunity to participate in a combined company that is well positioned to become a leading publicly-traded manufacturer, designer and developer of Znyth® batteries, and is well aligned with all the key factors central to BMRG’s strategy, the board of directors did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that stockholders would not approve the business combination and the risk that a significant number of stockholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — BMRG’s Board of Directors’ Reasons for the Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to BMRG and the Business Combination.”

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to request that BMRG redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement. A public stockholder may elect to redeem all or a portion of such public stockholder’s public shares even if such public stockholder votes for the business combination proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Our initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of a business combination.

The Closing is conditioned upon, among other things, that (i) we have an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses, (ii) the recipe for the Eos’s proprietary electrolyte solution has been deposited with a third party escrow agent (to be released to BMRG’s Chief Executive Officer if certain events occur with regard to the two employees who have knowledge of the formula), and (iii) BMRG’s stockholders approve the Merger Agreement and the business combination. Unless waived, if any of these conditions are not satisfied, the business combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Merger Agreement.”

Q:     How do I exercise my redemption rights?

A:     If you are a holder of public shares and wish to exercise your right to redeem your public shares, you must:

(i)     (a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so.

Any holder of public shares will be entitled to request that their public shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of June 30, 2020, this would have amounted to approximately $10.10 per public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the business combination proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the Closing.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the transfer agent at the address listed at the end of this section.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to Closing not to elect redemption, you may request that BMRG instruct our transfer agent to return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the transfer agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent by 10:00 AM, on November 10, 2020.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the business combination is consummated, the Company will redeem public shares for a pro rata portion of funds deposited in the trust account, calculated as of two (2) business days prior to the Closing.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any BMRG warrants that you may hold.

Q:     Will how I vote on the business combination proposal affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights irrespective of whether you vote your Class A common stock for or against the business combination proposal or any other proposal described by this proxy statement. As a result, the Merger Agreement can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact the transfer agent directly and instruct them to do so. If you fail to cause your public shares to be separated and delivered to the transfer agent by 10:00 AM, on November 10, 2020 you will not be able to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     Whether the redemption is subject to U.S. federal income tax depends on the particular facts and circumstances. Please see the section entitled “Certain United States Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:     Do I have appraisal rights in connection with the proposed business combination?

A:     No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

Q:     What do I need to do now?

A:     BMRG urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of BMRG. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of shares of BMRG common stock on the record date, you may vote in person (which would include virtual voting) at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person (which would include virtual voting), obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

We believe that none of the proposals presented to the stockholders at this special meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. Accordingly, if you do not provide instructions on the proposals with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares on such other proposals; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     When and where will the special meeting be held?

A:     The special meeting will be held at 10:00 AM on November 12, 2020, at https://www.cstproxy.com/brileyprincipalmergercorpii/2020, unless the special meeting is adjourned.

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the Board determined that the special meeting will be a virtual meeting conducted exclusively via live webcast. The Board believes that this is the right choice for the Company and its stockholders at this time, as it permits stockholders to attend and participate in the special meeting while safeguarding the health and safety of the Company’s stockholders, directors and management team. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/brileyprincipalmergercorpii/2020. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at 10:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the special meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Q:     Who is entitled to vote at the special meeting?

A:     BMRG has fixed October 22, 2020 as the record date. If you were a stockholder of BMRG at the close of business on the record date, you are entitled to vote on matters that come before the special meeting. However, a stockholder may only vote his or her shares if he or she is present in person (which would include virtual presence) or is represented by proxy at the special meeting.

Q:     How many votes do I have?

A:     Our stockholders are entitled to one vote at the special meeting for each share of common stock held of record as of the record date. As of the close of business on the record date, there were outstanding 22,525,000 shares of BMRG common stock, of which 17,500,000 were outstanding public shares.

Q:     What constitutes a quorum?

A:     A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person (which would include virtual presence) or by proxy, of stockholders holding a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting 11,262,501 shares of BMRG common stock would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the special meeting?

A:     The following votes are required for each proposal at the special meeting:

•        Business combination proposal:    The approval of the business combination proposal requires the affirmative vote by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Stock issuance proposal:    The approval of the stock issuance proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Charter amendment proposal:    The approval of the charter amendment proposal requires the affirmative vote by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the charter amendment proposal, vote at the special meeting, voting as a single class.

•        Advisory charter proposals:    The approval of each of the advisory charter proposals, each of which is a non-binding advisory vote, requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Incentive plan proposal:    The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Adjournment proposal:    The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

Q:     What are the recommendations of BMRG’s board of directors?

A:     BMRG’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of BMRG’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the stock issuance proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by November 22, 2021, we may be forced to liquidate and the 4,375,000 founder shares, 650,000 private placement shares and 325,000 private placement warrants owned by our initial stockholders would be worthless. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:     How do our Sponsor and the other initial stockholders intend to vote their shares?

A:     Pursuant to the terms of the letter agreement entered into at the time of the IPO, our initial stockholders agreed to vote their founder shares, private placement shares and any public shares purchased by them, in favor of the business combination proposal. As of the date of this proxy statement, our initial stockholders own an aggregate of 5,025,000 shares of BMRG common stock, which in the aggregate represent approximately 22% of our total outstanding shares on the date of this proxy statement.

Q:     May our Sponsor and the other initial stockholders purchase public shares or warrants prior to the special meeting?

A:     At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding BMRG or our securities, our initial stockholders, Eos and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BMRG common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of BMRG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BMRG will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     What happens if I sell my shares of BMRG common stock before the special meeting?

A:     The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the business combination is expected to be completed. If you transfer your shares of BMRG common stock after the applicable record date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such special meeting.

Q:     How has the announcement of the business combination affected the trading price of the Company’s Class A common stock, warrants and units?

A:     On September 4, 2020, the last trading date before the public announcement of the business combination, the Company’s Class A common stock, warrants and units closed at $10.21, $1.57 and $10.99, respectively.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to BMRG’s secretary at the address set forth below so that it is received by BMRG’s secretary prior to the vote at the special meeting (which is scheduled to take place on November 12, 2020) or attend the special meeting in person (which would include virtual presence) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to BMRG’s secretary, which must be received by BMRG’s secretary prior to the vote at the special meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the special meeting?

A:     If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders and consummated, you will become a stockholder and/or warrant holder of the Company. If you fail to take any action with respect to the special meeting and the business combination is not approved, you will remain a stockholder and/or warrant holder of BMRG. However, if you fail to take any action with respect to the special meeting, you will nonetheless be able to elect to redeem your public shares in connection with the business combination, provided you follow the instructions in this proxy statement for redeeming your shares.

Q:     What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:     Stockholders who exercise their redemption rights must deliver their stock certificates to the transfer agent (either physically or electronically) prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting).

BMRG warrant holders should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon effectiveness of the business combination, holders of BMRG units, common stock and warrants will receive units, common stock and warrants of the Company without needing to take any action and accordingly such holders should not submit the certificates relating to their units, common stock and warrants. In addition, before the Closing, each outstanding unit of BMRG (each of which consists of one share of Class A common stock and one warrant to purchase one share of Class A common stock) will be separated into its component share of common stock and warrant.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of BMRG common stock.

Q:     Who can help answer my questions?

A:     If you have questions about the business combination or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: BMRG.info@investor.morrowsodali.com

You also may obtain additional information about BMRG from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the transfer agent at the address below prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstok.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination, you should read this entire document carefully, including the Merger Agreement, attached as Annex A to this proxy statement. The Merger Agreement is the legal document that governs the business combination and the other transactions that will be undertaken in connection therewith. The Merger Agreement is also described in detail in this proxy statement in the section entitled “The Merger Agreement.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

The Parties to the Business Combination

B. Riley Principal Merger Corp. II

BMRG, a blank check corporation, was incorporated as a Delaware corporation on June 3, 2019. BMRG was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on our business activities, BMRG is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Our Class A common stock and warrants are currently listed on the NYSE under the symbols “BMRG” and “BMRG WS,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one redeemable warrant, which units are listed on the NYSE under the symbol “BMRG.U.” The units will automatically separate into their component securities upon the Closing and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.”, and we intend to list the shares of our common stock and warrants on Nasdaq under the symbols “EOSE” and “EOSEW”.

The mailing address of BMRG’s principal executive office is 299 Park Avenue, 21st Floor, New York, New York 10171. Our telephone number is (212) 457-3300.

Eos

Eos designs, manufactures and deploys reliable, sustainable, safe and scalable low-cost battery storage solutions for the electric utility industry. Founded in 2008, Eos is focused on accelerating the growth of clean energy in the United States by deploying all sizes of stationary battery storage solutions that deliver reliable and cost-competitive power in a safe and environmentally sustainable way. Eos’s flagship product, the Eos Znyth® DC battery system (“Eos Znyth® systems”), is designed to meet the requirements of the grid-scale energy storage market, is commercially available and scalable, and is manufactured in the United States. Zinc hybrid cathode (“Znyth®”) technology requires just five core commodity materials that are derived from non-rare earth and non-conflict minerals, in addition to being fully recyclable. Eos’s battery is non-flammable and does not require any moving parts or pumps, which allows for simple upkeep and market-leading low-cost operations.

The mailing address of Eos’s principal executive office is 3920 Park Avenue, Edison, NJ 08820, and its phone number is (732) 225-8400.

Summary of the Merger Agreement

On September 7, 2020, BMRG, Merger Sub I, Merger Sub II, Eos, Newco and AltEnergy (collectively, the “Parties“ and individually, a “Party”) entered into the Merger Agreement pursuant to which (1) Merger Sub I will merge with and into Newco (the “First Merger”), the separate existence of Merger Sub I will thereupon cease and Newco will continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the surviving company (Merger Sub II, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Ultimate Surviving Company”) and a wholly owned subsidiary of BMRG. Upon the Closing, the Company will change its name to Eos Energy Enterprises, Inc.

For additional information about the Merger Agreement and the business combination and other transactions contemplated thereby, see “The Business Combination Proposal — The Merger Agreement.”

Related Agreements

Equity Commitment Letter

On September 7, 2020, B. Riley Financial entered into an equity commitment letter (the “Equity Commitment Letter”) with BMRG, pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to subscription agreements with investors entered into prior to the Closing.

Sponsor Earnout Letter

The Company and the Sponsor will enter into a letter agreement at the Closing, pursuant to which the Sponsor agrees to subject 1,718,000 of its shares in the Company (the “Sponsor Shares”), which formerly constituted shares of Class B common stock of the Company held by the Sponsor, to certain transfer and other restrictions, under which (a) 859,000 Sponsor Shares will be restricted from being transferred unless and until either, for a period of five years after the Closing, (i) the share price of the Company equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period or (ii) a change of control occurs for a share price of the Company equaling or exceeding $12.00 per share, and (b) the remaining 859,000 Sponsor Shares are subject to similar restrictions except that the threshold is increased from $12.00 to $16.00. If after the five-year period, there are no triggering events, the Sponsor Shares will be forfeited and canceled for no consideration. If after the five-year period, only the triggering event described in clause (a) above has occurred, the remaining 859,000 Sponsor Shares described in clause (b) will be forfeited and canceled for no consideration. The foregoing description of the Equity Commitment Letter does not purport to be complete and is qualified in its entirety by the terms and conditions of the Equity Commitment Letter, which is attached hereto as Annex D.

Director Nomination Agreement

In connection with the Closing, the Company will enter into the Director Nomination Agreement with the Sponsor and certain Eos equityholders (the “Sellers”), pursuant to which the Sponsor and the Sellers will have the right to designate members to be appointed or nominated for election to the board of directors of the Company, subject to terms and conditions set forth therein. The Sponsor and the Sellers may also request for at least one of its designated directors to be appointed as a member of each newly established committee of the Company’s board of directors. If the Sponsor or the Sellers has the right to designate one or more nominees and either has not exercised such right or no such nominee has been elected, then either the Sponsor or the Sellers may designate one board observer.

Registration Rights Agreement

In connection with the Closing, the Company and the Sellers will enter into the registration rights agreement. Under the registration rights agreement, the Company will have certain obligations with respect to the Registrable Securities. The Company is required to, within forty-five (45) days after the Closing, file a registration statement registering the resale of the Registrable Securities. Holders of the Registrable Securities will also have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement will not contemplate the payment of penalties or liquidated damages as a result of a failure to register, or delays with respect to the registration of, the Registrable Securities. As part of the registration rights agreement, holders of the Registrable Securities agree to a certain lock-up period with respect to the Registrable Securities.

Business Combination Marketing Agreement

Pursuant to the business combination marketing agreement entered into upon the closing of the IPO by BMRG and BRFBR, upon the Closing, we will pay BRFBR a fee of $6,125,000 in consideration of services provides in connection with marketing and completing our business combination, or 3.5% of the gross proceeds of the IPO.

Equity Ownership upon Closing

As of the date of this proxy statement, there are 22,525,000 shares of BMRG common stock outstanding, comprised of 17,500,000 shares of Class A common stock and 4,375,000 shares of Class B common stock, of which our Sponsor owns 4,295,000 shares of Class B common stock and 650,000 shares of Class A common stock and our independent directors own an aggregate of 80,000 shares of Class B common stock. On the effective date of the business combination, each currently issued and outstanding share of Class B common stock will convert into 4,375,000 shares of Class A common stock, subject to adjustment, in accordance with the terms of the Current Charter. The Company will also issue shares of Class A common stock to B. Riley Financial pursuant to the terms of the Equity Commitment Letter less the number of shares of Class A common stock issued pursuant to subscription agreements with investors entered into prior to the Closing.

We anticipate that, upon Closing, the voting interests in the Company will be as set forth in the table below.

	Assuming No Redemptions			Assuming Maximum Redemptions(1)
	Shares		%	Shares	%
	(in thousands)			(in thousands)
Shares held by public BMRG stockholders	17,500		31.0%	6,930	15.1%
Shares held by Initial Stockholders(2)	5,025	(3)	8.9%	5,025	10.9%
Shares issued as rollover equity	30,000	(4)(5)	53.1%	30,000	65.3%
Shares issued to investors	4,000		7.1%	4,000	8.7%
Closing shares	56,525		100%	45,955	100%

____________

(1)      Assuming BMRG’s public stockholders redeem approximately 10,570,000 shares for aggregate redemption payments of $106.757 million based on an estimated $10.10 liquidation value as of June 30, 2020. This maximum redemption scenario satisfies BMRG’s obligation to consummate the business combination with an aggregate of at least $110 million of cash available from the trust account and from equity financing sources (made up of the 6,930,000 shares multiplied by the $10.10 liquidation value equaling $70 million plus the $40 million PIPE investment).

(2)      Consists of the Sponsor and BMRG’s independent directors.

(3)      This number includes 1,718,000 shares subject to the Sponsor Earnout arrangement which may be subject to forfeiture, and 650,000 private placement shares acquired by the Sponsor at the time of the IPO.

(4)      This number does not reflect the 2,000,000 earnout shares which may be issued to the Eos securityholders on a pro rata basis upon the triggering of certain events as described in the Merger Agreement.

(5)      This number assumes exercise of certain options to acquire certain number of shares of the Company’s common stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses table on pages 11, 52 and 84 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing thirty (30) days after the Closing) or (ii) the issuance of any shares upon Closing under the Incentive Plan, a copy of which is attached to this proxy statement as Annex E. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 9,075,000 warrants to acquire our shares of Class A common stock, which are comprised of 325,000 private placement warrants held by our initial stockholders and 8,750,000 public warrants. Each of our outstanding warrants is exercisable commencing thirty (30) days following the Closing for one share of common stock and, following the Closing, will entitle the holder thereof to purchase one share of common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding warrant is exercised and one share of common stock is issued as a result of such exercise, with payment to BMRG of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 9,075,000 shares, with approximately $104,362,500 paid to BMRG to exercise the warrants.

Subject to certain limited exceptions, the founder shares will not be transferred, assigned or sold until the date that is one year after the date of the Closing or earlier if, subsequent to our business combination, (i) the last sale price of our shares of common stock equals or exceeds $12.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least 150 days after our initial business combination, or (ii) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Proposals to be Put to the Special Meeting

The following is a summary of the proposals to be put to the special meeting. If any proposal is not approved by BMRG’s stockholders at the special meeting, the board of directors may submit the adjournment proposal for a vote.

The Business Combination Proposal

Our stockholders are also being asked to approve and adopt the Company’s entry into the business combination. After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — BMRG’s Board of Directors’ Reasons for the Approval of the Business Combination,” BMRG’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for our IPO, including that the business of Eos had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreement.

For additional information, see “The Business Combination Proposal” section of this proxy statement.

The Stock Issuance Proposal

Assuming the business combination proposal and the charter amendment proposal are approved, our stockholders are also being asked to approve the stock issuance proposal.

The stock issuance proposal is a proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (i) the issuance of shares of common stock to the Sellers pursuant to the terms of the Merger Agreement, and (ii) the issuance of shares of common stock to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing.

If the stock issuance proposal is adopted, (i) 30,000,000 shares of common stock will be issued to the Sellers pursuant to the terms of the Merger Agreement (less the number of shares underlying the assumption of certain options to acquire shares of the Company’s common stock) and an additional 2,000,000 shares of common stock may be issued to the Sellers pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement, and (ii) 4,000,000 shares of common stock will be issued to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

For additional information, see “The Stock Issuance Proposal” section of this proxy statement.

The Charter Amendment Proposal

If the business combination proposal is approved and the business combination is to be consummated, the Company will amend and restate the Current Charter with the Proposed Charter under the DGCL to:

•        upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock of the Company from 126,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 201,000,000 shares, which would consist of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock, by, on the effective date of the filing of the Proposed Charter: (i) reclassifying all Class A common stock as common stock; (ii) reclassifying all Class B common stock as common stock and (iii) creating an additional 75,000,000 shares of common stock;

•        change the stockholder vote required for approval from the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least

66⅔% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors to make any amendment to Article IV (Capitalization), Article V (Board of Directors), Article VI (Bylaws), Article VIII (Limited Liability; Indemnification), Article IX (Corporate Opportunity) and Article X (Amendments) of the Proposed Charter or to amend the Company’s bylaws;

•        provide that Section 203 of the DGCL, which governs business combinations between the Company and certain interested stockholders, does not apply to the Company;

•        provide that certain amendments to and actions under the Proposed Charter are subject to the Director Nomination Agreement;

•        change the classification of the Company’s board of directors from two classes to three classes of directors, with each class elected for staggered terms;

•        to provide for a waiver of the doctrine of corporate opportunities for (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s affiliates or its or their respective successors, principals, directors, officers, members, managers or employees); and

•        approve all other changes relating to the Proposed Charter as part of the business combination, including (i) changing the post-business combination company’s corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon the Closing, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company.

The Proposed Charter differs in material respects from the Current Charter and we urge stockholders to carefully consult the information set out in the Section “The Charter Amendment Proposal” and the full text of the Proposed Charter, attached hereto as Annex C.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

The Advisory Charter Proposals

Our stockholders are also being asked to approve and adopt, on a non-binding advisory basis, in accordance with SEC requirements, the advisory charter proposals, which are those amendments that will be made to the Current Charter as reflected in the Proposed Charter if the charter amendment proposal is approved.

For additional information, see “The Advisory Charter Proposals” section of this proxy statement.

The Incentive Plan Proposal

Assuming the condition precedent proposals are approved, our stockholders are also being asked to approve the incentive plan proposal.

We expect that, prior to the Closing, our board of directors will approve and adopt the Incentive Plan, and assuming the condition precedent proposals are approved, we expect that our stockholders will be asked to approve the Incentive Plan. Our stockholders should carefully read the entire Incentive Plan, a copy of which is attached to this proxy statement as Annex E, before voting on this proposal.

For additional information, see “The Incentive Plan Proposal” section of this proxy statement.

The Adjournment Proposal

The adjournment proposal allows BMRG’s board of directors to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

Date, Time and Place of Special meeting of BMRG’s Stockholders

The special meeting will be a virtual meeting conducted exclusively via live webcast held at 10:00 AM, on November 12, 2020, at https://www.cstproxy.com/brileyprincipalmergercorpii/2020 to consider and vote upon the proposals to be put to the special meeting, including if necessary, the adjournment proposal. Stockholders may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/brileyprincipalmergercorpii/2020 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Registering for the Special Meeting

Pre-registration at https://www.cstproxy.com/brileyprincipalmergercorpii/2020 is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by November 10, 2020. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only special meeting, go to https://www.cstproxy.com/brileyprincipalmergercorpii/2020, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of BMRG common stock at the close of business on October 22, 2020, which is the record date for the special meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were 22,525,000 shares of BMRG common stock outstanding, of which 17,500,000 were public shares, with the rest being held by our initial stockholders.

Quorum and Vote of Stockholders

A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person (which would include virtual voting) or by proxy, of stockholders holding a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 11,262,501 shares of BMRG common stock would be required to achieve a quorum.

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares, private placement shares as well as any public shares purchased during or after the IPO, in favor of the business combination proposal. As of the date hereof, our initial stockholders own approximately 22% of our total outstanding common shares.

The proposals presented at the special meeting require the following votes:

•        Business combination proposal:    The approval of the business combination proposal requires the affirmative vote by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Stock issuance proposal:    The approval of the stock issuance proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Charter amendment proposal:    The approval of the charter amendment proposal requires the affirmative vote by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the charter amendment proposal, vote at the special meeting, voting as a single class.

•        Advisory charter proposals:    The approval of each of the advisory charter proposals, each of which is a non-binding advisory vote, requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Incentive plan proposal:    The approval of the incentive plan proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

•        Adjournment proposal:    The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

A stockholder’s failure to vote by proxy or to vote in person (which would include virtual voting) at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person (which would include virtual voting) or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.

Redemption Rights

Pursuant to the Current Charter, a public stockholder may request that BMRG redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to the transfer agent, BMRG will redeem each share of Class A common stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that BMRG instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting). Immediately following the Closing, the Company will satisfy the exercise of redemption rights by redeeming the public shares issued to the public stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. BMRG has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person (which would include virtual voting) if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of BMRG’s board of directors in favor of approval of the business combination proposal, you should keep in mind that BMRG’s initial stockholders, including our directors and executive officers, and Eos’s current owners have interests in such proposal that are different from, or in addition to (and which may conflict with), those of our stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that our initial stockholders received the 4,375,000 founder shares for nominal consideration, which will convert into 4,375,000 shares of Class A common stock in accordance with the terms of the Current Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $43,793,750 based on the closing price of $10.01 per public share on the NYSE on October 21, 2020 (prior to taking into account any forfeitures of founder shares by the Sponsor);

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if BMRG fail to complete an initial business combination by November 22, 2021;

•        the fact that our Sponsor paid $6,500,000 for 650,000 private placement units, with each warrant underlying the private placement units being exercisable commencing thirty (30) days following the Closing for one share of common stock at $11.50 per share. If BMRG does not consummate an initial business combination by November 22, 2021, then the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The 650,000 shares underlying such units and the 325,000 warrants underlying such units held by our Sponsor had an aggregate market value of approximately $6,896,500 based upon the closing price of $10.01 per share and $1.20 per warrant on the NYSE on October 21, 2020, respectively, the most recent practicable date prior to the date of this proxy statement;

•        the right of the Sponsor to receive approximately 325,000 shares of common stock to be issued upon exercise of their private placement warrants following the business combination, subject to certain lock-up periods;

•        the obligation of B. Riley Financial under the Equity Commitment Letter, pursuant to which it may purchase up to 4,000,000 shares of Class A common stock for a price of $10.00 per share;

•        the fact that our Sponsor has customary registration rights, including demand and “piggyback” rights, with respect to the founder shares, private placement units, private placement warrants and other securities;

•        the fact that, if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, upon completion of the business combination, an aggregate amount of approximately $6,125,000 in deferred underwriting discount, advisory fees and capital markets advisor fees, will be payable to B. Riley Securities, Inc., an affiliate of us and the Sponsor;

•        the inclusion in the Proposed Charter of an election for Section 203 of the DGCL, which governs business combinations between the Company and certain interested stockholders, not to apply to the Company;

•        the anticipated nomination of Mr. Shribman, our Chief Executive Officer, Chief Financial Officer and director, as a director of the Company after the Closing in accordance with the terms of the Director Nomination Agreement. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay to our directors; and

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding BMRG or our securities, the BMRG initial stockholders, Eos and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BMRG common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the Closing that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of BMRG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BMRG will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of the BMRG directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for BMRG and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors,” “The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” and “Beneficial Ownership of Securities” for more information and other risks.

Recommendation of the Board of Directors

BMRG’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of BMRG’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the stock issuance proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the incentive plan proposal, “FOR” the direction election proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

Conditions to the Closing of the Business Combination

Unless waived by the parties to the Merger Agreement, and subject to applicable law, the Closing is subject to a number of conditions set forth in the Merger Agreement including, among other things, that (i) we have an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses, (ii) the recipe for the Eos’s proprietary electrolyte solution has been deposited with a third party escrow agent (to be released to BMRG’s Chief Executive Officer if certain events occur with regard to the two employees who have knowledge of the formula), and (iii) BMRG’s stockholders approve the Merger Agreement and the business combination. For more information about conditions to the Closing, see “The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent BMRG’s good faith estimate of such amounts.

Sources and Uses (no redemptions, in thousands)

Sources		Uses
BMRG Cash Held in Trust(1)	$176,761	Estimated Fees and Expenses(3)	$15,000
PIPE(2)	40,000	Cash to facilitate growth(4)	201,761
Total Sources	$216,761	Total Uses	$216,761

Sources and Uses (maximum redemptions, in thousands)

Sources		Uses
BMRG Cash Held in Trust(1)	$70,000	Estimated Fees and Expenses(3)	$15,000
PIPE(2)	40,000	Cash to facilitate growth(4)	95,000
Redemptions	106,761	Cash to redeeming shareholders(5)	106,761
Total Sources	$216,761	Total Uses	$216,761

____________

(1)      Represents the amount of the restricted investments and cash held in the Trust account upon consummation of the business combination at Closing.

(2)      Represents the issuance, in a private placement to be consummated concurrently with the Closing, to third-party investors of up to 4,000,000 shares of common stock.

(3)      Represents the total estimated fees and expenses incurred as part of the acquisition to be paid at the Closing.

(4)      Represents remaining cash that will be used to fund operations/growth and working capital needs of the Company after the Closing.

(5)      Represents the redemption of 60.4% of BMRG’s public shares through the exercise of the shareholders’ redemption rights.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of an exercise of redemption rights if the business combination is completed, please see “Certain United States Federal Income Tax Considerations.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the business combination, please see “The Business Combination Proposal — Anticipated Accounting Treatment.”

Regulatory Matters

The business combination is not subject to any additional federal or state regulatory requirements or approvals, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the Merger Agreement.

Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified.

Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which BMRG and Eos operate is taken from publicly available sources, including third-party sources, or reflects BMRG’s, or Eos’s estimates that are principally based on information from publicly available sources.

Emerging Growth Company

BMRG is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. BMRG intends to take advantage of the benefits of this extended transition period. This may make comparison of BMRG’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

BMRG will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we issued more than $1.00 billion in non-convertible debt during the prior three-year period.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF BMRG

The following tables show summary historical financial information of BMRG for the periods and as of the dates indicated.

The summary historical financial information of BMRG as of June 30, 2020 and for the six months ended June 30, 2020 was derived from the BMRG’s unaudited financial statements and the summary historical financial information of BMRG December 31, 2019 and period from June 3, 2019 (inception) through December 31, 2019 was derived from the BMRG’s audited financial statements all included elsewhere in this proxy statement.

The unaudited financial statements have been prepared in conformity with GAAP and are prepared on the same basis as the annual financial statements included elsewhere in this proxy statement. Results from interim period are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with “BMRG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement. The historical results presented below are not necessarily indicative of financial results to be achieved by the business following the business combination.

	For the six months ended June 30, 2020	For the period from June 3, 2019 (inception) through December 31, 2019
	(Unaudited)
Statement of Operations Data:
Loss from operations	$96,677	$278
Total operating expenses	96,677	278
Interest income	11,388	—
Net income (loss)	(85,289)	(278)

Statement of Cash Flows Data:
Net cash used in operating activities	$(277,254)	$—
Net cash used in investing activities	(176,750,000)	—
Net cash provided by financing activities	177,523,811	1
	June 30, 2020	December 31, 2019
	(Unaudited)
Balance Sheet Data:
Total assets	$177,515,829	$1
Total liabilities	78,038	278
Total stockholders’ equity (deficit)	5,000,006	(277)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF EOS

The following tables show summary historical financial information of Eos for the periods and as of the dates indicated.

The summary historical financial information of Eos as of December 31, 2019 and 2018 and for the two years ended December 31, 2019 was derived from the audited consolidated financial statements of Eos included elsewhere in this proxy statement. The summary historical interim financial information of Eos as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 was derived from the unaudited interim consolidated financial statements of Eos included elsewhere in this proxy statement.

The unaudited financial statements have been prepared in conformity with GAAP and are prepared on the same basis as the annual financial statements included elsewhere in this proxy statement. Results from interim period are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with “Eos’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement. The historical results presented below are not necessarily indicative of financial results to be achieved by the business following the business combination.

	For the six months ended June 30,		For the year ended December 31,
(in thousands)	2020	2019	2019	2018
	(Unaudited)
Statement of Operations Data:
Revenues	$—	$211	$496	$—
Total operating expenses	9,181	17,062	27,328	32,858
Net income (loss)	(15,232)	(42,180)	(79,483)	(28,498)

Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(1,012)	$(15,670)	$(23,834)	$(24,918)
Net cash used in investing activities	(1,951)	(602)	(2,899)	(1,697)
Net cash provided by (used in) financing activities	3,021	10,951	22,098	30,075
(in thousands)	As of June 30, 2020	As of December 31,
		2019	2018
	(Unaudited)
Sheet Data:
Total assets	$9,312	$13,057	$15,046
Total liabilities	98,369	87,414	13,872
Total members’ deficit	(198,898)	(183,722)	(104,374)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the business combination and the equity financing provided by the subscription agreements with the investors. The transaction will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the transaction will be treated as the equivalent of Eos issuing equity for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost. Operations prior to the transaction will be those of Eos. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives effect to the transaction as if it had occurred on June 30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2020 and year ended December 31, 2019 gives effect to the transaction as if it had occurred on January 1, 2019.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of Newco appearing elsewhere in this proxy statement and the accompanying notes to the unaudited pro forma financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of the Company and Eos for the applicable periods included in this proxy statement. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what Newco’s financial position or results of operations actually would have been had the transaction and the debt financing been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of Newco.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of the Company’s common stock:

•        Assuming No Redemptions:    This presentation assumes that no public stockholders of the Company exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Company’s trust account.

•        Assuming Maximum Redemptions:    This presentation assumes that stockholders holding 10,570,000 of the Company’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.10 per share) of the funds in the Company’s trust account.

(in thousands, except share and per share amounts)	Assuming No Redemptions	Assuming Illustrative Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Six Months Ended June 30, 2020
Revenues	$0	$0
Net loss per share – basic and diluted	$(0.17)	$(0.20)
Weighted-average shares outstanding – basic and diluted	56,525	45,955
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2019
Revenues	$496	$496
Net income per share – basic and diluted	$(0.41)	$(0.50)
Weighted-average shares outstanding – basic and diluted	56,525	45,955
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2020
Total assets	$221,828	$115,067
Total liabilities	$11,774	$11,774
Total stockholders’ deficit	$210,054	$103,293

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative share and unit information for BMRG and Eos and unaudited pro forma condensed combined per share information of BMRG after giving effect to the business combination, assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no BMRG stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that approximately 60.4% of BMRG’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 10,570,000 public shares are redeemed. In accordance with the Charter, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redemption with respect to 20% or more of public shares without the Company’s prior written consent. Furthermore, in no event will the Company redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The pro forma book value information reflects the business combination as if it had occurred on June 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the business combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of BMRG and Eos and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of BMRG and Eos is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of BMRG and Eos would have been had the companies been combined during the periods presented.

(dollars in thousands, except share and per share amounts)	BMRG	Eos Energy Storage, LLC(1)	Pro Forma Assuming No Redemption	Pro Forma Assuming Max Redemption
As of and for the Six Months Ended June 30, 2020
Book value per share/unit	$0.80	*	$3.72	$2.25
Weighted average shares/units outstanding – basic and diluted	6,240,394	*	56,525,000	45,955,000
Net (loss)/earnings per share/unit – basic and diluted	$(0.01)	*	$(0.17)	$(0.20)
(dollars in thousands, except share and per share amounts)	BMRG	Eos Energy Storage, LLC(1)	Pro Forma Assuming No Redemption	Pro Forma Assuming Max Redemption
As of and for the Year Ended December 31, 2019
Weighted average shares/units outstanding – basic and diluted	5,000,000	*	56,525,000	45,955,000
Net (loss)/earnings per share/unit – basic and diluted	$(0.00)	*	$(0.41)	$(0.50)

____________

(1)      Historically, as a private company, Eos has not calculated these amounts.

*         Not meaningful

TICKER SYMBOLS AND DIVIDEND INFORMATION

BMRG

Units, Common Stock and Warrants

Our Class A common stock and warrants are currently listed on the NYSE under the symbols “BMRG” and “BMRG WS,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one redeemable warrant which units are listed on the NYSE under the symbol “BMGR.U”. The units will automatically separate into their component securities upon the Closing and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.”, and we intend to list the shares of our common stock and warrants on Nasdaq under the symbols “EOSE” and “EOSEW”.

Holders

As of October 22, 2020, there were two holders of record of our units, one holder of record of our Class A common stock and one holder of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Class A common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

BMRG has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to Closing. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. The risks and uncertainties described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are not material may also significantly impair our business operations. If any of the risks or uncertainties described below or any additional risks and uncertainties actually occur, our business, results of operations, financial condition, and trading price of our common stock could be materially and adversely affected. In particular, forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Eos’s Business and Industry

Eos has a history of losses and has to deliver significant business growth to achieve sustained, long-term profitability and long-term commercial success.

Eos has had net losses on a GAAP basis in each fiscal quarter since its inception. For the two-year period ended December 31, 2019 and for the six-month period ended June 30, 2020, Eos had $28.5 million, $79.5 million and $15.2 million in net losses, respectively. In order to achieve profitability as well as long-term commercial success, Eos must continue to execute its plan to expand its business, which will require Eos to deliver on its existing global sales pipeline in a timely manner, increase its production capacity, grow demand for its products, and seize new market opportunities by leveraging its proprietary technology and its manufacturing processes for novel solutions. Failure to do one or more of these things could prevent Eos from achieving sustained, long-term profitability.

As Eos in transitioning from its research and development and its system pilot phase and into a full commercial phase, Eos expects, based on its sales pipeline, to grow revenues. However, Eos’s revenue may not grow as expected for a number of reasons, many of which are outside of Eos’s control, including a decline in global demand for battery storage products, increased competition, or Eos’s failure to continue to capitalize on growth opportunities. If Eos is not able to sustain revenue growth and raise the capital necessary to support its operations, it may be unable to continue as a going concern.

Eos identified material weaknesses in its internal control over financial reporting at December 31, 2019 and 2018, and Eos may identify additional material weaknesses in the future that may cause Eos to fail to meet its reporting obligations or result in material misstatements of its financial statements. If Eos fails to remediate any material weaknesses or if Eos otherwise fails to establish and maintain effective control over financial reporting, Eos’s ability to accurately and timely report its financial results could be adversely affected.

Eos is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and is therefore not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. Upon becoming a public company, Eos will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in Eos’s quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though Eos will be required to disclose changes made in its internal controls and procedures on a quarterly basis, Eos will not be required to make its first annual assessment of its internal control over financial reporting pursuant to Section 404 until the year following Eos’s first annual report required to be filed with the SEC. However, as an emerging growth company, Eos’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 until the later of the year following Eos’s first annual report required to be filed with the SEC and the annual revenues are $100 million or greater, or the date Eos is no longer an emerging growth company. At such time, Eos’s independent registered public accounting firm may issue a report that is adverse in the event it is not effective.

Notwithstanding the foregoing, in connection with the audits of Eos’s financial statements for the years ended December 31, 2019 and 2018, Eos and its auditors identified certain control deficiencies in the design and operation of Eos’s internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Eos’s financial statements will not be prevented or detected on a timely basis.

The material weaknesses resulted from Eos’s lack of (i) a formalized internal control framework, (ii) segregation of duties in the financial reporting process, (iii) review and approval of journal entries, and (iv) management review controls. These remain material weaknesses as of the date of this proxy statement. In order to remediate these material weakness, Eos plans to hire additional personnel. In addition, Eos has implemented, and plans to continue to implement, new controls, new processes and technologies to implement formalized internal controls framework and procedures. Eos cannot provide any assurances that the measures that Eos has taken to remediate, and that will take to remediate, these material weaknesses will be sufficient to prevent future material weaknesses from occurring. Eos also cannot assure you that it has identified all of its existing material weaknesses.

In light of the control deficiencies and the resulting material weaknesses that were identified, Eos believes that it is possible that, had Eos and its registered public accounting firm performed an assessment or audit, respectively, of Eos’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

When evaluating Eos’s internal control over financial reporting, Eos may identify material weaknesses that it may not be able to remediate in time to meet the applicable deadline imposed upon Eos for compliance with the requirements of Section 404. If Eos is unable to remediate its existing material weaknesses or identify additional material weaknesses and is unable to comply with the requirements of Section 404 in a timely manner or assert that Eos’s internal control over financial reporting is effective, or if Eos’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of Eos’s internal control over financial reporting once it is no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of Eos’s financial reports and the market price of Eos’s common stock could be negatively affected, and Eos could become subject to investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Eos must obtain environmental, health and safety certifications for its Gen 2.3 product.

While Eos engineering is working closely with the Underwriters Laboratories (“UL”) and Technischer Überwachungsverein (“TüV”) certification agencies to certify its Gen 2.3 product against all applicable safety standards, there is no guarantee that such certification shall be obtained. From this certification, Eos also intends to expand its Gen 2.3 product certification to other national standards such as European Conformity (“CE”) marking in the European Union and the international certification of the International Electrotechnical Commission (“IEC”). Failure to obtain UL, IEC or CE certification would have a significant impact on Eos’s revenues, as such certifications are required by most of Eos’s customers.

Eos’s relatively recent commercialization of its products makes it difficult to evaluate Eos’s future prospects.

Since its inception, Eos has sold only ten (10) Eos Znyth® DC battery systems to its customers. Eos began commercializing its products as recently as 2018, and while its research and development activities successfully established the efficacy of Eos’s chemistry, Eos struggled to incorporate its proven technologies into an effective manufacturing design. Although the relatively long research and development runway has given Eos the time to refine its designs and optimize its technologies, the latest generation of Eos’s products have been brought to market only recently.

Eos’s success will depend on its ability to manufacture products at scale while timely meeting customers’ demands, and overcome any negative perception in the market related to its historical manufacturing challenges, and Eos may not be able to generate sufficient customer confidence in Eos’s latest designs and ongoing product improvements. Eos’s inability to predict the extent of customer adoption of Eos’s proprietary technologies in the already-established traditional energy storage market makes it difficult to evaluate Eos’s future prospects.

If demand for low-cost energy storage solutions does not continue to grow or grows at a slower rate than we anticipate, Eos’s business and results of operations may be impacted.

Eos’s flagship product, the Eos Znyth® system, is a Znyth® battery that can be used as an alternative to lithium-ion (“Li-ion”) batteries. Eos’s products are being piloted by eight blue chip utilities and commercial and industrial (“C&I”) end users. The pilots are being used on several use cases including, solar shifting, peak shaving, price arbitrage, utility ancillary services and microgrids. Eos cannot provide any assurances that utilities or C&I users will adopt Eos’s products as alternative energy storage solutions at levels sufficient to grow Eos’s business.

The viability and demand for Eos’s products, may be affected by many factors outside of its control, including:

•        cost competitiveness, reliability and performance of Eos’s products compared to Li-ion products;

•        levels of investment by end users of energy storage products, which may decrease when economic growth or energy demand slows resulting in a reduction in battery purchases generally;

•        expansion of electricity use across the global economy, including growth of the electric vehicle market. If electric vehicles sales slow, thus diminishing the demand for Li-ion, then Li-ion competitors could move capacity to the stationary battery storage market to avoid shutting factories, which could put pressures on pricing in the market;

•        strength of the renewable energy industry and associated integration opportunities for Eos’s products;

•        a favorable regulatory landscape, including: full adoption by the states in the US of the Federal Energy Regulatory Commission’s Order 841, which mandates that battery storage can participate in the demand response and ancillary markets; incentives for the implementation of battery storage by state regulators; and adoption by Congress of an investment tax credit for standalone battery storage; and

•        the emergence, continuance or success of other alternative energy storage technologies and products.

If Eos does not manage these risks and overcome these potential difficulties outside of its control successfully, Eos’s business and results of operations may suffer.

Failure to deliver the benefits offered by Eos’s technologies, or the emergence of improvements to competing technologies, could reduce demand for Eos’s products and harm its business.

Eos believes that, compared to Li-ion batteries, Eos’s energy storage solutions offer significant benefits, including the use of widely-available and low-cost materials with no rare earth components, full recyclability at end-of-life, a fifteen (15) to thirty (30) year product life requiring minimal maintenance, and a wide thermal operating range that eliminates the need for the fire suppression and heating, ventilation and air conditioning equipment (“HVAC”), which would otherwise be required for use with Li-ion batteries.

However, if Eos’s manufacturing costs increase, or if its expectations regarding the operation, performance, maintenance and disposal of Eos’s products are not realized, then Eos could have difficulty marketing its products as a superior alterative to already-established technologies and impact the market reputation and adoptability of Eos’s products. In addition, developments of existing and new technologies could improve their cost and usability profile, reducing any relative benefits currently offered by Eos’s products which would negatively impact the likelihood of Eos’s products gaining market acceptance.

Compared to traditional energy storage technologies, Eos’s products have less power density and efficient power and may be considered inferior to competitors’ products.

Traditional Li-ion batteries offer higher power density and a slower self-discharge rate than Eos’s batteries. If customers were to place greater value on power density and efficient power delivery over the numerous other advantages of Eos’s technologies, including the widely-available and low-cost materials with no rare earth components, full recyclability at end-of-life, a fifteen (15) to thirty (30) year product life requiring minimal maintenance, and a wide thermal operating range that eliminates the need for the fire suppression and heating, then Eos could have difficulty positioning its batteries as a viable alternative to traditional Li-ion batteries and its business would suffer.

Eos relies on its contract manufacturers and their respective business practices to manufacture its products.

On August 21, 2019, Eos entered into a joint venture agreement with Holtec International (“Holtec”) and formed HI-POWER, LLC (“HI-POWER”), which is owned 51% by Holtec and 49% by Eos. While Eos is free to either establish manufacturing itself, form a joint venture with another party, or hire a contract manufacturing partner to manufacture batteries and products delivered outside of North America, HI-POWER has exclusive rights to manufacture batteries sold and delivered in North America by Eos, provided that HI-POWER meets cost, quality and delivery “performance metrics” as defined by HI-POWER’s board of directors and the applicable joint venture arrangements between Holtec and Eos. HI-POWER’s board of directors is comprised of two members designated by Holtec and two members designated by Eos. Actions of the board must generally be approved by a majority of the directors, except for certain actions that require unanimous approval.

Eos relies on the HI-POWER board of directors’ oversight to ensure that HI-POWER follows ethical business practices such as fair wage practices and compliance with environmental, safety, and other local laws. A lack of demonstrated compliance could lead Eos to seek alternative manufacturers, which could increase Eos’s costs and result in delayed delivery of its products, product shortages, or other disruptions of Eos’s operations. Violation of labor or other laws by HI-POWER or the divergence of a manufacturer’s labor or other practices from those generally accepted as ethical in the United States or other markets in which Eos do business could also attract negative publicity for Eos and harm its business.

Eos may experience delays, disruptions, or quality control problems in its manufacturing operations.

Eos’s current manufacturing and testing processes do not require significant technological or production process expertise. However, any change in Eos’s processes could cause one or more production errors, requiring a temporary suspension or delay in its production line until the errors can be researched, identified, and properly addressed and rectified. This may occur particularly as Eos introduces new products, modifies its engineering and production techniques, and/or expands its capacity. In addition, Eos’s failure to maintain appropriate quality assurance processes could result in increased product failures, loss of customers, increased warranty reserve, increased production, and logistical costs and delays. Any of these developments could have a material adverse effect on Eos’s business, financial condition, and results of operations.

The ongoing COVID-19 pandemic has caused significant uncertainty in the United States and global economies as well as the markets we serve and could adversely affect our business, results of operations and financial condition.

The COVID-19 pandemic continues to spread throughout the United States and in various parts of the world and has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. We remain unable to accurately predict the full impact that COVID-19 will have on Eos’s results of operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic and containment measures. Eos’s compliance with containment and mitigation measures has not yet materially impacted its day-to-day operations, but there can be no guaranty that the pandemic will not disrupt Eos’s business and operations or impair Eos’s ability to implement its business plan successfully.

To support the health and well-being of Eos’s employees, customers, partners and communities, since approximately March 19, 2020 all of its non-essential employees have been working remotely. This represents approximately 74% of Eos’s workforce. In addition, Eos understands that the employees of many of its customers are working remotely, which may delay the timing of some orders as well as shipments and cash collections. There can be no guaranty that disruptions, such as staff not being allowed to enter our manufacturing facility or our supply chain being disrupted, to Eos’s operations caused by COVID-19 will not result in inefficiencies, delays and additional costs in Eos’s product development, sales, marketing, and customer service efforts that Eos cannot fully mitigate through remote or other alternative work arrangements. For example, COVID-19 caused a several week delay in completing the UL certification of the Gen 2.3 product due to the certification company being delayed in completing the in-person witness tests.

More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets, which could affect demand for Eos’s products and services and impact its results and financial condition even after the pandemic is contained and the shelter-in-place orders are lifted. For example, Eos may be unable to collect receivables from those customers significantly impacted by COVID-19. Also, a decrease in orders in a given period could negatively affect Eos’s revenues in future periods, particularly if experienced on a sustained basis. The pandemic may also have the effect of heightening many of the other risks described in these “Risk Factors”, particularly those risks associated with our customers and supply chain.

Eos may not have sufficient insurance coverage to cover business continuity.

Eos relies on a single-source joint venture manufacturer. As a result, a sustained or repeated interruption in the manufacturing of Eos’s products by HI-POWER due to labor shortage, fire, flood, war, pandemic or natural disasters may interfere with Eos’s ability to manufacture its products and fulfil customers’ demands in a timely manner. Failure to manufacture its products and meet customer demands would impair Eos’s ability to generate revenues which would adversely affect Eos’s financial results.

Defects or performance problems in Eos’s products could result in loss of customers, reputational damage, and decreased revenue, facing warranty, indemnity, and product liability claims that may arise from defective products.

Since Eos’s inception, its business objectives have been focused on producing a safe, low-cost grid-scale energy storage solution to meet the increasing demand for and adoption of renewable energy generation assets. The current “Gen 2.3” battery design after years of research and prototype development has resulted in robust control of cell-to-cell spacing using a method which can easily be scaled for mass manufacturing at low cost.

Although Eos’s latest “Gen 2.3” products meet its stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new generations of products are released. Errors, defects, or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing difficulties, which can affect the quality of Eos’s products. Any actual or perceived errors, defects, or poor performance in Eos’s products could result in the replacement or recall of Eos’s products, shipment delays, rejection of Eos’s products, damage to Eos’s reputation, lost revenue, diversion of Eos’s engineering personnel from its product development efforts, and increases in customer service and support costs, all of which could have a material adverse effect on Eos’s business, financial condition, and results of operations.

Furthermore, defective components may give rise to warranty, indemnity, or product liability claims against Eos that exceed any revenue or profit it receives from the affected products. HI-POWER provides Eos with a two (2) year manufacturing warranty, which Eos passes to its customers based on the use case of the customer and normal system degradation expected from such use case. Eos also offers customers an extended performance warranty of up to twenty (20) years at an additional cost to the customer. The price charged for any such extended warranty is based on the use case of the customer and the additional performance that such customer wishes to ensure. For extended warranties, this may require system augmentation or battery replacements, which would be provided at no additional charge beyond the price of the extended warranty paid by Eos’s customer.

Eos, in turn, provides a two (2) year design warranty to HI-POWER, which warrants that the DC battery design will be free of design defects for the two-year warranty period. As a result, Eos effectively bears the risk of design warranty claims for two (2) years after Eos or Holtec has sold any products manufactured by HI-POWER (or much longer, in the case of any extended performance warranty purchased by Eos customers). Eos also bears the full risk of any manufacturing warranty claims under its extended warranty after the initial two (2) year period covered by HI-POWER has expired. While Eos has accrued reserves for warranty claims, its estimated warranty costs for previously sold products may change to the extent future products are not compatible with earlier generation products under warranty. Eos’s warranty accruals are based on various assumptions, which are based on a short operating history. As a result, these assumptions could prove to be materially different from the actual performance of Eos’s systems, causing Eos to incur substantial unanticipated expense to repair or replace defective products in the future or to compensate customers for defective products. Eos’s failure to accurately predict future claims could result in unexpected volatility in, and have a material adverse effect on, Eos’s financial condition.

If one of Eos’s products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects, or improper installation, Eos could be exposed to product liability claims. Eos could incur significant costs and liabilities if it is sued and if damages are awarded against Eos. Further, any product liability claim Eos faces could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against Eos could result in potentially significant monetary damages, penalties or fines, subject Eos to adverse publicity, damage Eos’s reputation and competitive position, and adversely affect sales of Eos’s products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the battery industry could lead to unfavorable market conditions for the industry as a whole and may have an adverse effect on Eos’s ability to attract new customers, thus harming Eos’s growth and financial performance.

As Eos endeavors to expand its business, it will incur significant costs and expenses, which could outpace its cash reserves. Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

Eos expects to incur additional costs and expenses in the future related to the continued development and expansion of its business, including in connection with expanding its manufacturing capabilities to significantly increase production capacity, developing its products, maintaining and enhancing its research and development operations, expanding its sales, marketing, and business development activities in the United States and internationally, and growing its project management, field services and overall operational capabilities for delivering projects. Eos does not know whether its revenues will grow rapidly enough to absorb these costs or the extent of these expenses or their impact on Eos’s results of operations.

The business combination between Eos and BMRG is subject to the condition that BMRG has an aggregate of at least $110 million of available cash, after giving effect to any exercise of redemption rights by BMRG’s public stockholders and BMRG’s receipt of equity financing from the investors. As a result, Eos currently expects to have access to significant cash resources from BMRG as a result of the transactions contemplated by the Merger Agreement. However, such cash from BMRG, together with the cash that Eos generates from its business and cash that it may borrow, if credit is available, may not be sufficient to fund Eos’s capital requirements.

Disruptions in the global capital and credit markets as a result of an economic downturn, economic uncertainty, changing or increased regulation, or failures of significant financial institutions could adversely affect Eos’s customers’ ability to access capital and could adversely affect Eos’s access to liquidity needed for business in the future. Eos’s business could be hurt if it is unable to obtain additional capital as required, resulting in a decrease in Eos’s revenues and profitability.

If Eos elects to expand its production capacity by constructing one or more new manufacturing facilities, it may encounter challenges relating to the construction, managements and operation of such facilities.

HI-POWER would maintain its exclusive rights to manufacture the batteries for Eos’s products sold and delivered in North America if it continues to meet the quality, cost and delivery timelines set by its board of directors and as further specified in the applicable joint venture arrangements between Eos and Holtec. However, if HI-POWER fails to meet these required performance metrics, then Eos would be free to establish its own manufacturing operations for North America, either directly or through other partnerships. Under these circumstances, Eos would have the right to transfer manufacturing processes, technology and know-how from HI-POWER to any such new facility. In addition, for Eos sales outside of North America, Eos is free to establish its own manufacturing facilities or to partner with other companies to manufacture its products.

Accordingly, Eos may, in the future, seek to construct one or more manufacturing facilities designed to meet its product supply needs. Although Eos currently believes that it could build a new one (1) gigawatt-hour (“GWh”) manufacturing facility in less than eight months, it cannot provide any assurances that it would be able to successfully establish or operate its own manufacturing facility in a timely or profitable manner, or at all, or within any budget that might be forecasted for such a project. The construction of any such facility would require significant capital expenditures and result in significantly increased fixed costs. If Eos is unable to transition manufacturing operations to any such new facilities in a cost-efficient and timely manner, then it may experience disruptions in operations, which could negatively impact its business and financial results. Further, if the demand for Eos’s products decreases or if Eos does not produce the expected output after any such new facility is operational, Eos may not be able to spread a significant amount of its fixed costs over the production volume, thereby increasing its per product fixed cost, which would have a negative impact on Eos’s financial condition and results of operations.

Eos’s ability to expand its manufacturing capacity would also greatly depend on its ability to hire, train and retain an adequate number of manufacturing employees, in particular employees with the appropriate level of knowledge, background and skills. Should Eos be unable to hire such employees, its business and financial results could be negatively impacted.

If Eos fails to manage its recent and future growth effectively, it may be unable to execute its business plan, maintain high levels of customer service, or adequately address competitive challenges.

Eos has experienced significant growth in recent periods and intends to continue to expand its business significantly within existing and new markets. This growth has placed, and any future growth may place, a significant strain on Eos’s management, operational, and financial infrastructure. In particular, Eos will be required to expand, train, and manage its growing employee base and scale and otherwise improve its information technology (“IT”) infrastructure in tandem with that headcount growth. Eos’s management will also be required to maintain and expand Eos’s relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations.

Eos’s current and planned operations, personnel, customer support, IT, information systems, and other systems and procedures might be inadequate to support its future growth and may require Eos to make additional unanticipated investment in its infrastructure. Eos’s success and ability to further scale its business will depend, in part, on its ability to manage these changes in a cost-effective and efficient manner. If Eos cannot manage its growth, then Eos may be unable to take advantage of market opportunities, execute its business strategies, or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings, or other operational difficulties. Any failure to effectively manage growth could adversely impact Eos’s business and reputation.

Eos’s growth prospects depend on its ability to capitalize on market opportunities.

Eos believes that a number of market opportunities could help fuel its growth prospects, including the following:

•        the pervasiveness of electric grid congestion, creating an opportunity to deploy batteries to reduce the peak energy usage of a customer in specific locations where infrastructure constraints create a need for transmission and/or distribution upgrades;

•        the demand for co-location of battery assets on solar or wind farms to store off-peak intermittent renewable energy production and provide on-peak energy at higher prices alternative energy; and

•        C&I end users’ adoption of alternative energy generation technologies to supplement or replace on-the-grid energy usage.

If these expected market opportunities do not materialize, or if Eos fails to capitalize on them, then Eos may not be able to meet its growth projections.

Eos’s planned expansion into new geographic markets or new product lines or services could subject it to additional business, financial, and competitive risks.

In the years ended December 31, 2019 and 2018, Eos sold its products in a number of different countries, including the United States, India and the United Kingdom. Eos has in the past, and may in the future, evaluate opportunities to expand into new geographic markets and introduce new product offerings and services that are a natural extension of its existing business. Eos also may from time to time engage in acquisitions of businesses or product lines with the potential to strengthen its market position, enable Eos to enter attractive markets, expand its technological capabilities, or provide synergy opportunities.

Eos’s success operating in these new geographic or product markets, or in operating any acquired business, will depend on a number of factors, including its ability to develop solutions to address the requirements of the electric utility industry and C&I end users, its timely qualification and certification of new products, its ability to manage increased manufacturing capacity and production, and its ability to identify and integrate any acquired businesses.

Further, any additional markets that Eos may enter could have different characteristics from the markets in which it currently sells products, and Eos’s success will depend on its ability to adapt properly to these differences. These differences may include regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, customs duties, or other trade restrictions, limited or unfavorable intellectual property protection, international, political or economic conditions, restrictions on the repatriation of earnings, longer sales cycles, warranty expectations, product return policies and cost, performance and compatibility requirements. In addition, expanding into new geographic markets will increase Eos’s exposure to presently existing and new risks, such as fluctuations in the value of foreign currencies and difficulties and increased expenses in complying with United States and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Failure to develop and introduce these new products successfully into the market, to successfully integrate acquired businesses or to otherwise manage the risks and challenges associated with Eos’s potential expansion into new product and geographic markets, could adversely affect Eos’s revenues and Eos’s ability to sustain profitability.

Eos could be adversely affected by any violations of the FCPA, the U.K. Bribery Act, and other foreign anti-bribery laws.

The FCPA prohibits companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Other countries in which Eos operates also have anti-bribery laws, some of which prohibit improper payments to government and non-government persons and entities. Eos’s policies mandate compliance with these anti-bribery laws. However, Eos currently operates in and intends to further expand into, many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. In addition, due to the level of regulation in Eos’s industry and related energy industries, its entry into certain jurisdictions may require substantial government contact where norms can differ from U.S. standards. Although we expect Eos to maintain strict internal control policies and procedures designed to guard against improper conduct, there can be no guaranty that Eos’s employees, agents, and business partners will not take actions in violation of its internal control policies. In the event that Eos believes or has reason to believe that its employees or agents have or may have violated applicable laws, including anti-corruption laws, it may be required to investigate or have outside counsel investigate the relevant facts and circumstances, and detecting, investigating and resolving actual or alleged violations can be expensive and require significant time and attention from senior management. Any violation of U.S. federal and state and non-U.S. laws, regulations and policies could result in substantial fines, sanctions, civil and/or criminal penalties, and curtailment of operations in the United States or other applicable jurisdictions. In addition, actual or alleged violations could damage Eos’s reputation and ability to do business. Any of the foregoing could materially adversely affect Eos’s business, financial condition and results of operations.

The reduction, elimination or expiration of government subsidies and economic incentives related to renewable energy solutions could reduce demand for Eos’s technologies and harm its business.

To promote renewable energy generation and consumption, federal, state, local and foreign government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of alternative energy systems in the form of rebates, tax credits and other financial incentives such as system performance payments, payments of renewable energy credits associated with renewable energy generation and exclusion of certain renewable energy systems from property tax assessments.

Eos’s business relies, in part, on the co-location of battery assets with solar and wind technologies. The market for on-grid applications, where solar or wind power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, often depends in large part on the availability and size of government and economic incentives that vary by geographic market. The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity may negatively affect the competitiveness of alternative electricity generation relative to conventional and non-solar renewable sources of electricity and could harm or halt the growth of the alternative electricity industries. Because Eos’s C&I end user sales are generally expected to be made into the on-grid market, these changes could harm Eos’s business. For example, in 2015 the U.S Congress passed a multi-year extension to the solar Investment Tax Credit (“ITC”), which extension helped grow the U.S solar market. As of January 1, 2020, the ITC is being gradually reduced from thirty percent (30%) to twenty-six percent (26%) for both residential and commercial in 2020 and is expected to reach ten percent (10%) for commercial only in 2023. The reduction in the ITC could reduce the demand for solar energy solutions in the United States, which would have an adverse impact on Eos’s business, financial condition, and results of operations.

In general, subsidies and incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase or as a result of legal challenges, the adoption of new statutes or regulations or the passage of time. These reductions or terminations often occur without warning.

In addition, several jurisdictions have adopted renewable portfolio standards, which mandate that a certain portion of electricity delivered by utilities to customers come from a set of eligible renewable energy resources by a certain compliance date. Some programs further specify that a portion of the renewable energy quota must be from solar electricity. Under some programs, a utility can receive a “credit” for renewable energy produced by a third party by either purchasing the electricity directly from the producer or paying a fee to obtain the right to renewable energy generated but used by the generator or sold to another party. A renewable energy credit allows the utility to add this electricity to its renewable portfolio requirement total without actually expending the capital for generating facilities. However, there can be no assurances that such policies will continue. For example, in December 2015, Nevada’s Public Utilities Commission increased the fixed service charge for net-metered solar customers and lowered compensation for net excess solar generation proposals to extend compliance deadlines, reduce targets or repeal standards have also been introduced in a number of states.

If the foregoing or any other subsidies and incentives applicable to alternative energy implementation or usage are reduced or eliminated, or the regulatory landscape otherwise becomes less favorable, then there could be reduced demand for alternative energy solutions, which could have an adverse impact on Eos’s business, financial condition, and results of operations.

Changes in the U.S. trade environment, including the recent imposition of import tariffs, could adversely affect the amount or timing of Eos’s revenues, results of operations or cash flows.

Eos currently procures the felt required for its batteries and the electrical cables for the battery container from China, as Eos believes that the materials procured from its Chinese suppliers currently have the best overall performance and price compared to domestic alternatives. Escalating trade tensions between the United States and China have recently led to certain increased tariffs and trade restrictions. There can be no guaranty that these developments will not negatively impact the price of the felt used in Eos’s products. Eos believes it could obtain a similar performing felt and electrical cabling in the United States, but such sources would likely also charge a higher cost than Eos’s current suppliers, which would negatively impact Eos’s gross margins. It is difficult to predict what further trade-related actions governments may take, which may include additional or increased tariffs and trade restrictions, and Eos may be unable to quickly and effectively react to such actions, which could result in supply shortages and increased costs.

Eos’s results of operations may fluctuate from quarter to quarter, which could make Eos’s future performance difficult to predict and could cause Eos’s results of operations for a particular period to fall below expectations, resulting in a decline in the price of our common stock.

Revenue from Eos’s battery sales is primarily recorded upon transfer of ownership of the product to the customer. Under Eos’s customer contracts, this transfer typically takes place upon shipment of the battery from Eos’s manufacturing facility but, in some instances, occurs upon delivery to a customer site or, even more infrequently, at the time of commercial operation. Because Eos’s revenues are generally derived from sales of hardware that may take many months to manufacture and prepare for delivery, such revenue can come in peaks and troughs based on the underlying customer arrangements. As a result, Eos’s quarterly results of operations are difficult to predict and may fluctuate significantly in the future based on the timing of product deliveries.

Forecasts of market growth in this proxy statement may not be accurate.

Market opportunity estimates and growth forecasts included in this proxy statement are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this proxy statement relating to the expected size and growth of the markets for energy storage and other markets in which Eos participates may prove to be inaccurate. Even if these markets experience the forecasted growth described in this proxy statement, Eos may not grow its business at similar rates, or at all. Eos’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement, should not be taken as indicative of Eos’s future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and Eos cannot assure you that these forecasts will not be materially and adversely affected as a result.

The loss of one or more members of Eos’s senior management team or other key personnel or Eos’s failure to attract additional qualified personnel may adversely affect Eos’s business and its ability to achieve its anticipated level of growth.

Eos depends on the continued services of its senior management team, including its chief executive officer, chief strategy officer and chief financial officer, and other key personnel, each of whom would be difficult to replace. The loss of any such personnel could have a material adverse effect on Eos’s business and its ability to implement its business strategy. All of Eos’s employees, including its senior management, are free to terminate their employment relationships with Eos at any time. Eos does not maintain key-person insurance for any of its employees, including senior management.

Additionally, Eos’s ability to attract qualified personnel, including senior management and key technical personnel, is critical to the execution of its growth strategy. Competition for qualified senior management personnel and highly skilled individuals with technical expertise is extremely intense. Eos faces and is likely to continue to face challenges identifying, hiring, and retaining qualified personnel in all areas of its business. In addition, integrating new employees into Eos’s team could prove disruptive to its operations, require substantial resources and management attention, and ultimately prove unsuccessful. Eos’s failure to attract and retain qualified senior management and other key technical personnel could limit or delay its strategic efforts, which could have a material adverse effect on Eos’s business, financial condition, results of operations, and prospects.

If Eos fails to protect, or incurs significant costs in defending, its intellectual property and other proprietary rights, then its business and results of operations could be materially harmed.

Eos’s success depends to a significant degree on its ability to protect its intellectual property and other proprietary rights. Eos relies on a combination of patent, trademark, copyright, trade secret, and unfair competition laws, as well as confidentiality and other contractual provisions with its customers, suppliers, employees, and others, to establish and protect its intellectual property and other proprietary rights. Eos’s ability to enforce these rights is subject to general litigation risks, as well as uncertainty as to the enforceability of its intellectual property rights in various countries. When Eos seeks to enforce its rights, it may be subject to claims that its intellectual property rights are invalid or not enforceable. Eos’s assertion of intellectual property rights may result in another party seeking to assert claims against Eos, which could harm its business. Eos’s inability to enforce its intellectual property rights under any of these circumstances would likely harm its competitive position and business.

Eos has applied for patents in the United States, Europe, Middle East, Asia and Australia, some of which have been issued. Eos cannot guarantee that any of its pending applications will be approved or that its existing and future intellectual property rights will be sufficiently broad to protect its proprietary technology, and any failure to obtain such approvals or finding that Eos’s intellectual property rights are invalid or unenforceable could force it to, among other things, rebrand or re-design its affected products. In countries where Eos has not applied for patent protection or where effective intellectual property protection is not available to the same extent as in the United States, Eos may be at greater risk that its proprietary rights will be misappropriated, infringed, or otherwise violated.

Eos’s intellectual property may be stolen or infringed upon. Any lawsuits that Eos may initiate to protect its significant investment in its intellectual property also may consume management and financial resources for long periods of time and may not result in favorable outcomes for Eos, which may adversely affect its business, results of operations or financial condition.

Third parties may assert that Eos is infringing upon their intellectual property rights, which could divert management’s attention, cause Eos to incur significant costs, and prevent Eos from selling or using the technology to which such rights relate.

Eos’s competitors and other third parties hold numerous patents related to technology used in Eos’s industry. From time to time, Eos may also be subject to claims of intellectual property right infringement and related litigation, and, if Eos gains greater recognition in the market, it will face a higher risk of being the subject of claims that it has violated others’ intellectual property rights. While Eos believes that its products and technology do not infringe in any material respect upon any valid intellectual property rights of third parties, Eos cannot be certain that it would be successful in defending against any such claims. If Eos does not successfully defend or settle an intellectual property claim, Eos could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content, or brands. To avoid a prohibition, Eos could seek a license from the applicable third party, which could require Eos to pay significant royalties, increasing its operating expenses. If a license is not available at all or not available on reasonable terms, then Eos may be required to develop or license a non-violating alternative, either of which could require significant effort and expense. If Eos cannot license or develop a non-violating alternative, it would be forced to limit or stop sales of its offerings and may be unable to effectively compete. Any of these results would adversely affect Eos’s business, financial condition, and results of operations.

Third parties might attempt to gain unauthorized access to Eos’s network or seek to compromise its products and services.

From time to time, Eos may face attempts by others to gain unauthorized access through the Internet or to introduce malicious software to Eos’s IT systems. Eos or its products may be a target of computer hackers, organizations or malicious attackers who attempt to:

•        gain access to its network or data centers or those of Eos’s customers;

•        steal proprietary information related to Eos’s business, products, employees, and customers;

•        or interrupt Eos’s systems or those of its customers.

From time to time, Eos encounters intrusions or attempts at gaining unauthorized access to its network and Eos routinely runs intrusion checks. To date, none has resulted in any material adverse impact to Eos’s business or operations; however, there can be no guarantee that such intrusions will not be material in the future. While Eos seeks to detect and investigate all unauthorized attempts and attacks against its network and products, and to prevent their recurrence where practicable through changes to its internal processes and tools and/or changes to its products, Eos remains potentially vulnerable to additional known or unknown threats. In addition to intentional third-party cyber-security breaches, the integrity and confidentiality of company and customer data may be compromised as a result of human error, product defects, or technological failures. Cybersecurity breaches, whether successful or unsuccessful, and other IT system interruptions, including those resulting from human error and technological failures, could result in Eos incurring significant costs related to, for example, rebuilding internal systems, reduced inventory value, providing modifications to its products and services, defending against litigation, responding to regulatory inquiries or actions, paying damages, or taking other remedial steps with respect to third parties.

The failure or breach of Eos’s IT systems could affect its sales and operations.

Eos’s email and collaboration tools are outsourced to a managed services provider, Delval Technology Solutions (“DTS”). While Eos regularly reviews the cyber security tools and other security protection provided by DTS and DTS regularly runs intrusion and other security tests on services provided to Eos, there can be no guarantee that a failure or breach of such systems will not occur. Eos operates a number of IT systems throughout its business that could fail for a variety of reasons, including the threats of unauthorized intrusions and attackers. If such failures were to occur, Eos may not be able to sufficiently recover to avoid the loss of data or any adverse impact on Eos’s operations that are dependent on such IT systems. This could result in lost sales as Eos may not be able to meet the demands for its product.

Furthermore, because Eos’s IT systems are essential for the exchange of information both internally and in communicating with third parties, including its suppliers and manufacturers, cyber-security breaches could potentially lead to the unauthorized release of sensitive, confidential or personal data or information, improper use of its systems, or, unauthorized access, use, disclosure, modification or destruction of information or defective products. If these cyber-security breaches continue, Eos’s operations and its ability to communicate both internally and with third parties may be negatively impacted. Additionally, if Eos tries to remediate its cyber-security problems, it could face significant unplanned capital investments and any damage or interruption could have a material adverse effect on its reputation, business, financial condition, and results of operations.

Eos may not be able to identify or complete transactions with attractive acquisition candidates. Future acquisitions may result in significant transaction expenses and Eos may incur significant costs. Eos may experience integration and consolidation risks associated with these future acquisitions.

Eos may from time to time selectively pursue on an opportunistic basis acquisitions of additional businesses that complement Eos’s existing business and footprint. The success of any such growth strategy would depend, in part, on selecting strategic acquisition candidates at attractive prices and effectively integrating their businesses into Eos’s own, including with respect to financial reporting and regulatory matters. There can be no assurance that Eos will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions, including financing alternatives.

Eos may not have sufficient management, financial and other resources to integrate and consolidate any future acquisitions. Any significant diversion of management’s attention or any major difficulties encountered in the integration of the businesses Eos acquires could have a material adverse effect on Eos’s business, financial condition or results of operations, which could decrease Eos’s profitability and make it more difficult for Eos to grow its business. Among other things, these integration risks could include:

•        the loss of key employees;

•        the disruption of operations and business;

•        the retention or transition of customers and vendors;

•        the integration of corporate cultures and maintenance of employee morale;

•        inability to maintain and increase competitive presence;

•        customer loss and revenue loss;

•        possible inconsistencies in standards, control procedures and policies;

•        problems with the assimilation of new operations, sites or personnel, which could divert resources from Eos’s regular operations;

•        integration of financial reporting and regulatory reporting functions; and/or

•        potential unknown liabilities.

In addition, general economic conditions or unfavorable capital and credit markets could affect the timing and extent to which Eos can successfully acquire or integrate new businesses, which could limit Eos’s revenues and profitability.

Eos is exposed to various risks related to legal proceedings or claims that could adversely affect Eos’s operating results. The nature of Eos’s business exposes it to various liability claims, which may exceed the level of Eos’s insurance coverage resulting in Eos not being fully protected.

Eos is a party to lawsuits in the normal course of its business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Responding to lawsuits brought against Eos, or legal actions that Eos may initiate, can be expensive and time-consuming. Unfavorable outcomes from these claims and/or lawsuits could adversely affect Eos’s business, results of operations, or financial condition, and Eos could incur substantial monetary liability and/or be required to change its business practices.

Eos’s business may expose it to claims for personal injury, death or property damage resulting from the use of its products or from employee related matters. Additionally, Eos could be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal, state or local levels, such as those relating to the protection of persons with disabilities, employment, health, safety, security and other regulations under which Eos operates.

Eos carries comprehensive insurance, subject to deductibles, at levels it believes are sufficient to cover existing and future claims made during the respective policy periods. However, Eos may be exposed to multiple claims, and, as a result, could incur significant out-of-pocket costs before reaching the deductible amount, which could adversely affect Eos’s financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly upon renewal of those policies as a result of general rate increases for the type of insurance Eos carries as well as Eos’s historical experience and experience in Eos’s industry. Although Eos has not experienced any material losses that were not covered by insurance, Eos’s existing or future claims may exceed the coverage level of Eos’s insurance, and such insurance may not continue to be available on economically reasonable terms, or at all. If Eos is required to pay significantly higher premiums for insurance, is not able to maintain insurance coverage at affordable rates or if it must pay amounts in excess of claims covered by Eos’s insurance, then Eos could experience higher costs that could adversely affect Eos’s financial condition and results of operations.

Labor disputes could disrupt Eos’s ability to serve its customers and/or lead to higher labor costs.

Eos has approximately sixty-six (66) employees, none of whom are represented by unions or covered by collective bargaining agreements. If a union sought to organize any of Eos’s employees, such organizing efforts or collective bargaining negotiations could potentially lead to work stoppages and/or slowdowns or strikes by certain of Eos’s employees, which could adversely affect Eos’s ability to serve its customers. Further, settlement of actual or threatened labor disputes or an increase in the number of Eos’s employees covered by collective bargaining agreements can have unknown effects on Eos’s labor costs, productivity and flexibility.

Eos could be subject to foreign exchange risk.

Eos’s international sales are typically denominated in U.S. dollars or Euros. As a result, Eos does not have significant direct exposure to currency valuation exchange rate fluctuations. However, because Eos’s products are sold internationally, to the extent that the U.S. dollar strengthens against the foreign currency of a customer or potential customer, Eos may find its products at a price disadvantage as compared with other non-U.S. suppliers. This could lead to Eos receiving lower prices or being unable to compete for that specific customer’s business. Consequently, currency fluctuations could adversely affect the competitiveness of Eos’s products in international markets.

Eos has operations in the United States, which exposes it to multiple federal, state and local regulations. Changes in applicable law, regulations or requirements, or Eos’s material failure to comply with any of them, can increase Eos’s costs and have other negative impacts on Eos’s business.

Applicable laws and requirements address multiple aspects of Eos’s operations, such as worker safety, consumer rights, privacy, employee benefits and more, and can often have different requirements in different jurisdictions. Changes in these requirements, or any material failure by Eos to comply with them, could increase Eos’s costs, affect its reputation, limit its business, drain management’s time and attention or otherwise, generally impact its operations in adverse ways.

Risks Relating to BMRG and the Business Combination

Directors of BMRG have potential conflicts of interest in recommending that stockholders vote in favor of approval of the business combination and approval of the other proposals described in this proxy statement.

When considering BMRG’s board of directors’ recommendation that our stockholders vote in favor of the approval of the business combination, our stockholders should be aware that directors and executive officers of BMRG have interests in the business combination that may be different from, or in addition to (and which may conflict with), the interests of our stockholders. These interests include:

•        the fact that our initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that our initial stockholders received the 4,375,000 founder shares for nominal consideration, which will convert into 4,375,000 shares of Class A common stock in accordance with the terms of the Current Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $43,793,750 based on the closing price of $10.01 per public share on the NYSE on October 21, 2020 (prior to taking into account any forfeitures of founder shares by the Sponsor);

•        the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if BMRG fail to complete an initial business combination by November 22, 2021;

•        the fact that our Sponsor paid $6,500,000 for 650,000 private placement units, with each warrant underlying the private placement units being exercisable commencing thirty (30) days following the Closing for one share of common stock at $11.50 per share. If BMRG does not consummate an initial business combination by November 22, 2021, then the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless. The 650,000 shares underlying such units and the 325,000 warrants underlying such units held by our Sponsor had an aggregate market value of approximately $6,896,500 based upon the closing price of $10.01 per share and $1.20 per warrant on the NYSE on October 21, 2020, respectively, the most recent practicable date prior to the date of this proxy statement;

•        the right of the Sponsor to receive approximately 325,000 shares of common stock to be issued upon exercise of their private placement warrants following the business combination, subject to certain lock-up periods;

•        the obligation of B. Riley Financial under the Equity Commitment Letter, pursuant to which it may purchase up to 4,000,000 shares of Class A common stock for a price of $10.00 per share;

•        the fact that our Sponsor has customary registration rights, including demand and “piggyback” rights, with respect to the founder shares, private placement units, private placement warrants and other securities;

•        the fact that, if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, upon completion of the business combination, an aggregate amount of approximately $6,125,000 in deferred underwriting discount, advisory fees and capital markets advisor fees, will be payable to B. Riley Securities, Inc., an affiliate of us and the Sponsor;

•        the inclusion in the Proposed Charter of an election for Section 203 of the DGCL, which governs business combinations between the Company and certain interested stockholders, not to apply to the Company;

•        the anticipated nomination of Mr. Shribman, our Chief Executive Officer, Chief Financial Officer and director, as a director of the Company after the Closing in accordance with the terms of the Director Nomination Agreement. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay to our directors; and

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination.

These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of BMRG’s board of directors to vote in favor of the business combination proposal and other proposals to be presented to the stockholders.

BMRG’s public stockholders will experience dilution as a consequence of, among other transactions, the issuance of shares of our common stock as consideration in the business combination. Having a minority share position may reduce the influence that BMRG’s current stockholders have on the management of the post-combination business.

Upon completion of the business combination, assuming there are no redemptions and other assumptions described in this proxy statement, BMRG’s current stockholders will collectively beneficially own approximately 30% of our issued and outstanding common stock, and the Sellers will collectively beneficially own approximately 53% of our issued and outstanding common stock. Although there is no voting trust agreement between the Sellers, as long as the Sellers own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval. Additionally, the Sponsor and the Seller Representative will have significant control over the Company by virtue of the director nomination agreement. Such influence over the post-business combination company’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the post-business combination company, which could cause the market price of our common stock to decline or prevent stockholders from realizing a premium over the market price for our common stock.

The Sponsor’s and Seller Representative’s interests may not align with our interests as a company or the interests of our other stockholders. Accordingly, the Sponsor and Seller Representative could cause us to enter into transactions or agreements of which you would not approve or make decisions with which you would disagree. Further, the Sponsor and the Seller Representative are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor or the Seller Representative may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In recognition that principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of the Sponsor, the Seller Representative and their affiliates may serve as our directors, the Proposed Charter provides in effect that none of our non-executive directors, the Sponsor or the

Seller has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any of these persons or entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and these persons and entities will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. These potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations if, among other things, attractive corporate opportunities are allocated by the Sponsor or the Seller Representative to itself or its other affiliates.

The historical financial results of Eos and unaudited pro forma financial information included elsewhere in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.

The historical financial results of Eos included in this proxy statement do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those we will achieve in the future. The post-business combination company’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement, so it may be difficult for investors to compare the post-business combination company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, BMRG being treated as the “acquired” company for financial reporting purposes in the business combination, the total debt obligations and the cash and cash equivalents of Eos on the date the business combination closes and the number of our public shares that are redeemed in connection with the business combination. Accordingly, such pro forma financial information may not be indicative of the post-business combination company’s future operating or financial performance and the post-business combination company’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement, including as a result of such assumptions not being accurate. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Subsequent to the Closing, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although BMRG has conducted due diligence on Eos, BMRG cannot assure you that this diligence revealed all material issues that may be present in their respective businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of BMRG’s or Eos’s control will not later arise. As a result, the Company may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or our securities. In addition, charges of this nature may cause the Company to violate net worth or other covenants to which we may be subject. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

To the extent that any shares of common stock are issued upon exercise of any of the warrants, the number of shares eligible for resale in the public market would increase.

Following the business combination, the Company will have 9,075,000 outstanding warrants to purchase 9,075,000 shares of common stock at an exercise price of $11.50 per share, which warrants will become exercisable thirty (30) days following the Closing.

To the extent that any shares of common stock are issued upon exercise of any of the warrants to purchase shares of common stock, there will be an increase in the number of shares of common stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of common stock.

Future resales of common stock after the consummation of the business combination may cause the market price of our securities to drop significantly, even if our business is doing well.

The Sponsor’s founder shares, private placement units, private placement shares, private placement warrants, and any shares of common stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement, dated May 19, 2020, between the Sponsor and BMRG. Likewise, after the consummation of the business combination and subject to certain exceptions, the Sellers party to the Registration Rights Agreement will be contractually restricted from selling or transferring any shares of our common stock they receive in connection with the business combination pursuant to the lock-up provisions contained therein. However, following the expiration of these lockup-up periods, neither such Sellers nor the Sponsor will be restricted from selling their shares of our common stock, other than by applicable securities laws. Additionally, the investors will not be restricted from selling any of their shares of our common stock following the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Upon completion of the business combination, the Sponsor, the Sellers party to the Registration Rights Agreement, and the investors will collectively own approximately 68.1% of the outstanding shares of our common stock, assuming that no public stockholders redeem their public shares in connection with the business combination. Assuming redemptions of approximately 10.6 million public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the business combination in order to satisfy the related $110 million cash condition contained in the Merger Agreement) are redeemed in connection with the business combination, in the aggregate, the collective ownership of the Sponsor, the Sellers party to the Registration Rights Agreement, and the investors would rise to 84.3% of the outstanding shares of our common stock.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of shares by the Sponsor, the Sellers party to the Registration Rights Agreement, and the investors could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the trust account.

Holders of public shares are not required to affirmatively vote against the business combination proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. To exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent by 10:00 AM, Eastern Time, on November 10, 2020. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the business combination.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

The Company will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third (3rd) trading day prior to proper notice of such redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The private placement warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of BMRG’s securities prior to the Closing may decline. The market values of BMRG’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the business combination. Because the number of shares to be issued pursuant to the Merger Agreement will not be adjusted to reflect any changes in the market price of BMRG’s common stock, the market value of common stock issued in the business combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the business combination, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for the stock of the Company and trading in shares of Class A common stock has not been active. Accordingly, the valuation ascribed to the Company in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        our ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our common stock available for public sale;

•        any major change in our board of directors or management;

•        sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a privately held company, Eos is not currently subject to these requirements. As a result, the post-business combination company will incur significant legal, accounting and other expenses that Eos did not previously incur. Eos’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in the post-business combination company incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for the post-business combination company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for the post-business combination company to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

BMRG is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. BMRG intends to take advantage of the benefits of this extended transition period. This may make comparison of BMRG’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

BMRG will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we issued more than $1.00 billion in non-convertible debt during the prior three-year period. If the business combination is consummated, we currently anticipate losing our “emerging growth company” status at the end of year 2020. If we are not able to implement the requirements of Section 404 of SOX, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

BMRG’s initial stockholders, directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders or public warrant holders, which may influence a vote on the business combination and reduce the public “float” of our common stock.

BMRG’s initial stockholders, directors, officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either before or following Closing, although they are under no obligation to do so. There is no limit on the number of shares BMRG’s initial stockholders, directors, officers, advisors, or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.

In the event that BMRG’s initial stockholders, directors, executive officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Merger Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. In addition, the purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the initial business combination. Any such purchases of our securities may result in the completion of the business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of our securities on a national securities exchange.

BMRG did not obtain an opinion from an independent investment banking or accounting firm, and consequently, there can be no assurance from an independent source that the price BMRG is paying for is fair to BMRG from a financial point of view.

BMRG is not required to obtain an opinion from an independent investment banking or accounting firm that the price BMRG is paying in connection with the business combination is fair to BMRG from a financial point of view. Our board of directors did not obtain a third-party valuation or fairness opinion in connection with its initial determination to approve and recommend the business combination. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing Eos’s business, and assuming the risk that the board of directors may not have properly valued the business combination.

BMRG’s initial stockholders have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

Our initial stockholders have agreed to vote their founder shares, private placement shares as well as any public shares purchased during or after BMRG’s IPO, in favor of the business combination. The initial stockholders own approximately 22% of our outstanding shares prior to the business combination. Accordingly, it is more likely that the necessary stockholder approval for the business combination will be received than would be the case if our initial stockholders agreed to vote their founder shares and private placement shares in accordance with the majority of the votes cast by our public stockholders.

BMRG and Eos will incur significant transaction and transition costs in connection with the business combination. If we fail to consummate the business combination, we may not have sufficient cash available to pay such costs.

We and Eos expect to incur significant, non-recurring costs in connection with consummating the business combination. Some of these costs are payable regardless of whether the business combination is completed. We and Eos may also incur additional costs to retain key employees. Our and Eos’s transaction expenses as a result of the business combination includes costs and expenses associated with legal, accounting, consulting, investment banking and other fees, printing and mailing this proxy statement, investor relations, insurance, and other operating costs related to the business combination. If BMRG and Eos do not consummate the business combination, each party will be required to pay its own fees and expenses, and BMRG likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction.

Even if we consummate the business combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Litigation against Eos or BMRG, or the members of the Eos or BMRG board of directors, could prevent or delay the completion of the Mergers.

A current common unit holder and director of Eos has made certain allegations questioning the propriety of certain historical convertible debt issuances by Eos. While Eos believes that these allegations or any additional claims that may be asserted by such unit holder in connection with the approval of historical transactions or otherwise would be without merit, the results of any potential legal proceedings related to such claims would be difficult to predict and could delay or prevent the Mergers from being completed in a timely manner. If any litigation were to be commenced, it could negatively impact the likelihood of obtaining the required approvals from Eos unit holders and BMRG shareholders of the business combination proposal. If any unit holders are ultimately successful in obtaining an injunction prohibiting the parties from completing the Mergers on the agreed-upon terms, such an injunction may delay completion of the Mergers in the expected timeframe, or potentially prevent the Mergers from being completed at all.

Moreover, whether or not a unit holder’s claim is successful, any litigation itself could be time consuming and expensive, and could divert the attention of the management of Eos and BMRG away from their regular business. While the Eos unit holders are required to indemnify Eos, BMRG, the Eos Companies and certain others for, and pledge 40% of the portion of the merger consideration delivered to them in exchange for their units in connection with, any losses arising out of the above-referenced allegations (subject to the terms and conditions set forth in the Merger Agreement), there is no guarantee that the Company will successfully collect sufficient amounts in connection with an indemnification claim or realize sufficient value from the pledged shares to cover the cost of any lawsuit commenced in connection therewith. If any potential lawsuit is adversely resolved against Eos, BMRG, or members of the Eos or BMRG board of directors, it could have a material adverse effect on each party’s business, financial condition, and results of operations and the ultimate consideration received by Eos unit holders in connection with the Mergers.

After the Closing, neither BMRG, Merger Sub I nor Merger Sub II will have any right to make damage claims against Eos or the Sellers for the breach of any representation, warranty or covenant made by Eos in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing, except for covenants to be performed in whole or in part after the Closing. As a result, neither BMRG, Merger Sub I nor Merger Sub II will have any remedy available to it if the business combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Eos or Merger Sub I or Merger Sub II at the time of the business combination.

If BMRG is unable to complete the business combination with Eos or another business combination by November 22, 2021 (or such later date as our stockholders may approve), BMRG will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third parties may bring claims against BMRG and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $10.10 per share.

Under the terms of the Current Charter, BMRG must complete the business combination with Eos or another business combination by November 22, 2021 (or such later date as our stockholders may approve), or BMRG must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining stockholders and our board of directors, dissolving and liquidating. In such event, third parties may bring claims against BMRG. Although BMRG has obtained waiver agreements from certain vendors and service providers (other than our independent auditors) we have engaged and owe money to, and the prospective target businesses we have negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims that could take priority over those of BMRG’s public stockholders.

The Sponsor has agreed that it will be liable to us, if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not asked the Sponsor to reserve for its indemnification obligations, we have not independently verified whether the Sponsor has sufficient funds to satisfy such obligations, and we believe that the Sponsor’s only assets are securities of our company. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.10 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

BMRG’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, BMRG’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While BMRG currently expects that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to BMRG, it is possible that BMRG’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If BMRG’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to BMRG’s public stockholders may be reduced below $10.10 per share.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

BMRG’s stockholders may be held liable for claims by third parties against BMRG to the extent of distributions received by them.

If BMRG is unable to complete the business combination with Eos or another business combination within the required time period, BMRG will cease all operations except for the purpose of winding up, liquidating and dissolving, subject to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. BMRG cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, BMRG’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, BMRG cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by BMRG.

If BMRG is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by BMRG’s stockholders. Furthermore, because BMRG intends to distribute the proceeds held in the trust account to our public stockholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, BMRG’s board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account before addressing the claims of creditors. BMRG cannot assure you that claims will not be brought against us for these reasons.

The working capital available to the post-combination business after the business combination will be reduced to the extent that our stockholders exercise their redemption rights in connection with the business combination and will also be reduced to the extent of BMRG’s and Eos’s transaction expenses, which will be payable by the post-combination company. This may adversely affect the business and future operations of Eos.

Significant uncertainties exist regarding the amount of additional cash, if any, that may be available to fund Eos’s operations as a result of the business combination. There was approximately $176.76 million in the trust account as of June 30, 2020; however, existing BMRG shareholders will have the right to elect to have their shares redeemed for cash in connection with the business combination. Immediately following the Closing, we intend to use a combination of (i) cash remaining in the trust fund, (ii) cash on hand at Eos, and (iii) cash proceeds from the PIPEs, to pay transaction expenses and fund Eos’s near-term working capital requirements. It is not possible at this time to predict how many existing BMRG stockholders will exercise their redemption rights, and therefore it is not possible at this time to predict how much cash will be held in the trust account immediately following Closing.

The Merger Agreement provides that Eos’s obligation to consummate the business combination is subject to the condition that, among other things, BMRG has an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses. If such condition is not met, then the Merger Agreement could terminate and the proposed business combination may not be consummated. If such condition is waived and the business combination is consummated, the cash held by us and our subsidiaries (including Eos) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us or invest in us in the future after the business combination. The additional exercise of redemption rights with respect to a large number of our public stockholders may make us unable to take such actions as may be desirable in order to optimize our capital structure after consummation of the business combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The Closing is subject to a number of conditions. The Closing is not assured and is subject to risks, including the risk that approval of the business combination by BMRG’s stockholders is not obtained or that there are not sufficient funds in the trust account, in each case subject to certain terms specified in the Merger Agreement (as described under

“The Merger Agreement — Conditions to the Closing of the Business Combination”), or that other closing conditions are not satisfied. If we do not complete the business combination, we could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of BMRG’s shares due to the fact that current prices may reflect a market assumption that the business combination will be completed; and

•        the attention of our management will have been diverted to the business combination rather than our own operations and pursuit of other opportunities that could have been beneficial to that organization.

BMRG may waive one or more of the conditions to the business combination.

BMRG may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the business combination, to the extent permitted by its existing charter and applicable laws. For example, it is a condition to BMRG’s obligation to close the business combination that each of the covenants of Eos to be performed as of or prior to the Closing having been performed in all material respects. However, if our board of directors determines to effectuate the business combination notwithstanding any such breach, then it may elect to waive that condition and close the business combination. In deciding to waive one or more conditions to the business combination, BMRG’s directors have interests in and arising from the business combination that are different from or in addition to (and which may conflict with) the interests of BMRG’s public stockholders. See “— Directors of BMRG have potential conflicts of interest in recommending that stockholders vote in favor of approval of the business combination and approval of the other proposals described in this proxy statement.” Under applicable law and BMRG’s amended and restated certificate of incorporation, BMRG is not able to waive the condition that its stockholders approve the business combination.

The business combination may be materially adversely affected by the recent coronavirus (COVID-19) outbreak and the status of debt and equity markets, as well as protectionist legislation in our target markets.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. This outbreak of COVID-19 has resulted in a widespread health crisis that has and may continue to adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we may consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. In addition, countries or supranational organizations in our target markets may develop and implement legislation that makes it more difficult or impossible for entities outside such countries or target markets to acquire or otherwise invest in companies or businesses deemed essential or otherwise vital. The extent to which COVID-19 impacts our ability to consummate the business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, and result in protectionist sentiments and legislation in our target markets, our ability to consummate a business combination with Eos, may be materially adversely affected. In addition, our ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by COVID-19 and other events.

There can be no assurance that our common stock that will be issued in connection with the business combination will be approved for listing on Nasdaq following the Closing, or that we will be able to comply with the continued listing standards of Nasdaq.

We intend to list the shares of our common stock and warrants, upon the Closing, on Nasdaq. Our continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the business combination,

Nasdaq delists the common stock from trading on its exchange for failure to meet the listing standards, the Company and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If BMRG is not able to complete the business combination with Eos or another business combination by November 22, 2021 (or such later date as BMRG’s stockholders may approve), BMRG would cease all operations except for the purpose of winding up and BMRG would redeem our public shares and liquidate the trust account, in which case our public stockholders may only receive approximately $10.10 per share and our warrants will expire worthless.

The Current Charter states that we must complete our initial business combination by November 22, 2021. If BMRG has not completed the business combination with Eos by then or another business combination by November 22, 2021 (or such later date as our stockholders may approve), BMRG will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no liquidating distributions with respect to our warrants, which will expire worthless.

Following the consummation of the business combination, Holdings’ only significant asset will be ownership of 100% of Eos and does not currently intend to pay dividends on its common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of BMRG common stock.

Following the consummation of the business combination, BMRG will have no direct operations and no significant assets other than the ownership of 100% of Eos. BMRG will depend on Eos for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its common stock. Legal and contractual restrictions may limit BMRG’s ability to obtain cash from Eos. Thus, BMRG does not expect to pay cash dividends on its common stock. Any future dividend payments are within the absolute discretion of the board of directors of BMRG and will depend on, among other things, BMRG’s results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that its board of directors may deem relevant.

Provisions in our Proposed Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

The Proposed Charter will require, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or our bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the

Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in the Proposed Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors, a supermajority vote required to amend certain provisions of the Proposed Charter and the ability of the board of directors to designate the terms of, and issue new series of, preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•        the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•        advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company;

•        the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

The grant and future exercise of registration rights may adversely affect the market price of our common stock upon consummation of the Business Transaction.

Pursuant to the Registration Rights Agreement to be entered into in connection with the business combination and which is described elsewhere in this proxy statement, the Sellers party thereto can each demand that we register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that the Company undertakes. In addition, following the consummation of the business combination, the Company is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Company.

The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Merger Agreement. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock post-business combination.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, BMRG’s board of directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

The Adjournment Proposal seeks approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the business combination. If the Adjournment Proposal is not approved, BMRG’s board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the business combination. In such event, the business combination would not be completed.

Risks Related to the Redemption

The ability of stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the business combination would be unsuccessful and that stockholders would have to wait for liquidation to redeem their stock.

At the time we entered into the agreements for the business combination, we did not know how many stockholders will exercise their redemption rights, and therefore we structured the business combination based on our expectations as to the number of shares that will be submitted for redemption. If a larger number of shares are submitted for redemption than we initially expected, this could lead to our failure to consummate the business combination, our failure to obtain or maintain the listing of our securities on the NYSE or another national securities exchange, or a lack of liquidity, which could impair the Company’s ability to fund our operations and adversely affect our business, financial condition and results of operations.

Public stockholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public stockholder will be entitled to receive cash for any public shares to be redeemed only if such public stockholder: (i) (a) hold public shares or (b) hold public shares through units and elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; and (ii) prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting), (a) submit a written request to BMRG’s transfer agent, that BMRG redeem its public shares for cash and (b) deliver its public shares to the transfer agent, physically or electronically through The Depository Trust Company. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, if, despite our compliance with the proxy rules, a public stockholder fails to receive our proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its public shares.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the public shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each public stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the business combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the business combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of us might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of BMRG and Eos, adjusted to give effect to the business combination and the equity financing provided by the subscription agreements with investors. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

BMRG is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. BMRG completed its initial public offering of units on May 22, 2020. Upon the closing of the IPO, $176.75 million ($10.00 per unit) from the net proceeds thereof was placed in a trust account and is invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations until the earlier of: (i) the completion of a business combination and (ii) the redemption of BMRG’s public shares if BMRG is unable to complete a business combination by November 22, 2021 subject to applicable law. As of June 30, 2020, there was approximately $176.76 million held in the trust account.

Eos was formed in 2008. Eos has assembled an executive team focused on accelerating the commercialization of the next-generation Eos Aurora solution, which uses zinc battery technology to facilitate the storage of clean energy. With decades of diverse experience in the energy industry and deep expertise executing complex projects around the world, the executive team is ready to deliver systems at scale.

BMRG’s obligation to consummate the business combination is subject to the condition that (i) it has an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses, (ii) the recipe for the Eos’s proprietary electrolyte solution has been deposited with a third party escrow agent (to be released to BMRG’s Chief Executive Officer if certain events occur with regard to the two employees who have knowledge of the formula), and (iii) BMRG’s stockholders approve the Merger Agreement and the business combination. In order to help meet the condition under the Merger Agreement that we have at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources upon the Closing (before taking into account certain expenses), we have entered into an equity commitment letter with B. Riley Financial, pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to subscription agreements entered into with investors prior to the Closing (the “Equity Commitment Letter”). The $40 million in equity financing will occur irrespective of the level of redemptions. Refer to the Description of the Business Combination section below.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the business combination and equity financing had been completed on June 30, 2020. The following unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2020 and for the fiscal year ended December 31, 2019 gives pro forma effect to the business combination and equity financing as if they had been completed on January 1, 2019.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the business combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

This information has been developed from and should be read together with BMRG’s and Eos’s audited and unaudited financial statements and related notes included elsewhere in this proxy statement, the sections titled “BMRG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Eos Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial statements assume that none of BMRG’s stockholders exercise redemption rights with respect to their equity interests. The potential impact of the business combination on the unaudited pro forma condensed combined financial information under the maximum redemption scenario is included in the condensed combined balance sheet as of June 30, 2020 and also disclosed in the accompanying notes to the unaudited pro forma condensed combined financial information.

The business combination is accounted for under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, business combinations (“ASC 805”), as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Eos has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•        Eos’s senior management will comprise the senior management of the combined company,

•        Eos will have greater influence in putting forth the relative majority of the members of the initial Board of Directors; and

•        Eos’s operations will comprise the ongoing operations of the combined company.

•        The relative size of BMRG is larger based on assets.

ASC 805 provides that in identifying the acquiring entity in a transaction effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined company; the existence of a large minority voting interest in the combined entity (if no other owner or organized group of owners has a significant voting interest); the composition of the board of directors and senior management of the combined company; the relative size of each company; and the terms of the exchange of equity securities in the transaction, including payments of any premium. The preponderance of the evidence discussed above supports the conclusion that Eos is the accounting acquirer in the business combination. Under this method of accounting, BMRG will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Eos issuing stock for the net assets of BMRG, accompanied by a recapitalization. The net assets of Eos will be stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Business Combination

Subject to certain downward adjustments, and the other terms and conditions set forth in the Merger Agreement, at Closing Eos’s securityholders, which include AltEnergy (the “Sellers”), will receive aggregate consideration equal to up to $300 million of shares of the Company’s common stock (including shares issuable upon exercise of certain options to acquire such shares), or up to 30,000,000 shares (assuming exercise of certain options to acquire such shares). The Merger Agreement also contemplates the issuance of an additional 2,000,000 shares of the Company’s common stock to Eos’s securityholders pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement.

In the business combination, BMRG will merge with and into Eos, and Eos will become a wholly-owned subsidiary of BMRG. Upon the Closing, the Company will change its name to “Eos Energy Enterprises, Inc.”

Financing for the business combination and for related transaction expenses will consist of:

(i)     $176.75 million of proceeds from BMRG’s IPO on deposit in the trust account (plus any interest income accrued thereon since the IPO), net of any redemption of shares of Class A common stock in connection with the business combination; and

(ii)    $40 million of proceeds from the subscription agreements with investors.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of BMRG’s Class A common stock:

•        Assuming No Redemptions:    This presentation assumes that no BMRG stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that approximately 60.4% of BMRG’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 10,570,000 public shares are redeemed for an aggregate redemption payment of approximately $106.8 million, based on $176.76 million in the trust and 17,500,000 public shares outstanding as of June 30, 2020. This is presented as the maximum redemptions scenario because BMRG’s obligation to consummate the business combination is subject to the condition that it has an aggregate of at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources before taking into account certain expenses. In accordance with the Charter, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redemption with respect to 20% or more of public shares without the Company’s prior written consent. Furthermore, in no event will the Company redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The following summarizes the pro forma common stock shares outstanding under the two scenarios:

	Assuming No Redemptions			Assuming Maximum Redemptions(1)
	Shares		%	Shares	%
	(in thousands)			(in thousands)
Shares held by public BMRG stockholders	17,500		31.0%	6,930	15.1%
Shares held by Initial Stockholders(2)	5,025	(3)	8.9%	5,025	10.9%
Shares issued as rollover equity	30,000	(4)(5)	53.1%	30,000	65.3%
Shares issued to investors	4,000		7.1%	4,000	8.7%
Closing shares	56,525		100%	45,955	100%

____________

(1)      Assuming BMRG’s public stockholders redeem approximately 10,570,000 shares for aggregate redemption payments of $106.757 million based on an estimated $10.10 liquidation value as of June 30, 2020. This maximum redemption scenario satisfies BMRG’s obligation to consummate the business combination with an aggregate of at least $110 million of cash available from the trust account and from equity financing sources (made up of the 6,930,000 shares multiplied by the $10.10 liquidation value equaling $70 million plus the $40 million PIPE investment).

(2)      Consists of the Sponsor and BMRG’s independent directors.

(3)      This number includes 1,718,000 shares subject to the Sponsor Earnout arrangement which may be subject to forfeiture, and 650,000 private placement shares acquired by the Sponsor at the time of the IPO.

(4)      This number does not reflect the 2,000,000 earnout shares which may be issued to the Eos securityholders on a pro rata basis upon the triggering of certain events as described in the Merger Agreement.

(5)      This number assumes exercise of certain options to acquire certain number of shares of the Company’s common stock.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020, unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2020 and for the year ended December 31, 2019 are based on the historical financial statements of BMRG and Eos. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates and are described in the accompanying notes. Actual results may differ materially from the assumptions and estimates used to present the accompanying unaudited pro forma condensed combined financial information.

BMRG UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET

June 30, 2020

	B. Riley Principal Merger Corp. II (Historical)	EOS Energy Storage LLC (Historical)	Assuming No Redemptions			Assuming Illustrative Redemptions
(in thousands)			Pro Forma Adjustments		Pro Forma	Redemption Adjustment		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$497	$920	$40,000	(1)	$213,178	$(106,761)	(3)	$106,417
			10,000	(2)
			176,761	(3)
			(15,000)	(4)
Grants receivable		114			114			114
Accounts receivable		76			76			76
Vendor deposits		156			156			156
Prepaid expenses and other current assets	258	34			292			292
Total current assets	755	1,300	211,761		213,816	(106,761)		107,055
Property and equipment, net		5,777			5,777			5,777
Intangible assets, net		340			340			340
Investment held in Trust Account	176,761		(176,761)	(3)	—			—
Investment in joint venture		1,100			1,100			1,100
Security deposit		795			795			795
Total Assets	$177,516	$9,312	35,000		$221,828	$(106,761)		$115,067
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$64	$10,631			$10,695			$10,695
Convertible notes payable – related party		85,636	(85,636)	(5)	—			—
Payable to related party	14				14			14
Capital lease, current portion		13			13			13
Embedded derivative liability		1,037	(1,037)	(5)	—			—
Contract liabilities, current portion		327			327			327
Total current liabilities	78	97,644	(86,673)		11,049	—		11,049
Long-term liabilities:
Deferred rent		713			713			713
Capital lease		12			12			12
Total Liabilities	78	98,369	(86,673)		11,774	—		11,774
Common stock subject to redemption	172,438		(172,438)	(6)	—			—
Contingently redeemable preferred stock		109,841	(109,841)	(5)	—			—
Stockholders’ Equity:
Members’ capital		20,402	(20,402)	(5)	—			—
Common stock	1		3	(5)	5	(1)	(3)	4
			1	(6)

BMRG UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET — Continued

June 30, 2020

	B. Riley Principal Merger Corp. II (Historical)	EOS Energy Storage LLC (Historical)	Assuming No Redemptions			Assuming Illustrative Redemptions
(in thousands)			Pro Forma Adjustments		Pro Forma	Redemption Adjustment		Pro Forma
Additional paid-in capital	5,086		40,000	(1)	444,157	(106,760)	(3)	337,397
			10,000	(2)
			216,913	(5)
			172,437	(6)
Contingently Issuable Shares			16,150	(7)	16,150			16,150
Retained earnings (deficit)	(87)	(219,300)	(15,000)	(4)	(250,258)			(250,258)
			(16,150)	(7)
Total Stockholders’ equity	5,000	(198,898)	403,952		210,054	(106,761)		103,293

Total liabilities and stockholders’ equity	$177,516	$9,312	$35,000		$221,828	$(106,761)		$115,067

BMRG UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS FOR THE
SIX MONTHS ENDED JUNE 30, 2020

	B. Riley Principal Merger Corp. II (Historical)		EOS Energy Storage LLC (Historical)		Assuming No Redemptions and Illustrative Redemptions
(in thousands)					Pro Forma Adjustments			Pro Forma
Revenues:
Investment income on Trust Account	$		$		$			$
Total net revenues		—		—		—			—
Operating expenses:
Cost of goods sold				110					110
Research and development expenses				4,478					4,478
General and administrative costs		97		3,984					4,081
Grant expense, net				609					609
Total operating expenses		97		9,181		—			9,278
Operating income (loss)		(97)		(9,181)		—			(9,278)
Other Income (Expense):
Loss from equity in unconsolidated joint venture				(39)					(39)
Interest income		11		—					11
Interest expense				(110)					(110)
Interest expense – related party				(6,745)		6,745	(1)		—
Change in fair value, embedded derivative				843		(843)	(1)		—
Income (loss) before income tax expense		(86)		(15,232)		5,902			(9,416)
Income tax expense
Net income (loss)		$(86)		$(15,232)		$5,902			$(9,416)

Earnings per Share
Weighted average shares outstanding, basic and diluted		6,240,394
Basic and diluted net income per share		$(0.01)
Earnings per Share – Assuming No Redemptions
Weighted average shares outstanding, basic									56,525,000	(2)
Basic net income per share									$(0.17)
Earnings per Share – Assuming Illustrative Redemptions
Weighted average shares outstanding, basic									45,955,000	(2)
Basic net income per share									$(0.20)

BMRG UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2019

	B. Riley Principal Merger Corp. II (Historical)		EOS Energy Storage LLC (Historical)		Assuming No Redemptions and Illustrative Redemptions
(in thousands)					Pro Forma Adjustments			Pro Forma
Revenues:
Investment income on Trust Account	$		$		$			$
Total net revenues		—		496		—			496
Operating expenses:
Cost of goods sold				8,332					8,332
Research and development expenses				11,755					11,755
General and administrative costs		—		7,710					7,710
Grant expense, net				(469)					(469)
Total operating expenses		—		27,328		—			27,328
Operating income (loss)		—		(26,832)		—			(26,832)
Other Income (Expense):
Sale of state net operating loss				4,060					4,060
Loss from equity in unconsolidated joint venture				(178)					(178)
Interest income				2					2
Interest expense – related party				(49,708)		49,708	(1)		—
Loss on extinguishment of convertible notes				(6,111)		6,111	(1)		—
Change in fair value, embedded derivative				(716)		716	(1)		—
Income (loss) before income tax expense		—		(79,483)		56,535			(22,948)
Income tax expense
Net income (loss)		$—		$(79,483)		$56,535			$(22,948)

Earnings per Share
Weighted average shares outstanding, basic and diluted		5,000,000
Basic and diluted net income per share		$(0.00)
Earnings per Share – Assuming No Redemptions
Weighted average shares outstanding, basic									56,525,000	(2)
Basic net income per share									$(0.41)
Earnings per Share – Assuming Illustrative Redemptions
Weighted average shares outstanding, basic									45,955,000	(2)
Basic net income per share									$(0.50)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

Basis of presentation

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the business combination and certain other adjustments.

BMRG’s historical results reflect the audited statement of operations for the year ended December 31, 2019, unaudited condensed balance sheet as of June 30, 2020 and unaudited condensed statement of operations for the six-months ended June 30, 2020 under GAAP. Eos’s historical results reflect their audited consolidated statement of operations for the year ended December 31, 2019, unaudited condensed balance sheet as of June 30, 2020 and unaudited condensed statement of operations for the six-months ended June 30, 2020 under GAAP.

Description of the Business Combination

On September 7, 2020, BMRG and Eos entered into an agreement for a business combination to which all equity and equity-linked securities holders of Eos will receive common stock in the continuing public company. The closing is expected to occur in the fourth quarter of 2020 and the combined company will operate under the name “Eos Energy Enterprises, Inc.”

Under applicable accounting standards, Eos will be the accounting acquirer in the business combination, which will be treated as a reverse recapitalization. Accordingly, the accounting for the transaction is similar to that of a capital infusion to Eos. Net assets of BMRG will be stated at historical cost, with no goodwill or intangible assets recorded.

The following table sets forth the net assets of BMRG as of June 30, 2020 (in thousands):

Cash	$497
Prepaid expenses and other current assets	258
Cash held in Trust Account	176,761
Accounts payable and accrued expenses	(64)
Payable to related party	(14)
Net assets acquired	$177,438

The table below represents the sources and uses of funds as it relates to the Business Combination:

Sources and Uses (no redemption, in thousands)

Sources		Uses
BMRG Cash Held in Trust(1)	$176,761	Estimated Fees and Expenses(3)	$15,000
PIPE(2)	40,000	Cash to facilitate growth(4)	201,761
Total Sources	$216,761	Total Uses	$216,761

Sources and Uses (maximum redemptions, in thousands)

Sources		Uses
BMRG Cash Held in Trust(1)	$70,000	Estimated Fees and Expenses(3)	15,000
PIPE(2)	40,000	Cash to facilitate growth(4)	95,000
Redemptions	106,761	Cash to redeeming shareholders(5)	106,761
Total Sources	$216,761	Total Uses	$216,761

____________

(1)      Represents the amount of the restricted investments and cash held in the Trust account upon consummation of the business combination at Closing.

(2)      Represents the issuance, in a private placement to be consummated concurrently with the Closing, to third-party investors of 4,000,000 shares of common stock.

(3)      Represents the total estimated fees and expenses incurred as part of the acquisition to be paid at the Closing.

(4)      Represents remaining cash that will be used to fund operations/growth and working capital needs of the Company after the Closing.

(5)      Represents the redemption of 60.4% of BMRG’s public shares through the exercise of the shareholders’ redemption rights.

Basis of the Pro Forma Presentation

Upon consummation of the business combination, BMRG will adopt Eos’s accounting policies. Eos may identify differences between the accounting policies of the companies, that when conformed, could have a material impact on the consolidated financial statements of the combined entity.

Note 2 — Pro Forma Adjustments

(a)    Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2020 (in thousands)

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

(1)    Private Investment in Public Entity (PIPE) — Represents the issuance, in a private placement of equity, of 4,000,000 shares of common stock at a price of $10.00 per share, to be consummated concurrently with the Closing.

(2)    Holtec Investment — Represents the issuance of preferred stock of the Company to Holtec International for its investment of $10 million in Eos, $4 million of which Holtec has funded. The balance of $6 million is to be funded on or prior to the earlier of Closing and October 15, 2020. Holtec International invested in Eos prior to the closing of the merger and therefore became part of the existing Eos shareholder base to which common stock of the Company was issued.

(3)    Reflects the release of the restricted investments and cash held in the Trust Account upon consummation of the business combination to fund the Closing.

In the case of maximum redemption by holders of common stock, $106.8 million of investments and cash held in the trust account will be paid to redeeming shareholders, after which, there will be $70.0 million of investments and cash held in the Trust account, which would be released upon consummation of the business combination to fund the Closing. See Note 1 — Sources and Uses for further information.

(4)    Reflects the payment of the estimated acquisition-related transaction costs (see Note 1 — Use of proceeds). These costs are not included as a component of consideration to be transferred, but are required to be expensed as incurred or capitalized dependent on whether such costs are directly attributable to the offering of securities. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are directly related to the business combination and will be nonrecurring.

(5)    Reflects the conversion of the convertible notes payable — related party and the associated embedded derivative of Eos to units of Eos, which were then exchanged for the common stock of the Company as well as the exchange of Eos’s historical common and preferred units to common stock of the Company.

(6)    Reflects the adjustment of BMRG’s historical common stock subject to redemption to equity of the Company.

(7)    Following the Closing, and as additional consideration for the merger, BMRG will issue within five years from the Closing Date to each unitholder of Eos its pro-rata proportion of a one-time issuance of an aggregate of 2,000,000 BMRG Shares (the “Earn-out Shares”), upon the occurrence of any of the triggering events mentioned below.

The Earn-out Shares will be issued, following the Closing, and within five Business Days after i) the closing share price of the Company’s shares on the principal securities exchange or securities market on which the shares are then traded equaling or exceeding $16.00 per share for any 20 trading days within any consecutive 30-trading day period during the period from the closing date to the fifth anniversary of the closing date (“Earn-out Period”) or ii) a change of control during the Earn-out Period.

A triggering event shall only occur once if at all, and, in no event shall the unitholders be entitled to receive more than an aggregate of 2,000,000 Earn-out Shares, and if a triggering event does not occur during the Earn-out Period, no Earn-out Shares shall be issued and the Company will not have any liability under this clause. Because this is a reverse acquisition, contingent shares issued to the stockholders of the accounting acquirer should be included in earnings per share from the date of issuance.

The Company has estimated the fair value of the contingently issuable shares to be $16.2 million. This is a preliminary valuation which will be finalized based upon the fair value determine as of the close of the merger. This is initially recorded as a distribution to shareholders and is presented as contingently issuable shares. Upon the occurrence of a triggering event, any issuable shares would be transferred from contingently issuable shares to common stock and additional paid in capital. Any contingently issuable shares not issued as a result of a triggering event not being attained by the end of Earn-out Period will be cancelled.

(b)    Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2020 are as follows:

(1)    Reflects the adjustment to interest expense and change in fair value associated with the conversion of Eos’s convertible notes payable – related party to the common stock of the Company.

(2)    Reflects pro forma net loss per share based on 56,525,000 total basic shares outstanding upon consummation of the business combination $(0.17).

Under maximum redemption by shareholders of common stock, total basic shares outstanding is expected to be 46,955,000 resulting in a pro forma net loss per share of $(0.20).

(c)     Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are as follows:

(1)    Reflects the adjustment to interest expense, change in fair value, and loss on extinguishment associated with the conversion of Eos’s convertible notes payable – related party to the common stock of the Company.

(2)    Reflects pro forma net loss per share based on 56,525,000 total basic shares outstanding upon consummation of the business combination $(0.41).

Under maximum redemption by shareholders of common stock, total basic shares outstanding is expected to be 45,955,000 resulting in a pro forma net loss per share of $(0.50).

SPECIAL MEETING

General

BMRG is furnishing this proxy statement to BMRG’s stockholders as part of the solicitation of proxies by BMRG’s board of directors for use at the special meeting to be held on November 12, 2020, and at any adjournments or postponements thereof. This proxy statement is first being furnished to BMRG’s stockholders on or about October 23, 2020, in connection with the vote on the proposals described in this proxy statement. This proxy statement provides BMRG’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held at 10:00 AM, Eastern Time, on November 12, 2020, at the offices of White & Case LLP, located at 1221 Avenue of the Americas, New York, NY 10020.

Purpose of the Special Meeting

At the special meeting, BMRG is asking holders of shares of BMRG common stock to vote on proposals to:

(a)     Proposal No. 1 — The Business Combination Proposal — approve and adopt the Merger Agreement and approve the business combination;

(b)    Proposal No. 2 — The Stock Issuance Proposal — approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (i) the issuance of shares of common stock to the Sellers pursuant to the terms of the Merger Agreement, and (ii) the issuance of shares of common stock to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing;

(c)     Proposal No. 3 — The Charter Amendment Proposal — approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, which, if approved, would take effect upon the Closing;

(d)    The Advisory Charter Proposals — approve and adopt, on a non-binding advisory basis, certain amendments to the Current Charter as reflected in the Proposed Charter, which are being presented separately, in accordance with the requirements of the SEC, as seven sub-proposals:

(1)    Proposal No. 4 — Advisory Charter Proposal A — to, upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock of the Company from 126,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 201,000,000 shares, which would consist of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock, by, on the effective date of the filing of the Proposed Charter: (i) reclassifying all Class A common stock as common stock; (ii) reclassifying all Class B common stock as common stock and (iii) creating an additional 75,000,000 shares of common stock;

(2)     Proposal No. 5 — Advisory Charter Proposal B — to change the stockholder vote required for approval of any amendment to Article IV (Capitalization), Article V (Board of Directors), Article VI (Bylaws), Article VIII (Limited Liability; Indemnification), Article IX (Corporate Opportunity) and Article X (Amendments) of the Proposed Charter or to amend the Company’s bylaws, from the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least 66 ⅔% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors;

(3)    Proposal No. 6 — Advisory Charter Proposal C — to provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between the Company and certain interested stockholders, does not apply to the Company;

(4)    Proposal No. 7 — Advisory Charter Proposal D — to provide that certain amendments to and actions under the Proposed Charter are subject to the Director Nomination Agreement;

(5)    Proposal No. 8 — Advisory Charter Proposal E — to change the classification of the Company’s board of directors from two classes to three classes of directors, with each class elected for staggered terms;

(6)    Proposal No. 9 — Advisory Charter Proposal F — to provide for a waiver of the doctrine of corporate opportunities for (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s affiliates or its or their respective successors, principals, directors, officers, members, managers or employees);

(7)    Proposal No. 10 — Advisory Charter Proposal G — to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon the Closing, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company;

(e)     Proposal No. 11 — The Incentive Plan Proposal — approve and adopt, assuming the condition precedent proposals are approved and adopted, the B. Riley Principal Merger Corp. II 2020 Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex E; and

(f)     Proposal No. 12 — The Adjournment Proposal — approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

Recommendation of the Board of Directors

BMRG’s board of directors has unanimously determined that the business combination proposal is in the best interests of BMRG and its stockholders, has unanimously approved the business combination proposal, and unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the stock issuance proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

Record Date; Who is Entitled to Vote

We have fixed the close of business on October 22, 2020, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on October 22, 2020, there were 22,525,000 shares of BMRG common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the special meeting.

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares, private placement shares as well as any public shares purchased during or after the IPO, in favor of the business combination proposal. As of the date hereof, our initial stockholders own approximately 22% of our total outstanding shares of Class A common stock and Class B common stock.

Quorum

The presence, in person (which would include virtual presence) or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

A stockholder’s failure to vote by proxy or to vote in person (which would include virtual voting) at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the proposals other than the charter amendment proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on any of the proposals except for the charter amendment proposal. Failure to vote by proxy or to vote in person (which would include virtual voting) or an abstention from voting on the charter amendment proposal will have the same effective as a vote “AGAINST” the charter amendment proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on “routine” matters, but not on any “non-routine” matters, like the business combination proposal.

Vote Required for Approval

Approval of the business combination proposal, the stock issuance proposal, each of the advisory charter proposals, the incentive plan proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock cast by BMRG’s stockholders present in person (which would include virtual presence) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

Under the Merger Agreement, the approval of each of the condition precedent proposals is a condition to the Closing. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The advisory charter proposals, the incentive plan proposal is conditioned on the approval of all of the condition precedent proposals, and each of the advisory charter proposals and the adjournment proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the business combination may not be consummated.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of BMRG common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two (2) ways to vote your shares of BMRG common stock at the special meeting:

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by BMRG’s board of directors “FOR” the business combination proposal, “FOR” the stock issuance proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

•        You Can Attend the Special Meeting.    If you attend the special meeting, you may also submit your vote at the special meeting via the special meeting website at https://www.cstproxy.com/brileyprincipalmergercorpii/2020, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the special meeting. See “Registering for the Special Meeting” for further details on how to attend the special meeting.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before the special meeting or at the special meeting by doing any one of the following:

•        you may sign and deliver a new proxy relating to the same shares and bearing a later date; or

•        you may notify Daniel Shribman, BMRG’s chief executive officer and chief financial officer, in writing before the special meeting that you have revoked your proxy; or

•        attending and voting at the special meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of our common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing BMRG.info@investor.morrowsodali.com.

Vote of BMRG’s Sponsor, Directors and Officers

BMRG entered into agreements with our initial stockholders, directors and officers, pursuant to which each agreed to vote any shares of BMRG common stock owned by them in favor of an initial business combination.

These agreements apply to BMRG’s initial stockholders, including the Sponsor, as it relates to the founder shares and the requirement to vote all of the founder shares in favor of the business combination proposal.

Our initial stockholders, directors and officers have waived any redemption rights, including with respect to any shares of BMRG purchased in BMRG’s IPO or in the aftermarket, in connection with business combination. The founder shares held by our initial stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by November 22, 2021. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed business combination, against the proposed business combination or do not vote in relation to the proposed business combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act)

will be restricted from seeking redemption rights with respect to 20% or more of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

BMRG’s initial stockholders will not have redemption rights with respect to any shares of BMRG common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that BMRG instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the business combination is not approved or completed for any reason, then BMRG’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, BMRG will promptly return any shares previously delivered by public holders.

The closing price of shares of Class A common stock on October 21, 2020, was $10.01. For illustrative purposes, the cash held in the trust account on June 30, 2020, was approximately $176.76 million or approximately $10.10 per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A common stock as they may receive higher proceeds from the sale of their shares of Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. BMRG cannot assure our stockholders that they will be able to sell their shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting), and the business combination is consummated.

In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting). Immediately following the Closing, the Company will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither BMRG stockholders nor BMRG warrant holders have appraisal rights in connection with the business combination under the DGCL.

Proxy Solicitation Costs

BMRG is soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. BMRG and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. BMRG will bear the cost of the solicitation.

BMRG has hired Morrow Sodali LLC to assist in the proxy solicitation process. BMRG will pay that firm a fee of $22,500 plus disbursements. Such fee will be paid with non-trust account funds.

BMRG will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. BMRG will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding BMRG or our securities, the BMRG initial stockholders, Eos and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BMRG common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of BMRG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BMRG will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

The Merger Agreement

This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the business combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants (together with any statements disclosed in separate schedules to the Merger Agreement) were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement.

General; Structure of the Business Combination

On September 7, 2020, the Parties entered into the Merger Agreement, pursuant to which (1) Merger Sub I will merge with and into Newco whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the First Surviving Company and become a wholly owned subsidiary of BMRG; and (2) the First Surviving Company will merge with and into Merger Sub II, whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the Ultimate Surviving Company and a wholly owned subsidiary of BMRG. Upon the Closing, the Company will change its name to Eos Energy Enterprises, Inc.

Consideration to be Received in the Business Combination

Subject to the terms and conditions set forth in the Merger Agreement at Closing, Sellers will receive aggregate consideration with a value equal to $300 million, which will consist of $300 million of shares of our common stock, or 30,000,000 shares.

In addition to the consideration described in this section unitholders may be eligible for additional Earn Out Shares as described more fully below in the section titled “Earn Out Shares.”

Closing Funding

At the time of the IPO, we entered into the forward purchase agreement which provides for the purchase, immediately prior to the Closing, by BRPI or its designees of $25,000,000 of our units at a price of $10.00 per unit, or an aggregate of 2,500,000 units, each comprised of one forward purchase shares and one-half of one forward purchase warrant. Pursuant to the terms of the Equity Commitment Letter, BRPI has agreed to terminate the forward purchase agreement in its entirety.

In order to help meet the condition under the Merger Agreement that we have at least $110 million of cash available from the trust account and from the proceeds of investments of equity financing sources upon the Closing (before taking into account certain expenses), we have entered into an equity commitment letter with B. Riley Financial), pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to subscription agreements with investors entered into prior to the Closing.

Closing of the Business Combination

The Closing will take place at 9:00 a.m. Eastern Time on (a) the fifth (5th) business day after the conditions set described below under the subsection entitled “Conditions to Closing of the Business Combination” have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date as the parties mutually agree.

Conditions to Closing of the Business Combination

Condition to Each Party’s Obligation

The respective obligations of the Company, Merger Sub I, Merger Sub II, Eos, Newco and AltEnergy (collectively, the “Parties” and individually, a “Party”) to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver by the Party entitled to the benefit of the same, as of the Closing, of each of the following conditions:

•        there shall not be any effective injunction, writ, preliminary restraining order, or non-appealable order in effect preventing the consummation of the transactions contemplated hereby;

•        the required vote of such parent stockholders shall have been obtained;

•        the redemptions by public stockholders shall have been completed in accordance with the terms of the Charter; and

•        the amount of cash available to such parent shall be no less than $110 million minus the sum of any (x) Company transaction expenses and (y) Eos transaction expenses.

Condition to the Company, Merger Sub I and Merger Sub II’s Obligations

The obligations of the Company, Merger Sub I and Merger Sub II to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver, as of the Closing, of each of the following conditions:

•        The representations and warranties of Eos and Newco, other than the fundamental representations, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein (other than the representations and warranties with respect to the material adverse effect qualifier and the material contracts), shall be true and correct as of the Closing (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect. Additionally, Eos’s and Newco’s fundamental representations without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies;

•        Eos and Newco shall have performed or complied in all material respects with each covenant required by the Merger Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Eos and Newco on or prior to the Closing;

•        there shall not have been a material adverse effect since the date of the Merger Agreement;

•        Eos and Newco shall deliver (i) a customary closing certificate certifying, among other things, that the conditions in the first, second and fourth bulled points have been satisfied (ii) the governing documents of Eos and Newco attached thereto are in full force and effect and (iii) that the resolutions of the board of directors of Eos and the governing bodies of Newco approving the Merger Agreement and the other transactions contemplated thereby were duly adopted;

•        Eos and Newco shall deliver to BMRG (i) a duly executed certificate prepared pursuant to Treasury Regulation Section 1.1445-2(c), dated no more than thirty (30) days prior to the Closing;

•        Eos and Newco shall have delivered to BMRG copies of all invoices for their transaction expenses from third parties prior to or in connection with the Closing, at least three (3) business days prior to Closing;

•        Eos and Newco shall deliver to BMRG its unitholder approval;

•        Eos and Newco shall deliver to BMRG counterparts duly executed by certain specific securityholders to the Registration Rights Agreement by and among BMRG and such specific Securityholders (as defined in the Registration Rights Agreement), dated the Closing Date;

•        Eos and Newco shall deliver to BMRG resignation letters, effective as of the Closing, of all directors, managers, board advisors and board observers of Eos and its subsidiaries;

•        Eos and Newco shall deliver to BMRG the closing settlement statement duly executed by Eos and Newco;

•        Eos and Newco shall deliver to BMRG counterparts to the director nomination agreement, duly executed by Eos and Newco, the securityholder representative and the other securityholders party to such agreement;

•        Eos and Newco shall deliver the leakage certificate to BMRG at least three (3) business days and not more than five (5) business days prior to the closing date;

•        Eos and Newco shall deliver evidence satisfactory to BMRG of the consent of the Eos’s option holders and restricted unitholders to the treatment set forth in the Merger Agreement, including the equity plan consents;

•        all required consents and approvals from governmental entities or other third parties shall have been obtained;

•        Eos and Newco shall deliver evidence satisfactory to BMRG that (x) all of the convertible promissory notes listed in the disclosure schedules have been converted into units in accordance with their terms prior to Closing and (y) all liens associated with the above-mentioned convertible promissory notes have been released at or prior Closing (including the filing of UCC termination statements to release any liens in respect of such notes);

•        Eos shall have (a) caused each employee who has knowledge of the recipe for Eos and its subsidiaries’ proprietary electrolyte solution to have deposited into escrow with a third party escrow agent mutually agreed by the parties on terms and conditions mutually agreed on by the parties an accurate and complete copy of the recipe for Eos and its subsidiaries’ proprietary electrolyte solution that details, for clarity, all ingredients, specifications, instructions, and other information necessary to manufacture the Eos Companies’ proprietary electrolyte solution currently used in the conduct of the business of Eos and its subsidiaries (the “Formula”) (collectively, the “Deposit Materials”) and (b) entered into an escrow agreement with the escrow agent and BMRG, on terms and conditions mutually agreed to by the parties, that becomes effective upon the Closing pursuant to which (i) the escrow agent shall hold such Deposit Materials in escrow and not disclose to any third party or make use of the Deposit Materials without the express written approval of Eos and BMRG and (ii) upon the occurrence of certain release events described therein (including the death, incapacitation, or termination of employment of such employees), the escrow agent shall confidentially release the Deposit Materials to Eos upon the terms and conditions set forth in the escrow agreement;

•        Eos and Newco shall have delivered evidence reasonably satisfactory to BMRG of the amount actually funded by Holtec International to Eos or Newco after the date of the Merger Agreement pursuant to the Holtec Memorandum of Agreement; and

•        Eos and Newco shall have delivered to BMRG a written consent of the members of Newco holding more than fifty (50%) of the preferred units of Newco after giving effect to the pre-closing reorganization contemplated by the Merger Agreement) approving the Merger Agreement and the transactions contemplated thereby.

Condition to Eos and Newco’s Obligations

The obligations of Eos and Newco to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver, at or prior to the Closing, of each of the following conditions:

•        the representations and warranties of BMRG, Merger Sub I and Merger Sub II, other than the fundamental representations, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing in all respects (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would have a material adverse effect on BMRG’s, Merger Sub I’s or Merger Sub II’s ability to consummate the transactions contemplated by the Merger Agreement;

•        BMRG, Merger Sub I and Merger Sub II fundamental representations, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies;

•        there shall not have been material adverse effect on BMRG, Merger Sub I or Merger Sub II since the date of execution of the Merger Agreement;

•        BMRG, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with each covenant required by the Merger Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by BMRG Merger Sub I and Merger Sub II on or prior to the Closing;

•        the third amended and restated Charter shall have been filed with the Secretary of State of the State of Delaware;

•        all required consents and approvals from the governmental entities or other third parties shall have been obtained;

•        BMRG shall deliver to Eos a duly executed certificate from an officer of BMRG, dated as of the Closing, certifying that the conditions set forth in the first through the fifth bullet points above have been satisfied;

•        BMRG shall deliver to Eos a duly executed Sponsor Earn-Out Agreement by and between BMRG and the Sponsor, in the form attached to the Merger Agreement;

•        BMRG shall deliver to Eos a counterpart to the registration rights agreement;

•        BMRG shall pay the merger consideration; and

•        BMRG shall deliver a counterpart to the Director Nomination Agreement, duly executed by BMRG.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination

Eos and BMRG agreed to cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the Closing), and do, or cause to be done, and assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement; provided, that nothing herein shall require (i) BMRG or Eos to take any action to satisfy the conditions set forth in “Condition to the Company, Merger Sub I and Merger Sub II’s Obligations” above, (ii) Eos or any of its subsidiaries to take any action to satisfy the conditions set forth in “Condition to Eos and Newco’s Obligations” above and (iii) a Party to pay any expenses or fees or agree to any terms or conditions in order to obtain any third party consent or approval.

Earn Out Shares

Under the Merger Agreement, the unitholders will be entitled to receive a one-time issuance of an aggregate of 2,000,000 newly issued shares of BMRG if within five years after the Closing (i) the closing share price of BMRG on the principal securities exchange or securities market on which BMRG’s shares are then traded equal or exceed $16.00 per share for any 20 trading days within any consecutive 30-trading day period during the earn-out period or (ii) a change of control (or a definitive agreement providing for a change of control having been entered into) occurs during the earn out period in which the value of the consideration to be received by the holders of BMRG shares in such change of control transaction is not less than $16.00 per share. A triggering event described in the foregoing clauses (i) and (ii) can occur only once, if at all, and the unitholders will not be entitled to receive more than an aggregate of 2,000,000 Earn Out Shares.

Termination

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Closing:

•        by the mutual written consent of Eos and BMRG;

•        by either Eos or BMRG by written notice to the other if any applicable law is in effect making the consummation of the transactions contemplated hereby illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate the Merger Agreement shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of the Merger Agreement results in or causes such final, non-appealable order or other action;

•        by either Eos or BMRG by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before January 15, 2021 (the “Outside Date”); provided, that the right to terminate the Merger Agreement under this bullet point shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under the Merger Agreement;

•        by Eos, if BMRG Merger Sub I or Merger Sub II breaches in any material respect any of its representations or warranties contained in the Merger Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render a condition precedent to Eos’s or Newco’s obligations to consummate the transactions contemplated not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to BMRG, Merger Sub I and Merger Sub II by Eos, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) business days after the delivery of such notice; provided, however, that the right to terminate the Merger Agreement under this bullet point shall not be available to Eos if Eos, Newco or the securityholder representative is then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement;

•        by BMRG, if Eos or Newco breaches in any material respect any of their representations or warranties contained in the Merger Agreement or Eos, Newco or the securityholder representative breach or fail to perform in any material respect any of their covenants contained in the Merger Agreement, which breach or failure to perform (A) would render a condition precedent to BMRG’s Merger Sub I or Merger Sub II obligations to consummate the transactions contemplated not capable of being satisfied, and (B) after the giving of written notice of such breach or failure to perform to Eos by BMRG Merger Sub I or Merger Sub II cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) business days after the delivery of such notice; provided, however, that the right to terminate the Merger Agreement under this bullet point shall not be available to BMRG Merger Sub I or Merger Sub II if BMRG Merger Sub I or Merger Sub II is then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement; and

•        by either Eos or BMRG by written notice to the other, if, at BMRG’s stockholder meeting (including any adjournments thereof), the stockholder voting matters are not duly adopted by its stockholders by the requisite vote under the DGCL and its governing documents; provided, however, that the right to terminate the Merger Agreement under this bullet point shall not be available to BMRG, Merger Sub I or Merger Sub II if BMRG, Merger Sub I or Merger Sub II is then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement shall immediately become null and void, without any liability on the part of any Party or any other person, and all rights and obligations of each Party shall cease; provided, that (a) the confidentiality agreement and the certain agreements contained within the Merger Agreement survive any termination of the Merger Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any liability arising out of or incurred as a result of its breach of the terms of the Merger Agreement prior to such termination or (ii) impair the right of any Party hereto to compel specific performance by any other Party of such Party’s obligations under the Merger Agreement.

Expense Reimbursement Fee and Other Expenses

Except as otherwise expressly provided in the Merger Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of the Merger Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated in the Merger Agreement.

Interim Operations Pending the Closing

Interim Operations of Eos and Newco

Eos and Newco have agreed, and Eos and Newco have agreed to cause their respective subsidiaries, prior to the Closing or the date the Merger Agreement is terminated in accordance with its terms (unless BMRG otherwise consents in writing (which is not to be unreasonably withheld, delayed or conditioned) or except as otherwise contemplated or permitted by the Merger Agreement) (including the pre-closing reorganization contemplated thereby):

•        to, operate their respective business in the ordinary course of business and use commercially reasonable efforts to preserve intact their business relationships with customers, suppliers and others with whom Eos and its subsidiaries have a business relationship; provided, that notwithstanding anything in the Merger Agreement to the contrary, nothing contained in the Merger Agreement shall give BMRG, directly or indirectly, the right to control or direct in any manner the operations of Eos, Newco and their subsidiaries prior to the Closing;

•        not to form any subsidiary;

•        not to enter into any affiliate transaction;

•        not to sell, lease, assign, transfer, license, sublicense, covenant not to assert, allow to lapse, abandon, cancel or otherwise dispose of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material owned intellectual property, other than non-exclusive licenses of owned intellectual property granted in the ordinary course of business;

•        not to make any amendments to its governing documents;

•        not to make or grant any bonus, change of control, retention, severance, profit sharing, pension, retirement or insurance payment, distribution, arrangement or material increase in base salary to any officer, director, employee, agent or senior executive;

•        not to plan, announce, implement, or effectuate any reduction in force, early retirement program, severance program, furlough or other voluntary or involuntary employment termination program, or otherwise implement any employee layoff, in each case, not in compliance with the WARN Act;

•        not to (i) issue, sell, deliver, redeem or purchase any equity interests other than as set forth in Schedule 5.01(a)(vii), (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of any equity interests, (iii) adjust, split, combine, redeem, purchase, reclassify or otherwise acquire any of its equity interests or (iv) make any other change in the capital structure of Eos or any of its subsidiaries;

•        not to (i) incur or guarantee any additional indebtedness other than (A) amounts incurred in the ordinary course of business pursuant to the contracts set forth in schedule 3.09(a)(iv) of the disclosure schedules, or (B) amounts that do not in the aggregate exceed $100,000, or (ii) make any loans, advances, capital contributions to, or investments in, to any other Person, other than loans, advances or capital contributions by Eos, Newco or any of their subsidiaries to any direct or indirect wholly owned subsidiary of Eos or Newco (other than travel and entertainment advances to the employees of Eos and any of its subsidiaries extended in the ordinary course of business);

•        not to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization (other than the business combination);

•        not to collect material amounts of its accounts receivable or pay, discharge, settle or satisfy any liabilities or accounts payable or prepay any expenses or other items, in each case, other than in the ordinary course of business;

•        not to pay or agree to pay any management fees, monitoring fees, directors’ fees or bonuses paid by or levied on Eos or any of its subsidiaries by or for the benefit of any unitholder or any of its affiliates;

•        not to waive any amount owed to Eos or any of its subsidiaries by any unitholder or any of its affiliates or of any claims by Eos or any of its subsidiaries against any unitholder or any of its affiliates;

•        not to amend (other than as required by applicable laws or as set forth in Schedule 5.01(a)(xiii)), terminate, establish, enter into, terminate or adopt any employee benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

•        not to except as required by GAAP or as may be required in connection with the transactions contemplated hereby, make any changes to its accounting policies, methods or practices;

•        not to incur any leakage other than the permitted leakage;

•        not to change or revoke any material election relating to taxes, make any material election related to taxes, enter into any agreement, settlement or compromise with any taxing authority relating to any tax matter, file any amended tax return or a claim for a refund of taxes with respect to the income, operations or property of Eos, Newco or any of its subsidiaries, change any method of accounting or accounting period with respect to taxes or surrender any right to a claim any refund of taxes;

•        not to knowingly take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the intended tax treatment;

•        not to enter into any contract which, if entered into prior to the execution date of the Merger Agreement, would be required to be set forth in schedule 3.09(a) of the disclosure schedules or commit or agree (whether or not such contract, commitment or agreement is legally binding) to enter into such contract, or become subject to, amend, waive, fail to renew or terminate any material contract or leases (other than extension or renewal of any lease in the ordinary course of business);

•        not to other than inventory and other assets acquired in the ordinary course of business, acquire properties or assets, including equity interests of another Person, with a value in excess of $100,000, whether through merger, consolidation, share exchange, business combination or otherwise, other than leasehold improvements in the ordinary course of business;

•        not to institute or settle any proceeding that alleges damages, or results in a settlement, of at least $100,000, net of insurance proceeds;

•        not to enter into any joint venture, partnership or similar arrangement;

•        not to propose, adopt or effect any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount of assets or properties or of any business, line of business or Person in any manner (whether by merger or purchase of equity or assets or otherwise) with any Person, or enter into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

•        not to enter into any commodities or currency hedging transaction, other than in the ordinary course of business;

•        not to permit any of its insurances to lapse (other than to replace existing policies with substantially comparable policies) or knowingly and intentionally do anything which would make any insurance policy void or voidable;

•        not to take or omit to take any action which has, or would reasonably be expected to result in, a material adverse change in Eos or any of its relationship with any material customer or material supplier;

•        not to waive any amount owed to Eos or any of its subsidiaries by a customer or transfer any assets to a customer other than in the ordinary course of business;

•        not to permit any of its properties or assets to be subject to any lien not already disclosed in schedule 3.09(a) of the disclosure schedules (other than the permitted liens);

•        not to make any capital expenditure or commitment therefor or entered into any operating lease in excess of $100,000 individually or $400,000 in the aggregate or otherwise acquire any assets or properties (other than inventory in the ordinary course of business) or enter into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

•        not to write off as uncollectible any notes or accounts receivable, except write offs in the ordinary course of business charged to applicable reserves;

•        not to terminate (without cause) or hire or engage for services any individual with target annual cash compensation of more than $100,000;

•        not to take any action to accelerate the vesting, payment or funding of any compensation, payment or benefit (other than as set forth in the Merger Agreement); or

•        not to authorize or enter into any contract to do any of the foregoing.

Mutual Interim Operations

The Parties have agreed, prior to the Closing or the date the Merger Agreement is terminated in accordance with its terms:

•        to cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transaction contemplated in the Merger Agreement) and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated in the Merger Agreement; provided, that nothing in the Merger Agreement shall require any Party to take any action to satisfy certain conditions of the other Parties required to obligate the former Party to consummate the Merger Agreement or to pay any expenses or fees or agree to any terms or conditions in order to obtain any third party consent or approval.

Interim Operations of BMRG

BMRG, Merger Sub I and Merger Sub II have agreed, and each has agreed to cause its subsidiaries, prior to the Closing or the date the Merger Agreement is terminated in accordance with its terms (unless Eos otherwise consents in writing (which is not to be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated or permitted by the Merger Agreement):

•        to operate their respective business in the ordinary course of business; provided, that notwithstanding anything in the Merger Agreement to the contrary, nothing contained in the Merger Agreement shall give

Eos or Newco, directly or indirectly, the right to control or direct in any manner the operations of BMRG, Merger Sub I or Merger Sub II prior to the Closing;

•        not to change, modify or amend the governing documents of BMRG, Merger Sub I or Merger Sub II;

•        not to (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, BMRG, Merger Sub I or Merger Sub II; (B) split, combine or reclassify any capital stock of, or other equity interests in, BMRG, Merger Sub I or Merger Sub II; or (C) other as otherwise required in order to consummate the transactions contemplated in the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, BMRG, Merger Sub I or Merger Sub II;

•        not to knowingly take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment;

•        not to incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, except in the ordinary course of business consistent with past practice;

•        not to (A) other than in connection with the subscription agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity interests in, BMRG, Merger Sub I or Merger Sub II or any securities convertible into, or any rights, warrants or options to acquire, any equity interests, other than in connection with the exercise of any warrants outstanding as of the execution date of the Merger Agreement or (B) amend, modify or waive any of the terms or rights set forth in, any warrants outstanding as of the execution date of the Merger Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•        not to enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Covenants of the Parties

Mutual Convents

The Parties made certain mutual covenants in the Merger Agreement including:

•        promptly following the execution date of the Merger Agreement, to cooperate in good faith to develop and mutually agree upon a communication strategy and policy for BMRG and its affiliates and their respective representatives to communicate with the employees, customers and suppliers of Eos and its affiliates;

•        to not knowingly take any action that would reasonably be expected to prevent qualification for the intended tax treatment contemplated in the Merger Agreement and to use reasonable best efforts to promptly notify all other Parties of any challenge to the intended tax treatment by any taxing authority;

•        to cooperate on certain SEC reporting or other required filings and seek appropriate consents from other Parties accordingly; and

•        to pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the business combination contemplated in the Merger Agreement;

Company Covenants

BMRG made certain other covenants in the Merger Agreement including:

•        to use its reasonable best efforts to cause its shares to be approved for listing on Nasdaq at the Closing;

•        during the pre-Closing period, to use reasonable best efforts to ensure its Class A common, warrants, and units continue are listed for trading on the NYSE;

•        during the pre-Closing period, not to have any communication with the employees, customers and suppliers of Eos and its affiliates unless such communication has been agreed upon in accordance with the communication policy;

•        to approve and adopt a management incentive equity plan mutually agreed in good faith by BMRG and Eos prior to the Closing;

•        to prepare and file all tax returns for each of Eos and its subsidiaries for any pre-Closing tax period or straddle period that have not been filed on or prior to the Closing and to pay all taxes required to be paid by each of Eos and its subsidiaries after the Closing with respect to any pre-Closing tax period or straddle period to the applicable taxing authority;

•        not to knowingly take any action that would reasonably be expected to prevent qualification for the intended tax treatment contemplated by the Merger Agreement;

•        waiving certain claims against certain affiliates of Eos from non-criminal pre-Closing actions;

•        purchasing and maintaining for certain Eos directors and officers certain liability insurance coverage at or prior to the Closing; and

•        following the Closing, merging Merger Sub into Eos.

Eos, Newco and Securityholder Covenants

Eos and the securityholder made certain other covenants in the Merger Agreement including:

•        during the pre-Closing period, not to enter into negotiations or any agreement regarding the terms of any sale of all or substantially all, of the equity interests or assets of Eos or any of its subsidiaries (except for dispositions of inventory and assets in the ordinary course of business);

•        to immediately cease and cause to terminate certain discussions or negotiations with any Person that may reasonably be expected to result in an alternative acquisition;

•        to notify BMRG promptly orally and in writing after obtaining knowledge of the receipt of any proposal for an alternative acquisition or certain related information;

•        not to transact any securities of BMRG while possessing certain material nonpublic information or communicate such information to any other Person;

•        to provide BMRG with reasonable access to Eos’s books and records and to furnish financial and operating information as BMRG may reasonably request;

•        the securityholder representative or its affiliates to provide any information reasonably requested to allow BMRG or Eos or any of its affiliates to comply with any information reporting or withholding requirements contained in the Code or other applicable laws or to compute the amount of payroll or other employment taxes due with respect to any payment made in connection with the Merger Agreement;

•        the securityholders to indemnify and hold harmless the securityholder representative from and against any and all losses arising out of or in connection with the securityholder representative’s execution and performance of the Merger Agreement and the ancillary document, in each case as such loss is suffered or incurred; provided, that in the event that any such loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the securityholder representative, the securityholder representative will reimburse the securityholders the amount of such indemnified loss to the extent attributable to such gross negligence or willful misconduct; and

•        each securityholder to release each of Eos and its subsidiaries from certain pre-Closing claims and obligations to such securityholder as an equityholder of Eos or its subsidiaries.

Employee Matters

The consummation of the transactions contemplated by the Merger Agreement, alone or together with any other event, will not (i) result in material payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by Eos and its subsidiaries to any current or former employee, director, independent contractor or consultant or (v) limit the ability of Eos and its subsidiaries to terminate any employee benefit plan. No benefit payable or that may become payable by Eos or any of its subsidiaries pursuant to any of its employee benefit plan or as a result of, in connection with or arising under the Merger Agreement, alone or together with any other event, shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Neither Eos nor any of its subsidiaries has agreed to pay, gross up or otherwise indemnify any employee or contractor for any tax imposed under Section 4999 of the Code.

Trust Account Waiver

Pursuant to the Merger Agreement, each of Eos and the securityholder representative, for themselves and the affiliates they have the authority to bind, agreed that they do not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the trust account (or distributions therefrom to BMRG’s public stockholders), and waived any claims it has or may have at any time against or with respect to the trust account (or distributions therefrom to BMRG’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including the Merger Agreement) among BMRG, the securityholder representative, Eos and the unitholders will not seek recourse against the trust account (or distributions therefrom to BMRG’s public stockholders) for any reason whatsoever; provided that (x) nothing in this paragraph shall serve to limit or prohibit Eos, its subsidiaries, and the securityholders’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the trust account (other than distributions therefrom to Parent’s public stockholders) and (y) nothing in this paragraph shall serve to limit or prohibit any claims that Eos, its subsidiaries, and the securityholders may have in the future against Parent’s assets or funds that are not held in the trust account (including any funds that have been released from the trust account and any assets that have been purchased or acquired with any such funds, but excluding any distributions from the trust account to Parent’s public stockholders).

Specific Performance

Each Party acknowledged that the rights of each Party to consummate the transactions contemplated by the Merger Agreement are unique and recognized and affirmed that in the event any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore, the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agreed that each other Party will be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of the Merger Agreement and to enforce specifically the Merger Agreement and the terms and provisions hereof in any proceeding, in addition to any other remedy to which such Person may be entitled.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by the parties thereto. In the Merger Agreement, Eos and Newco make representations and warranties regarding itself, including relating to: organization, authority, enforceability, noncontravention, capitalization, financial statements, no material adverse effect, absence of certain developments, real property, tax matters, contracts, intellectual property, litigation, brokerage, labor matters, employee benefits plans, insurance, compliance with laws, permits, environmental matters, title to assets, government contracts and bids, directors and officers, customer warranties, product warranties and product liability, accounts receivable, inventory, trade & anti-corruption compliance, and affiliate transactions. BMRG Merger Sub I and Merger Sub, jointly and severally, make customary representations and warranties regarding themselves, including in relations to: organization, authority, enforceability, brokerage, litigation, noncontravention, capitalization, material contracts, compliance with laws, SEC reports, listing, trust account, parent vote requirement, business activities, anti-corruption matters, and tax matters.

No Survival of Representations and Warranties

None of the representations and warranties set forth in the Merger Agreement or in any ancillary document, including any rights arising out of any breach of such representations and warranties, shall survive the Closing (and there shall be no liability after the Closing in respect thereof, except in the case of fraud) provided that the foregoing shall not modify or affect the rights and obligations set forth in Article VII of the Merger Agreement. The covenants and agreements contained in the Merger Agreement shall, in each case, survive in accordance with their terms.

Amendment of the Merger Agreement

No amendment of any provision of the Merger Agreement shall be valid unless the same shall be in writing and signed by BMRG, Eos and the securityholder representative. No waiver of any provision or condition of the Merger Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant under the Merger Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Notwithstanding the foregoing, the provisions related to limiting recourse to financing sources and this paragraph (and any definitions used therein and any other provision in the Merger Agreement that would have the effect of amending, supplementing, modifying, replacing or waiving such definitions or provisions or the substance thereof) may not be amended, supplemented, modified, replaced or waived without the consent of any debt financing source or equity financing source directly and adversely affected by such amendment, supplement, modification, replacement or waiver.

Indemnification

The Eos unitholders shall indemnify the Company, the Sponsor, the Eos Companies and certain others and save and hold each of them harmless against any Losses suffered, incurred or paid by them as a result of, arising out of or related to certain matters on the terms set forth in the Merger Agreement. As a security for the indemnification obligations described in the Merger Agreement each unit holder will assign, pledge and grant to BMRG for the benefit of indemnitees under the Merger agreement a continuing first priority security interest in and lien upon all right, title and interest of such unitholder in and to a number of Parent Shares equal to 40% of the portion of the merger consideration delivered to each such unitholder under the Merger Agreement.

Related Agreements

Equity Commitment Letter

On September 7, 2020, B. Riley Financial entered into the Equity Commitment Letter with BMRG, pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to subscription agreements with investors entered into prior to the Closing.

Sponsor Earnout Letter

The Company and the Sponsor will enter into a letter agreement at the Closing, pursuant to which the Sponsor agrees to subject the Sponsor Shares, which formerly constituted shares of Class B common stock of the Company held by the Sponsor, to certain transfer and other restrictions, under which (a) 859,000 Sponsor Shares will be restricted from being transferred unless and until either, for a period of five years after the Closing, (i) the share price of the Company equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period or (ii) a change of control occurs for a share price of the Company equaling or exceeding $12.00 per share, and (b) the remaining 859,000 Sponsor Shares are subject to similar restrictions except that the threshold is increased from $12.00 to $16.00. If after the five year period, there are no triggering events, the Sponsor Shares will be forfeited and canceled for no consideration. If after the five year period, only the triggering event described in clause (a) above has occurred, the remaining 859,000 Sponsor Shares described in clause (b) will be forfeited and canceled for no consideration.

Director Nomination Agreement

In connection with the Closing, the Company will enter into the Director Nomination Agreement with the Sponsor and certain Eos equityholders (the “Sellers”), pursuant to which the Sponsor and the Sellers will have the right to designate members to be appointed or nominated for election to the board of directors of the Company, subject to terms and conditions set forth therein. The Sponsor and the Sellers may also request for at least one of its designated directors to be appointed as a member of each newly established committee of the Company’s board of directors. If the Sponsor or the Sellers has the right to designate one or more nominees and either has not exercised such right or no such nominee has been elected, then either the Sponsor or the Sellers may designate one board observer.

Registration Rights Agreement

In connection with the Closing, the Company and the Sellers will enter into the registration rights agreement. Under the registration rights agreement, the Company will have certain obligations with respect to the Registrable Securities. The Company is required to, within forty-five (45) days after the Closing, file a registration statement registering the resale of the Registrable Securities. Holders of the Registrable Securities will also have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement will not contemplate the payment of penalties or liquidated damages as a result of a failure to register, or delays with respect to the registration of, the Registrable Securities. As part of the registration rights agreement, holders of the Registrable Securities agree to a certain lock-up period with respect to the Registrable Securities.

Business Combination Marketing Agreement

Pursuant to the business combination marketing agreement entered into upon the closing of the IPO by BMRG and BRFBR, we will pay BRFBR a fee of $6,125,000 in consideration of services provides in connection with marketing and completing our business combination, or 3.5% of the gross proceeds of the IPO.

Background of the Business Combination

The business combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of BMRG’s management team and board of directors. The terms of the business combination were the result of extensive negotiations between the Company’s management team, the Sponsor, representatives of Eos and Eos’s management. The following is a brief description of the background of these negotiations, the business combination and related transactions.

Prior to the consummation of BMRG’s IPO, neither BMRG, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with the Company.

After BMRG’s IPO, the Company commenced an active search for prospective businesses and assets to acquire. Representatives of the Company, the Sponsor and BRFBR contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

BMRG’s management and the Sponsor:

•        considered and conducted an analysis of over 40 potential acquisition targets (other than Eos) (the “Other Potential Targets”) with aggregate enterprise values between approximately $200 million and $1 billion;

•        had discussions with over 20 investment banking and advisory firms regarding BMRG’s search for an initial business combination; and

•        ultimately engaged in detailed discussions, due diligence and negotiations with one target business and their representatives, entering into a non-disclosure agreement and non-binding letter of intent with this potential target business as disclosed in detail below.

Prior to raising BMRG, Mr. Shribman was the Chief Financial Officer of B. Riley Principal Merger Corp. I (“BRPM”), which completed its initial public offering in April of 2019 and was looking at potential acquisition targets. On July 15, 2019, a conference call took place between Mr. Shribman and Michael Meyers, after being introduced by a colleague at B. Riley Financial. It was determined that BRPM and Eos should enter into a non-disclosure agreement for Mr. Shribman to evaluate Eos as a potential investment opportunity for BRPM.

On July 15, 2019, BRPM and Eos entered into a negotiated non-disclosure agreement and shared materials regarding Eos (including its investment highlights).

On July 29, 2019, Mr. Shribman suggested to Guggenheim Securities, LLC (“Guggenheim”) that a call should be scheduled to discuss Eos, and on August 16, 2019, Andrew Charlton of Guggenheim followed up with Mr. Shribman inquiring about Mr. Shribman’s internal conversations regarding the potential business combination as well as a possible visit to Eos’s headquarters.

On August 16, 2019, Mr. Shribman inquired about when Eos management presentations were occurring and Mr. Charlton confirmed Eos was scheduling management presentations between August 19, 2019 through August 28, 2019, as well September 19, 2019, September 16, 2019 and September 23, 2019. On August 16, 2019, Mr. Shribman requested a visit for September 16, 2019 that Mr. Charlton confirmed.

On September 9, 2019, Mr. Shribman decided to cancel the meeting in Edison, New Jersey as BRPM was moving forward with Other Potential Targets and Mr. Shribman decided to pass on the Eos opportunity and stopped all communication with the Company and its advisors.

After raising BMRG, on May 29, 2020, Mr. Shribman contacted Mr. Charlton, Mr. Meyers, Zachariah Warner and Crosby Fish, all of Guggenheim, to determine whether Eos was still looking for growth capital. Mr. Warner confirmed, and a call was scheduled for June 1, 2020.

Mr. Warner distributed materials regarding Eos (including production highlights and information on management).

On June 2, 2020, Mr. Shribman spoke with board observer Eric Engler regarding the status of the Company and its financing needs.

On June 5, 2020, an initial conference call took place with Mr. Shribman and Eos’s management regarding the status of the Company and its potential uses for growth capital and benefits from a public currency.

On June 8, 2020, June 9, 2020 and June 12, 2020, Mr. Shribman and Eos conducted meetings over Zoom and discussed all aspects of the Company’s operations, history, and financial and operating projections.

On June 10, 2020, Mr. Shribman met with Russell Stidolph, Eos Chairman and largest investor, in Rowayton, CT to review what a potential business combination between BMRG and Eos would look like. Mr. Stidolph explained that Eos was considering raising capital in a private offering with an anticipated valuation of $300 million.

On June 16, 2020, Mr. Shribman conducted due diligence of Eos by visiting the Eos headquarters and test facility in Edison, New Jersey.

Between June 17, 2020 and June 18, 2020, Guggenheim and Mr. Shribman identified potential customers and existing investors that the Company could speak with.

On June 18, 2020, Mr. Shribman distributed to Guggenheim, Eos, B. Riley Financial and BRFBR a timeline regarding the potential business combination.

On June 21, 2020, Mr. Shribman notified the BMRG board of directors of the potential business combination and distributed materials regarding Eos, including Eos’s differentiating product attributes and Eos’s investment highlights.

On June 21, 2020, BMRG and Eos signed a negotiated non-disclosure agreement.

On June 22, 2020, the Company, with the help of White & Case LLP (“W&C”), its legal counsel, prepared and provided a proposed letter of intent for a business combination with Eos. At no point did the Company engage a financial advisor in connection with the potential business combination.

Between June 22, 2020 and June 23, 2020, BMRG and Eos negotiated the letter of intent, focusing on post-closing enterprise value of the combined company, the post-closing ownership of the current Eos equityholders, the conditions to the consummation of the potential transaction and the obligation of Eos to reimburse BMRG’s costs and expenses if the parties were to fail to enter a definitive agreement under certain circumstances. BMRG and Eos discussed whether the post-closing enterprise value of the combined company would be $290 million or $300 million. Negotiations regarding at what price per share 859,000 of the Sponsor Shares subject to the Sponsor earnout letter (as discussed on page 2 of the proxy statement) (which represented 20% of the issued and outstanding Sponsor Shares), would be earned out fluctuated between $14.00 and $16.00 per share. BMRG and Eos also negotiated whether an additional number of Sponsor Shares should be issued to the Sellers when the Company’s share price equals or exceeds $16.00. BMRG and Eos also discussed the anticipated expenses of each party as the proposed letter of intent included a $250,000 maximum reimbursement amount to BMRG for its out-of-pocket expenses and discussed an obligation for Eos to report its expenses to BMRG on a regular basis.

On June 22, 2020 the Company sent Eos the letter of intent whose key terms included a $290 million all stock valuation, a condition of a minimum of $120 million cash available from the trust account, an earnout structure where 60% of the issued and outstanding Sponsor Shares would vest at Closing, 20% of the issued and outstanding Sponsor Shares (or 859,000 Sponsor Shares) would vest when the price per share of the Company’s common stock would equal or exceed $12.00 and 20% of the issued and outstanding Sponsor Shares (or 859,000 Sponsor Shares) would vest when the price per share of the Company’s common stock would equal or exceed $16.00 and a $50 million fully backstopped private placement by B. Riley Financial (the “PIPE”). The letter of intent also stated that the Sponsor would waive its rights to warrants under the forward purchase agreement and the Sponsor would assign a portion of its obligation to purchase securities to certain third party investors in connection with the PIPE. BMRG and Eos agreed that an additional 2,000,000 shares of the Company’s common stock would be issued to the Sellers when the Company’s share price would equal or exceed $16.00 per share for any 20-trading days within any 30-trading day period commencing at Closing. Furthermore, the letter of intent required BMRG to provide Eos an update on its out-of-pocket expenses on a weekly basis and upon each occurrence of $40,000 of such out-of-pocket expenses. The letter of intent between the Company and Eos was executed on June 23, 2020. On June 24, 2020, BMRG issued a press release announcing the entry into the letter of intent.

On June 25, 2020, BMRG conducted its first quarter of 2020 board of directors meeting and discussed the merits of the potential business combination.

On June 25, 2020, BMRG held an investor presentation call.

From July 3, 2020 to August 21, 2020, the Company and BRFBR negotiated the terms of the subscription agreements with potential investors.

From July 3, 2020 to July 20, 2020, the Company, BRFBR, Eos, W&C, Morrison and BRFBR’s counsel, Ellenoff Grossman & Schole LLP, prepared procedures for wall-crossing potential PIPE investors and a presentation to provide to potential investors.

On July 20, 2020 BRFBR began the process of contacting potential investors on a confidential basis.

From July 21, 2020 to July 27, 2020, the Company and BRFBR held conference calls and meetings with potential PIPE investors.

On July 23, 2020, the Company sent Eos and, its counsel, Morrison Cohen LLP (“Morrison”), an initial draft of the Merger Agreement.

From July 23, 2020 to September 7, 2020, W&C and Morrison negotiated the final terms of the Merger Agreement and the exhibits and ancillary agreements thereto exchanging several drafts among the parties.

Towards the end of July 2020, Eos informed BMRG that Holtec International (“Holtec”), a strategic partner of Eos, was going to make an additional investment in Eos for $10 million following a prior investment of $12 million, to help support the acceleration of Eos’s order book over the last several months. As a result, BMRG and Eos agreed that the $50 million PIPE backstop investment contemplated in the letter of intent be reduced to $40 million and the total cash available in the trust account at Closing be lowered from $120 million to $110 million. These terms were reflected in the Merger Agreement. To account for the Holtec investment in Eos, BMRG and Eos agreed to a stock valuation of $300 million, rather than the $290 million contemplated in the letter of intent. In addition, the parties agreed that the Merger Agreement reflect the termination of the forward purchase agreement in exchange for BRPI’s $40 million commitment to backstop the PIPE as reflected in the Equity Commitment Letter.

During the period between July 23, 2020 and September 7, 2020, BMRG and Eos mutually reached an agreement on the final tax structure of the transaction, contemplating a two-step merger to address bona fide business and tax objectives of the parties.

On August 31, 2020, Eos made BMRG aware that a current common unit holder and director of Eos had made certain allegations questioning the propriety of certain historical convertible debt issuances by Eos. Please refer to Risk Factor “Litigation against Eos or BMRG, or the members of the Eos or BMRG board of directors, could prevent or delay the completion of the Mergers” on page 37. From August 31, 2020 to September 7, 2020 Eos and BMRG had several discussions pursuant to which they agreed that the Eos unitholders would indemnify BMRG for losses resulting from any potential liability resulting from such claim, including, subject to a $2 million deductible, the cost of defending any claims related thereto. The Eos unitholders also agreed to pledge 40% of the portion of the merger consideration to be received by each such Eos unitholders under the Merger Agreement as security for such indemnification obligation.

Also during this time, the Company, with the help of W&C and its other consultants, finalized due diligence.

On September 2, 2020, via unanimous written consent, the board of directors (i) determined that the Merger Agreement was fair, advisable and in the commercial interests of the Company, (ii) adopted and approved the Merger Agreement, (iii) recommended that the Company’s stockholders approve the Merger Agreement and such other proposals and (iv) directed the officers of the Company to submit the business combination and the Merger Agreement to the stockholders of the Company for adoption and approval. Also on September 7, 2020, the board of directors of Eos approved and adopted the Merger Agreement.

Later on September 7, 2020, the Parties executed the Merger Agreement, the subscription agreements and the other ancillary transaction agreements and, following the execution of the Merger Agreement, the stockholders of Eos delivered a unanimous written consent approving and adopting the Merger Agreement and the related transactions.

Prior to the market open on September 8, 2020, the Company and Eos issued a joint press release announcing the execution of the Merger Agreement and the business combination. Thereafter, BMRG filed a Current Report on Form 8-K with the SEC attaching the Merger Agreement, related transaction agreements, the press release and investor presentation.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the Closing.

BMRG’s Board of Directors’ Reasons for the Approval of the Business Combination

BMRG’s board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, BMRG’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of BMRG’s board of directors may have given different weight to different factors. BMRG’s board of directors did not engage a separate financial advisor in evaluating the business combination. This explanation of BMRG’s reasons for the board of directors’ approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Before reaching its decision, BMRG’s board of directors reviewed the results of the due diligence conducted by its management, which included:

•        research on comparable public companies;

•        research on comparable transactions within the energy storage sector;

•        extensive meetings and calls with Eos’s management team regarding operations and forecasts;

•        extensive calls with industry experts on industrial battery storage;

•        extensive calls with members of the scientific community to understand the validity of Eos’s patented technology;

•        extensive calls with Eos’s previous customers to understand customer satisfaction;

•        extensive calls with potential Eos customers and energy storage market participants to understand the product-market-fit;

•        extensive analysis of energy storage pricing forecasts provided by Bloomberg;

•        in depth research of Eos’s manufacturing capabilities and their partnership with Holtec International;

•        analysis of Eos’s value proposition of significantly reducing cost of production;

•        financial and valuation analysis of Eos and the business combinations;

•        extensive study conducted by Black & Veatch on behalf of BMRG to validate technical performance of Eos’s Gen 2.3 battery cells;

•        Eos’s audited and unaudited financial statements; and

•        financial projections provided by Eos’s management team.

The factors considered by the board of directors include, but are not limited to, the following:

•        Proven and experienced management team.    Eos’s management team has deep industry expertise, starting with its Chief Executive Officer, Joe Mastrangelo, who has more than twenty-five (25) years of experience in the industry and twelve years of experience as a chief executive officer leading General Electric Company’s energy business (Gas Power Systems and Power Conversion) and is supported by the leadership team which also has decades of experience in the industry.

•        Large addressable market and first mover advantage.    Relying upon Eos’s management deep knowledge and expertise in the energy industry and publicly available relevant market data, the board of directors believes that Eos will be the first fully commercialized industrial energy storage manufacturing business that offers a technology that is an alternative to Li-ion. The energy storage market is forecasted to reach 350 GWhs by 2025, representing a $35 billion annual opportunity (per BNEF). 523 MW of storage was deployed in the United States in 2019 according to Wood Mackenzie and Energy Storage Association, representing a very small market penetration by incumbent players.

•        Domestic and cost-effective manufacturing process.    Eos has developed a significantly more scalable and cheaper manufacturing process when compared to incumbent Li-ion technology with majority of raw materials sourced in the United States. The board of directors believes that this should prove to be particularly amiable as each new manufacturing facility delivers significant return on investment to stockholders and there is no risk of gross margin compression due to appreciation of rare earth metals.

•        Terms of Merger Agreement and related agreements.    The board of directors reviewed the financial and other terms of the Merger Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties.

•        Stockholder approval.    The board of directors considered the fact that in connection with the business combination, stockholders have the option to (i) remain stockholders of the Company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the trust account.

In the course of its deliberations, our board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the below:

•        The risk that the potential benefits of the business combination may not be fully achieved, or may not be achieved within the expected time frame.

•        The risk that the business combination might not be consummated in a timely manner or that the Closing might not occur despite the Company’s efforts, including by reason of a failure to obtain the approval of BMRG’s stockholders.

•        The risk that the transactions contemplated by the Merger Agreement would not be completed in accordance with their respective terms or at all.

•        The significant fees and expenses associated with completing the business combination and the substantial time and effort of management required to complete the business combination.

•        The risk that the business combination might not be consummated in a timely manner or that the Closing might not occur despite BMRG’s and Eos’s best efforts, including by reason of a failure to obtain the approval of our stockholders.

•        The risk that the transactions contemplated by the Merger Agreement would not be completed in accordance with its terms or at all.

•        The significant fees and expenses associated with completing the business combination and other related transactions and the substantial time and effort of management required to complete the business combination.

•        The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the Closing.

•        After considering the foregoing potentially negative and potentially positive reasons, the BMRG board of directors concluded, in its business judgment, that the potentially positive reasons relating to the business combination outweighed the potentially negative reasons. In connection with its deliberations, BMRG’s board of directors did not consider the fairness of the consideration to be paid by it in the business combination to any person other than Eos.

After considering the foregoing potentially negative and potentially positive reasons, the BMRG board of directors concluded, in its business judgment, that the potentially positive reasons relating to the business combination outweighed the potentially negative reasons. In connection with its deliberations, BMRG’s board of directors did not consider the fairness of the consideration to be paid by it in the business combination to any person other than Eos.

Certain Projected Financial Information

Eos does not as a matter of course make public projections as to earnings or other results. However, in connection with its consideration of the potential business combination, BMRG’s board of directors were provided with prospective financial information prepared by management of Eos (collectively, the “Projections”).

The Projections are included in this proxy statement solely to provide BMRG’s stockholders access to information made available in connection with BMRG’s board of directors’ consideration of the business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were presented to the board of directors, which was September 7, 2020.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Eos or BMRG nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of BMRG and Eos assume no responsibility for, and disclaim any association with, the Projections.

In the view of Eos’s management team, the Projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of Eos and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of Eos.

The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly lower or higher than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive and reliable with each successive year.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Eos, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist BMRG in our evaluation of Eos and the business combination. Eos has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including BMRG. Neither Eos’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of Eos relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Eos may differ materially from those expressed in the Projections due to factors beyond Eos’s ability to control or predict.

The Projections are not included in this proxy statement in order to induce any stockholders to vote in favor of any of the proposals at the special meeting but rather to give the voting stockholders access to non-public information what was considered by the BMRG board of directors for purposes of considering and evaluating the merger and the Merger Agreement.

Certain of the measures included in the Projections are non-GAAP financial measures, including Adjusted operating income. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Eos are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

We encourage you to review the financial statements of Eos included in this proxy statement, as well as the financial information in the sections entitled “Summary Historical Financial Information of Eos” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” in this proxy statement and to not rely on any single financial measure.

Neither BMRG nor Eos or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

The key elements of the Projections provided to BMRG are summarized below:(1)(2)(3)(4)(5)

	Fiscal Year Ending December 31,
($ in millions)	2020	2021	2022	2023	2024 Base	2024 Growth
Sales volume (MWh)	13	260	1,511	4,620	6,786	11,654
Total revenue	$2.5	$50.3	$268.6	$735.5	$994.9	$1,700.4
Gross profit	$(4.7)	$(13.1)	$27.7	$132.4	$249.0	$425.1
Adjusted operating income (loss)	$(14.1)	$(32.0)	$7.0	$58.8	$149.2	$297.6

____________

(1)      Eos’s Projections are unaudited; some figures may not add up exactly due to rounding.

(2)      Eos defines adjusted operating income (loss) as operating income (loss) plus income from Joint Venture (“HiPower”).

Income from Joint Venture represents distributions received from the production facility established with Holtec.

(3)      Eos’s revenue projections assume materialization of 25% of ongoing discussions with potential customers; given the lengthy cell cycle for energy storage technology a large proportion of ongoing conversations with perspective customers are focused on 2023 and 2024 pipeline.

(4)      The 2024 Base Projections assume a 9% global market share.

(5)      The 2024 Growth Projections assume a 15% global market share.

Certain Benefits of BMRG’s Directors and Officers and Others in the Business Combination

In considering the recommendation of BMRG’s board of directors in favor of the business combination, it should be noted that directors and officers of BMRG have interests in the business combination that may be different from, or in addition to, the interests of BMRG’s stockholders. These interests include:

•        the fact that BMRG’s initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that BMRG’s initial stockholders received the 4,375,000 founder shares for nominal consideration, which will convert into 4,375,000 shares of Class A common stock in accordance with the terms of the Current Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately 43,793,750 based on the closing price of $10.01 per public share on the NYSE on October 21, 2020 (prior to taking into account any forfeitures of founder shares by the Sponsor);

•        the fact that BMRG’s initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if BMRG fails to complete an initial business combination by November 22, 2021;

•        the fact that the Sponsor paid $6,500,000 for 650,000 private placement units, with each warrant underlying the private placement units being exercisable commencing thirty (30) days following the Closing for one share of common stock at $11.50 per share. If BMRG does not consummate an initial business combination by November 22, 2021, then the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The 650,000 shares underlying such units and the 325,000 warrants underlying such units held by our Sponsor had an aggregate market value of approximately $6,896,500 based upon the closing price of $10.01 per share and $1.20 per warrant on the NYSE on October 21, 2020;

•        the right of the Sponsor to receive approximately 325,000 shares of common stock to be issued upon exercise of its private placement warrants following the business combination, subject to certain lock-up periods;

•        the obligation of B. Riley Financial under the Equity Commitment Letter, pursuant to which it may purchase up to 4,000,000 shares of Class A common stock for a price of $10.00 per share;

•        if the trust account is liquidated, including in the event BMRG is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to BMRG if and to the extent any claims by a third-party (other than BMRG’s independent registered public accounting firm) for services rendered or products sold to BMRG, or a prospective target business with which it has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•         the anticipated nomination of Mr. Shribman, our Chief Executive Officer, Chief Financial Officer and director, as a director of the Company after the Closing in accordance with the terms of the Director Nomination Agreement. As such, in the future he will receive any cash fees, stock options or stock awards that the Company’s board of directors determines to pay to our directors; and

•        the continued indemnification of BMRG’s existing directors and officers and the continuation of BMRG’s directors’ and officers’ liability insurance after the business combination.

In addition, certain of BMRG’s founders, directors and entities affiliated with certain of BMRG’s directors and executive officers, own shares of BMRG common stock that were issued prior to BMRG’s IPO. Such purchasers have waived their right to receive distributions with respect to the founder shares and private placement shares held by them upon BMRG’s liquidation which will occur if we are unable to complete an initial business combination by November 22, 2021. Accordingly, the founder shares and private placement shares will be worthless if BMRG is forced to liquidate. In addition, in the event of BMRG’s liquidation, BMRG’s warrants, including the private placement warrants held by certain of BMRG’s directors and executive officers, will expire worthless. These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of BMRG’s board of directors to vote in favor of the business combination proposal and other proposals to be presented to the stockholders.

Satisfaction of 80% Test

It is a requirement under NYSE rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Merger Agreement, the balance of funds in the trust account was approximately $176.76 million, and the Company had $6,125,000 of fees payable to BRFBR pursuant to the business combination marketing agreement plus taxes payable on the income earned on the trust account. In reaching its conclusion that the business combination meets the 80% test, the board of directors looked at the aggregate purchase price to be paid in the business combination of $300,000,000. In determining whether the purchase price represents the fair market value of Eos, our board of directors considered all of the factors described in the section entitled “The Business Combination Proposal — BMRG’s Board of Directors’ Reasons for the Approval of the Business Combination,” and the fact that the purchase price for Eos was the result of an arm’s length negotiation. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of BMRG’s board of directors in favor of approval of the business combination proposal, you should keep in mind that BMRG’s initial stockholders, including our directors and executive officers, and Eos’s current owners, have interests in such proposal that are different from, or in addition to those of our stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that BMRG’s initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that BMRG’s initial stockholders received the 4,375,000 founder shares for nominal consideration, which will convert into 4,375,000 shares of Class A common stock in accordance with the terms of the Current Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the business combination, estimated at approximately $43,793,750 based on the closing price of $10.01 per public share on the NYSE on October 21, 2020 (prior to taking into account any forfeitures of founder shares by the Sponsor);

•        the fact that BMRG’s initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if BMRG fails to complete an initial business combination by November 22, 2021;

•        the fact that the Sponsor paid $6,500,000 for 650,000 private placement units, with each warrant underlying the private placement units being exercisable commencing thirty (30) days following the Closing for one share of common stock at $11.50 per share. If BMRG does not consummate an initial business combination by November 22, 2021, then the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless. The 650,000 shares underlying such units and the 325,000 warrants underlying such units held by our Sponsor had an aggregate market value of approximately $6,896,500 based upon the closing price of $10.01 per share and $1.20 per warrant on the NYSE on October 21, 2020;

•        the right of the Sponsor to receive approximately 325,000 shares of common stock to be issued upon exercise of its private placement warrants following the business combination, subject to certain lock-up periods;

•        the obligation of B. Riley Financial under the Equity Commitment Letter, pursuant to which it may purchase up to 4,000,000 shares of Class A common stock for a price of $10.00 per share;

•        if the trust account is liquidated, including in the event BMRG is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to BMRG if and to the extent any claims by a third-party (other than BMRG’s independent registered public accounting firm) for services rendered or products sold to BMRG, or a prospective target business with which BMRG has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.10 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the anticipated nomination of Mr. Shribman, our Chief Executive Officer, Chief Financial Officer and director, as a director of the Company after the Closing in accordance with the terms of the Director Nomination Agreement. As such, in the future he will receive any cash fees, stock options or stock awards that the Company’s board of directors determines to pay to our directors; and

•        the continued indemnification of BMRG’s existing directors and officers and the continuation of BMRG’s directors’ and officers’ liability insurance after the business combination.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding BMRG or our securities, the BMRG initial stockholders, Eos and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BMRG common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such arrangements incentive may have a depressive effect on shares of BMRG common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BMRG will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent BMRG’s good faith estimate of such amounts.

Sources and Uses (no redemptions, in thousands)

Sources		Uses
BMRG Cash Held in Trust(1)	$176,761	Estimated Fees and Expenses(3)	$15,000
PIPE(2)	40,000	Cash to facilitate growth(4)	201,761
Total Sources	$216,761	Total Uses	$216,761

Sources and Uses (maximum redemptions, in thousands)

Sources		Uses
BMRG Cash Held in Trust(1)	$70,000	Estimated Fees and Expenses(3)	$15,000
PIPE(2)	40,000	Cash to facilitate growth(4)	95,000
Redemptions	106,761	Cash to redeeming shareholders(5)	106,761
Total Sources	$216,761	Total Uses	$216,761

____________

(1)      Represents the amount of the restricted investments and cash held in the Trust account upon consummation of the business combination at Closing.

(2)      Represents the issuance, in a private placement to be consummated concurrently with the Closing, to third-party investors of 4,000,000 shares of common stock.

(3)      Represents the total estimated fees and expenses incurred as part of the acquisition to be paid at the Closing.

(4)      Represents remaining cash that will be used to fund operations/growth and working capital needs of the Company after the Closing.

(5)      Represents the redemption of 60.4% of BMRG’s public shares through the exercise of the shareholders’ redemption rights.

Board of Directors of BMRG Following the Business Combination

Upon the Closing, we anticipate that the board of directors of the Company will consist of seven directors. See the section entitled “Management of the Company Following the Business Combination” for additional information.

Name; Headquarters

The name of the company after the business combination will be Eos Energy Enterprises, Inc., and our headquarters will be located at 3920 Park Avenue, Edison, NJ 08820.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed business combination, against the proposed business combination or do not vote in relation to the proposed business combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

BMRG’s initial stockholders will not have redemption rights with respect to any shares of BMRG common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that BMRG instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the business combination is not approved or completed for any reason, then BMRG’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, BMRG will promptly return any shares previously delivered by public holders.

The closing price of shares of Class A common stock on October 21, 2020 was $10.01. For illustrative purposes, the cash held in the trust account on June 30, 2020 was approximately $176.76 million or approximately $10.10 per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A common stock as they may receive higher proceeds from the sale of their shares of Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. BMRG cannot assure our stockholders that they will be able to sell their shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting), and the business combination is consummated.

In order for public stockholders to exercise their redemption rights in respect of the proposed business combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to 10:00 AM, Eastern Time, on November 10, 2020 (two (2) business days prior to the vote at the special meeting). Immediately following the Closing, the Company will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, BMRG will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Eos shareholders being expected to have a majority interest in the combined company, the Eos shareholders being represented on the Board of Directors of the combined company by two members, Eos’s senior management comprising the senior management of the combined company, and Eos’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Eos issuing stock for the net assets of BMRG. The net assets of BMRG will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Eos.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Neither the Company nor Eos expects the business combination to be subject to these requirements or is aware of any other material regulatory approval or action that would be required for Closing. If any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The Closing is conditioned on the approval of the business combination proposal, the stock issuance proposal and the charter amendment proposal at the special meeting. The business combination proposal is conditioned on the approval of the stock issuance proposal and the charter amendment proposal.

This business combination proposal (and consequently, the Merger Agreement and the business combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our common stock that are voted in person (which would include virtual voting) or by proxy at the special meeting, vote “FOR” the business combination proposal. Failure to vote by proxy or to vote in person (which would include virtual voting) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the business combination proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the business combination.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Interests of Certain Persons in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL

Overview

Assuming the business combination proposal and the charter amendment proposal are approved, our stockholders are also being asked to approve the stock issuance proposal.

The stock issuance proposal is a proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (i) the issuance of shares of common stock to the Sellers pursuant to the terms of the Merger Agreement, and (ii) the issuance of shares of common stock to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing.

If the stock issuance proposal is adopted, (i) 30,000,000 shares of common stock will be issued to the Sellers pursuant to the terms of the Merger Agreement (less the number of shares underlying the assumption of certain options to acquire shares of the Company’s common stock) and an additional 2,000,000 shares of common stock may be issued to the Sellers pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement and (ii) 4,000,000 shares of common stock will be issued to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Reasons for the Approval of the Stock Issuance Proposal

First, pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Upon the Closing, the Company (i) will issue 30,000,000 shares of common stock to the Sellers pursuant to the terms of the Merger Agreement (less the number of shares underlying the assumption of certain options to acquire shares of the Company’s common stock) and an additional 2,000,000 shares of common stock may be issued to the Sellers pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement, and (ii) will issue 4,000,000 shares of common stock to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing. Accordingly, the aggregate number of shares of common stock that the Company will issue in the business combination will exceed 20% of both the voting power and the shares of the Company’s common stock outstanding before such issuance, and for this reason, the Company is seeking the approval of its stockholders for the foregoing issuances.

Second, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the Company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. In connection with the business combination, the Company will issue shares of our common stock to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing. Accordingly, the aggregate number of shares of common stock that the Company will issue to a Related Party in the business combination may exceed 1% of the shares of the Company’s common stock outstanding before such issuance, and for this reason, the Company is seeking the approval of its stockholders for the foregoing issuance.

Third, pursuant to Section 312.03(d) of the NYSE’s Listed Company Manual, stockholder approval is required prior to an issuance that will result in a change of control of the Company. Each of the issuances of shares of common stock to the Sellers, B. Riley Financial or the other equity investors could potentially result in a change of control of the Company. Accordingly, the Company is seeking the approval of its stockholders for such issuances.

Effect of the Proposal on Current Stockholders

If the stock issuance proposal is adopted, (i) 30,000,000 shares of common stock will be issued to the Sellers pursuant to the terms of the Merger Agreement (less the number of shares underlying the assumption of certain options to acquire shares of the Company’s common stock) and an additional 2,000,000 shares of common stock may be issued to the Sellers pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement, and (ii) 4,000,000 shares of common stock will be issued to B. Riley Financial and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

In the event that this proposal is not approved by our stockholders, the business combination may not be consummated. In the event that this proposal is approved by our stockholders, but the Merger Agreement is terminated (without the business combination being consummated) prior to the issuance of shares of common stock pursuant to the Merger Agreement, BMRG will not issue the shares of common stock.

Vote Required for Approval

The approval of the stock issuance proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the stock issuance proposal.

The stock issuance proposal is conditioned on the approval of the business combination proposal and the charter amendment proposal. Therefore, if the business combination proposal and the charter amendment proposal are not approved, the stock issuance proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE CHARTER AMENDMENT PROPOSAL

Overview

BMRG’s stockholders are being asked to approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, which, if approved, would take effect upon the Closing.

If the business combination proposal is approved and the business combination is to be consummated, the Company will amend and restate the Current Charter with the Proposed Charter under the DGCL to:

•        upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock of the Company from 126,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 201,000,000 shares, which would consist of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock, by, on the effective date of the filing of the Proposed Charter: (i) reclassifying all Class A common stock as common stock; (ii) reclassifying all Class B common stock as common stock and (iii) creating an additional 75,000,000 shares of common stock;

•        change the stockholder vote required for approval from the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least 66⅔% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors to make any amendment to Article IV (Capitalization), Article V (Board of Directors), Article VI (Bylaws), Article VIII (Limited Liability; Indemnification), Article IX (Corporate Opportunity) and Article X (Amendments) of the Proposed Charter or to amend the Company’s bylaws;

•        provide that Section 203 of the DGCL, which governs business combinations between the Company and certain interested stockholders, does not apply to the Company;

•        provide that certain amendments to and actions under the Proposed Charter are subject to the Director Nomination Agreement;

•        change the classification of the Company’s board of directors from two classes to three classes of directors, with each class elected for staggered terms;

•        to provide for a waiver of the doctrine of corporate opportunities for (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s affiliates or its or their respective successors, principals, directors, officers, members, managers or employees); and

•        approve all other changes relating to the Proposed Charter as part of the business combination, including (i) changing the post-business combination company’s corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon the Closing, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

The Proposed Charter differs in material respects from the Current Charter and we urge stockholders to carefully consult the information set out in this section, the section “The Advisory Charter Proposals” and the full text of the Proposed Charter, attached hereto as Annex C.

Reasons for the Amendments

Each of these amendments was negotiated as part of the business combination. The board of director’s reasons for proposing each of these amendments to the Current Charter are set forth below.

•        Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock sufficient to facilitate the transactions contemplated by the business combination, to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

•        In connection with the Closing, the founder shares, which represent all of the shares of Class B common stock issued and outstanding, will automatically convert into shares of Class A common stock in accordance with the Current Charter. Thereafter, no shares of Class B common stock will be issued and outstanding, and no other purpose would be served by providing for distinct classes of common stock. Therefore, our board of directors has concluded that upon the Closing, it is no longer necessary to maintain separate classes of common stock and that only a single class of common stock is required.

•        Our board of directors believes that the changes to the vote required to amend certain provisions of the Proposed Charter are intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

•        Our board of directors believes that providing that Section 203 of the DGCL, which governs business combinations between the Company and certain interested stockholders, does not apply to the Company is appropriate because Eos would be unwilling to enter into the Merger Agreement without the ability to sell equity interests in the Company, including stakes representing interests of 15% or more in voting power of the Company’s voting stock, without our board or director’s approval.

•        Pursuant to the Director Nomination Agreement, the Sponsor and the Sellers will have certain rights to designate directors to the board of directors of the Company. For additional information, see “The Business Combination Proposal — Related Agreements — Director Nomination Agreement.”

•        Our board of directors believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver is limited to certain persons reflects a desirable and appropriate change in corporate governance for the Company as it will no longer be a special purpose acquisition company and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of the Company following the business combination is in the best interests of the Company and its stockholders.

•        Our board of directors believes that amending the Current Charter to change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms, is desirable to account for the increase in the size of the authorized board of directors and provide for continuity in the Board.

•        Our board of directors believes that changing the post-business combination corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the business combination with Eos and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our board of directors believes that it is the most appropriate period for the Company following the business combination.

•        Our board of directors has determined it is in the best interest of the Company to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following the Closing. For example, these proposed amendments remove the requirement to dissolve BMRG and allow us to continue as a corporate entity with perpetual existence following the Closing. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for the Company.

Vote Required for Approval

The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Abstentions, broker non-votes or the failure to vote on this proposal, will have the same effect as a vote “AGAINST” this proposal.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS

Overview

As required by applicable SEC guidance, the Company is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the Proposed Charter that materially affect stockholder rights, which are those amendments that will be made to the Charter as reflected in the Proposed Charter if the charter amendment proposal is approved. This separate vote is not otherwise required by Delaware law separate and apart from the charter amendment proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on the Company or our board of directors (separate and apart from the approval of the charter amendment proposal). Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company intends that the Proposed Charter will take effect at the Closing (assuming approval of the charter amendment proposal).

Advisory Charter Proposal A — Authorized Capital Stock

BMRG’s stockholders are being asked to approve and adopt an amendment to the Current Charter to, upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock of the Company from 126,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 201,000,000 shares, which would consist of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock, by, on the effective date of the filing of the Proposed Charter: (i) reclassifying all Class A common stock as common stock; (ii) reclassifying all Class B common stock as common stock and (iii) creating an additional 75,000,000 shares of common stock.

Advisory Charter Proposal B — Changes to Stockholder Vote Required to Amend the Proposed Charter

BMRG’s stockholders are being asked to approve and adopt an amendment to the Current Charter to change the stockholder vote required for approval of any amendment to Article IV (Capitalization), Article V (Board of Directors), Article VI (Bylaws), Article VIII (Limited Liability; Indemnification), Article IX (Corporate Opportunity) and Article X (Amendments) of the Proposed Charter or to amend the Company’s bylaws, from the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least 66⅔% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

Advisory Charter Proposal C — Waiver of Section 203 of the DGCL

BMRG’s stockholders are being asked to approve an amendment to the Current Charter to provide that Section 203 of the DGCL, which governs business combinations between the Company and certain interested stockholders, does not apply to the Company. Section 203 of the DGCL provides that any person or entity who acquires 15% or more in voting power of a corporation’s voting stock (thereby becoming an “interested stockholder” may not engage in a wide range of transactions (referred to as “business combinations”) with the corporation for a period of three years following the date the person became an interested stockholder, subject to certain exceptions. The exceptions are (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% in voting power of the corporation’s voting stock outstanding at the time the transaction commenced (excluding certain shares), or (iii) the business combination is approved by the board of directors and authorized, at a stockholder meeting and not by written consent, by the affirmative vote of at least 66⅔% in voting power of the outstanding voting stock not owned by the interested stockholder. Under Section 203 of the DGCL, a corporation can elect not to be subject to Section 203 if the corporation inserts a provision to that effect in its certificate of incorporation or if the stockholders of the corporation insert a provision to that effect in the bylaws of the corporation.

Advisory Charter Proposal D —Changes Relating to Director Nomination Agreement

BMRG’s stockholders are being asked to approve amendments to the Current Charter to provide that certain amendments to and actions under the Proposed Charter are subject to the Director Nomination Agreement.

Pursuant to the Nomination Agreement, the Sponsor and the Sellers will have certain rights to designate directors to the board of directors of the Company. For additional information, see “The Business Combination Proposal — Related Agreements — Director Nomination Agreement.”

This amendment would indicate that the terms of the Proposed Charter are subject to the terms of the Director Nomination Agreement when such terms are in conflict.

Advisory Charter Proposal E —Classified Board

BMRG’s stockholders are being asked to approve an amendment to the Current Charter to change the classification of the Company’s board of directors from two classes to three classes of directors, with each class elected for staggered terms.

Advisory Charter Proposal F — Changes in Connection with Corporate Opportunity Doctrine

BMRG’s stockholders are being asked to approve an amendment to the Charter to revise the existing waiver of the corporate opportunity doctrine so that such waiver is limited to (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s affiliates or its or their respective successors, principals, directors, officers, members, managers or employees).

Advisory Charter Proposal G — Changes in Connection with Adoption of the Proposed Charter

BMRG’s stockholders are being asked to approve all other changes in connection with amending the Current Charter, including, among other things, (i) changing the post-business combination company’s corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon the Closing.

Reasons for the Approval of the Advisory Charter Proposals

Authorized Capital Stock

Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the business combination, to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). In addition, charter proposal A, if approved, would also adequately address the needs of the Company after the business combination.

In connection with the Closing, the founder shares, which represent all of the shares of Class B common stock issued and outstanding, will automatically convert into shares of Class A common stock in accordance with the Current Charter. Thereafter, no shares of Class B common stock will be issued and outstanding, and no other purpose would be served by providing for distinct classes of common stock. Therefore, our board of directors has concluded that upon the Closing, it is no longer necessary to maintain separate classes of common stock and that only a single class of common stock is required.

Changes to Stockholder Vote Required to Amend the Proposed Charter

Our board of directors believes that these changes are intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Waiver of Section 203 of the DGCL

Our board of directors believes that providing that Section 203 of the DGCL does not apply to the Company is appropriate because Eos would be unwilling to enter into the Merger Agreement without the ability to sell equity interests in the Company, including stakes representing interests of 15% or more in voting power of the Company’s voting stock, without our board of director’s approval.

Changes Relating to Director Nomination Agreement

Pursuant to the Director Nomination Agreement, the Sponsor and the Sellers will have certain rights to designate directors to the board of directors of the Company. For additional information, see “The Business Combination Proposal — Related Agreements — Director Nomination Agreement.” Our board of directors believes that charter proposal D is necessary to ensure that the terms of the Proposed Charter do not conflict with the rights granted under the Director Nomination Agreement.

Classified Board

Our board of directors believes that changing the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms, is appropriate to account for the increase in the size of the authorized board of directors and to provide for continuity in the Board.

Changes in Connection with Corporate Opportunity Doctrine

Our board of directors believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver is limited to certain persons reflects a desirable and appropriate change in corporate governance for the Company as it will no longer be a special purpose acquisition company and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of the Company following the business combination is in the best interests of the Company and its stockholders.

Corporate Name and Perpetual Existence

Our board of directors believes that changing the post-business combination corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the business combination with Eos and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our board of directors believes that it is the most appropriate period for the Company following the business combination.

Blank Check Company

Our board of directors has determined it is in the best interest of BMRG to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following the Closing. For example, these proposed amendments remove the requirement to dissolve BMRG and allow us to continue as a corporate entity with perpetual existence following the Closing. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for the Company.

Vote Required for Approval

The approval of each advisory charter proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the advisory charter proposals.

As discussed above, the advisory charter proposals are advisory votes and therefore are not binding on the Company or our board of directors. Furthermore, the business combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company intends that the Proposed Charter will take effect at the Closing (assuming approval of the charter amendment proposal).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL

Overview

Prior to the consummation of the transaction, we expect that our Board will approve and adopt, subject to stockholder approval, the B. Riley Principal Merger Corp. II 2020 Incentive Plan (the “Incentive Plan”), under which BMRG would be authorized to grant cash and equity incentive awards to certain eligible service providers in order to attract, motivate and retain the talent for which we compete.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, officers, directors, consultants and advisors, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the awards to be issued under the Incentive Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of incentive awards are necessary to enable us to attract and retain top talent; if the Incentive Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.

Reasons for the Approval of the Incentive Award Plan Proposal

Stockholder approval of the Incentive Plan is necessary in order for us to (i) meet the stockholder approval requirements of the New York Stock Exchange and (ii) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the Incentive Plan will constitute approval of the material terms of the Incentive Plan pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.

The Incentive Plan will become effective upon the later of (i) the date that BMRG’s stockholders approve the Incentive Plan and (ii) Closing (such date, the “Effective Date”). If stockholders do not approve this proposal, the Incentive Plan will not become effective and we will not be able to grant equity awards under the Incentive Plan.

Material Terms of the Incentive Plan

The material terms of the Incentive Plan, as currently contemplated by our Board, are summarized below, which is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached as Annex E to this proxy statement.

Administration.    A committee of at least two people appointed by the Board (or, if no such committee has been appointed, the Board) (the “Committee”) will administer the Incentive Plan. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Incentive Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the Incentive Plan. The Committee will have full discretion to administer and interpret the Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the Incentive Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of the Company or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the Incentive Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.

Eligibility.    Certain employees, directors, officers, advisors or consultants of BMRG or its affiliates are eligible to participate in the Incentive Plan, as well as prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from BMRG or its Affiliates.

Number of Shares Authorized.    The Incentive Plan provides for an aggregate of 6,000,000 shares of BMRG’s Class A common stock to be delivered (“Original Share Reserve”); provided that the total number of shares that will be reserved, and that may be issued, under the Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to one percent (1%) of the total outstanding shares of BMRG’s Class A common stock on the last day of the prior calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. The maximum aggregate fair market value on the date of grant for awards granted and cash fees paid to any non-employee director pursuant to the Incentive Plan during any fiscal year may not exceed a total value of $500,000, provided that the non-employee directors who are considered independent (under the rules of The New York Stock Exchange or other securities exchange on which the shares of BMRG’s Class A common stock are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, or the chair of a committee of the Board, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Shares of BMRG’s Class A common stock underlying awards under the Incentive Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the Incentive Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of BMRG’s Class A common stock reserved for issuance under the Incentive Plan, the number of shares of BMRG’s Class A common stock covered by awards then outstanding under the Incentive Plan, the limitations on awards under the Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The Incentive Plan will have a term of not more than 10 years from the Effective Date, and no further awards may be granted under the Incentive Plan after that date.

Awards Available for Grant.    The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards, and/or dividend equivalents, or any combination of the foregoing.

Options.    The Committee will be authorized to grant options to purchase shares of BMRG’s Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement (including potential performance goals). The maximum aggregate number of shares of BMRG’s Class A common stock that may be issued through the exercise of ISOs granted under the Incentive Plan is equal to the number of shares of BMRG’s Class A common stock reserved under the Original Share Reserve, and the number of shares authorized for issuance as ISOs shall not be subject to the annual automatic share increase provisions described above. In general, the exercise price per share of BMRG’s Class A common stock for each option granted under the Incentive Plan will not be less than the fair market value of such share at the time of grant or, for purposes of ISOs, if granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all of our classes of stock, or of any parent or subsidiary (a “10% Stockholder”), less than 110% of the fair market value of such share at the time of grant. The maximum term of an option granted under the Incentive Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% Stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash, by check or other cash equivalent, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, the surrender of other property having a fair market value on the date of exercise equal to the exercise price or by such other method as the Committee may determine to be appropriate.

Stock Appreciation Rights.    The Committee will be authorized to award SARs under the Incentive Plan. SARs will be subject to the terms and conditions established by the Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of BMRG’s Class A common stock or any combination of cash and shares of BMRG’s Class A common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Incentive Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. The exercise price of SARs cannot be less than 100% of the fair market value of a share of BMRG’s Class A common stock at the time of grant.

Restricted Stock.    The Committee will be authorized to award restricted stock under the Incentive Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights. Restricted stock awards are shares of BMRG’s Class A common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock will be forfeited. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of BMRG’s Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).

Restricted Stock Unit Awards.    The Committee will be authorized to award restricted stock unit awards under the Incentive Plan. The Committee will determine the terms of such restricted stock unit awards, including any dividend rights. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of BMRG’s Class A common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of BMRG’s Class A common stock at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of BMRG’s Class A common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).

Other Stock-Based Awards.    The Committee may grant to participants other stock-based awards under the Incentive Plan, which are valued in whole or in part by reference to, or otherwise based on, shares of BMRG’s Class A common stock. The form of any other stock-based awards will be determined by the Committee and may include a grant or sale of unrestricted shares of BMRG’s Class A common stock. The number of shares of BMRG’s Class A common stock related to other stock-based awards and the terms and conditions, including vesting conditions, of such other stock-based awards will be determined by the Committee when the award in made. Other stock-based awards will be paid in cash, shares of BMRG’s Class A common stock, or a combination of cash and shares, as determined by the Committee, and the Committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.

Other Cash-Based Awards.    The Committee may grant to participants a cash award that is not otherwise described by the terms of the Incentive Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Incentive Plan. The form, terms, and conditions, including vesting conditions, of any other cash-based awards will be established by the Committee when the award is made, and any other cash-based awards will be paid to participants in cash. The Committee will determine the effect of a termination of employment or service on a participant’s other cash-based awards.

Dividend Equivalents.    The Committee may provide for the payment of dividend equivalents with respect to shares of BMRG’s Class A common stock subject to an award, such as restricted stock units, but not on awards of stock options or SARs. However, no dividend equivalents will be paid prior to the issuance of stock. Dividend equivalents may be credited as of the dividend payment dates, during the period between the grant date and the date the award becomes payable or terminates or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the issuance of shares underlying the award and will be subject to forfeiture to the same extent as the underlying award. Dividend equivalents may be paid on a current or deferred basis, in cash, additional shares of BMRG’s Class A common stock, or converted to full-value awards, calculated and subject to such limitations and restrictions as the Committee may determine.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination.    In general, our Board may amend, alter, suspend, discontinue or terminate the Incentive Plan at any time. However, stockholder approval to amend the Incentive Plan may be necessary if the law or the Incentive Plan so requires (e.g., repricing, performance goals, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, alteration, suspension, discontinuance or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control.    In the event of a “Change in Control” (as defined in the Incentive Plan), the Committee may adjust the number of shares of BMRG’s Class A common stock or other securities of BMRG (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of BMRG in connection with such Change in Control transaction.

No Repricing of Stock Options or SARs.    The Committee may not “reprice” any stock option or SAR, without stockholder approval. For purposes of the Incentive Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its exercise price; (ii) canceling a stock option or SAR at a time when its exercise price exceeds the fair market value of a share of our common stock in exchange for cash or a stock option, SAR, award of restricted stock, or other equity award; or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Incentive Plan applicable to U.S. participants. This summary deals with the general federal income tax principles that apply (based upon provisions of the Code and the applicable Treasury Regulations issued thereunder, as well as judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date of this proxy statement, and all of which are subject to change (possibly on a retroactive basis) or different interpretation) and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.    If a participant is granted a non-qualified stock option under the Incentive Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction, subject to applicable limitations, at the same time and for the same amount as the participant recognizes as ordinary income. Any subsequent gain or loss generally will be taxable as long-term or short-term capital gain or loss for which we generally should not be entitled to a deduction.

Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any corresponding deduction. If the holding period requirements are not met, the ISO will be treated as a nonqualified stock option, and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. In addition, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which a participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were actually nonqualified stock options. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Special Rule if Exercise Price is Paid for in Shares.    If a participant pays the exercise price of a nonqualified stock option with previously-owned shares of our common stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The number of shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the exercise price of a stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired upon exercise of the incentive stock option, over the aggregate exercise price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an incentive stock option occurs when the participant disposes of such shares before the end of the requisite holding period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Stock Appreciation Rights.    Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to applicable limitations, we or our subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock.    A participant should not have taxable income on the grant of unvested restricted stock, nor will we or our subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code (discussed below). However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse and the purchase price, if any, paid for the restricted stock.

If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares on that date and the purchase price, if any, paid for the restricted stock, and we or our subsidiaries or affiliates generally will be entitled to a deduction for the same amount, subject to applicable limitations.

Restricted Stock Units.    A participant generally will not recognize taxable income at the time of the grant of restricted stock units, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or common stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations.

Other Stock-Based Awards; Other Cash-Based Awards; Dividend Equivalents.    Generally, the granting of other stock-based awards, other cash-based awards, or dividend equivalent rights should not result in the recognition of taxable income by the recipient or a tax deduction by us, our subsidiaries, or affiliates. The payment or settlement of other stock-based awards, other cash-based awards, or dividend equivalent rights generally should result in immediate recognition of taxable ordinary income by the recipient, equal to the amount of any cash paid (before applicable tax withholding) or the then-current fair market value of any common stock received, and a corresponding tax deduction by us, subject to applicable limitations. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and to us generally will be similar to the tax consequences of restricted stock awards, as described above. If any other stock-based award consists of unrestricted shares, the recipient of those shares generally will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and we generally will be entitled to a corresponding tax deduction, subject to applicable limitations.

Federal Tax Withholding.    Any ordinary income realized by a participant upon the granting, vesting, exercise, or conversion of an award under the Incentive Plan, as applicable, is subject to withholding of federal, state, and local income taxes and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy our federal income tax withholding requirements, we (or, if applicable, any of our subsidiaries or affiliates) will have the right to require, as a condition to delivery of any certificate for shares of our common stock or the registration of the shares in the participant’s name, that the participant remit to us an amount sufficient to satisfy the withholding requirements. Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if we consent, accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding amount. Withholding does not represent an increase in the participant’s total income tax obligation because it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by us to employees no later than January 31 of the following year. Deferred compensation that is subject to Section 409A of the Code (discussed below) will also be subject to certain federal income tax withholding and reporting requirements.

Million Dollar Deduction Limit and Other Tax Matters.    We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either our principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or principal financial officer at any time during the taxable year); or (iii) anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017. This limitation on deductions (x) only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and (z) may not apply to certain types of compensation, such as qualified performance-based compensation that is payable pursuant to a written, binding contract that was in effect as of November 2, 2017, so long as the contract is not materially modified after that date.

If an individual’s rights under the Incentive Plan are accelerated as a result of a Change in Control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes, if applicable) payable by the individual on the value of such accelerated rights and (ii) the loss by us of a compensation deduction.

Section 409A of the Code.    Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Treasury Regulations and other authoritative guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Interest of Directors and Executive Officers.

All members of our Board and all of our executive officers are eligible for awards under the Incentive Plan and, thus, have a personal interest in the approval of the Incentive Plan.

New Plan Benefits

Grants of awards under the Incentive Plan are subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits that will be received by any participants under the Incentive Plan. As of the date hereof, no awards have been granted under the Incentive Plan. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of Class A common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the approval at the special meeting by (i) a majority of the shares of the Company’s common stock that are voted at the special meeting and (ii) a majority of the shares of BMRG’s Class A common stock outstanding and held by the Disinterested Stockholders.

Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Incentive Plan Proposal.

The Incentive Plan Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Incentive Plan Proposal will have no effect, even if it is approved by our stockholders.

Form S-8

Following the consummation of the business combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Class A Common Stock issuable under the Incentive Plan.

Recommendation of the Board

Our Board believes that the Incentive Plan will provide us with the continued ability to link participants’ pay to stockholder returns, and that it is a critical compensation component in our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by aligning their interests with the interests of our stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows BMRG’s board of directors to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal.

Consequences if the Adjournment Proposal is Not Approved

If the adjournment proposal is presented to the special meeting and is not approved by the stockholders, BMRG’s board of directors may not be able to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal. In such events, the business combination would not be completed.

Vote Required for Approval

The approval of the adjournment proposal requires the affirmative vote for the proposal by the holders of a majority of the shares of Class A common stock and Class B common stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include virtual voting) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the adjournment proposal.

The adjournment proposal is not conditioned upon any other proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of BMRG’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of BMRG and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

OTHER INFORMATION RELATED TO BMRG

Introduction

BMRG, a blank check corporation, was incorporated as a Delaware corporation on June 3, 2019. The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Initial Public Offering

On May 22, 2020, BMRG consummated its IPO of 17,500,000 units. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $175,000,000.

In connection with BMRG’s initial formation in June 2019, a wholly-owned subsidiary of B. Riley Financial (which is the parent of the Sponsor) was issued all of our outstanding equity. All founder shares were contributed to the Sponsor in January 2020, resulting in the Sponsor directly and B. Riley Financial indirectly owning all outstanding founder shares. On February 3, 2020, we conducted a 1:575 stock split and reclassification of our common stock such that the Sponsor directly and B. Riley Financial indirectly continued to own all 5,750,000 outstanding founder shares. On May 19, 2020, the Sponsor returned 718,750 founder shares to BMRG for cancellation, resulting in a total of 4,375,000 founder shares outstanding. The number of founder shares outstanding was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering excluding the private placement shares underlying the private placement units. If we increase or decrease the size of the offering we will effect a stock dividend or a share contribution back to capital or other appropriate mechanism, as applicable, with respect to our Class B common stock immediately prior to the consummation of the offering in such amount as to maintain the ownership of our initial stockholders at 20% of the issued and outstanding shares of our common stock upon the consummation of the offering. On April 21, 2020, 20,000 founder shares were transferred to each of Patrick Bartels, Jamie Kempner, Timothy Presutti and Robert Suss, our independent director nominees, at their par value. Up to 656,250 founder shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ overallotment option is exercised. The founder shares (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. On May 28, 2020, the underwriters confirmed that they will not be exercising their over-allotment option in whole or in part.

Simultaneously with the consummation of the IPO, we consummated the private sale of 650,000 private placement units, each containing one share of Class A common stock and one-half of one redeemable warrant exercisable to purchase one share of Class A common stock at $11.50 per share, to the Sponsor at a price of $10.00 per unit. The units sold in the IPO private placement are identical to the units sold in the IPO, except that, so long as they are held by their initial purchasers or their permitted transferees, (1) they will not be redeemable by BMRG, (2) they (including the shares of common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until thirty (30) days after the BMRG completes our initial business combination and (3) they may be exercised by the holders on a cashless basis.

Upon the closing of the IPO and the IPO private placement, approximately $175,000,000 was placed in the trust account. Except for the withdrawal of interest to pay taxes, if any, the Current Charter provides that none of the funds held in trust will be released from the trust account until the earlier of (1) the completion of BMRG’s business combination, (ii) the redemption of BMRG’s public shares in connection with a stockholder vote to amend any provisions of the Current Charter relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of 100% of the public shares if BMRG is unable to complete an initial business combination before November 22, 2021, subject to applicable law. Until the earlier of (i) the Closing or (ii) the distribution of the trust account, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

After the payment of underwriting discounts and commissions and approximately $750,000 in expenses relating to the IPO, approximately $500,000 of the net proceeds of the IPO and the IPO private placement was not deposited into the trust account and was retained by us for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of June 30, 2020, there was approximately $176.76 million in investments and cash held in the trust account.

At the time of our IPO, we entered into the forward purchase agreement which provides for the purchase, immediately prior to the Closing, by BRPI, an affiliate of the Sponsor, or its designees of $25,000,000 of our units at a price of $10.00 per unit, or an aggregate of 2,500,000 units, each comprised of one forward purchase share and one-half of one forward purchase warrant. Pursuant to the terms of the Equity Commitment Letter, the forward purchase agreement has been terminated in its entirety.

Fair Market Value of Target Business

It is a requirement under NYSE rules that BMRG’s business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the taxes payable on the income earned on the trust account) at the time of the agreement to enter into the business combination. BMRG will not complete a business combination unless we acquire a controlling interest in a target company or are otherwise not required to register as an investment company under the Investment Company Act. BMRG’s board of directors determined that this test was met in connection with the proposed business combination as described in the “The Business Combination Proposal” section of this proxy statement.

Stockholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, BMRG must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for BMRG’s IPO. Accordingly, in connection with the business combination, the public stockholders may seek to redeem their public shares in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares, private placement shares as well as any public shares purchased during or after the IPO, in favor of the business combination proposal. As of the date hereof, our initial stockholders own approximately 22% of the total outstanding shares of Class A common stock and Class B common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding BMRG or our securities, or not otherwise restricted under Regulation M under the Exchange Act, the BMRG initial stockholders, Eos and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BMRG common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Liquidation if No Business Combination

We have until November 22, 2021 to complete our initial business combination. If we are unable to complete our business combination by that date (or such later date as our stockholders may approve in accordance with the Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination by November 22, 2021.

Our initial stockholders and our officers and directors at the time of our IPO have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if we fail to complete our initial business combination by November 22, 2021. However, if our initial stockholders or our directors and officers at the time of our IPO acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by November 22, 2021.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $500,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per share redemption amount received by stockholders upon our dissolution would be $10.10. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per share redemption amount received by stockholders will not be less than $10.10. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent accountants), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below (1) $10.10 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations, and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.10 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third-parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (1) $10.10 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and we cannot assure you that our Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be less than $10.10 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,000,000 from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

If we file a winding up petition or a winding up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and a liquidator may determine that such funds should be included in our insolvency estate and subject to the claims of third-party creditors with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.10 per share to our public stockholders. Additionally, if we file a winding up petition or a winding up petition is filed against us that is not dismissed, any distributions received by stockholders could be subject to challenge under applicable debtor/creditor and/or insolvency laws as a “voidable preference.” As a result, a liquidator could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Properties

BMRG does not lease any properties or facilities.

Upon the Closing, the principal executive offices of the Company will be those of Eos, located at 3920 Park Avenue, Edison NJ 08820.

Employees

BMRG has one (1) executive officer. This individual is not obligated to devote any specific number of hours to BMRG’s matters and intend to devote only as much time as they deem necessary to our affairs. BMRG does not intend to have any full-time employees prior to the Closing.

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Daniel Shribman	36	Chief Executive Officer, Chief Financial Officer and Director
Bryant Riley	53	Chairman
Kenneth Young	56	Director
Patrick J. Bartels, Jr.	44	Director
James L. Kempner	62	Director
Timothy M. Presutti	51	Director
Robert Suss	49	Director

Daniel Shribman, our Chief Executive Officer, Chief Financial Officer and Director, has served as chief investment officer of B. Riley Financial (Nasdaq: RILY) and as president of B. Riley Principal Investments, LLC since September 2019 and September 2018, respectively. Mr. Shribman helps oversee the asset base of B. Riley Financial alongside chief executive officer Bryant Riley. This asset base consists of several cash flow generating operating businesses in addition to cash and investments of roughly $750 million. The investment portfolio includes bilateral loans and small cap equity positions in both public and private markets. In virtually all investments, B. Riley Financial is involved at the board level and active in business and capital allocation decisions. Mr. Shribman has served as a member of the board of directors of Alta Equipment Group Inc. (NYSE: ALTG) since February 2020, when it completed its business combination with B. Riley Principal Merger Corp., where Mr. Shribman was chief financial officer. Mr. Shribman brings experience in both public and private equity to us. Prior to joining B. Riley, Mr. Shribman was a Portfolio Manager at Anchorage Capital Group, L.L.C., a special situation asset manager, from 2010 to 2018. During Mr. Shribman’s tenure at Anchorage Capital Group, L.L.C., he led investments in dozens of public and private opportunities across the general industrial, transportation, automotive, aerospace, gaming, hospitality and real estate industries. These investments ranged from public equities and bonds to deeply distressed securities, par bank debt, minority owned private equity and majority owned private equity. Mr. Shribman worked in close collaboration with management teams and boards to maximize shareholder value in the form of both operational turnarounds, capital market financing and capital deployment initiatives. Prior to Anchorage Capital Group, L.L.C., Mr. Shribman worked at Tinicum Capital Partners, a private equity firm, and in the restructuring advisory group at Lazard (NYSE: LAZ).

Bryant Riley, our Chairman, has served as chairman and co-chief executive officer of B. Riley Financial (Nasdaq: RILY), since June 2014 and July 2018, respectively, and as a director of B. Riley Financial since August 2009. In addition, Mr. Riley served as the chairman of B. Riley & Co., LLC since founding the stock brokerage firm in 1997 until its combination with FBR Capital Markets & Co., LLC in 2017; chief executive officer of B. Riley & Co., LLC from 1997 to 2006; and as chairman of B. Riley Principal Merger Corp. from April 2019 until the completion of its business combination in February 2020.

Mr. Riley has served as a member of the board of directors of Babcock & Wilcox Enterprises, Inc. (NYSE: BW) since April 2019 and Select Interior Concepts, Inc. (Nasdaq: SIC) since November 2019. Mr. Riley also previously served on the board of directors of Franchise Group, Inc. (Nasdaq: FRG) from September 2018 to March 2020 and Sonim Technologies, Inc. (Nasdaq: SONM) from October 2017 to March 2019. Mr. Riley received his B.S. in Finance from Lehigh University. Mr. Riley’s experience and expertise in the investment banking industry will provide our board of directors with valuable insight into the capital markets. Mr. Riley’s extensive experience serving on other public company boards is an important resource for the board of directors.

Kenneth Young, our Director, has served as President of B. Riley Financial (Nasdaq: RILY) since July 2018, and previously served as a director of B. Riley Financial from May 2015 to October 2016, during which he was chair of the audit committee and was on the compensation and governance committees. Mr. Young has served as chief executive officer of B. Riley Principal Investments, LLC, a wholly-owned subsidiary of B. Riley Financial, which acquires, invests and operates companies across several verticals, including communications, media, construction and retail, with a focus on maximizing cash flows through operational expertise, since October 2016. Mr. Young served as the chief executive officer and as a director of B. Riley Principal Merger Corp. from October 2018 until its business combination with Alta Equipment Group Inc. (NYSE: ALTG) in February 2020.

Mr. Young currently serves as chief executive officer at Babcock & Wilcox (NYSE: BW) since November 2018. Mr. Young has served as a member of the board of directors of Orion Energy Systems, Inc. (Nasdaq: OESX) since 2017 and currently serves on the board of directors of Sonim Technologies (Nasdaq: SONM). He also served on the board of directors of Franchise Group, Inc. (Nasdaq: FRG) from August 2018 to March 2020 bebe stores, inc. from January 2018 to April 2019, Standard Diversified (NYSE: SDI) from 2015 to 2017, and Globalstar, Inc. (NYSE: GSAT) from November 2015 to December 2018. From August 2008 to March 2016, Mr. Young served as the president and chief executive officer of Lightbridge Communications Corporation. Mr. Young holds a Master’s in Business Administration from the University of Southern Illinois and a Bachelor of Science in Computer Sciences from Graceland University.

Patrick J. Bartels Jr., our Director, has been the managing member of Redan Advisors LLC, a firm that provides fiduciary services, including board of director representation and strategic planning advisory services, for domestic and international public and private business entities, since December 2018. Prior to founding Redan Advisors LLC, Mr. Bartels was a senior investment professional with 20 years of experience. From 2002 to December 2018, Mr. Bartels served as a Managing Principal at Monarch Alternative Capital LP, a private investment firm that focused primarily on event-driven credit opportunities. Prior to Monarch, he served as research analyst for high yield investments at Invesco Ltd. (NYSE: IVZ), where he analyzed primary and secondary debt offerings of companies in various industries. His professional experience includes investing in complex financial restructurings and process-intensive situations in North America, Asia and Europe in a broad spectrum of industries. Mr. Bartels has served as a director on numerous public and private boards of directors with an extensive track-record of driving value-added returns for all stakeholders through governance, incentive alignment, capital markets transactions, and mergers and acquisitions. Mr. Bartels formerly served on the board of directors for WCI Communities, Inc. from 2009 to 2017, Parker Drilling Company from March 2019 to February 2020 and B. Riley Principal Merger Corp. from April 2019 to February 2020. During his time as a director for Parker Drilling Company and B. Riley Principal Merger Corp., Mr. Bartels served on the Audit Committee and Nominating and Corporate Governance Committee. Mr. Bartels currently serves on the board of directors of Arch Coal, Inc. (NYSE: ARCH), Hexion Inc., Brinks Home Security and Centric Brands Inc. (Nasdaq: CTRC); he serves on the Nominating and Corporate Governance Committee and the Audit Committee for Arch Coal, Inc. Mr. Bartels began his career at PricewaterhouseCoopers LLP, where he was a Certified Public Accountant. Mr. Bartels holds the Chartered Financial Analyst designation, and received a Bachelor of Science in Accounting with a concentration in Finance from Bucknell University.

James Kempner, our Director, has been president of LSH Partners since December 2016. Prior to this position, Mr. Kempner was president of Loeb Partners Corporation from 2014 to 2016. Mr. Kempner began his career at Lazard (NYSE: LAZ), in 1983 and was named a general partner in 1993. Mr. Kempner was involved in banking and capital markets transactions and managed Lazard’s Corporate Finance department from 1995-1998 and founded Lazard’s Logistics and Transportation group in 2000. His most recent role was as senior advisor in Lazard’s general industrials banking group, with emphasis on companies in the Transportation and Logistics industries. Mr. Kempner also served on the Underwriting and Private Placement Committees of Lazard. Mr. Kempner has extensive experience advising on a number of corporate transactions and initial public offerings. Mr. Kempner has been a member of the board of directors of Private Wealth Partners since September 2018, and served on the board of directors of B. Riley Principal Merger Corp. from 2018 until the completion of its business combination in February 2020. Mr. Kempner received a B.A. from Yale University and an M.B.A. from Harvard Business School.

Timothy Presutti, our Director, currently serves as managing partner and chief investment officer of Woody Creek Capital Partners LLC, a private investment firm he founded in 2007 that specializes in private credit and special situation investing. Mr. Presutti has been the sole owner and managing director of Woody Creek Capital Partners LLC since 2006, Woody Creek Capital Management LLC since 2018 and Wocap II GP, LLC since 2017. Mr. Presutti additionally serves as senior advisor to the Bosarge Family Office based in Houston, TX. Mr. Presutti has nearly twenty-four years of finance experience, spanning investing, portfolio management, trading and capital markets. As co-founder of Broadbill Investment Partners, an investment management firm, Mr. Presutti oversaw all capital raising for two funds and a co-investment platform. He was a member of the Investment Committee and is now a senior advisor, minority owner and managing director to Broadbill Investment Partners since 2011. Mr. Presutti started his career at Bankers Trust, which was acquired by Deutsche Bank Securities Inc. in 1999; his last position there was managing director and head of High Yield trading from 2005 to 2007. Mr. Presutti served on the board of directors of B. Riley Principal Merger Corp. from 2018 until the completion of its business combination in February 2020.

Robert Suss, our Director, has been co-chief executive officer of UK Agricultural Finance, a company that provides underwriting to local farming communities in the United Kingdom, since 2016, and non-executive chairman of EG Capital Advisors, a London-based investment firm, since 2017. Mr. Suss has served on the board of directors of Kingswood Group PLC since 2019. Until 2015, Mr. Suss was a managing director at Goldman Sachs & Co. LLC where he worked for 18 years in the Investment Management Division. Mr. Suss served on the audit committees of the board of directors of Pace Holdings Corp. from 2015 until the completion of its business combination in March 2017 and TPG Pace Holdings Corp. from 2016 until the completion of its business combination in November 2019. Mr. Suss also served on the board of directors of B. Riley Principal Merger Corp. from 2018 until the completion of its business combination in February 2020.

Number and Terms of Office of Officers and Directors

BMRG’s board of directors is comprised of seven directors and is divided into three (2) classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two (2) year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Robert Suss, Tim Presutti and Kenny Young, will expire at the special meeting of stockholders. The term of office of the second class of directors, consisting of Jamie Kempner, Patrick Bartels and Bryant Ryan, will expire at the second annual meeting of stockholders.

BMRG’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Partners, Managing Directors, Senior Managing Directors, Assistant Secretaries and a Treasurer) as may be determined by the board of directors from time to time.

Director Independence

The rules of the NYSE require that a majority of our board of directors be independent. Our board of directors has determined that Messrs. Bartels, Kempner, Presutti and Suss are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement.

Periodic Reporting and Audited Financial Statements

BMRG has registered our securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, BMRG’s annual reports contain financial statements audited and reported on by BMRG’s independent registered public accounting firm. BMRG has filed with the SEC our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

BMRG’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”).

We intend to effectuate an Initial Business Combination using cash from the proceeds of our IPO that closed on May 22, 2020 (the “Closing Date”) and the private placement units to purchase shares of our Class A common stock (“Private Placement Warrants”) that closed on the Closing Date and from additional issuances of, if any, our capital stock and our debt, or a combination of cash, stock and debt.

Our business activities from inception to June 30, 2020 consisted primarily of our formation and preparation for our IPO that was completed on May 22, 2020, and since the offering on May 22, 2020, our activity has been limited to identifying and evaluating prospective acquisition targets for an Initial Business Combination.

At June 30, 2020, we had cash of $496,557 and current liabilities of $78,038. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an Initial Business Combination will be successful.

Results of Operations

For the three months ended June 30, 2020, we had a net loss of $85,289. Our net loss for the three months ended June 30, 2020 consisted of interest income earned in the amount of $11,388 on funds held in the Trust Account and operating expenses that total $96,677.

For the six months ended June 30, 2020, we had a net loss of $85,743. Our net loss for the six months ended June 30, 2020 consisted of interest income earned in the amount of $11,388 on funds held in the Trust Account and operating expenses that total $97,131.

Liquidity and Capital Resources

Until the closing of the IPO, our only source of liquidity was an initial sale of shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share, to our Sponsor, and the proceeds of a promissory note (the “Note”) from the Sponsor, in the amount of $300,000. The Note was repaid upon the closing of the IPO.

At June 30, 2020 we had cash of $496,557 and working capital of $698,877. The working capital of $698,877 excludes Delaware franchise taxes payable of $22,474 (which is included in accrued expenses at June 30, 2020) as franchise taxes are paid from the Trust account from interest income earned.

We completed the sale of 17,500,000 units at an offering price of $10.00 per unit in the IPO. The Sponsor subscribed to purchase an aggregate of 650,000 units at a price of $10.00 per Private Placement Unit in a private placement that closed on May 22, 2020 simultaneously with the IPO. The sale of the 17,500,000 Units generated gross proceeds of $175,000,000, less underwriting commissions of $3,500,000 (2% of gross proceeds) and other offering costs of $476,189. The Private Placement Units generated $6,500,000 of proceeds.

Each unit consists of one share of our Class A common stock, $0.0001 par value (each a “public share”), and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, collectively, the “Warrants” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

We granted the underwriters a 45-day option to purchase on a pro rata basis up to 2,625,000 additional units at the initial public offering price less the underwriting discounts and commissions. On May 28, 2020, the underwriters confirmed that they will not be exercising their over-allotment option in whole or in part.

In addition, income on the funds held in the Trust Account may be released to us to pay our franchise and income taxes.

We do not believe we will need to raise additional funds other than the funds raised in the IPO on May 22, 2020 in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an Initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Initial Business Combination or because we become obligated to redeem a significant number of our shares of Class A common stock upon completion of our Initial Business Combination, in which case we may issue additional securities or incur debt in connection with such business combination (including from our affiliates or affiliates of our Sponsor).

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

At June 30, 2020, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. On May 19, 2020, we entered into an administrative support agreement pursuant to which we have agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon the earlier of the completion of the Initial Business Combination and the Company’s liquidation, we will cease paying these monthly fees.

We have engaged B. Riley Securities, Inc. as advisors in connection with the Initial Business Combination to assist us in arranging meetings with stockholders to discuss a potential business combination and the target business’ attributes, introduce us to potential investors that may be interested in purchasing our securities, assist us in obtaining stockholder approval for our Initial Business Combination and assist us with the preparation of press releases and public filings in connection with the Initial Business Combination. We will pay B. Riley Securities, Inc. for such services upon the consummation of the Initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the business combination marketing agreement, no fee will be due if we do not complete an Initial Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Net Income (Loss) Per Common Share

We comply with accounting and disclosure requirements of Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value. At June 30, 2020, the Company had outstanding warrants to purchase up to 9,075,000 shares of Class A common stock. The weighted average of these shares was excluded from the calculation of diluted income (loss) per share of common stock since the exercise of the warrant is contingent upon the occurrence of future events. At June 30, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per share is the same as basic loss per share for the periods presented. In February 2020, the Company completed a stock split of 1:575 shares of Class B common stock, resulting in 5,750,000 shares of Class B common stock issued and outstanding. The financial statements have been retroactively adjusted to reflect the stock split for all periods presented.

Redeemable Shares of Class A Common Stock

All of the 17,500,000 shares of Class A common stock sold as part of the Units in the IPO contain a redemption feature. In accordance with FASB ASC 480, “Distinguishing Liabilities From Equity,” redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standard updates, if currently adopted, would have a material effect on our financial statements.

BUSINESS OF EOS

Overview

Eos designs, manufactures, and deploys reliable, sustainable, safe and scalable low-cost battery storage solutions for the electric utility industry. Eos’s flagship product is the Eos Znyth® DC battery system (the “Eos Znyth® system”), with both front of the meter and behind the meter applications. The Eos Znyth® system is the first stationary battery energy storage system (“BESS”) that is competitive with lithium-ion (“Li-ion”) in both price and performance, fully recyclable, does not require any rare earth or conflict materials, and is commercially available and scalable. Stationary BESS’s are used to store energy for many purposes, including stabilizing and reducing congestion of the power grid and reducing peak energy usage. When coupled with renewable energy sources such as photovoltaic (“PV”) solar and wind generation, the Eos Znyth® system can store the energy that the renewable is producing and discharge it when the renewable is not producing energy, thus increasing the value of the renewable. Additionally, storage is used by commercial and industrial customers to save energy costs by reducing their peak usage thus reducing the transmission and distribution charges from utilities. Eos believes that energy storage serves as a central catalyst for modernizing and creating a more reliable and resilient, efficient, sustainable, and affordable grid.

Eos was founded in 2008 under the name Grid Storage Technologies, initially focusing on devolving the chemistry of its proprietary electrolyte-based battery technology and improving mechanical design and system performance. Our products, which are manufactured and developed in the United States, have the ability to play a pivotal role in the transition to a more sustainable, resilient and low carbon energy future. Eos is transitioning from an organization that focused primarily on research and development to one focused on commercialization of its energy storage solution and a scaled manufacturing platform. Eos produced its first proof of concept with generation 1 of the Eos Znyth® system in 2015 (“Gen 1”) and began commercial shipments of its generation 2 Eos Znyth® system in 2018 (“Gen 2”). As of August 2, 2020, Eos has delivered approximately ten Eos Znyth® systems comprised of over 2,500 Znyth® batteries or approximately 5MWh. Each Eos Znyth® system, which includes multiple battery formations and averages 250 batteries per system, is currently connected to, and monitored through, its battery management system. Each system is individually designed with the appropriate number of batteries to achieve the end user’s desired energy needs. Eos intends to deliver its generation 2.3 Eos Znyth® system (“Gen 2.3”) to customers in October 2020.

The Eos Znyth® system uses Eos’s Znyth® technology, a patented aqueous zinc-powered battery technology that offers a safe, scalable, fully recyclable and sustainable alternative to lithium-ion battery power. The Znyth® technology requires just five core commodity materials that are derived from non-rare earth and non-conflict minerals that are Earth abundant and fully recyclable. The Eos Znyth® system is also non-flammable and does not require any moving parts or pumps, allowing for simple maintenance and low-cost operation. Eos’s competitive advantage is its Znyth® battery technology, which employs a unique zinc-halide oxidation/reduction cycle packaged in a sealed, flooded, bipolar battery.

The Eos Znyth® system offers an alternative to Li-ion at a cost per kilowatt hour (“KWh”) that is competitive. Unlike Li-ion, Eos’s commodity based aqueous zinc chemistry does not require high-cost heating, ventilation and air conditioning systems (“HVAC”) or fire suppression equipment due to Eos’s wide operating temperature range. Eos Znyth® is manufactured with no toxic chemicals, which limits risk of catastrophic failure. Li-ion batteries have a history of explosions and fires, which are not an issue for Eos’s systems due to the stable, non-combustible chemistry used in the Eos battery. Eos’s raw materials and components are readily available commodities with fewer supply constraints than competing technologies and are environmentally benign. Li-ion batteries use scarce, toxic rare earth materials that can be in short supply due to their use in electric vehicles, mobile phones and an array of other electronics. Eos’s technology is highly scalable, easily installed and integrated into new or existing electric infrastructure. It also includes Eos’s proprietary battery management system, which optimizes Eos’s battery performance and protects the health and longevity of the battery. Eos’s products are currently manufactured in the United States using a highly automated assembly line, which requires a fraction of the capital expenditure of equivalent Li-ion manufacturing processes. Eos’s scalable manufacturing platform can be localized anywhere in the world in less than twelve months. Eos’s technology is protected by a robust patent portfolio, with over 140 patents pending, issued or published in thirty-three (33) countries.

Eos sells its products through its direct sales force and through sales channels to developers, power producers, large utilities and commercial and industrial companies. Eos’s sales focus is on use cases that require three (3) to ten (10) hours of battery storage, although its battery can be used for shorter durations as well. Eos is establishing a global sales presence by leveraging its sales channels and direct sales team. Eos works with customers to understand the use case for each battery storage project and proposes the best solution to maximize the economics for the end-user. Examples of customers and use cases for Eos’s systems include:

•        Solar developers combine battery storage with solar fields to time shift energy by charging the battery during the day and then using the battery during peak hours, just after sundown.

•        Industrial customers use battery storage to improve power quality and improve the efficiency of other energy sources.

•        Commercial customers in urban areas utilize indoor battery storage to safely reduce the demand charges from their utility and to participate in utility programs designed to allow the grid to perform better.

•        Utilities use battery storage systems to offset or postpone capital expenditures, which improves the reliability of the power grid.

Eos’s customers include leading renewable power producers, large utilities, developers and industrial companies such as NextEra Energy, Inc. (“NextEra Energy”), International Electric Power, LLC (“IEP”), Carson Hybrid Energy Storage, LLC (“CHES”) Hecate Energy LLC (“Hecate Energy”), Royal Dutch Shell plc (“Shell”), Duke Energy Corporation (“Duke Energy”), Pattern Energy Group LP and (“Pattern Energy”). Eos also sells to key system integrators and retail companies such as Siemens AG and Statkraft AS.

Additionally, Eos’s joint venture partner Holtec International (“Holtec”), a multi-billion dollar supplier to the nuclear power industry, is looking to “repower” decommissioned nuclear plants with renewable energy sources and battery storage. By using wind and solar energy sources combined with storage this creates a base load capable power plant that will be sold to the utilities. In addition, Eos is in discussions with other partners to do the same for coal plants that are in the process of closing. Repowering such plants requires a BESS with a flexible discharge duration of three to ten hours, the ability to cycle daily and provide a 100% discharge, and an energy output that does not degrade lower than 70% during its product lifetime. The Eos Znyth® system meets all such requirements and we believe is well suited for this application.

Industry Overview

Eos believes that energy storage is on the verge of global wide scale deployment. As batteries increasingly become economical on a levelized cost of energy basis, Eos believes that utility-scale battery technology will be increasingly beneficial for a variety of solutions, including solar PV plus storage, peaking capacity, grid congestion and wind generation plus storage. Eos anticipates rapid increases in utility scale co-located renewable energy plus storage projects, especially in the United States, with most near and medium-term installation qualifying as utility scale. The reason for the increase is that combining a battery with an intermittent renewable energy source, such as wind or solar, allows for the storage of energy in the battery that can used when the intermittent source is not available, for example if the wind is not blowing or the sun is not shining.

According to Bloomberg New Energy Finance (“BNEF”) the global energy storage market is expected to grow to a cumulative 1,095 gigawatts (“GW”), attracting an estimated $660 billion in future investment by 2040. Based on BNEF, Eos believes the United States would represent over 15% of this global market. Approximately 3.3 GW of energy storage was commissioned globally in 2019, which is expected to increase to 4.7 GW in 2020 according BNEF. In addition, according to BNEF, over 1.9 GW of new utility-scale energy storage was announced in 2019. A significant factor in increased demand for energy storage, estimated to increase to 27% by 2030, is accelerating proliferation of renewable energy globally and in the United States. According to BNEF, the percentage of renewable energy in total electricity generation in the United States will change from 18% in 2019 to 36% by 2030 and solar energy is estimated to contribute 20% of total electricity supply. Favorable regulatory conditions such as the recent court decision validating FERC Order 841, along with state sponsored incentives in New York, California, Massachusetts and other states coupled with the rapid growth of solar PV plus storage applications throughout the United States are expected to grow the utility-scale energy storage market from 172 megawatts (“MW”) / 345 megawatt hours (“MWh”) in 2019 to 6,631 MW / 17,563 MWh by 2025. Based on management’s estimates, Eos estimates 1,250 GW of additional capacity from renewables to be delivered to the grid by 2024, leading to an increased demand for energy storage. Globally, over the same period, Eos expects the energy storage market to grow at a 53% compound annual growth rate from 6,480 MWh in 2019 to approximately 83,000 MWh by 2025. Below is a demonstration of the projected energy storage global market and the projected annual investment in the energy storage global market by region:

Limitations of Existing Technologies

Li-ion is the most prevalent incumbent energy storage technology, historically used in consumer electronics, electric vehicles and select transportation industries, and is the primary competition to the Eos systems. According to the U.S. Energy Information Administration, Li-ion accounted for 93% of all new energy storage capacity in the United States since 2012, growing at an annual rate of 55%. According to the Lazard Levelized Cost of Storage Version 4.0 Final report (“Lazard LCOS 4.0 Report”), Li-ion has an optimal MW capacity of between 5 kilowatts (“kW”) — 100 MW and an anticipated useful life of ten (10) years. The two primary ingredients for Li-ion batteries are lithium and cobalt.

Due to the factors described below, Eos believes that even though lithium supplies are generally forecasted to accommodate the global increase in demand in the near term, supply chains will likely become strained over time. Additionally, cobalt faces significant supply chain uncertainty that may constrain Li-ion battery growth.

•        Lithium Supply.    The supply chain is highly concentrated, and according to an article by McKinsey & Company titled “Lithium and Cobalt: A tale of two commodities” (“McKinsey Article”) only eight (8) countries are producing lithium globally, of which Chile, Australia and China accounted for 85% of production in 2017. Only four companies — Talison Lithium Pty Ltd, Sociedad Química y Minera de Chile S.A., Albemarle Corporation and FMC Corporation — control the majority of the global mining output. Without the addition of new lithium mining projects and with the growing lithium demand, especially in the electric vehicle space, demand may exceed supply thus hindering the growth of lithium based products.

•        Cobalt Supply.    According to the McKinsey Article, while the top three producers of cobalt comprise only 40% of the global cobalt supply, regional suppliers are more monopolistic with the Democratic Republic of the Congo (“DRC”) representing approximately 70% of global output in 2017 and is projected to increase. The DRC historically experienced supply disruptions and is currently revising mining laws, with additional concerns regarding child labor that threaten the market’s overall growth. Additionally, approximately 90% of the global cobalt supply is produced as a by-product from either copper or nickel mining, making cobalt expansion projects closely tied to the economics of these markets. Global forecasts for cobalt production show supply shortages arising as early as 2022, which would likely slow Li-ion battery growth.

•        Electric Vehicle (“EV”) Demand.    Both the lithium and cobalt markets have been largely driven by battery demand, primarily from consumer electronics, representing 40% and 25% of demand in 2017, respectively. Lithium and Cobalt could face supply constraints due to the demand for these materials in batteries for the EV industry. As the global EV market expands, Eos expects global demand for lithium to increase. EVs represented 1.3% of global vehicle sales in 2017, but McKinsey & Company forecasts that EVs will represent 5% of the global market by 2020. The proportion of Li-ion batteries consumed by the EV industry was 64% in 2019 and is forecasted to grow to 80% by 2030.

Li-ion also suffers from certain inherent technological limitations. The life cycle can be limited under harsh conditions, due to the need for HVAC to keep the battery temperatures around 25C. Li-ion is also challenging to pair with solar in areas where the grid is not stable, which limits their usage in many locations around the world. Li-ion can be susceptible to overheating, explosions and related safety issues, such as the April 2019 lithium battery explosion near Phoenix Arizona. Most urban areas restrict the use of commercial size Li-ion batteries in buildings. Finally, Li-ion technology is difficult to recycle and dispose because it contains toxic materials.

There are a number of additional battery technologies utilized in the energy storage industry, such as:

•        Flow Battery.    Flow batteries store energy by chemically changing the electrolyte (vanadium) or by plating zinc (zinc bromide). According to the Lazard LCOS 4.0 Report, flow batteries have an optimal MW capacity of between 25 kW — 100 MW and an anticipated useful life of twenty (20) years. While flow batteries typically have minimal storage capacity degradation and limited potential for fire, they require expensive components and comparatively high balance of system costs. Specifically, the raw materials are expensive, and the cost of operations and maintenance is very high. Flow batteries also have reduced efficiency due to high mechanical losses, and high maintenance requirements. They require massive scale to reach competitive cost points and, along with the above, limit applications to niche markets.

•        Lead-Acid.    Lead-acid batteries are the most commonly utilized battery storage technology, and are the primary battery utilized in automotive vehicles. The Lazard LCOS 4.0 Report notes that they have an optimal MW capacity of 1 — 100+ MW and an anticipated useful life of between three and five years. Furthermore, while lead-acid batteries are relatively low cost and can be utilized for multiple purposes, they have a poor depth of discharge, short lifespan, low energy density and a large footprint as compared to other technologies.

The Eos Solution

Eos’s battery systems offer a safe, sustainable and scalable alternative to Li-ion at a lower Levelized Cost of Storage (“LCOS”). Eos’s solution consists of the Eos Znyth® system, which integrates Eos Znyth® batteries in a modular, outdoor-rated enclosure, in Eos’s Powerhouse or in modular, customized racks for indoor urban storage.

Containerized
(10MW = 0.5 acres)

PowerHouse
(10MW = .15 acres)[1]

Indoor Urban
(Meeting FDNY Standards)[1]

____________

(1)      Image-rendering.

The key benefits of Eos’s solution include:

•        Peak Shifting and Demand Management.    Eos’s multi-cycle DC Znyth® system shifts power to peak hours, with efficiency performance at 100% depth of discharge. Li-ion typically limits the depth of discharge to 80-90% due to the impact on accelerating the lithium battery degradation. Additionally, based on Eos’s management estimates, even at 80% depth of discharge Li-ion battery is expected to lose 2.5% of energy storage capacity per year over its lifetime, compared with 1.8% for Eos’s product, resulting in a more favorable degradation curve with estimated operating expense savings at $3 kWh per year. Utilities and end use customers can use Eos batteries to store excess efficient base-load generation and renewable energy produced during off peak hours. By discharging during peak hours, Eos obviates the need for new dirty, inefficient peaking generation, and reduces carbon emissions. Additionally, utilities can use the peak shifting to postpone or eliminate capital investment, and the end-user can reduce its demand charges from the utility.

•        Low Maintenance and Minimal Auxiliary Load.    Eos battery system does not require an HVAC or fire suppression system, resulting in lower expenses associated with operating the battery. This in turn brings significant cost savings to our customers, resulting in a meaningful return on investment in our storage product and an approximately 30% reduction in levelized cost of storage. HVAC system usually represents 8% of delivered energy for Li-ion storage systems, compared with 1.5% for Eos’s product, resulting in operating expense savings at of $2 kWh per year, based on Eos’s management’s estimates. Additionally, given that the Eos battery does not require auxiliary electricity load needed to support an HVAC and fire suppression systems, it is able to ride through grid outages, resulting in more reliable energy storage. Comparatively, li-on cannot operate without grid power, due to its auxiliary load.

•        Solar/Wind Integration and Shifting.    Renewables such as wind and solar are intermittent, potentially introducing instability into the electric grid and limiting their viability as a firm, dispatchable power source. Eos batteries allow utilities and consumers to smooth production and time shift renewable energy. Through the use of Eos batteries, solar electricity produced at noon can be stored and deployed as a stable power source at peak demand later in the afternoon.

•        Ancillary Services.    Eos batteries can be used to bring revenue to its commercial and industrial customers through their participation in the demand response and ancillary markets. The demand response markets are used by utilities to offset grid congestion at certain locations by paying end users for reducing their energy use during congested periods. The ancillary markets are used to stabilize and keep the grid in balance, and end users are paid to either inject energy into the grid or receive power from the grid, thus providing the balance. Eos batteries are eligible for entry into demand response and ancillary electricity markets that provide stability to the power grid.

•        Performs Across Wide Temperature Range.    Eos’s system’s performance is stable from -11º to 45ºC without HVAC and recovers performance after extreme temperatures as high as 70º to 90ºC, which would cause Li-ion to experience thermal runaway and explosion. Data from Eos’s cell, battery and system testing shows that round trip efficiency (“RTE”) is stable within 78%+/- 3% RTE across -11º to 41ºC. (round trip efficiency is the ratio of energy put in (in KWh) to energy retrieved from storage (in KWh). Below is a demonstration of the wide temperature operating range of the Eos Battery technology:

•        The Eos system is also resilient, recovering after extreme temperature abuse as high as 90ºC. This is an improvement to li-on that requires HVAC and fire suppression, thus increasing capital expenditures required for maintenance. Based on management’s estimates, Eos’s low maintenance capabilities results in approximately $1 kWh per year operating expense savings. Below is a demonstration of an Eos battery that was subjected to temperatures exceeding 90ºC. After the battery was allowed to cool, the battery was able to return to its pre-abuse performance.

•        Upside Opportunities.    Given that raw materials represent a high percentage of the Eos Znyth® system’s total cost, Eos expects the salvage value of the raw materials will offset system removal and decommissioning at the end of life for its customers. Eos continues to evaluate and refine recycling cost and estimates that its battery system will have 50% of its original capacity after thirty (30) years of use. Eos anticipates development of a secondary, after-life market for its batteries in approximately 10 years, which may generate additional revenue for customers or offset other costs.

Eos’s Competitive Strengths

Eos’s key competitors are principally traditional Li-ion battery manufacturers, such as Samsung Electronics Co., Ltd, LG Chem, Ltd., Sungrow and Contemporary Amperex Technology Co. Limited. Eos believes the following strengths of its business distinguish it from its competitors and position it to capitalize on the expected continued growth in the energy storage market:

•        Differentiated Product.    Lithium cells must be kept within a narrow temperature range (25°C +/- 3°C), otherwise they are at risk of thermal runaway, leading to fire or explosion. The Eos Znyth® system has a significantly wider thermal operating range (-20°C to 45°C) and eliminates costly thermal management measures such as HVAC cooling systems and fire suppression systems. Eos battery system is able to charge and discharge at different durations, depending on battery’s use cases; for li-on, the charge and discharge rates are fixed, and they can degrade the life of battery if not used as rated.

•        No Supply Chain Constraints.    All materials for producing the Eos Znyth® system are widely available commodities with no supply chain constraints and no competition with EVs. Additionally, all materials are fully recyclable at end of product life, which result in net present value savings of $4 kWh. Comparatively, li-on battery systems have recyclable components, resulting in $8/kWh disposable costs based on management’s estimates.

•        Proven Technology Solution in the Growing Energy Storage Market.    Eos delivered 4,900 kWh worth of its systems to customers in 2019. As Eos prepares to launch the Znyth® Gen 2.3 product and ramp manufacturing to gigawatt-hours (“GWh”) scale, it believes that it will benefit from the overall growth of the energy storage market, which as projected by BNEF, is expected to reach 1,095 GWh by 2040.

•        Experienced Technology Team Focused on Continuous Innovation.    Eos has successfully introduced three generations of energy storage systems in three years (Gen1, Gen 2, and Gen 2.3) and plans to release new generations in the coming years. Gen 1 and Gen 2 were pilot systems that provided Eos with the experience to optimize the performance and design of Gen 2.3. Eos’s research and development team is responsible for its portfolio of fourteen (14) patent families with over 140 patents pending, issued or published in thirty-three (33) countries, protecting its technology and system architecture. Eos believes that its continued investment in Research and Development will enable it to continue to increase efficiency, functionality, and reliability while reducing the cost of its solution.

•        Established Global Sales Channels Anchored with Top Tier Customers.    Eos sells its products directly and through sales channel partners to the electric utility industry, as well as commercial and industrial users. In fiscal year 2019 and the first eight months of fiscal year 2020, Eos sold its products to approximately 9 customers in 4 countries.

•        Strong management team.    Eos has assembled an executive team focused on accelerating the commercialization of the next-generation Eos Znyth® solution. With decades of diverse experience in the energy industry and deep expertise in manufacturing, battery storage and executing complex power and energy projects around the world, Eos’s management team is able to deliver systems at scale to meet the growing demands of the global storage market.

Eos’s Strategy

Eos’s mission is to accelerate clean energy by developing and deploying battery storage solutions that deliver the reliable and cost-competitive power that the stationary BESS market expects in a sustainable way. Key elements of its strategy include:

•        Continue to Innovate and Advance Eos Solutions.    Eos intends to continue to innovate its energy storage systems by developing new and enhanced technologies and solutions. Eos’s innovation also extends to its manufacturing ability, which includes a proprietary equipment and process design. Eos entered into a partnership with Holtec to launch HI-POWER, a joint-venture manufacturing facility in Pittsburgh, Pennsylvania with an annual manufacturing capacity of 1 GWhs and with the space to expand its existing factory to manufacture 3.5 GWhs. Eos believes that its future technology will continue to reduce cost and improve the efficiency and competitiveness of its offerings. Eos plans to continue to introduce new generations of its technologies to increase the adoption of its energy storage systems worldwide.

•        Further expand its products and services.    By early 2021, Eos intends to offer remote asset monitoring and optimization services to track battery performance and health and to proactively identify future system performance. Eos intends to continue to expand its software functionality by including an onsite controller that integrates with the power control system (inverter) and can be remotely controlled and managed to ensure that the battery system is optimized for performance and the best economic return. Specifically, Eos will incorporate machine learning, artificial intelligence, data science and optimization algorithms to enable use cases and create the greatest value to the end user.

•        Further expand project related services Eos offers to customers the following project related services:

•        Project management.    Eos offers customers project management services to ensure the process of implementing the Eos battery is managed in conjunction with the overall project plans. Eos will oversee the entire project from end to end. Eos charges the customer depending on the scope of Eos’s involvement.

•        Commissioning of the battery system.    Eos commissions the Eos battery system and charges the customer for the commissioning services. The commissioning service ensures that the Eos battery is providing the performance and operations that were committed to the customer.

•        Operations and Maintenance.    Eos offers to its customers operational and maintenance plans to keep the Eos battery in top performance. This consists of both remote monitoring of the battery health and performance as well as periodic onsite visits to perform routine maintenance.

Eos plans to expand its resources and capabilities to meet its customers’ needs. This expansion will include adding employees to perform the work, as well as contracting and certifying qualified third parties to perform the commissioning and operations and maintenance services.

•        Leverage Eos’s partnerships to produce Znyth® batteries at scale.    Eos partnered with Holtec to produce Znyth® batteries and Znyth® DC battery systems at GWh scale as part of the HI-POWER joint venture. As the U.S. market grows, HI-POWER expects to expand its manufacturing capacity in the United States, utilizing Holtec’s Manufacturing Division facility outside of Pittsburgh, Pennsylvania.

•        Implement near-term cost reduction.    Eos intends to optimize manufacturing for the Gen 2.3 by insourcing selected services and further automation of the manufacturing process. Through its continued research and development efforts, Eos also believes it can continue to reduce the amount and cost of material required to manufacture the batteries. Eos also plans to substitute new materials to reduce the current cost. Eos believes it will achieve lower prices for some battery material through volume purchasing.

Eos’s Products

The Eos Znyth® system is designed to meet a wide range of requirements in the battery storage industry, including very large grid-scale energy storage projects, large and small solar projects, commercial or industrial projects, in-building urban projects or, while not currently part of its medium-term strategy, the residential market. With a three (3) to ten (10) hour discharge capability, immediate response time, and modular construction, the Eos Znyth® system can be scaled and configured to reduce cost and maximize profitability in a wide range of battery storage projects. While the Eos Znyth® system can be implemented in any configuration required, Eos offers three standard configurations: the Energy BlockTM (“Energy Block”), the Powerhouse and Customized racks.

Eos’s innovative Energy Block packaging is a twenty (20) foot standard International Organization for Standardization shipping container and enables flexible options for system installation while significantly lowering the installation cost and accelerating permitting and installation time. The Energy Block is shipped with batteries and all electrical equipment integrated into a standard twenty (20) foot intermodal shipping container for drop and play convenience. Each sub-system includes pre-integrated strings of Eos Znyth® batteries with DC wiring, DC system protection, support structure, enclosure and Eos battery management system. The Energy Block system integrates Eos Znyth® batteries in a modular, outdoor-rated enclosure capable of delivering three (3) to ten (10) hours of continuous discharge at specified power. Each DC system is made-up of a containerized Energy Block integrating 144 Znyth® Batteries and DC Control Cabinet. Each Energy Block is connected by a central DC Control Cabinet and is outfitted with Eos’s proprietary battery management system that monitors the voltage and temperature of each battery in the system, isolates faulty battery strings and provides real time visibility of battery operating limits. Energy Block is typically purchased by commercial and industrial customers and solar developers and is typically used for 40MWh and smaller battery systems, but can be used for larger systems as well.

The Powerhouse is designed for large battery storage projects by allowing for what Eos believes to be the highest power density in the smallest footprint. The Powerhouse is a pole barn type structure with a racking system that allows the modular Znyth® batteries to be stacked up to twelve (12) batteries high, thus providing increased power density. Because the Znyth® battery does not require HVAC or fire suppression systems and is simple to install, operate and maintain as compared to Li-ion. Eos management believes the Powerhouse provides a cost-effective way to implement large Znyth® battery storage systems. Furthermore, Powerhouse is typically purchased by utilities, independent power producers, solar and wind developers, and is typically used for larger systems above 40MWh.

Indoor Urban customized racks are modular configured racks offered primarily for indoor battery storage projects but could be used in a wide range of projects. The safety and modular nature of the Znyth® battery allows for implementations in basements, rooftops, or any number of other locations in a building. Currently, most safety and fire codes only allow Li-ion batteries to be utilized outdoors in urban environments. Customized racks are typically purchased by commercial and industrial customers and are typically used for indoor systems that require a modular configuration.

Eos’s Customers

Eos’s largest customer in fiscal year 2019 was Duke Energy, which accounted for 26.1% of its revenues in fiscal 2019. Other customers include utilities, developers and industrial companies such as NextEra Energy, IEP, CHES, Hecate Energy, Shell and Pattern Energy.

Intellectual Property

The success of Eos’s business depends, in part, on its ability to maintain and protect its proprietary technologies, information, processes and know-how. Eos relies primarily on patent, trademark, copyright and trade secrets laws in the United States and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements to protect its technology. Eos is in the process of filing, or have recently filed, certain patents relative to its Gen 2.3 product that are subject to USPTO approval. A majority of Eos’s patents relate to cell chemistry, architecture and battery mechanical design, system packaging and battery management systems. Eos continually assesses opportunities to seek patent protection for those aspects of its technology, designs and methodologies and processes that it believes provide significant competitive advantages. As of June 30, 2020, Eos had fourteen (14) patent families with over 140 patents pending, issued, or published in thirty-three (33) countries, protecting its technology and system architecture. Our issued patents are scheduled to expire between years 2035 and 2036.

Eos relies on trade secret protection and confidentiality agreements to safeguard its interests with respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce. Eos believes that many key elements of its manufacturing processes involve proprietary know-how, technology or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms and procedures.

All of Eos’s research and development personnel have entered into confidentiality and proprietary information agreements with Eos. These agreements address intellectual property protection issues and require Eos’s employees to assign to Eos all of the inventions, designs and technologies the personnel develop during the course of employment.

Eos also requires its customers and business partners to enter into confidentiality agreements before it discloses any sensitive aspects of its technology or business plans.

Competition

The markets for Eos products are competitive, and Eos competes with manufacturers of traditional Li-ion and other battery storage systems. The principal areas in which it competes with other companies include:

•        product performance and features;

•        safety and sustainability

•        total lifetime cost of ownership;

•        total product lifespan;

•        power and energy efficiency;

•        customer service and support; and

•        U.S. based manufacturing and sourced materials.

Eos’s Znyth® system competes principally with products from traditional Li-ion battery manufacturers such as Samsung Electronics Co., Ltd, LG Chem, Ltd., Sungrow and Contemporary Amperex Technology Co. Limited. Eos believes that its Znyth® battery based system offers significant technology, safety and cost advantages that reflect a competitive differentiation over traditional energy storage technologies.

Regulatory Policy

In the United States and Puerto Rico, geographic distribution of energy storage deployment has been driven by regulatory policy with both federal and state level programs contributing to stable revenue streams for energy storage. Such policies include:

•        Federal Energy Regulatory Commission.    FERC Order 841 requires eligibility for energy storage in wholesale, capacity and ancillary services markets. FERC Order 841 allows each regional transmission organization and independent system operator to establish its own rules and guidelines for integrating energy storage resources, but does specify that the guidelines must allow storage resources to provide all the services it is technically capable of providing. According to BNEF, markets being enabled by FERC Order 841 may spur the United States back to the top of global storage deployments in 2020, with a projected 24% share of global installations.

•        California.    California is expected to lead front-of-the-meter energy storage deployments through 2023, mainly driven by Assembly Bill 2514 procurement targets and investor-owned utilities procuring storage for capacity applications. The California Public Utilities Commission mandated utilities to procure up to 500 MW of behind the meter (“BTM”) storage. Further, growth in California is driven by Demand Response Auction Mechanism, which creates economic incentives for distributed energy resources to offer their services to utilities and grid energy markets. The California independent systems operator allows wholesale market participation for BTM storage assets which can earn capacity payments and provide ancillary services.

•        Massachusetts.    Massachusetts set an energy storage procurement target of 1,000 MWh by 2025. The advancing Commonwealth Energy Storage program awarded $20 million in grants which directly supported 32 MW of BTM storage capacity to date. The Solar Massachusetts Renewable Target program calls for 1,600 MW of PV, and includes significant adders if paired with storage. The Peak Demand Reduction Grant Program is a $4.7 million Massachusetts Department of Energy Resources initiative designed to test strategies for reducing Massachusetts’ energy usage at times of peak demand.

•        New York.    New York set an energy storage target of 1,500 MW by 2025 (3,000 MW by 2030), 500 MW of which will be commercial and industrial. $400 million in state funding is available for energy storage projects. New York State Energy Research and Development Authority must distribute $350 million in market acceleration incentives for energy storage, including for solar plus storage projects to jump start activity and allow projects to access federal tax credits in the near term. NY Green Bank has announced $200 million in financing support for energy storage.

•        Other.    The Midwest, New England, Pacific Northwest states and Puerto Rico have taken the early charge on front-of-the-meter energy storage adoption in the “all others” market category, although Eos anticipates that states such as Minnesota and Florida, as well as areas in the Southwest Power Pool and Midcontinent Independent System Operator, will emerge further over the next five years. Puerto Rico, with its latest draft integrated resource plan, could lead this market over the next four years if it moves forward with its mini-grid proposal. Still in the proposal phase, Arizona’s commissioner chose a 3 GW energy storage target to be achieved by 2030 and also called for a Clean Peak Target which increases clean resources deployed during peak times by 1.5% per year until 2030. Under Executive Order 28, the New Jersey Energy Master Plan calls for 600 MW of energy storage by 2021 and 2,000 MW by 2030. In Nevada, Senate Bill 204 requires the public utilities commission of Nevada to investigate and establish targets for certain electric utilities to procure energy storage systems while Senate Bill 145 establishes an incentive program for behind-the-meter energy storage within the state’s solar program. In Hawaii, Hawaiian Electric Company, Inc. recently announced 262 MW of storage across three islands, further establishing its position as a leading market. Missouri and Louisiana are also expected to issue orders supporting new utility demand response programs.

Government Incentives

The U.S. Congress is considering a variety of proposals for tax incentives that will benefit the energy storage industry, including in the form of tax credits. IRS private letter ruling 201809003 clarified that energy storage is eligible for federal tax credits if charted primarily by qualifying renewable resources. Proposals that have or are being considered by Congress include: (i) the establishment of an investment tax credit for business and home use of energy storage; (ii) the creation of a 30% investment tax credit for refueling costs and qualified nuclear power plant capital expenditures for each taxable year through 2023, thereafter declining each year until it reaches 10% in 2026; (iii) extension of the federal solar energy investment tax credit for ten (10) more years, keeping the credit at 30% through 2029; (iv) the consolidation of forty-four (44) federal energy tax incentives into three provisions to award credits for clean electricity, lower-emitting transportation fuels and energy efficient offices and homes; (v) the allowance of renewable electricity production and investment tax credits to be transferred on a limited basis to any entity involved in a renewable energy project, regardless of whether they have taxable income; and (vi) the extension of the production tax credit for energy produced from closed and open-loop biomass, geothermal, landfill gas, trash, qualified hydro and marine an hydrokinetic facilities to facilities that began construction by the end of 2019. There can be no assurance that all or any of the above proposals will be adopted by the U.S. Congress.

Employees

As of June 30, 2020, Eos had sixty-seven (67) employees with sixty-six (66) full-time employees and one (1) part-time employee. Of these full-time employees, thirty-nine (39) were engaged in research and development, three (3) in sales and marketing, fifteen (15) in operations and support and nine (9) in general and administrative capacities.

None of Eos’s employees are represented by a labor union. Eos has not experienced any employment-related work stoppages, and it considers relations with its employees to be good.

Facilities

Eos’s corporate headquarters are located in Edison, New Jersey, in an office consisting of approximately 63,000 square feet of office, testing and product design space. Eos has a ten (10) year lease on its corporate headquarters, which expires on September 14, 2026.

Eos believes that its existing properties are in good condition and are sufficient and suitable for the conduct of its business for the foreseeable future. To the extent Eos needs change as its business grows, it expects that additional space and facilities will be available.

Legal Proceedings

From time to time, Eos may be involved in litigation relating to claims arising out of its operations. There is no material litigation, arbitration or governmental proceeding currently pending against Eos or any members of its management team in their capacity as such.

EOS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS3

The following discussion should be read in conjunction with the “Summary Historical Financial Data”, “Unaudited Pro Forma Condensed Financial Statements” and its financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

Eos entered into the Merger Agreement with BMRG on September 7, 2020. As part of the transaction Eos will undergo a pre-closing reorganization, pursuant to which it will merge with and into Newco (its existing wholly owned subsidiary) and continue as the surviving entity and a subsidiary of Newco. At the effective time of the pre-closing re-organization, Eos will assign, and Newco will assume, Eos’s 2012 Equity Incentive Plan, all of its debt and equity interests will be converted into equivalent debt and equity interests of Newco and Eos will make an election pursuant to Treasury Regulations Section 301.7701-3(c) will be made to treat Eos as an entity that is treated as disregarded from its owner for U.S. federal income tax purposes.

If the business combination is approved by BMRG shareholders, and those conditions outlined in the Merger Agreement and other customary closing conditions are satisfied, a wholly owned subsidiary of BMRG, Merger Sub I will merge with and into Newco. Following the First Merger, Newco will merge with and into another wholly owned subsidiary of Merger Sub II, with Merger Sub II as the surviving entity which will be renamed Eos Energy Enterprises Intermediate Holdings, LLC.

The Znyth® technology and development of an energy storage solution has a required us to raise a significant amount of capital since its founding. Eos will require additional capital to fund ongoing investments in its technology, working capital requirements and its growth.

The Business Combination

Eos entered into the Merger Agreement on September 7, 2020. If the business combination is approved by BMRG shareholders, and those conditions outlined in the Merger Agreement and other customary closing conditions are satisfied, Eos will merge with BMRG. The increase in cash resulting from the business combination with BMRG under the Merger Agreement will be used to fund its corporate growth strategy related to the commercial sale of its next generation energy storage solution and the scaling of its manufacturing operations to meet customer demand. The cash raised from the business combination will also be used to fund investments in personnel, research and development, software development and its manufacturing capability, as well as provide liquidity for the funding of its ongoing operating expenses.

The business combination is anticipated to be accounted for as a reverse recapitalization. Eos will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that its financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, BMRG will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to its consolidated balance sheet at June 30, 2020) of between approximately $105.5 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $212.3 million, assuming minimum shareholder redemptions, and in both instances, includes $40 million in gross proceeds from the private investment in public equity (“PIPE”) by BMRG. Total transaction costs are estimated at approximately $15 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

In addition, as a condition to the effective time of the business combination, the outstanding principal and accrued but unpaid interest due on its outstanding convertible notes of approximately $85.6 million as of June 30, 2020 will be converted into equity interests of Eos. The converted convertible secured notes will no longer be outstanding and will cease to exist.

As a result of the business combination, Eos will become the successor to an SEC-registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Eos expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors Affecting Operating Results

Commercialization

Eos anticipates beginning full commercial production of its Eos Aurora Gen 2.3 150|600 DC Battery System and delivering its first shipments to customers during the latter half of 2020. Eos’s testing of Gen 2.3 batteries produced in limited quantities during 2020 have indicated performance at expected levels pending movement into commercial production. While Eos expects the performance to be the same upon commencement of full commercial production, the manufacturing line for this battery system has not been fully tested. If performance of the battery system does not meet Eos’s specifications, Eos may need to reduce the speed of production to ensure Eos has quality batteries that meet its performance specifications. Any delay in production could affect the delivery of batteries during the fourth quarter of 2020 and the first quarter of 2021.

Eos is also in the process of getting a third-party product safety certification from Underwriter Laboratories (UL) for the Eos Aurora Gen 2.3 150|600 DC Battery System. While Eos anticipates receiving UL Certification, the certification has been delayed due to Covid-19 and is expected in the fourth quarter of 2020. If UL Certification is not received during the fourth quarter of 2020, it could impact the timing of its shipments to customers.

Eos’s growth strategy contemplates increasing sales of a commercial battery system through its direct sales team and Sales Channel Partners. Eos anticipates its customers to include utilities, project developers, Independent Power Producers and commercial and industrial companies. As Eos intends to expand its sales both in volume and geography, Eos has started discussions with several companies in North America, Europe, the Middle East and Asia about partnering on selling its product in these regions. For some of these sales channels Eos has begun discussions ranging from being a reseller of its product to being a joint venture partner in the manufacturing of its battery system. Eos expects to continue expanding the direct sales force in North America, adding direct sales people outside North America, and entering into strategic alliances to advance its sales growth globally.

Integration of Alliance Partners

Eos may in the future seek to construct one or more manufacturing facilities, thereby expanding its manufacturing footprint to meet customer demand. Provided the arrangement with its joint venture partner HI-POWER continues to meet the quality, cost and delivery timelines set by the HI-POWER Board of Directors, HI-POWER would maintain its exclusivity to manufacture the batteries for products sold and delivered in North America. If HI-POWER fails to meet the required performance metrics, Eos can establish its own manufacturing for North America either directly or through other partnerships.

For sales outside of North America, Eos may establish its own manufacture facilities or may partner with other companies to manufacture the Eos products. The construction of any such facility would require significant capital expenditures and result in significantly increased fixed costs. If Eos establishes its own manufacturing facility, Eos has the right to transfer the manufacturing processes, technology and know-how from the HI-POWER JV to any new facility. Eos cannot be certain that Eos would be able to successfully establish or operate its own manufacturing facility in a timely or profitable manner, in the event that Eos had to exit HI-POWER with little time to prepare.

Eos installs, commissions and provides for the operation and maintenance of its battery systems deployed to date, and for those battery systems forecasted to be sold during the remainder of 2020. As its sales expand in volume and geography, Eos will need to contract and train third parties to perform this function on its behalf. Eos is currently in discussions with certain third party servicing companies with the intention to have these partners in place before the end of 2020. Failure to establish these third party service providers may slow its ability to increase its sales volume and expand its geographic presence.

Market Trends and Competition

The global energy storage market is expected to grow to a cumulative 1,095 gigawatts (GW), attracting an estimated $648 billion in future investment by 2040. Eos expects the United States to represent over 15% of this global market. Approximately 3.3 GW of energy storage was commissioned globally in 2019, which is expected to increase to 4.7 GW in 2020 according to Bloomberg New Energy Finance (“BNEF”). In addition, according to BNEF over 1.9 GW of new utility-scale energy storage was announced in 2019. Favorable regulatory conditions and the rapid growth of solar photovoltaic (PV) plus storage applications throughout the United States are expected to grow the utility-scale energy storage market from 172 megawatts (MW) / 345 megawatt hours (MWh) in 2019 to 6,631 MW/17,563 MWh by 2025. Globally, over the same period, Eos expects the energy storage market to grow at a 53% compound annual growth rate from 6,480 MWh in 2019 to approximately 83,000 MWh in 2025.

The principal areas in which Eos competes with other companies include:

•        product performance and features;

•        safety and sustainability;

•        total lifetime cost of ownership;

•        total product lifespan;

•        power and energy efficiency;

•        customer service and support; and

•        Made in America for U.S. customers.

Lithium-ion currently has 95% or more market share for the stationary battery industry. Eos will be the first commercially available battery that does not have a lithium-ion chemistry. Eos does anticipate demand for its battery system using Znyth® technology. This considers its unique operating characteristics, including a 100% discharge capability, flattened degradation curve and a 4-10 hour duration, as well as other characteristics related to safety and the cost of operating and maintaining its battery system. Eos’s ability to successful deploy its battery system technology and gain market share in the energy storage market will be important to the growth of its business. Our results could be negatively impacted by price reductions from large manufacturers of lithium batteries that seek to maintain or increase their market share.

Eos also anticipates that other battery chemistries will emerge in future years thereby increasing its competitive landscape. As more battery chemistries are being developed, the competition for human talent will also increase. While Eos believes it can attract the right candidates given its unique battery, corporate culture and management team, its ability to retain and attract talented individuals will be important to the advancement of its technology and maintaining a competitive advance in the marketplace. As Eos makes advancements with regards to its battery technology and offer next generation products, there is the risk that inventory on-hand as well as equipment or materials consumed in manufacturing or research and development may become impaired due to a change in its product design.

Regulatory Landscape

In North America, geographic distribution of energy storage deployment has been driven by regulatory policy with both federal and state level programs contributing to stable revenue streams for energy storage. Refer to the Business section for a description to these programs and the impact on its business.

Covid-19

Eos has implemented operational and protective measures to ensure the safety, health and welfare of our employees and stakeholders. This includes implementing work from home policies for non-essential employees, which constitutes 78% of Eos’s workforce. Eos has also ensured that all employees and visitors that visit Eos’s office have access to personal protective equipment and strictly enforces safe distancing. Eos will maintain these precautions and procedures until Covid-19 is under adequate control.

To-date, Covid-19 has not had a material impact on our financials or our liquidity. To-date Eos has not materially altered any terms with customers, venders or its financing sources.

Components of Results of Operations

Revenue

Eos has primarily generated revenues from limited sales as it prepares to launch its next generation energy storage solution that is scalable and can be used for commercial application. Eos expects revenues to increase as it scales its production to meet demand for the next generation of its product.

Cost of sales

Eos’s cost of revenues includes materials, labor, and other direct costs related to the manufacture of its energy storage product for sale to customers. Other items contributing to its cost of sales are manufacturing overhead such as engineering expense, equipment maintenance, environmental health and safety, quality and production control and procurement. Cost of sales also includes the provision for excess, obsolete and slow-moving inventories, depreciation of manufacturing plant and equipment, warranty accruals, as well as shipping, logistics and facility related costs. Eos expects its cost of sales to exceed revenues in the near term as we continue to scale its business.

In August 2019, Eos established a joint venture, HI-POWER, that will manufacture the Gen 2.3 battery system on its behalf. Upon launching commercial production of its Gen 2.3 battery system, Eos expects cost of sales to include purchases of the Gen 2.3 battery system from HI-POWER for sale to its customers.

Research and development

Research and development expenses consist primarily of salaries and personnel-related costs as well as products, materials, third party services, and depreciation on equipment and facilities used in its research and development process. Eos expect its research and development costs to increase for the foreseeable future as Eos continues to invest in research and develop activities that are necessary to achieve its technology and product roadmap goals.

General and administrative expense

General and administrative expenses consist mainly of personnel-related expenses for its executive and other administrative functions and expenses including its corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and marketing costs. Eos expects its general, and administrative expenses to increase for the foreseeable future as Eos scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Grant expense, net

Grant expense, net includes its expenses net of reimbursement related to grants provided by the California Energy Commission (“CEC”).

Sale of net operating loss

The sale of net operating loss represents the benefit recorded from the sale of its State of New Jersey net operating loss carryforwards to third parties.

Loss on equity in unconsolidated joint venture

The loss on equity in unconsolidated joint venture represents its proportionate share of the income or loss from its investment in HI-POWER LLC, a joint venture established with Holtec Power, Inc.

Interest expense

Interest expense consists primarily of interest incurred on its convertible notes, including the accretion of interest on convertible notes that contain embedded features that permit holders to demand immediate repayment of principal and interest.

Change in fair value, embedded derivative

The convertible notes issued during 2019 contained an embedded derivative feature that could accelerate the repayment of the convertible notes upon a qualified financing event not within its control. This embedded derivative resulted in the recording of a premium or discount on its convertible notes that was recognized in earnings upon their issuance.

Results of Operations

Comparison Six Months Ended June 30, 2020 to Six Months Ended June 30, 2019

The following table sets forth its operating results for the periods indicated:

	Six Months Ended June 30,
($ in thousands)	2020	2019	$ Change	% Change
Revenue	$—	$211	$(211)	NM
Costing and expenses:
Cost of sales	110	5,975	(5,865)	(98)
Research and development	4,478	7,631	(3,153)	(41)
General and administrative expense	3,984	3,120	864	28
Grant expense, net	609	336	273	81
Operating loss	(9,181)	(16,851)	7,670	46
Other income (expense)
Loss on equity in unconsolidated joint venture	(39)	—	(39)	NM
Investment income	—	2	(2)	NM
Interest expense	(110)	—	(110)	NM
Interest expense – related party	(6,745)	(17,502)	10,757	62
Loss on extinguishment of convertible notes – related party	—	(6,111)	6,111	NM
Change in fair value, embedded derivative	843	(1,718)	2,561	(77)
Net loss	$(15,232)	$(42,180)	$26,948	(64)%

Revenue

There was no revenue recognized during the six months ended June 30, 2020 as Eos transitioned its business to launch its next generation of energy storage solution, Gen 2.3, in the second half of 2020. Revenue during the six months ended June 30, 2019 included limited product sales of initial versions of its energy storage product.

Cost of Sales

Cost of sales decreased by $5.9 million from $6.0 million for the six months ended June 30, 2019 to $0.1 million for the six months ended June 30, 2020. The decrease results as Eos significantly reduced its manufacturing operations during the second half of 2019 and throughout 2020 pending the commercial launch of its Gen 2.3 battery system, which is expected in the latter half of 2020. Cost of sales for the six months ended June 30, 2019 primarily includes costs related to excess, obsolete and slow-moving inventory which reflects its decision to launch the next generation of its energy storage solution and discontinue sales of earlier products. In addition, impairment charges were incurred during the six months ended June 30, 2019 for obsolete equipment relating to our prior generation battery.

Research and Development

Research and development costs decreased by $3.1 million or 41% from $7.6 million for the six months ended June 30, 2019 to $4.5 million for the six months ended June 30, 2020. The decrease results primarily from a reduction in payroll expenses due to lower headcount as Eos transitioned its efforts from research and development activities to focus on the commercial production of its next generation energy storage solution. The decrease is also due to lower depreciation expense from reduced investments in research and development equipment and a decline in materials associated with lower research and development activity. In addition, an impairment charge of $0.7 million was incurred during the six months ended June 30, 2019 for obsolete equipment relating to our prior generation battery.

General and Administrative Expenses

General and administrative expenses increased by $0.9 million or 28% from $3.1 million for the six months ended June 30, 2019 to $4.0 million for the six months ended June 30, 2020. The increase is due to an increase in professional fees incurred in connection with its initial investment in the HI-POWER joint venture.

Grant expense, net

Grant expense, net increased by $0.3 million or 81% from $0.3 million for the six months ended June 30, 2019 to $0.6 million for the six months ended June 30, 2020. The increase results from more expenses incurred in excess of reimbursement related to its research and development grants from the CEC.

Loss on equity in unconsolidated joint venture

The loss on equity in unconsolidated joint venture sale results from losses incurred in connection with the initial pre-production costs of its joint venture HI-POWER LLC. The joint venture has not yet commenced its principal operations related to the manufacture of the Gen 2.3 battery system. The joint venture was formed in August 2019 and therefore there is no activity recorded for the joint venture for the corresponding six months ended June 30, 2019.

Interest income

Interest income was not significant due to nominal investment balances during the six months ended June 30, 2020 and 2019.

Interest expense

Interest expense was $110 during the six months ended June 30, 2020 as a result of an invoice securitization program entered into in January 2020 (see Liquidity section) as compared to $0 for the six months ended June 30, 2019.

Interest expense — related party

Interest expense decreased by $10.8 million from $17.5 million for the six months ended June 30, 2019 to $6.7 million for the six months ended June 30, 2020. Eos’s convertible notes include an embedded feature that permits holders to demand immediate repayment of all outstanding principal and interest resulting in the immediate accretion of interest expense. During the six months ended June 30, 2019, proceeds allocated to the issuance of convertible notes was $11.8 million and Eos recorded $17.5 million of interest expense related to these convertible notes that include a demand feature that could require repayment of principal and interest during 2019. During the six months 2020, proceeds allocated to the issuance of convertible notes was $2.6 million, and Eos recorded $6.7 million of interest expense related to these convertible notes.

Loss on extinguishment of convertible notes — related party

The reduction in the loss on extinguishment of convertible notes of $6.1 million is the result of the modification in April 2019 of convertible notes issued during 2018 and January 2019.

Change in fair value, embedded derivative

The change in fair value of $2.6 million reflects the fair value of the embedded derivative feature on its convertible notes that was recorded through earnings.

Comparison of Year Ended December 31, 2019 to Year Ended December 31, 2018

The following table sets forth its operating results for the periods indicated:

	Year Ended December 31,
$ in thousands)	2019	2018	$ Change	% Change
Revenue	$496	$—	$496	NM
Costing and expenses:
Cost of sales	8,332	9,708	(1,376)	(14)
Research and development	11,755	14,574	(2,819)	(19)
General and administrative expense	7,710	7,158	552	8
Grant expense (income), net	(469)	1,418	(1,887)	(133)
Operating loss	(26,832)	(32,858)	6,026	(18)
Other income (expense)
Sale of state tax attributes	4,060	4,476	(416)	(9)
Loss on equity in unconsolidated joint venture	(178)	—	(178)	NM
Interest income	2	28	(26)	(93)
Interest expense – related party	(49,708)	(144)	(49,564)	NM
Loss on extinguishment of convertible notes – related party	(6,111)	—	(6,111)	NM
Change in fair value, embedded derivative	(716)	—	(716)	NM
Net loss	$(79,483)	$(28,498)	$(50,985)	179%

Revenue

Revenue was $0.5 million for the year ended December 31, 2019 related to sales of its initial energy storage solution for specific customer application. There were no revenue producing operations in 2018.

Cost of Sales

Cost of sales decreased by $1.4 million or 14% from $9.7 million for the year ended December 31, 2018 to $8.3 million for the year ended December 31, 2019. The decrease results primarily from a decrease of $3.9 million for costs incurred during the year ended December 31, 2018 to provide an upgraded, better performing battery system to a customer to replace an older system that was not performing in the manner required, offset by an increase of $2.5 million in costs incurred related to sales during the year ended December 31, 2019 and an increase of $0.2 million related to impairment costs incurred during the year ended December 31, 2019 for obsolete equipment relating to our prior generation battery.

Research and Development

Research and development costs decreased by $2.8 million or 19% from $14.6 million for the year ended December 31, 2018 to $11.8 million for the year ended December 31, 2019. The decrease results primarily from a reduction in payroll expenses due to lower headcount as Eos transitioned its efforts from research and development activities to focus on the commercial production of its next generation energy storage solution. The decrease is also due to lower depreciation expense from reduced investments in research and development equipment and a decline in materials associated with lower research and development activity.

General and Administrative Expenses

General and administrative expenses increased by $0.5 million or 8% from $7.2 million for the year ended December 31, 2018 to $7.7 million for the year ended December 31, 2019. The increase is primarily due to higher professional fees related to its formation of the joint venture HI-POWER LLC during the year ended December 31, 2019. This was offset a decrease in payroll costs associated with a decline in headcount as well as a reduction to rent expense from its decision to vacate office space leased from a related party.

Grant expense (income), net

Grant expense (income), net decreased by $1.9 million or 133% from $1.4 million for the year ended December 31, 2018 to $(0.5) million for the year ended December 31, 2019. The decrease results from the timing of reimbursements and level of research and development activity related to its grants from the CEC.

Sale of state tax attributes

Eos recognized income of $4.1 million and $4.5 million for years ended December 31, 2019 and 2018, respectively related to the sale of its state net operating losses and research and development credit carryforwards under the New Jersey Economic Development Authority Technology Business Tax Certificate Transfer Program.

Loss on equity in unconsolidated joint venture

The loss on equity in unconsolidated joint venture results from its portion of HI-POWER LLC’s losses incurred in connection with its organization and start-up expenses. The joint venture was established in August 2019.

Interest income

Interest income was not significant due to nominal investment balances during the years ended December 31, 2019 and 2018.

Interest expense — related party

Interest expense increased by $49.6 million from $0.1 million for the year ended December 31, 2018 to $49.7 million for the year ended December 31, 2019. Eos’s convertible notes issued during 2019 included an embedded feature that permits holders to demand immediate repayment of all outstanding principal and interest resulting in the immediate accretion of interest expense. During the year ended December 31, 2019, proceeds allocated to the issuance of convertible notes was $19.3 million and Eos recorded $49.7 million of interest expense related to these convertible notes that include a demand feature that could require repayment of principal and interest during 2019. During the year ended December 31, 2018, interest expense on convertible notes issued of $0.1 million was not material.

Loss on extinguishment of convertible notes — related party

The loss on extinguishment of convertible notes of $6.1 million is the result of the modification in April 2019 of convertible notes issued during 2018 and January 2019.

Change in fair value, embedded derivative

The change in fair value of $0.7 million reflects the fair value of the embedded derivative feature on its convertible notes that was recorded through earnings. This embedded feature was not included in the convertible notes issued in 2020.

Liquidity and Capital Resources

As of June 30, 2020, Eos had cash and cash equivalents of $0.9 million. As Eos historically have not generated revenues sufficient to cover its operating expenses, and do not generate positive cash flows from operations, its ability to continue as a “going concern” depends in part on its ability to raise sufficient capital as further discussed in Note 1 to its audited financial statements.

Since its inception, Eos has financed its operations primarily through funding received from the private placement of convertible notes and the issuance of common and preferred units. A portion of its convertible notes were issued to a related party that, together with its affiliates, has a beneficial ownership in its company that exceeds 10%. This related party also serves as the agent of for all of the convertible notes issued. The convertible notes are issued at a deep discount and have an effective interest rate in excess of 400% that reflects a demand feature requiring us to accrete the discount to interest expense over the period during which the principal and interest becomes payable to the holder. Eos raised proceeds of $19.3 million from the issuance of convertible bridge notes during the year ended December 31, 2019. During the six months ended June 30, 2020, Eos raised additional proceeds of $2.6 million from the issuance of convertible notes. As of June 30, 2020, the outstanding balance of the convertible notes was $85.6 million.

Concurrent to issuance of the convertible notes in 2019 and 2020, Eos entered into subscription agreements to sell preferred units equal to the principal balance of these convertible notes at a price of $0.50 per unit. During the year ended December 31, 2019, Eos allocated proceeds of $2.0 million to the issuance of 12.0 million preferred units and raised proceeds of $24.9 million from the issuance of 14.4 million preferred units for the year ended December 31, 2018. During the six months ended June 30, 2020, Eos raised proceeds of $0.5 million from the issuance of 3.0 million preferred units. At June 30, 2020, Eos had 68.2 million common units outstanding and 83.7 million preferred units outstanding. As of June 30, 2020, its preferred units were convertible into approximately 228.0 million common units.

Eos expects capital expenditures and working capital requirements to increase as Eos seeks to execute on its growth strategy. Eos believes that cash on hand following the consummation of the business combination, including the net proceeds from BMRG cash in trust (assuming de minimis redemptions by BMRG stockholders), and the PIPE will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement and sufficient to fund its operations until it commence commercial production. Eos may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in regulatory approval, supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. To the extent that its current resources are insufficient to satisfy its cash requirements, Eos may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Eos expects, Eos may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

On January 10, 2020, Eos entered into a one-year invoice securitization facility (the “LSQ Invoice Purchase Agreement Facility”) pursuant to (i) an Invoice Purchase Agreement (the “IPA”), as sellers, (the “Seller”), and LSQ Funding Group, L.C. (“LSQ”), as purchaser (the “Purchaser”). At the end of the initial one year term, Eos may elect to renew its commitment under the IPA. Under the terms of the IPA, Eos contributes certain invoices, related collections and security interests (collectively, the “Invoices”) to LSQ on a revolving basis. Under the terms of the IPA, Eos issues to the Purchasers an ownership interest in the Invoices for up to $3.5 million in cash proceeds. The proceeds are used to finance LSQ’s purchase of the Invoices from Eos.

The following table summarizes its cash flows from operating, investing and financing activities for the periods presented.

	Six Months Ended June 30,		Fiscal Year Ended
($ in thousands)	2020	2019	2019	2018
Net cash used in operating activities	$(1,012)	$(15,670)	$(23,834)	$(24,918)
Net cash used in investing activities	(1,951)	(602)	(2,900)	(1,697)
Net cash provided by financing activities	3,021	10,951	22,098	30,075

Cash flows from operating activities:

Eos’s cash flows used in operating activities to date have been primarily comprised of costs related to research and development, manufacturing of its initial energy storage products, and other general and administrative activities. As Eos continues towards commercial production, Eos expects its expenses related to personnel, manufacturing, research and development and general and administrative activities to increase.

Net cash used in operating activities was $1.0 million for the six months ended June 30, 2020 which is comprised of its net loss of $15.2 million, adjusted for non-cash interest expense on its convertible debt of $6.6 million and other non-cash charges that includes depreciation and amortization of $0.8 million, change in fair value of embedded derivative of ($0.7) million and other non-cash charges of $0.1 million. The net cash flows inflow from to changes in operating assets and liabilities was $7.6 million for the six months ended June 30, 2020, primarily driven by a decrease in accounts receivable from the sale of its state tax attributes of $4.1 million and an increase in accounts payable and accrued expenses of $2.4 million.

Net cash used in operating activities was $15.7 million for the six months ended June 30, 2019 which is comprised of its net loss of $42.2 million, adjusted for non-cash interest expense on its convertible debt of $17.5 million, change in fair value of embedded derivative of $1.7 million and other non-cash charges that includes depreciation and amortization of $1.1 million, impairment of property and equipment of $1.6 million and other non-cash charges of

$0.2 million. The net cash flows outflow from to changes in operating assets and liabilities was $1.5 million for the six months ended June 30, 2019, primarily related to an increase in accounts payable and accrued expenses.

Net cash used in operating activities was $23.8 million for the year-ended December 31, 2019, which is comprised of its net loss of $79.5 million, adjusted for non-cash interest expense on its convertible debt of $49.7 million and other non-cash charges that includes depreciation and amortization of $2.1 million, change in fair value of embedded derivative of $0.7 million, impairment of property and equipment of $1.6 million loss on extinguishment of convertible notes — related party of $6.1 million and other non-cash charges of $0.2 million. The net cash flows outflow from changes in operating assets and liabilities was $5.3 million for the year ended December 31, 2019 primarily related to an increase in accounts receivable from the sale of its state tax attributes of $4.1 million and a decrease in accounts payable and accrued expenses of $1.1 million.

Net cash used in operating activities was $24.9 million for the year-ended December 31, 2018 which is comprised of its net loss of $28.5 million, adjusted for non-cash charges of $4.0 million related primarily to depreciation and amortization and the impairment of property and equipment. The net cash flow outflow from changes in operating assets and liabilities was $0.4 million for the year ended December 31, 2018.

Cash flows from investing activities:

Eos’s cash flows from investing activities, have been comprised primarily of purchases of property and equipment. Capital expenditures totalled $1.4 million for the six months ended June 30, 2020 and $0.6 million for the six months ended June 30, 2019. Capital expenditures totalled $2.3 million for the year ended December 31, 2019 and $1.7 million for the year ended December 31, 2018.

In August 2019, Eos began to make investments in the HI-POWER joint venture, which has the exclusive rights to manufacture its battery systems in North America, subject to meeting certain performance targets. Eos’s initial financial commitment to this joint venture is $4.1 million in the form of cash and special purpose manufacturing equipment. During the latter half of 2019, Eos made cash contributions of $0.6 million to HI-POWER, and made additional contributions of $0.6 million during the six months ended June 30, 2020. The special purpose manufacturing equipment will be classified as property and equipment on its balance sheet until it is fully commissioned and operational and has produced the first ten megawatts per hour of commercial product.

Cash flows from financing activities:

Through June 30 2020, Eos has financed its operations primarily through the sale of common and preferred units and convertible notes.

Net cash provided by financing activities was $3.0 million for the six months ended June 30, 2020 and included proceeds from the issuance of convertible notes of $2.6 million and the issuance of preferred units of $0.5 million.

Net cash provided by financing activities was $11.0 million for the six months ended June 30, 2019 and included proceeds from the issuance of convertible notes of $11.8 million and the issuance of preferred units of $0.1 million. These proceeds were offset by a cash outflow related to the repayment of short-term notes payable of $1.0 million.

Net cash provided by financing activities was $22.1 million for the year ended December 31, 2019 and included proceeds from the issuance of convertible notes payable — related party of $19.3 million, and proceeds of $2.1 million attributable to the issuance of contingently redeemable preferred units. These proceeds were offset by a cash outflow related to the repayment of short-term notes payable of $1.0 million.

Net cash provided by financing activities was $30.1 million in the year ended December 31, 2018 and included proceeds from the issuance of preferred units of $24.9 million, convertible notes of $4.3 million and short-term notes payable of $1.0 million.

Off-Balance Sheet Arrangements

As a part of its working capital management, Eos sold certain grant receivables and state net operating losses through the LSQ Invoice Purchase Agreement Facility off-balance sheet arrangement described in the Liquidity and Capital Resources section. As of June 30, 2020, Eos sold $4.1 million of state tax attributes and $1.4 million of grant receivables under the invoice purchase agreement. Costs incurred on the sale was $0.1 million for the six months ended June 30, 2020. These amounts are recorded in interest expense in the statements of operations.

As of December 31, 2019 and December 31, 2018, Eos did not have any off balance sheet receivables outstanding nor did Eos incur any costs associated with off-balance sheet arrangements. Eos did not have any other material off-balance sheet arrangements as of June 30, 2020, December 31, 2019 and December 31, 2018.

Critical Accounting Policies and Use of Estimates

Eos’s consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles. In preparing its consolidated financial statements, Eos makes assumptions, judgments, and estimate its assumptions, judgments, and estimates on historical experience and various other factors that Eos believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. Eos regularly reevaluates its assumptions, judgments, and estimates.

Eos’s significant accounting policies are described in Note 1, “Nature of Operations and Summary of Significant Accounting Policies,” in the Notes to the audited financial statements. Eos’s most significant accounting policies, which reflect significant management estimates and judgment in determining amounts reported in its audited financial statements were as follows:

Inventory Valuation

Inventory is stated at the lower of cost or net realizable value. The Company capitalizes inventory costs when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed as research and development. Inventory is evaluated for impairment periodically for excess, obsolescence and for instances where the inventory cost basis in excess of its estimated net realizable value. In estimating a provision for excess, obsolete and slow-moving inventory, Eos considers such factors as competitor offerings, market conditions and the life cycle of the product. If inventory on-hand is determined to be excess, obsolete or has a carrying amount that exceeds its net realizable value, Eos will reduce the carrying amount to its estimated net realizable value.

In preparation with the launch of its next generation energy storage solution, Eos will begin building inventory levels based on its forecast for demand. A significant decrease in demand could result in an increase in the amount of excess inventory on hand, which could lead to additional charges for excess and obsolete inventory.

Convertible Notes Payable

Eos record conventional convertible debt in accordance ASC 470-20, Debt with Conversion and Other Options. Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Convertible instruments that are not bifurcated as a derivative, and not accounted for as a separate equity component under the cash conversion guidance are evaluated to determine whether their conversion prices create an embedded beneficial conversion feature at inception, or may become beneficial in the future due to potential adjustments. A beneficial conversion feature is deemed to be a nondetachable conversion feature that is “in-the-money” at the commitment date. The in-the-money portion, also known as the intrinsic value of the option, is recorded in equity, with an offsetting discount to the carrying amount of convertible debt to which it is attached. The intrinsic value of the beneficial conversion feature within its convertible debt, including amortization related of the debt discount recorded in connection with a beneficial conversion feature, was not material to its audited financial statements.

The convertible notes issued during 2019 contained an embedded derivative feature that could accelerate the repayment of the convertible notes upon either a qualified financing event or the noteholders’ put exercise. This feature resulted in the recognition of derivative assets with aggregate fair value of $0.1 million. Subsequent to the respective issuance dates during the six months ended June 30, 2020, an increase in fair value of $0.9 million was recorded through earnings. As of June 30, 2020, the feature was classified as a derivative liability, with a fair value of $1.0 million.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

Following the business combination, the current Eos management team will operate the combined company. Its officers, Joe Mastrangelo, Chief Executive Officer, Mack Treece, Chief Strategic Alliances Officer and Sagar Kurada, Chief Financial Officer, will continue in such positions. In addition, following the business combination, Russ Stidolph will serve as Chairman of the Company’s board of directors.

The board of directors of the Company following the Closing is expected to be comprised of seven directors, of which, in accordance with the terms of the Director Nomination Agreement, Daniel Shribman, Mimi Walters and Alex Dimitrief have been nominated by the Sponsor and Russell Stidolph, Joseph Mastrangelo, Krishna Singh and Audrey Zibelman have been nominated by the Seller, respectively.

The following persons with ages as of October 13, 2020 are anticipated to be the executive officers and directors of the Company following the Closing:

Name	Age	Position
Joe Mastrangelo	51	Chief Executive Officer
Sagar Kurada	42	Chief Financial Officer
Mack Treece	61	Chief Strategic Alliances Officer
Dr. Balakrishnan G. Iyer	46	Chief Commercial Officer
Daniel Shribman	36	Director
Russ Stidolph	45	Director
Dr. Krishna Singh	73	Director
Alex Dimitrief	61	Director
Andrey Zibelman	63	Director
Mariam “Mimi” Walters	58	Director

Joe Mastrangelo, 51, joined Eos as a board advisor in March 2018 and assumed the role of Chief Executive Officer in August, 2019. Before coming to Eos, Mr. Mastrangelo was president and chief executive officer of Gas Power Systems since September 2015. As an energy industry leader for the past two decades, Mr. Mastrangelo has extensive experience leading diverse teams to develop and deploy commercial scale projects around the world. Mr. Mastrangelo has broad operating experience across the energy value chain including serving as Chief Executive Officer of GE’s Power Conversion business, applying science and systems of power conversion to increase the efficiency of the world’s energy infrastructure. Mr. Mastrangelo spent ten years with GE Oil & Gas, in leadership roles in finance, quality, and commercial operations, culminating in being named a GE Corporate Officer in 2008. Joe began his career with GE in the company’s Financial Management Program and then joined GE’s Corporate Audit Staff. Originally from New York, Mr. Mastrangelo earned a Bachelor of Science in Finance from Clarkson University and an Associate of Science, Business Administration and Management from Westchester Community College.

Sagar C. Kurada, 42, joined Eos as Chief Financial Officer in July 2020. In this position, Mr. Kurada is responsible for the overall financial strategy and direction at Eos, overseeing all financial functions, he guides the controller, treasury, shareholder relations, accounting, tax, financial planning and internal audit functions to pursue the Eos’s aggressive growth strategy and meet its clients’ and investors’ expectations. Prior to joining Eos, Mr. Kurada acted as Chief Financial Officer of HighTower Advisors from August 2016 to November 2019. Mr. Kurada also served as Chief Executive Officer of multiple GE operating entities, and worked in the private equity consulting practice at FCM from July 2014 to July 2016. Throughout his 20-year career in financial strategy, planning, accounting, auditing, Mr. Kurada has established a reputation for building world-class teams and for aligning financial and business interests to support business strategy and high-growth. Sagar has led multiple equity and debt financings and raised in excess of $1 billion of capital to support business growth. Mr. Kurada holds a BS in Finance and Technology from Rensselaer Polytechnic Institute and MBA from Columbia Business School.

Mack Treece, 61, joined Eos as a consultant in March 2019 and assumed the role of Chief Financial Officer in March 2019. In June, 2020 Mr. Treece was appointed Chief Strategic Alliances Officer. Prior to Eos, Mack served as the Chief Executive Officer and Chief Financial Officer of Viridity Energy since November 2012, where he was responsible for all day-to-day operations, including sales, marketing, operations and finance. Mr. Treece has over

25 years of experience in senior management positions, with a specific focus on successfully scaling young companies into dominant market positions. Previously, Mr. Treece was the Chief Executive Officer and co-founder of ConnectFN and was responsible for the overall management and strategic direction of the company. Prior to ConnectFN, Mr. Treece served as President for Teliris where he led the telepresence provider’s Global Sales, Marketing, Finance and Operations. Mr. Treece also held several executive positions with increasing responsibility at Orange Business Services (formerly Equant). Mr. Treece began his career with Bell Atlantic, where he last held the position of Global Chief Financial Officer for Bell Atlantic International Wireless (BAIW) and Senior Vice President for Asia. Mr. Treece has lived and worked abroad as part of global organizations for more than 25 years. He has a B.S. in Finance and Marketing from the University of Virginia and a MBA in International Finance from Widener University.

Dr. Balakrishnan G. Iyer, 46, Dr. Iyer joined Eos on April 19th, 2020. Prior to Eos, Dr. Iyer was Co-founder and Chief Growth Officer of Utopus Insights since April 2017, a New York-based global renewable energy analytics company, recently acquired by Vestas. Dr. Iyer is a seasoned energy and utilities industry management professional, with rich experience driving business development for global conglomerates. Dr. Iyer successfully steered three startups from inception to exit, with investments from some of the largest utilities and financial investors worldwide. Dr. Iyer began his career at Schlumberger in June 1996 and previously served as Chief Operating Officer of Enel Green Power as part of their acquisition of BLP where he worked from July 2012 till April 2017 and as VP, Business Development at GE, where he drove technology developments for renewable energy and smart grid. He worked in GE in various roles from July 2000 till June 2012. Dr. Iyer earned a Master’s in Engineering from Binghamton University in New York, an MBA from New York University (NYU) Stern, and Joint Undergraduate and Master’s Degrees in Mechanical Engineering & Science from Birla Institute of Technology and Science (BITS) in India. In 2019, Dr. Iyer was conferred with an Honorary Degree of Doctor of Science by his alma mater, Binghamton University, for his contributions to the fields of sustainable energy and inclusive education.

Russell Stidolph, 45, has served as a director since 2014 and the chairman of the board of Eos since 2018. Mr. Stidolph is the founder AltEnergy, LLC a private equity firm focused on alternative energy investing, where he has served as Managing Director since 2006. Prior to forming AltEnergy, Mr. Stidolph was a Principal at J.H. Whitney & Co., LLC a middle-market private equity firm based in New Canaan, Connecticut. While at J.H. Whitney Mr. Stidolph was responsible for starting and developing the firm’s alternative energy investing practice where he was responsible for Hawkeye Renewables, LLC and Iowa Winds, LLC. Mr. Stidolph was both the Chief Financial Officer and Vice Chairman of Hawkeye Renewables, LLC before it was sold in 2006 to Thomas H. Lee Partners, LP. Prior to joining J.H. Whitney, Mr. Stidolph was a member of the corporate finance group at PaineWebber, Inc., that was responsible for high yield and leverage finance origination. Mr. Stidolph also acted as Senior Vice President and the Chief Financial Officer of Tres Amigas, LLC and he still sits on the Company’s Board of Directors, and was Chairman of the board of directors of Viridity Energy, Inc before it was sold to Ormat Technologies in 2017. Russell received a Bachelor of Arts degree from Dartmouth College.

Dr. Krishna Singh, 73, is the founder of Holtec International, a diversified energy technology company with nine major operations centers in seven countries on five continents, where he has served as president and chief executive officer since 1986. Dr. Singh has been active in the nuclear power industry since 1971 and is a widely-published author in with over 70 technical papers, one textbook and numerous symposia volumes. He is a prolific inventor with and a prolific inventor (119 patents granted, many pending). In addition to Holtec International, Dr. Singh serves on numerous advisory boards in the energy industry including the Nuclear Energy Institute and the University of California Nuclear Engineering Department. Dr. Singh also serves as a member of the board of overseers at the University of Pennsylvania School of Engineering and Applied Science and a director of the Washington DC Atlantic Counsel. Dr. Singh received his Ph.D. in Mechanical Engineering from the University of Pennsylvania, Philadelphia (1972), a M.S. in Engineering Mechanics also from Penn (1969), and a B.S. in Mechanical Engineering from BIT Sindri (Ranchi University), India (1967).

Alex Dimitrief, 61, is an experienced director, Chief Executive Officer, C-suite leader and general counsel who has steered varied energy-related and other global businesses through a wide range of complex commercial, legal and organizational challenges. He has previously served as a director of both public and non-public companies including The We Company, Synchrony Financial (NYSE: SF) and GE Capital Bank and presently sits on the Advisory Board of Cresset Capital Management. As President and Chief Executive Officer of General Electric’s Global Growth Organization, Mr. Dimitrief was responsible for driving GE’s growth in more than 180 countries. Under Mr. Dimitrief’s watch in 2018, GE achieved $76 billion in international orders and secured billions in financing for many of GE’s emerging market customers. As GE’s General Counsel, Mr. Dimitrief served as the principal executive advisor to

GE’s Board and led a global team responsible for GE’s legal matters, compliance, SEC reporting, government affairs and environmental safety programs. In previous roles at GE, Mr. Dimitrief was a leader of the transformation of GE Capital (including the IPO/split-off of Synchrony Financial) and led joint venture negotiations for GE Energy in China and Russia. In announcing Mr. Dimitrief’s retirement from GE in January 2019, Chief Executive Officer Larry Culp described Mr. Dimitrief as “one of the most respected leaders at GE” who “effectively represented GE before governments, regulators and customers throughout the world and is widely recognized as a compelling champion of integrity, transparency and the rule of law.” In 2007, Mr. Dimitrief came to GE from after 20 years as a senior partner at Kirkland & Ellis LLP, where he “first chaired” and regularly advised Boards about securities, restructuring, intellectual property, product liability, environmental, governance and commercial disputes. Mr. Dimitrief earned his B.A. from Yale College and his J.D. from Harvard Law School.

Marian “Mimi” Walters, 58, is Chief Commercial Officer for Leading Edge Power Solutions, LLC since November 2019. She is a former Member of the U.S. House of Representatives (the “House”) from California’s 45th District where she worked on key legislation, business and policy initiatives related to energy, technology, environmental and healthcare and served from 2015 to 2019. As a member of the leadership of the House, Ms. Walters served on the influential Energy and Commerce Committee, and was a member of the Communications and Technology, Digital Commerce and Consumer Protection, and Oversight and Investigations subcommittees. Prior to her election to the, Ms. Walters was a member of the California State Senate, from 2008 to 2012 in the 33rd district and from 2012 to 2015 in the 37th district, where she served on the Banking and Financial Institutions Committee and was Vice Chair of the Appropriations Committee. She previously served in the California State Assembly, and mayor and council member for the City of Laguna Niguel. Prior to her career in public service, Ms. Walters was an investment professional at Drexel Burnham Lambert and Kidder, Peabody & Co. She earned a B.A. in political science from the University of California, Los Angeles.

Audrey Zibelman, 63, is Managing Director and Chief Executive Officer of the Australian Energy Market Operator (“AEMO”), responsible for overseeing AEMO’s strategy, operations and administrative functions. In addition to taking on role as Chief Executive Officer of AEMO, Ms. Zibelman also serves on the CSIRO Energy Advisory Committee, the Melbourne Energy Institute’s Advisory Board, and as a Director of the Melbourne Recital Centre and the Advanced Energy Economy Institute. Ms. Zibelman has extensive experience in the public, private and not-for profit energy and electricity sectors in the United States. Prior to joining AEMO in March 2017, her roles included Chair of the New York State Public Service Commission (“NYPSC”), from August 2013 to March 2018, Executive Vice President and Chief Operating Officer of system operator PJM from January 2008 to February 2013, executive roles with Xcel Energy, from 1992 to 2004, one of the United States largest integrated gas and electricity utilities and served on a number of energy industry advisory groups and Boards. During her tenure at the NYPSC, Ms. Zibelman led the design and implementation of extensive regulatory and retail market changes to modernize and transform the state’s electricity industry under New York Governor Andrew M. Cuomo’s ‘Reforming the Energy Vision’ plan. A recognized national and international expert in energy policy, markets and Smart Grid innovation, Ms. Zibelman is a Founder and past President and CEO of Viridity Energy, Inc., which she formed after more than 25 years of electric utility industry leadership experience in both the public and private sectors. Previously, Ms. Zibelman was the Executive Vice President and Chief Executive Officer of GO15 member organization, PJM, a regional transmission organization responsible for operating the power grid and wholesale power market which serves fourteen states across the eastern United States. Ms. Zibelman also held legal and executive positions at Xcel Energy, served as General Counsel to the New Hampshire Public Utilities Commission, and was Special Assistant Attorney General in the Minnesota Attorney General’s Office. During her career, Ms. Zibelman has served on numerous industry-related and non-profit boards, including, but not limited to the Midwest and Mid-Atlantic Reliability Councils. Ms. Zibelman’s board experience also includes Advisor to Secretary of Energy for the U.S. Department of Energy and Advisory Council, New York State Energy Research and Development Authority, the New York State Planning Board and the New York State Emergency Planning Council. Ms. Zibelman received her B.A. from Penn State University, her Executive MBA from University of Minnesota — Carlson School of Management and her J.D. from Hamline University of Law.

Board Composition

The Company’s business affairs will be managed under the direction of our board of directors. Our board of directors is expected to consist of seven members.

The Company’s Proposed Charter provides that the number of directors, which will be initially fixed at seven members, may be increased or decreased from time to time by a resolution of our board of directors. Our board of directors will be divided into three (3) classes with only one class of directors being elected in each year and each class serving a three (3) year term. The directors will hold their office for a term of three (3) years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The term of office of the Class I directors, consisting of Marian “Mimi Walters” and Audrey Zibelman, will expire at the Company’s annual meeting of stockholders in 2021. The term of office of the Class II directors, consisting of Joe Mastrangelo and Alex Dimitrief, will expire at expires at the Company’s annual meeting of stockholders in 2022. The term of office of the Class III directors, consisting of Russ Stidolph, Krishna P. Singh and Daniel Shribman, will expire at the Company’s annual meeting of stockholders in 2023.

Director Independence

Upon the Closing, we anticipate that the size of the Company’s board of directors will be seven directors, three of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that Alex Dimitrief, Audrey Zibelman, Marian “Mimi” Walters, Daniel Shribman, Russ Stidolph will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Nasdaq rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an executive officer or employee of a listed company or any other individual having a relationship which, in the opinion of a listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

Effective upon Closing, our board of directors will establish the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The proposed composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Alex Dimitrief	Audrey Zibelman	Alex Dimitrief*
Audrey Zibelman	Mimi Walters	Russ Stidolph
Daniel Shribman*	Russ Stidolph*	Mimi Walters

____________

*        Denotes chairman

Audit Committee

The Company’s audit committee will oversee the Company’s corporate accounting and financial reporting process. Among other matters, the audit committee will:

•        appoint our independent registered public accounting firm;

•        evaluate the independent registered public accounting firm’s qualifications, independence and performance;

•        determine the engagement of the independent registered public accounting firm;

•        review and approve the scope of the annual audit and the audit fee;

•        discuss with management and the independent registered public accounting firm the results of the annual audit and the review of the Company’s quarterly financial statements;

•        approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•        monitor the rotation of partners of the independent registered public accounting firm on the Company’s engagement team in accordance with requirements established by the SEC;

•        be responsible for reviewing the Company’s financial statements and the Company’s management’s discussion and analysis of financial condition and results of operations to be included in the Company’s annual and quarterly reports to be filed with the SEC;

•        review the Company’s critical accounting policies and estimates; and

•        review the audit committee charter and the committee’s performance at least annually.

The initial members of the audit committee will be Alex Dimitrief and Audrey Zibelman, with Daniel Shribman serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. We anticipate that all of the members of the audit committee will be independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that Daniel Shribman qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee.

Compensation Committee

Our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee will:

•        review and recommend corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•        evaluate the performance of these officers in light of those goals and objectives and recommend to our board of directors the compensation of these officers based on such evaluations;

•        recommend to our board of directors the issuance of stock options and other awards under our stock plans; and

•        review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The initial members of the Company’s compensation committee will be Audrey Zibelman and Mimi Walters, with Russ Stidolph serving as the chair of the committee. We anticipate that each of the members of the Company’s compensation committee will be independent under the applicable rules of Nasdaq, and each will be “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors will adopt a written charter for the compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing the Company’s corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The initial members of the Company’s nominating and corporate governance committee will be Russ Stidolph and Mimi Walters, with Alex Dimitrief serving as the chair of the committee. We anticipate that each of the members of the Company’s nominating and corporate governance committee will be an independent director under the applicable rules of Nasdaq relating to nominating and corporate governance committee independence.

Code of Ethics

Effective upon the Closing, the Company will adopt a code of ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The Company expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The information on our website is not part of this proxy statement.

Limitation on Liability and Indemnification Matters

The Proposed Charter that will become effective immediately following the business combination contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of the director’s duty of loyalty to the Company or our stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

The Proposed Charter that will become effective immediately following the business combination and our bylaws provide that the Company is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Company’s bylaws also provide that the Company is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under Delaware law. The Company expects to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company will also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Company’s Proposed Charter and bylaws may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage.

Post-Combination Company Executive Compensation

Following the Closing, the Company intends to develop an executive compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to the long-term success of the Company. Decisions on the executive compensation program will be made by the compensation committee of the board of directors.

Director Compensation

Following Closing, the Company’s compensation committee will determine the annual compensation to be paid to the members of our board of directors.

B. Riley Principal Merger Corp. II 2020 Incentive Plan

The combined company intends to establish the B. Riley Principal Merger Corp. II 2020 Incentive Plan. For more information on the Incentive Plan, please see the section titled “The Incentive Plan Proposal” included elsewhere in this proxy statement.

EXECUTIVE COMPENSATION

BMRG

The following disclosure concerns the compensation of BMRG’s officers prior to the combination.

Prior to the Closing, none of our executive officers or directors have received any cash compensation for services rendered to us. The Sponsor, executive officers, directors, and their respective affiliates, are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates. We note that some of our executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the business combination, please see the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

After the Closing, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “Management of the Company Following the Business Combination.”

Eos

The following disclosure covers the material components of the compensation for Eos’s principal executive officer and its other most highly compensated executive officer, who are referred to in this section as “named executive officers,” for the fiscal year ended December 31, 2019 (i.e., pre-business combination). This section should be read in conjunction with Eos’s financial statements and related notes appearing elsewhere in this proxy statement, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for (i) all individuals who served as our principal executive officer or in a similar capacity during fiscal year ended December 31, 2019, (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of the fiscal year ended December 31, 2019, and (ii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii), but for the fact that the individual was not serving as an executive officer as of the fiscal year ended December 31, 2019. We refer to these executive officers collectively as the named executive officers (“NEOs”). This section should be read in conjunction with Eos’s financial statements and related notes appearing elsewhere in this proxy statement, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. For fiscal year ended December 31, 2019, the NEOs were:

•        Joe Mastrangelo, Eos’s Chief Executive Officer;

•        Mack Treece, Eos’s Chief Financial Officer;

•        Michael Oster, Eos’s former Chief Executive Officer; and

•        George Adamson, Eos’s former Chief Technology Officer.

Mr. Oster resigned as Eos’s Chief Executive Officer on March 30, 2019, and Mr. Mastrangelo was appointed as principal executive officer. Effective August 1, 2019, Mr. Mastrangelo formally assumed the title of Chief Executive Officer. Mr. Adamson resigned as the Chief Technology Officer on October 10, 2019, and such office was dissolved effective of his resignation. Mr. Treece was appointed Chief Financial Officer effective March 5, 2019. Effective as of June 1, 2020, Mr. Treece also assumed the title of Chief Strategic Alliances Officer. As of July 6, 2020, Sagar Kurada assumed the office of Chief Financial Officer from Mr. Treece.

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by and awarded to each of Eos’s NEOs for 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Joe Mastrangelo(1), Chief Executive Officer	2019	$203,680	$0	$0	$84,782	(2)	$288,462
Mack Treece(3), Chief Financial Officer	2019	$0	$0	$0	$300,000	(4)	$300,000
Michael Oster(5), Chief Executive Officer	2019	$60,923	$0	$0	$0		$60,923
George Adamson(6), Chief Technology Officer	2019	$213,462	$0	$0	$26,220	(7)	$213,462

____________

(1)      Mr. Mastrangelo was appointed Chief Executive Officer on August 1, 2019. Mr. Mastrangelo’s fiscal 2019 compensation includes compensation paid in fiscal 2019 prior to his appointment as Chief Executive Officer. Mr. Mastrangelo does not receive compensation for his service as a director.

(2)      For fiscal 2019, Mr. Mastrangelo received a car allowance of $3,575, $17,250 in residential expenses and $63,957 in business travel expense reimbursement.

(3)      Mr. Treece was appointed Chief Financial Officer on March 5, 2019.

(4)      This amount represents $150,000 in consulting fees received by Mr. Treece pursuant to its March 5, 2019 Consulting Agreement as further described below, and deferred accrued cash compensation of $80,000 and options to purchase common units valued at an aggregate of $70,000, each pursuant to Mr. Treece’s Consulting Agreement. Eos intends to pay Mr. Treece all amounts of deferred compensation in connection with the Closing of the contemplated business combination transaction.

(5)      Mr. Oster resigned as the Chief Executive Officer and director of Eos on March 30, 2019. The compensation paid in fiscal 2019 is for the period January 1, 2019 through his termination date of March 30, 2019. Mr. Oster remains a director of Eos and does not receive any compensation for his service as a director.

(6)      Mr. Adamson resigned as the Chief Technology Officer and director of Eos on October 10, 2019. The compensation paid in fiscal 2019 is for the period January 1, 2019 through his termination date of October 10, 2019. Mr. Oster remains a director of Eos and does not receive any compensation for his service as a director.

(7)      Mr. Adamson received $26,220 in accrued vacation time upon termination of his employment.

Employment Agreements

Employment Offer Letter with Mr. Mastrangelo

In connection with the engagement of Mr. Mastrangelo as a board advisor, we entered into an employment offer letter dated as of July 26, 2018.

The employment offer letter contained the following material compensation terms:

•        base compensation consisting of a $25,000 monthly consulting fee, which increased to $400,000 per year upon appointment as full time Chief Executive Officer on August 1, 2019; and

•        participation in the Company’s health insurance and other employee benefits Eos also maintains, and an annual car allowance of $7,796.

Mr. Mastrangelo’s employment offer letter was terminated and replaced with an employment agreement effective as of June 22, 2020, as further described below.

Employment Agreement with Mr. Mastrangelo

Effective as of June 22, 2020 Eos entered into an Employment Agreement with Mr. Mastrangelo, which replaced and terminated Mr. Mastrangelo’s employment offer letter.

The employment agreement contains the following material compensation terms:

•        base compensation of $400,000 per year based on full-time employment;

•        annual performance-based incentive bonus with an annual target payout of 50% to 100% of base compensation, payable in cash, to be prorated for the 2020 fiscal year;

•        participation in the Company’s health insurance and other employee benefits Eos also maintains, along with reimbursement for reasonable travel, lodging, meal and other business-related expenses;

•        an initial option grant of 12,000,000 common units with an exercise price of $0.50 per unit, vesting in equal amounts annually over three years; and

•        an additional option grant of 6,000,000 common units with an exercise price of $0.50 per unit, vesting in full upon the successful completion of an equity financing transaction occurring prior to June 23, 2023;

If Mr. Mastrangelo is terminated without “cause” or resigns for “good reason” he will be entitled to a cash payment equal to twelve months base compensation, payable in periodic installments, subject to his execution and non-revocation of a release of claims against Eos and continued compliance with certain restrictive covenants.

Consulting Agreement with Mr. Treece

In connection with the engagement of Mr. Treece as a consultant, we entered into a consulting agreement dated as of March 5, 2019.

The consulting agreement contains the following material compensation terms:

•        base compensation consisting of a $15,000 monthly consulting fee;

•        accrued cash compensation of $8,000 per month, payable upon the closing of an equity financing by the Company;

•        monthly grants of equity units of the Company, valued at $7,000 per month; and

•        services-related expense reimbursement.

Mr. Treece’s consulting agreement was terminated and replaced with an employment agreement effective as of June 1, 2020, as further described below.

Employment Agreement with Mr. Treece

Effective as of June 1, 2020 Eos entered into an Employment Agreement with Mr. Treece, which replaced and terminated Mr. Treece’s consulting agreement.

The employment agreement contains the following material compensation terms:

•        base compensation of $325,000 per year based on full-time employment;

•        annual performance-based incentive bonus with an annual target payout of 50% to 100% of base compensation, payable in cash, beginning in the calendar year Eos successfully closes an equity financing;

•        participation in the Company’s health insurance and other employee benefits Eos also maintains, along with reimbursement for reasonable travel, lodging, meal and other business-related expenses;

•        an initial option grant of 1,000,000 common units with an exercise price of $0.50 per unit, vesting in equal amounts annually over three years; and

•        an additional option grant of 1,000,000 common units with an exercise price equal to the then-current fair market value of unit, to be granted upon the successful completion of an equity financing transaction prior to termination of employment for any reason, which will vest in equal amounts annually over three years after grant.

If Mr. Treece is terminated without “cause” or resigns for “good reason” he will be entitled to (i) a lump sum cash payment equal to six months base compensation, and (ii) a prorated amount of any annual bonus otherwise payable during the calendar year of termination, each subject to his execution and non-revocation of a release of claims against Eos and continued compliance with certain restrictive covenants.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
George Adamson(1)	27,675	9,225	$1.10	1/14/2021
	58,540	58,540	$1.75	1/16/2022
	31,250	93,750	$1.75	4/10/2023

____________

(1)      All options in the table above were granted under the Company’s 2012 Equity Incentive Plan and vests annually in equal tranches over four years from the grant date. Following Mr. Adamson’s resignation, and as of January 8, 2020, all of Mr. Adamson’s outstanding options expired pursuant to their terms.

Health and Retirement Benefits

Eos provides medical, dental, vision, life insurance and disability benefits to all eligible employees. The NEOs are eligible to participate in these benefits on the same basis as all other employees.

Director Compensation

Following the completion of the business combination, the Company’s compensation committee will determine the annual compensation to be paid to the members of our board of directors.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our voting common stock as of the record date (pre-business combination) and (ii) the expected beneficial ownership of our voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Merger Agreement), assuming that no public shares are redeemed, and alternatively that 10,570,000 public shares are redeemed, in each case by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting common stock;

•        each of our current executive officers and directors;

•        each person who will become a named executive officer or director of the Company following the Closing; and

•        all current executive officers and directors of the Company, as a group, and all executive officers and directors of the Company following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

Pursuant to our Current Charter, each share of Class A common stock and each share of Class B common stock entitles the holder to one vote per share. The table below represents beneficial ownership of voting common stock, comprised of Class A common stock and Class B common stock (which shares, upon the Closing, will be automatically converted into shares of Class A common stock in accordance with the Current Charter).

The beneficial ownership of our voting common stock prior to the business combination is based on 22,525,000 shares of common stock outstanding as of the record date, of which 17,500,000 shares were Class A common stock and 4,375,000 shares were Class B common stock. The beneficial ownership of our voting common stock after the business combination, assuming no redemptions of Class A common stock in connection with the business combination, is based on 56,525,000 shares of common stock outstanding, which number includes the 30,000,000 shares of common stock to be issued to the Sellers pursuant to the Merger Agreement, of which, 2,066,440 represent shares of Company common stock issuable upon the exercise of options held by certain Eos securityholders as of the Closing. The beneficial ownership of our voting common stock after the business combination, assuming the redemption of 10,570,000 shares of Class A common stock, is based on 45,955,000 shares of common stock outstanding.

The expected beneficial ownership percentages set forth below do not take into account the issuance of any shares upon completion of the business combination under the Incentive Plan, a copy of which is attached to this proxy statement as Annex E, but do take into account (1) the shares of Class A common stock to B. Riley and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing, (2) the issuance of shares of Class A common stock upon the exercise of warrants to purchase shares of Class A common stock that will become exercisable thirty (30) days following the Closing and (3) the Sponsor Earnout Shares.

			After the business combination
	Prior to the business combination		Assuming No Redemptions			Assuming Redemption of 10,570,000 Public Shares
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares		%	Number of Shares		%
Current Executive Officers and Directors
B. Riley Financial, Inc.(1)	4,995,000	22.18	9,320,000	(2)	16.49	9,320,000	(2)	20.28
Patrick J. Bartels, Jr.	20,000	*	20,000		*	20,000		*
James L. Kempner	20,000	*	20,000		*	20,000		*
Timothy M. Presutti	20,000	*	20,000		*	20,000		*
Bryant R. Riley(1)	4,995,000	22.18	9,320,000	(2)	16.49	9,320,000	(2)	20.28
Daniel Shribman(3)	—	—	—		—	—		—
Robert Suss	20,000	*	20,000		*	20,000		*
Kenneth Young(3)	—	—	—		—	—		—
All Current Executive Officers and Directors as a Group (Seven Individuals)	5,075,000	22.53	9,400,000		16.63	9,400,000		20.45
Executive Officers and Directors After the Business Combination
Joe Mastrangelo(4)	—	—	—		—	—		—
Mack Treece(4)	—	—	—		—	—		—
Sagar Kurada(4)	—	—	—		—	—		—
Dr. Balakrishnan G. Iyer(4)	—	—	—		—	—		—
Russell Stidolph(5)(7)(8)	—	—	6,637,608		11.74	6,637,608		14.44
Daniel Shribman(3)	—	—	—		—	—		—
Krishna Singh(6)(8)	—	—	2,345,593		4.15	2,345,593		5.1
All Executive Officers and Directors After the Business Combination as a Group (Seven Individuals)	—	—	8,983,201		15.89	8,983,201		19.55
5% Holders:
AltEnergy, LLC(7)(8)	—	—	6,459,912		11.42	6,459,912		14.06
B. Riley Financial, Inc.(1)	4,995,000	22.18	9,320,000	(2)	16.49	9,320,000	(2)	20.28

____________

*        less than 1%

(1)      Represents (i) 4,945,000 shares held by our Sponsor and (ii) 50,000 shares held by BRC Partners Opportunity Fund, LP (“BRC”). B. Riley Principal Investments, LLC (“BRPI”) is the managing member of our Sponsor and is a wholly-owned subsidiary of B. Riley Financial. Bryant R. Riley is the Chairman of the Board of Directors and Co-Chief Executive Officer of B. Riley Financial, the Chief Investment Officer of BRC and has ultimate voting and dispositive control over the securities held by our Sponsor and BRC. Each of BRPI and Mr. Riley disclaims beneficial ownership over any securities directly held by our Sponsor or BRC other than to the extent of any pecuniary interest it may have therein, directly or indirectly. Pre-business combination amounts held by our Sponsor consist entirely of founder shares, which will convert into shares of Class A common stock at the Closing and 650,000 private placement shares that were purchased by our Sponsor as part of the private placement units in the IPO. Post-business combination amounts include (i) 4,000,000 shares of common stock issued pursuant to the Equity Commitment Letter, (ii) 325,000 shares of common stock issuable upon the exercise of the private placement warrants, (iii) 1,718,000 Sponsor Earnout Shares and (iv) 50,000 shares of common stock held by BRC. Following the Closing and upon achievement of certain earnout conditions, the 1,718,000 Sponsor Earnout Shares will be distributed by the Sponsor to its members, including Daniel Shribman.

(2)      Includes 4,000,000 shares of common stock issued pursuant to the Equity Commitment Letter and 325,000 shares of common stock issuable upon the exercise of the private placement warrants.

(3)      Messrs. Shribman and Young hold economic interests in the Sponsor and pecuniary interests in the securities beneficially owned by the Sponsor. Each of such individuals disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. Following the Closing and upon achievement of certain earnout conditions, the 1,718,000 Sponsor Earnout Shares will be distributed by the Sponsor to its members, including Daniel Shribman.

(4)      Each of Messrs. Mastrangelo, Treece, Kurada, Stidolph and Iyer hold options exercisable for shares of the Company’s common stock as part of the total merger consideration of 30,000,000 shares set forth in the Merger Agreement. These options are subject to certain vesting provisions.

(5)      Mr. Stidolph holds 177,696 shares of common stock and has a pecuniary interest in 6,459,912 shares held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage LC, or AltEnergy I, AltEnergy Storage II LLC, or AltEnergy II, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy VI LLC, or AltEnergy VI, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II, or Bridge II (collectively, the “AltEnergy Shares”). Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address of each of the above referenced entities is 137 Rowayton Avenue, Rowayton, CT 06853.

(6)      Represents securities held directly by Holtec International, or Holtec, and Singh Real Estate Enterprises Inc., or Singh Real Estate. Mr. Singh is the sole stockholder of each of Holtec International and Singh Real Estate, and has voting and dispositive power with respect to such shares. The address of both Holtec International and Singh Real Estate Enterprises, Inc. is 1 Holtec Blvd, Camden, NJ 08104.

(7)      Represents securities held directly by AltEnergy LLC, or AltEnergy, AltEnergy Storage LC, or AltEnergy I, AltEnergy Storage II LLC, or AltEnergy II, AltEnergy Storage V LLC, or AltEnergy V, AltEnergy VI LLC, or AltEnergy VI, AltEnergy Storage Bridge LLC, or Bridge, AltEnergy Transmission LLC, or Transmission, AltEnergy Storage Bridge Phase II, or Bridge II. Mr. Stidolph is the managing director of AltEnergy, the managing member of each of AltEnergy I, AltEnergy II, AltEnergy VI, AltEnergy V, Bridge, Transmission and Bridge II, and has voting and dispositive power with respect to the AltEnergy Shares. Mr. Stidolph disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8)      As disclosed under “Indemnification” on page 73, 40% of these shares are pledged to BMRG for the benefit of certain indemnitees and may not be transferred until the date that is the earlier of (i) September 7, 2022; and (ii) the date on which the specified indemnified matters pursuant to the Merger Agreement have been finally resolved, and either (x) no obligations are due and payable as a result thereof, or (y) all obligations have been paid to the indemnitees in full.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

B. Riley Principal Merger Corp. II

B. Riley Financial is the ultimate parent company of BRFBR, the Sponsor and BRPI. Daniel Shribman, BMRG’s Chief Executive Officer and Chief Financial Officer, is the President of BRPI and the Chief Investment Officer of B. Riley Financial. Bryant Riley, a member of BMRG’s board of directors, is the Chairman and Co-Chief Executive Officer of B. Riley Financial. Kenneth Young, a member of BMRG’s board of directors, is the President of B. Riley Financial and the Chief Executive Officer of BRPI.

Founder Shares

In connection with BMRG’s initial formation in June 2019, a wholly-owned subsidiary of B. Riley Financial (which is the parent of the Sponsor) was issued all of BMRG’s outstanding equity. All founder shares were contributed to the Sponsor in January 2020, resulting in the Sponsor directly and B. Riley Financial indirectly owning all outstanding founder shares. On February 3, 2020, BMRG conducted a 1:575 stock split and reclassification of BMRG’s common stock such that the Sponsor directly and B. Riley Financial indirectly continued to own all 5,750,000 outstanding founder shares. On April 21, 2020, 20,000 founder shares were transferred to each of Patrick Bartels, Jamie Kempner, Timothy Presutti and Robert Suss, BMRG’s independent director nominees, at their par value. On May 19, 2020, the Sponsor returned 718,750 founder shares to BMRG for cancellation, resulting in a total of 5,031,250 founder shares outstanding. The number of founder shares outstanding was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after the IPO excluding the private placement shares underlying the private placement units. On May 28, 2020, the Sponsor forfeited 656,250 founder shares in connection with the determination by the underwriters of the IPO not to exercise their over-allotment option in whole or in part.

BMRG’s initial stockholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (A) one year after the completion of the business combination or (B) subsequent to the business combination, (x) if the last sale price of BMRG’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least 150 days after the business combination, or (y) the date on which BMRG completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of BMRG’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limitations. The private placement units, the private placement shares, and private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of the business combination, subject to certain limitations.

Promissory Note

On February 4, 2020, BMRG issued the Promissory Note pursuant to which BMRG borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of December 31, 2020 or the completion of the IPO. The Promissory Note was repaid in full upon the consummation of the IPO.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of BMRG’s officers and directors may, but are not obligated to, loan BMRG funds as may be required. If BMRG completes a business combination, BMRG would repay such loaned amounts. In the event that the business combination does not close, BMRG may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from BMRG’s trust account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the private placement units, including as to exercise price, exercisability and exercise period of the underlying warrants. The terms of such Working Capital Loans by the Sponsor or its affiliates, or BMRG does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as BMRG does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in BMRG’s trust account.

Private Placement Securities

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 650,000 private placement units at $10.00 per private placement unit ($6,500,000 in the aggregate). Each private placement unit consists of one share of Class A common stock and one-half of one private placement warrant. Each whole private placement warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the private placement units were added to the proceeds from the IPO held in the trust account. If BMRG does not complete a business combination before November 22, 2021, the proceeds from the sale of the private placement securities will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement units (and the underlying private placement shares) will have no value and the private placement warrants will expire worthless. There will be no redemption rights or liquidating distributions from the trust account with respect to the private placement securities.

Forward Purchase Agreement

At the time of its IPO, BMRG entered into the forward purchase agreement which provides for the purchase, immediately prior to the Closing, by BRPI, an affiliate of the Sponsor, or its designees of $25,000,000 of BMRG’s units at a price of $10.00 per unit, or an aggregate of 2,500,000 units, each comprised of one forward purchase share and one-half of one forward purchase warrant. The forward purchase will be made regardless of whether any shares of Class A common stock are redeemed in connection with the business combination. Pursuant to the terms of the Equity Commitment Letter, forward purchase agreement was terminated in its entirety.

Current Registration Rights Agreement

The holders of the founder shares, private placement units, private placement shares, private placement warrants, shares of Class A common stock underlying the private placement warrants, and securities that may be issued upon conversion of Working Capital Loans will have registration rights to require us to register a sale of any of BMRG’s securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that BMRG registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of IPO registration statement and may not exercise its demand rights on more than one occasion.

Business Combination Marketing Agreement

Pursuant to the business combination marketing agreement entered into upon the closing of the IPO by BMRG and BRFBR, upon the Closing, BMRG will pay BRFBR a fee of $6,125,000 in consideration of services provides in connection with marketing and completing BMRG’s business combination, or 3.5% of the gross proceeds of the IPO.

Administrative Fees

Commencing on May 19, 2020, BMRG agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of BMRG’s initial business combination or liquidation, BMRG will cease paying these monthly fees.

Equity Commitment Letter

On September 7, 2020, B. Riley Financial entered into the Equity Commitment Letter, pursuant to which B. Riley Financial committed to purchase up to 4,000,000 shares of Class A common stock, at a price per share of $10.00 per share, or up to $40,000,000 in equity financing at Closing, less the number of shares of Class A common stock issued pursuant to subscription agreements with investors entered into prior to the Closing.

Eos Registration Rights Agreement

In connection with the Closing, the Company and the Eos securityholders will enter into the registration rights agreement. Under the registration rights agreement, the Company will have certain obligations with respect to the Registrable Securities. The Company is required to, within forty-five (45) days after the Closing, file a registration statement registering the resale of the Registrable Securities. Holders of the Registrable Securities will also have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement will not contemplate the payment of penalties or liquidated damages as a result of a failure to register, or delays with respect to the registration of, the Registrable Securities. As part of the registration rights agreement, holders of the Registrable Securities agree to a certain lock-up period with respect to the Registrable Securities.

Sponsor Earnout Letter

The Company and the Sponsor will enter into a letter agreement at the Closing, pursuant to which the Sponsor agrees to subject the Sponsor Shares, which formerly constituted shares of Class B common stock of the Company held by the Sponsor, to certain transfer and other restrictions, under which (a) 859,000 Sponsor Shares will be restricted from being transferred unless and until either, for a period of five years after the Closing, (i) the share price of the Company equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period or (ii) a change of control occurs for a share price of the Company equaling or exceeding $12.00 per share, and (b) the remaining 859,000 Sponsor Shares are subject to similar restrictions except that the threshold is increased from $12.00 to $16.00. If after the five year period, there are no triggering events, the Sponsor Shares will be forfeited and canceled for no consideration. If after the five year period, only the triggering event described in clause (a) above has occurred, the remaining 859,000 Sponsor Shares described in clause (b) will be forfeited and canceled for no consideration.

Director Nomination Agreement

In connection with the Closing, the Company will enter into the Director Nomination Agreement with the Sponsor and certain Eos equityholders (the “Sellers”), pursuant to which the Sponsor and the Sellers will have the right to designate members to be appointed or nominated for election to the board of directors of the Company, subject to terms and conditions set forth therein. The Sponsor and the Sellers may also request for at least one of its designated directors to be appointed as a member of each newly established committee of the Company’s board of directors. If the Sponsor or the Sellers has the right to designate one or more nominees and either has not exercised such right or no such nominee has been elected, then either the Sponsor or the Sellers may designate one board observer.

Existing BMRG Related Party Policy

Prior to the consummation of the IPO, BMRG adopted a code of business conduct and ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by BMRG’s board of directors (or the appropriate committee of BMRG’s board of directors) or as disclosed in its public filings with the SEC. Under the code of business conduct and ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. A form of the code of business conduct and ethics that the Company adopted is filed as an exhibit to the IPO registration statement. In addition, BMRG’s audit committee, pursuant to a written charter that BMRG adopted prior to the consummation of its IPO, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. BMRG also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. To further minimize conflicts of interest, BMRG has agreed not to consummate the business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless BMRG, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or an independent valuation or appraisal firm that regularly prepares fairness opinions that the business combination is fair to BMRG’s company from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to the Sponsor, officers or directors, or any affiliate of the Sponsor or officers, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the Closing (regardless of the type of transaction that it is). However, the following payments will be made to the Sponsor, officers or directors, or BMRG’s or their affiliates, none of which will be made from the proceeds of the initial offering held in the trust account prior to the completion of the business combination:

•        cash compensation to BRFBR or another affiliate of the Sponsor, for acting as capital markets advisor for a private placement or for services in connection with the business combination that are in addition to the services required to be performed pursuant to the business combination marketing agreement that are payable to BRFBR contingent on the Closing, in amounts consistent with market standards for comparable services;

•        payment to an affiliate of the Sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support;

•        reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing the business combination;

•        repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of BMRG’s officers or directors to finance transaction costs in connection with the business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Eos’s Related Party Transactions

In 2019 Eos issued a series of convertible promissory notes to AltEnergy, LLC, AltEnergy Storage II LLC, AltEnergy Storage Bridge, LLC, AltEnergy Transmission LLC and AltEnergy Storage Bridge Phase II LLC in two phases for an aggregate principal amount of $7,229,117. Mr. Stidolph serves as the Managing Director of AltEnergy, LLC, which is the managing member of each of, AltEnergy Storage II LLC, AltEnergy Storage Bridge, LLC, AltEnergy Transmission LLC and AltEnergy Storage Bridge Phase II LLC. Together, AltEnergy, LLC and its managed entities own 19.5% of the outstanding units of Eos.

The first phase note was issued for $4,136,732 in principal amount with a maturity date of October 31, 2019. The note is repayable on demand at 3.0 times the outstanding principal balance (the “Liquidation Amount”). At any time, AltEnergy may elect to convert 1.15 times the outstanding principal balance into preferred units of Eos at $1.75 per unit. In the event Eos issues and sells any units to investors through a qualified financing, on or before the date the Phase I Notes are repaid in full, resulting in aggregate gross equity proceeds of at least $25,000,000 Eos may at its sole option, force AltEnergy to convert the Liquidation Amount into the class of equity issued in the qualified financing. The number of units issued at conversion are variable and shall be based upon the price per unit paid in the financing.

The second phase note as issued for $3,092,385 in principal amount with a maturity date of October 31, 2019. The phase II notes are identical to the phase I note, except the Liquidation Amount is 6.0 times the outstanding principal balance.

Eos has not made any payments on the AltEnergy notes since issuance and the full principal amount of $7,229,117 remains outstanding. Eos intends to convert the outstanding convertible notes into voting common shares of BMRG at the closing of the Merger at a rate of one (1) share per $10 in outstanding Liquidation Amount.

Subject to certain downward adjustments and the other terms and conditions set forth in the Merger Agreement, at Closing Eos’s securityholders will receive total aggregate consideration of up to 30,000,000 shares of the Company’s common stock (assuming the exercise of certain options to acquire such shares). The Merger Agreement also contemplates the issuance of an additional 2,000,000 shares of the Company’s common stock to Eos’s securityholders pending the achievement (if any) of certain earnout targets pursuant to the terms of the Merger Agreement.

Policies and Procedures for Related Person Transactions

Upon Closing, the Company’s board of directors will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of BMRG’s subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s officers or one of the Company’s directors;

•        any person who is known by the Company to be the beneficial owner of more than 5% of BMRG’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of BMRG’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of BMRG’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings BMRG may have with BMRG’s affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to BMRG’s audit committee Current Charter, the audit committee will have the responsibility to review related party transactions.

DESCRIPTION OF SECURITIES

The following description of the Company’s capital stock reflects the Company’s capital stock as it will exist as of the effective time of the business combination. The Company’s capital stock will be governed by the Company’s Proposed Charter, our bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Company’s Proposed Charter, which will be in effect as of the effective time of the business combination and a form of which is included as Annex C to this proxy statement and is incorporated herein by reference, in its entirety.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 201,000,000 shares of capital stock, consisting of (x) 200,100,000 authorized shares of common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. The outstanding shares of common stock will be, and the shares of common stock issuable in connection with the business combination pursuant to the Merger Agreement, the Equity Commitment Letter and any other equity financing agreements that may be entered into prior to Closing will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were outstanding 22,525,000 shares of BMRG common stock, of which 17,500,000 were public shares, held of record by one holder, and 650,000 of which were private placement shares, held by the Sponsor, 4,375,000 were shares of Class B common stock, held by our initial stockholders, and there were no shares of preferred stock outstanding, and 9,075,000 warrants outstanding held of record by one holder. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The Proposed Charter provides that the common stock will have identical rights, powers, preferences and privileges to current Class A common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company.

Preemptive or Other Rights

The Company’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Election of Directors

The Company’s board of directors will be classified into three (3) classes, designated as Class I, Class II and Class II. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the Closing; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Closing; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Closing. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election.

Preferred Stock

The Company’s Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. BMRG has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that we will not do so in the future.

Capital Structure Prior to the Business Combination

The following is a summary of BMRG’s authorized share capital prior to the business combination. On the effective date of the business combination, the currently issued and outstanding shares of Class B common stock will convert into 4,375,000 shares of Class A common stock, subject to adjustment, in accordance with the terms of the Current Charter. In addition, each of BMRG’s outstanding whole warrants will entitle the holder thereof to purchase one share of common stock in accordance with its terms.

Units

Public Units

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

Private Placement Units

Each private placement unit consists of one share of Class A common stock and one-half of one private placement warrant.

Common Stock

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our Current Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will be divided into three (3) classes, each of which will generally serve for a term of three (3) years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two (2) business days prior to the Closing including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares. See “Special Meeting — Redemption Rights” for more information. The Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the completion of the business combination.

Pursuant to the Current Charter, BMRG has until November 22, 2021 to complete the business combination. If we are unable to complete our business combination by that date (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination by November 22, 2021.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of our initial business combination, subject to the limitations described herein.

Private Placement Shares

The shares of Class A common stock underlying the private placement units are identical to shares of Class A common stock that underlie the public units, except that the private placement shares are not be transferable, assignable or salable until thirty (30) days after the completion of our initial business combination subject to certain exceptions.

Founder Shares

The founder shares are identical to the shares of Class A common stock included in the units sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with a stockholder vote to approve an amendment to our Current Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by November 22, 2021 and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares held by them if we fail to complete our initial business combination by November 22, 2021, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, (iii) the founder shares are shares of our Class B common stock that will automatically convert into shares of our Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. If we submit the business combination to our public stockholders for a vote, the Sponsor, officers and directors have agreed pursuant to the letter agreement to vote any founder shares or private placement shares held by them and any public shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of our initial business combination.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in connection with our initial business combination (including the shares, but not the warrants, underlying the forward purchase units), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of Class A common stock by public stockholders), including all shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the Closing (excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into Class A common stock issued, or to be issued, to any seller in the initial business combination and any private placement units issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of founder shares will never occur on a less than one-for-one basis). We cannot determine at this time whether a majority of the holders of our Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio. They may waive such adjustment due to (but not limited to) the following: (i) closing conditions which are part of the agreement for the business combination; (ii) negotiation with Class A stockholders on structuring an business combination; or (iii) negotiation with parties providing financing which would trigger the anti-dilution provisions of the Class B common stock. If such adjustment is not waived, the issuance would not reduce the percentage ownership of holders of our Class B common stock, but would reduce the percentage ownership of holders of our Class A common stock. If such adjustment is waived, the issuance would reduce the percentage ownership of holders of both classes of our common stock. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A common stock issues in a financing transaction in connection with our initial business combination, including but not limited to a private placement of equity or debt. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the Closing or (B) subsequent to the Closing, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our Current Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have antitakeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time thirty (30) days after the Closing. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A common stock. No fractional warrant will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two (2) units, you will not be able to receive or trade a whole warrant. The warrants will expire five (5) years after Closing, at 5:00 PM, Eastern Time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two (2) immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

As soon as practicable, but in no event later than fifteen (15) business days after the Closing, we will use our best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective within sixty (60) business days following the business combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the Closing, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading day period ending three (3) business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the business combination. If the Company call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of the Company’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s Class A common stock if the Company does not complete the business combination by November 22, 2021 or (e) in connection with the redemption of the Company’s public shares upon the Company’s failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of the Company’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the Closing (excluding any issuance of securities under the forward purchase agreement), at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the business combination, and (z) the volume weighted average trading price of the Class A common stock during the twenty (20) trading day period starting on the trading day prior to the day on which the Company consummates the business combination (the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on May 22, 2020 with the SEC File No. 001-39291) for a complete description of the terms and conditions applicable to the warrants.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until thirty (30) days after the Closing, subject to certain exceptions, and they will not be redeemable by the Company so long as they are held by members of the Sponsor or its permitted transferees. Otherwise, the private placement warrants are identical to the warrants sold in the IPO except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until thirty (30) days after the Closing, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by the Sponsor, will not be exercisable more than five (5) years from the effective date of the IPO registration statement in accordance with FINRA Rule 5110(f)(2)(G)(i).

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

The Company has not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to the Closing. The payment of any cash dividends subsequent to an business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Registration Rights Agreement

The holders of founder shares, private placement units, private placement shares, private placement warrants, shares of Class A common stock underlying the private placement warrants, and securities that may be issued upon conversion of Working Capital Loans will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the IPO registration statement and may not exercise its demand rights on more than one occasion.

In connection with the Closing, the Company and the Securityholder (as defined therein) will enter into the Registration Rights Agreement. Under the Registration Rights Agreement, the Company will have certain obligations to the Registrable Securities. The Company is required to, within forty-five (45) days after the Closing, file a registration statement registering the resale of the Registrable Securities. Holders of the Registrable Securities will also have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement will not contemplate the payment of penalties or liquidated damages as a result of a failure to register, or delays with respect to the registration of, the Registrable Securities.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Proposed Charter and Bylaws

The Company’s Proposed Charter, bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding (as of the date of this proxy statement, there were 22,525,000 shares of BMRG common stock outstanding); or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement units, and the securities underlying the foregoing, as applicable, pursuant to Rule 144 without registration one year after the Company has completed our initial business combination.

We anticipate that following the Closing, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations for holders of our shares of Class A common stock that elect to have their Class A common stock redeemed for cash if the business combination is completed. This discussion applies only to Class A common stock that is held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to shares of Class A common stock;

•        persons holding Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the United States;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies or real estate investment trusts;

•        persons that directly, indirectly or constructively own 5% or more (by vote or value) of our shares;

•        persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        partnerships (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes); and

•        tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Class A common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding shares of Class A common stock, you are urged to consult your tax advisor regarding the tax consequences of a redemption.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Redemption of Class A Common Stock

In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Sale of Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the business combination or the PIPE) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the business combination or the PIPE should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A common stock and the common stock to be issued pursuant to the business combination and the PIPE). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Each holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

Taxation of Redemption Treated as a Distribution.    If our redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of our Class A common stock. Any remaining excess will be treated as gain realized on the sale of shares of our Class A common stock and will be treated as described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Sale of Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Taxation of Redemption Treated as a Sale of Class A Common Stock.    If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, as discussed above under the section entitled “Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A common stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Redemption Treated as a Distribution.    If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the Class A common stock, which will be treated as described below under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Class A Common Stock.”

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “Redemption of Class A Common Stock”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).

Taxation of Redemption Treated as a Sale of Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a sale of Class A common stock, as discussed above under the section entitled “Redemption of Class A Common Stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of redemption or the period that the Non-U.S. holder held our Class A common stock and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five (5) year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption.

We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Information Reporting and Backup Withholding

Payments resulting from our redemption of our Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our Class A common stock. 30% withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on a redemption of Class A common stock.

APPRAISAL RIGHTS

Neither our stockholders nor our warrant holders have appraisal rights in connection with the business combination under the DGCL.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two (2) or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at B. Riley Principal Merger Corp. II, 299 Park Avenue, 21st Floor, New York, New York 10171 or by telephone at (212) 457-3300, to inform us of his or her request; or

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

BMRG’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the Company’s 2021 annual meeting of stockholders, assuming consummation of the business combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Company’s bylaws. Since the 2021 annual meeting would be the Company’s first annual meeting of stockholders, such proposals must be received by the Company at our offices at 3920 Park Avenue, Edison, NJ 08820, Attention: Secretary, a reasonable time before the Company begins to print and mail our 2021 annual meeting proxy materials in order to be considered for inclusion in the Company’s proxy materials for the 2021 annual meeting.

In addition, the Company’s bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Company at our offices at 3920 Park Avenue, Edison, NJ 08820, Attention: Secretary, not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, which we anticipate will be the case for the 2021 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the ninetieth (90th) day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Company’s bylaws. The chairman of our board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

BMRG files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on BMRG at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the business combination you should contact via phone or in writing:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: BMRG.info@investor.morrowsodali.com

If you are a stockholder and would like to request documents, please do so by November 5, 2020 in order to receive them before the special meeting. If you request any documents from Morrow Sodali LLC, Morrow Sodali LLC will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to BMRG has been supplied by BMRG, and all such information relating to Eos has been supplied by Eos. Information provided by either BMRG or Eos does not constitute any representation, estimate or projection of the other.

This document is a proxy statement of BMRG for the special meeting. BMRG has not authorized anyone to give any information or make any representation about the business combination, BMRG or Eos that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

B. Riley Principal Merger Corp. II

INDEX TO FINANCIAL STATEMENTS

Page
B. Riley Principal Merger Corp. II
Financial Statements
Condensed Balance Sheets as of June 30, 2020 and December 31, 2019	F-2
Condensed Statements of Operations for the three and six months ended June 30, 2020 and period from June 3, 2019 (Inception) through June 30, 2019	F-3
Condensed Statements of Changes in Stockholders’ Equity (Deficit) for the three and six months ended June 30, 2020 and period from June 3, 2019 (Inception) through June 30, 2019	F-4
Condensed Statements of Cash Flows for the six months ended June 30, 2020 and period from June 3, 2019 (Inception) through June 30, 2019	F-5
Notes to Unaudited Condensed Financial Statements	F-6

EOS ENERGY STORAGE, LLC

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Balance Sheets

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$496,557	$—
Due from related party	—	1
Prepaid expenses	257,884	—
Total current assets	754,441	1
Cash and cash equivalents held in Trust Account	176,761,388	—
Total assets	$177,515,829	$1
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$36,093	$278
Accrued expenses	27,751	—
Payable to Related Party	14,194	—
Total liabilities	78,038	278

Commitments
Class A Common stock subject to possible redemption; 17,074,119 (at redemption value of approximately $10.10 per share at June 30, 2020)	172,437,785	—

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,075,881 issued and outstanding as of June 30, 2020 and none issued and outstanding as of December 31, 2019 (excluding 17,074,119 subject to possible redemption)	108	—
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 4,375,000 issued and outstanding as of June 30, 2020 and December 31, 2019, respectively.	437	575
Additional paid-in capital	5,086,056	—
Accumulated deficit	(86,595)	(852)
Total stockholders’ equity (deficit)	5,000,006	(277)
Total liabilities and stockholders’ equity (deficit)	$177,515,829	$1

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020	Period from June 3, 2019 (Inception) through June 30, 2019
Operating costs	$96,677	$97,131	$—
Loss from operations	(96,677)	(97,131)	—

Other income:
Interest income	11,388	11,388	—
Net loss	$(85,289)	$(85,743)	$—

Weighted average shares outstanding, basic and diluted(1)	7,480,788	6,240,394	5,000,000

Basic and diluted loss per common share	$(0.01)	$(0.01)	$0.00

____________

(1)      Excludes an aggregate of up to 17,074,119 shares subject to possible redemption.

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Statements of Changes in Stockholders’ Equity (Deficit)
(Unaudited)

Three months ended June 30, 2020 and Period from June 3, 2019 (Inception) through June 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, June 3, 2019 (Inception)(1)	—	$—	5,750,000	$575	$—	$(574)	$1
Net loss for the period June 3, 2019 (Inception) through June 30, 2019	—	—	—	—	—	—	—
Balance, June 30, 2019	—	$—	5,750,000	$575	$—	$(574)	$1

Balance, April 1, 2020(1)	—	$—	5,750,000	$575	$—	$(1,306)	$(731)
Cancellation of Founder Shares	—	—	(718,750)	(72)	72	—	—
Forfeiture of Class B common stock by Sponsor	—	—	(656,250)	(66)	66	—	—
Class A common stock issued net of offering costs of $3,976,189	17,500,000	1,750	—	—	171,022,061	—	171,023,811
Private Placement of Class A common stock issued	650,000	65	—	—	6,499,935	—	6,500,000
Common stock subject to possible redemption	(17,074,119)	(1,707)	—	—	(172,436,078)	—	(172,437,785)
Net loss for the three months ended June 30, 2020	—	—	—	—	—	(85,289)	(85,289)
Balance, June 30, 2020	1,075,881	$108	4,375,000	$437	$5,086,056	$(86,595)	$5,000,006

Six months ended June 30, 2020 and Period from June 3, 2019 (Inception) through June 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares(1)	Amount	Shares	Amount
Balance, June 3, 2019 (Inception)(1)	—	$—	5,750,000	$575	$—	$(574)	$1
Net loss for the period June 3, 2019 (Inception) through June 30, 2019	—	—	—	—	—	—	—
Balance, June 30, 2019	—	$—	5,750,000	$575	$—	$(574)	$1

Balance, January 1, 2020(1)	—	$—	5,750,000	$575	$—	$(852)	$(277)
Cancellation of Founders	—	—	(718,750)	(72)	72	—	—
Forfeiture of Class B common stock by Sponsor			(656,250)	(66)	66		—
Class A common stock issued net of offering costs of $3,976,189	17,500,000	1,750	—	—	171,022,061	—	171,023,811
Private Placement of Class A common stock issued	650,000	65			6,499,935		6,500,000
Common stock subject to possible redemption	(17,074,119)	(1,707)			(172,436,078)		(172,437,785)
Net loss for the three months ended June 30, 2020	—	—	—	—	—	(85,743)	(85,743)
Balance, June 30, 2020	1,075,881	$108	4,375,000	$437	$5,086,056	$(86,595)	$5,000,006

____________

(1)      Includes an aggregate of 750,000 shares that are subject to forfeiture to the extent that the underwriter’s over-allotment is not exercised in full (Note 4). On February 3, 2020, the Company conducted a 1:575 stock split and reclassification for each share outstanding (Note 4).

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30, 2020	Period from June 3, 2019 (Inception) through June 30, 2019
Cash flows from operating activities:
Net loss	$(85,743)	$—
Interest earned on investments held in Trust Account	(11,388)
Change in operating assets and liabilities:
Prepaid expenses	(257,884)	—
Increase in accounts payable and accrued expenses	63,566	—
Increase in due from related party	14,195	—
Net cash used in operating activities	(277,254)	—
Cash flows from investing activities:
Proceeds deposited in Trust Account	(176,750,000)	—
Net cash used in investing activities	(176,750,000)	—
Cash flows from financing activities:
Proceeds from note payable – related party	100,000	—
Repayment of note payable – related party	(100,000)	—
Proceeds from sale of Units in Public Offering	175,000,000	—
Proceeds from sale of Units in Private Placement	6,500,000	—
Payment of underwriting discounts	(3,500,000)	—
Payment of offering expenses	(476,189)	—
Net cash provided by financing activities	177,523,811	—
Increase in cash	496,557	—
Cash, beginning of year	—	—
Cash, end of period	$496,557	$—

Supplemental disclosures:
Interest paid	$—	$—
Taxes paid	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS

Organization and General

B. Riley Principal Merger Corp. II (the “Company”), a blank check company, was incorporated as a Delaware corporation on June 3, 2019. The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

As of June 30, 2020, the Company had not commenced any operations. All activity of the Company includes the activity of the Company from inception and activity related to the initial public offering (the “Public Offering”) described below and evaluating prospective acquisition targets. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering described below. The Company has selected December 31st as its fiscal year end.

Public Offering

The Company completed the sale of 17,500,000 units (the “Units”) at an offering price of $10.00 per Unit in the Public Offering on May 22, 2020. B. Riley Principal Sponsor Co. II, LLC (the “Sponsor”), a Delaware limited liability company and a wholly-owned indirect subsidiary of B. Riley Financial, Inc. (“B. Riley Financial”), purchased an aggregate of 650,000 Units at a price of $10.00 per Unit (the “Private Placement Units”) in a private placement that closed on May 22, 2020 simultaneously with the Public Offering (the “Private Placement”). The sale of the 17,500,000 Units in the Public Offering (the “Public Units”) generated gross proceeds of $175,000,000, less underwriting commissions of $3,500,000 (2% of the gross proceeds of the Public Offering) and other offering costs of $476,189. The Private Placement Units generated $6,500,000 of gross proceeds.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value (each a “public share”), and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants” and, collectively, the “Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

The Company has also granted the underwriters a 45-day option to purchase up to 2,625,000 additional Units at the Public Offering price less the underwriting discounts. On May 28, 2020, the underwriters confirmed that they will not be exercising their over-allotment option in whole or in part.

Sponsor and Note Payable — Related Party

On February 4, 2020, the Sponsor agreed to loan the Company up to $300,000 (see Note 3) to support the Company’s initial formation and operations. In February 2020, the Company borrowed $50,000 and in April 2020 the Company borrowed an additional $50,000 which increased the Note Payable balance to $100,000 which was paid in full using proceeds from the Public Offering and the Private Placement. At June 30, 2020, there were no amounts outstanding on the Note Payable.

The Trust Account

Upon completion of the Public Offering, $176,750,000 of proceeds were held in the Company’s trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”) and will be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Unless and until the

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Public Offering and the Private Placement held outside the Trust Account, which was $1,284,805 on May 22, 2020, of which $100,000 was used to pay the Note Payable to Sponsor and $476,189 was used to pay the offering costs. The balance in the Trust Account at June 30, 2020 was $176,761,388.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Initial Business Combination by November 22, 2021, 18 months from the closing of the Public Offering; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Initial Business Combination by November 22, 2021, 18 months from the closing of the IPO (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Company’s public shares (the “public stockholders”).

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account. There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

If the Company holds a stockholder meeting to approve the Initial Business Combination, a public stockholder will have the right to redeem its public shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination by November 22, 2021, 18 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Public Offering.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. The Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

On June 24, 2020, the Company executed a letter of intent with privately held Eos Energy Storage LLC (“EOS”) for a business combination transaction which would result in privately held EOS becoming a publicly listed company. Founded in 2008, EOS is an established provider of long-duration energy storage focused on providing a domestic solution to a global need: low-cost, safe, and environmentally friendly energy storage. The transaction contemplates a valuation of EOS of approximately $290,000,000. The proposed transaction would provide EOS with approximately $225,000,000 of additional new equity financing, including $50,000,000 of proceeds from a fully backstopped private placement of private equity by B. Riley Financial, assuming no public shareholders of the Company exercise their redemption rights at closing. The proposed transaction is expected to be completed in the fourth quarter of 2020, subject to, among other things, the negotiation and execution of a definitive agreement providing for the transaction, the approval by the Company’s shareholders, satisfaction of the conditions stated in the letter of intent and other customary closing conditions. Accordingly, there can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

Letter Agreement

The Company’s Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed, among other things (a) to waive their redemption rights with respect to any Founder Shares, Private Placement Shares and any Public Shares held by them in connection with the completion of the Initial Business Combination, (b) to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of its public shares if it does not complete an Initial Business Combination within 18 months from the closing of the Public Offering and (c) to vote their Founder Shares and any Public Shares purchased during or after the Public Offering (including in open market and privately negotiated transactions) in favor of the Initial Business Combination.

Forward Purchase Agreement

B. Riley Principal Investments, LLC (“BRPI”), a Delaware limited liability company, an affiliate of the Sponsor entered into a forward purchase agreement (the “Forward Purchase Agreement”) with the Company to provide for the purchase by it (or its designees) of an aggregate of 2,500,000 Units at $10.00 per Unit (the “Forward Purchase Units”) for an aggregate purchase price of $25,000,000 in a private placement to close concurrently with the closing of the Initial Business Combination (the “Forward Purchase”). The obligations under the Forward Purchase Agreement do not depend on whether any public stockholders redeem their Class A common stock and provide the Company with a minimum funding level for the Initial Business Combination. The Forward Purchase Agreement includes registration rights with respect to the Forward Purchase Units.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

The proceeds from the sale of the Forward Purchase Units may be used as part of the consideration to the sellers in the Initial Business Combination, to pay expenses in connection with the Initial Business Combination or for working capital in the post-Business Combination company. The Forward Purchase will be required to be made regardless of whether any Class A common stock is redeemed by the Company’s public stockholders and is intended to provide the Company with a minimum funding level for the Initial Business Combination. The purchaser will not have the ability to approve the Initial Business Combination prior to the signing of a material definitive agreement. The Forward Purchase Units will be issued only in connection with the closing of the Initial Business Combination.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Company’s unaudited condensed interim financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC for interim financial information and the instructions to Form 10-Q. Accordingly, the financial statements do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020 or any other period. The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s prospectus filed with the SEC on May 20, 2020, as well as the Company’s audited balance sheet statement and notes thereto included in the Company’s Form 8-K filed with the SEC on May 28, 2020.

Loss Per Common Share

Loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Public Offering and the Private Placement to purchase 9,075,000 shares of Class A common stock, in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented. In February 2020, the Company completed a stock split of 1 to 575 shares of Class B common stock, resulting in 5,750,000 shares of Class B common stock issued and outstanding. The financial statements have been retroactively adjusted to reflect the stock split for all periods presented.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of Income (Loss) Per Common Share

The Company’s net loss is adjusted for the portion of income that is attributable to shares of common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020	Period from June 3, 2019 (Inception) through June 30, 2019
Net loss	$(85,289)	$(85,743)	$—
Less: Loss attributable to common stock subject to possible redemption	—	—	—

Adjusted net loss	$(85,289)	$(85,743)	$—

Weighted average shares outstanding, basic and diluted	7,480,788	6,240,394	5,000,000

Basic and diluter loss per common share	$(0.01)	$(0.01)	$—

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.

Class A Common Stock Subject To Possible Redemption

At discussed in Note 1, all of the 17,500,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature. In accordance with FASB ASC 480, “Distinguishing Liabilities From Equity,” redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” The total offering costs incurred by the Company in connection with the Public Offering was $476,189. These costs and the underwriter discount, of $3,500,000, were charged to capital upon completion of the Public Offering on May 22, 2020.

Income Taxes

Prior to the change in ownership on May 22, 2020 as a result of the Public Offering, the Company was included in the consolidated tax return of B. Riley Financial (the “Parent”). During this period, the Company calculated the provision for income taxes by using a “separate return” method. Under this method the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to, or receiving the appropriate refund from, the Parent. The current provision was the amount of tax payable or refundable on the basis of a hypothetical, current year, separate return. Following changes in ownership on May 22, 2020, the Company deconsolidated from the Parent for tax purposes. Beginning May 22, 2020, the Company files separate corporate federal and state and local income tax returns.

Any difference between the tax provision (or benefit) allocated to the Company under the separate return method and payments to be made by (or received from) the Parent for tax expense are treated as either dividends or capital contribution. Accordingly, the amount by which the Company’s tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of the Parent is periodically settled as a capital contribution from the Parent to the Company.

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2020 and December 31, 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There was no provision for income taxes for the three and six months ended June 30, 2020 and 2019.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Unrecognized Tax Benefits

The Company recognizes tax positions in its financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements. There were no unrecognized tax benefits as of June 30, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for interest expense and penalties related to income tax matters as of June 30, 2020 and December 31, 2019. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 3, 2019, 10,000 shares of the Company’s common stock were issued to B. Riley Principal Investments, LLC. On February 3, 2020, the Company conducted a 1:575 stock split and reclassification, resulting in B. Riley Principal Investments, LLC holding 5,750,000 shares of Class B common stock (the “Founder Shares”). All of the Founder Shares were contributed to the Sponsor in January 2020. The financial statements reflect the issuance of these shares retroactively for all periods presented. On April 21, 2020, 20,000 Founder Shares were transferred to each of four independent directors of the Company, at their par value. On May 19, 2020, the Sponsor returned 718,750 shares of Class B common stock to Company for cancellation, resulting in a total of 5,031,250 Founder Shares outstanding. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering, the Founder Shares will automatically convert into shares of Class A common stock at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail above, have agreed to certain restrictions and will have certain registration rights with respect thereto. Up to 656,250 Founder Shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option to purchase additional Units was exercised. On May 28, 2020, the underwriters confirmed that they will not be exercising their over-allotment option in whole or in part, as such 656,250 Founder Shares have been forfeited. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of Company common stock upon completion of the Public Offering excluding the shares underlying the Private Placement Units (the “Private Placement Shares”).

The Company’s initial stockholders, officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the Initial Business Combination, or (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 3 — RELATED PARTY TRANSACTIONS (cont.)

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement, the Company engaged B. Riley Securities, Inc., at that time known as B. Riley FBR, Inc., as advisors in connection with its Initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential business combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its Initial Business Combination and assist it with the preparation of press releases and public filings in connection with the Initial Business Combination. The Company will pay B. Riley Securities, Inc. for such services upon the consummation of the Initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete an Initial Business Combination.

Administrative Fees

Commencing on May 19, 2020, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the three and six months ended June 30, 2020, the Company was charged a total of $14,194 by the Sponsor. These amounts are included in amounts payable to related party at June 30, 2020. Upon completion of the Company’s Initial Business Combination or liquidation, the Company will cease paying these monthly fees.

Registration Rights

The holders of Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Units, Private Placement Shares, Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants) and any securities that may be issued upon conversion of working capital loans, if any, have registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. These holders are also entitled to certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Sponsor may not exercise its demand and piggyback registration rights after five and seven years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion. The Forward Purchase Units and securities underlying the Forward Purchase Units have substantially similar registration rights.

Note Payable — Related Party

The Company had a Note Payable to the Sponsor which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses associated with the Public Offering. The Note Payable was payable on the earlier of: (i) December 31, 2019 or (ii) the date on which the Company consummated an initial public offering of its securities. In February 2020, the Company borrowed $50,000 and in April 2020 the Company borrowed an additional $50,000 which increased the Note Payable balance to $100,000 which was paid in full using proceeds from the Public Offering and the Private Placement. At June 30, 2020, there were no amounts outstanding on the Note Payable.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination, to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. On February 3, 2020, the Company conducted a 1:575 stock split and reclassification resulting in 5,750,000 shares of Class B common stock outstanding (up to 750,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) at March 31, 2020 and December 31, 2019. On April 21, 2020, 80,000 founder shares were transferred to the Company’s independent directors, at their par value. On May 19, 2020, 718,750 shares of Class B common stock were returned to the Company by the Sponsor for cancellation, resulting in a total of 5,031,250 Class B common stock outstanding. At June 30, 2020, there were 18,150,000 shares of Class A common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the Initial Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, use its best efforts to file with the Securities and Exchange Commission (“SEC”) a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the Initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed, as specified in the Company’s warrant agreement. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act by the 60th business day after the closing of the Initial Business Combination, the Company will be required to permit holders to exercise their Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of a Business Combination or earlier upon redemption or liquidation.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 — STOCKHOLDERS’ EQUITY (cont.)

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a consecutive 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the closing of the Initial Business Combination (excluding any issuance of securities under the forward purchase agreement), at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Initial Business Combination (the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Additionally, in no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Class A common stock underlying such Unit. There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company fails to complete an Initial Business Combination within the 18-month time period.

NOTE 5 — FAIR VALUE INSTRUMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 — FAIR VALUE INSTRUMENTS (cont.)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:     Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:     Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:     Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

There were no assets measure on a recurring basis at fair value at December 31, 2019. At June 30, 2020, there were cash equivalents in the amount our $176,761,388 with a fair value hierarchy of Level 1 that was used as valuation inputs by the Company to determine such fair value.

NOTE 6 — SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of
B. Riley Principal Merger Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of B. Riley Principal Merger Corp. II (the “Company”) as of February 14, 2020 and December 31, 2019, the related statements of operations, stockholder’s deficit and cash flows for the period from January 1, 2020 through February 14, 2020 and for the period from June 3, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 14, 2020 and December 31, 2019, and the results of its operations and its cash flows for the period from January 1, 2020 through February 14, 2020 and for the period from June 3, 2019 (inception) through December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a working capital deficiency, has incurred losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
March 2, 2020, except for Note 6 as to which the date is May 20, 2020

B. RILEY PRINCIPAL MERGER CORP. II
BALANCE SHEETS

	FEBRUARY 14, 2020	DECEMBER 31, 2019
Assets
Current assets:
Cash	$50,000	$—
Due from related party	1	1
Total assets	$50,001	$1

Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable	$325	$278
Note payable – related party	50,000	—
Total liabilities	50,325	278

Stockholder’s deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—	—
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 5,750,000 shares issued and outstanding at February 14, 2020	575	575
Additional paid-in capital	—	—
Accumulated deficit	(899)	(852)
Total stockholder’s deficit	(324)	(277)
Total liabilities and stockholder’s deficit	$50,001	$1

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
STATEMENTS OF OPERATIONS

	FOR THE PERIOD FROM JANUARY 1, 2020 THROUGH FEBRUARY 14, 2020	FOR THE PERIOD FROM JUNE 3, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019
Selling, general and administrative expenses	$47	$278
Loss before income taxes	(47)	(278)
Provision for income taxes	—	—
Net loss	$(47)	$(278)

Basic loss per share	$(0.00)	$(0.00)
Diluted loss per share	$(0.00)	$(0.00)

Weighted average basic shares outstanding(1)	5,000,000	5,000,000
Weighted average diluted shares outstanding(1)	5,000,000	5,000,000

____________

(1)      Excludes an aggregate of 656,250 shares that are subject to forfeiture to the extent that the underwriters over-allotment is not exercised in full (Note 4). On February 3, 2020, the Company conducted a 1:575 shares for each share outstanding (Note 4).

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

	CLASS B COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDER’S DEFICIT
	SHARES	AMOUNT
Balance, June 3, 2019 (Inception)(1)	5,750,000	$575	$—	$(574)	$1
Net loss for the period June 3, 2019 (inception) through December 31, 2019	—	—	—	(278)	(278)
Balance, December 31, 2019	5,750,000	$575	$—	$(852)	$(277)
Net loss for the period January 1, 2020 through February 14, 2020	—	—	—	(47)	(47)
Balance, February 14, 2020	5,750,000	$575	$—	$(899)	$(324)

____________

(1)      Includes an aggregate of 656,250 shares that are subject to forfeiture to the extent that the underwriters over-allotment is not exercised in full (Note 4). On February 3, 2020, the Company conducted a 1:575 shares for each share outstanding (Note 4).

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
STATEMENTS OF CASH FLOWS

	FOR THE PERIOD FROM JANUARY 1, 2020 THROUGH FEBRUARY 14, 2020	FOR THE PERIOD FROM JUNE 3, 2019 THROUGH DECEMBER 31, 2019
Cash flows from operating activities:
Net loss	$(47)	$(278)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in Due from related party	—	(1)
Increase in accounts payable	47	278
Net cash used in operating activities	—	(1)
Cash flows from financing activities:
Proceeds from sale of Class B common stock	—	1
Proceeds from note payable – related party	50,000	—
Net cash provided by financing activities	50,000	1
Increase in cash	50,000	—
Cash, beginning of year	—	—
Cash, end of period	$50,000	$—

Supplemental disclosures:
Interest paid	$—	$—
Taxes paid	—	$—

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

B. Riley Principal Merger Corp. II (the “Company”), a blank check corporation, was incorporated as a Delaware corporation on June 3, 2019. The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Initial Business Combination”).

At February 14, 2020, the Company had not commenced any operations. All activity of the Company includes the activity of the Company from inception and activity related to the proposed initial public offering (the “Proposed Offering”) described below. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Offering described below. The Company has selected December 31st as its fiscal year end.

Sponsor and Proposed Financing

The Company’s sponsor is B. Riley Principal Sponsor Co. II, LLC (the “Sponsor”), a Delaware limited liability company and a wholly owned indirect subsidiary of B. Riley Financial, Inc. (“B. Riley Financial”). On February 4, 2020, the Sponsor agreed to loan the Company up to $300,000 (see note 4) to support the Company’s initial formation and operations.

The Company’s ability to commence meaningful operations and finance its Initial Business Combination is contingent upon obtaining adequate financial resources through the proposed $175,000,000 ($201,250,000 if the underwriters’ over-allotment is exercised in full) initial public offering of Units (as defined below) (Note 3). Upon the closing of the Proposed Offering and the Private Placement, $176,750,000 (or $203,262,500 if the underwriters’ over-allotment option is exercised in full — Note 3) will be held in a trust account (the “Trust Account”) (discussed below).

The Trust Account

The proceeds to be held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds registered under the Investment Company Act and compliant with Rule 2a-7 thereof that maintain a stable net asset value of $1.00. Unless and until the Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Proposed Offering held outside the Trust Account, which will be approximately $500,000 in working capital after the payment of approximately $750,000 in expenses relating to the proposed Offering, and any loans or additional investments from the Sponsor, members of the Company’s management team or any of their respective affiliates or other third parties.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Proposed Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Initial Business Combination within 18 months from the closing of the Proposed Offering; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Proposed Offering (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will provide its public stockholders’ with the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Proposed Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest but less taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors will enter into a letter agreement with the Company, pursuant to which they will agree to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Proposed Offering. However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Going Concern Considerations

At February 14, 2020, the Company had cash and cash equivalents of $50,000 and a note payable to the Sponsor in the amount of $50,000. Further, the Company expects to continue to incur significant costs in pursuit of its financing and acquisition plans. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through the Proposed Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate an Initial Business Combination will be successful or successful within the required time period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period, excluding shares of common stock subject to forfeiture. Net loss per common share is computed by dividing net gain/(loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At February 14, 2020 and December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the periods. In February 2020, the Company completed a stock split of 1 to 575 shares of Class B common stock, resulting in 5,750,000 shares of Class B common stock issued and outstanding. The financial statements have been retroactively adjusted to reflect the stock split for all periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company is included in the consolidated tax return of B. Riley Financial the parent (the “Parent”). The Company calculates the provision for income taxes by using a “separate return” method. Under this method the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to, or receiving the appropriate refund from, the Parent. The Company’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current year, separate return.

Any difference between the tax provision (or benefit) allocated to the Company under the separate return method and payments to be made to (or received from) the Parent for tax expense are treated as either dividends or capital contribution. Accordingly, the amount by which the Company’s tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of the Parent is periodically settled as a capital contribution from the Parent to the Company.

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of February 14, 2020 and December 31, 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes since inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes was deemed to be immaterial at December 31, 2019 and February 14, 2020.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PUBLIC OFFERING

Pursuant to the Proposed Offering, the Company intends to offer for sale 17,500,000 Units at an offering price of $10.00 per Unit. The Sponsor will subscribe to purchase an aggregate of 650,000 Units (or 728,750 Units if the underwriters’ over-allotment option is exercised in full — see below) at a price of $10.00 per Private Placement Unit in a private placement that will close simultaneously with the Proposed Offering.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, collectively, the “Warrants” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

The Company has also granted the underwriters a 45-day option to purchase on a pro rata basis up to 2,625,000 additional Units at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Units.

The Company expects to pay underwriting commissions equal to 2.0% of the gross proceeds of the Proposed Offering at the time of the Proposed Offering.

Business Combination Marketing Agreement

The Company will engage B. Riley Securities, Inc. as advisors in connection with its Initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential business combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its Initial Business Combination and assist it with the preparation of press releases and public filings in connection with the Initial Business Combination. The Company will pay B. Riley Securities, Inc. for such services upon the consummation of the Initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the Proposed Offering (exclusive of any applicable finders’ fees which might become payable) ($6,125,000 or up to $7,043,750 if the underwriters’ over-allotment option is exercised in full). Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete an Initial Business Combination.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 3, 2019, 10,000 shares of our common stock were issued to B. Riley Principal Investments, LLC. On February 3, 2020, the Company conducted a 1:575 stock split, resulting in B. Riley Principal Investments, LLC holding 5,750,000 shares of Class B common stock (the “Founder Shares”). All of the Founder Shares were contributed to the Sponsor in January 2020. The financial statements reflect the issuance of these shares retroactively for all periods presented. On May 19, 2020, the Sponsor returned 718,750 shares of Class B common stock to Company for cancellation, resulting in a total of 5,031,250 Founder Shares outstanding. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Proposed Offering, the Founder Shares automatically convert into shares of Class A common stock at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail below, have agreed to certain restrictions and will have certain registration rights with respect thereto. Up to 656,250 Founder Shares are subject to forfeiture depending on the extent

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

to which the underwriters’ over-allotment option is exercised. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the Proposed Offering excluding the shares underlying the Private Placement Units. If the Company increases or decreases the size of the Proposed Offering, the Company will effect a stock dividend or share contribution back to capital, as applicable, with respect to its Class B Common Stock immediately prior to the consummation of the Proposed Offering in such amount as to maintain the Founder Share ownership of the Company’s stockholders prior to the Proposed Offering at 20.0% of the Company’s issued and outstanding common stock upon the consummation of the Proposed Offering.

The Company’s initial stockholders, officers and directors have agreed, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the Initial Business Combination, or (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Fees

Commencing on the date of the prospectus, the Company will agree to pay an affiliate of our sponsor a total of $10,000 a month for office space, utilities and secretarial and administrative support. Upon completion of our Initial Business Combination or our liquidation, we will cease paying these monthly fees.

Registration Rights

The holders of Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and units that may be issued upon conversion of working capital loans, if any, will have registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the effective date of the Proposed Offering. These holders will also be entitled to certain piggyback registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The holder of Forward Purchase Units has substantially similar registration rights.

Note Payable — Related Party

The Company borrowed $50,000 on February 4, 2020 in accordance with the note payable to Sponsor which allows the Company to borrow up to $300,000 without interest to be used for a portion of the expenses of this offering. The notes payable is payable on the earlier of: (i) December 31, 2021 or (ii) the date on which the Company consummates an initial public offering of its securities. As of February 14, 2020, the note payable due to related party was $50,000.

Forward Purchase Agreement

The Company will agree to enter into a Forward Purchase Agreement with an affiliate of the Sponsor, pursuant to which the affiliate of the Sponsor will agree to purchase, or have its designees purchase, an aggregate of 2,500,000 units, at a price of $10.00 per unit, or $25,000,000 in the aggregate, in a private placement to close concurrently with the initial business combination. The obligations under the Forward Purchase Agreement do not depend on whether any public stockholders redeem their Class A common stock and provide the Company with a minimum funding level for the Initial Business Combination. The Forward Purchase Agreement includes registration rights with respect to the Forward Purchase Units.

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDER’S DEFICIT

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At February 14, 2020 and December 31, 2019, there were 5,750,000 shares of Class B common stock issued and outstanding (up to 656,250 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) and no shares of Class A common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At February 14, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the Initial Business Combination or (b) 12 months from the closing of the Proposed Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will agree that as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the Initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day after the closing of the Initial Business Combination, the Company will be required to permit holders to exercise their warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the Proposed Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the

B. RILEY PRINCIPAL MERGER CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDER’S DEFICIT (cont.)

Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the closing of the Initial Business Combination (excluding any issuance of securities under the Forward Purchase Agreement), at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Initial Business Combination (the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Additionally, in no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete an Initial Business Combination within the 18-month time period.

Note 6 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through March 2, 2020, the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

NOTE 7 — MODIFICATION TO THE TERMS OF THE OFFERING

On May 19, 2020, the size of the transaction was modified to 17,500,000 Units at an offering price of $10.00 per Unit. As a result, on May 19, 2020 the Sponsor returned 718,750 shares of Class B common stock to Company for cancellation. As a result of the modified terms and execution of the underwriting agreement on May 19, 2020 the financial statements have been modified to reflect the final terms of the agreement, see Note 1, Note 3, and Note 4.

EOS ENERGY STORAGE, LLC

UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED

JUNE 30, 2020 AND 2019

EOS ENERGY STORAGE, LLC

CONDENSED BALANCE SHEETS ($ IN THOUSANDS)

As of June 30, 2020 (Unaudited) and December 31, 2019

	June 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$920	$862
Grants receivable	114	326
Accounts receivable	76	—
Receivable on sale of state tax attributes	—	4,060
Vendor deposit	156	252
Prepaid and other current assets	34	484
Total current assets	1,300	5,984

Property and equipment, net	5,777	5,316
Intangible assets, net	340	360
Investment in joint venture	1,100	589
Security deposit	795	808
Total assets	$9,312	$13,057

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$10,631	$8,181
Convertible notes payable – related party	85,636	76,559
Capital lease, current portion	13	13
Embedded derivative liability	1,037	1,681
Contract liabilities, current portion	327	300
Total current liabilities	97,644	86,734
Long term liabilities
Deferred rent	713	663
Capital lease	12	17
Total long term liabilities	725	680
Total liabilities	98,369	87,414

COMMITMENTS AND CONTINGENCIES (NOTE 7)
CONTINGENTLY REDEEMABLE PREFERRED UNITS (NOTE 13) (liquidation preference of $143,135 and $136,816 as of June 30, 2020 and December 31, 2019, respectively)	109,841	109,365
Members’ deficit
Members’ capital	20,402	20,346
Accumulated deficit	(219,300)	(204,068)
Total members’ deficit	(198,898)	(183,722)
Total liabilities, contingently redeemable preferred units, and members’ deficit	$9,312	$13,057

The accompanying notes are an integral part of these unaudited condensed financial statements.

EOS ENERGY STORAGE, LLC

CONDENSED STATEMENTS OF OPERATIONS ($ IN THOUSANDS)

For the six months ended June 30, 2020 (Unaudited) and 2019 (Unaudited)

	2020	2019
Revenue
Total revenue	$—	$211

Costs and expenses
Cost of goods sold	110	5,975
Research and development expenses	4,478	7,631
General and administrative expenses	3,984	3,120
Grant expense, net	609	336
Total costs and expenses	9,181	17,062

Operating loss	(9,181)	(16,851)

Other income (expense)
Loss from equity in unconsolidated joint venture	(39)	—
Interest income	—	2
Interest expense	(110)	0
Interest expense – related party	(6,745)	(17,502)
Loss on extinguishment of convertible notes	—	(6,111)
Change in fair value, embedded derivative	843	(1,718)
Total other income (expense)	(6,051)	(25,329)
Net loss	$(15,232)	$(42,180)

The accompanying notes are an integral part of these unaudited condensed financial statements.

EOS ENERGY STORAGE, LLC

CONDENSED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT) ($ IN THOUSANDS)

For the six months ended June 30, 2020 (Unaudited) and 2019 (Unaudited)

	Common Equity		Accumulated Deficit	Total
	Units	Amount
Balance, December 31, 2018	68,190,000	$20,211	$(124,585)	$(104,374)
Stock-based compensation	—	71	—	71
Net loss	—	—	(42,180)	(42,180)
Balance, June 30, 2019	68,190,000	$20,282	$(166,765)	$(146,483)
	Common Equity		Accumulated Deficit	Total
	Units	Amount
Balance, December 31, 2019	68,190,000	$20,346	$(204,068)	$(183,722)
Stock-based compensation	—	56	—	56
Net loss	—	—	(15,232)	(15,232)
Balance, June 30, 2020	68,190,000	$20,402	$(219,300)	$(198,898)

The accompanying notes are an integral part of these unaudited condensed financial statements.

EOS ENERGY STORAGE, LLC

CONDENSED STATEMENTS OF CASH FLOWS ($ IN THOUSANDS)

For the six months ended June 30, 2020 (Unaudited) and 2019 (Unaudited)

	2020	2019
Cash flows from operating activities
Net loss	$(15,232)	$(42,180)
Adjustment to reconcile net loss to net cash used in operating activities
Stock-based compensation	56	71
Depreciation and amortization	750	1,084
Impairment of property and equipment	—	1,590
Accreted interest on convertible notes payable – related party	6,745	17,502
Change in fair value, embedded derivative	(843)	1,718
Loss on extinguishment of convertible notes	—	6,111
Loss from equity in unconsolidated joint venture	39	—
Other	(15)	(58)
Changes in operating assets and liabilities:
Receivable on sale of state tax attributes	4,060	—
Prepaid and other assets	450	(617)
Inventory	0	258
Grants receivable	212	94
Accounts receivable	(76)	—
Vendor deposit	96	187
Security deposit	13	(30)
Accounts payable and accrued expenses	2,606	(1,585)
Contract liabilities	77	100
Deferred rent	50	85
Net cash used in operating activities	(1,012)	(15,670)
Cash flows from investing activities
Investment in joint venture	(550)	—
Purchases of property and equipment	(1,401)	(602)
Net cash used in investing activities	(1,951)	(602)
Cash flows from financing activities
Capital lease payments	(5)	(28)
Proceeds from issuance of convertible notes payable – related party	2,557	11,835
Repayment of short term notes payable	—	(1,000)
Issuance of contingently redeemable preferred units	469	144
Net cash provided by financing activities	3,021	10,951
Net increase/(decrease) in cash and cash equivalents	58	(5,321)
Cash and cash equivalents, beginning of year	862	5,498
Cash and cash equivalents, end of period	$920	$177
Non-cash investing and financing activities
Accrued and unpaid capital expenditures	$206	$229
Supplemental disclosures
Cash paid for interest	$33	$1

The accompanying notes are an integral part of these unaudited condensed financial statements.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Eos Energy Storage, LLC (“Eos” or the “Company”) is a United States based entity that was created on April 24, 2008 under the Delaware State laws. Eos designs, develops, manufactures, and sells innovative energy storage solutions for the electric utilities, and commercial and industrial end users. Eos has developed and has received patents on an innovative battery design relying on a unique zinc oxidation /reduction cycle to generate output current and to recharge. The Battery Management System (“BMS”) software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and current sensors for the strings and the system. Eos and their partners focus on a collaborative approach to jointly develop and sell safe, reliable, long-lasting low-cost turn-key alternating current (“AC”) integrated systems using Eos’s Aurora direct current (“DC”) Battery System. The Company is also an investor in an unconsolidated joint venture (“JV”) which has the exclusive rights to manufacture the DC Battery Systems integrated with the BMS for DC Battery Systems that are sold and delivered in North America, subject to meeting certain performance targets. The Company’s major markets are integration of battery storage with solar that is connected to the utility power grid or the customer’s solar system that is not connected to the utility power grid, battery storage systems to be used by utilities to relieve congestion in the power grids and battery storage systems to assist commercial and industrial customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets. The location of the Company’s major markets are seen in North America, Europe, Africa, and Asia.

Liquidity and Going Concern

The Company is in the development stage of its lifecycle and, as such, has no significant history of revenue generating activities. Accordingly, the Company has incurred significant recurring losses, negative working capital, and net operating cash outflows from operations since inception, which is attributable to its higher operating costs relative to its lack of revenue base. Operating expenses consist primarily of costs related to the Company’s sales of their product along with the associated research and development costs, as well as other recurring general and administrative expenses, such as professional fees, rent, and utilities. While management and the Company’s Board of Directors anticipate the Company will eventually exit the development stage by reaching a scale of profitability through the sale of Second Generation Aurora DC Battery Systems (“Gen 2.3”) and other complimentary products, they believe the current stage of the Company’s lifecycle justifies continued investment in the development and launch of product with outside capital at the expense of short-term profitability. Accordingly, the Company anticipates continuing to incur significant losses, negative working capital, and net operating cash outflows from operations for the foreseeable future to fund its obligations as they become due, which includes necessary funding to scale up of the Company’s operations to allow for the delivery of order backlog and additional order opportunities for its Gen 2.3 Battery System, continued investment in research and development, and commitments associated with the Company’s unconsolidated joint venture (see Note 6). In addition, as disclosed in Note 15, the materially adverse impact that COVID-19 has had on the global economy could deteriorate demand for the Company’s Gen 2.3 Battery System or impair its ability to continue to invest in research and development and its unconsolidated joint venture if the global pandemic worsens or anticipated vaccines and therapeutic remedies do not mitigate the spread of the disease.

As of June 30, 2020, Eos had total assets of $9,312, which includes total cash and cash equivalents of $920, total liabilities of $98,369, which includes the total amounts owed on the Company’s outstanding convertible notes payable of $85,636 that are due and payable on demand by the noteholders (see Note 11), contingently redeemable preferred units of $109,841 and a total members’ (deficit) of ($198,898), which is primarily attributable to the significant recurring losses the Company has accumulated since inception. The Company has historically relied on outside capital to fund its cost structure and expects this reliance to continue for the foreseeable future until the Company reaches a scale of profitability through its planned revenue generating activities. However, as of the date of issuance of these financial statements, the Company did not have sufficient capital to support its current cost structure, which includes the total amounts owed on the Company’s outstanding convertible notes, for one year after the date the accompanying unaudited interim condensed financial statements were issued.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

As disclosed in Note 15, the Company entered into a letter of intent dated June 24, 2020 to merge with B. Riley Principal Merger Corp. II (“BMRG II”). BMRG II is a special acquisition company (“SPAC”) incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “SPAC transaction”). The SPAC transaction is currently expected to close in October 2020 and would allow all holders of the Company’s equity and equity-linked securities to receive a combination of common stock of the continuing public company, which will be a wholly owned subsidiary of BMRG II. Accordingly, as part of the closing of the SPAC transaction, the Company currently expects substantially all the total amounts owed on the Company’s outstanding convertible notes will be converted into shares of the continuing public company. The merger would result in a net increase in cash to the Company of between approximately $66.4 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $212.3 million, assuming minimum shareholder redemption, for which management plans to use to, among other things, fund the Company’s obligations as they become due. While management believes they will be able to close the SPAC transaction in the fourth quarter of 2020, no assurance can be provided that such transaction will close or on terms that are acceptable to the Company. If the Company is unable to close the SPAC transaction, management plans to obtain additional outside capital to fund the Company’s current cost structure through the issuance of Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes to, among other things, extend the current amounts owed to future periods. While management believes they would be able to issue Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes in the event the SPAC transaction fails to close, no assurance can be provided that such issuance and modification will occur or on terms that are acceptable to the Company.

Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to close the SPAC transaction, or issue Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes, management may have to seek other strategic alternatives, which could include, among other things, a sale of the Company, filing of insolvency, or a cessation of the Company’s operations.

The accompanying unaudited interim condensed financial statements have been prepared on the basis that the Company will continue to operate as a going-concern, which contemplates the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. The accompanying unaudited interim condensed financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Basis of Presentation

The financial statements include the accounts of the Company and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Concentration of Credit Risk

Eos maintains cash balances at FDIC-insured institutions. However, the FDIC limits may be exceeded at times. The Company has not experienced any losses on such accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates in the accompanying condensed financial statements include the valuation of derivatives, the relative fair value allocation of Phase II bridge financing proceeds, the valuation of inventory, and estimated lives used for depreciation and amortization purposes.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Risks and Uncertainties

Eos holds several product patents, which if infringed upon, could result in significant expenses to defend. If Eos is unable to protect its intellectual property, it could have a significant impact on operations.

Revenue from Contracts with Customers

Revenue is earned from the sales, installation, and commissioning of energy storage systems and is derived from customer contracts. Revenue is recognized in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring the promised goods and/or services to the customer, when or as the Company’s performance obligations are satisfied. For product sales of energy storage systems, the Company’s performance obligations are satisfied at the point in time when the customer obtains control of the system, which is either upon delivery of the goods at the customer’s designated location or upon the customer’s acceptance of the product after commissioning and testing at the customer’s site, depending on the specific terms of the respective contract with the customer. In addition, the corresponding installation and commissioning services related to the systems are performance obligations satisfied over time as the respective services are performed, based on an input measure of progress as labor costs relating to the installation and commissioning services are incurred. Further, extended warranties are offered by the Company and are identified as performance obligations that are satisfied over time, based on a time-elapsed measure of progress resulting in a ratable recognition of revenue over the respective warranty period. Payment terms generally include advance payments to reserve capacity and/or upon issuance of the customer’s purchase order, shipment readiness, with the remainder upon delivery and commissioning of the system. Shipping and handling costs are included in cost of sales. Sales tax collected from customers are recorded on a net basis and therefore, not included in revenue. Sales tax is recorded as a liability (payable) until remitted to governmental authorities.

The Company may enter into sales contracts that provide for performance obligations in addition to the sale of the product, including performance guarantees and service obligations. Under these sales contracts, transaction price is allocated to the various performance obligation based on the relative stand-alone selling prices of the promised goods and services. When the stand-alone selling price is not observable, revenue related to service type warranties is determined based on a best estimate of selling price using cost plus a reasonable margin and is recognized ratably over the period of performance.

Royalty Revenue

The Company receives sales-based royalty payments related to the licensing of intellectual property to the Company’s JV. This represents a performance obligation that is satisfied over time as the licensee accesses the intellectual property by producing and selling products. The Company recognizes royalty revenues when the licensee sells products to third parties.

Product Warranty

Warranty obligations are incurred in connection with the sale of the Company’s products. The Company generally provides a standard warranty for a period of one to two years, commencing upon commissioning. Costs to provide for warranty obligations are estimated and recorded as a liability at the time of recording the sale. Extended warranties are identified as performance obligations in the Company’s contracts with customers, and are discussed as part of revenue from contracts with customers. Costs incurred in satisfying the Company’s performance obligations with respect to extended warranties are recognized as expenses when incurred.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU is effective for private companies for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The ASU is effective for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

2. Revenue Recognition

Contract Balances

The following table provides information about contract liabilities from contracts with customers:

	June 30, 2020	December 31, 2019	June 30, 2019	December 31, 2018
Contract liabilities	$327	$300	$817	$718

Contract liabilities primarily relate to advance consideration received from customers and deferred revenue for which transfer of control occurs, and therefore revenue is recognized, as services are provided. Contract balances are reported in a net contract asset or liability position on a contract-by-contract basis at the end of each reporting period.

During the six months ended June 30, 2020, contract liabilities increased $27. The Company recognized $0 of revenue during the six months ended June 30, 2020 that was included in the contract liability balance at the beginning of the period.

During the six months ended June 30, 2019, contract liabilities increased $99. The Company recognized $0 of revenue during the six months ended June 30, 2019 that was included in the contract liability balance at the beginning of the period.

Transaction Price Allocated to Remaining Performance Obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at June 30, 2020:

June 30, 2020	Remaining 2020	2021	2022	2023	Thereafter
Product Revenue	$327	$0	$0	$0	$0

3. Inventory

As of June 30, 2020 and December 31, 2019, we had inventories of $0.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

4. Property and Equipment

As of June 30, 2020 and December 31, 2019, property and equipment consisted of the following:

	June 30, 2020	December 31, 2019	Useful lives
Equipment	$6,747	$5,910	5 – 10 years
Capital lease	201	201	5 years
Furniture	141	125	5 – 10 years
Leasehold Improvements	2,731	2,732	Lesser of useful life/remaining lease
Tooling	493	150	2 – 3years
Total	10,313	9,118
Less: Accumulated Depreciation and Amortization	(4,536)	(3,802)
	$5,777	$5,316

Depreciation and amortization expense related to property and equipment was $730 and $1,064, during the six months ended June 30, 2020 and 2019, respectively.

5. Intangible Assets

Intangible assets consisted of various patents valued at $400, which represents the cost to acquire the patents. These patents are determined to have useful lives and are amortized into the results of operations over ten years. During the six months ended June 30, 2020 and 2019, the Company recorded amortization expenses of $20 for each period related to patents.

Estimated future amortization expense of intangible assets as of June 30, 2020 are as follows:

Remainder of 2020	$20
2021	40
2022	40
2023	40
2024	40
Thereafter	160
$340

6. Investment in unconsolidated joint venture

In August 2019, the Company entered into an agreement with Holtec Power, Inc (“Holtec”) to form the unconsolidated joint venture, HI-POWER LLC (“Hi-Power” or “JV”). The JV was formed in order to manufacture the products for all of the Company’s projects in North America. Accordingly, the Company will purchase battery storage systems and spare parts from the JV. The joint venture is in Turtle Creek, Pennsylvania. The Company’s initial estimated financial commitment is $4,100 in the form of a combination of cash and special purpose manufacturing equipment. Eos’s initial ownership interest is 49%.

The joint venture is not planned to commence manufacturing activities until the third quarter of 2020, as a result earnings are not material. Once manufacturing activities commence, both Eos and Holtec intend to sell the products manufactured by Hi-Power. Eos will earn five percent of the product price for any products made by Hi-Power and sold by Holtec or any of its affiliates.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

7. Commitments and Contingencies

Lease Commitments

On June 24, 2016, Eos entered into a long-term non-cancelable, operating lease for 45,000 sq. ft. of space for its current headquarters facility in Edison, New Jersey. On April 26, 2017, Eos entered into a lease for an additional 18,000 sq. ft. of adjoining space. These leases expire in September 2026 with renewal options up to 2036. Further, these leases require monthly rent payments along with executory costs, which include real estate taxes, repairs, maintenance, and insurance. In addition, the terms of the leases contain cost escalations of approximately 10% annually. The Company also has certain non-cancelable capital lease agreements for office equipment.

Total rent expense was $369 and $380, for the six months ended June 30, 2020 and 2019, respectively, of which, $0 and $102 was recorded as Cost of goods sold; $270 and $204 as Research and development expenses; and $99 and $74 as General and administrative expenses in the Statement of Operations, respectively.

Future minimum lease commitments as of June 30, 2020 are as follows:

	Operating	Capital
Remainder of 2020	$316	$8
2021	685	13
2022	755	4
2023	825	—
2024	895	—
Later years	1,644	—
Total minimum lease payments	$5,120	$25
Less amounts representing interest		5
Present value of minimum lease payments		$20

8. Grant Expense, Net

Eos was approved for two grants by the California Energy Commission (CEC) totaling approximately $7,000. In accordance with the grant agreements, Eos is responsible for conducting studies to demonstrate the benefits of certain energy-saving technologies to utility companies and consumers in the State of California, and is entitled to receive portions of the grants based upon expenses incurred. During the six months ended June 30, 2020 and 2019, Eos recorded grant expense, net of $609 and $336, respectively, which comprised of grant income of $209 and $197 and grant costs of $818 and $533. As of June 30, 2020 and 2019, Eos has received payments totaling $4,743 and $2,654, and has a receivable in the amount of $114 and $326 as of June 30, 2020 and December 31, 2019, respectively. The expenses incurred by Eos relate to the performance of the studies in accordance with the respective grant agreements, and the grants received or receivable from the CEC are recorded as an offset to the related expenses for which the grant is intended to compensate the Company.

9. Income Taxes

For the six month periods ending June 30, 2020 and 2019, the reported income tax provision (i.e. nil for both periods) differs from the amount computed by applying the statutory US federal income tax rates of 21% to the income before income taxes due to pretax losses for which no tax benefit can be recognized and nondeductible interest expense for US income tax purposes.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

9. Income Taxes (cont.)

The Company estimates and applies the annual effective tax rate to its ordinary earnings each interim period. Any significant unusual or infrequent items, if any, are not included in the estimation of the annual effective tax rate. Rather, these items and their related income tax expense (benefit) are separately stated in the interim period in which they occur. The quarterly estimate of the annual effective tax rate and related tax expense is subject to variation due to a multitude of factors. Factors may include, but are not limited to the inability to accurately predict the Company’s pre-tax and taxable income and loss.

At each balance sheet date, management assesses the likelihood that Eos will be able to realize its deferred tax assets. Management considered all available positive and negative evidence in assessing the need for a valuation allowance. The realization of deferred tax assets depends on the generation of sufficient taxable income of the appropriate character and in the appropriate taxing jurisdiction during the future periods in which the related temporary differences become deductible. Management has determined that it is unlikely that Eos will be able to utilize its deferred tax assets at June 30, 2020 and December 31, 2019 due to cumulative losses. Therefore, Eos has a valuation allowance against its net deferred tax assets.

At June 30, 2020 and December 31, 2019, Eos has not recorded any unrecognized tax benefits associated with uncertain tax positions.

Eos files income tax returns in federal and various state jurisdictions. The open tax years for federal and state returns is generally 2016 and forward. In addition, net operating losses generated in closed years and utilized in open years are subject to adjustment by the tax authorities. Eos is not currently under examination by any taxing jurisdiction.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law in response to the Covid-19 pandemic. The CARES Act provided several forms of tax law changes, though Eos does not expect that any will have a material impact on the tax provision.

10. Related Party Transactions

Convertible Notes Payable

During the six months ended June 30, 2020 and 2019, Eos issued convertible notes payable to certain members. Refer to Note 11 for further discussion.

Loan to Affiliate

In prior years, Eos provided temporary advances to affiliated companies based upon certain expenses that were paid by Eos on behalf of the affiliates. The unpaid balance of advances to affiliates as of June 30, 2020 and December 31, 2019 was $23, and is included in Prepaid and other current assets on the Balance Sheet.

11. Convertible Notes Payable

2019 Convertible Notes Payable — Related Party

During the six months ended June 30, 2020 and the year ended December 31, 2019, the Company issued Convertible notes payable — related party with aggregate principal of $1,524 and $19,524, respectively (the “2019 Convertible Notes”). The 2019 Convertible Notes are secured by all assets and intellectual property of the Company. AltEnergy Storage Bridge, LLC (“AltEnergy”) and its affiliates have combined beneficial ownership in the Company exceeding 10% and therefore constitute a related party of the Company, pursuant to ASC 850, Related Parties. As of each June 30, 2020 and December 31, 2019, AltEnergy owned approximately 20% of the Company’s Common and Preferred equity Units, respectively. The remaining note holders do not meet the definition of a related party under

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

ASC 850. However, the 2019 Convertible Notes were issued under identical terms, and AltEnergy serves as the agent of all note holders under the Note agreements. Therefore, the disclosures within Note 11 encompass all of the 2019 Convertible Notes.

Phase I Notes

The 2019 Convertible Notes were issued on various dates through two phases. Convertible notes with aggregate principal of $13,529 were issued from February 2019 to May 2019 (the “Phase I Notes”). $4,137 of the Phase I Notes were issued to AltEnergy.

The terms of the Phase I Notes are summarized as follows:

•        Maturity:    On or after June 30, 2019.

•        Conversion Option:    At any time, the Holder may elect to convert 1.15 times the outstanding principal balance into the preferred units of the Company at $1.75 per unit.

•        Liquidation Amount:    Repayment shall be made at the applicable liquidation amount. The Liquidation Amount applies to all repayments, with the exception of early repayments made at the Company’s option. The Liquidation Amount applicable to repayments occurring prior to June 1, 2019 is 1.5 times the outstanding principal balance. At June 1, 2019 and August 1, 2019, the multiple increases to 2.0 and 3.0 times the outstanding principal balance, respectively.

•        Optional Prepayment:    The Company may prepay the 2019 Convertible Notes prior to maturity at 3.0 times the outstanding principal balance.

•        Conversion upon Qualified Financing:    In the event that the Company issues and sells any units to investors through a Qualified Financing, on or before the date the Phase I Notes are repaid in full, resulting in aggregate gross equity proceeds of at least $25,000, the Company may at its sole option, force the Holders to convert the Liquidation Amount into the class of equity issued in the Qualified Financing. The number of units issued at conversion are variable and shall be based upon the price per unit paid in the financing.

•        Holders’ put options:    If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. Any time prior to September 30, 2019, if Event of Default has not occurred, and at the direction of a majority of holders, the Liquidation Amount becomes due on demand.

In conjunction with the Phase II Note issuance, the Phase I maturity date was extended to October 31, 2019. The term extension did not result in a substantial modification and was accounted for as a continuation of the existing Phase I Notes. An extinguishment charge was not recognized.

2019 Phase II Notes

Convertible notes with aggregate principal of $5,995 were issued from June 2019 to December 2019 (the “2019 Phase II Notes”). $2,017 of the Phase II Notes were issued to AltEnergy.

The terms of the Phase II Notes are identical to the Phase I Notes, except as follows:

•        Maturity:    On or after October 31, 2019.

•        At any time, the holder may elect to convert 1.15 times the outstanding principal balance into the Preferred Units of the Company at $0.50 per unit.

•        The Liquidation Amount is 6.0 times the outstanding principal balance, regardless of the repayment date.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

•        Holders’ put option:    If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. If Event of Default has not occurred, Holders cannot accelerate repayment.

•        Phase II Notes are Senior to Phase I Notes:    In the event that the Company is obligated, or elects, to repay the 2019 Convertible Notes and does not have sufficient funds to repay all Notes in full, payments shall be made in the following order: first, to the holders of Phase II Notes until each holder has received a repayment equal to 2.0 times (2.0x) the then outstanding principal balance of holder’s Phase II Notes; second, to the holders of Phase I Notes until each holder has received a repayment equal to 1.0 times (1.0x) the then outstanding principal balance of those holder’s Phase I Notes; and third, to all holders of the 2019 Convertible Notes, pro rata based on the remaining amount due to each holder pursuant to the terms and provisions of each 2019 Convertible Note held by that holder.

Concurrent to issuance of the Phase II Notes, the Company entered into subscription agreements to sell Preferred Units to the Holders equal to the principal balance of the Phase II Notes at a price of $0.50 per unit. Phase II cash proceeds totaled $11,991. The proceeds were allocated to the Phase II Notes and Preferred Units based on their relative fair values at the date of issuance. The Company recognized $2,031 attributable to the Phase II Preferred Units, which was recorded as a discount against the Phase II Notes. Refer to Note 13 for further discussion regarding the Preferred Units.

2020 Phase II Convertible Notes Payable — Related Party

During the six months ended June 30, 2020, the Company issued convertible bridge notes (the “2020 Phase II Notes”) concurrently with Preferred Units to certain investors for aggregate cash proceeds of $3,026. The terms of the 2020 Phase II Notes are identical to the 2019 Phase II Notes. The proceeds were allocated to the Phase II Notes and Preferred Units based on their relative fair values at the date of issuance. The Company recognized $469 attributable to the 2020 Phase II Preferred Units, which was recorded as a discount against the 2020 Phase II Notes. Refer to Note 13 for further discussion regarding the Preferred Units.

Beneficial Conversion Features

The conversion option on the 2019 Phase I Notes generated a beneficial conversion feature (BCF). A BCF arises when a debt or equity security is issued with an embedded conversion option that is in the money at inception because the conversion option has an effective strike price that is less than the fair value of the underlying equity security at the commitment date. The Company recognized this BCF by allocating the intrinsic value of the conversion option to additional paid-in capital, which resulted in a discount on the Phase 1 Notes. The Company amortized the discount into interest expense on the commitment date, as the conversion option is immediately exercisable.

Embedded Derivatives

Both the occurrence of a Qualified Financing and the exercise of the holders’ put options represent contingent events outside the Company’s control that can accelerate repayment of the 2019 Convertible Notes. Therefore, these features constitute embedded derivatives that require bifurcation pursuant to ASC 815-15, Embedded Derivatives.

In the event of a Qualified Financing occurring prior to July 31, 2019, the Phase I notes can be repaid at a 1.5x or 2.0x Liquidation Amount, thereby resulting in an embedded derivative at issuance. During the six months ended June 30, 2020 and 2019, embedded derivative liabilities with initial fair value of $199 and embedded derivative assets with initial fair value of $85 were recognized. These amounts were recorded as premiums and discounts on the Convertible Notes. As of June 30, 2020 and December 31, 2019, the embedded derivatives were classified as current liabilities on the consolidated balance sheet and had fair values of $1,037 and $1,681, respectively. During the six months ended June 30, 2020 and 2019, a change in fair value of embedded derivative gain of $843 and a loss of $1,718 has been recognized, respectively. Amortization of the premium is discussed below.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

The Company accounted for the 2019 and 2020 Convertible Notes as deeply discounted zero coupon debt instruments. The balances payable at maturity reflect liquidation multiples of 3.0 and 6.0 times the stated face value of the Phase I and Phase II Notes, respectively. The following balances were recognized upon issuance of the 2019 and 2020 Convertible Notes during the six months ended June 30, 2020 and the year ended December 31, 2019:

	December 31, 2019		June 30, 2020 Phase II	Total
	Phase I	Phase II
Convertible notes payable	$40,587	$35,973	$9,077	$85,637
Discount, original issuance	(20,946)	(23,982)	(6,051)	(50,979)
Premium (discount), embedded derivative	181	(1,145)	(199)	(1,163)
Discount, fair value of preferred units	—	(2,031)	(469)	(2,500)
Discount, beneficial conversion features	(1,799)	—	—	(1,799)
Convertible notes payable, net	$18,023	$8,815	$2,358	$29,196

Subsequent Measurement

With respect to the Phase I Notes, the holders’ put option is immediately exercisable at the 1.5 times the Notes. Pursuant to ASC 470-10, which states that notes with demand features should be stated at or near the amount of cash that could be required to satisfy, a corresponding portion of the discount was amortized into interest expense immediately following issuance. Additionally, the discount attributable to the BCF was immediately amortized into interest expense at issuance. The remaining discount on the Phase I Notes was amortized into interest expense using the effective interest method through July 31, 2019, the date at which the note becomes payable at 3.0 times the outstanding principal amount.

Discounts on the Phase II Notes were amortized into interest expense using the effective interest method through the stated maturity date of October 31, 2019. On October 31, 2019, the Company defaulted under the Phase II note agreements, at which time the note holders’ put option became exercisable. Discounts on Phase II Notes issued subsequent to October 31, 2019 were immediately amortized into interest expense upon issuance.

At issuance, the annual effective interest rates on the Phase I Notes were in excess of 400%. The Phase II Notes were issued with annual effective interest rates in excess of 1200%. During the six months ended June 30, 2020 and 2019, the Company recognized aggregate interest expense of $6,745 and $17,502 related to the Notes, respectively.

As of both June 30, 2020 and December 31, 2019, the total principal and accrued interest on the Phase I and Phase II Note is equal to the applicable Liquidation Amount of three times and six times the outstanding principal, respectively. As of June 30, 2020, and December 31, 2019 Notes are convertible to approximately 26.1 million and 22.7 million Preferred Units of the Company, respectively.

The balances attributable to the Notes on June 30, 2020 are as follows:

	Phase I	Phase II	June 30, 2020
Convertible notes payable	$40,587	$45,049	$85,636
Discount, original issuance	(20,946)	(30,033)	(50,979)
Premium (discount), embedded derivative	181	(1,344)	(1,163)
Discount, fair value of preferred units		(2,500)	(2,500)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Discount, accumulated amortization	22,564	33,877	56,441
Convertible notes payable, net	$40,587	$45,049	$85,636

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

The balances attributable to the Notes on December 31, 2019 are as follows:

	Phase I	Phase II	December 31, 2019
Convertible notes payable	$40,587	$35,973	$76,560
Discount, original issuance	(20,946)	(23,982)	(51,040)
Premium (discount), embedded derivative	181	(1,145)	(964)
Discount, fair value of preferred units	—	(2,031)	(2,031)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Discount, accumulated amortization	26,564	27,158	49,722
Convertible notes payable, net	$40,587	$35,973	$76,560

12. Classes of Members’ Capital

Pursuant to the Company’s Sixth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), Eos is authorized to issue equity units under four classes of members’ interest: Preferred Units, Common Units, Employee Units, and Service Provider Units. As of December 31, 2019, the Company has issued only Preferred Units and Common Units.

As of June 30, 2020 and December 31, 2019, there were 68,190,000 Common Units outstanding. The Company’s Preferred Units are discussed at Note 13.

13. Contingently Redeemable Preferred Units

As of June 30, 2020, the Company has outstanding Series C, Series D, and 2019-2020 Bridge Preferred Units, which were issued at $1.10, $1.75, and $0.50 per unit, respectively.

Pursuant to the LLC Agreement, the rights and privileges of the Preferred Members are as follows:

Voting — The Preferred Members are entitled to vote together with the holders of Common Units on all matters submitted for members’ vote. Additionally, the Preferred Members occupy a majority of the seats of the Board of Directors and can therefore control all decisions subject to the Board’s vote.

Preferred Members possess substantial decision-making power with respect to Company’s operations and capital structure. The following actions require a majority vote of the Preferred Members:

•        Pay any dividend on any Units

•        Agree or enter into a merger, sale of a material portion of the Assets, or other corporate reorganization or acquisition or any other transaction resulting in a change of control of the Company.

•        Create or authorize the creation of any debt security, guarantee, or instrument with similar effect in excess of $1,000,000, outside the normal course of business.

•        Enter new lines of business or exit the current line of business.

•        Enter into an exclusive agreement or arrangement to manufacture or sell the Company’s technology.

•        Sell, assign, transfer, pledge, or encumber material technology or material intellectual property.

•        Take any action which deviates from the current budget approved by the Board of Directors by more than 15%.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

13. Contingently Redeemable Preferred Units (cont.)

Preferred Liquidation Preference — In the event of the termination of the Company or a Company Sale (as defined within the LLC agreement) the holders of the Preferred Units are entitled to receive for each outstanding unit an amount equal to the greater of: 1) the original issuance price per unit plus an 8% liquidation preference, accrued from the issuance date and (2) the amount which would have been payable to such Preferred Member had the Preferred Units been converted into Common Units in connection with a termination or Company Sale.

After payment of the Preferred Liquidation Preference, any remaining proceeds are distributed proportionally to the Common Unit holders. A Company Sale is defined as a sale of Units, sale of Assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more third parties (other than Voting Members) shall own in excess of fifty percent of the Voting Units or assets of the Company. As of June 30, 2020 and December 31, 2019, the Preferred Liquidation Preference was $143,135 and $136,816, respectively. Because the occurrence of a Company Sale is not probable, the Company concluded the Preferred Units are not probable of becoming redeemable. Therefore, the carrying value has not been remeasured to the Preferred Liquidation Preference.

The occurrence of a Company Sale requires the approval of both the Board of Directors and Preferred Members. Therefore, the liquidation provisions are considered contingent redemption provisions as there are certain elements that are not solely within the control of the Company. Accordingly, the Preferred Units have been presented in the mezzanine section of the consolidated balance sheet.

Conversion — The Preferred Units are convertible at any time, at the option of the holder, into Common Units of the Company. Upon an optional conversion, distributions payable on such Preferred Units that have been declared but remain unpaid, shall be converted into Common Units. Upon the closing of a Qualified Public Offering (as defined within the LLC Agreement), Preferred Units will automatically convert to common stock.

The Preferred Units are initially convertible on a one-to-one basis into Common Units, subject to certain adjustments for unit splits and combinations. The Preferred Units are also subject to full-ratchet, anti-dilution price protection (a “down round” provision). Under that provision, if the Company issues Common Units at an effective price that is less than the conversion price (the “Dilutive Price”), then the conversion price of the Preferred Units is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of either Common Units or securities convertible into Common Units, at a Dilutive Price, the Preferred Units would be convertible into a greater number of Common Units.

2019 Bridge Preferred Units

As discussed at Note 11, the Company entered into subscription agreements to sell Preferred Units to the Holders a price of $0.50 per unit concurrently with the issuance of the 2019 Phase II Notes, which resulted in the issuance of approximately 12,000,000 Preferred Units (the “2019 Bridge Preferred Units”). The Company recognized $2,031 attributable to the 2019 Bridge Preferred Units based on the allocated fair value of cash proceeds.

Upon the issuance of 2019 Bridge Preferred Units the down round provision was triggered for the Series C and Series D Preferred Units whereby the conversion price was adjusted from $1.10 and $1.75, respectively to $0.50 per Common Unit, which resulted in approximately 144,200,000 additional Common Units being issuable upon conversion of the Series C and Series D Preferred Units. As the fair value a Common Unit was determined to be less than $0.50 on both 1) the original issuance date of the Series C and Series D Preferred Units and 2) immediately following the issuance of the Bridge Preferred Units, the down round did not trigger a BCF. Therefore, a deemed dividend was not recognized.

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

13. Contingently Redeemable Preferred Units (cont.)

As of June 30, 2020 and December 31, 2019, the Preferred Units were convertible into approximately 228,000,000 and 224,900,000 Common Units, respectively. During the periods ended June 30, 2020 and 2019, activity attributable to the Preferred Units was as follows:

	Preferred Units
	Units	Amount
Balance, December 31, 2019	80,707	$109,365
Contributions allocated to preferred units	3,026	476
Balance, June 30, 2020	83,732	$109,841
	Preferred Units
	Units	Amount
Balance, December 31, 2018	68,716	$105,548
Discount on convertible notes, beneficial conversion feature	—	1,799
Contributions allocated to preferred units	800	139
Balance, June 30, 2019	69,516	$107,486

14. Stock-Based Compensation

Since 2012, Eos has issued stock options to employees and certain service providers under the 2012 Eos Equity Incentive Plan (“Plan”). In addition to stock options, the Plan provides for the issuance of other forms of stock-based compensation, including profits interests, unit appreciation rights and restricted units. Only stock options have been issued under the Plan.

The following table summarizes stock option activity during the six months ended June 30, 2020:

	Units	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)
Options Outstanding at December 31, 2019	6,815,603	$0.90	5.4
Granted	1,250,000	$0.50
Cancelled/Forfeited	(749,760)	$1.47
Options Outstanding at June 30, 2020	7,315,843	$0.74	5.7
Options Exercisable at June 30, 2020	2,963,768	$1.04

As of the six months ended June 30, 2020 and year ended December 31, 2019, 1,024,907 and 1,966,810 shares remain for future issuance, respectively. Options vest generally over three to five years and have a term of five to ten years. The Company recorded stock compensation expense of $38 and $71 for the six months ended June 30, 2020 and 2019, respectively, which has been recorded in General and administrative expenses in the Statements of Operations. Unrecognized stock compensation expense of $333 is expected to be amortized over the next four years.

The weighted average assumptions used to determine the fair value of options granted in the six months ended June 30, 2020 and year ended December 31, 2019 are as follows:

	2020	2019
Volatility	50.00%	58.20%
Risk free interest rate	0.49%	1.89%
Expected life (years)	6.25	6.25
Dividend yield	0%	0%

EOS ENERGY STORAGE, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS ($ IN THOUSANDS)

14. Stock-Based Compensation (cont.)

The weighted average grant date fair value of all options granted was $0.12 and $0.07 per option for the six months ended June 30, 2020 and year ended December 31, 2019, respectively.

The following table summarizes non-vested stock option activity for the six months ended June 30, 2020:

	Shares	Fair Value
Non-vested options outstanding at December 31, 2019	3,833,774	$1.72
Granted	1,250,000	$0.50
Vested	(465,459)	$0.50
Exercised	—	—
Forfeited	(749,760)	$1.47
Non-vested options outstanding at June 30, 2020	3,868,555	$0.55

15. Subsequent Events

The Company has performed an evaluation of subsequent events through September 10th, 2020, the date the financial statements were issued.

On June 24, 2020, B. Riley Principal Merger Corp. II (NYSE: BMRG, BMRG WS, BMRG.U) (“BRPM II”), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley Financial”), and Eos executed a letter of intent (“LOI”) for a business combination transaction which would result in Eos becoming a publicly listed company. BMRG is an acquisition company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On September 7, 2020, Eos entered into a merger agreement with BRPM II for the transaction. The contemplated deal with BRPM II would provide all holders of common and preferred units, and Convertible notes payable — related party to receive common stock of the continuing public company, which will be a wholly owned subsidiary of BRPM II. The proposed transaction is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by BRPM II’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated.

On August 10, 2020, the Company entered into a memorandum of agreement with Holtec Power, Inc. (“Holtec”), its joint venture partner under which Holtec has subscribed to an equity investment in the Company of $10 million. As of September 10th, 2020, Holtec has funded $4 million of the subscribed amount. The remaining $6 million is expected to be funded prior to the close of the Company’s proposed business combination with BMRG.

As of September 10th, 2020, the Company issued approximately $4,850 of its 2019 Phase II Notes and $4,850 million in preferred units at $0.50 per unit.

In early 2020, an outbreak of the novel strain of coronavirus (COVID-19) emerged globally. As a result, there have been mandates from federal, state and local authorities resulting in an overall decline in economic activity. As of the issuance of the financial statements, COVID-19 has not had a material effect on the Company; third-party product safety certification from Underwriter Laboratories (UL) for the Eos Aurora Gen 2.3 150|600 DC Battery System has been delayed due to COVID-19 and is expected in the fourth quarter of 2020. However, if COVID-19 broadly resurfaces in the latter part of 2020, it could affect the Company’s ability to install and commission its battery systems. The Company is currently evaluating the potential impact to its supply chain and is mitigating risk by developing a strategy to diversify suppliers if required.

EOS ENERGY STORAGE, LLC

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2019 and 2018

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of EOS Energy Storage, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of EOS Energy Storage, LLC (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, statements of members’ deficit, and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, NY

September 10, 2020

We have served as the Company’s auditor since 2017.

EOS ENERGY STORAGE, LLC

BALANCE SHEETS ($ IN THOUSANDS)

As of December 31, 2019 and 2018

	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$862	$5,498
Grants receivable	326	678
Inventory	—	801
Receivable on sale of state tax attributes	4,060	0
Prepaid and other current assets	736	383
Total current assets	5,984	7,360

Property and equipment, net	5,316	6,542
Intangible assets, net	360	400
Investment in joint venture	589	—
Security deposit	808	744
Total assets	$13,057	$15,046

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$8,181	$9,208
Convertible notes payable – related party	76,559	2,350
Notes payable	—	1,000
Capital lease, current portion	13	56
Embedded derivative liability	1,681	—
Contract liabilities, current portion	300	58
Total current liabilities	86,734	12,672

Long term liabilities
Deferred rent	663	494
Capital lease	17	46
Contract liabilities	—	660
Total long term liabilities	680	1,200
Total liabilities	87,414	13,872

COMMITMENTS AND CONTINGENCIES (NOTE 7)
CONTINGENTLY REDEEMABLE PREFERRED UNITS (NOTE 13) (liquidation preference of $136,816 and, $121,870 as of December 31, 2019 and December 31, 2018, respectively)	109,365	105,548
Members’ deficit
Members’ capital	20,346	20,211
Accumulated deficit	(204,068)	(124,585)
Total members’ deficit	(183,722)	(104,374)
Total liabilities, contingently redeemable preferred units, and members’ deficit	$13,057	$15,046

The accompanying notes are an integral part of these financial statements.

EOS ENERGY STORAGE, LLC

STATEMENTS OF OPERATIONS ($ IN THOUSANDS)

For the years ended December 31, 2019 and 2018

	2019	2018
Revenue
Total revenue	$496	$—

Costs and expenses
Cost of goods sold	8,332	9,708
Research and development expenses	11,755	14,574
General and administrative expenses	7,710	7,158
Grant (income) expense, net	(469)	1,418
Total costs and expenses	27,328	32,858

Operating loss	(26,832)	(32,858)

Other income (expense)
Sale of state tax attributes	4,060	4,476
Loss from equity in unconsolidated joint venture	(178)	—
Interest income	2	28
Interest expense – related party	(49,708)	(144)
Loss on extinguishment of convertible notes	(6,111)	—
Change in fair value, embedded derivative	(716)	—
Total other income (expense)	(52,651)	4,360
Net loss	$(79,483)	$(28,498)

The accompanying notes are an integral part of these financial statements.

EOS ENERGY STORAGE, LLC

STATEMENTS OF MEMBERS’ EQUITY (DEFICIT) ($ IN THOUSANDS)

For the years ended December 31, 2019 and 2018

	Common Equity		Accumulated
	Units	Amount	Deficit	Total
Balance, December 31, 2017	68,190,000	$20,074	$(96,087)	$(76,013)
Stock-based compensation	—	137	—	137
Net loss	—	—	(28,498)	(28,498)
Balance, December 31, 2018	68,190,000	$20,211	$(124,585)	$(104,374)
Stock-based compensation	—	135	—	135
Net loss	—	—	(79,483)	(79,483)
Balance, December 31, 2019	68,190,000	$20,346	$(204,068)	$(183,722)

The accompanying notes are an integral part of these financial statements.

EOS ENERGY STORAGE, LLC

STATEMENTS OF CASH FLOWS ($ IN THOUSANDS)

For the years ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities
Net loss	$(79,483)	$(28,498)
Adjustment to reconcile net loss to net cash used in operating activities
Stock-based compensation	135	137
Depreciation and amortization	2,123	2,417
Impairment of property and equipment	1,590	1,441
Loss from equity in unconsolidated joint venture	178	—
Accreted interest on convertible notes payable – related party	49,708	—
Loss on extinguishment of convertible notes	6,111	—
Change in fair value, embedded derivative	716	—
Other	(52)	—
Changes in operating assets and liabilities:
Receivable on sale of state tax attributes	(4,060)	—
Prepaid and other assets	(353)	415
Inventory	634	(489)
Grants receivable	352	(91)
Security deposit	(64)	—
Accounts payable and accrued expenses	(1,070)	(521)
Contract liabilities	(468)	58
Deferred rent	169	213
Net cash used in operating activities	(23,834)	(24,918)
Cash flows from investing activities
Investment in joint venture	(601)	—
Purchases of property and equipment	(2,299)	(1,697)
Net cash used in investing activities	(2,900)	(1,697)
Cash flows from financing activities
Capital lease payments	(72)	(47)
Proceeds from issuance of convertible notes payable – related party	19,346	4,268
Proceeds / (repayment) of short term notes payable	(1,000)	1,000
Proceeds attributable to beneficial conversion features of convertible notes payable – related party	1,793	—
Issuance of contingently redeemable preferred units	2,031	24,854
Net cash provided by financing activities	22,098	30,075
Net decrease in cash and cash equivalents	(4,636)	3,460
Cash and cash equivalents, beginning of year	5,498	2,038
Cash and cash equivalents, end of year	$862	$5,498
Non-cash Investing and Financing Activities
Contribution of inventory to joint venture	$167	$—
Conversion of notes payable to members’ capital	$—	$5,918
Accrued and unpaid capital expenditures	$93	$444
Supplemental disclosures
Cash paid for interest	$6	$3

The accompanying notes are an integral part of these financial statements.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Eos Energy Storage, LLC (“Eos” or the “Company”) is a United States based entity that was created on April 24, 2008 under the Delaware State laws. Eos designs, develops, manufactures, and sells innovative energy storage solutions for the electric utilities, and commercial and industrial end users. Eos has developed and has received patents on an innovative battery design relying on a unique zinc oxidation /reduction cycle to generate output current and to recharge. The Battery Management System (“BMS”) software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and current sensors for the strings and the system. Eos and their partners focus on a collaborative approach to jointly develop and sell safe, reliable, long-lasting low-cost turn-key alternating current (“AC”) integrated systems using Eos’s Aurora direct current (“DC”) Battery System. The Company is also an investor in an unconsolidated joint venture (“JV”) which has the exclusive rights to manufacture the DC Battery Systems integrated with the BMS for DC Battery Systems that are sold and delivered in North America, subject to meeting certain performance targets. The Company’s major markets are integration of battery storage with solar that is connected to the utility power grid or the customer’s solar system that is not connected to the utility power grid, battery storage systems to be used by utilities to relieve congestion in the power grids and battery storage systems to assist commercial and industrial customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets. The location of the Company’s major markets are seen in North America, Europe, Africa, and Asia.

Liquidity and Going Concern

The Company’s is in the development stage of its lifecycle and, as such, has no significant history of revenue generating activities. Accordingly, the Company has incurred significant recurring losses, negative working capital, and net operating cash outflows from operations since inception, which is attributable to its higher operating costs relative to its lack of revenue base. Operating expenses consist primarily of costs related to the Company’s sales of their product along with the associated research and development costs, as well as other recurring general and administrative expenses, such as professional fees, rent, and utilities. While management and the Company’s Board of Directors anticipate the Company will eventually exit the development stage by reaching a scale of profitability through the sale of Second Generation Aurora DC Battery Systems (“Gen 2.3”) and other complimentary products, they believe the current stage of the Company’s lifecycle justifies continued investment in the development and launch of product with outside capital at the expense of short-term profitability. Accordingly, the Company anticipates continuing to incur significant losses, negative working capital, and net operating cash outflows from operations for the foreseeable future to fund its obligations as they become due, which includes necessary funding to scale up of the Company’s operations to allow for the delivery of order backlog and additional order opportunities for its Gen 2.3 Battery System, continued investment in research and development, and commitments associated with the Company’s unconsolidated joint venture (see Note 6). In addition, as disclosed in Note 15, the materially adverse impact that COVID-19 has had on the global economy could deteriorate demand for the Company’s Gen 2.3 Battery System or impair its ability to continue to invest in research and development and its unconsolidated joint venture if the global pandemic worsens or anticipated vaccines and therapeutic remedies do not mitigate the spread of the disease.

As of December 31, 2019, Eos had total assets of $13,057, which includes total cash and cash equivalents of $862, total liabilities of $87,414, which includes the total amounts owed on the Company’s outstanding convertible notes payable of $76,559 that are due and payable on demand by the noteholders (see Note 11), contingently redeemable preferred units of $109,365 and a total members’ (deficit) of ($183,722), which is primarily attributable to the significant recurring losses the Company has accumulated since inception. The Company has historically relied on outside capital to fund its cost structure and expects this reliance to continue for the foreseeable future until the Company reaches a scale of profitability through its planned revenue generating activities. However, as of the date the accompanying financial statements were issued, the Company did not have sufficient capital to support its current cost structure, which includes the total amounts owed on the Company’s outstanding convertible notes, for one year after the date the accompanying financial statements were issued.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

As disclosed in Note 15, the Company entered into a letter of intent dated June 24, 2020 to merge with B. Riley Principal Merger Corp. II (“BMRG II”). BMRG II is a special acquisition company (“SPAC”) incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “SPAC transaction”). The SPAC transaction is currently expected to close in the fourth quarter of 2020 and would allow all holders of the Company’s equity and equity-linked securities to receive a combination of common stock of the continuing public company, which will be a wholly owned subsidiary of BMRG II. Accordingly, as part of the closing of the SPAC transaction, the Company currently expects substantially all the total amounts owed on the Company’s outstanding convertible notes will be converted into shares of the continuing public company. The merger would result in a net increase in cash to the Company of between approximately $66.4 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $212.3 million, assuming minimum shareholder redemption, for which management plans to use to, among other things, fund the Company’s obligations as they become due. While management believes they will be able to close the SPAC transaction in October 2020, no assurance can be provided that such transaction will close or on terms that are acceptable to the Company. If the Company is unable to close the SPAC transaction, management plans to obtain additional outside capital to fund the Company’s current cost structure through the issuance of Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes to, among other things, extend the current amounts owed to future periods. While management believes they would be able to issue Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes in the event the SPAC transaction fails to close, no assurance can be provided that such issuance and modification will occur or on terms that are acceptable to the Company.

Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to close the SPAC transaction, or issue Series E Preferred shares and modify the terms of the Company’s outstanding convertible notes, management may have to seek other strategic alternatives, which could include, among other things, a sale of the Company, filing of insolvency, or a cessation of the Company’s operations.

The accompanying financial statements have been prepared on the basis that the Company will continue to operate as a going-concern, which contemplates the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. The accompanying financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Basis of Presentation

The financial statements include the accounts of the Company and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with original maturities of three months or less.

Concentration of Credit Risk

Eos maintains cash balances at FDIC-insured institutions However, the FDIC limits may be exceeded at times. The Company has not experienced any losses on such accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

The most significant estimates in the accompanying condensed financial statements include the valuation of derivatives, the relative fair value allocation of Phase II bridge financing proceeds, the valuation of inventory, and estimated lives used for depreciation and amortization purposes.

Income Taxes and Deferred Taxes

Eos complies with the accounting and reporting requirements of FASB ASC Topic 740, Income Taxes (ASC 740). Income taxes are computed under the asset and liability method reflecting both current and deferred taxes, which reflect the tax impact of all events included in the financial statements. The balance sheet approach (i) reflects a current tax liability or asset recognized for estimated taxes payable or refundable on tax returns for the current and prior years, (ii) reflects a deferred tax liability or asset recognized for the estimated future tax effects attributable to temporary differences and carryforwards, (iii) measures current and deferred tax liabilities and assets using the enacted tax rate of which the effects of future changes in tax laws or rates are not anticipated, and (iv) reduces deferred tax assets, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Eos recognizes deferred tax assets only to the extent that management concludes these assets are more-likely-than-not to be realized. Significant judgement is required in assessing and estimating the more-likely-than-not tax consequences of the events included in the financial statements. Management considers all available positive and negative evidence, including future reversals of existing temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

Eos recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. Eos records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) management determines whether it is more-likely-than-not that the tax position will be sustained on the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, Eos recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company has determined that there are no uncertain income tax positions at December 31, 2018 and December 31, 2019 that do not meet the more-likely-than-not threshold under ASC 740. See Note 9 for further information.

Impairment of Long — Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An assessment is performed to determine whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of any long-lived asset impairment is measured based on fair value and is charged to operations in the period in which long-lived assets impairment is determined by management. For the years ended December 31, 2019 and 2018, the Company recorded impairment expenses of $1,590 and $1,441, respectively, primarily related to obsolete equipment relating to its prior generation battery and is reflected in cost of goods sold, research and development expenses and general and administrative expenses in the Statements of Operations.

Intangible Assets

Intangible assets are stated at their historical cost and amortized on a straight-line basis over their expected useful lives.

Property and Equipment

Equipment is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimate useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the life of the lease. Maintenance and repairs expenditures are expensed as incurred. Expenditures which significantly improve or extend the life of an asset are capitalized.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Risks and Uncertainties

Eos holds several product patents, which if infringed upon, could result in significant expenses to defend. If Eos is unable to protect its intellectual property, it could have a significant impact on operations.

Revenue from Contracts with Customers

Revenue is earned from the sales, installation, and commissioning of energy storage systems and is derived from customer contracts. Revenue is recognized in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring the promised goods and/or services to the customer, when or as the Company’s performance obligations are satisfied. For product sales of energy storage systems, the Company’s performance obligations are satisfied at the point in time when the customer obtains control of the system, which is either upon delivery of the goods at the customer’s designated location or upon the customer’s acceptance of the product after commissioning and testing at the customer’s site, depending on the specific terms of the respective contract with the customer. In addition, the corresponding installation and commissioning services related to the systems are performance obligations satisfied over time as the respective services are performed, based on an input measure of progress as labor costs relating to the installation and commissioning services are incurred. Further, extended warranties are offered by the Company and are identified as performance obligations that are satisfied over time, based on a time-elapsed measure of progress resulting in a ratable recognition of revenue over the respective warranty period. Payment terms generally include advance payments to reserve capacity and/or upon issuance of the customer’s purchase order, shipment readiness, with the remainder upon delivery and commissioning of the system. Shipping and handling costs are included in cost of sales. Sales tax collected from customers are recorded on a net basis and therefore, not included in revenue. Sales tax is recorded as a liability (payable) until remitted to governmental authorities.

The Company may enter into sales contracts that provide for performance obligations in addition to the sale of the product, including performance guarantees and service obligations. Under these sales contracts, transaction price is allocated to the various performance obligation based on the relative stand-alone selling prices of the promised goods and services. When the stand-alone selling price is not observable, revenue related to service type warranties is determined based on a best estimate of selling price using cost plus a reasonable margin and is recognized ratably over the period of performance.

Royalty Revenue

The Company receives sales-based royalty payments related to the licensing of intellectual property to the Company’s JV. This represents a performance obligation that is satisfied over time as the licensee accesses the intellectual property by producing and selling products. The Company recognizes royalty revenues when the licensee sells products to third parties.

Product Warranty

Warranty obligations are incurred in connection with the sale of the Company’s products. The Company generally provides a standard warranty for a period of one to two years, commencing upon commissioning. Costs to provide for warranty obligations are estimated and recorded as a liability at the time of recording the sale. Extended warranties are identified as performance obligations in the Company’s contracts with customers, and are discussed as part of revenue from contracts with customers. Costs incurred in satisfying the Company’s performance obligations with respect to extended warranties are recognized as expenses when incurred.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Government Grants

The Company records grants received or receivable from government agencies as an offset to the related costs for which the grants are intended to compensate the Company. The costs of satisfying the Company’s obligations under the respective grant agreements are recognized as expense when incurred. Once the expenses are approved by the government agencies the Company records the grant receivable and related grant revenue.

Research and Development Expenses

Research and development costs are expensed as incurred, which include materials, supplies, salaries, benefits and other costs related to research, development and testing of products.

Rent Expense

The Company records rent expense on a straight-line basis based on the total minimum lease payments over the term of the lease. Differences between cash paid for lease payments and rent expense are recorded as Deferred rent on the Balance Sheets.

Accounts Receivable

The Company evaluates the creditworthiness of its customers. If the collection of any specific receivable is doubtful, an allowance is recorded in the allowance for doubtful accounts. As of December 31, 2019 and 2018, no such allowances have been recorded. The Company had no accounts receivable as of December 31, 2019 and 2018.

Inventory

Inventories are stated at the lower of cost, which approximates cost determined on a first-in, first-out basis, or net realizable value. The Company records inventory when it takes delivery and title to the product according to the terms of each supply contract.

The Company evaluates its ending inventories for excess quantities and obsolescence. Inventories that management considers excess or obsolete are reserved. Management considers forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining excess and obsolescence and net realizable value adjustments. Once inventory is written down and a new cost basis is established, it is not written back up if demand increases.

Investment in unconsolidated joint venture

The Company accounts for its investment in its unconsolidated joint venture using the equity method of accounting as it has been determined that the Company has the ability to exercise significant influence and is not otherwise required to consolidate. All significant decisions require unanimous consent of both joint venture members. Under the equity method, the investment is initially recorded at cost and subsequently adjusted for the Company’s share of equity in the joint venture’s income or loss.

The Company reviews its investments for other-than-temporary impairment whenever events or changes in business circumstances indicate that the carrying value of the investment may not be fully recoverable. Investments identified as having an indication of impairment are subject to further analysis to determine if the impairment is other than temporary and to estimate the investment’s fair value.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

Stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The Company uses the Black-Scholes option pricing model to estimate the fair value of awards, and generally these awards only have service conditions. The Company recognizes compensation cost on a straight-line basis over the requisite service/vesting period. Determining the appropriate fair value model and related assumptions requires judgment, including estimating volatility of the Company’s common stock and expected terms. The expected volatility rates are estimated based on historical and implied volatilities of comparable publicly traded companies. The expected term represents the average time that the options that vest are expected to be outstanding based on the vesting provisions, which is determined through the simplified method, since the Company does not have sufficient historical experience regarding the exercise of options. The Company has elected to recognize forfeitures as incurred.

Segments

The Company’s chief operating decision-maker (“CODM”) is its Chief Executive Officer and President. Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by its CODM in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable — related party.

Accounting standards establish a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three levels. The fair value hierarchy gives the highest priority to quoted market prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Accounting standards require financial assets and liabilities to be classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The carrying value of cash and cash equivalents, grants receivable, and accounts payable are considered to be representative of their fair value due to the short maturity of these instruments. The fair value of both the Company’s convertible notes payable — related party (the “Convertible Notes”) and the embedded derivative liability are classified within Level 3 of the fair value hierarchy.

The estimated future cash flows of the Convertible Notes were discounted using a discount rate derived from an appropriate risk-free interest rate yield curve and credit spread, and the estimated repayment date. As the Company does not have a market observable credit spread, the Company obtained a range of potential credit spreads available from market observable information on entities with a comparable credit risk. As of December 31, 2019, the estimated fair value of the convertible notes payable — related party is approximately $65,942, as compared to the carrying value of approximately $76,559.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

The fair value of the embedded derivatives are determined using valuation techniques that require the use of assumptions concerning the amount and timing of future cash flows, discount rates, and probability of future events and redemption dates that are beyond management’s control. As of December 31, 2019, the fair value of the embedded derivative liability was $1,618.

As of December 31, 2018, the carrying value of the Company’s notes payable and convertible notes payable — related party of $1,000 and $2,350, respectively, approximate their fair values.

Refer to Note 11 for further discussion of the convertible notes payable — related party and the embedded derivatives.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU is effective for private companies for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The ASU is effective for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

2. Revenue Recognition

Contract Balances

The following table provides information about contract liabilities from contracts with customers:

	December 31, 2019	December 31, 2018	January 1, 2018
Contract liabilities	$300	$718	$660

Contract liabilities primarily relate to advance consideration received from customers and deferred revenue for which transfer of control occurs, and therefore revenue is recognized, as services are provided. Contract balances are reported in a net contract asset or liability position on a contract-by-contract basis at the end of each reporting period.

During the year ended December 31, 2019, contract liabilities decreased $418. The Company recognized $58 of revenue during the year ended December 31, 2019 that was included in the contract liability balance at the beginning of the period.

During the year ended December 31, 2018, contract liabilities increased $58. The Company recognized $0 of revenue during the year ended December 31, 2018 that was included in the contract liability balance at the beginning of the period.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

2. Revenue Recognition (cont.)

Transaction Price Allocated to Remaining Performance Obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period:

December 31, 2019	2020	2021	2022	2023	Thereafter
Product Revenue	$300	$0	$0	$0	$0

Significant Judgments in Application of the Guidance

The Company uses the following methods, inputs, and assumptions in determining amounts of revenue to recognize:

Determination of Transaction Price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer. The Company includes any fixed charges within its contracts as part of the total transaction price. In addition, several contracts include variable consideration such as refunds, penalties, and the customer’s right to return. The Company has concluded that its estimation of variable consideration results in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future.

Assessment of Estimates of Variable Consideration

Many of the Company’s contracts with customers contain some component of variable consideration. The Company estimates variable consideration, such as refunds, penalties, and credits, using the expected value method, and adjusts transaction price for its estimate of variable consideration. Throughout the year, we update our estimate of variable consideration on a monthly basis, and adjust transaction price accordingly by recording an adjustment to net revenue and refund liability with respect to variable consideration such as penalties, refunds, and credits to customers. Therefore, management applies the constraint in its estimation of variable consideration for inclusion in the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future.

Practical Expedients and Exemptions

As permitted by ASC 606, the Company elected to use certain practical expedients in connection with the implementation of ASC 606. The Company treats costs associated with obtaining new contracts as expenses when incurred if the amortization period of the asset the Company would recognize is one year or less. The Company does not adjust the transaction price for significant financing components, as the Company’s contracts typically do not span more than a one year period. The election of these practical expedients results in accounting treatments that the Company believes are consistent with historical accounting policies and, therefore, these elections of practical expedients do not have a material impact on the comparability of the financial statements as no revenue was earned during the year ended December 31, 2018.

3. Inventory

As of December 31, 2019 and 2018, we had inventories of $0 and $801, which was comprised of raw materials.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

4. Property and Equipment

As of December 31, 2019 and 2018, property and equipment consisted of the following:

	2019	2018	Useful lives
Equipment	$5,910	$9,438	5 – 10 years
Capital lease	201	225	5 years
Furniture	125	186	5 – 10 years
Leasehold Improvements	2,732	3,130	Lesser of useful life/remaining lease
Construction in progress	—	50
Tooling	150	907	2 – 3 years
Total	9,118	13,936
Less: Accumulated Depreciation and Amortization	(3,802)	(7,394)
	$5,316	$6,542

Depreciation and amortization expense related to property and equipment was $2,083 and $2,417, during the years ended December 31, 2019 and 2018, respectively.

5. Intangible Assets

Intangible assets consisted of various patents valued at $400, which represents the cost to acquire the patents. These patents are determined to have useful lives and are amortized into the results of operations over ten years. During the years ended December 31, 2019 and 2018, the Company recorded amortization expenses of $40 and $0, respectively, related to patents.

Estimated future amortization expense of intangible assets as of December 31, 2019 are as follows:

2020	$40
2021	40
2022	40
2023	40
2024	40
Thereafter	160
$360

6. Investment in unconsolidated joint venture

In August 2019, the Company entered into an agreement with Holtec Power, Inc (“Holtec”) to form the unconsolidated joint venture, HI-POWER LLC (“Hi-Power” or “JV”). The JV was formed in order to manufacture the products for all of the Company’s projects in North America. Accordingly, the Company will purchase battery storage systems and spare parts from the JV. The joint venture is in Turtle Creek, Pennsylvania. The Company’s initial estimated financial commitment is $4,100 in the form of a combination of cash and special purpose manufacturing equipment. Eos’s initial ownership interest is 49%.

The joint venture is not planned to commence manufacturing activities until the third quarter of 2020, as a result earnings are not material.

Once manufacturing activities commence, both Eos and Holtec intend to sell the products manufactured by Hi-Power. Eos will earn five percent of the product price for any products manufactured by Hi-Power and sold by Holtec or its affiliates.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

7. Commitments and Contingencies

Lease Commitments

On June 24, 2016, Eos entered into a long-term non-cancelable operating lease for 45,000 sq. ft. of space for its current headquarters facility in Edison, New Jersey. On April 26, 2017, Eos entered into a lease for an additional 18,000 sq. ft. of adjoining space. These leases expire in September 2026 with renewal options up to 2036. Further, these leases require monthly rent payments along with executory costs, which include real estate taxes, repairs, maintenance, and insurance. In addition, the terms of the leases contain cost escalations of approximately 10% annually. The Company also has certain non-cancelable capital lease agreements for office equipment.

Total rent expense was $930 and $1,007, for the years ended December 31, 2019 and 2018, respectively, of which, $102 and $528 was recorded as Cost of goods sold; $430 and $0 as Research and development expenses; and $398 and $479 as General and administrative expenses in the Statement of Operations, respectively.

Future minimum lease commitments as of December 31, 2019 are as follows:

	Operating	Capital
2020	$614	$13
2021	685	13
2022	755	4
2023	825	—
2024	895	—
Later years	1,644	—
Total minimum lease payments	$5,418	$30
Less amounts representing interest		5
Present value of minimum lease payments		$25

8. Grant Expense, Net

Eos was approved for two grants by the California Energy Commission (CEC) totaling approximately $7,000. In accordance with the grant agreements, Eos is responsible for conducting studies to demonstrate the benefits of certain energy-saving technologies to utility companies and consumers in the State of California, and is entitled to receive portions of the grants based upon expenses incurred. During the years ended December 31, 2019 and 2018, Eos recorded grant expense (income), net of $(469) and $1,418, respectively, which comprised of grant income of $984 and $1,821 and grant costs of $515 and $3,239. As of December 31, 2019 and 2018, Eos has received payments totaling $3,209 and $2,244, and has a receivable in the amount of $326 and $678 as of December 31, 2019 and 2018, respectively. The expenses incurred by Eos relate to the performance of the studies in accordance with the respective grant agreements, and the grants received or receivable from the CEC are recorded as an offset to the related expenses for which the grant is intended to compensate the Company.

9. Income Taxes

Eos is subject to regulation under U.S. federal and U.S. state tax laws, regulations and policies. Changes to these laws or regulations may affect the Company’s tax liability, return on investments and business operations.

Earnings before income taxes

Net loss before income taxes for domestic operations for the years ended December 31, 2019 and 2018 was $(79,483) and $(28,498), respectively.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

9. Income Taxes (cont.)

Income expense (benefit)

Income tax expense (benefit) for the years ended December 31, 2019 and 2018 was as follows:

	2019	2018
Current expense (benefit):
U.S. federal	$—	$—
U.S. state and local	—	—
Total current income tax (benefit) provision	—	—
Deferred expense (benefit):
U.S. federal	$—	$—
U.S. state and local	—	—
Total deferred income tax (benefit) provision	—	—
Total income tax (benefit) provision	$—	$—

Eos has no tax provision (benefit) for the periods ended December 31, 2019 and 2018 due the generation of taxable losses offset by a valuation allowance, discussed below, on the deferred tax assets.

Reconciliation of US Federal Statutory income tax rate to actual income tax rate

The reconciliation from the statutory U.S. federal income tax rate to the effective tax rate is as follows:

	2019	2018
Income (loss) before income taxes	$(79,483)	$(28,498)
Statutory U.S. federal income tax (21%)	(16,691)	(5,985)
State and local income tax	1,548	768
Disallowed interest expense	11,903	—
Federal R&D credit	(1,002)	(1,065)
Valuation allowance	4,215	6,276
Other	27	6
Total income tax expense	—	—
Effective tax rate	0%	0%

The reported income tax provision differs from the amount computed by applying the statutory US federal income tax rate of 21% to the income before income taxes due to pretax losses for which no tax benefit has been provided and nondeductible interest expense for US income tax purposes.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

9. Income Taxes (cont.)

Deferred Income Taxes

Eos records deferred income taxes to reflect the net tax effects of temporary differences, if any, between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The components of deferred tax assets and liabilities at December 31, 2019 and 2018 were as follows:

	2019	2018
Deferred tax assets:
NOL carryforwards	$30,540	$26,858
Tax credit carryforwards	4,346	4,390
Employee compensation	187	211
Accruals and reserves	543	136
Organizational costs	194	24
Deferred tax assets, gross	$35,810	31,619
Valuation allowance	$(34,773)	(30,558)
Total deferred tax assets, net	$1,037	$1,061
Deferred tax liabilities:
Fixed assets	(1,010)	(1,061)
Investment in partnership	(27)	—
Deferred tax liabilities	(1,037)	(1,061)
Total deferred tax asset (liability)	$—	$—

Eos’s net deferred tax balances consists primarily of federal and state net operating losses (“NOLs”) available for carry forward, research and development credits, and differences in the basis of property and equipment for the years ended December 31, 2019 and 2018.

During 2018, the Company participated in a tax certificate transfer program with the state of New Jersey and sold a portion of its available prior year New Jersey state NOLs, in varying amounts from tax years 2016 and 2017. During 2019, the Company participated in this same program with the state of New Jersey and sold a portion of its available prior year New Jersey state NOLs and R&D credits, in varying amounts from tax years 2016, 2017 and 2018. The deferred tax balances and related disclosures below reflect the adjusted attribute carryforwards and associated deferred tax assets post-sale of the prior years’ attributes.

The Company maintains a valuation allowance where it is more-likely-than-not that all or a portion of a deferred tax asset may not be realized. Changes in the valuation allowances are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is required, the Company evaluates factors such as prior earnings history, expected future earnings, reversal of existing taxable temporary differences, carry back and carry forward periods and tax planning strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. Management has determined that it is more-likely-than not that Eos will not be able to utilize its deferred tax assets at December 31, 2019 and 2018 due to cumulative losses. As such, Eos has a valuation allowance against its net deferred tax assets.

Valuation allowance increased by $4,215 between December 31, 2019 and 2018. The increase/decrease was primarily attributable to an increase in NOL and tax credit carryforwards.

Net Operating Losses & Tax Credits

As of December 31, 2019 and 2018, Eos has federal research and development tax credits (“R&D credit”) of approximately $3,733 and $2,731, which begin to expire in varying amounts from 2032 – 2039 and 2032 – 2038, respectively. In addition, Eos has state R&D credits of approximately $613 and $1,657, which will expire in varying amounts from 2025 – 2026 and 2023 – 2025 for the years ended December 31, 2019 and 2018, respectively.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

9. Income Taxes (cont.)

The Company has NOL carryforwards for tax purposes and other deferred tax assets that are available to offset future taxable income.

As of December 31, 2019 and 2018, Eos has gross federal NOL carryforwards of approximately $137,612 and $117,018. As of December 31, 2019, Eos has state NOL carryforwards of $24,008. As of December 31, 2018 Eos has NOLs generated in 2018 of $27,378 and NOLs generated in prior years of $7,552, for total state NOLs of $34,930. Regarding the federal NOL for the year ended December 31, 2019, $89,051 begins to expire in varying amounts from 2033 through 2037, while $48,561 has an indefinite carryforward period. The state NOL carryforwards begin to expire in varying amounts from 2036 through 2039. The US (federal and state) operating loss carry forwards and credits may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code, and similar state provisions. The Company is still assessing whether these provisions apply.

Unrecognized Tax Benefits

The Company is subject to income taxes in the United States (federal and state). Significant judgment is required in evaluating the Company’s tax positions and determining Eos’s provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged.

Eos has not recorded any unrecognized tax benefits associated with uncertain tax positions as of December 31, 2019 and 2018.

The open tax years for federal and state tax returns is generally 2016 and forward. Net operating losses and R&D credits generated in closed years and utilized in open years are subject to adjustment by the tax authorities. Eos is not currently under examination by any taxing jurisdiction.

The Company regularly assesses the adequacy of its provision for income tax contingencies in accordance with ASC 740. As a result, the Company may adjust the reserves for unrecognized tax benefits for the impact of new facts and developments, such as changes to interpretation of relevant tax law, assessments from taxing authorities, settlements with tax authorities and lapses of statute of limitations.

10. Related Party Transactions

Convertible Notes Payable

During the years ended December 31, 2019 and 2018, Eos issued convertible notes payable to certain members. Refer to Note 11 for further discussion.

Commitment and Related Party Transaction

During the years ended December 31, 2019 and 2018, Eos incurred monthly management fees to an entity owned by a board member in relation to the use of a New York City office. Total costs incurred during the year amounted to $19 and $274, respectively, which are included in General and administrative expense in the Statements of Operations. Unpaid management fees of $73 and $54 are included in Accounts payable and accrued expenses as of December 31, 2019 and 2018, respectively.

Loan to Affiliate

In prior years, Eos provided temporary advances to affiliated companies based upon certain expenses that were paid by Eos on behalf of the affiliates. The unpaid balance of advances to affiliates as of December 31, 2019 and 2018 was $23, and is included in Prepaid and other current assets on the Balance Sheet.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable

2018 Notes Payable

In December 2018, the Company issued $1,000 of notes payable with a maturity date of the earlier of the date of receipt of the payment of cash from the monetization of the Company’s 2016 and 2017 New Jersey net operating losses or January 15, 2019. They are unsecured and bear interest at the rate of 15% per year. The Company repaid the notes payable on January 2, 2019.

2018 Convertible Notes Payable — Related Party

During the year ended December 31, 2018, the Company issued Convertible notes payable — related party with aggregate principal totaling $2,350 to certain investors (the “2018 Convertible Notes”). The 2018 Convertible Notes are unsecured, bear interest at the greater of 3% per year or 5% of the outstanding principal balance at maturity. In the event the Company conducts an equity offering resulting in aggregate gross proceeds of at least $10,000 before the 2018 Convertible Notes are repaid in full, the Company can force holders to convert the 2018 Convertible Notes and accrued interest into Preferred Units of the Company.

The Company determined the initial carrying value of the 2018 Convertible Notes to be $2,350 at the date of issuance. The Company determined the conversion feature does not constitute an embedded derivative pursuant to ASC 815-15, Embedded Derivatives because the 2018 Convertible Notes do not allow for net settlement upon conversion and the Company’s Preferred Units are not readily convertible to cash. Debt issuance costs associated with the Notes were immaterial and expensed as incurred.

During January 2019, the Company issued an additional $2,551 of Convertible Notes to certain investors on terms similar to the 2018 Convertible Notes. Both the 2018 Convertible Notes and January 2019 Convertible Notes were modified in April 2019 in conjunction with the Phase I Note issuance. The modification was accounted for an extinguishment of the existing Convertible Notes. The modified Phase I Notes were initially recognized at their fair value of $11,012, which resulted in an extinguishment loss of $6,111.

Refer to subsequent discussion for related party considerations applicable to both the 2018 and 2019 Convertible Notes.

2019 Convertible Notes Payable — Related Party

During the year ended December 31, 2019, the Company issued Convertible notes payable — related party with aggregate principal of $19,524 (the “2019 Convertible Notes”). The 2019 Convertible Notes are secured by all assets and intellectual property of the Company. AltEnergy Storage Bridge, LLC (“AltEnergy”) and its affiliates have combined beneficial ownership in the Company exceeding 10% and therefore constitute a related party of the Company, pursuant to ASC 850, Related Parties. As of December 31, 2019, AltEnergy owned approximately 20% of the Company’s Common and Preferred Units. As of December 31, 2018 AltEnergy owned approximately 19% of the Common and Preferred Units. The remaining holders of the 2018 and 2019 Convertible Notes do not meet the definition of a related party under ASC 850. However, the disclosures within Note 11 encompass all of the 2018 and 2019 Convertible Notes. The 2019 Convertible Notes were issued under identical terms, with AltEnergy specifically serving as the administrative agent on behalf of all holders under the 2019 Convertible Notes agreements.

Phase I Notes

The 2019 Convertible Notes were issued on various dates through two phases. The first phase with aggregate principal of $13,529 was issued through May 2019 (the “Phase I Notes”), of which $4,137 was issued to AltEnergy.

The terms of the Phase I Notes are summarized as follows:

•        Maturity:    On or after June 30, 2019.

•        Conversion Option:    At any time, the Holder may elect to convert 1.15 times the outstanding principal balance into the preferred units of the Company at $1.75 per unit.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

•        Liquidation Amount:    Repayment shall be made at the applicable liquidation amount. The Liquidation Amount applies to all repayments, with the exception of early repayments made at the Company’s option. The Liquidation Amount applicable to repayments occurring prior to June 1, 2019 is 1.5 times the outstanding principal balance. At June 1, 2019 and August 1, 2019, the multiple increases to 2.0 and 3.0 times the outstanding principal balance, respectively.

•        Optional Prepayment:    The Company may prepay the Phase I Notes prior to maturity at 3.0 times the outstanding principal balance.

•        Conversion upon Qualified Financing:    In the event that the Company issues and sells any units to investors through a Qualified Financing, on or before the date the Phase I Notes are repaid in full, resulting in aggregate gross equity proceeds of at least $25,000, the Company may at its sole option, force the Holders to convert the Liquidation Amount into the class of equity issued in the Qualified Financing. The number of units issued at conversion are variable and shall be based upon the price per unit paid in the financing. Alternatively, the Company may also elect to settle the 2019 Convertible Notes in cash.

•        Holders’ put options:    If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. Any time prior to September 30, 2019, if Event of Default has not occurred, and at the direction of a majority of holders, the Liquidation Amount becomes due on demand.

In conjunction with the Phase II Note issuance, the Phase I maturity date was extended to October 31, 2019. The term extension was considered a troubled debt restructuring and did not result in a substantial modification and was accounted for as a continuation of the existing Phase I Notes. An extinguishment charge was not recognized.

Phase II Notes

The second phase with aggregate principal of $5,995 was issued through December 2019 (the “Phase II Notes”), of which $2,017 was issued to AltEnergy.

The terms of the Phase II Notes are identical to the Phase I Notes, except as follows:

•        Maturity:    On or after October 31, 2019.

•        At any time, the holder may elect to convert 1.15 times the outstanding principal balance into the Preferred Unites of the Company at $0.50 per unit.

•        The Liquidation Amount is 6.0 times the outstanding principal balance, regardless of the repayment date.

•        Holders’ put option:    If an Event of Default occurs, and at the direction of 25% of the holders, repayment at the applicable Liquidation Amount becomes immediately due on demand. If Event of Default has not occurred, Holders cannot accelerate repayment.

•        Phase II Notes are Senior to Phase I Notes:    In the event that the Company is obligated, or elects, to repay the 2019 Convertible Notes and does not have sufficient funds to repay all Notes in full, payments shall be made in the following order: first, to the holders of Phase II Notes until each holder has received a repayment equal to 2.0 times (2.0x) the then outstanding principal balance of holder’s Phase II Notes; second, to the holders of Phase I Notes until each holder has received a repayment equal to 1.0 times (1.0x) the then outstanding principal balance of those holder’s Phase I Notes; and third, to all holders of the 2019 Convertible Notes, pro rata based on the remaining amount due to each holder pursuant to the terms and provisions of each 2019 Convertible Note held by that holder.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

Concurrent to issuance of the Phase II Notes, the Company entered into subscription agreements to sell Preferred Units to the Holders equal to the principal balance of the Phase II Notes at a price of $0.50 per unit. Phase II cash proceeds totaled $11,991. The proceeds were allocated to the Phase II Notes and Preferred Units based on their relative fair values at the date of issuance. The Company recognized $2,031 attributable to the Phase II Preferred Units, which was recorded as a discount against the Phase II Notes. Refer to Note 13 for further discussion regarding the Preferred Units.

Beneficial Conversion Features

The conversion option on the Phase I Notes generated a beneficial conversion feature (BCF). A BCF arises when a debt or equity security is issued with an embedded conversion option that is in the money at inception because the conversion option has an effective strike price that is less than the fair value of the underlying equity security at the commitment date. The Company recognized this BCF by allocating the intrinsic value of the conversion option to the Preferred Units, which resulted in a discount on the Phase I Notes. The Company amortized the discount into interest expense on the commitment date, as the Convertible Notes are immediately puttable by investors.

Embedded Derivatives

Both the occurrence of a Qualified Financing and the exercise of the holders’ put options represent events that can accelerate repayment of the 2019 Convertible Notes and involve a significant discount. Therefore, these features constitute embedded derivatives that require bifurcation pursuant to ASC 815-15, Embedded Derivatives.

In the event of a Qualified Financing occurring prior to July 31, 2019, the Phase I notes can be repaid at a 1.5x or 2.0x Liquidation Amount, thereby resulting in an embedded derivative at issuance. Embedded derivative assets with initial fair value of $181 and embedded derivative liabilities with initial fair value of $1,145 were recognized during 2019. These amounts were recorded as premiums and discounts on the Convertible Notes. As of December 31, 2019, the embedded derivatives were classified as current liabilities on the consolidated balance sheet and had a fair value of $1,681. As a result, a change in fair value of embedded derivative loss of $1,718 has been recognized within other income and expense on the consolidated statement of operations during the year ended December 31, 2019. Amortization of the premium is discussed below.

The Company accounted for the 2019 Convertible Notes as deeply discounted zero coupon debt instruments. The balances payable at maturity reflect liquidation multiples of 3.0 and 6.0 times the stated face value of the Phase I and Phase II Notes, respectively. The following balances were recognized upon issuance of the Phase I and Phase II Notes:

	Phase 1	Phase 2	Total
Convertible notes payable	$40,587	$35,973	$76,560
Discount, original issuance	(20,946)	(23,982)	(44,928)
Premium (Discount), embedded derivative	181	(1,145)	(964)
Discount, fair value of preferred units	—	(2,031)	(2,031)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Convertible notes payable, net	$18,023	$8,815	$26,838

Subsequent Measurement

With respect to the Phase I Notes, the holders’ put option is immediately exercisable at the 1.5 times the Notes. Pursuant to ASC 470-10, which states that notes with demand features should be stated at or near the amount of cash that could be required to satisfy, a corresponding portion of the discount was amortized into interest expense immediately following issuance. Additionally, the discount attributable to the BCF was immediately amortized into interest expense at issuance. The remaining discount on the Phase I Notes was amortized into interest expense using the effective interest method through July 31, 2019, the date at which the note becomes payable at 3.0 times the outstanding principal amount.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

11. Convertible Notes Payable (cont.)

Discounts on the Phase II Notes were amortized into interest expense using the effective interest method through the stated maturity date of October 31, 2019. On October 31, 2019, the Company defaulted under the Phase II note agreements, at which time the note holders’ put option became exercisable. Accordingly, discounts on Phase II Notes issued subsequent to October 31, 2019 were immediately amortized into interest expense upon issuance.

At issuance, the annual effective interest rates on the Phase I Notes were in excess of 400%. The Phase II Notes were issued with annual effective interest rates in excess of 1200%. During the year ended December 31, 2019, the Company recognized interest expense of $22,564 and $27,158 related to the 2019 Phase I and Phase II Notes, respectively.

As of December 31, 2019, the 2019 Convertible Notes are convertible to approximately 8.9 million and 13.8 million Preferred Units of the Company, respectively. The balances attributable to the 2019 Convertible Notes on December 31, 2019 are as follows:

	Phase 1	Phase 2	Total
Convertible notes payable	$40,587	$35,973	$76,560
Discount, original issuance	(20,946)	(23,982)	(44,928)
Discount, embedded derivative	181	(1,145)	(964)
Discount, fair value of preferred units	—	(2,031)	(2,031)
Discount, beneficial conversion features	(1,799)	—	(1,799)
Discount, accumulated amortization	22,564	27,158	49,722
Convertible notes payable, net	$40,587	$35,973	$76,560

As of December 31, 2019, aggregate Phase I and Phase II Notes attributable to AltEnergy totaled $24,415.

12. Classes of Members’ Capital

Pursuant to the Company’s Sixth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), Eos is authorized to issue equity units under four classes of members’ interest: Preferred Units, Common Units, Employee Units, and Service Provider Units. As of December 31, 2019, the Company has issued only Preferred Units and Common Units.

As of December 31, 2019 and 2018, there were 68,190,000 Common Units outstanding. The Company’s preferred units are discussed at Note 13.

13. Contingently Redeemable Preferred Units

As of December 31, 2019, the Company has outstanding Series C, Series D, and 2019 Bridge Preferred Units, which were issued at $1.10, $1.75, and $0.50 per unit, respectively.

Pursuant to the LLC Agreement, the rights and privileges of the Preferred Members are as follows:

Voting — The Preferred Members are entitled to vote together with the holders of Common Units on all matters submitted for members’ vote. Additionally, the Preferred Members occupy a majority of the seats of the Board of Directors and can therefore control all decisions subject to the Board’s vote.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

13. Contingently Redeemable Preferred Unit (cont.)

The following actions require a majority vote of the Preferred Members:

•        Pay any dividend on any Units

•        Agree or enter into a merger, sale of a material portion of the Assets, or other corporate reorganization or acquisition or any other transaction resulting in a change of control of the Company.

•        Create or authorize the creation of any debt security, guarantee, or instrument with similar effect in excess of $1,000,000, outside the normal course of business.

•        Enter new lines of business or exit the current line of business.

•        Enter into an exclusive agreement or arrangement to manufacture or sell the Company’s technology.

•        Sell, assign, transfer, pledge, or encumber material technology or material intellectual property.

•        Take any action which deviates from the current budget approved by the Board of Directors by more than 15%.

Preferred Liquidation Preference — In the event of the termination of the Company or a Company Sale (as defined within the LLC agreement) the holders of the Preferred Units are entitled to receive for each outstanding unit an amount equal to the greater of: 1) the original issuance price per unit plus an 8% liquidation preference, accrued from the issuance date and (2) the amount which would have been payable to such Preferred Member had the Preferred Units been converted into Common Units in connection with a termination or Company Sale.

After payment of the Preferred Liquidation Preference, any remaining proceeds are distributed proportionally to the Common Unit holders. A Company Sale is defined as a sale of Units, sale of Assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more third parties (other than Voting Members) shall own in excess of fifty percent of the Voting Units or assets of the Company. As of December 31, 2019 and 2018, the Preferred Liquidation Preference was $136,816 and $121,870, respectively. Because the occurrence of a Company Sale is not probable, the Company concluded the Preferred Units are not probable of becoming redeemable. Therefore, the carrying value has not been remeasured to the Preferred Liquidation Preference.

The occurrence of a Company Sale requires the approval of both the Board of Directors and Preferred Members. Therefore, the liquidation provisions are considered contingent redemption provisions as there are certain elements that are not solely within the control of the Company. Accordingly, the Preferred Units have been presented in the mezzanine section of the consolidated balance sheet.

Conversion — The Preferred Units are convertible at any time, at the option of the holder, into Common Units of the Company. Upon an optional conversion, distributions payable on such Preferred Units that have been declared but remain unpaid, shall be converted into Common Units. Upon the closing of a Qualified Public Offering (as defined within the LLC Agreement), Preferred Units will automatically convert to common stock.

The Preferred Units are initially convertible on a one-to-one basis into Common Units, subject to certain adjustments for unit splits and combinations. The Preferred Units are also subject to full-ratchet, anti-dilution price protection (a “down round” provision). Under that provision, if the Company issues Common Units at an effective price that is less than the conversion price (the “Dilutive Price”), then the conversion price of the Preferred Units is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of either Common Units or securities convertible into Common Units, at a Dilutive Price, the Preferred Units would be convertible into a greater number of Common Units.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

13. Contingently Redeemable Preferred Unit (cont.)

2019 Bridge Preferred Units

As discussed at Note 11, the Company entered into subscription agreements to sell Preferred Units to the Holders a price of $0.50 per unit concurrently with the issuance of the 2019 Phase II Notes, which resulted in the issuance of approximately 12,000,000 Preferred Units (the “2019 Bridge Preferred Units”). The Company recognized $2,031 attributable to the 2019 Bridge Preferred Units based on the allocated fair value of cash proceeds.

Upon the issuance of 2019 Bridge Preferred Units, the down round provision was triggered for the Series C and Series D Preferred Units whereby the conversion price was adjusted from $1.10 and $1.75, respectively to $0.50 per Common Unit, which resulted in approximately 144,200,000 additional Common Units being issuable upon conversion of the Series C and Series D Preferred Units. As the fair value a Common Unit was determined to be less than $0.50 on both 1) the original issuance date of the Series C and Series D Preferred Units and 2) immediately following the issuance of the Bridge Preferred Units, the down round did not trigger a BCF. Therefore, a deemed dividend was not recognized.

As of December 31, 2019 and 2018, the Preferred Units were convertible into approximately 224,900,000 and 68,700,000 Common Units, respectively. During the years ended December 31, 2019 and 2018, activity attributable to the Preferred Units was as follows:

	Preferred Units
	Units	Amount
Balance, December 31, 2017	50,970	$74,776
Contributions	14,367	24,854
Conversion of notes payable	3,379	5,918
Balance, December 31, 2018	68,716	$105,548
Contributions allocated to preferred units	11,991	2,031
Discount on convertible notes, beneficial conversion feature	—	1,786
Balance, December 31, 2019	80,707	$109,365

14. Stock-Based Compensation

Since 2012, Eos has issued stock options to employees and certain service providers under the 2012 Eos Equity Incentive Plan (“Plan”). In addition to stock options, the Plan provides for the issuance of other forms of stock-based compensation, including profits interests, unit appreciation rights and restricted units. Only stock options have been issued under the Plan.

The following table summarizes stock option activity during the years ended December 31, 2019 and 2018:

	Units	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)
Options Outstanding at December 31, 2017	3,879,955	$1.39
Granted	1,708,806	$1.75
Cancelled/Forfeited	(331,334)	$1.55
Options Outstanding at December 31, 2018	5,257,427	$1.51	2.8
Granted	4,422,114	$0.55
Cancelled/Forfeited	(2,863,938)	$1.51
Options Outstanding at December 31, 2019	6,815,603	$0.87	5.4
Options Exercisable at December 31, 2018	3,303,608	$1.33	2.8
Options Exercisable at December 31, 2019	2,356,348	$1.31	1.8

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

14. Stock-Based Compensation (cont.)

As of December 31, 2019 and 2018, 1,525,147 and 3,083,323 shares remain for future issuance, respectively. Options vest generally over three to five years and have a term of five to ten years. The Company recorded stock compensation expense of $135 and $137 for the years ended December 31, 2019 and 2018, respectively, which has been recorded in General and administrative expenses in the Statements of Operations. Unrecognized stock compensation expense of $365 is expected to be amortized over the next four years.

The weighted average assumptions used to determine the fair value of options granted in 2019 and 2018 are as follows:

	2019	2018
Volatility	58.20%	62.00%
Risk free interest rate	1.89%	2.42%
Expected life (years)	6.25	4.5
Dividend yield	0%	0%

The weighted average grant date fair value of all options granted was $0.07 and $0.12 per option for the years ended December 31, 2019 and 2018, respectively.

The following table summarizes non-vested stock option activity for the years ended December 31, 2019 and 2018:

	Shares	Fair Value
Non-vested options outstanding at December 31, 2017	828,197	$1.49
Granted	1,708,806	$1.75
Vested	(622,035)	$1.60
Exercised	—	—
Forfeited	(93,730)	$1.38
Non-vested options outstanding at December 31, 2018	1,821,239
Granted	4,422,114	$0.50
Vested	(497,189)	$0.77
Exercised	—	—
Forfeited	(1,912,390)	$1.65
Non-vested options outstanding at December 31, 2019	3,833,774	$1.72

15. Subsequent Events

The Company has performed an evaluation of subsequent events through September 10, 2020, the date the financial statements were issued.

On June 24, 2020, B. Riley Principal Merger Corp. II (NYSE: BMRG, BMRG WS, BMRG.U) (“BMRG”), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley Financial”), and Eos executed a letter of intent (“LOI”) for a business combination transaction (“transaction”) which would result in Eos becoming a publicly listed company. BMRG is an acquisition company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On September 7, 2020, the Eos entered into a merger agreement with BMRG for the transaction. The contemplated deal with BMRG would provide all holders of common and preferred, and Convertible notes payable — related party to receive common stock of the continuing public company, which will be a wholly owned subsidiary of BMRG. The proposed transaction is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by BMRG’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated.

EOS ENERGY STORAGE, LLC

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

15. Subsequent Events (cont.)

On August 10, 2020, the Company entered into a memorandum of agreement with Holtec Power, Inc. (“Holtec”), its joint venture partner under which Holtec has subscribed to an equity investment in the Company of $10 million. As of September 10, 2020, Holtec has funded $4 million of the subscribed amount. The remaining $6 million is expected to be funded prior to the close of the Company’s proposed business combination with BMRG.

As of September 10, 2020, the Company issued approximately $4,850 of its 2019 Phase II Notes and $4,850 million in preferred units at $0.50 per unit.

In early 2020, an outbreak of the novel strain of coronavirus (COVID-19) emerged globally. As a result, there have been mandates from federal, state and local authorities resulting in an overall decline in economic activity. As of September 10, 2020, COVID-19 has not had a material effect on the Company; third-party product safety certification from Underwriter Laboratories (UL) for the Eos Aurora Gen 2.3 150|600 DC Battery System has been delayed due to COVID-19 and is expected in the fourth quarter of 2020. However, if COVID-19 broadly resurfaces in the latter part of 2020, it could affect the Company’s ability to install and commission its battery systems. The Company is currently evaluating the potential impact to its supply chain and is mitigating risk by developing a strategy to diversify suppliers if required.

Annex A

Dated September 7, 2020

Agreement and Plan of Merger

between

B. Riley Principal Merger Corp. II,
as Parent

BMRG Merger Sub, LLC,
as Merger Sub I,

BMRG Merger Sub II, LLC,
as Merger Sub II,

Eos Energy Storage LLC,
as the Company

New Eos Energy LLC,
as Newco

and

AltEnergy Storage VI, LLC
in its capacity as the Securityholder Representative

Annex A-i

Annex A-ii

Annex A-iii

EXHIBITS

Exhibit A	—	Form of Company Unitholder Approval
Exhibit B	—	Form of Third A&R Certificate of Parent
Exhibit C	—	Form of Certificate of Merger
Exhibit D	—	Form of Unitholder Letter of Transmittal
Exhibit E	—	Form of Company Bringdown Certificate
Exhibit F	—	Form of Sponsor Earn Out Agreement
Exhibit G	—	Form of FIRPTA Certificates
Exhibit H	—	Form of Director Nomination Agreement
Exhibit I	—	Form of Registration Rights Agreement
Exhibit J	—	Form of Parent Bringdown Certificate
Exhibit K	—	Form of Surviving Company Operating Agreement
Exhibit L	—	Form of Subscription Agreement
Exhibit M	—	Directors and Officers

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 7, 2020, by and among (i) B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), (ii) BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), (iii) BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), (iv) Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), (v) New Eos Energy LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of the Company (“Newco”), and (vi) AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative hereunder (in such capacity, the “Securityholder Representative”). Each of Parent, Merger Sub I, Merger Sub II, the Company, Newco and the Securityholder Representative is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

Whereas, Parent is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of Merger Sub I and Merger Sub II is a newly formed, wholly owned Subsidiary of Parent, and was formed for the sole purpose of the transactions contemplated by this Agreement;

WHEREAS, Newco is a newly formed, wholly owned Subsidiary of the Company, and was formed for the sole purpose of the transactions contemplated by this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth herein and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the Parties intend to enter into a business combination transaction by which: (1) Merger Sub I will merge with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and become a wholly owned subsidiary of Parent; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the surviving company (Merger Sub II, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Ultimate Surviving Company”) and a wholly owned subsidiary of Parent;

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Mergers, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company (or, after the Pre-Closing Reorganization, Newco) are to be parties under Section 368(b) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Company (the “Board”) and the Company, as the sole member of Newco, as of the date hereof, have carefully considered the terms of this Agreement and have: (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Mergers, upon the terms and subject to the conditions set forth herein, to be fair to and in the best interests of the Company, Newco and the Unitholders, (2) approved and declared advisable this Agreement in accordance with applicable Law, and (3) adopted a resolution directing that the adoption of this Agreement be submitted to Preferred Members (as defined in the Company Operating Agreement) for consideration and recommended that all of Preferred Members adopt this Agreement in their capacity as the holders of Preferred Units as of the date hereof and, after giving effect to the Pre-Closing Reorganization, the holders of preferred units of Newco as contemplated by Section 5.14;

Annex A-1

WHEREAS, simultaneously with the execution of this Agreement, the Company is delivering a written consent in substantially the form attached hereto as Exhibit A (the “Company Unitholder Approval”) from the Preferred Members which hold more than fifty percent (50%) of the Preferred Units (as defined in the Company Operating Agreement) of the Company, and who after giving effect to the Pre-Closing Reorganization, will hold more than fifty percent (50%) of the preferred units of Newco as contemplated by Section 5.14;

WHEREAS, the board of directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, Parent and Parent’s stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Parent is delivering written consents (in its capacity as the sole member of each of Merger Sub I and Merger Sub II) approving this Agreement and the transactions contemplated hereby.

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. “Affiliate” shall also include for any individual: (a) such individual’s spouse and lineal descendants (whether natural or adopted); and (b) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual. For the avoidance of doubt, HI-POWER shall not be considered an “Affiliate” hereunder.

“Affiliated Group” means a group of Persons that elects to or is required to file, or otherwise files, a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Allocation Schedule” means a schedule included as part of the Closing Settlement Statement setting forth the allocation of the Merger Consideration among the Securityholders, and in no event shall the Allocation Schedule allocate more Parent Shares than the Merger Consideration (except in the case of the allocation of Earn Out Shares, if applicable). If, and to the extent, following the Closing, the Allocation Schedule is subject to adjustment or other modification in connection with any settlement or judgment with respect to, or other final resolution of, the Indemnified Matters, any reference herein to the Allocation Schedule shall be to the Allocation Schedule, as so adjusted or modified.

“Ancillary Documents” means, collectively, any agreements, documents, instruments and certificates entered into in connection herewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in the State of New Jersey or the State of New York.

“Cash Equity” means the aggregate amount of cash committed by Equity Financing Sources pursuant to any Subscription Agreements.

Annex A-2

“Change of Control” means the occurrence in a single transaction or as a result of a series of transactions of one or more of the following events: (a) any Person or “group” (as defined in the Securities Exchange Act) of Persons acquires (i) direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent or (ii) control of the Parent Board; (b) a merger, consolidation, reorganization or other business combination, however effected, involving Parent and, immediately after the consummation of such transaction or series of transactions, either (i) the Parent Board immediately prior to the merger, consolidation, reorganization or other business combination does not constitute at least a majority of the board of directors of the company surviving the merger, consolidation, reorganization or other business combination, or if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of Parent immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (c) a sale of all or substantially all of the assets of Parent.

“Closing Settlement Statement” means that certain Closing Settlement Statement, Funds Flow and Allocation Schedule, dated as of the Closing Date, by and among the Parties.

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization; Authority; Enforceability), Section 3.03 (Capitalization), Section 3.04(d) (Financial Statements), Section 3.08 (Tax Matters), Section 3.12 (Brokerage), Section 3.26 (Affiliate Transactions) and Section 3.30 (Sales and Assets).

“Company Operating Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 26, 2017, as amended by the First Amendment, dated as of April 30, 2018.

“Company Option” means any outstanding option to purchase Units heretofore granted under the Equity Plan; provided that, for the avoidance of doubt, following the Pre-Closing Reorganization, “Company Options” shall mean the equivalent respective equity interests of Newco assumed by Newco pursuant to Section 5.14.

“Company Optionholder” means a holder of Company Options outstanding immediately prior to the Effective Time.

“Company Restricted Unitholder” means a holder of Company Restricted Units outstanding immediately prior to the Effective Time.

“Company Restricted Units” means any outstanding restricted Unit whose value is determined by reference to the value of a Unit, heretofore granted under the Equity Plan; provided that, for the avoidance of doubt, following the Pre-Closing Reorganization, “Company Restricted Units” shall mean the equivalent respective limited liability company interests of Newco issued to the holders of such Company Restricted Units pursuant to Section 5.14.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company. For the avoidance of doubt, HI-POWER shall not be considered a “Company Subsidiary” hereunder.

“Company Transaction Expenses” means, without duplication, all expenses of the Eos Companies and the Newco Companies incurred or to be incurred prior to the Closing in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and any Alternative Acquisition, including (i) any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers and (ii) severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any Tax in connection with such payments).

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of June 21, 2020, by and between Parent and the Company.

“Contract” means any written or oral contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement (including any amendments thereto).

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“Copyleft Terms” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any Eos Company’s use, modification or distribution thereof as currently conducted, that any proprietary Software of the Eos Companies (i) be disclosed, made available, or distributed in source code form or (ii) be redistributable at no charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” means the Company Disclosure Schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Earn Out Period” means the period from (and excluding) the Closing Date to (and including) the day that is the fifth anniversary of the Closing Date.

“Environmental Laws” means all applicable Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the use, presence, generation, handling, transportation, treatment, storage, disposal, recycling, distribution, labeling, testing, discharge, release, threatened release, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise or radiation.

“Eos Companies” means, collectively, the Company, the Company Subsidiaries and (other than for purposes of Article III and related defined terms to the extent they are used in Article III) the Newco Companies.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the equity financing for the transactions contemplated by this Agreement, including the parties named in any Subscription Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such equity financing and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares, units, interests or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation, all other similar rights of such Person, and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Plan” means the 2012 Equity Incentive Plan of the Company (or, after the Pre-Closing Organization, Newco).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means a trade or business (whether or not incorporated) that is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” means, with respect to any Unitholder, that (a) there shall be an Agreed Claim, and (b) such Unitholder shall have failed to satisfy its Obligations with respect to such Agreed Claim within thirty (30) days after delivery of written notice thereof to such Unitholder.

“Export Control Laws” means export, import, deemed export, transfer, and retransfer controls contained in the U.S. Export Administration Regulations or similar controls from any other applicable jurisdiction.

Annex A-4

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership or a disregarded entity, (b) a “specified foreign corporation” within the meaning of Code Section 965, or (c) a “passive foreign investment company” within the meaning of Code Section 1297.

“Fraud” means a misrepresentation or omission of a fact (i) contained in or intentionally omitted from the representations and warranties made in this Agreement or an Ancillary Document, (ii) that is false or necessary to make the representations and warranties made not misleading, (iii) made with knowledge of its falsity or misleading nature of its omission, (iv) made or omitted with the intent to deceive or mislead, (v) relied on by the other party to this Agreement or such Ancillary Document, and (vi) detrimental to the party relying on such misrepresentation or omission.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws, (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission, self-regulatory organization (including the NYSE) or instrumentality of any federal, state, local or foreign jurisdiction.

“Governmental Rule” means Laws promulgated by any agency of a Governmental Entity.

“Hazardous Substances” means all substances, materials, chemicals, or wastes categorized under Environmental Laws as hazardous, toxic, or as a pollutant or contaminant, including any petroleum products or byproducts, asbestos, asbestos-containing materials, polychlorinated biphenyls, radioactive materials and per- and polyfluoroalkyl substances.

“HI-POWER” means HI-POWER, LLC.

“Holtec MoA” means that certain Memorandum of Agreement, dated as of August 10, 2020, by and between Holtec International and the Company.

“Holtec Shortfall” means $6,000,000 minus the amount by which Holtec International funds the balance of its commitment to the Company pursuant to the Holtec MoA after the date hereof and prior to Closing (it being understood that if Holtec International funds the entire $6,000,000 balance of its commitment, the Holtec Shortfall shall be $0).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Eos Companies and the Newco Companies, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all capitalized Lease obligations as defined under GAAP; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earnouts); (e) any and all letters of credit (to the extent drawn); (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (g) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (h) indebtedness secured by a Lien on assets or properties of any Eos Company or any Newco Company; (i) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other

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Person of a type described in clauses (a) through (h) above, or (i) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (h) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto; provided, that “Indebtedness” shall not include (i) any intercompany Indebtedness between or among the Eos Companies, or (ii) Company Transaction Expenses.

“Indemnity Pro Rata Share” means, with respect to each Unitholder, an amount (expressed as a percentage) equal to (a) the portion of the Merger Consideration to which such Unitholder is entitled as set forth on the Allocation Schedule divided by (b) the portion of the Merger Consideration to which all Unitholders are entitled as set forth on the Allocation Schedule.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all issued patents, utility models, design registrations, and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof (collectively, “Patents”), (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of origin, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all works of authorship, Software, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing (collectively, “Copyrights”), (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Internet domain names and social media accounts, (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Intervening Event” means any event, development, circumstance, occurrence or change in circumstances or facts materially adverse to the Eos Companies’ financial condition, properties, assets, liabilities, operations or results of operations that was not known to (or, if known, the material consequences of which (or the magnitude of which) was not known to) the Parent Board on the date of this Agreement and did not result from a breach of this Agreement by Parent, and does not relate to an alternative business combination to that contemplated in this Agreement. For the avoidance of doubt, “Intervening Event” shall not include the COVID-19 virus and related pandemic.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information and operational technology equipment, automated systems and all associated documentation, in each case, used or held for use in the operation of the Eos Companies.

“Key Employees” means Russ Stidolph, Joe Mastrangelo, Mack Treece and Sagar Kurada.

“Knowledge” (a) as used in the phrases “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of the Key Employees, after reasonable inquiry of each such individual’s direct reports with respect to the applicable subject matter and (b) as used in the phrases “to the Knowledge of Parent” or phrases of similar import means the actual knowledge of Daniel Shribman and Matthew Feinberg, after reasonable inquiry of such individual’s direct reports with respect to the applicable subject matter.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees and Orders of Governmental Entity, including common law, in each case in effect on or prior to the Closing Date. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leakage” means the aggregate amount of all distributions or payments of cash or other property made by the Eos Companies or the Newco Companies during the Lock Box Period pursuant to any of the following transactions, except for those transactions that constitute Permitted Leakage: (a) the declaration, making or payment of any dividend,

Annex A-6

distribution or return of capital, or any redemption, purchase or other acquisition of Equity Interests or other securities of or ownership interests in any Eos Company or Newco Company, or any payments in lieu of any of the foregoing (whether in cash or in kind); (b) the payment of any remuneration, commission, royalty, licensing or service fees, management fees, advisory or monitoring fees, termination fees or penalties or consulting fees to any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates or on their respective behalves; (c) the amount of any payment or other liability waived or discharged (including by way of conversion into equity) by any Eos Company or Newco Company of any amount that was owed to it by any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates; (d) any payment of any type in respect of any Indebtedness (including any breakage fees or penalties), in each case, by any Eos Company or Newco Company to any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates; (e) any assignment, transfer or surrender of any assets to, or the making of any payment on behalf of, any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates; (f) any indemnity or other contingent liability or obligation granted or assumed by any Eos Company or Newco Company in favor of any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates; (g) the creation of any Lien over any asset of the Company, Newco or any of their Subsidiaries in favor of any Securityholder, any other equityholder of the Company or Newco or any of their respective Affiliates (other than the Company or any wholly owned Company Subsidiary), unless such Lien is released at or prior to the Closing; and (h) the payment or incurrence of any Tax, fee, interest or cost by any Eos Company or Newco Company as a result of any of the matters set out in (a) through (g) above.

“Leakage Certificate” means a certificate to be executed by the chief financial officers of the Company and Newco certifying that there has been no Leakage (or any Leakage that has occurred, each item of Leakage and the amount thereof) during the Lock Box Period.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Eos Companies.

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Eos Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Liability” means any liability, debt, obligation, loss, damage, claim, penalty, fine, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and reasonable attorney’s fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Laws or Proceeding.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Lock Box Period” means the period from and including June 23, 2020 to and including the Closing.

“Losses” means, with respect to any Person, all losses, damages, judgments, Taxes, awards, penalties, settlements and out-of-pocket expenses (including reasonable attorneys’ fees), including any (a) consequential, indirect, special, punitive (only to the extent such punitive damages are paid or payable to a third party in connection with a third party claim) exemplary or treble damages, (b) calculations of damages or loss using loss of future revenue, income or profits or diminution of value, (c) damages based on a multiple of earnings or other metric or loss of business reputation or opportunity, and (d) the amount, if any, by which the aggregate Seller Defense Costs actually paid by Parent or any of its Subsidiaries exceeds the Deductible.

“Material Adverse Effect” means any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Eos Companies as a whole, or (b) the ability of the Eos Companies, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein; provided, however, in respect of clause (a) only, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect: (i) changes that are the result of factors generally affecting the industries or markets in which the Eos Companies

Annex A-7

operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case after the date hereof; (iii) any failure of any Eos Company to achieve any projected periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes to the extent affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities market; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other similar natural disaster or act of god, and other similar force majeure event; (vii) any national or international political or social conditions in any jurisdiction in which the Eos Companies conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 virus and related pandemic); or (x) the public announcement of the transactions contemplated hereby; provided, however, that, any event, circumstance, development, state of facts, occurrence, change or effect that results from a matter described in any of the foregoing clauses (i) through (viii) (but excluding clause (iii)) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Eos Companies, relative to other comparable entities operating in the industries or markets in which the Eos Companies operate.

“Material Suppliers” means (a) (i) the top twenty (20) suppliers (determined by the amount purchased) of the Eos Companies for the fiscal year ended December 31, 2019 and (ii) the top five (5) suppliers (determined by the amount purchased) of the Eos Companies for the seven-month period ended July 31, 2020, and (b) any supplier who is (i) a sole supplier of any material equipment, materials, products, supplies, goods, components or other assets or services and (ii) not readily replaceable without the incurrence of material cost or delay based on the reasonable judgement of the Parent.

“Merger Consideration” means (a) 30,000,000 Parent Shares minus (b) the number of Parent Shares equal to the quotient obtained when dividing Leakage (other than Permitted Leakage), if any, by $10.00 minus (c) the number of Parent Shares equal to the quotient obtained when dividing the Holtec Shortfall, if any, by $10.00.

“Nasdaq” means the Nasdaq Capital Market.

“Newco Companies” means, collectively, Newco and its Subsidiaries.

“NYSE” means the New York Stock Exchange.

“Occurrence” means any accident, happening or event which occurs or has occurred at any time on or prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of any Eos Company which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course Tax Sharing Agreement” means any commercial agreement entered into in the Ordinary Course of Business for which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Owned Intellectual Property” means all Intellectual Property owned or purported by any of the Eos Companies in writing to be owned, in whole or in part, by any of the Eos Companies. “Owned Intellectual Property” include trade secrets for (a) the recipe for the Eos Companies’ proprietary electrolyte solution and (b) the proprietary Titanium depositing process.

“Parent Board” means the board of directors of Parent.

Annex A-8

“Parent Closing Cash” means, as of immediately prior to the Closing, an aggregate amount of cash equal to the result of (without duplication) (a) the cash available to be released from the Trust Account (for avoidance of doubt, after taking into account the Parent Stock Redemption), plus (b) the aggregate net proceeds of any investment in Equity Interests of the Parent by the Equity Financing Sources.

“Parent Disclosure Schedules” means the Parent Disclosure Schedules delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization; Authority; Enforceability), Section 4.02 (Brokerage), and Section 4.05(a)-(b) (Capitalization).

“Parent Governing Documents” means the certificate of incorporation and bylaws of Parent.

“Parent Material Adverse Effect” means any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon the ability of the Parent to perform its obligations and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein, including the following: (a) any material and adverse changes that are the result of factors affecting the industries or markets in which the Parent receives, or expects to receive, financing; (b) any material and adverse changes in Law or GAAP or the interpretation thereof, in each case effected after the date hereof; (c) changes that are solely the result of economic factors materially and adversely affecting the national, regional, or world economic, securities or financial markets after the date hereof; (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other similar natural disaster or act of god, and other force majeure events; (e) any national or international political or social conditions in any jurisdiction in which the Parent reasonably expects to receive financing; (f) any epidemic, pandemic or disease outbreak (including the COVID-19 virus and related pandemic); or (g) any engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel.

“Parent Shares” means the shares of common stock of Parent, par value $0.0001 per share.

“Parent Stock Redemption” means the election of an eligible holder of Parent Shares (as determined in accordance with Parent Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Parent Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Parent Governing Documents and the Trust Agreement) in connection with the Parent Stockholder Meeting.

“Parent Stockholder Meeting” means a meeting of the stockholders of Parent to vote on the Parent Stockholder Voting Matters.

“Parent Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) the Third Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit B (the “Third A&R Certificate”), (c) the issuance of the Parent Shares pursuant to the terms of this Agreement, (d) the issuance of the Parent Shares pursuant to any Subscription Agreement, (e) the LTIP, and (f) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to and require the vote of Parent Stockholders in the Proxy Statement.

“Parent Stockholders” means the holders of Parent Shares.

“Parent Transaction Expenses” means all expenses of Parent incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and any Alternative Acquisition, including (i) any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers and (ii) the repayment of sponsor loans and similar expenses.

“Parent Units” means units issued by Parent, each consisting of one share of Parent Class A Common and one-half of one redeemable Parent Warrant.

Annex A-9

“Permitted Leakage” means (i) any compensation or benefits, or reimbursement of costs or expenses, paid or payable to or for the benefit of any equityholder of any Securityholder or any Affiliates of a Securityholder in each such case who is also a director, officer, or employee of, or consultant to, any Eos Company in connection with such Person’s services as a director, officer, employee or consultant in each case as paid in the Ordinary Course of Business (including any Taxes paid by the Company in connection with any such amounts paid to such Person), (ii) any payments made with the prior written consent of Parent solely to the extent of the amount approved, and (iii) the payment of the equity of Newco in the Pre-Closing Reorganization in compliance with Section 5.14.

“Permitted Liens” means (a) Liens securing obligations under capital leases, (b) easements, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property that do not materially affect the operations of the Eos Companies or the value of their assets, (c) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or that are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) statutory Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (f) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (g) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity and which are not violated in any material manner; (h) in the case of Leased Real Property, any Liens which the underlying fee or any other interest in the leased premises (or the land on which, or the building in which, the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitution thereof, in each case, which do not materially affect the operations of the Eos Companies or the value of their assets, (i) non-exclusive licenses of Owned Intellectual Property granted to customers and distributors in the Ordinary Course of Business, (j) Securities Liens, (k) Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money that do not materially affect the operations of the Eos Companies or the value of their assets, and (l) those Liens set forth on Schedule 1.01(a) of the Disclosure Schedules.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that relates to an identified or identifiable natural person.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Requirements” means (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between any Eos Company and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means any Laws or Orders applicable to the Processing of Personal Information, including, any Laws or Orders applicable to wiretapping, eavesdropping or the like; any Laws or Orders applicable to the Processing of biometric data; the Federal Trade Commission Act; and all Laws related to breach notification.

“Privacy Policies” means all written, external-facing policies of any Eos Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any action, claim, suit, litigation, investigation, audit, notice of violation, citation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

Annex A-10

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by Parent in connection with the Parent Stockholder Meeting.

“Recall” shall mean a product recall, rework or post sale warning or similar action.

“Required Vote” means the vote of such Parent Stockholders as set forth in the Proxy Statement to the extent required to approve the Parent Stockholder Voting Matters.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date hereof, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) organized, resident, or located in a Sanctioned Country; or (c) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) or (b).

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any other EU Guarantor State or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information or interference with system operations of IT Assets, that impacts the confidentiality, integrity and availability of such information or IT Assets.

“Securityholders” means, collectively, the Unitholders and the Company Optionholders.

“Seller Defense Costs” means reasonable documented out-of-pocket fees, costs and expenses (including attorneys’ fees, accountants’ fees, consultants’ fees, experts’ and other professionals’ fees and premiums for any appeal bond, attachment bond or similar bond (and any broker fees associated with such bond), but without any obligation to apply for or furnish any such bond, it being understood and agreed that the then prevailing hourly rates of Morrison Cohen LLP are deemed reasonable) incurred by or on behalf of the Securityholder Representative in the investigation, opposition, negotiation, defense, appeal or settlement of the Indemnified Matters.

“Software” means all computer software programs and databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.

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“Straddle Period” means any taxable period that begins on or before (but does not end on or before) the Closing Date.

“Subscription Agreement” means an agreement in substantially the form attached hereto as Exhibit L or other agreement reasonably acceptable to Parent pursuant to which an Equity Financing Source has committed to invest cash into Parent in order to acquire equity securities of Parent prior to or in connection with the Closing. For the avoidance of doubt, the term “Subscription Agreement” does not include that certain Forward Purchase Agreement, dated May 19, 2020, by and between Parent and B. Riley Principal Investments, LLC.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means any net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, environmental or other tax or duty or amount imposed by (or otherwise payable to) any Governmental Entity, and any interest or penalties with respect to the foregoing, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with any Governmental Entity, in each case, in connection with any Taxes.

“Tax Sharing Agreement” means any agreement (including any provision of a Contract) pursuant to which any Eos Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means a trust account established by Parent pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of May 19, 2020, by and between Parent and Continental Stock Transfer& Trust Company, a New York corporation.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Unit” means a limited liability company interest of the Company as set forth in the Company Operating Agreement and shall include all Company Restricted Units; provided that, for the avoidance of doubt, following the Pre-Closing Reorganization, “Units” shall mean the equivalent respective limited liability company interests of Newco issued to the holders of such Units of the Company pursuant to Section 5.14.

“Unitholders” means each holder of Units as of immediately prior to the Effective Time. For the avoidance of doubt, upon the conversion of any Bridge Note, the holder thereof shall thereupon be deemed a Unitholder with respect to the Units received by such holder in connection therewith.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

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Section 1.02 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
Accounts Receivable	Section 3.23(a)
Additional Parent Filings	Section 5.05(f)
Affiliate Transactions	Section 3.26(a)
Agent	Section 7.04(a)
Agreed Claims	Section 7.03(c)
Agreement	Preamble
Alternative Acquisition	Section 5.01(f)
Attorney	Section 7.04(g)
Bid	Section 3.19(a)
Board	Recitals
Booked Revenue	Section 3.09(e)
Bridge Notes	Section 2.04(b)
Change in Recommendation	Section 5.05(f)
Claim	Section 7.04(k)
Claim Certificate	Section 7.03(a)
Closing	Section 2.01(c)
Closing Date	Section 2.01(c)
Closing Form 8-K	Section 5.05(g)
Closing Press Release	Section 5.05(g)
Collateral Source	Section 7.02
Communication Policy	Section 5.01(h)
Company	Preamble
Company Employee Benefit Plan	Section 3.14(a)
Company Government Contract	Section 3.19(a)
Company Government Subcontract	Section 3.19(a)
Company Group	Section 8.15(a)
Company Prepared Returns	Section 5.04(a)
Company Unitholder Approval	Recitals
Control	Section 1.01
Copyrights	Section 1.01
D&O Beneficiary	Section 5.09(b)
D&O Claim	Section 5.09(b)
D&O Provisions	Section 5.09(a)
Data Room	Section 8.05
Deductible	Section 7.01(b)
Deposit Materials	Section 2.02(b)
Director Nomination Agreement	Section 2.04(b)
DLLCA	Recitals
Earn Out Shares	Section 2.06(a)
Effective Time	Section 2.01(d)
Environmental Permits	Section 3.17
Eos Companies Interim Financial Statements	Section 3.04(a)
Escrow Agent	Section 2.04(b)
Excluded Units	Section 2.02(a)(ii)
Financial Statements	Section 3.04(a)
First Certificate of Merger	Section 2.01(d)
First Merger	Recitals
First Surviving Company	Recitals
Formula	Section 2.02(b)

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Defined Term	Reference
Indemnified Matters	Section 7.01(a)
Indemnified Persons	Section 5.09(a)
Indemnifying Party	Section 7.03(c)
Intended Tax Treatment	Recitals
Internal Controls	Section 3.04(a)
IRS	Section 3.14(a)
Latest Balance Sheet	Section 3.04(a)
LTIP	Section 5.01(e)
Material Customer	Section 3.09(c)
Material Contract	Section 3.09(b)
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
New Customer Contracts	Section 3.09(a)
Newco	Section 5.14(a)
Newco Merger Sub	Section 5.14(a)
Non-Party Affiliate	Section 5.11
Obligations	Section 7.04(a)
Ordinary Course of Business	Section 8.05
Outside Date	Section 6.01(c)
Parent	Preamble
Parent Class A Common	Section 4.05(a)
Parent Class B Common	Section 4.05(a)
Parent Warrants	Section 4.05(a)
Parent SEC Reports	Section 4.08
Parent Stockholder Group	Section 8.15
Party	Preamble
Patents	Section 1.01
Permits	Section 3.16(b)
Pledged Collateral	Section 7.04(a)
Pledged Shares	Section 7.04(a)
Pledgor	Section 7.04(a)
Pre-Closing Period	Section 5.01(a)
Pre-Closing Reorganization	Section 5.14(a)
Privileged Communications	Section 8.15
Purchaser Indemnitees	Section 7.01(a)
Registration Rights Agreement	Section 2.04(b)
Second Certificate of Merger	Section 2.01(d)
Second Effective Time	Section 2.01(d)
Second Merger	Recitals
Securityholder Representative	Preamble
Signing Press Release	Section 5.05(b)
Sponsor	Section 2.04(b)(x)
Sponsor Earn Out Agreement	Section 2.04(b)(x)
Trademarks	Section 1.01
Transfer Taxes	Section 5.04(e)
Triggering Event	Section 2.06(a)
UCC	Section 7.04(b)
Ultimate Surviving Company	Recitals
Unitholder Letter of Transmission	Section 2.03(b)
Waiving Parties	Section 8.15

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ARTICLE II

TRANSACTION

Section 2.01 The Mergers.

(a) Mergers.

(i) At the Effective Time, on the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the DLLCA, Merger Sub I shall be merged with and into Newco, whereupon the separate existence of Merger Sub I will cease, and Newco shall continue as the First Surviving Company and a wholly owned subsidiary of Parent (provided that references to Newco for periods after the Effective Time until the Second Effective Time shall include the First Surviving Company).

(ii) At the Second Effective Time, on the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the DLLCA, the First Surviving Company shall be merged with and into Merger Sub II, whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II shall continue as the Ultimate Surviving Company and a wholly owned subsidiary of Parent provided that references to Newco or the First Surviving Company for periods after the Second Effective Time shall include the Ultimate Surviving Company.

(b) Effects of the Mergers.

(i) At the Effective Time, the First Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and Newco shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First Surviving Company.

(ii) At the Second Effective Time, the Second Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and the First Surviving Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Ultimate Surviving Company.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Eastern Time on the fifth (5th) Business Day after the conditions set forth in Section 2.04 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(d) Effective Times. Upon the terms and subject to the conditions set forth herein, concurrently with or as soon as practicable following the Closing, Merger Sub I and Newco shall cause the First Merger to be consummated by the filing of a duly executed certificate of merger satisfying the applicable requirements of the DLLCA, in substantially the form attached hereto as Exhibit C-1 (the “First Certificate of Merger”), with the Secretary of State of the State of Delaware. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such other time as may be agreed between Parent and Newco and specified in the First Certificate of Merger (the “Effective Time”). As soon as practicable following the Effective Time, and in any case on the same day as the Effective Time, the First Surviving Company and Merger Sub II shall cause the Second Merger to be consummated by the filing of a duly executed certificate of merger satisfying the applicable requirements of the DLLCA, in substantially the form attached hereto as Exhibit C-2 (the “Second Certificate of Merger”), with the Secretary of State of the State of Delaware. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such other time as may be agreed between Parent and Newco and specified in the Second Certificate of Merger (the “Second Effective Time”).

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(e) Governing Documents. At the Effective Time, the certificate of formation of Newco as in effect immediately prior to Closing shall be the certificate of formation of the First Surviving Company until thereafter amended as provided by the DLLCA, and the operating agreement of the First Surviving Company shall be amended and restated substantially in the form attached hereto as Exhibit K, until thereafter amended as provided by the DLLCA. At the Second Effective Time, the certificate of formation of the Ultimate Surviving Company shall be amended and restated in its entirety as set forth in the Second Certificate of Merger until thereafter amended as provided by the DLLCA, and the operating agreement of the Ultimate Surviving Company shall be amended and restated substantially in the form of the amended and restated operating agreement of the First Surviving Company (other than any differences as may be required to reflect the intended income tax treatment of the Ultimate Surviving Company as mutually agreed by the Parties), until thereafter amended as provided by the DLLCA (except, in each case, that the name of the Ultimate Surviving Company shall be “Eos Energy Enterprises Intermediate Holdings, LLC”).

(f) Directors and Officers.

(i) Immediately after the Effective Time, the board of directors and executive officers of the First Surviving Company shall be the board of directors and executive officers of Merger Sub I immediately prior to the Effective Time.

(ii) Subject to the Director Nomination Agreement, the parties will take all requisite actions such that the initial directors of the Parent and the initial officers of the Parent immediately after the Effective Time shall be the individuals set forth on Exhibit M, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Parent and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(iii) The parties shall cause the officers of the Ultimate Surviving Company as of immediately following the Second Effective Time to be comprised of the individuals set forth on Exhibit M, each to hold office in accordance with the operating agreement of the Ultimate Surviving Company until their respective successors are duly appointed.

Section 2.02 Effects of the Mergers.

(a) First Merger.

(i) Treatment of Units. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the First Merger and without any action on the part of any party hereto, any Unitholder or any other Person, each Unit issued and outstanding immediately prior to the Effective Time (other than the Excluded Units) shall be automatically cancelled and converted into the right to receive a portion of the Merger Consideration as set forth on the Allocation Schedule, pursuant to the terms and subject to the conditions of this Agreement and the Ancillary Documents, and the holders thereof shall cease to have any further rights as holders of Units except as otherwise provided herein.

(ii) Treatment of Units Owned by Newco, the Company and Parent. At the Effective Time, any Units that are owned by Newco, the Company or Parent immediately prior to the Effective Time (collectively, “Excluded Units”) shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(iii) Treatment of Company Options. The Company and Newco shall take such actions as may be necessary (including obtaining the Equity Plan Consents) to provide that each Company Option, whether vested or unvested, shall, from and after the Effective Time, automatically, upon the delivery by the applicable Company Optionholder of its Equity Plan Consent applicable to such Company Options, be cancelled and converted into, and thereafter evidence, an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned Units), a portion of the Merger Consideration as set forth on the Allocation Schedule, at an exercise price per Parent Share set forth on the Allocation Schedule (a “Parent Option”).

(iv) Treatment of Company Restricted Units. The Company and Newco shall take such actions as may be necessary (including obtaining the Equity Plan Consents) to provide that, from and after the

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Effective Time, each unvested Company Restricted Unit shall automatically, upon the delivery by the applicable holder of a Company Restricted Unit of its Equity Plan Consent applicable to such Company Restricted Units, become immediately vested and each such holder of a Company Restricted Unit shall be entitled to receive a portion of the Merger Consideration as set forth on the Allocation Schedule pursuant to Section 2.02(a)(i) of this Agreement, less that number of Parent Shares (rounded down to the nearest whole share) equal in value to the applicable tax withholding.

(v) Termination of Equity Plan. The Company and Newco shall terminate the Equity Plan at or prior to the Effective Time. As of the Effective Time, all Company Options and Company Restricted Units shall no longer be outstanding and each Person who previously held Company Options or Company Restricted Units shall cease to have any rights with respect to such Company Options and Company Restricted Units, except as set forth in this Section 2.02. At or prior to the Effective Time, the Company, Newco and the Board (or any committee thereof, as applicable) shall adopt resolutions and will take such other actions requested by Parent, including obtaining individual consents to the extent necessary or desirable, to cause the Company Options and Company Restricted Units to be treated in accordance with the provisions of this Section 2.02 (such consents, the “Equity Plan Consents”). The treatment of Company Options described in this Section 2.02 will be subject to such modifications, if any, as are required to cause such treatment to be made in a manner consistent with the requirements of Sections 409A and 424 of the Code.

(vi) Treatment of Merger Sub I Equity Interests. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I or any other Person, each membership interest of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall be converted into and become membership interests of the First Surviving Company (and the membership interests of the First Surviving Company into which the membership interests of Merger Sub I are so converted shall be the only membership interests of the First Surviving Company that are issued and outstanding immediately after the Effective Time).

(b) Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto, any Unitholder or any other Person: (a) the membership interests of the First Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Ultimate Surviving Company (and the membership interests of the Ultimate Surviving Company into which the membership interests of Merger Sub II are so converted shall be the only membership interests of the Ultimate Surviving Company that are issued and outstanding immediately after the Second Effective Time).

Section 2.03 Exchange Procedures.

(a) As of the Effective Time, all Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Units shall cease to have any rights with respect to such Units, except the right to receive the applicable portion of the Merger Consideration to be received in consideration therefor pursuant to the terms and subject to the conditions of this Agreement and the Ancillary Documents in accordance with this Article II, without interest and the other rights provided for herein. For the avoidance of doubt, without limiting Section 2.06 and the Unitholders’ rights to receive Earn Out Shares thereunder, the aggregate number of Parent Shares issuable (x) pursuant to Section 2.02(a)(i) and Section 2.02(a)(iv) and (y) upon the exercise of all Parent Options issuable pursuant to Section 2.02(a)(iii) shall not exceed the aggregate Merger Consideration.

(b) Unitholder Letters of Transmittal. From and after the Closing, promptly after any Unitholder delivers to Parent a duly completed and executed letter of transmittal substantially in the form attached hereto as Exhibit D (each, a “Unitholder Letter of Transmittal”), and subject to such delivery, Parent shall cause to be issued to such Unitholder its applicable portion of the Merger Consideration in respect of such Units. Notwithstanding any term in this Agreement to the contrary, no Unitholder may receive any portion of the Merger Consideration or any Earn Out Shares until such Unitholder has completed, signed and delivered to Parent such Unitholder’s Unitholder Letter of Transmittal. The Parties and the Unitholders acknowledge and agree that Parent would not be willing to enter into this Agreement on the terms contemplated herein without the execution and delivery by the Unitholders of their respective Unitholder Letters of Transmittal.

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(c) No Liability. Notwithstanding anything to the contrary contained herein, none of the parties hereto (which, for the avoidance of doubt, includes the Ultimate Surviving Company) shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law.

Section 2.04 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver by the Party entitled to the benefit of the same, as of the Closing Date, of each of the following conditions:

(i) No Orders or Illegality. There shall not be any effective injunction, writ, preliminary restraining order, or non-appealable Order in effect preventing the consummation of the transactions contemplated hereby.

(ii) Required Vote. The Required Vote shall have been obtained.

(iii) Parent Stock Redemption. The Parent Stock Redemption shall have been completed in accordance with the terms hereof and the Parent Governing Documents.

(iv) Parent Closing Cash. At the Closing, the Parent Closing Cash shall be no less than $110,000,000 minus the sum of any (x) Parent Transaction Expenses and (y) Company Transaction Expenses.

(b) Conditions to Obligations of Parent, Merger Sub I and Merger Sub II. The obligations of Parent, Merger Sub I and Merger Sub II to consummate the transactions to be performed by Parent, Merger Sub I and Merger Sub II in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of the Company and Newco set forth in Article III of this Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.05 and in respect of the defined term “Material Contract”), shall be true and correct as of the date hereof and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

(B) The Company Fundamental Representations set forth in Article III, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies.

(ii) Performance and Obligations of the Company and Newco. The Company and Newco shall have performed or complied in all material respects with each covenant required by this Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company and Newco on or prior to the Closing Date.

(iii) Material Adverse Effect. There shall not have been a Material Adverse Effect since the date hereof.

(iv) Deliveries and Closing Actions. At the Closing:

(A) the Company and Newco shall deliver to Parent a duly executed certificate from an authorized Person of the Company and Newco in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying (1) that the conditions set forth in Section 2.04(b)(i), Section 2.04(b)(ii) and Section 2.04(b)(iii) have been satisfied, (2) that the Governing Documents of the Company and Newco

Annex A-18

attached thereto are in full force and effect, and (3) that the resolutions of the Board, the governing bodies of Newco and the Company Unitholder Approval approving this Agreement and the other transactions contemplated hereby were duly adopted;

(B) the Company and Newco shall deliver to Parent a duly executed certificate from Newco pursuant to Treasury Regulations Section 1.1445-2(c), in the form attached hereto as Exhibit G, dated no more than thirty (30) days prior to the Closing Date;

(C) the Company and Newco shall have delivered to Parent copies of all invoices received by the Company and Newco for Company Transaction Expenses from third parties prior to or in connection with the Closing, at least three (3) Business Days prior to Closing;

(D) the Company and Newco shall deliver to Parent the Company Unitholder Approval;

(E) the Company and Newco shall deliver to Parent counterparts duly executed by each of the Unitholders set forth on Schedule 2.04(b)(iv) to that certain registration rights agreement with Parent, in the form attached hereto as Exhibit I (the “Registration Rights Agreement”);

(F) the Company and Newco shall deliver to Parent resignation letters, effective as of the Closing, of all directors, managers, board advisors and board observers of the Eos Companies and the Newco Companies;

(G) the Company and Newco shall deliver to Parent the Closing Settlement Statement duly executed by Company and Newco; and

(H) the Company and Newco shall deliver to Parent counterparts to the director nomination agreement in substantially the form attached hereto as Exhibit H (the “Director Nomination Agreement”), duly executed by the Company, the Securityholder Representative and the other Unitholders party to such agreement.

(v) Leakage. At least three (3) Business Days and not more than five (5) Business Days prior to the Closing Date, the Company and Newco shall deliver the Leakage Certificate to Parent.

(vi) Equity Plan Consents. The Company and Newco shall deliver evidence satisfactory to Parent of the consent of the Company Optionholders and Company Restricted Unitholders to the treatment set forth in Section 2.02 of this Agreement, including the Equity Plan Consents.

(vii) Consents and Approvals. All consents and approvals from Governmental Entities or other third parties set forth on Schedule 2.04(b)(vii) of the Disclosure Schedules shall have been obtained.

(viii) Termination of Liens. The Company and Newco shall deliver evidence satisfactory to Parent that (x) all of the convertible promissory notes of the Eos Companies (including any listed on Schedule 3.04(c)(iii) or Schedule 3.09(a)(iv) of the Disclosure Schedules or issued after the date hereof) (the “Bridge Notes”) have been converted into Units in accordance with their terms prior to Closing and (y) all Liens associated with the Bridge Notes and any other Liens set forth on the Schedule 1.01(a) of the Disclosure Schedules have been released at or prior to Closing (including the filing of UCC termination statements to release any such Liens).

(ix) Trade Secret Escrow. The Company shall cause to be deposited into escrow with a third party escrow agent mutually agreed by the parties (the “Escrow Agent”) on terms and conditions mutually agreed by the parties an accurate and complete copy of the recipe for the Eos Companies’ proprietary electrolyte solution that details, for clarity, all ingredients, specifications, instructions, and other information necessary to manufacture the Eos Companies’ proprietary electrolyte solution currently used in the conduct of the business of the Eos Companies (the “Formula”) (collectively, the “Deposit Materials”) no later than the Closing. The Escrow Agent shall be required by the Company to hold such Deposit Materials in escrow and not disclose them to any third party or make use of the Deposit Materials without the express written approval of the Company and Parent. Upon the occurrence of any of the following release events, the Escrow Agent shall confidentially release the Deposit Materials to the Company’s chief executive

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officer or chief operating officer (and such Person shall be required by the Escrow Agent to authenticate their authority to receive the Deposit Materials and their identity through properly authorized corporate resolutions and by presenting to the Escrow Agent their individual valid U.S. state identification card or driver’s license or U.S. passport card) upon the terms and conditions set forth in an escrow agreement to be entered into between the Company and the Escrow Agent on terms reasonably acceptable to Parent:

(A) The death or termination of employment of one of the two employees who have knowledge of the Formula; or

(B) The incapacity or leave of absence from work of one of the two employees who have knowledge of the Formula.

The corporate resolutions presented by the Company officers seeking release of the Deposit Materials must contain a certification that a release event has occurred.

(x) Holtec MoA. The Company and Newco shall deliver evidence reasonably satisfactory to Parent of the amount actually funded by Holtec International to the Company or Newco after the date hereof pursuant to the Holtec MoA.

(xi) Newco Unitholder Approval. The Company and Newco shall deliver to Parent a written consent of the members of Newco holding more than fifty percent (50%) of the preferred units of Newco after giving effect to the Pre-Closing Reorganization as contemplated by Section 5.14 approving this Agreement and the transactions contemplated hereby (the “Newco Unitholder Approval”).

(c) Conditions to Obligations of the Company and Newco. The obligation of the Company and Newco to consummate the transactions to be performed by the Company and Newco in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Article IV of this Agreement (other than the Parent Fundamental Representations) in each case, without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect on Parent’s, Merger Sub I’s or Merger Sub II’s ability to consummate the transactions contemplated by this Agreement.

(B) The Parent Fundamental Representations, in each case, without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies.

(ii) Parent Material Adverse Effect. There shall not have been a Parent Material Adverse Effect since the date hereof.

(iii) Performance and Obligations of Parent. Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with each covenant required by this Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent, Merger Sub I and Merger Sub II on or prior to the Closing Date.

(iv) Parent Governing Documents. The Third A&R Certificate shall have been filed with the Secretary of State of the State of Delaware.

(v) Consents and Approvals. All consents and approvals from Governmental Entities or other third parties set forth on Schedule 2.04(c) of the Parent Disclosure Schedules shall have been obtained.

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(vi) Deliveries and Closing Actions. At the Closing:

(A) Parent shall deliver to the Company a duly executed certificate from an officer of Parent in substantially the form attached hereto as Exhibit J, dated as of the Closing Date, certifying that the conditions set forth in Section 2.04(c)(i) through Section 2.04(c)(iv) have been satisfied;

(B) Parent shall deliver to the Company a duly executed agreement by and between Parent and B. Riley Principal Sponsor Co. II, LLC (“Sponsor”) substantially in the form attached hereto as Exhibit F (the “Sponsor Earn Out Agreement”);

(C) Parent shall deliver to the Company a counterpart to the Registration Rights Agreement;

(D) Parent shall pay the Merger Consideration pursuant to the terms and subject to the conditions of this Agreement and the Ancillary Documents in accordance with Section 2.02(a) hereof and the Closing Settlement Statement; and

(E) Parent shall deliver to the Company a counterpart to the Director Nomination Agreement, duly executed by Parent.

Section 2.05 Withholding and Wage Payments.

(a) Parent, Merger Sub I, Merger Sub II, Newco and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Merger Consideration) such amounts as Parent (or any Affiliate thereof), Newco or the Company shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, that Parent (or any Affiliate thereof), Newco or the Company, as applicable, shall use commercially reasonable efforts to provide reasonable notice prior to withholding any amounts pursuant to this Section 2.05 (other than any such amounts subject to withholding under Section 2.05(b)), and shall work in good faith with the recipient to minimize any such amounts to be withheld. To the extent that amounts are so withheld by Parent, Newco or the Company and paid to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount needs to be paid to any employee of any Eos Company that constitutes compensation, such amount shall be deposited in the payroll account of the applicable Eos Company and the amounts due to the employee (net of any applicable withholding) shall be paid to the employee pursuant to the next scheduled payroll of the applicable Eos Company.

Section 2.06 Unitholder Earn Out.

(a) Following the Closing, and as additional consideration for the First Merger and the other transactions contemplated hereby, within five Business Days after (i) the closing share price of Parent Shares on the principal securities exchange or securities market on which the Parent Shares are then traded equaling or exceeding $16.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earn Out Period or (ii) a Change of Control (or a definitive agreement providing for a Change of Control having been entered into) during the Earn Out Period (each of clauses (i) and (ii), a “Triggering Event”), Parent shall issue or cause to be issued to each Unitholder that has previously delivered to Parent its Unitholder Letter of Transmittal its pro rata proportion (in accordance with its respective portion as set forth on the Allocation Schedule) of a one-time issuance of an aggregate of 2,000,000 Parent Shares (the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents, unless, in the case of a Triggering Event that is a Change of Control, the value of the consideration to be received by the holders of the Parent Shares in such Change of Control transaction is less than $16.00 per share. For the avoidance of doubt, (x) a Triggering Event shall only occur once, if at all, and, subject to Section 2.06(b), in no event shall the Unitholders be entitled to receive more than an aggregate of 2,000,000 Earn Out Shares, and (y) if a Triggering Event does not occur during the Earn Out Period, no Earn Out Shares shall be issued and neither Parent nor any of its Affiliates shall have any Liability under this Section 2.06.

(b) Notwithstanding the foregoing or anything else herein to the contrary, if Parent shall, at any time or from time to time, after the date hereof effect a stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction affecting the

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outstanding Parent Shares, the number of Earn Out Shares issuable pursuant to, and the stock price target set forth in Section 2.06(a), shall be equitably adjusted for such stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction. Any adjustment under this Section 2.06(b) shall become effective at the close of business on the date the stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction becomes effective.

(c) At all times during the Earn Out Period, Parent shall keep available for issuance a sufficient number of unissued Parent Shares to permit Parent to satisfy its issuance obligations set forth in this Section 2.06 and shall take all actions required to increase the authorized number of shares of Parent Shares if at any time there shall be insufficient unissued Parent Shares to permit such reservation.

(d) (i) Parent has the right to operate Parent, the Ultimate Surviving Company and Parent’s and its Affiliates’ other businesses in any way that Parent deems appropriate in Parent’s sole discretion (subject to applicable fiduciary duties under applicable Law and the implied covenant of good-faith and fair dealing), and (ii) any issuance of Earn Out Shares is speculative and there is no assurance that the Unitholders will receive the Earn Out Shares.

(e) (i) The contingent rights to receive any payment or issuance under this Section 2.06 shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, the Company (or, after the Pre-Closing Reorganization, Newco), the First Surviving Company, the Ultimate Surviving Company or any of their respective Affiliates, (ii) the Unitholders shall not have any rights as a securityholder of Parent, the Company, Newco, the Surviving Company or any of their respective Affiliates as a result of the Unitholders’ contingent right to receive any payment or issuance under this Section 2.06, and (iii) no interest is payable with respect to any amount payable under this Section 2.06.

(f) During the Earn Out Period, Parent shall use reasonable efforts for (i) Parent to remain listed as a public company on, and for the Parent Shares (including, when issued, the Earn Out Shares) to be tradable over, Nasdaq or any other national securities exchange that may be agreed upon between the Parties, and (ii) the Earn Out Shares, when issued, to be approved for listing on Nasdaq or any other national securities exchange that may be agreed upon between the Parties.

(g) Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares (i) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521 and (ii) shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by Tax Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND NEWCO

Each of the Company and Newco hereby represents and warrants to Parent, Merger Sub I and Merger Sub II that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date:

Section 3.01 Organization; Authority; Enforceability. Each Eos Company and Newco Company is (a) a limited liability company, duly formed, duly organized, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect on the Eos Companies. Each Eos Company and Newco Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and Newco has the requisite limited liability company power and authority and has taken all requisite limited liability company action to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The Board has duly approved this Agreement, the Ancillary Documents and the other transaction contemplated hereby and thereby and has duly authorized the execution and delivery of this Agreement and the Ancillary Documents, and directed that the adoption of this Agreement and the Ancillary Documents be submitted to the Preferred Members for consideration and recommended that all of the Preferred Members adopt this Agreement and the Ancillary Documents.

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The Company Unitholder Approval is the only vote or consent of any of the holders of Units of the Company necessary to adopt this Agreement and the Ancillary Documents under the DLLCA and its organizational documents, each as in effect at the time of such adoption and approval. As of the date of this Agreement, the approval of the Company, as the sole member of Newco, is the only vote or consent necessary for Newco to adopt this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby under the DLLCA and its organizational documents, each as in effect at the time of such adoption and approval. This Agreement and the Ancillary Documents to which each of the Company and Newco is a party have been (or, when executed and delivered, will have been) duly executed and delivered by the Company and Newco and, subject to the Company Unitholder Approval, assuming the due and valid authorization, execution, and delivery by each other party hereto or thereto, this Agreement and the Ancillary Documents to which each of the Company and Newco is or proposed to be a party constitute valid and binding agreements of each of the Company and Newco, enforceable against each of the Company and Newco in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. True and complete copies of the Governing Documents of each Eos Company and Newco Company, as in effect on the date hereof, have been made available to Parent.

Section 3.02 Noncontravention.

(a) Except as set forth in Schedule 3.02(a) and subject to the Company Unitholder Approval, the execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby by each of the Company and Newco do not and will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units or Equity Interests of Newco, or (vi) other than the filings required pursuant to Section 6.02, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which any Eos Company is bound or subject.

(b) Except as set forth in Schedule 3.02(b) or as would not be materially adverse to the Eos Companies, taken as a whole, the execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby by each of the Company and Newco does not and will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units or Equity Interests of the Company or Newco, or (vi) other than the filings required pursuant to Section 6.02, require any approval under or pursuant to, any Material Contract.

Section 3.03 Capitalization.

(a) Schedule 3.03(a) sets forth, with respect to each Eos Company and Newco Company, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) all of the Equity Interests issued by each Eos Company and Newco Company and the record and beneficial ownership thereof as of the date hereof and as of the Closing; provided, however, that following the Pre-Closing Reorganization and at the Closing, the capitalization table set forth on Schedule 3.03(a) with respect to the Company, will accurately reflect the capitalization of Newco, mutatis mutandis, and the Company shall be a wholly owned subsidiary of Newco.

(b) Except as set forth on Schedule 3.03(b):

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights, interests, agreements, arrangements or commitments to which any Eos Company or Newco Company is a party or which are binding upon any Eos Company or Newco Company providing for the sale, issuance, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) none of the Eos Companies or Newco Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

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(iii) none of the Eos Companies or Newco Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of or held by the Eos Companies or Newco Companies;

(v) none of the Eos Companies or Newco Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by statute, Governing Document or agreement in connection with the offer, sale, issuance or allotment of any of its Equity Interests; and

(vi) none of the Eos Companies or Newco Companies has any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated.

(c) All of the issued and outstanding (x) Equity Interests of the Eos Companies and (y) Equity Interests of the Newco Companies have been duly authorized, validly issued, and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, rights of first refusal or applicable Law.

(d) Except as set forth on Schedule 3.03(d), no Eos Company or Newco Company owns, directly or indirectly, any debt or equity ownership or voting interest in any Person (other than an Eos Company or Newco Merger Sub).

(e) The accrued, unpaid and documented Company Transaction Expenses as of the date hereof, and the Company’s good faith estimate of additional Company Transaction Expenses estimated through and including the Closing Date, are set forth on Schedule 3.03(e).

(f) No Person has any right to acquire all or any material portion of the business of any Eos Company or Newco Company or any franchise rights or privileges of any Eos Company or Newco Company.

(g) The Company has made available to Parent true and complete copies of the Equity Plan and form of agreement evidencing each Company Option, and has also made available any other option agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Equity Plan pursuant to which it was issued, (B) was granted with an exercise price per Unit equal to or greater than the fair market value of a Unit at the close of business on the date of such grant, (C) was properly approved or ratified by the Company’s Board or compensation committee, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) docs not trigger any liability for the holder thereof under Section 409A of the Code.

(h) Except as otherwise contemplated by this Agreement and any agreement contemplated hereby to which Newco is a party, Newco (1) has not owned and does not own any assets or property, (2) has not had and does not have any employees, (3) is not and has not been a party to any Contracts, agreements or instruments, (4) has not conducted and does not conduct any business and (5) except: (A) for immaterial fees incidental to its organization and existence, and (B) for obligations under the organizational documents of Newco, does not have any Liabilities.

Section 3.04 Financial Statements.

(a) The Company has made available to Parent the following financial statements (collectively, the “Financial Statements”), in each case together with all related notes and schedules thereto, accompanied by the reports therein of the Eos Companies’ independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the American Institute of Certified Public Accountants: (i) the audited consolidated balance sheets of the Eos Companies as of December 31, 2018 (the “Latest Balance Sheet”) and the related consolidated statements of member’s equity, income and cash flows for the year the ended; (ii) the unaudited consolidated balance sheets of the Eos Companies as of December 31, 2019 and the related unaudited consolidated statements of member’s equity, income and cash flows for the year then ended; and (iii) the unaudited consolidated balance sheets of the Eos Companies as of June 30, 2020 and the related unaudited consolidated statements of member’s equity, income and cash flows for the six months ended June 30, 2020 (the financial statements referred to in clauses (ii) and (iii), collectively, the “Eos Companies Interim Financial Statements”). The Financial Statements were derived from the books and records

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of the Eos Companies. Each of the Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as otherwise noted therein to the extent permitted by Regulation S-X of the SEC and (y) in the case of Eos Companies Interim Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto, none of which would be material individually or in the aggregate) and in accordance with Regulation S-X of the SEC and (b) fairly presents in all material respects, the combined assets, liabilities, equity, cash flow and financial condition as of the respective dates thereof and/or the operating results of the Eos Companies for the periods covered thereby. Each of the independent auditors for the Eos Companies with respect to the Financial Statements described above is independent under the standards of the SEC and was independent during all applicable periods covered by the Financial Statements.

(b) The financial records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its accountants. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). Except as set forth in Schedule 3.04(b), neither the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and there is no fraud that involves the Company or any of its Affiliates, the management of the Company or any other Person. The Company has made available to Parent, prior to the date of this Agreement, copies of each management letter delivered to the Company by its accounting firm on or after January 1, 2017 in connection with the Financial Statements or relating to any review by such accounting firm of the Internal Controls of the Company.

(c) Except as set forth on Schedule 3.04(c)(i), the Eos Companies have no Liabilities of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP (as in effect on the date hereof), except (i) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law, in each case, by any Eos Company); or (iii) Liabilities arising under this Agreement and/or the performance by the Company and Newco of their obligations hereunder, including the Company Transaction Expenses. Schedule 3.04(c)(ii) sets forth the amount of outstanding Indebtedness as of the date hereof.

(d) No Eos Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 3.05 No Material Adverse Effect. Since December 31, 2019, there has been no Material Adverse Effect.

Section 3.06 Absence of Certain Developments. Except as set forth on Schedule 3.06 or as described in the audited Financial Statements, and except for the formation of Newco in connection with the Pre-Closing Reorganization, since the date of December 31, 2019 through the date hereof, no Eos Company has:

(a) sold, leased, assigned, transferred, licensed, sublicensed, covenanted not to assert, allowed to lapse, abandoned, cancelled or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Owned Intellectual Property, other than non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business;

(b) made any amendments to its Governing Documents;

(c) made or granted any bonus, change of control, retention, severance, profit sharing, pension, retirement or insurance payment, distribution, arrangement or material increase in base salary to any officer, director, employee, agent or senior executive, other than in the Ordinary Course of Business;

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(d) planned, announced, implemented, or effectuated any reduction in force, early retirement program, severance program, furlough or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff, in each case, not in compliance with the WARN Act;

(e) (i) issued, sold, delivered, redeemed or purchased any Equity Interests, (ii) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any Equity Interests, (iii) adjusted, split, combined, redeemed, purchased, reclassified or otherwise acquired any of its Equity Interests or (iv) made any other change in the capital structure of any Eos Company;

(f) (i) incurred or guaranteed any additional Indebtedness other than (A) the capital expenditures and commitments and operating leases in accordance with Section 3.06(x), (B) amounts incurred in the Ordinary Course of Business pursuant to the Contracts set forth in Schedule 3.09(a)(iv), or (C) amounts that do not in the aggregate exceed $100,000, or (ii) made any loans, advances, capital contributions to, or investments in, to any other Person, other than loans, advances or capital contributions by any Eos Company to any direct or indirect wholly owned Company Subsidiary (other than travel and entertainment advances to the employees of the Company and any of its Subsidiaries extended in the Ordinary Course of Business);

(g) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization (other than the Mergers);

(h) collected material amounts of its accounts receivable or paid, discharged, settled or satisfied any Liabilities or accounts payable or prepaid any expenses or other items, in each case, other than in the Ordinary Course of Business;

(i) paid or agreed to pay any management fees, monitoring fees, directors’ fees or bonuses paid by or levied on any Eos Company by or for the benefit of any Unitholder or any of its Affiliates;

(j) waived any amount owed to any Eos Company by any Securityholder or any of its Affiliates or of any claims by any Eos Company against any Securityholder or any of its Affiliates;

(k) amended (other than as required by applicable Law), terminated, established, entered into, terminated or adopted any Company Employee Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(l) except as required by GAAP or as may be required in connection with the transactions contemplated hereby, made any changes to its accounting policies, methods or practices;

(m) incurred any Leakage other than Permitted Leakage;

(n) changed or revoked any material election relating to Taxes, made any material election related to Taxes, entered into any agreement, settlement or compromise with any Taxing Authority relating to any Tax matter, filed any amended Tax Return or a claim for a refund of Taxes with respect to the income, operations or property of the Eos Companies, changed any method of accounting or accounting period with respect to Taxes or surrendered any right to a claim any refund of Taxes;

(o) amended, waived, failed to renew or terminated any Material Contract or Leases (other than extension or renewal of any Lease in the Ordinary Course of Business);

(p) other than inventory and other assets acquired in the Ordinary Course of Business, acquired properties or assets, including Equity Interests of another Person, with a value in excess of $100,000, whether through merger, consolidation, share exchange, business combination or otherwise, other than leasehold improvements in the Ordinary Course of Business;

(q) instituted or settled any Proceeding that alleged damages, or resulted in a settlement, of at least $100,000, net of insurance proceeds;

(r) entered into any joint venture, partnership or similar arrangement;

(s) entered into any commodities or currency hedging transaction, other than in the Ordinary Course of Business;

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(t) permitted any of its insurances to lapse (other than the replacement of existing policies with substantially comparable policies) or knowingly and intentionally did anything which would make any insurance policy void or voidable;

(u) taken or omitted to take any action which has, or would reasonably be expected to result in, a material adverse change in any Eos Company’s relationship with any Material Customer or Material Supplier;

(v) waived any amount owed to any Eos Company by a customer or transfer any assets to a customer other than in the Ordinary Course of Business;

(w) permitted any of its properties or assets to be subject to any Lien not already disclosed in Schedule 3.09(a) (other than Permitted Liens);

(x) made any capital expenditure or commitment therefor or entered into any operating lease in excess of $100,000 individually or $400,000 in the aggregate or otherwise acquire any assets or properties (other than inventory in the Ordinary Course of Business) or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(y) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves;

(z) terminated (without cause) or hired or engaged for services any individual with target annual cash compensation of more than $100,000;

(aa) taken any action to accelerate the vesting, payment or funding of any compensation, payment or benefit (other than as set forth in this Agreement); or

(bb) authorized or entered into any Contract to do any of the foregoing.

Section 3.07 Real Property.

(a) No Eos Company owns or has ever owned, directly or indirectly, any real property of any kind in any location. No Eos Company is a party to any agreement to purchase any real property or interest therein.

(b) Schedule 3.07(b) sets forth the address of each Leased Real Property and a true, correct and complete list of all Leases for such Leased Real Property and the parties to each such Lease. Except as set forth on Schedule 3.07(b), with respect to each of the Leases: (i) no Eos Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (iii) the applicable Eos Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, has not been disturbed; (iv) no Eos Company is currently in default beyond applicable notice and cure periods under, nor to the Knowledge of the Company, has any event occurred or circumstance exist that, with notice of lapse of time or both would constitute a default by such Eos Company under any Lease; and (v) to the Knowledge of the Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by any counterparty to any such Lease. Each applicable Eos Company has made available to Parent a true, correct and complete copy of all Leases.

(c) The Leased Real Property identified in Schedule 3.07(b) comprise all of the real property used by the Eos Companies in their respective businesses.

(d) The buildings and other improvements constituting Leased Real Property, and the mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, utility and fire/life safety systems) within any improvements of the Leased Real Property are in good working condition and repair. No Eos Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property, (ii) any special assessment or pending improvement liens to be made by any Governmental Entity or (iii) violations by any Eos Company of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property. There are no recorded or unrecorded agreements, easements or encumbrances that have been entered into by any Eos Company or, to the Knowledge of the Company, any other party, that materially interfere with the continued access to or operation of the business of the Eos Companies as currently conducted on all Leased Real Property.

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(e) To the Knowledge of the Company, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems servicing each parcel of Leased Real Property are sufficient for the continued operation of the business of each applicable Eos Company as currently conducted on such Leased Real Property in all material respects.

(f) During the term of the respective Lease, no portion of the Leased Real Property has suffered damage by fire or other casualty loss which has not been repaired and restored to its original condition in all material respects.

(g) No Eos Company has received any written notice from any insurance company of defects or inadequacies in any Leased Real Property that would affect the insurability of any parcel or may cause or result in any material amendment to existing policies with respect to such Leased Real Property (including a material increase of premiums).

Section 3.08 Tax Matters.

(a) Each Eos Company and Newco Company has timely filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. Each Eos Company and Newco Company has paid all income and other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Eos Company and Newco Company has timely and properly withheld and paid (i) all amounts of material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and (ii) all sales, use, ad valorem and value added Taxes. Within the five (5) years prior to the date hereof, no written claim has been made by a Taxing Authority in a jurisdiction where an Eos Company or Newco Company does not pay Taxes or file Tax Returns that an Eos Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(b) In the five (5) years prior to the date hereof, no Eos Company or Newco Company has been audited by any U.S. federal, state or local or any non-U.S. Taxing Authority, and there is no Tax audit or examination or any Proceeding now being conducted, pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Eos Company or Newco Company. No Eos Company or Newco Company has commenced a voluntary disclosure proceeding in any U.S. federal, state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) No Eos Company or Newco Company has waived, extended or agreed to extend any applicable statute of limitations relating to any Tax assessment, collection or deficiency of any Eos Company or Newco Company, in each case, which extension is currently in effect. No Eos Company or Newco Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or other request, in each case, currently pending with any Governmental Entity that relates to the Taxes or Tax Returns of any Eos Company or Newco Company. No power of attorney granted by any Eos Company or Newco Company with respect to any Taxes is currently in force.

(d) No Eos Company or Newco Company has engaged in any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b).

(e) The Company has duly elected to be treated as a C corporation for U.S. federal, state and local income tax purposes since January 1, 2013 through and including as of immediately prior to the Pre-Closing Reorganization. Each Subsidiary of the Company (other than, as of the date hereof, Newco, which has duly elected to be treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation) is treated as either a partnership or a “disregarded entity” for U.S. federal income tax purposes since the date of its formation and no election has been made (or is pending) to change such treatment. HI-POWER is treated as a partnership for U.S. federal income tax purposes since the date of its formation.

(f) No Eos Company or Newco Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred

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revenue realized or received on or prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) an election under Code Section 965. No Eos Company or Newco Company has made an election (including a protective election) pursuant to Code Section 108(i). No Eos Company or Newco Company currently uses the cash method of accounting for income Tax purposes. No Eos Company or Newco Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Code Section 455, or Code Section 456 of the Code (or any corresponding provision of state or local Law). No Eos Company or Newco Company owns an interest in any Flow-Thru Entity (other than another Eos Company and HI-POWER).

(g) The aggregate unpaid Taxes of the Eos Companies and Newco Companies do not exceed accruals for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Eos Companies Interim Financial Statements (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date.

(h) There are no Liens for Taxes on any assets of any Eos Company or Newco Company, other than Permitted Liens. No Eos Company or Newco Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is an Eos Company). No Eos Company or Newco Company is liable for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. Law) or (ii) as a result of successor liability, transferee liability, joint or several liability or otherwise.

(i) No Eos Company or Newco Company is party to any Tax Sharing Agreements, except for any Ordinary Course Tax Sharing Agreements or Tax Sharing Agreements solely between Eos Companies. All material amounts payable with respect to (or by reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(j) No Eos Company or Newco Company is organized in any non-U.S. jurisdiction. No Eos Company or Newco Company (i) has an office, permanent establishment, branch or other activities outside the United States or (ii) is a resident or engaged in a trade or business, or otherwise subject to Tax or required to file Tax Returns in any non-U.S. jurisdiction.

(k) No Eos Company or Newco Company is subject to a Tax holiday, Tax incentive or grant in any jurisdiction.

(l) No Eos Company or Newco Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368, except for the Pre-Closing Reorganization or as otherwise contemplated herein. No Eos Company or Newco Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355 in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(m) Except for Equity Interests of an Eos Company or Newco Company for which a valid and timely election has been made under Code Section 83(b), as of the Closing Date, no outstanding Equity Interest of an Eos Company or Newco Company is subject to a “substantial risk of forfeiture” for purposes of Code Section 83.

(n) Each Eos Company and Newco Company is in compliance with applicable U.S. and non-U.S. transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each Eos Company and Newco Company.

(o) To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

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Section 3.09 Contracts.

(a) Except as set forth on Schedule 3.09(a), no Eos Company is a party to, or bound by, any:

(i) collective bargaining agreement or other agreements with any labor union;

(ii) Contract with any Material Customer or Material Supplier, or customer Contract involving anticipated gross revenue in a year of $250,000;

(iii) (x) employment Contract providing for an annual base salary in excess of $300,000 (other than “at-will” Contracts that may be terminated immediately without notice and without material penalty or obligation of any kind, other than severance or termination payments required by Law) or (y) Contract providing for severance payments in excess of $300,000 in the aggregate;

(iv) Contract relating to the incurrence of Indebtedness of any Eos Company or granting or evidencing a Lien on any property or asset of any Eos Company, other than a Permitted Lien;

(v) Contract under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Eos Companies;

(vi) license or royalty Contract with respect to any Intellectual Property to which any Eos Company is a party as licensee or licensor (other than Contracts relating to uncustomized, commercially available off-the-shelf Software in-licensed for less than $50,000 in annual fees);

(vii) each Contract which provides for aggregate future payments to or from any Eos Company in excess of $400,000 in any calendar year, other than those that can be terminated without material penalty by such Eos Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(viii) Contract involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(ix) power of attorney;

(x) other than this Agreement, Contract for the sale, transfer or acquisition of any material assets, Equity Interest or business of any Eos Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of any Eos Company, in each case, under which there are material outstanding obligations of the applicable Eos Company (including any sale, transfer or acquisition agreement that has been executed, but has not closed);

(xi) Contract which contains a provision prohibiting or restricting (or purporting to prohibit or restrict) any Eos Company or any of its Affiliates from competing or otherwise doing business in any jurisdiction;

(xii) Contract that contains (A) a “most favored nation” provision with respect to any Person; or (B) a provision providing for the sharing of any revenue or cost-savings with any third party;

(xiii) Contract pursuant to which any Eos Company has granted any exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

(xiv) Contract (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $100,000, individually or in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business), or (B) relating to the acquisition by any Eos Company of any operating business or the capital stock or other equity interests of any other Person pursuant to which any Eos Company has continuing obligations as of the date hereof (including any earn-out or other contingent payment);

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(xv) Contract with any Governmental Entity which provides for aggregate future payments to or from any Eos Company in excess of $100,000 in any calendar year;

(xvi) Contract relating to the development, ownership, registration or enforcement of any Intellectual Property (other than Contracts with Eos employees and independent contractors that are entered into in the Ordinary Course of Business on standard terms and conditions made available to Parent);

(xvii) Contract involving the settlement or resolution of any Proceeding or threatened Proceeding;

(xviii) Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of any Eos Company;

(xix) Contract relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the Ordinary Course of Business) in excess of $100,000 individually, or $400,000 in the aggregate;

(xx) Contract involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment advances to the employees of the Eos Companies extended in the Ordinary Course of Business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(xxi) any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(xxii) Contract involving a confidentiality, standstill or similar arrangement (other than non-disclosure agreements that are entered into in the Ordinary Course of Business on standard terms and conditions made available to Parent);

(xxiii) customer Contracts entered into from June 23, 2020 until the date hereof (the “New Customer Contracts”); or

(xxiv) other Contracts that are material to the businesses of the Eos Companies taken as a whole.

(b) Except as specifically disclosed on Schedule 3.09(b), each Contract listed on Schedule 3.09(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Eos Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. With respect to all Material Contracts, none of the Eos Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach thereof or default thereunder and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default thereunder by any Eos Company thereunder or any other party to such Material Contract.

(c) Schedule 3.09(c) sets forth a list of the (i) top seven (7) customers (determined by the amount of total invoiced revenue) of the Eos Companies for the fiscal year ended December 31, 2019 and (ii) top seven (7) customers (determined by the amount of total invoiced revenue) of the Eos Companies for the seven-month period ending as of July 31, 2020 (each, a “Material Customer”). No such Material Customer has cancelled, terminated or materially and adversely (from the Eos Companies’ perspective) altered its relationship with any Eos Company or provided notice in writing or, to the Knowledge of the Company, oral notice, that it intends to cancel, terminate or materially and adversely alter its relationship with any Eos Company.

(d) Schedule 3.09(d) sets forth a list of the Material Suppliers. No such Material Supplier has cancelled, terminated or materially and adversely (from the Eos Companies’ perspective) altered its relationship with any Eos Company or provided notice in writing or, to the Knowledge of the Company, oral notice, that it intends to cancel, terminate or materially and adversely alter its relationship with any Eos Company.

(e) Schedule 3.09(e) sets forth the amount recorded in the books and records of the Eos Companies as booked revenue through June 30, 2022 in respect of each New Customer Contract (the “Booked Revenue”).

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Section 3.10 Intellectual Property.

(a) The Eos Companies, their products and services, and the operation of the business of the Eos Companies have not in the past six (6) years interfered with, infringed, misappropriated or otherwise violated, and do not currently interfere with, infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person in any respect, and no Eos Company has in the past six (6) years received any written charge, complaint, claim, demand, or notice (and there is no Proceeding pending, or to the Knowledge of the Company, threatened) alleging any such infringement, misappropriation or other violation (including any claim that such Eos Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(b) Schedule 3.10(b) identifies each Patent, Trademark registration, Internet domain name, Copyright registration, material unregistered proprietary Software and all applicable applications for the foregoing, in each case which is owned by an Eos Company. Except as set forth on Schedule 3.10(b), none of the Eos Companies owns any unregistered proprietary Software that is material to the business of the Eos Companies. Except as set forth on Schedule 3.10(b), all the Intellectual Property required to be disclosed in Schedule 3.10(b) is valid, subsisting, and enforceable. All the Owned Intellectual Property required to be disclosed in Schedule 3.10(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by such Eos Company).

(c) Each Eos Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, and owns or has the right to use all other Intellectual Property that is used in or necessary for the business of such Eos Company as currently conducted, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. The Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Eos Company or the business of the Eos Companies. Except as set forth on Schedule 3.10(c), none of the source code for Software required to be listed in Schedule 3.10(b) (i) is subject to any Copyleft Terms; or (ii) has been disclosed to or placed in escrow with or is in the possession of any Person (other than disclosures to employees and contractors of the Eos Companies who, in each case, have not disclosed the source code to any other Person and have entered into confidentiality agreements with the applicable member of the Eos Companies restricting the use and disclosure thereof).

(d) Each Eos Company has used commercially reasonable efforts and implemented sufficient measures to protect the confidentiality, integrity, and availability to the Eos Companies of all trade secrets and any other confidential information owned by such Eos Company (and any confidential information owned by any Person to whom any of the Eos Companies has a confidentiality obligation). No such trade secret or material confidential information has been disclosed by any Eos Company to any Person other than to Persons subject to a duty of confidentiality pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of any Eos Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. Each Person who has developed any material Owned Intellectual Property has assigned all right, title and interest in and to such Intellectual Property to any Eos Company by a valid and enforceable written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or assignment.

(e) No funding or facility or personnel of any Governmental Entity, university, college, other educational institution or research center was used in the development of any material Owned Intellectual Property. None of the Eos Companies is required to pay any royalty or make any other form of payment to any Governmental Entity to allow the use, licensing, assignment or transfer of any Owned Intellectual Property.

(f) The IT Assets are sufficient in all material respects for the current business operations of the Eos Companies. The Eos Companies have in place disaster recovery plans and procedures and to the extent IT Assets are owned or controlled by Eos Companies, have implemented commercially reasonable security regarding the confidentiality, availability, security and integrity of the IT Assets and all data and information stored thereon,

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including from unauthorized access and infection by Unauthorized Code. The Eos Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(g) Each item of material Intellectual Property owned or used by the Eos Companies immediately prior to the Closing will be owned or available for use by the Eos Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the Eos Companies immediately prior to the Closing.

(h) The Eos Companies are in compliance with, in all material respects, all confidentiality obligations under each Contract to which any Eos Company are a party.

(i) In the past five (5) years, the Eos Companies have not experienced any material Security Breaches or material Security Incidents, and none of the Eos Companies is aware of any written or oral notices, claims or complaints from any Person regarding such a Security Breach or material Security Incident. None of the Eos Companies has received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the Eos Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(j) For the past five (5) years, the Eos Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements. The Eos Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is processed by or on behalf of the Eos Companies in connection with the use and/or operation of its products, services and business, in the manner such Personal Information is accessed and used by the Eos Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Eos Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Eos Companies.

(k) The Eos Companies have implemented commercially reasonable physical, technical and administrative safeguards regarding the confidentiality, integrity and availability of information (including Personal Information in their possession or control) and IT Assets.

Section 3.11 Litigation. Except as set forth on Schedule 3.11(a), there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Eos Company or, to the Knowledge of the Company, any director, officer or employee of an Eos Company (in their capacity as such) before any Governmental Entity, and during the past three (3) years there have not been any such Proceedings. The Eos Companies are not subject or bound by any material outstanding Orders. Except as set forth on Schedule 3.11(b), there are no material Proceedings pending, initiated or threatened, by any Eos Company against any other Person before any Governmental Entity, and during the past three (3) years there have not been any such Proceedings.

Section 3.12 Brokerage. Except as set forth on Schedule 3.12, no Eos Company or any of their Affiliates have incurred Liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Eos Company or Parent to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

Section 3.13 Labor Matters.

(a) Schedule 3.13(a) sets forth a complete list of all employees of the Eos Companies and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, job location and compensation (base compensation and any bonuses paid with respect to the twelve-month period ended December 31, 2019 and the six-month period ended June 30, 2020). To the Knowledge of the Company, all employees of the Eos Companies are legally permitted to be employed by the Eos Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) No Eos Company is a party to any collective bargaining agreement relating to employees of any Eos Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Eos Company, and no such disputes have occurred within the past three (3) years. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of any Eos Company and no such activities have occurred within the past three (3) years. There

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are no material grievances or arbitrations pending or, to the Knowledge of the Company, threatened against any of the Eos Companies and arising under a collective bargaining agreement. With respect to the transactions contemplated by this Agreement, the Eos Companies have, or prior to the Closing will have, satisfied, in all material respects all notice and bargaining obligations they owe to any unions representing their employees under applicable Law or any collective bargaining agreement.

(c) The Eos Companies are and for the past three (3) years have been in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, disability rights or benefits, workers’ compensation, affirmative action, collective bargaining, workplace safety, immigration, layoffs and the payment of social security and other Taxes. There are no material Proceedings pending or, to the Company’s Knowledge, threatened against any Eos Company with respect to or by any current or former employee, consultant or personnel of (or other individual service provider to) any Eos Company. In the past three (3) years, none of the Eos Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act. No Eos Company has engaged in any unfair labor practices and no Eos Company is presently subject to or, to the Knowledge of the Company, threatened with any material grievances or unfair labor practices complaints or charges.

(d) Each of the Eos Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and no Eos Company is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Eos Companies has paid (or will pay when due and payable, to the extent due or payable prior to the Closing Date) in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees, independent contractors and consultants. Each individual who has provided or is providing services to any Eos Company, and has been classified as a consultant, independent contractor or temporary employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax, except to the extent any such misclassification would not be material to the Eos Companies. None of the Eos Companies have any material Liability under any applicable Laws arising out of improperly treating any such individual as a consultant, independent contractor or temporary employee, as applicable, and no such individual is entitled to any compensation or benefits that such Person has not been afforded under any applicable Laws or benefit plan or program of any Eos Company. None of the Eos Companies are materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Eos Company personnel (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).

(e) To the Company’s Knowledge, no employee or independent contractor of any Eos Company is (i) subject to any noncompete or nondisclosure agreement or obligation, the breach of which could be material to the Eos Companies or (ii) to any employment with any individual other than any Eos Company. To the Company’s Knowledge, no Key Employee has provided oral or written notice of any present intention to terminate his or her relationship with any Eos Company within the first twelve (12) months following the Closing.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth a list of each employment, consulting or independent contractor Contract, each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Eos Companies or pursuant to which any of the Eos Companies has or may have any material Liabilities, in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA (each a “Company Employee Benefit Plan”). With respect to each Company Employee Benefit Plan, the Company has made available to Parent copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description provided to participants, (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the three (3) most recently filed Form 5500 annual reports and (v) if applicable, nondiscrimination testing results for the three (3) years prior to the date hereof.

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(b) No Company Employee Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code. Neither any Eos Company nor any ERISA Affiliate sponsors, maintains or contributes to, nor has any Liability or, in the last six (6) years has sponsored, maintained, contributed to or had an Liability, with respect to, an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA or Section 412 of the Code. Neither any Eos Company not any ERISA Affiliate contributes to, has any obligation to contribute, or in the last six (6) years has contributed to or had an obligation to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code. No Eos Company has or in the last six (6) years has had any Liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination, advisory or opinion letter from the IRS and, nothing has occurred since the issuance of such opinion, advisory and/or determination letter, as applicable, which could reasonably be expected to cause the loss of the tax-qualified status of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been maintained, funded and administered in accordance respects with its terms and in material compliance with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan.

(d) Except as set forth on Schedule 3.14(d), the consummation of the transactions contemplated by this Agreement, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Eos Companies to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Eos Companies to terminate any Company Employee Benefit Plan.

(e) No Company Employee Benefit Plan covers employees primarily working outside of the United States.

(f) Each of each Eos Company’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been maintained in material compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A. No Eos Company has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under Code Section 409A.

(g) No benefit payable or that may become payable by any of the Eos Companies pursuant to any Company Employee Benefit Plan or as a result of, in connection with or arising under this Agreement, alone or together with any other event, shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. No Eos Company has agreed to pay, gross up or otherwise indemnify any employee or contractor for any tax imposed under Section 4999 of the Code.

Section 3.15 Insurance. As of the date hereof, the Eos Companies have in place policies of insurance in amounts and scope of coverage as set forth in Schedule 3.15 and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. No Eos Company is in default in any material respect of its obligations under any such policy. During the twelve (12) months prior to the date hereof, no Eos Company has received any written notice of cancellation, material reduction in coverage or non-renewal of such policy. During the twelve (12) months prior to the date hereof, there have been no material claims by or with respect to the Eos Companies, taken as a whole, under such policies as to which coverage has been denied or disputed in any material respect by the underwriters of such policy or in respect of which such underwriters have reserved material rights. Since December 31, 2019, no Eos Company has (a) failed to maintain in full force and effect any material insurance policies lapse (other than the replacement of existing policies with substantially comparable policies) or (b) suffered any

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damage, destruction, theft or casualty loss to its tangible assets in excess of $200,000 that is not covered by insurance. Schedule 3.15 sets forth an accurate and complete list as of the date hereof of all pending claims and the claims history of the Eos Companies since three (3) years prior to the date hereof (including with respect to insurance obtained but not currently maintained).

Section 3.16 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.16(a), each Eos Company is in and, for the past three (3) years has been, in compliance in all material respects with all material Laws applicable to the conduct of the Eos Companies and no notices have been received in the past three (3) years by any Eos Company from any Governmental Entity or any other Person alleging a violation of or noncompliance with any such Laws.

(b) Each Eos Company holds all permits required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted and are in compliance with all terms and conditions of such permits (collectively, “Permits”), except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, materially adverse to the business of the Eos Companies. Except as disclosed in Schedule 3.16(b), no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Eos Company to use such permit.

Section 3.17 Environmental Matters. Except as set forth in Schedule 3.17, (a) each Eos Company, Leased Real Property and equipment, part and product sold, leased, installed or delivered by any Eos Company is, and for the three (3) years preceding the Closing Date, has been, in compliance in all material respects with all applicable Environmental Laws; (b) each Eos Company, Leased Real Property, and equipment, part and product sold, leased, installed or delivered by any Eos Company has for the three (3) years preceding the Closing Date timely obtained and maintained, and is, and for the three (3) years preceding the Closing Date, has been, to the Knowledge of the Company, in compliance in with, all permits, licenses, certificates, approvals or other authorizations required by applicable Environmental Laws with respect to the ownership and use of its Leased Real Property, and the conduct of its business (collectively, the “Environmental Permits”). All such Environmental Permits are in full force and effect and, to the Knowledge of the Company, there is no pending Proceeding to revoke or materially modify any Environmental Permit; (c) no Eos Company has received any written notice regarding any actual or alleged violation by any Eos Company of, or Liabilities of any Eos Company under, applicable Environmental Laws, which notice remains unresolved or under which there are continuing unsatisfied obligations; (d) no Eos Company, and to the Knowledge of the Eos Companies no other Person has, has used, handled, transported, distributed, generated, treated, stored, recycled, discharged, disposed of or released any Hazardous Substances on the Leased Real Property, any formerly owned or leased real property, or at any customer or other location that has or could result in Liability to any of the Eos Companies under Environmental Laws; (e) there are no Proceedings pending, or to the Knowledge of the Eos Companies, threatened against any Eos Company or Leased Real Property under applicable Environmental Laws; (f) no Eos Company is subject to any material outstanding judgment, Order or decree of any Governmental Entity under applicable Environmental Laws; (g) no consent, notice to, approval or authorization of or registration or filing with any Governmental Entity is required by Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (h) no Eos Company has expressly assumed, undertaken or provided an indemnity with respect to any Liability of any other Person under Environmental Laws, and there are no claims pending, or to the Knowledge of the Eos Companies, threatened related to such Liability; and (i) the Eos Companies have made available to Parent true and correct copies of all Phase I environmental site assessment reports, Phase II reports, environmental, health or safety audits, inspections conducted in the three (3) years prior to the date hereof by the Eos Companies, and material documents related to any Proceeding arising under Environmental Laws, that in each case, are in the Eos Companies’ possession or reasonable control.

Section 3.18 Title to Assets. Except as set forth on Schedule 3.18 or as reflected on the Financial Statements, each Eos Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets (whether real, personal, tangible or intangible) that are used by such Eos Company (except for such assets as may have been sold or otherwise disposed of (a) in the Ordinary Course of Business consistent with past practice prior to the date of this Agreement and (b) after the date hereof and without violation of the terms and conditions of this Agreement), free and clear of all

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Liens other than Permitted Liens. Such assets of the Eos Companies constitute all of the assets, properties, rights and interests necessary for the conduct of the business of the Eos Companies after the Closing as it has been operated for the twelve (12) months prior to the date hereof.

Section 3.19 Government Contracts and Bids.

(a) Except as set forth on Schedule 3.19(a), with respect to each Contract that is or has been over the five (5) years prior to the date hereof, in existence between any Eos Company, on the one hand, and any Governmental Entity, on the other hand (each a “Company Government Contract”); each Contract that is or has been over the five (5) years prior to the date hereof, in existence between any Eos Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each a “Company Government Subcontract”); and each outstanding bid, quotation or proposal by such Eos Company that if accepted or awarded could lead to a Contract between such Eos Company, on the one hand, and either any Governmental Entity or prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each such outstanding bid, quotation or proposal, a “Bid”):

(i) each such Company Government Contract or Company Government Subcontract has been legally awarded;

(ii) all representations and certifications with respect to any such Company Government Contract or Company Government Subcontract made by the applicable Eos Company were current, accurate and complete in all material respects when made, and such Eos Company has complied in all material respects with all such representations and certifications;

(iii) the Eos Companies are not in any material violation, breach or default of any provision of any Order or Law governing any Company Government Contract or Company Government Subcontract, and no allegation that any Eos Company is or has been in the five (5) years prior to the date hereof, in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to such Eos Company and not withdrawn;

(iv) during the five (5) years prior to the date hereof, no Eos Company has received a cure notice, a show cause notice or a stop work notice, nor, to the Knowledge of the Company, has any Eos Company been threatened with termination for default under any Company Government Contract or Company Government Subcontract;

(v) no request for equitable adjustment by any Governmental Entity or by any of Eos Company’s vendors, suppliers or subcontractors against it relating to any Company Government Contract or Company Government Subcontract is pending as of the date hereof;

(vi) there is no Proceeding pending or, to the Company’s Knowledge, threatened, in connection with any Company Government Contract or Company Government Subcontract, against any Eos Company, or any of their respective directors or officers, including (i) alleged fraud under the False Claims Act (31 U.S.C. § 3729-3733), violations of the Procurement Integrity Act (41 U.S.C. § 423) or violations of the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. § 254b) or (ii) the violation of any Governmental Rule relating to any Company Government Contract or Company Government Subcontract;

(vii) neither an Eos Company nor, to the Knowledge of the Company, any director, officer, employee, consultant or agent of an Eos Company, nor any cost incurred by an Eos Company pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or investigation, other than within the normal course of business, and no incurred costs have been disallowed, or recommended for disallowance, by any Governmental Entity;

(viii) all Eos Companies have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any Governmental Rule referenced therein, including Governmental Rules relating to the safeguarding of, and access to, classified information;

(ix) no Eos Company been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity in connection with the conduct of its business; no such suspension or debarment has been initiated or threatened in writing;

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(x) there are no outstanding written claims between any Eos Company and any prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract;

(xi) neither any Eos Company nor, to the Knowledge of the Company, any of directors, officers or employees of an Eos Company is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to any operations of such Eos Company;

(xii) each Eos Company has properly included their appropriate markings on its proposal submissions in response to solicitations and deliverable submissions under Company Government Contracts and Company Government Subcontracts required for the protection of proprietary information;

(xiii) each Eos Company has complied in all material respects with all terms and conditions, including military specifications and other standards and requirements incorporated by reference, of the Company Government Contracts and Company Government Subcontracts; and

(xiv) no current operations of the Eos Companies are restricted by the Organizational Conflicts of Interest restrictions as set forth in Federal Acquisition Regulation Subpart 9.5.

(b) The Eos Companies and their officers, directors, managers, employees, consultants and agents collectively hold all security clearances necessary for the operation of their respective businesses as presently conducted. Schedule 3.19(b) sets forth a correct and complete list of all security clearances held by any Eos Company or any their respective directors, officers, employees, consultants or agents. No Eos Company is aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of such Eos Company or any of its directors, officers, managers, employees, consultants or agents. Each Eos Company and each of its directors, officers, managers, employees, consultants or agents are in compliance in all material respects with applicable facilities and personnel security clearance requirements of the United States, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual, DOD 5220.22-M.

(c) Each Eos Company has complied in all material respects with all applicable cost accounting standards and cost principles of a Governmental Entity, and no Eos Company has received written notice from the sponsoring United States Government Agency Administrative Contracting Officer or any other Governmental Entity of any intent to suspend, disapprove or disallow any material costs.

(d) All former U.S. government personnel that have been employed or retained by an Eos Company comply with applicable Governmental Rules specifically related to post-government employment.

Section 3.20 Directors and Officers. Schedule 3.20 lists the directors or managers and officers of each Eos Company.

Section 3.21 Customer Warranties. There are no pending or, to the Knowledge of the Company, threatened, claims under or pursuant to any warranty provided by any Eos Company, whether expressed or implied, on the products or services sold prior to the Closing Date by any Eos Company that are not reserved for in accordance with GAAP in the Latest Balance Sheet. All of the services rendered by the Eos Companies (whether directly or indirectly through independent contractors) have been performed in material conformity with all express warranties and, in all material respects, with all applicable contractual commitments, and, to the Knowledge of the Company, no Eos Company has any pending claims for replacement or repair or for other damages relating to or arising from any such services, except for amounts which are immaterial in the aggregate. No Material Contract with any customer contains any warranty provision for which such Eos Company is obligated to provide that that is significantly and adversely different than the warranty provisions of other Material Contracts and that would impose material Liability on any Eos Company.

Section 3.22 Product Warranties and Product Liability.

(a) All equipment, parts and other products manufactured, shipped, sold, leased, installed or delivered by any Eos Company has been in material conformity, in each case, with all product specifications, all express and implied warranties and all applicable Laws. No Eos Company has any material Liability for replacement, servicing

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or repair of any equipment, parts, other products or other damages in connection therewith or any other customer or product obligations not properly reserved against on the Latest Balance Sheet. No Eos Company has any material Liability of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP (as in effect on the date hereof) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any equipment, or any other product manufactured, shipped, repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, any Eos Company. No Eos Company has committed any act or failed to commit any act which would result in, and, to the Knowledge of the Company, there has been no occurrence which would give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether or not covered by insurance) on the part of such Eos Company with respect to any equipment, part, or any other products manufactured, shipped, repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, such Eos Company. All repairs to any equipment, parts or other products manufactured, shipped, installed or delivered by any Eos Company, have been made in accordance, in all material respects, with the applicable specifications. No Eos Company has, or has agreed to accept for others, any warranty or service obligations to any Person, or offered its customers any marketing or added-value programs or plans for which such Eos Company is responsible for administration or the Liability thereof. Except as provided for under the terms of service contracts sold by any Eos Company and agreements with third-party service providers, no Eos Company has any agreement with a customer to return or refund any portion of amounts paid for an extended warranty or service contract.

(b) There have been no material defects in design, manufacturing, materials or workmanship including any failure to warn which involve any product manufactured, shipped, sold, leased, installed or delivered by or on behalf of any Eos Company. To the Knowledge of the Company, there has not been any Occurrence that has had or would reasonably be expected to have a Material Adverse Effect. There has not been any Recall conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of any Eos Company, or, to the Knowledge of the Company, any investigation or consideration of or decision made by any Person or Governmental Entity concerning whether to undertake or not undertake any Recall. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by any Eos Company have complied in all material respects with all requirements established by any applicable Law or Order of any Governmental Entity.

Section 3.23 Accounts Receivable.

(a) Schedule 3.23(a) contains an accurate and complete list and the aging of all accounts receivable of the Eos Companies as of August 17, 2020 (“Accounts Receivable”). The Accounts Receivable (i) represent or will represent valid obligations and bona fide transactions arising from or relating to sales actually made or services actually performed by the Eos Companies, and (ii) to the Knowledge of the Company, are not subject to any contest, claim or right of set-of, other than returns in the Ordinary Course of Business. All such Accounts Receivable relate solely to the sale of goods or services to customers of the Eos Companies, none of whom are Affiliates of any Eos Company.

(b) All accounts payable of the Eos Companies, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions of the Eos Companies. Since the date of the Latest Balance Sheet, the Eos Companies have paid their accounts payable in the Ordinary Course of Business.

Section 3.24 Inventory. All inventory of the Eos Companies, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Eos Companies free and clear of all Liens other than Permitted Liens and those reflected on the Financial Statements, and no inventory is held on a consignment basis. The quantities and product mix of each item of inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Eos Companies. All items included in inventory conform in all material respects to all industry standards applicable to such inventory or its use or sale imposed by Governmental Entities.

Section 3.25 Trade& Anti-Corruption Compliance.

(a) Neither any Eos Company nor any of its directors, officers, managers, employees, its agents or third-party representatives, is or has in the five (5) years prior to the date hereof been: (i) a Sanctioned Person;

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(ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of any Eos Company; or (iii) otherwise in violation of any applicable Sanctions or applicable Export Control Laws or U.S. antiboycott requirements, in connection with the business of any Eos Company. No products produced by any Eos Company requires a license from any Governmental Entity for sale or export to any jurisdiction or end-user that is not otherwise targeted by restrictions under applicable Sanctions or applicable Export Control Laws.

(b) In the five (5) years prior to the date hereof, in connection with or relating to the business of the Eos Companies, neither any Eos Company nor any of its directors, officers, managers, employees, agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback; (ii) has established or maintained, or is maintaining, any unlawful fund of corporate or entity monies or properties; (iii) has used or is using any corporate or entity funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; (iv) has violated or is violating in any respect any Anti-Corruption Laws; or (v) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person.

Section 3.26 Affiliate Transactions.

(a) Schedule 3.26 sets forth a true, accurate and complete list of all services currently provided to any Eos Company by any of its Affiliates (other than another Eos Company), the Unitholders and their respective Affiliates and all services currently provided by any Eos Company to any of its Affiliates (other than another Eos Company), the Unitholders and their respective Affiliates, and the charges assessed for all services provided during such time. Except as disclosed in Schedule 3.26, there are no loans, Leases, commitments, guarantees, agreements (except for employment agreements and the Governing Documents) or other transactions or arrangements (oral or written) between any of the Eos Companies, on the one hand, and any Affiliate thereof (other than another Eos Company), any Unitholder, any Affiliate of any Unitholder or any current or former director, manager, officer or employee of any Eos Company, or any immediate family member or Affiliate of any of the foregoing, on the other hand (“Affiliate Transactions”).

(b) The Unitholders, their Affiliates (other than the Eos Companies) or any of their respective directors or officers and the directors and officers of the Eos Companies do not possess, directly or indirectly, any financial interest in, or hold a position as a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Eos Companies.

Section 3.27 Leakage.Schedule 3.27 sets forth a true, accurate and complete list of all Leakage (x) from January 1, 2020 until immediately prior to the Lock Box Period and (y) during the Lock Box Period though the date hereof. The Leakage Certificate will be true and accurate on the date of delivery and at the Closing.

Section 3.28 Allocation Schedule. At the Closing, the Allocation Schedule will be prepared in accordance with the Company Operating Agreement.

Section 3.29 Certain Provided Information. The information supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Shares or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub I or Merger Sub II for inclusion or incorporation by reference in the Proxy Statement or any Additional Parent Filings filed through the Closing Date.

Section 3.30 Sales and Assets. In 2019 (and as of the date of this Agreement), the Eos Companies and Newco Companies had no sales outside of the United States and no assets located outside of the United States. Neither the acquired person’s (under the HSR Act) annual net sales nor its total assets exceed the current threshold of $18.8 million under Section 18a(a)(2)(B)(ii) of the HSR Act.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent, Merger Sub I and Merger Sub II, jointly and severally, hereby represent and warrant that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date:

Section 4.01 Organization; Authority; Enforceability. Parent is a corporation duly incorporated under the Laws of the State of Delaware with the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Merger Sub I and Merger Sub II is a limited liability company duly incorporated under the Laws of the State of Delaware with the requisite limited liability power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Parent, Merger Sub I and Merger Sub II has the requisite corporate and limited liability company power, as applicable, and authority and has taken all requisite corporate and limited liability company action, as applicable, to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Documents contemplated hereby to be executed and delivered by Parent, Merger Sub I or Merger Sub II and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent, Merger Sub I and Merger Sub II and no other proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Documents contemplated hereby to be executed and delivered by Parent, Merger Sub I and Merger Sub II. This Agreement and the Ancillary Documents contemplated hereby to be executed and delivered by Parent, Merger Sub I and Merger Sub II have been (or, when executed and delivered, will have been) duly executed and delivered by Parent and Merger Sub, as applicable, and constitute valid and binding obligations of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.02 Brokerage. None of Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates has incurred any Liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Eos Company or Parent to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

Section 4.03 Litigation. There is no material Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent, Merger Sub I, Merger Sub II, or any of their properties or rights before any Governmental Entity with respect to the transactions contemplated hereby or which could reasonably be expected to restrain, enjoin, prevent, impede, hinder, delay, make illegal, impose material limitations or conditions on, or otherwise interfere with, prevent or delay the consummation of any of the transactions contemplated by this Agreement.

Section 4.04 Noncontravention.

(a) The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub I and Merger Sub II do not and will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which any of the Parent, Merger Sub I or Merger Sub II is bound or subject.

(b) The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub I and Merger Sub II do not and will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) require any approval under or pursuant to any material Contract to which any of the Parent, Merger Sub I or Merger Sub II is a party.

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Section 4.05 Capitalization.

(a) As of the date hereof, all of the issued and outstanding Equity Interests of Parent are as follows: (i) 18,150,000 shares of Class A common stock, par value $0.0001 per share (the “Parent Class A Common”); (ii) 4,375,000 shares of Class B common stock, par value $0.0001 per share (the “Parent Class B Common”); and (iii) 9,075,000 warrants entitling each holder thereof to purchase one share of Parent’s Class A common stock at an exercise price of $11.50 per share subject to adjustments described in the Parent SEC Reports (the “Parent Warrants”).

(b) As of the date hereof, all of the issued and outstanding Equity Interests of Merger Sub I are as follows: one hundred (100) membership interests. As of the date hereof, all of the issued and outstanding Equity Interests of Merger Sub II are as follows: one hundred (100) membership interests.

(c) Except as disclosed or set forth in this Agreement or the Parent SEC Reports and except for this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights, interests, agreements, arrangements or commitments to which Parent, Merger Sub I or Merger Sub II is a party or which are binding upon Parent, Merger Sub I or Merger Sub II providing for the sale, issuance, disposition or acquisition of any of its Equity Interests;

(ii) none of Parent, Merger Sub I or Merger Sub II is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

(iii) none of Parent, Merger Sub I or Merger Sub II is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests held by the Parent; and

(v) none of Parent, Merger Sub I or Merger Sub II has any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated.

(d) All of the issued and outstanding Equity Interests of the Parent, Merger Sub I and Merger Sub II have been duly authorized and validly issued, and have been fully paid and non-assessable and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, rights of first refusal or applicable Law.

(e) Other than Merger Sub I and Merger Sub II, Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person. Neither Merger Sub I nor Merger Sub II has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and neither owns, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person.

(f) The accrued, unpaid and documented Parent Transaction Expenses as of the date hereof, and Parent’s good faith estimate of additional Parent Transaction Expenses estimated through and including the Closing Date, are set forth on Schedule 4.05(f) of the Parent Disclosure Schedules.

Section 4.06 Material Contracts. Except as set forth in the Parent SEC Reports, the Parent SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent is party.

Section 4.07 Compliance with Laws. Each of Parent, Merger Sub I and Merger Sub II is in, and at all time since its incorporation, compliance in all material respects with all Laws applicable to the conduct of Parent, Merger Sub I and Merger Sub II, to the Knowledge of Parent, and no notices have been received by Parent, Merger Sub I or Merger Sub II from any Governmental Entity or any other Person alleging a violation of or noncompliance with any such Laws.

Section 4.08 SEC Reports. Parent has, since the consummation of its initial public offering, timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC, together with any material amendments, restatements or supplements thereto, and all such forms, reports,

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schedules, statements and other documents required to be filed or furnished under the Securities Exchange Act or the Securities Act (excluding Section 16 under the Securities Exchange Act) (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Reports”). Each of the Parent SEC Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of the respective date of its filing or most recent amendment, no Parent SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, as of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Parent SEC Reports. None of the information supplied by Parent for inclusion in the Proxy Statement will, at the date of mailing of the Proxy Statement (and any amendment or supplement thereto) and at the time of Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Parent, Merger Sub I or Merger Sub II makes any representations or warranties with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of any Eos Company or any projections or forecasts included in such materials.

Section 4.09 Listing. Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. As of the date hereof, (a) the issued and outstanding shares of Parent Class A Common are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the NYSE under the symbol “BMRG”, (b) the issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the NYSE under the symbol “BMRG WS”, and (c) the issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the NYSE under the symbol “BMRG.U”. There is no legal proceeding pending or, to the Knowledge of Parent threatened, in each case, by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Class A Common, the Parent Warrants, or the Parent Units or prohibit or terminate the listing of the Parent Class A Common, the Parent Warrants, or the Parent Units on the NYSE. None of Parent, Merger Sub I, Merger Sub II, or any of their respective Affiliates has taken any action that is designed to terminate the registration of the Parent Class A Common, the Parent Warrants, or the Parent Units under the Exchange Act, except as contemplated by this Agreement.

Section 4.10 Trust Account.

(a) As of the date hereof, Parent has no less than $176,750,000 in the Trust Account.

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The description of the Trust Agreement in Parent SEC Reports is accurate in all material respects, and prior to the Closing, no Person (other than stockholders of Parent holding Parent Shares sold in Parent’s initial public offering who shall have elected to redeem their shares of Shares pursuant to Parent’s certificate of incorporation) is entitled to any portion of the proceeds in the Trust Account except that funds held in the Trust Account may be released (A) to pay income and franchise taxes from any interest income earned in the Trust Account, (B) in connection with the Parent Stock Redemption and (C) to the underwriters of Parent’s initial public offering, who are entitled to the Marketing Fee (as such term is defined in the Trust Agreement). As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened with respect to the Trust Account.

Section 4.11 Parent Vote Required. Other than obtaining the Required Vote at the Parent Stockholder Meeting, there are no other votes of the holders of Parent Shares necessary with respect to the transactions contemplated hereby.

Section 4.12 Business Activities.

(a) Since the date of its incorporation, (a) except for any actions taken in connection with this Agreement and the transactions contemplated hereby, Parent has conducted no business other than the public offering of its securities and the private offerings disclosed in the Parent’s SEC Reports, public reporting and its search for an initial business combination and (b) there has not been any Parent Material Adverse Effect.

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(b) Each of Merger Sub I and Merger Sub II was formed for the sole purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than as contemplated by this Agreement. As of Closing, neither Merger Sub I nor Merger Sub II will have any assets, liabilities or obligations of any nature or any tax attributes other than (a) those set forth under its Organizational Documents (including its costs of incorporation), and (b) in connection with this Agreement or the transactions contemplated hereby.

Section 4.13 Anti-Corruption Matters. In the five (5) years prior to the date hereof, Parent, Merger Sub I and Merger Sub II have not, and to the Knowledge of Parent, in connection with or relating to the business of the Parent, Merger Sub I and Merger Sub II, no officer, director, manager, member of the board of directors, employee or agent of any of the foregoing has, (i) used any corporate funds for unlawful contributions, gifts, entertainment, or unlawful payments relating to an act by any Governmental Entity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable Anti-Corruption Laws; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. To Knowledge of Parent, no Governmental Entity is investigating, examining, or reviewing Parent’s compliance with any applicable provisions of any applicable Anti-Corruption Laws.

Section 4.14 Tax Matters.

(a) Each of Parent, Merger Sub I and Merger Sub II has timely filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws in all material respects. Each of Parent, Merger Sub I and Merger Sub II has paid all income and other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each of Parent, Merger Sub I and Merger Sub II has timely and properly withheld and paid all amounts of material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party. No written claim has been made by a Taxing Authority in a jurisdiction where Parent, Merger Sub I or Merger Sub II does not pay Taxes or file Tax Returns that Parent, Merger Sub I or Merger Sub II is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(b) None of Parent, Merger Sub I or Merger Sub II has been audited by any U.S. federal, state or local or any non-U.S. Taxing Authority, and there is no Tax audit or examination or any Proceeding now being conducted, pending or, to the Knowledge of Parent, threatened in writing with respect to any Taxes or Tax Returns of Parent, Merger Sub I or Merger Sub II. None of Parent, Merger Sub I or Merger Sub II has commenced a voluntary disclosure proceeding in any U.S. federal, state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) None of Parent, Merger Sub I or Merger Sub II has waived, extended or agreed to extend any applicable statute of limitations relating to any Tax assessment, collection or deficiency of Parent, Merger Sub I or Merger Sub II, in each case, which extension is currently in effect. None of Parent, Merger Sub I or Merger Sub II has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or other request, in each case, currently pending with any Governmental Entity that relates to the Taxes or Tax Returns of Parent, Merger Sub I or Merger Sub II.

(d) None of Parent, Merger Sub I or Merger Sub II has engaged in any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b).

(e) Prior to the Closing, Merger Sub I will have duly elected to be treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.

(f) There are no Liens for Taxes on any assets of Parent, Merger Sub I or Merger Sub II, other than Permitted Liens. None of Parent, Merger Sub I or Merger Sub II has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is Parent). None of Parent, Merger Sub I or Merger Sub II is liable for Taxes of any other Person that is not Parent, Merger Sub I or Merger Sub II (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. Law) or (ii) as a result of successor liability or transferee liability.

(g) None of Parent, Merger Sub I or Merger Sub II is party to any Tax Sharing Agreements, except for any Ordinary Course Tax Sharing Agreements or Tax Sharing Agreements solely between or among Parent, Merger Sub I and Merger Sub II.

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(h) None of Parent, Merger Sub I or Merger Sub II has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355 in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(i) To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Interim Covenants.

(a) Affirmative and Negative Covenants of the Company and Newco. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article VI and (ii) the Closing Date (such period, the “Pre-Closing Period”), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) and except as otherwise contemplated by this Agreement, the Company and Newco shall, and shall cause their respective Subsidiaries to, operate its respective business in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact their business relationships with customers, suppliers and others with whom such Eos Company has a business relationship; provided, that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Eos Companies or Newco prior to the Closing. In furtherance and not in limitation of the preceding sentence, the Company and Newco shall not, and shall cause their respective Subsidiaries not to, except as necessary to consummate the Pre-Closing Reorganization, effect any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i) form any Subsidiary;

(ii) enter into any Affiliate Transaction;

(iii) sell, lease, assign, transfer, license, sublicense, covenant not to assert, allow to lapse, abandon, cancel or otherwise dispose of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Owned Intellectual Property, other than non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business;

(iv) make any amendments to its Governing Documents;

(v) make or grant any bonus, change of control, retention, severance, profit sharing, pension, retirement or insurance payment, distribution, arrangement or material increase in base salary to any officer, director, employee, agent or senior executive;

(vi) plan, announce, implement, or effectuate any reduction in force, early retirement program, severance program, furlough or other voluntary or involuntary employment termination program, or otherwise implement any employee layoff, in each case, not in compliance with the WARN Act;

(vii) (i) issue, sell, deliver, redeem or purchase any Equity Interests (other than as set forth in Schedule 5.01(a)(vii)), (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of any Equity Interests, (iii) adjust, split, combine, redeem, purchase, reclassify or otherwise acquire any of its Equity Interests or (iv) make any other change in the capital structure of the Company, Newco or any of their respective Subsidiaries;

(viii) (i) incur or guarantee any additional Indebtedness other than (A) amounts incurred in the Ordinary Course of Business pursuant to the Contracts set forth in Schedule 3.09(a)(iv), or (B) amounts that do not in the aggregate exceed $100,000, or (ii) make any loans, advances, capital contributions to, or investments in, to any other Person, other than loans, advances or capital contributions by the Company,

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Newco or any of their respective Subsidiaries to any direct or indirect wholly owned Subsidiary of the Company or Newco (other than travel and entertainment advances to the employees of the Company and any of its Subsidiaries extended in the Ordinary Course of Business);

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization (other than the Merger);

(x) collect material amounts of its accounts receivable or pay, discharge, settle or satisfy any Liabilities or accounts payable or prepay any expenses or other items, in each case, other than in the Ordinary Course of Business;

(xi) pay or agree to pay any management fees, monitoring fees, directors’ fees or bonuses paid by or levied on any Eos Company by or for the benefit of any Unitholder or any of its Affiliates;

(xii) waive any amount owed to any Eos Company by any Securityholder or any of its Affiliates or of any claims by any Eos Company against any Securityholder or any of its Affiliates;

(xiii) amend (other than as required by applicable Law or as set forth in Schedule 5.01(a)(xiii)), terminate, establish, enter into, terminate or adopt any Company Employee Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(xiv) except as required by GAAP or as may be required in connection with the transactions contemplated hereby, make any changes to its accounting policies, methods or practices;

(xv) incur any Leakage other than Permitted Leakage;

(xvi) change or revoke any material election relating to Taxes, make any material election related to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any Tax matter, file any amended Tax Return or a claim for a refund of Taxes with respect to the income (except as set forth on Schedule 5.01(a)(xvi) of the Disclosure Schedules), operations or property of the Company, Newco or their respective Subsidiaries, change any method of accounting or accounting period with respect to Taxes or surrender any right to a claim any refund of Taxes;

(xvii) knowingly take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(xviii) enter into any Contract which, if entered into prior to the date hereof would be required to be set forth in Schedule 3.09(a) of the Disclosure Schedules or commit or agree (whether or not such Contract, commitment or agreement is legally binding) to enter into such Contract, or become subject to, amend, waive, fail to renew or terminate any Material Contract or Leases (other than extension or renewal of any Lease in the Ordinary Course of Business);

(xix) other than inventory and other assets acquired in the Ordinary Course of Business, acquire properties or assets, including Equity Interests of another Person, with a value in excess of $100,000, whether through merger, consolidation, share exchange, business combination or otherwise, other than leasehold improvements in the Ordinary Course of Business;

(xx) except as set forth on set forth on Schedule 5.01(a)(xx) of the Disclosure Schedules, institute or settle any Proceeding that alleges damages, or results in a settlement, of at least $100,000, net of insurance proceeds;

(xxi) enter into any joint venture, partnership or similar arrangement;

(xxii) propose, adopt or effect any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount of assets or properties or of any business, line of business or Person in any manner (whether by merger or purchase of equity or assets or otherwise) with any Person, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

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(xxiii) enter into any commodities or currency hedging transaction, other than in the Ordinary Course of Business;

(xxiv) permit any of its insurances to lapse (other than to replace existing policies with substantially comparable policies) or knowingly and intentionally do anything which would make any insurance policy void or voidable;

(xxv) take or omit to take any action which has, or would reasonably be expected to result in, a material adverse change in any Eos Company’s relationship with any Material Customer or Material Supplier;

(xxvi) waive any amount owed to any Eos Company by a customer or transfer any assets to a customer other than in the Ordinary Course of Business;

(xxvii) permit any of its properties or assets to be subject to any Lien not already disclosed in Schedule 3.09(a) of the Disclosure Schedules (other than Permitted Liens);

(xxviii) make any capital expenditure or commitment therefor or entered into any operating lease in excess of $100,000 individually or $400,000 in the aggregate or otherwise acquire any assets or properties (other than inventory in the Ordinary Course of Business) or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xxix) write off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves;

(xxx) terminate (without cause) or hire or engage for services any individual with target annual cash compensation of more than $100,000;

(xxxi) take any action to accelerate the vesting, payment or funding of any compensation, payment or benefit (other than as set forth in this Agreement); or

(xxxii) authorize or enter into any Contract to do any of the foregoing.

(b) Affirmative and Negative Covenants of Parent, Merger Sub I and Merger Sub II. During the Pre-Closing Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) and except as otherwise contemplated or permitted by this Agreement, each of Parent, Merger Sub I and Merger Sub II shall, and each shall cause its Subsidiaries to, operate their respective business in the Ordinary Course of Business; provided, that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give the Company or Newco, directly or indirectly, the right to control or direct in any manner the operations of Parent, Parent, Merger Sub I and Merger Sub II prior to the Closing. In furtherance and not in limitation of the preceding sentence, except as otherwise contemplated or permitted by this Agreement, none of Parent, Merger Sub I or Merger Sub II shall, and each shall cause its Subsidiaries not to, effect any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i) change, modify or amend the Governing Documents of Parent, Merger Sub I or Merger Sub II;

(ii) change, modify or amend the Trust Agreement in any material respect;

(iii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent, Merger Sub I or Merger Sub II; (B) split, combine or reclassify any capital stock of, or other Equity Interests in, Parent, Merger Sub I or Merger Sub II; or (C) other as otherwise required in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other Equity Interests in, Parent, Merger Sub I or Merger Sub II;

(iv) knowingly take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(v) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, except in the ordinary course of business consistent with past practice;

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(vi) (A) other than in connection with the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Interests in, Parent, Merger Sub I or Merger Sub II or any securities convertible into, or any rights, warrants or options to acquire, any Equity Interests, other than in connection with the exercise of any warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any warrants outstanding on the date hereof, including any amendment, modification or reduction of the warrant price set forth therein; or

(vii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transaction contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.04; provided, that nothing herein shall require (i) Parent or the Company to take any action to satisfy the conditions set forth in Section 2.04(b), (ii) any Eos Company to take any action to satisfy the conditions set forth in Section 2.04(b)(x) and (iii) a Party to pay any expenses or fees or agree to any terms or conditions in order to obtain any third party consent or approval.

(d) Listing. Parent shall use its reasonable best efforts to cause the Parent Shares to be approved for listing on Nasdaq at the Closing. During the Pre-Closing Period, Parent shall use reasonable best efforts to ensure the Parent Class A Common, the Parent Warrants, and the Parent Units continue to be listed for trading on the NYSE.

(e) LTIP. Subject to the approval of Parent’s stockholders, prior to the Closing Date, Parent shall approve and adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Parent to the Company and shall be mutually agreed (in good faith) by Parent and the Company prior to the Closing Date (the “LTIP”).

(f) Exclusivity.

(i) During the Pre-Closing Period, neither any Securityholder nor any Eos Company shall enter into negotiations or any agreement regarding the terms of any sale of all or substantially all, of the Equity Interests or assets of any Eos Company (except for dispositions of inventory and assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of Units, merger, reorganization, recapitalization, sale of assets or otherwise (“Alternative Acquisition”), with any Person other than Parent, its Affiliates and their representatives.

(ii) Each Securityholder, each Eos Company and its and their Affiliates and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants, or other representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Acquisition, or any inquiry or proposal that may reasonably be expected to result in an Alternative Acquisition, request the prompt return or destruction of all confidential information previously furnished with respect to an Alternative Acquisition (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and Data Room access previously granted to any Person with respect to an Alternative Acquisition.

(iii) Each of the Company and Newco shall notify Parent promptly (and in any event within one (1) Business Day) orally and in writing after it obtains Knowledge of the receipt by itself (or any of its directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives) of any proposal for an Alternative Acquisition or any request that is received after the date of this Agreement from any Person for non-public information relating to the Eos Companies or for access to the business, properties, assets, books or records of the Eos Companies in each case, related to an Alternative Acquisition or, to the Knowledge of the Company, that is to be used for the purposes of making a proposal for an Alternative Acquisition. In such notice, the Company and Newco shall identify the third party making, and details of the material terms and conditions

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of, any such proposal for an Alternative Acquisition or request. The Company and Newco shall notify Parent promptly (and in any event within one (1) Business Day) of any material amendments or proposed amendments as to price and other material terms thereof. Furthermore, the Company and Newco shall promptly (and in any event within one (1) Business Day) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material transaction agreements accompanying such proposal for an Alternative Acquisition or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any proposal for an Alternative Acquisition, including the financing thereof).

(iv) Each Securityholder, Newco and the Company acknowledges and agrees that it is aware, and that the Company and each of its Affiliates and representatives is aware (or upon receipt of any material nonpublic information of Parent, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Securityholder, Newco and the Company hereby agree, for itself and on behalf of each of its Affiliates and representatives, that while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person, take any other action with respect to Parent, or cause or encourage any Person to do any of the foregoing.

(g) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, the Company and Newco shall, and shall cause their Subsidiaries to, afford the representatives of Parent (including Parent’s Equity Financing Sources and their counsel) reasonable access, during normal business hours, to the properties, books and records of the Eos Companies and furnish to the representatives of Parent such additional financial and operating data and other information regarding the business of the Eos Companies as Parent or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Eos Companies following the Closing.

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall the Eos Companies or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law or Contract or (2) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any Eos Company or any of their respective Affiliates relating to such information; provided, that to the extent such access or information is denied pursuant to the foregoing, the Parties shall work together in good faith to develop substitute arrangements that do not result in a violation of Law or Contract, the loss of an applicable privilege or breach of a confidentiality obligation, as applicable;

(B) the auditors and accountants of any of Parent the Eos Companies or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(C) if so requested by the Company, Parent shall enter into a customary joint defense agreement or common interest agreement with the Eos Companies or any of their respective Affiliates with respect to any information provided to Parent, or to which Parent gains access, pursuant to this Section 5.01(f) or otherwise.

(h) Communications. Promptly following the date of this Agreement, the Company and Parent shall cooperate in good faith to develop and mutually agree upon a communication strategy and policy for Parent and its Affiliates and their respective representatives to communicate with the employees, customers and suppliers of the Eos Companies (the “Communication Policy”). Except with the express prior written authorization of the Company, during the Pre-Closing Period, the Parent and its Affiliates and their respective representatives shall not have any communication with the employees, customers and suppliers of the Eos Companies unless such communication has been agreed upon in accordance with the Communication Policy.

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Section 5.02 Reserved.

Section 5.03 Survival Periods. None of the representations and warranties set forth in this Agreement or in any Ancillary Document, including any rights arising out of any breach of such representations and warranties, shall survive the Closing (and there shall be no liability after the Closing in respect thereof, except in the case of Fraud); provided that nothing in this sentence shall modify or affect the rights and obligations set forth in Article VII. The covenants and agreements contained in this Agreement shall, in each case, survive in accordance with their terms.

Section 5.04 Certain Tax Matters.

(a) After the Closing Date, Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns for each Eos Company for any Pre-Closing Tax Period or Straddle Period that have not been filed on or prior to the Closing Date (collectively, the “Company Prepared Returns”), and shall pay, or cause to be paid, all Taxes required to be paid by each Eos Company with respect to any Pre-Closing Tax Period or Straddle Period to the applicable Taxing Authority. Parent shall cause each Company Prepared Return to be prepared in a manner consistent with the Company’s past practice. Parent shall cause each Company Prepared Return (i) to be provided to the Securityholder Representative for review and comment as soon as reasonably practicable before the due date of each such Company Prepared Return and (ii) to not be filed without the prior consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(b) The Parties hereto intend that the transactions contemplated by this Agreement shall qualify for the Intended Tax Treatment. None of the Parties or their respective Affiliates shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. The Parties shall cooperate and discuss in good faith the intended entity classification of Merger Sub II for U.S. federal income tax purposes and, prior to the Closing Date, mutually agree to such entity classification of Merger Sub II. Following the Mergers, Parent intends to cause the Ultimate Surviving Company, directly or indirectly, to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulation Section 1.368-1(d). The Parties hereto shall file all Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a determination of a Taxing Authority that is final within the meaning of Code Section 1313(a) (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law, or based on a change in the terms of the transactions described in this Agreement which change has been mutually agreed by the Parties hereto. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties (and in the case of notice to the Securityholders, such notice shall be provided to the Securityholder Representative) of any challenge to the Intended Tax Treatment by any Taxing Authority.

(c) The Company, Newco, Parent, Merger Sub I and Merger Sub II hereby adopt this Agreement as a “plan of reorganization” for purposes of Code Sections 354, 361 and 368 and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d) The Securityholder Representative shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Parent or any Eos Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(e) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Ultimate Surviving Company. After the Closing Date, each Eos Company will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Unitholders, the Securityholder Representative and Parent will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation. Each Party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

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Section 5.05 Press Release; SEC Filings.

(a) Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Parent, the Company and the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law.

(b) As promptly as practicable and in any event within four (4) Business Days of execution of this Agreement, Parent shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement, and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) As promptly as reasonably practicable after the date hereof and the availability of the Financial Statements of the Eos Companies, Parent and the Company shall prepare and Parent shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from Parent Stockholders to vote at the Parent Stockholder Meeting in favor of the Parent Stockholder Voting Matters. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Parent Board.

(d) Prior to filing with the SEC, Parent will make available to the Company and Securityholder Representative drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide the Company and Securityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent will advise the Company and Securityholder Representative promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy Statement. Parent, the Company and the Securityholder Representative shall cooperate to promptly respond to any comments of the SEC on the Proxy Statement, and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable.

(e) If at any time prior to the Parent Stockholder Meeting the Parties discover or become aware of any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by Parent under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Parent Filings”) shall include disclosure regarding the Eos Companies and their business and the Eos Companies’ management, operations and financial condition. Accordingly, the, Company and the Securityholder Representative agree to, as promptly as reasonably practicable, provide Parent with all information concerning the Eos Companies, their business, management, operations and financial condition, in each case, that is required to be included in the Proxy Statement, Additional Parent Filings or any other Parent SEC filing. The Eos Companies shall make available to Parent and its counsel, and shall cause their Affiliates, directors, officers, managers and employees to make available to Parent and its counsel, all information reasonably available and requested by Parent or its counsel in connection with the drafting of the Proxy Statement and Additional Parent Filings and responding in a timely manner to comments thereto from the SEC. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to the Eos Companies or the business, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which would be required to be set forth in an amendment or a supplement to the Proxy Statement so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing

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and disseminating any such required amendment or supplement. Parent shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. Parent, acting through the Parent Board, shall include in the Proxy Statement the recommendation of the Parent Board that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Parent Stockholder Voting Matters; provided, however, that the Parent Board may withdraw or modify such recommendation (a “Change in Recommendation”) if the Parent Board determines in good faith, after consultation with outside counsel and financial advisors, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that the Parent Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this Section 5.05(f) unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) Parent has provided to the Company three (3) Business Days’ prior written notice advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail. Parent agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the special meeting for the purpose of voting on the Parent Stockholder Voting Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.

(g) At least five (5) days prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h) The Company shall provide to Parent as promptly as practicable after the date of this Agreement (i) all audited and unaudited financial statements of the Eos Companies required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K, (ii) all selected financial data of the Eos Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K (as if the Eos Companies were subject thereto) with respect to such periods as required by the applicable rules and regulations and guidance of the SEC, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

(i) The Company agrees that the information provided by any Eos Company, or any of their respective Affiliates or representatives, (i) the Eos Companies, or any of their Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, or (ii) to be contained in the Proxy Statement, the Additional Parent Filings, any other Parent SEC filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (w) the time such information is filed, submitted or made publicly available, (x) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (y) the time of the Parent Stockholder Meeting or (z) the Closing.

Section 5.06 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby.

Section 5.07 Further Assurance. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

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Section 5.08 Release.

(a) Subject to Section 5.08(c), effective upon the Closing, each Securityholder, on behalf of itself and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns hereby release, waive, acquit and forever discharge, to the fullest extent permitted by Law, each Eos Company and each of their respective past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations, causes of action and Liabilities to such Securityholder as an equityholder (whether directly or indirectly) of any Eos Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and such Securityholder and his, her or its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from any Eos Company; provided, however, that (x) this Section 5.08(a) shall not limit, modify, restrict, operate as a waiver with respect to or otherwise affect (i) the rights of any Eos Company’s directors and officers to the extent they are entitled to indemnification, exculpation, or liability, or advancement of expenses under the Governing Documents of any Eos Company, or benefits under any directors or officers insurance policy maintained by any Eos Company to the extent not related to any claims arising under this Agreement and the Ancillary Documents, (ii) the rights of any Eos Company’s employees with respect to claims for compensation, benefits or advancement or reimbursement of expenses arising out of such employee’s current employment with such Eos Company, or (iii) the rights of any Securityholder under this Agreement or any Ancillary Document, and (y) if any Proceeding is commenced, filed or otherwise brought by any Securityholder, then the claims, demands, rights, actions, suits, proceedings, liabilities, obligations, causes of action and Liabilities released by this Section 5.08(a) shall not include any counterclaim, set-off, defense or similar right against such Securityholder, its Affiliates, or any of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors.

(b) Subject to Section 5.08(a), Parent and each Purchaser Indemnitee hereby waives any and all claims of any kind or nature against each Unitholder (other than claims arising from any criminal or alleged criminal activity of such Unitholder) in its capacity as an officer, director, manager, agent, representative, or in any other capacity of any Eos Company related to any facts, conditions, transactions, events, or circumstances occurring or existing prior to the Closing.

(c) Notwithstanding anything to the contrary in this Section 5.08, nothing in this Section 5.08 shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement or any Ancillary Documents.

Section 5.09 Directors and Officers.

(a) Parent acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of any Eos Company or who, at the request of any Eos Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) for a period of six (6) years following the Closing Date, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any Eos Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) Tail Policy. At or prior to the Closing Date, the Company shall purchase and maintain in effect for any Person who is on the date hereof, or who becomes prior to the Closing Date, an officer or director of any Eos Company (each such Person, a “D&O Beneficiary”) for a period of six (6) years thereafter a “tail” officers’ and directors’ liability insurance coverage with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of the fact that such D&O Beneficiary is or was a manager, director or officer of any Eos Company at any time prior to the Closing Date or is or was serving at the request of any Eos Company as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other

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enterprise at any time prior to the Closing Date. The provisions of this Section 5.09(b) are intended to be for the benefit of, and shall be enforceable by, each such D&O Beneficiary and such Person’s estate, heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to law, the organizational documents of any Eos Company, contract or otherwise.

Section 5.10 No Other Representations; Non-Reliance. Parent acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon the express representations and warranties of Newco and the Company set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) and the Ancillary Documents. Newco and the Company acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Newco and the Company have relied solely upon the express representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Article IV of this Agreement and the Ancillary Documents.

Section 5.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, but except in the case of Fraud, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 5.11.

Section 5.12 Financing.

(a) During the Pre-Closing Period, Parent may execute Subscription Agreements with Equity Financing Sources and shall use its commercially reasonable efforts to enforce the terms of any Subscription Agreements; provided, however, that without the prior written consent of the Company, during the Pre-Closing Period, (x) Parent shall not enter into Subscription Agreements that would impose material obligations on, or material restrictions on the operation of, the Company as compared with the form of agreement attached hereto as Exhibit L and (y) Parent shall not modify or amend any material terms or obligations of Subscription Agreements if such modifications or amendments would impose material obligations on, or material restrictions on the operation of, the Company.

(b) Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Parent or its Affiliates be obligated to provide Cash Equity, other than the obligations of B. Riley Financial, Inc. pursuant to that certain letter agreement, dated as of the date hereof, by and among B. Riley Financial, Inc., Parent and B. Riley Principal Investments, LLC.

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(c) Notwithstanding anything to contrary contained in this Agreement, nothing contained in this Section 5.12 or elsewhere in this Agreement shall require, and in no event shall the “commercially reasonable efforts” of Parent be deemed to construe or require, Parent to (i) bring any enforcement action against any Equity Financing Sources to enforce its rights under the applicable Cash Equity, (ii) seek or accept Cash Equity on terms adverse to or less favorable than those set forth in the Subscription Agreements or (iii) agree to waive any term or condition of this Agreement or amend or waive any term of the Subscription Agreements.

(d) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 6.01, each Eos Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of the Cash Equity (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (ii) assisting with the preparation of customary materials for actual and potential Equity Financing Sources, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Cash Equity (which shall not include pro forma financial information), (iii) providing the Financial Statements and such other financial information regarding the Eos Companies that is readily available or within the Eos Companies’ possession and as is reasonably requested in connection with the Cash Equity, (iv) furnishing Parent at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date), with all documentation and other information under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the Cash Equity, in each case, at Parent’s sole cost and expense. Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Eos Company, (B) no Eos Company shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Cash Equity prior to the Closing, (C) no Eos Company nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Cash Equity that is not contingent upon the Closing or that would be effective prior to the Closing (other than any customary management representation and authorization letter in connection with marketing materials contemplated by the Cash Equity) and (D) Persons who are on the board of directors or the board of managers (or similar governing body) of any Eos Company prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Cash Equity. Nothing contained in this Section 5.12(d) or otherwise shall require any Eos Company, prior to the Closing, to be an issuer or other obligor with respect to the Cash Equity.

(e) None of the Securityholders, the Eos Companies, their Affiliates or any of their respective representatives shall be required prior to the Closing to take any action that would subject such Person to actual liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Cash Equity or their performance of their respective obligations under this Section 5.12 or any information utilized in connection therewith that is not conditioned on the Closing. Notwithstanding the foregoing, Parent’s obligations in this Section 5.12 shall not survive the Closing.

Section 5.13 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 5.13 hereto, and except for this Agreement and any ancillary agreements contemplated herein and for Liabilities relating to employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, all Liabilities and obligations of the Eos Companies under any Contract or arrangement contemplated by Section 3.26(a) shall be terminated in full as of the completion of Closing without Liability to the Eos Companies and, from and after the completion of Closing, the Eos Companies shall have no surviving obligations or Liabilities to any other party to such Contract or arrangements whatsoever with respect to any such Contract or arrangement.

Section 5.14 Pre-Closing Reorganization.

(a) Subject to Section 5.14(d), prior to the Closing Date, the Company shall consummate the following transactions, to be effective no later than two (2) Business Days prior to the Closing Date, in the following order (collectively, the “Pre-Closing Reorganization”): (i) Newco will form a Delaware limited liability company as a direct, wholly-owned Subsidiary of Newco (“Newco Merger Sub”), (ii) Newco Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Newco Merger Sub shall cease and the Company will continue as the surviving entity after such merger and as a direct, wholly owned Subsidiary of Newco, (iii) at the effective time of the merger described in clause (ii) above, the Company will assign, and Newco will assume, the

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Equity Plan, and all Equity Interests of the Company will be converted into equivalent Equity Interests of Newco, including without limitation (A) the Unitholders will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the issued and outstanding membership interest of Newco in the same proportions and on the same terms and conditions as their prior ownership interest in the Company immediately prior to such merger, (B) the Optionholders will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the options of Newco in the same proportions and on the same terms and conditions as their prior ownership of the Company Options as of immediately prior to such merger, (C) the holders of the Bridge Notes will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the convertible promissory notes of Newco in the same proportions and on the same terms and conditions as their prior ownership of the Bridge Notes as of immediately prior to such merger, (iv) Newco will own one hundred percent (100%) of the issued and outstanding membership interests of the Company (and Newco shall assume or implement any related arrangements expressly required to effectuate the foregoing, including the assumption of the Equity Plan and any outstanding awards thereunder), and (v) an election pursuant to Treasury Regulations Section 301.7701-3(c) will be made to treat the Company as an entity that is treated as disregarded from its owner for U.S. federal income tax purposes. The Company acknowledges and agrees that the Pre-Closing Reorganization described in clauses (i) through (v) above is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder and that Newco will be treated as a C corporation for U.S. federal income tax purposes from the date of its formation and, to the extent necessary to confirm such treatment, will make an election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as an association taxable as a corporation for U.S. federal income tax purposes effective as of the date of its formation and the Company shall file all required income Tax returns and related returns and reports in a manner consistent with such intent unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Parties must agree, prior to such consummation, on the form and substance of all resolutions, consents, filings and other documents to effectuate the Pre-Closing Reorganization, and any changes to the Pre-Closing Reorganization or such resolutions, consents, filings and other documents shall not be permitted without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance of Section 5.14(a), the Company and/or Newco shall adopt resolutions and will take such other actions as may be necessary, including obtaining individual consents to the extent necessary or desirable, to cause the transactions contemplated by Section 5.14(a), including the assumption and assignment of the Equity Plan and for Company Options to be treated in accordance with the provisions of Section 5.14(a). The Company and/or Newco, as applicable, shall deliver evidence satisfactory to the Parties of the consent of the Company Optionholders, if necessary, to the treatment set forth in Section 5.14(a).

(d) From and after consummation of the Pre-Closing Reorganization, each reference herein to the “Company” (including in connection with the First Merger) shall be deemed to be a reference to Newco, as the context permits.

Section 5.15 Newco Unitholder Approval. After consummation of the Pre-Closing Reorganization and prior to the Closing Date, Newco shall obtain and deliver to Parent the Newco Unitholder Approval.

ARTICLE VI

TERMINATION

Section 6.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

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(c) by either the Company or Parent by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before January 15, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 6.01(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;

(d) by the Company, if Parent, Merger Sub I or Merger Sub II breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s or Newco’s obligations to consummate the transactions contemplated hereby set forth in Section 2.04(a) or Section 2.04(b)(x) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Parent, Merger Sub I and Merger Sub II by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.01(d) shall not be available to the Company if the Company, Newco or the Securityholder Representative is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Parent, if the Company or Newco breach in any material respect any of their representations or warranties contained in this Agreement or the Company, Newco or the Securityholder Representative breach or fail to perform in any material respect any of their covenants contained in this Agreement, which breach or failure to perform (A) would render a condition precedent to Parent’s, Merger Sub I’s and Merger Sub II’s obligations to consummate the transactions contemplated hereby set forth in Section 2.04(a) or Section 2.04(b) not capable of being satisfied, and (B) after the giving of written notice of such breach or failure to perform to the Company by Parent, Merger Sub I or Merger Sub II, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.01(e) shall not be available to Parent if Parent, Merger Sub I or Merger Sub II is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(f) by either the Company or Parent by written notice to the other, if, at the Parent Stockholder Meeting (including any adjournments thereof), the Parent Stockholder Voting Matters are not duly adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Governing Documents; provided, however, that the right to terminate this Agreement under this Section 6.01(f) shall not be available to Parent if Parent, Merger Sub I or Merger Sub II is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

Section 6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 5.05(a), Section 5.06, this Section 6.02 and Article VIII of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination or (ii) impair the right of any Party hereto to compel specific performance by any other Party of such Party’s obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification by Unitholders.

(a) Subject to the other provisions of this Article VII, from and after the Closing, each Unitholder, severally and not jointly, agrees to and shall indemnify Parent, the Sponsor, the Eos Companies and each of their respective subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers, directors, employees, agents, attorneys, consultants, advisors, representatives and other Persons acting on their behalf (the “Purchaser Indemnitees”) and save and hold each of them harmless against such Unitholder’s Indemnity Pro Rata Share of any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to the matters described in Schedule 7.01(a) of the Disclosure Schedules (the “Indemnified Matters”). The indemnification obligations set forth in this Section 7.01 shall survive until ninety (90) days following the expiration of the statute of limitations (giving effect to any extensions and waivers thereof) applicable to the Indemnified Matters.

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(b) Following the Closing, the Securityholder Representative shall have the obligation and duty to vigorously prosecute or defend the Indemnified Matters and shall have, subject to the terms and conditions of this Article VII, the discretion to control the defense, compromise or other resolution of the Indemnified Matters, including responding to inquiries, contesting, defending against and resolving any matter relating to the Indemnified Matters. Parent shall, or shall cause the Ultimate Surviving Company or its Subsidiaries to, advance to the Securityholder Representative up to $5,000,000 of Seller Defense Costs promptly following delivery of any invoices therefor; provided, however, that if the aggregate amount of Seller Defense Costs exceeds $2,000,000 (the “Deductible”), then the amount of such excess shall constitute indemnifiable Losses hereunder; provided, further that, for the avoidance of doubt, the Deductible shall not apply to any Losses other than Seller Defense Costs. Parent shall have the right, but not the obligation, to participate in (but not control) the defense of the Indemnified Matters and to attend any proceedings before any Governmental Entity or other material events with respect to the Indemnified Matters, in each case at Parent’s sole cost and expense. If the Securityholder Representative shall fail or is failing to vigorously prosecute or defend the Indemnified Matters as reasonably determined by the board of directors of Parent, Parent may control the Indemnified Matters by giving notice to the Securityholders Representative in which case Parent’s fees and expenses shall constitute indemnifiable Losses. The Securityholder Representative shall have the right to agree to any settlement, compromise or discharge of the Indemnified Matters, and, in such event, Parent shall, and shall cause its Subsidiaries (including the Eos Companies) to, enter into such settlement agreements, releases and other documentation necessary to effectuate the settlement, compromise or discharge as may be reasonably requested by the Securityholder Representative to implement the foregoing; provided, however, that, notwithstanding the foregoing, Parent’s prior written consent (which, in the case of clause (iv) below, shall not be unreasonably withheld, conditioned, or delayed) shall be required to the extent that any such settlement, compromise or discharge (i) requires any admission of wrongdoing by Parent or any of its Subsidiaries (including the Eos Companies), (ii) involves a finding of any violations of Law by Parent or any of its Subsidiaries (including the Eos Companies), (iii) imposes any injunctive relief or obligations on Parent or any of its Subsidiaries (including the Eos Companies), or (iv) requires Parent or any of its Subsidiaries (including the Eos Companies) to pay any amount in cash (other than Seller Defense Costs). From and after the Closing until such time as the Indemnified Matters are finally resolved, Securityholder Representative and Parent shall use commercially reasonable efforts to cooperate with each other in connection with (x) the retention and (upon reasonable request) the provision of records and information which are reasonably necessary for such proceedings and are in the Parent’s or the Eos Companies’, on the one hand, or the Securityholder Representative’s, on the other hand, possession and (y) making employees and other representatives and advisors of the Eos Companies available, during regular business hours upon reasonable advance notice (to the extent practicable) and under reasonable circumstances, to provide additional information and explaining any material provided hereunder, to give testimony or attend at any Proceeding, in each case as and to the extent reasonably requested. Without limiting the generality of Section 8.15, the Securityholder Representative shall have the right to continue to conduct the defense, compromise or other resolution of the Indemnified Matters with counsel of its choice, including counsel currently representing the Eos Companies in the Indemnified Matters, and Parent (on behalf of itself, and, following the Closing, the Eos Companies) hereby waives any conflict and agrees not to object to any such continued representation.

Section 7.02 Losses Net of Insurance, etc.. The amount of any Loss for which indemnification is provided under Section 7.01 shall be net of any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss (each source of recovery, a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.01 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Purchaser Indemnitee pursuant to this Article VII, the Purchaser Indemnitee shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such receipt occurred at the time of such payment. Notwithstanding the foregoing, the amount received from any Collateral Source with respect to Seller Defense Costs shall count as Seller Defense Costs for purposes of determining whether the Deductible has been achieved (it being the intent of the parties that any Collateral Source shall be for the benefit of the Purchaser Indemnitees in determining whether the Deductible has been met).

Section 7.03 Indemnification Procedure.

(a) Promptly after any event, circumstance, development, state of facts or occurrence (or obtaining knowledge thereof) that results or may result in the incurrence of any Losses by any Purchaser Indemnitees, which might give rise to indemnification hereunder, the Purchaser Indemnitee shall deliver to the Securityholder Representative a certificate (a “Claim Certificate”), which Claim Certificate shall: (i) state that the Purchaser Indemnitee has paid or anticipates it will incur liability for Losses for which such Purchaser Indemnitee believes it is entitled to indemnification pursuant

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to this Agreement; and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the claim to which each such item is related and the computation, if possible, of the amount to which such Purchaser Indemnitee claims to be entitled hereunder; provided, that the failure to so notify the Securityholder Representative shall not relieve the Unitholders of their obligations hereunder, unless the Unitholders are actually and adversely prejudiced thereby and in such case, only to the extent of such prejudice.

(b) In the event that the Securityholder Representative shall object to the indemnification of a Purchaser Indemnitee in respect of any claim or claims specified in any Claim Certificate, the Securityholder Representative shall, within thirty (30) days after receipt by the Securityholder Representative of such Claim Certificate, deliver to the Purchaser Indemnitee a notice to such effect, specifying in reasonable detail the basis for such objection, and the Securityholder Representative and the Purchaser Indemnitee shall, within the sixty (60) day period beginning on the date of receipt by the Purchaser Indemnitee of such objection and prior to submitting such dispute to the courts set forth in Section 8.08, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Securityholder Representative shall have so objected. If the Purchaser Indemnitee and the Securityholder Representative shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Purchaser Indemnitee and the Securityholder Representative shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Purchaser Indemnitee and the Securityholder Representative be unable to agree as to any particular item or items or amount or amounts within such time period, then the Purchaser Indemnitee shall be permitted to submit such dispute to the courts set forth in Section 8.08. The party that receives a final judgment in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other party.

(c) Claims for Losses covered by a memorandum of agreement of the nature described in Section 7.03(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 7.03(b) and 8.08 hereof, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days following the determination of the amount of any Agreed Claim (or at such other time as the Purchaser Indemnitee and the Securityholder Representative shall agree), Agent (as defined below) on behalf of the Purchaser Indemnitee shall be entitled to exercise its rights pursuant to Section 7.04; provided, that if Agent has released and surrendered the Pledged Collateral pursuant to Section 7.04(k), the party from which indemnification is sought (the “Indemnifying Party”) shall pay to the Purchaser Indemnitee an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Purchaser Indemnitee in a notice to the Securityholder Representative.

(d) Under all circumstances the Unitholders shall act solely through the Securityholder Representative and the Securityholder Representative’s determination with respect to all matters under this Article VII shall be final and binding on each Unitholder.

Section 7.04 Share Pledge. Parent, the Securityholder Representative and each Securityholder hereby agrees as follows:

(a) As security for the Unitholders’ indemnification obligations under this Article VII (collectively, the “Obligations”), each Unitholder (“Pledgor”) hereby agrees to assign, pledge and grant to Parent (“Agent”), for the benefit of the Purchaser Indemnitees, a continuing first priority security interest in and lien upon all right, title and interest of such Pledgor in and to a number of Parent Shares equal to 40% of the portion of the Merger Consideration delivered to each such Pledgor pursuant to Sections 2.02(a) and (d) wherever located (the “Pledged Shares”), the certificates representing the Pledged Shares, all rights to receive income, gain, profit, loss or other items allocated or distributed with respect to the Pledged Shares, all rights to receive all income, profit or other dividends, distributions, cash, warrants, rights, options, instruments, securities and other property of any nature whatsoever with respect to the Pledged Shares, all voting rights or rights to control or direct the affairs of the issuer of the Pledged Shares arising as a result of the Pledged Shares, all other rights, title and interest as such rights are derived from the Pledged Shares and all proceeds and profits of thereof (including proceeds of proceeds and claims against third parties), whether now existing or hereafter arising or acquired (together with the Pledged Shares, collectively, the “Pledged Collateral”).

(b) Each Pledgor covenants and agrees with Agent that: (1) Agent’s sole duty with respect to the Pledged Collateral is to use such care as it uses for similar property for its own account, and Agent shall not be obligated to preserve rights in the Pledged Collateral against prior parties; (2) such Pledgor will (i) be solely responsible for all matters relating to the Pledged Collateral, (ii) not, and will not purport to, grant or suffer Liens, other than Permitted

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Liens, against, or sell, transfer or dispose of any Pledged Collateral, (iii) from time to time take all actions requested by Agent to maintain control of the Pledged Shares for purposes of the New York Uniform Commercial Code as then in effect (the “UCC”) and make all filings under the UCC reasonably requested by Agent in connection with Agent’s security interest in the Pledged Collateral; (3) Agent is authorized to file financing statements and/or a copy of this Agreement and give notice to third parties regarding the Pledged Collateral without Pledgor’s signature to the extent permitted by applicable Law; and (4) Agent may rely upon any written communication (including email communication) in good faith believed by Agent to have been authorized by Pledgor.

(c) Agent shall have all the rights and remedies of a secured party under the UCC or other applicable Law, and, upon the occurrence of an Event of Default, may, in addition to any other right or remedy available to Agent hereunder or under applicable Law, subject to the limitations set forth in Section 7.04(f) below, sell, liquidate or redeem so much of the Pledged Collateral as is necessary to satisfy the Obligations.

(i) Notwithstanding anything herein to the contrary, so long as no Event of Default shall have occurred and be continuing with respect to any Pledgor, (A) such Pledgor may exercise any and all voting and other consensual rights pertaining to such Pledgor’s Pledged Collateral, (B) such Pledgor may receive and retain any and all dividends or other distributions declared on such Pledgor’s Pledged Collateral; provided, however, that (x) dividends and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, such Pledgor’s Pledged Collateral, (y) dividends and other distributions paid or payable in cash in respect of such Pledgor’s Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (z) any cash paid, payable or otherwise distributed in redemption of, or in exchange for, such Pledgor’s Pledged Collateral, shall forthwith be delivered to the Agent to hold as Pledged Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Purchaser Indemnitees, shall be segregated from the other property or funds of such Pledgor, and shall be forthwith delivered to the Agent in the exact form received with any necessary indorsement and/or appropriate share powers duly executed in blank, to be held by the Agent as Pledged Collateral for the Obligations hereunder, and (C) the Agent will execute and deliver (or cause to be executed and delivered) to such Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to the preceding clause (A) and to receive the dividends, distributions and other payments which it is authorized to receive and retain pursuant to the preceding clause (B), in each case, to the extent that the Agent has possession of such Pledged Collateral.

(ii) Upon the occurrence and during the continuance of an Event of Default with respect to any Pledgor, and after written notice from the Agent to the Sellers’ Representative of its exercise of its rights hereunder: (A) all rights of such Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7.04(c)(i)(A), and to receive the dividends, distributions, and other payments that it would otherwise be authorized to receive and retain pursuant to Section 7.04(c)(i)(B), shall cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, distributions and payments; (B) the Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of such Pledgor’s Pledged Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of such Pledgor’s Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other adjustment of Parent, and, in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; (C) the Agent may transfer all or any part of the Pledged Collateral to Agent’s name or that of its nominee, and exercise all rights as if the absolute owner thereof, and file a proof of claim for, receive payments or distributions on, and exchange or release Pledged Collateral in any bankruptcy, insolvency or similar proceeding; and (D) all dividends, distributions, and other payments that are received by such Pledgor contrary to the provisions of Section 7(c)(ii)(A) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Pledgor, and shall be forthwith paid over to the Agent as Pledged Collateral in the exact form received with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by the Agent as Pledged Collateral and as further collateral security for the such Pledgor’s Obligations.

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(d) Pledgor hereby irrevocably, unconditionally and expressly waives, to the fullest extent permitted by applicable Law, all defenses, counterclaims, rights of setoff, any requirement that Agent first proceed against any guarantor or any other security, all requirements for notice of any kind, demand, protest, presentment, notice of non-payment, default or dishonor of any Obligation, notice of acceptance hereof, marshalling of assets and the like, including without limitation, any right to notice or judicial hearing in connection with Agent’s taking possession of or disposition of any Pledged Collateral, any notice of any sale, transfer or other disposition by Agent of any Obligation, any requirement that Agent first proceed against Pledgor, any other collateral or any other Person liable for any of the Obligations, any defense based upon any administrative errors or omissions by Agent and all damages occasioned by any of the foregoing (except as determined by a court of competent jurisdiction in a final and nonappealable judgment to have been the direct result of Agent’s gross negligence, bad faith or willful misconduct). No invalidity, irregularity or unenforceability of any Obligations shall affect, impair or be a defense to any of Pledgor’s obligations or agreements or any of Agent’s rights or remedies hereunder. If an Event of Default shall have occurred and be continuing, Agent may from time to time, without notice to or consent by Pledgor, and without affecting or impairing Pledgor’s obligations or agreements or Agent’s rights and remedies hereunder: (i) sell, release, exchange, settle, compromise or otherwise dispose of or deal with any property or other security for any of the Obligations, and (ii) exercise (in such order as Agent may choose), or refrain from exercising, any rights against any Person liable for any of the Obligations. To the fullest extent permitted by Law, Pledgor also waives any and all rights or defenses arising by reason of (x) any “one action” or “anti-deficiency” Law that would otherwise prevent Agent from bringing any action, including any claim for a deficiency, or exercising any right or remedy (including any right of set-off) against Pledgor before or after the commencement or completion of any foreclosure action or sale of any collateral for the Obligations, whether judicially, by exercise of power of sale or otherwise, or (y) any other Law that in any other way would otherwise require any election of remedies by Agent.

(e) Pledgor agrees that from time to time, at its own expense, it shall promptly execute and deliver all further instruments and documents, and take all further actions (a) that are necessary, or that Agent may reasonably request in writing, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or intended to be granted hereby with respect to any Pledged Collateral, provided, that notwithstanding anything to the contrary herein, the only actions that Pledgor shall be required to maintain the perfection of the security interest granted or intended to be granted hereby with respect to any Pledged Collateral shall be to maintain the effectiveness of proper UCC financing statements and/or amendments and take such actions contemplated by clause (iii) of Section 7.04(b) to permit Agent to maintain control over the Pledged Shares (for the avoidance of doubt, Pledgor shall not be required to deliver control agreements with respect to any deposit account or securities account included in the Pledged Collateral or obtain third party waivers or access agreements), or (b) that Agent may reasonably request in writing to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

(f) If an Event of Default shall have occurred and be continuing: (i) Agent shall have the right from time to time to take possession of, and sell, redeem, assign, liquidate, transfer and deliver all or any part of the Pledged Collateral, at any brokers’ board or exchange, or at public or private sale or otherwise, at the option of Agent, for cash or on credit for future delivery, in such parcel or parcels and at such times and places, and upon such terms and conditions as Agent may deem proper, and in connection therewith may grant options and impose reasonable conditions, all without (except as same are required by applicable Law and cannot be waived) advertisement or demand upon or notice to Pledgor or any other Person entitled to notice or right of stay, extension, moratorium, appraisal or redemption of the Pledged Collateral, all of which are hereby expressly waived to the fullest extent permitted by applicable Law; (ii) upon each such sale, Agent, to the extent permitted by Law, may purchase all or any of the Pledged Collateral, free and clear of all claims, rights of redemption and equities of Parent; and (iii) Agent shall have all of the rights and remedies of a secured party under the UCC and any other applicable Law.

(y) To the extent required by applicable Law which cannot be waived, Agent will give Pledgor notice of the time and place of any public sale or of the time after which any private sale or other disposition of Pledged Collateral is to be made, by sending notice at least ten (10) days before the time of sale or disposition, which Pledgor agrees is reasonable. Agent need not give such notice if not required by the UCC or other applicable Law. Pledgor agrees that at any private sale Pledged Collateral may be sold at a price that is less than the price which might have been obtained at a public sale or that is less than the aggregate outstanding amount of the Obligations. Agent may accept the first offer received and need not offer such Pledged Collateral to more than one offeree. Agent may comply with any applicable state or federal Law requirements in connection with a disposition of the Pledged Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale

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of the Pledged Collateral. After deducting its costs and expenses from the proceeds of sale, Agent may apply any residue to pay the Obligations in such order as it elects and Pledgor will remain liable for any deficiency with interest. All foreign exchange losses incurred in connection with the conversion of any Pledged Collateral denominated in a foreign currency to U.S. dollars shall be borne by Pledgor. If Agent shall be subject to any volume limitations in the sale of Pledged Collateral, Pledgor shall not at any such time sell, or permit any party controlled by Pledgor to sell, any securities if the sale thereof would adversely affect Agent’s ability to sell the Pledged Collateral. If Agent sells any of the Pledged Collateral upon credit, Pledgor will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Pledged Collateral, Agent may resell the Pledged Collateral and Pledgor shall be credited with the proceeds of the sale.

(g) Pledgor hereby irrevocably designates and appoints each of Agent and any designee or agent (each an “Attorney”) as attorney-in-fact of Pledgor, with full power of substitution, each with authority acting alone, upon determination of the amount of any Agreed Claim to sign or endorse Pledgor’s name on stock certificates, powers, assignments and other documents in connection with the Pledged Collateral, execute proofs of claim and loss, releases, endorsements, assignments and other instruments of conveyance, and do all other acts and things necessary and advisable in the sole discretion of Attorney to carry out and enforce this Section 7.04. All acts of each Attorney are hereby ratified and approved and no Attorney shall be liable for any acts of commission or omission or for errors of judgment or mistake of fact or Law except as a result of any Attorney’s gross negligence, bad faith or willful misconduct. This power of attorney is irrevocable and coupled with an interest.

(h) In the event and to the extent that any provision of this Section 7.04 shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

(i) No failure or delay by Agent in exercising any right or remedy and no course of dealing between Agent and Pledgor shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof. All rights and remedies of Agent shall be cumulative and may be exercised singly or concurrently. No notice to or demand on Pledgor shall entitle Pledgor to any other or further notice or demand, or constitute a waiver of Agent’s rights.

(j) This Section 7.04 may not be modified, changed, waived or discharged orally, except by a writing signed by Parent and the Securityholder Representative. Any waiver of any provision of this Section 7.04 or any consent to any departure by Pledgor therefrom shall be effective only in the specific instance and for the specific purpose for which given. This Section 7.04 shall be and remain the independent obligation of Pledgor, shall inure to the benefit of and be enforceable by Agent and its successors, transferees and assigns, and shall be binding upon Pledgor and Pledgor’s heirs, executors, successors and assigns, provided that Pledgor may not transfer, assign or delegate any of Pledgor’s rights or obligations hereunder, and, at Agent’s option, any such purported transfer, assignment or delegation shall be void.

(k) If an Event of Default shall have occurred and be continuing, Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Agent (or any affiliate of Agent) to or for the credit or the account of Pledgor against any and all of the Obligations. Agent agrees promptly to notify Pledgor after any such setoff and application, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Agent under this Section 7.04(k) are in addition to any other rights and remedies (including, without limitation, other rights of setoff) that Agent may have.

(l) Agent shall release and surrender all of the Pledged Collateral to the Pledgors promptly after the earlier to occur of: (i) the second anniversary of the date hereof (but only if no Proceeding has been brought prior to such second anniversary); and (ii) the date on which the Indemnified Matters shall have been finally resolved (by settlement, by a court of competent jurisdiction in a final and nonappealable judgment or otherwise), and either (x) no Obligations are due and payable as a result thereof, or (y) all Obligations have been paid in full.

Section 7.05 Unitholder Waiver. Notwithstanding anything to the contrary contained herein, each Unitholder hereby waives and acknowledges that it shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against the Company or any of its Subsidiaries in connection with any indemnification obligation or any other Liability to which such Unitholder may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

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Section 7.06 Tax Treatment of Indemnification Payments. Any payment made pursuant to this Article VII shall be deemed to be, and each of the Parties shall treat such payments as an adjustment to the Merger Consideration for all federal, state, local and foreign income Tax purposes.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Securityholder Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Notwithstanding the foregoing, the provisions of Section 8.13 and this Section 8.01 (and any definitions used therein and any other provision in this Agreement that would have the effect of amending, supplementing, modifying, replacing or waiving such definitions or provisions or the substance thereof) may not be amended, supplemented, modified, replaced or waived without the consent of any Equity Financing Source directly and adversely affected by such amendment, supplement, modification, replacement or waiver.

Section 8.02 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Parent and the Securityholder Representative shall be sent to the addresses indicated below:

Notices to the Securityholder Representative, and
prior to the Closing, Newco and the Company:

Eos Energy Storage LLC

3920 Park Ave

Edison, NJ 08820

Attention: Joe Mastrangelo

Email: jmastrangelo@eosenergystorage.com

with copies to (which shall not constitute notice):

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York, 10022

Attention: David LaGalia, Esq.

Zachary Jacobs, Esq.

Fax: (212) 735-8708

Email: dlagalia@morrisoncohen.com

zjacobs@morrisoncohen.com

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Notices to Parent, and following the Closing, the Newco and Company:

B. Riley Principal Merger Corp. II

299 Park Avenue

21st Floor

New York, New York 10171

Attention: Daniel Shribman

Email: dshribman@brileyfin.com

with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Joel Rubinstein

Luke Laumann

Fax: (212) 354-8113

Email: joel.rubinstein@whitecase.com

llaumann@whitecase.com

Section 8.03 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided further, that notwithstanding the foregoing, Parent may assign its rights under this Agreement to its affiliates, it being understood that no such assignment shall relieve Parent of any of its obligations hereunder. In the event the Company or Newco or any of its successors or assigns, (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company and Newco shall be deemed to have assumed the obligations set forth in Section 5.09.

Section 8.04 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.05 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The use of the word “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.05 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to

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be listed) on the Disclosure Schedules, all amendments, modifications, supplements, extensions and renewals thereto must also be listed on the appropriate schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Parent if such information or materials have been uploaded to the electronic data room maintained by the Company on the Project Aurora Dropbox for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to Parent’s representatives (including counsel) via electronic mail at least three (3) Business Days prior to the date hereof. The content of the Data Room as at the relevant date set out in the preceding sentence has been stored on two identical encrypted USB devices, of which the Securityholder Representative and Parent each received one for evidentiary purposes on the date hereof.

Section 8.06 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.07 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.08 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Courts of the State of New York or if such court declines jurisdiction, then to the federal court sitting in the State of New York, Borough of Manhattan in the City of New York, in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding shall be heard and

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determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.08, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.09 Trust Account Waiver. Each of the Company, Newco and the Securityholder Representative acknowledges that Parent has established the Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Newco and the Securityholder Representative, for themselves and the Affiliates they have the authority to bind, hereby agree they do not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Parent’s public stockholders), and hereby waives any claims it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Parent’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) among Parent, the Securityholder Representative, the Company, Newco and the Securityholders will not seek recourse against the Trust Account (or distributions therefrom to Parent’s public stockholders) for any reason whatsoever; provided that (x) nothing in this Section 8.09 shall serve to limit or prohibit the Eos Companies’ and the Securityholders’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom to Parent’s public stockholders) and (y) nothing in this Section 8.09 shall serve to limit or prohibit any claims that the Eos Companies and the Securityholders may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding any distributions from the Trust Account to Parent’s public stockholders).

Section 8.10 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 8.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Purchaser Indemnitees, the Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder).

Section 8.12 Schedules. All Schedules and Exhibits attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in these Schedules or the Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is material or is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed

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(including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.13 No Recourse to Financing Sources. Notwithstanding any provision of this Agreement to the contrary, (a) in no event shall the Securityholder Representative, the Eos Companies or any of their respective Affiliates or representatives (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Equity Financing Source in connection with this Agreement or (ii) prior to the Closing seek to enforce the commitments against, make any claims for breach of any Subscription Agreement against, or seek to recover monetary damages from, or otherwise sue, any Equity Financing Source for the Cash Equity in connection with (y) this Agreement or (z) the obligations of the Equity Financing Sources for the Cash Equity under the applicable Subscription Agreement; it being agreed that the foregoing clauses (i) and (ii) shall include the agreement not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Equity Financing Source, and (b) the Securityholder Representative and the Eos Companies on behalf of themselves and their respective Affiliates and representatives hereby (i) acknowledges that no Equity Financing Source shall have any liability to the Securityholder Representative or any Eos Company under this Agreement or for any claim made by the Securityholder Representative or any Eos Company based on, in respect of, or by reason of the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Cash Equity, (ii) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) the Securityholder Representative or any Eos Company may have against any Equity Financing Source relating to this Agreement, the Cash Equity or the transactions contemplated hereby. Nothing in this Section 8.13 shall in any way limit or qualify the rights and obligations of (x) the Equity Financing Sources for the applicable Cash Equity and the other parties to the Cash Equity (or the definitive documents related thereto) to each other thereunder or in connection therewith and (y) the Securityholder Representative against Parent. Without limiting the foregoing, no Equity Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature with respect to the transactions contemplated by this Agreement.

Section 8.14 Securityholder Representative.

(a) The Securityholder Representative shall act as the representative of the Securityholders in respect of all matters arising under this Agreement or any of the Ancillary Documents, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Securityholder or the Securityholder Representative, including to enforce any rights granted to any Securityholder hereunder, in each case as the Securityholder Representative believes is necessary or appropriate under this Agreement and the Ancillary Documents, for and on behalf of the Securityholders, including taking any and all actions that may be necessary or desirable, as determined by the Securityholder Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Article VII hereof. The Securityholders shall be bound by all such actions taken by the Securityholder Representative and no Securityholder shall be permitted to take any such actions. The Securityholder Representative is serving as the Securityholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a Securityholder hereunder) for any of the obligations of the Company, Newco, any of their Subsidiaries or any of Securityholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Securityholder Representative or the underlying assets of the Securityholder Representative for the satisfaction of any obligations of the Company, Newco, any of their respective Subsidiaries or any of the Securityholders. The Securityholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Securityholder Representative of the Securityholder Representative’s duties or the exercise by the Securityholder Representative of the Securityholder Representative’s rights and remedies under this Agreement or any Ancillary Document, except in the case of its bad faith or willful misconduct. No bond shall be required of the Securityholder Representative. The Securityholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Securityholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions

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of this Agreement or any Ancillary Document. Without limiting the generality of the foregoing, the Securityholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Ancillary Documents, and to consent to any amendment hereof or thereof on behalf of all Securityholders and their respective successors. Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Securityholder Representative relating to this Agreement or any Ancillary Document.

(b) The Securityholders will indemnify and hold harmless the Securityholder Representative from and against any and all Losses arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and the Ancillary Document, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Securityholders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. The Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(c) The Securityholder Representative may resign by giving 30 days’ notice to Parent and the Securityholders; provided, that (i) in no event shall the Securityholder Representative resign without the prior written consent of Parent and (ii) in the event of the resignation or removal of the Securityholder Representative, a new Securityholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of a majority-in-interest of the Securityholders immediately prior to the Effective Time.

Section 8.15 Legal Representation.

(a) Parent, on behalf of itself and its Affiliates (including, following the Closing, the Company), acknowledges and agrees that Morrison Cohen LLP may have acted as counsel for the Eos Companies and/or their respective Affiliates (collectively, the “Company Group”) in connection with this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby.

(b) Parent, Newco and the Company hereby agree on behalf of their respective directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that White & Case LLP (or any successor) and Morrison Cohen LLP may represent the Parent Stockholders, Newco or the Company or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Parent Stockholder Group”), in each case, in connection with any Proceeding or obligation, notwithstanding its representation (or any continued representation) of Parent or other Waiving Parties, and each of Parent, Newco and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent, Newco and the Company acknowledge that the foregoing provision applies whether or not White& Case LLP or Morrison Cohen LLP provides legal services to Parent or any Eos Company after the Closing Date. Each of Parent, Newco and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between (i) Parent or any member of the Parent Stockholder Group and its counsel, including White & Case LLP, and (ii) Newco, the Company or any Securityholder and Morrison Cohen LLP, in each case, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent, Newco or the Company, as applicable notwithstanding the Mergers, and instead survive, remain with and are controlled by the Parent Stockholder Group, Newco or Company, as applicable (the “Privileged Communications”), without any waiver thereof. Parent, Newco and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of Parent, Newco or the Company or otherwise (including in the knowledge or the officers and employees of Parent, Newco or the Company), in any Proceeding against or involving any of the Parties after the Closing, and Parent, Newco and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of Parent, Newco, the Company or otherwise (including in the knowledge of the officers and employees of Parent, Newco or the Company).

Annex A-68

Each of the undersigned has caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

Parent:
B. Riley Principal Merger Corp. II
By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer
Merger Sub I:
BMRG Merger Sub, LLC
By:	/s/ Daniel Shirbman
Name:	Daniel Shribman
Title:	President
Merger Sub II:
BMRG Merger Sub II, LLC
By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	President
The Company:
Eos Energy Storage LLC
By:	/s/ Joe Mastrangelo
Name:	Joe Mastrangelo
Title:	Chief Executive Officer

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Newco:
New Eos Energy LLC
By:	/s/ Joe Mastrangelo
Name:	Joe Mastrangelo
Title:	Chief Executive Officer
The Securityholder Representative:
AltEnergy Storage VI, LLC
By:	/s/ Russell Stidolph
Name:	Russell Stidolph
Title:	Managing Member

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EXHIBIT A

WRITTEN CONSENT
OF
THE PREFERRED MEMBERS
OF
EOS ENERGY STORAGE LLC

Dated as of September [•], 2020

The undersigned, being the holders of more than fifty percent (50%) (collectively, the “Majority Preferred Members”) of the issued and outstanding Preferred Units of Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), hereby adopt, consent to and approve the following:

WHEREAS, in contemplation of the Merger Agreement (as defined below), the Company intends to form a new, wholly-owned subsidiary, New Eos Energy LLC, a Delaware limited liability company (“Newco”);

WHEREAS, the Board of Directors of the Company, in accordance with the LLC Agreement (including Section 15.15 thereof), has (x) approved that certain Agreement and Plan of Merger (in substantially the form submitted to the Majority Preferred Members, the “Merger Agreement”), by and among (i) B. Riley Principal Merger Corp. II, a Delaware corporation (“B. Riley”), (ii) BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of B. Riley (“Merger Sub I”), (iii) BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of B. Riley (“Merger Sub II”), (iv) the Company, (v) Newco, and (vi) AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder (in such capacity, the “Securityholder Representative”), and (y) declared that the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Mergers and the Pre-Closing Reorganization (each as defined below)), and the documents referenced therein are fair to and in the best interests of the Company and the unitholders of the Company;

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement, the Company and Newco intend to consummate the following transactions (collectively, the “Pre-Closing Reorganization”): (i) Newco will form a Delaware limited liability company as a direct, wholly-owned subsidiary of Newco (“Newco Merger Sub”), (ii) Newco Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Newco Merger Sub will cease and the Company will continue as the surviving entity after such merger and as a direct, wholly owned Subsidiary of Newco, (iii) at the effective time of the merger described in clause (ii) above, the Company will assign, and Newco will assume, the 2012 Equity Incentive Plan of the Company, and all debt and equity interests of the Company will be converted into equivalent debt and equity interests of Newco, including without limitation (A) the unitholders of the Company will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the issued and outstanding membership interest of Newco in the same proportions and on the same terms and conditions as their prior ownership interest in the Company immediately prior to such merger, (B) the optionholders of the Company will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the options of Newco in the same proportions and on the same terms and conditions as their prior ownership of the options of the Company as of immediately prior to such merger, (C) the holders of the convertible promissory notes of the Company will collectively own (or have the right to receive, as applicable) one hundred percent (100%) of the convertible promissory notes of Newco in the same proportions and on the same terms and conditions as their prior ownership of convertible promissory notes of the Company as of immediately prior to such merger, (iv) Newco will own one hundred percent (100%) of the issued and outstanding membership interests of the Company (and Newco will assume or implement any related arrangements expressly required to effectuate the foregoing, including the assumption of the 2012 Equity Incentive Plan of the Company and any outstanding awards thereunder), and (v) an election pursuant to Treasury Regulations Section 301.7701-3(c) will be made to treat the Company as an entity that is treated as disregarded from its owner for U.S. federal income tax purposes;

WHEREAS, accordingly, after giving effect to the Pre-Closing Reorganization, the undersigned will be the holders of more than fifty percent (50%) (collectively, the “Majority Newco Preferred Members”) of the issued and outstanding preferred units of Newco into which the Preferred Units of the Company were converted in the Pre-Closing Reorganization;

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WHEREAS, the Pre-Closing Reorganization qualifies as an Internal Restructure (as defined in the LLC Agreement) and is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub I would be merged with and into Newco, with Newco continuing as the surviving company (the “First Merger”), whereupon the separate existence of Merger Sub I would cease, and Newco would continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, is sometimes referred to as the “First Surviving Company”) and become a wholly owned subsidiary of B. Riley; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company would merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company would cease, and Merger Sub II would continue as the surviving company and become a wholly owned subsidiary of B. Riley; and

WHEREAS, pursuant to Section 5.7(a)(vii) of that certain Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 26, 2017 (as amended, the “LLC Agreement”), the Company is prohibited from agreeing to or entering into a merger without the affirmative vote of the Majority Preferred Members.

NOW THEREFORE, it is hereby:

RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Mergers, be, and they hereby are, approved in all respects; and be it

FURTHER RESOLVED, that the undersigned shall take any actions and execute such documents as may be reasonably required and shall otherwise cooperate in good faith with the Company and Newco in connection with consummating the Pre-Closing Reorganization; and be it

FURTHER RESOLVED, that the undersigned are executing and delivering this written consent, confirming the foregoing authorizations and approvals, and taking the foregoing actions in their capacity as both the Majority Preferred Members and the Majority Newco Preferred Members, as applicable.

This written consent may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, .pdf or other electronic transmissions of executed signatures to this written consent shall be deemed to be the same as an executed original.
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IN WITNESS WHEREOF, the undersigned members of the Company have executed this written consent effective as of the date first above written.

[•]
By:
Name:
Title:
[•]
By:
Name:
Title:

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EXHIBIT B

Third AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
B. RILEY PRINCIPAL MERGER CORP. II

[•], 2020

B. Riley Principal Merger Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “B. Riley Principal Merger Corp. II”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 3, 2019 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 4, 2020. A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on May 19, 2020.

2. This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Second Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Third Amended and Restated Certificate shall become effective in accordance with the DGCL on the date of filing with Secretary of State of Delaware (the “Effective Time”).

4. The text of the Second Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Eos Energy Enterprises, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article IV
CAPITALIZATION

Section 4.1 Reclassification; Authorized Capital Stock.

(a) Effective upon the Effective time, (i) each share of Class A Common Stock, par value $0.0001 per share, of the Corporation that was issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Class A Common”) shall automatically and immediately be reclassified into one share of Common Stock (as defined below), and (ii) each share of Class B Common Stock, par value $0.0001 per share, of the Corporation that was issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Class B Common”) shall automatically and immediately be reclassified into one share of Common Stock, in each case, without further action of any holder of the Old Class A Common or Old Class B Common.

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(b) The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 201,000,000 shares, consisting of (a) 200,000,000 shares of common stock (the “Common Stock”) and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

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Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Third Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Third Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, and subject to the terms of the Director Nomination Agreement, dated as of [•], 2020, by and among the Corporation and the other parties thereto (as it may be amended and/or restated, the “Director Nomination Agreement”), shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I (“Class I Directors”), Class II (“Class II Directors”) or Class III (“Class III Directors”). The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the Effective Time, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the Effective Time, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the Effective Time. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the Effective Time, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes (and therefore such classification) at the Effective Time, in each case, in accordance with the DGCL and the terms of the Director Nomination Agreement.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to the terms of the Director Nomination Agreement and to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to the terms of the Director Nomination Agreement and to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, in the event that a stockholder party to the Director Nomination Agreement provides notice to the Corporation to remove a director

Annex A-76

designated by such stockholder pursuant to the terms of the Director Nomination Agreement, whether such removal is with or without cause, the Corporation may take all steps necessary to cause such removal, to the extent permitted by applicable law, and such director may be removed with or without cause.

Section 5.5 Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Third Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws, provided, however, that so long as the Director Nomination Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted. Notwithstanding the foregoing, so long as the Director Nomination Agreement remains in effect, neither the Board nor the stockholders of the Corporation may not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement without the written consent of the parties to the Director Nomination Agreement. Notwithstanding the foregoing, nothing in the Bylaws shall be deemed to limit the ability of the parties to the Director Nomination Agreement to amend, alter or repeal any provision of the Director Nomination Agreement pursuant to the terms thereof; provided that no amendment to the Director Nomination Agreement (whether or not such amendment modifies any provision of the Director Nomination Agreement to which the Bylaws are subject) shall amend the Bylaws.

Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 7.2 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Annex A-77

Section 7.4 No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (any such person, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as such a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2: (i) shall be contract rights; (ii) shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; and (iii) shall not be conditioned upon any prior determination that an indemnitee is entitled to indemnification under this Section 8.2 with respect to the related proceeding. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Annex A-78

Article IX
CORPORATE OPPORTUNITY

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. As used herein, an “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s Affiliates or its or their respective successors, principals, directors, officers, members, managers or employees) (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue. Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any Covered Person existing at the time of such amendment, repeal or modification. For purposes of this Article IX, “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

Article X
AMENDMENT OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article V, Article VI, Article VIII, Article IX and this Article X (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Third Amended and Restated Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this Third Amended and Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Third Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that so long as the Director Nomination Agreement remains in effect, no provision of this Third Amended and Restated Certificate may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Director Nomination Agreement.

Article XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days

Annex A-79

following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Article XII
SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

[Remainder of page intentionally left blank]

Annex A-80

IN WITNESS WHEREOF, B. Riley Principal Merger Corp. II has caused this Third Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

B. Riley Principal Merger Corp. II
By:
Name:
Title:

[Signature Page to Third Amended and Restated Certificate of Incorporation]

Annex A-81

EXHIBIT C-1

CERTIFICATE OF MERGER

OF

BMRG MERGER SUB, LLC,
a Delaware limited liability company,

WITH AND INTO

NEW EOS ENERGY LLC,
a Delaware limited liability company

(Under Section 18-209 of the Limited Liability Company Act
of the State of Delaware)

Pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “Act”), New Eos Energy LLC, a Delaware limited liability company (the “Company”), in connection with the merger of BMRG Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The name, state of formation, and type of entity of each constituent entity to the Merger (the “Constituent Entities”) are:

Name	State of Formation	Type of Entity
New Eos Energy LLC	Delaware	Limited Liability Company
BMRG Merger Sub, LLC	Delaware	Limited Liability Company

SECOND: An Agreement and Plan of Merger, dated as of [•], 2020 (as modified, supplemented or amended from time to time, the “Merger Agreement”), has been approved and executed by each of the Constituent Entities in accordance with the Act.

THIRD: Upon the effectiveness of the Merger, the Company shall be the surviving entity (the “Surviving Entity”), and the name of the Surviving Entity is New Eos Energy LLC.

FOURTH: The Merger shall become effective at 9:00 AM Eastern Time on [•], 2020.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Entity at 214 Fernwood Avenue, Building B, Edison, New Jersey 08837.

SIXTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of any of the Constituent Entities.

*   *   *   *   *

Annex A-82

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger pursuant to the Act and under penalty of perjury, does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true to the best of the undersigned’s knowledge and belief, and accordingly has hereunto signed this Certificate of Merger this ____ day of _________________, 2020.

NEW EOS ENERGY LLC
a Delaware limited liability company
By:
Name:
Its:

Annex A-83

EXHIBIT C-2

CERTIFICATE OF MERGER

OF

NEW EOS ENERGY LLC,
a Delaware limited liability company,

WITH AND INTO

BMRG MERGER SUB II, LLC,
a Delaware limited liability company

(Under Section 18-209 of the Limited Liability Company Act
of the State of Delaware)

Pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “Act”), BMRG Merger Sub II, LLC, a Delaware limited liability company (the “Company”), in connection with the merger of New Eos Energy LLC, a Delaware limited liability company (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The name, state of formation, and type of entity of each constituent entity to the Merger (the “Constituent Entities”) are:

Name	State of Formation	Type of Entity
BMRG Merger Sub II, LLC	Delaware	Limited Liability Company
New Eos Energy LLC	Delaware	Limited Liability Company

SECOND: An Agreement and Plan of Merger, dated as of [•], 2020 (as modified, supplemented or amended from time to time, the “Merger Agreement”), has been approved and executed by each of the Constituent Entities in accordance with the Act.

THIRD: Upon the effectiveness of the Merger, the Company shall be the surviving entity (the “Surviving Entity”), and the name of the Surviving Entity is Eos Energy Enterprises Intermediate Holdings, LLC.

FOURTH: The certificate of formation of the Surviving Entity shall, at the effective time of the Merger and by virtue thereof, be amended and restated in its entirety as set forth in Annex A attached hereto and, as so amended and restated, shall be the certificate of formation of the Surviving Entity until further amended in accordance with the Act.

FIFTH: The Merger shall become effective at 9:01 AM Eastern Time on [•], 2020.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Entity at 214 Fernwood Avenue, Building B, Edison, New Jersey 08837.

SEVENTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of any of the Constituent Entities.

*   *   *   *   *

Annex A-84

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger pursuant to the Act and under penalty of perjury, does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true to the best of the undersigned’s knowledge and belief, and accordingly has hereunto signed this Certificate of Merger this ____ day of _________________, 2020.

BMRG MERGER SUB II, LLC
a Delaware limited liability company
By:
Name:
Its:

Signature Page to Certificate of Merger

Annex A-85

Annex a

AMENDED AND RESTATED certificate of formation

of

Eos Energy Enterprises Intermediate Holdings, LLC

First:	The name of the limited liability company is Eos Energy Enterprises Intermediate Holdings, LLC.
Second:

The address of the limited liability company’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Annex A-86

EXHIBIT D

LETTER OF TRANSMITTAL

To Exchange Units of New Eos Energy LLC for Shares of B. Riley Principal Merger Corp. II

This Letter of Transmittal is being sent to you in connection with the mergers (the “Mergers”) pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of September [•], 2020, by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), BMRG Merger Sub, LLC, a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“Eos”), New Eos Energy LLC, a Delaware limited liability company (the “Company”), and AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder (the “Securityholder Representative”). Pursuant to the Agreement, Eos (i) formed the Company as a direct, wholly-owned Subsidiary of Eos, (ii) the Company formed a Delaware limited liability company as a direct, wholly-owned Subsidiary of the Company (“Newco Merger Sub”), (iii) Newco Merger Sub merged with and into Eos, whereupon the separate corporate existence of Newco Merger Sub ceased and Eos continued as the surviving entity after such merger and as a direct, wholly owned Subsidiary of the Company, and (iv) at the effective time of the merger described in clause (iii) above, Eos assigned, and the Company assumed, the Equity Plan, and all Equity Interests of Eos was converted into equivalent Equity Interests of the Company (clauses (i)-(iv), the “Reorganization”). All capitalized terms used and not otherwise defined in this Letter of Transmittal shall have the meanings ascribed to such terms in the Agreement, attached hereto as Exhibit A.

Please read all instructions carefully. You have received this Letter of Transmittal because the Company’s records indicate that you own Units. We have set forth on the signature page to this Letter of Transmittal the number and class of Units that our records indicate are held by you. On the terms and subject to the conditions set forth in the Agreement, at the Effective Time of the First Merger, your Units issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive certain Parent Shares comprising your portion of the Merger Consideration.

In order to receive Parent Shares for your Units, you must:

(a) complete and sign this Letter of Transmittal on page A-94;

(b) complete and sign the IRS Form W-9 attached hereto as Exhibit B or IRS Form W-8, as applicable;

(c) complete and sign the Accredited Investor Questionnaire attached hereto as Exhibit C;

(d) complete and sign the “Bad Actor” Certification attached hereto as Exhibit D;

(e) complete and sign the signature page to the Registration Rights Agreement attached hereto as Exhibit E;

(f) complete and sign the stock powers duly executed in blank attached hereto as Exhibit F; and

(g) no later than [_________], 2020 deliver each of the foregoing to Continental Stock Transfer & Trust Company, transfer agent to Parent (the “Exchange Agent”), at the address below:

Continental Stock Transfer & Trust Company

Attn: [•]

Address: [•]

Annex A-87

PLEASE READ AND FOLLOW ALL INSTRUCTIONS CAREFULLY.

In accordance with the Agreement, the undersigned holder of Units of the Company (the “Holder”) hereby delivers this Letter of Transmittal and acknowledges and agrees that the Holder’s Units shall be cancelled and extinguished at the Effective Time in exchange for the right to receive the consideration in respect of such Units as set forth in the Agreement.

Notice of Action by the Unitholders.

In accordance with the Delaware Limited Liability Company Act and the Certificate of Formation of the Company (as amended, the “Certificate of Formation”) and Eos and the Limited Liability Company Agreement of the Company (as amended and restated and amended, the “Operating Agreement”) and Eos, the Reorganization, the Mergers and the Agreement have been duly approved. Copies of such written consents are attached hereto as Exhibit G. Accordingly, the Reorganization, the Mergers and the Agreement have been approved by all necessary action on the part of the Company, Eos and their respective members. In accordance with the terms of the Agreement, as so approved, you are required to execute and deliver this Letter of Transmittal and the related documents described herein in order to receive your portion of the Merger Consideration.

Acknowledgments of the Holder with Respect to the Mergers. By executing this Letter of Transmittal the Holder acknowledges and agrees that this Letter of Transmittal and all amounts payable to the Holder as a result of the Mergers are subject to, and governed by, the terms and conditions of the Agreement and the Ancillary Documents. The Holder hereby (a) irrevocably consents to, ratifies and approves the execution and performance of the Agreement and the completion of the transactions contemplated thereby (including the Reorganization and the Mergers), (b) acknowledges that such Holder does not have any appraisal rights or dissenter’s rights with respect to the Reorganization and the Mergers (whether under applicable Law, the Certificate of Formation, the Operating Agreement or otherwise), (c) agrees to be bound by the terms and conditions set forth in the Agreement applicable to the Unitholders to the same extent as if such Holder was an original party and signatory thereto and (d) acknowledges and agrees that Parent would not be willing to enter into the Agreement on the terms contemplated therein without the execution and delivery by the Holder of this Letter of Transmittal.

Acknowledgments of the Holder with Respect to the Merger Consideration.

The Holder acknowledges that the Agreement provides for the exchange of Units for Parent Shares (as defined below) in accordance with the terms and subject to the conditions (including the Holder’s execution and delivery of this Letter of Transmittal) set forth in the Agreement, and that the exact amount of consideration will depend on, among other things, the amount of Leakage (other than Permitted Leakage) and the number of Earn Out Shares (if any) that are required to be issued after the Earn Out Period pursuant to the Agreement.

The Holder hereby acknowledges and agrees that the Allocation Schedule accurately reflects the portion of the Merger Consideration and Earn Out Shares (if any) which the Holder is entitled to receive pursuant to, and in accordance with, the terms and subject to the conditions (including the Holder’s execution and delivery of this Letter of Transmittal) of the Agreement, applicable Law and the Governing Documents of the Company, and the Holder is not entitled to any consideration or payments with respect to such Holder’s Units except as and to the extent set forth in the Agreement and the Ancillary Documents.

Acknowledgements of the Holder with Respect to Indemnification.

The Holder hereby acknowledges that the Agreement provides for an indemnity by the Holders, on a several and not joint basis, in favor of the Purchaser Indemnitees for certain Losses as set forth in Article VII of the Agreement. Such indemnification obligation will survive until ninety (90) days following the expiration of the statute of limitations (giving effect to any extensions and waivers thereof) applicable to the matters subject to indemnification.

The Holder hereby acknowledges that pursuant to and as more fully described in the Agreement, 40% of the Merger Consideration delivered to such Holder pursuant to Section 2.04(a) of the Agreement will be pledged to the Company at Closing to secure the Holder’s indemnification obligations set forth in Article VII of the Agreement.

Annex A-88

Holder agrees that from time to time, at its own expense, it shall promptly execute and deliver all further instruments and documents, and take all further actions (a) that are necessary, or that Agent may reasonably request in writing, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or intended to be granted hereby with respect to any Pledged Collateral, provided, that notwithstanding anything to the contrary herein, the only actions that Holder shall be required to maintain the perfection of the security interest granted or intended to be granted hereby with respect to any Pledged Collateral shall be to maintain the effectiveness of proper UCC financing statements and/or amendments and take such actions contemplated by clause (iii) of Section 7.04(b) to permit Agent to maintain control over the Pledged Shares (for the avoidance of doubt, Holder shall not be required to deliver control agreements with respect to any deposit account or securities account included in the Pledged Collateral or obtain third party waivers or access agreements), or (b) that Agent may reasonably request in writing to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Acknowledgements of the Holder with Respect to No Recourse.

The Holder hereby acknowledges that the Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to the Agreement may only be brought against, the Persons that are expressly named as parties to the Agreement. Except to the extent named as a party to the Agreement, and then only to the extent of the specific obligations of such parties set forth in the Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to the Agreement or any Subsidiary of Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to the Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to the Agreement (including any such action, suit, claim, investigation, or proceeding brought by the Holder or any of his, her or its successors, assigns, next-of-kin, representatives, administrators, executors, agents and any other person or entity claiming by, through, or under any of the foregoing).

Acknowledgements of the Holder with Respect to the Securityholder Representative.

The Holder acknowledges, agrees and consents that, pursuant to Section 8.14 of the Agreement, among other things, the Securityholder Representative shall act as the representative of the Securityholders (including the Holder) in respect of all matters arising under the Agreement or any of the Ancillary Documents, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Securityholder or the Securityholder Representative, including to enforce any rights granted to any Securityholder thereunder, in each case as the Securityholder Representative believes is necessary or appropriate under the Agreement and the Ancillary Documents, for and on behalf of the Securityholders, and that the Securityholders shall be bound by all such actions taken by the Securityholder Representative and no Securityholder shall be permitted to take any such actions, and that the Securityholders (including the Holder) may be required to indemnify and hold harmless the Securityholder Representative upon the terms and subject to the conditions set forth in the Agreement.

Delivery of Letter of Transmittal.

The Holder understands that unless and until the Holder executes and delivers this Letter of Transmittal to the Exchange Agent, in form satisfactory to the Exchange Agent, at its address set forth on the cover of this Letter of Transmittal, no deliveries pursuant to the Agreement shall be made to the Holder. All questions as to the documents, validity, form, eligibility and acceptance for delivery will be determined by the Exchange Agent, and such determination will be final and binding. If there are any discrepancies between (a) the number of Units that any Letter of Transmittal or supporting document may indicate are owned by a Unitholder and (b) the number of Units that the Company’s records indicate such Unitholder owned of record, the Exchange Agent will work with the Company and Parent to determine in good faith the number of Units, if any, it is authorized to accept for exchange.

Representations and Warranties.

The Holder hereby represents and warrants to Parent, Merger Sub I, Merger Sub II, Eos, the Company and their respective successors and permitted assigns as follows: (i) the Holder is the sole record and beneficial owner of the number and type of Units identified on the signature page to this Letter of Transmittal and does not own any Units or any other Equity Interests of the Company of any class or kind, other than those identified on the signature page

Annex A-89

to this Letter of Transmittal and other than Company Options held by the Holder (if any); (ii) the Holder has good, valid and marketable title to such Units, free and clear of any Liens other than those arising under applicable securities Laws; (iii) the Holder has full and exclusive right, power, legal capacity (if Holder is a natural person) and authority (if Holder is an entity) to execute and deliver this Letter of Transmittal, to perform its obligations hereunder, and to make the representations and warranties set forth herein and to submit, sell, assign and deliver for surrender and cancellation such Units without restriction (other than pursuant to the organizational documents of the Company); (iv) the Holder has duly and validly executed this Letter of Transmittal, and this Letter of Transmittal constitutes a legal, valid and binding obligation of the Holder, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other Laws affecting creditors’ rights generally; (v) other than pursuant to the organizational documents of the Company, there are no outstanding rights, subscriptions, warrants, options, convertible or exchangeable securities, agreements, understandings or claims of any character relating to the Holder’s Units pursuant to which the Holder is or may become obligated to issue, sell, transfer, purchase, return, redeem or exchange such Units; (vi) the execution and delivery of this Letter of Transmittal by the Holder, the performance by the Holder of the Holder’s obligations hereunder and the compliance by the Holder with any of the provisions hereof will not, (x) if the Holder is an entity, violate or conflict with its certificate of incorporation, bylaws, certificate of formation, limited partnership agreement, limited liability company agreement, trust agreement or similar formation, governing or organizational documents, (y) violate or conflict with in any material respect (i) any Order affecting the Holder’s Units or (ii) any Law applicable to, binding upon or enforceable against the Holder, or (z) require any notice to or consent or other action by any other Person under, or result in any material breach of, or constitute a material default under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract, agreement, permit or other instrument to which the Holder or to which any of the Holder’s properties is a party or bound, or result in the creation of a Lien on the Units or any of the Holder’s other assets or properties; (vii) the Holder has received, read, reviewed and understands the Agreement (and all exhibits attached thereto), reviewed and understands the terms of the Mergers described therein and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about the transactions contemplated by the Agreement and the matters set forth therein; (viii) the Holder has had an opportunity to consult with, and has relied solely upon the advice (if any) of, its legal, financial, accounting and/or tax advisors with respect to this Letter of Transmittal, the Agreement and the transactions described therein; (ix) the Holder is not party to any voting or similar agreements with respect to the Units; (x) if the Holder is an entity, it is duly organized, validly existing and in good standing under the Laws of its state of formation or incorporation; and (xii) the Holder does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Agreement for which the Company, Eos, the First Surviving Company, the Ultimate Surviving Company, Parent, Merger Sub I or Merger Sub II could become liable or obligated. The Holder acknowledges that Merger Sub I, Merger Sub II, Parent, the First Surviving Company, the Ultimate Surviving Company and their respective Affiliates are relying on the representations, warranties, covenants and agreements of the Holder set forth herein in connection with entering into the Agreement, accepting this Letter of Transmittal and making any deliveries contemplated hereunder or pursuant to the Agreement.

The issuance (the “Parent Share Issuance”) of shares of common stock, par value $0.0001 per share, of Parent, (the “Parent Shares”), as Merger Consideration pursuant to the Agreement may be deemed to involve an “offer” and “sale” of such Parent Shares within the meaning of Section 2(3) the Securities Act of 1933, as amended (the “Securities Act”). To the extent that the Holder is deemed to have been offered and sold Parent Shares in connection with the Parent Share Issuance, the Holder represents and warrants to Parent, Merger Sub I, Merger Sub II, Eos, the Company and their respective successors and permitted assigns that:

(i) The Holder is an “Accredited Investor” as such term is defined in Rule 501(a) under the Securities Act. The Holder will acquire the Parent Shares for the Holder’s own account solely for investment purposes and not for the account of others or with a view to the distribution or resale of such Parent Shares or any interests therein.

(ii) The Holder has received and carefully read, reviewed and understands this Letter of Transmittal and all terms and conditions contained herein and the instructions provided in connection herewith. The Holder has been furnished with all other materials relating to the Parent Share Issuance if any, which have been requested by the Holder. Furthermore, the Holder has been afforded an opportunity to ask questions of, and receive answers from, Parent in connection with the Parent Share Issuance.

Annex A-90

(iii) The Holder acknowledges that: (i) the issuance of the Parent Shares pursuant to the Agreement has not been and will not be registered under the Securities Act, or the securities Laws of any U.S. state or non-U.S. jurisdiction, and that the offer and sale of the Parent Shares is being made in reliance upon federal and state exemptions for transactions not involving a public offering; and (ii) the Parent Shares may not be resold or transferred except as permitted by the Securities Act and any applicable U.S. state or non-U.S. securities Laws, pursuant to registration or exemption therefrom.

(iv) The Holder understands that neither the U.S. Securities and Exchange Commission nor any other federal, state or non-U.S. agency has recommended, approved or endorsed the acquisition of the Parent Shares as an investment or passed on the accuracy or adequacy of the information set forth in this Letter of Transmittal or any other documents used in connection with the Parent Share Issuance. The Holder has relied on his, her or its own examination of Parent and the terms of the Parent Share Issuance, including the merits and risks involved, and has reviewed the merits and risks of the acquisition of the Parent Shares with tax, legal and investment counsel to the extent deemed advisable by the Holder.

(v) The Holder has obtained, in the judgment of the Holder, sufficient information to evaluate the merits and risks of an investment in Parent. The Holder has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with an investment in Parent and to make an informed investment decision with respect thereto. The Holder has not relied and will not rely on any representations made by, or other information (whether oral or written) furnished by or on behalf of, Parent or any of its directors, officers, employees, agents, affiliates or representatives, in connection with the Holder’s decision to invest in Parent.

(vi) The Holder understands that the acquisition of the Parent Shares represents a highly speculative investment, which involves a high degree of risk of loss. The Holder cannot expect to be able to liquidate any investment in Parent in the case of an emergency, or perhaps at all. The Holder has adequate means to provide for the Holder’s current cash needs and possible contingencies, and his, her or its financial condition is such that he, she or it can afford to bear all risks associated with the acquisition of the Parent Shares. The Holder has the financial capacity to hold the Parent Shares for an indefinite period of time and can afford to suffer the complete loss thereof.

(vii) The Holder confirms that the Parent Shares were not offered to the Holder by any means of general solicitation or general advertising. The Holder, either directly or indirectly through its beneficial owners, as applicable, has a pre-existing business relationship with the Company.

Trust Account Waiver.

The Holder hereby acknowledges that Parent has established a segregated trust account (the “Trust Account”) for the benefit of its public shareholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into discussions with the Holder relating to this Letter of Transmittal, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holder, for himself, herself or itself and the affiliates he, she or it has the authority to bind, hereby agrees that he, she or it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Parent’s public shareholders), and hereby waives any claims he, she or it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Parent’s public shareholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Letter of Transmittal) among Parent, Merger Sub I, Merger Sub II, Eos, the Company, the Securityholder Representative and the Holder, and will not seek recourse against the Trust Account (or distributions therefrom to Parent’s public shareholders) for any reason whatsoever.

Survival.

The representations, warranties, covenants, and agreements made herein by the Holder shall survive the execution and delivery hereof and the Closing. All authority conferred in this Letter of Transmittal and any obligation hereunder shall not be affected by, and shall survive, the death or incapacity of the Holder and any obligation of the Holder will be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the Holder.

Annex A-91

Third Party Beneficiaries; Assignment.

The Holder expressly acknowledges and agrees that Parent, Merger Sub I, Merger Sub II, the First Surviving Company and the Ultimate Surviving Company are intended to be express third-party beneficiaries of this Letter of Transmittal. The Holder may not assign, delegate or otherwise transfer any of the Holder’s rights or obligations under this Letter of Transmittal without the prior written consent of the Ultimate Surviving Company and the Securityholder Representative. The surrender of Units hereby is irrevocable.

Additional Documentation.

The undersigned shall, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Exchange Agent and/or Parent in connection with the cancellation and extinguishment of the Holder’s Units at the Effective Time pursuant to the Agreement. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

Release.

The Holder, on behalf of himself, herself or itself and his, her or its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns hereby releases, waives, acquits and forever discharges, to the fullest extent permitted by Law, each Eos Company and each of their respective past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations, causes of action and Liabilities to such Holder as an equityholder (whether directly or indirectly) of any Eos Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and such Holder and his, her or its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from any Eos Company; provided, however, that (x) the foregoing shall not limit, modify, restrict, operate as a waiver with respect to or otherwise affect (i) the rights of any Eos Company’s directors and officers to the extent they are entitled to indemnification, exculpation, or liability, or advancement of expenses under the Governing Documents of any Eos Company, or benefits under any directors or officers insurance policy maintained by any Eos Company to the extent not related to any claims arising under the Agreement or any Ancillary Document, (ii) the rights of any Eos Company’s employees with respect to claims for compensation, benefits or advancement or reimbursement of expenses arising out of such employee’s current employment with such Eos Company, or (iii) the rights the Holder may have under the Agreement or any Ancillary Document, or (y) if any Proceeding is commenced, filed or otherwise brought by any Securityholder, then the claims, demands, rights, actions, suits, proceedings, liabilities, obligations, causes of action and Liabilities released by the foregoing shall not include any counterclaim, set-off, defense or similar right against such Securityholder, its Affiliates, or any of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors. The Holder acknowledges and agrees that the terms and provisions under this section have been a material inducement to Parent, Merger Sub I, Merger Sub II, Eos and the Company to consummate the transactions contemplated by this Letter of Transmittal and the Agreement and that Parent, Merger Sub I, Merger Sub II, Eos and the Company have relied upon this section in consummating such transactions.

Miscellaneous.

The Holder hereby agrees and acknowledges that Section 8.08 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Agreement shall apply to this Letter of Transmittal as if set forth herein, mutatis mutandis. Parent and the Company shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Letter of Transmittal and to enforce specifically this Letter of Transmittal and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which Parent or the Company may be entitled.

Annex A-92

INSTRUCTIONS

(A) Delivery of Letter of Transmittal. A properly completed and duly executed (1) Letter of Transmittal, (2) IRS Form W-9 or IRS Form W-8, as applicable, (3) Accredited Investor Questionnaire and (4) Bad Actor Certificate must be delivered to the Exchange Agent at its address set forth on the cover of this Letter of Transmittal.

(B) Signature on Letter of Transmittal. This Letter of Transmittal should be signed by the registered holder of Units without any correction or change in the name of the registered holder. In the event the name of the registered holder(s) needs to be corrected or has changed (by marriage or otherwise), please print such correction or change on the form itself.

(C) IRS Forms. Failure to provide the information on the IRS Form W-9 may subject the Holder to federal income tax withholding at the applicable rate on the payments made to the Holder or other payee with respect to such Units. The form should be completed in accordance with the instructions that accompany the form. Each Holder that is not a U.S. person must submit an appropriate and properly completed IRS Form W-8, signed under penalty of perjury, attesting to such Holder’s status. The latest version of the relevant IRS Form W-8 can be obtained at https://www.irs.gov/forms-instructions.

(D) Accredited Investor Questionnaire. A properly completed and executed Accredited Investor Questionnaire must be delivered to the Exchange Agent along with this Letter of Transmittal.

(E) Bad Actor Certificate. A properly completed and executed Bad Actor Certificate must be delivered to the Exchange Agent along with this Letter of Transmittal.

(F) Miscellaneous. The Securityholder Representative anticipates that the Exchange Agent will provide notification of any defects in the execution and delivery of this Letter of Transmittal, but none of the Securityholder Representative, Parent, Eos, the Company, the First Surviving Company, the Ultimate Surviving Company, Merger Sub I or Merger Sub II shall incur any liability for failure to give such notice.

(G) Transfer Taxes. In the event that any transfer or other taxes become payable by reason of the payment of the Merger Consideration to any person other than that of the record holder, such transferee or assignee must pay such tax to the Ultimate Surviving Company or must establish to the satisfaction of the Ultimate Surviving Company that such tax has been paid or is not applicable.

Annex A-93

HOLDER MUST COMPLETE AND SIGN HERE

The Holder acknowledges that the Holder has thoroughly read this Letter of Transmittal and agrees to be bound by the terms and conditions set forth herein and in the accompanying materials.

Signature of Holder*

Dated: ____________________, 2020

*       (Must be signed by the registered holder. If the registered holder is an entity and the signature is by an officer of a corporation, attorney-in-fact, executor, administrator, trustee, guardian or other person(s) acting in a fiduciary or representative capacity, then please set forth full title. See Instruction 2.)

Name of Holder
Tax Identification or Social Security No.

[•]
Address of Holder:
Area Code and Tel. No.:

Number and Class(es) of Units:

Class [_______] Units	Class [_______] Units	Class [_______] Units
[______]	[______]	[______]

[Signature Page to Letter of Transmittal]

Annex A-94

EXHIBIT A

AGREEMENT

(see attached)

Annex A-95

EXHIBIT B

FORM W-9

(see attached)

Annex A-96

EXHIBIT C

ACCREDITED INVESTOR QUESTIONNAIRE

(see attached)

Annex A-97

ACCREDITED INVESTOR QUESTIONNAIRE

With respect to and in connection with that certain Agreement and Plan of Merger (the “Agreement”), dated as of September [•], 2020, by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), BMRG Merger Sub, LLC, a Delaware limited liability company (“Merger Sub I”), BMRG Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), Eos Energy Storage LLC, a Delaware limited liability company (“Eos”), New Eos Energy LLC, a Delaware limited liability company (the “Company”), and AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder, the undersigned holder of equity interests of the Company (“Holder”) hereby represents and warrants to Parent, Eos, the Company, Merger Sub I and Merger Sub II that Holder is:

(Please check one or more boxes as applicable)

☐ (1) An individual who had income in excess of $200,000 in 2018 and 2019 (or joint income with my spouse in excess of $300,000 in each of those years) and has a reasonable expectation of reaching the same income level in 2020;

☐ (2) An individual whose net worth (or joint net worth with my spouse), exclusive of the value of my primary residence,1 exceeds $1,000,000;

☐ (3) (A) A “bank” as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or any “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; (B) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; (C) an “insurance company” as defined in Section 2(a)(13) the Act; (D) an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or as a “business development company” as defined in Section 2(a)(48) of the Investment Company Act; (E) a “Small Business Investment Company” licensed by the U.S. Small Business Administration under Section 301(c) or 301(d) of the Small Business Investment Act of 1958; (F) any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or (G) an “employee benefit plan” within the meaning of Title I of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in ERISA, which is either a bank, savings and loan association, insurance company or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or if a self-directed plan, the investment decisions are made solely by persons that are accredited investors;

☐ (4) A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring securities offered, whose receipt is directed by a “sophisticated” person with such knowledge and experience in financial and business matters as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act so as to be capable of evaluating the merits and risks of an investment in the securities offered;

☐ (5) An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring securities offered, with total assets in excess of $5,000,000;

☐ (6) A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

____________

1          When determining net worth, the value of your primary residence must be excluded, and the related amount of indebtedness secured by your primary residence up to its fair market value shall also be excluded. However, indebtedness secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of receipt of the securities offered should be included as a liability in your net worth calculation. Further, any additional indebtedness secured by your primary residence that is obtained within sixty (60) days prior to the issuance of the securities offered will be treated as a liability, unless such indebtedness is the result of the acquisition of your primary residence.

Annex A-98

☐ (7) An entity in which all of the equity owners are accredited investors as determined under any of the items (i) through (vi) above;2 or

☐ (8) None of the above apply (further information may be required to determine your accredited investor status).

Holder agrees and acknowledges that Parent, Eos, the Company, the First Surviving Company, the Ultimate Surviving Company, Merger Sub I and Merger Sub II will be relying on the information contained in this questionnaire in connection with a determination of whether Holder is an Accredited Investor as defined under Regulation D under the Securities Act.

[Signature Page Follows]

____________

2          If box (vii) is checked, each equity owner of the entity must individually complete and submit such equity owner’s own Accredited Investor Questionnaire.

Annex A-99

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Questionnaire this ______ day of _________, _____.

The investor is (check one):

___ One or more individuals ___ An entity

Investor:

Full Name (individual or entity – please print):
Signature
Name of Authorized Representative (if applicable)
Title of Authorized Representative (if applicable)
Capacity in which investment is made (individual, joint tenant, trustee etc.)

Spouse:3

Full Name
Signature
Date

Signature Page to Investor Questionnaire

____________

3          The investor’s spouse need only sign this Accredited Investor Questionnaire if the investor is a natural person proving its accredited investor status based on joint income or joint net worth with the spouse under box (i) or (ii). A spouse who signs this Accredited Investor Questionnaire makes all representations set out in this Accredited Investor Questionnaire, including those relating to joint income or joint net worth, as applicable.

Annex A-100

EXHIBIT D

BAD ACTOR CERTIFICATE

(see attached)

Annex A-101

RULE 506 DISQUALIFICATION EVENT CERTIFICATE

This Certificate is being furnished to you to obtain information in connection with an issuance of the Parent Shares by Parent under Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”). As used in this Certificate, “you” also refers to any entity on whose behalf you are responding.

If you are unable to make any of the certifications set forth in this Certification, please provide details where indicated in the explanation section below (you can attach additional pages if necessary). Please note that certain of these certifications are necessarily broad in scope, so if you have doubts regarding whether you can make any such certification you should error on the side of providing explanatory details. Parent may have follow-up questions for you in connection with your response.

Once you have completed this Certification, please sign it to indicate: (i) your consent for Parent to rely upon the information provided in this Certification; (ii) your acknowledgement that the Securities and Exchange Commission (the “SEC”) may require Parent to publicly disclose the information provided in this Certification, and your consent to such public disclosure; (iii) your agreement to promptly notify Parent if, as of any date following the date you sign this Certificate, you would no longer be able to make any of the certifications set forth herein if they were to be made as of such date or there are any changes to the accuracy of this Certification or the explanations or information provided herein; and (iv) your confirmation that the information contained in this Certification is true and correct, to the best of your knowledge and belief after a reasonable investigation, as of the date you sign this Certification.

Please complete this Certification and return it to the Exchange Agent.

You hereby certify that you are authorized to execute this Certificate and hereby further certify that, as of the date set forth below:

(H)    You have not been convicted, within ten years before the date hereof, of any felony or misdemeanor:

•        in connection with the purchase or sale of any security;

•        involving the making of any false filing with the SEC; or

•        arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities.

(I)     You are not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the date hereof, that, as of the date hereof, restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

•        in connection with the purchase or sale of any security;

•        involving the making of any false filing with the SEC; or

•        arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

(J)     You are not subject to a final order of a state securities commission (or an agency of officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

•        as of the date hereof, bars you from:

•        association with an entity regulated by such commission, authority, agency or officer;

•        engaging in the business of securities, insurance or banking; or

•        engaging in savings association or credit union activities; or

•        constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before the date hereof.

Annex A-102

(K)    You are not subject to an order of the SEC entered pursuant to Section 15(b) or 15B(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Section 203(e) or 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), that as of date hereof:

•        suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

•        places limitations on the activities, functions or operations of, or imposes civil money penalties on, such person; or

•        bars you from being associated with any entity or from participating in the offering of any penny stock.

(L)    You are not subject to any order of the SEC, entered within five years before the date hereof, that, as of date hereof, orders you to cease and desist from committing or causing a future violation of:

•        any scienter-based anti-fraud provision of the federal securities laws, including, but not limited to, Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Advisers Act or any other rule or regulation thereunder; or

•        Section 5 of the Securities Act.

(M)   You have not been suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization (e.g., a registered national securities exchange or a registered national or affiliated securities association) for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.

(N)    You have not filed (as a registrant or issuer), or been named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within five years before the date hereof, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, as of date hereof, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued.

(O)    You are not subject to a United States Postal Service false representation order entered within five years before the date hereof, or, as of date hereof, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

(P)    You are not currently under investigation, and have no reason to believe you may be under investigation in the future, for any act alleged to have taken place prior to September 23, 2013, that, if convicted, would result in you not being able to make the certifications set forth in paragraphs 1 through 8 above.

If you are not able to make any of the certifications set forth herein, please explain in detail below the reason for such inability (attach additional pages if necessary):

If, as of any date following the date you sign this Certificate, you would no longer be able to make any of the certifications set forth herein if they were to be made as of such date or there are any changes to the accuracy of this Certification or the explanations or information provided herein, you agree to promptly advise Parent to that effect and to furnish any supplementary information that Parent deems appropriate.

The certifications set forth herein and any explanations and other information provided herein are correctly and fully stated as of the date hereof to the best of your knowledge, information and belief after a reasonable investigation.

Date: ______________________

[•]

[Print Name]
Signature
[Name of Entity (if signing on behalf of an entity)]
[Title (if signing on behalf of an entity)]

Annex A-103

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT SIGNATURE PAGE

(see attached)

Annex A-104

EXHIBIT F

STOCK POWER

(see attached)

Annex A-105

EXHIBIT G

WRITTEN CONSENTS

(see attached)

Annex A-106

EXHIBIT E

COMPANY AND NEWCO BRINGDOWN CERTIFICATE

EOS ENERGY STORAGE LLC

AND

NEW EOS ENERGY LLC

[___________], 2020

Reference is made to that certain Agreement and Plan of Merger, dated as of September ___, 2020 (the “Merger Agreement”), by and among (i) B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), (ii) BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), (iii) BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), (iv) Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), (v) New Eos Energy LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of the Company (“Newco”), and (vi) AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder (in such capacity, the “Securityholder Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The undersigned, being a duly elected and acting officer of the Company and Newco, does hereby certify in the name of and on behalf of the Company and Newco, and not in his or her individual capacity, that he or she is the duly elected, qualified and acting [____] of the Company and Newco does hereby further certify pursuant to Section 2.04(b) of the Merger Agreement as follows:

1. The representations and warranties of the Company and Newco set forth in Article III of the Merger Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.05 and in respect of the defined term “Material Contract”), are true and correct as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

2. The Company Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, are true and correct in all respects as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies.

3. The Company and Newco have performed or complied in all material respects with each covenant required by the Merger Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company and Newco on or prior to the date hereof.

4. There has not been a Material Adverse Effect since the date of the Merger Agreement.

5. The Governing Documents of the Company and Newco attached hereto as Exhibit A are in full force and effect.

6. The resolutions of the Board, the governing bodies of Newo and the Company Unitholder Approval approving the Merger Agreement and the other transactions contemplated thereby were duly adopted.

[signature page follows]

Annex A-107

IN WITNESS WHEREOF, the undersigned has executed this Company and Newco Bringdown Certificate as of the date first written above.

Company:
Eos Energy Storage LLC
By:
Name:
Title:
Newco:
New Eos Energy LLC
By:
Name:
Title:

[Signature Page to Company and Newco Bringdown Certificate]

Annex A-108

EXHIBIT A

GOVERNING DOCUMENTS

See attached.

Annex A-109

EXHIBIT F

B. Riley Principal Merger Corp. II

299 Park Avenue

21st Floor

New York, New York 10171

[•], 2020

B. Riley Principal Sponsor Co. II, LLC

299 Park Avenue

21st Floor

New York, New York 10171

Re: Earn Out

Dear Sir/Madam:

Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated as of September [•], 2020 (the “Merger Agreement”), by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), BMRG Merger Sub, LLC, a Delaware limited liability company, BMRG Merger Sub II, LLC, a Delaware limited liability company, Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), and the other parties thereto, and (ii) that certain letter agreement, dated as of May 19, 2020 (the “Insider Letter”), by and among Parent, B. Riley FBR, Inc., and B. Riley Principal Sponsor Co. II, LLC, a Delaware limited liability company (“Sponsor”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to such terms in the Merger Agreement, except that “Transfer” shall have the meaning given to such term in the Insider Letter.

Prior to the consummation of the actions contemplated by the Merger Agreement, Sponsor owns 4,295,000 shares of Class B common stock of Parent (the “Sponsor Class B Shares”). At the Closing, the Sponsor Class B Shares will be converted into an equal number of common shares of Parent (“Parent Shares”, and such 4,295,000 Parent Shares owned by Sponsor after giving effect to such conversion, the “Sponsor Shares”).

In connection with the Closing, the parties hereby agree that 1,718,000 Sponsor Shares (the “Earn Out Shares”) will be subject to certain restrictions as follows:

1.      Following the Closing, Sponsor shall not Transfer a block of 859,000 Sponsor Shares (the “Block A Sponsor Shares”) unless and until either (i) the closing share price of Parent Shares on the principal securities exchange or securities market on which the Parent Shares are then traded equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earn Out Period (as defined below) or (ii) a Change of Control (or a definitive agreement providing for a Change of Control having been entered into) during the Earn Out Period (each of clauses (i) and (ii), a “Block A Triggering Event”), unless, in the case of a Block A Triggering Event that is a Change of Control, the value of the consideration to be received by the holders of the Parent Shares in such Change of Control transaction is less than $12.00 per share. If a Block A Triggering Event does not occur during the period from (and excluding) the Closing Date to (and including) the day that is the fifth anniversary of the Closing Date (the “Earn Out Period”), the Block A Sponsor Shares shall be automatically forfeited and cancelled for no consideration.

2.      Following the Closing, Sponsor shall not Transfer an additional block of 859,000 Sponsor Shares (the “Block B Sponsor Shares”) unless and until either (i) the closing share price of Parent Shares on the principal securities exchange or securities market on which the Parent Shares are then traded equals or exceeds $16.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earn Out Period or (ii) a Change of Control (or a definitive agreement providing for a Change of Control having been entered into) during the Earn Out Period (each of clauses (i) and (ii), a “Block B Triggering Event”, and together with a Block A Triggering Event, a “Triggering Event”), unless, in the case of a Block B Triggering Event that is a Change of Control, the value of the consideration to be received by the holders of the Parent Shares in such Change of Control transaction is less than $16.00 per share. If a Block B Triggering Event does not occur during the Earn Out Period, the Block B Sponsor Shares shall be automatically forfeited and cancelled for no consideration.

Annex A-110

3.      Notwithstanding the foregoing or anything else herein to the contrary, if Parent shall, at any time or from time to time, after the date of the Merger Agreement effect a stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction affecting the outstanding Parent Shares, the numbers of Block A Sponsor Shares and Block B Sponsor Shares subject to the restrictions set forth in, and the stock price targets set forth in, paragraphs 1 and 2, shall be equitably adjusted for such stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction. Any adjustment under this paragraph 3 shall become effective at the close of business on the date the stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction becomes effective.

4.      Any dividends or distributions payable with respect to the Block A Sponsor Shares or Block B Sponsor Shares during the Earn Out Period shall be paid into escrow by Parent. If a Block A Triggering Event or Block B Triggering Event occurs, the funds held in escrow (including any interest and investment income accrued thereon) in respect of the Block A Sponsor Shares and/or Block B Sponsor Shares, as applicable, shall be immediately disbursed in immediately available funds in U.S. dollars to an account specified in writing by Sponsor. If a Block A Triggering Event or a Block B Triggering Event does not occur during the Earn Out Period, the funds held in escrow (including any interest and investment income accrued thereon) in respect of the Block A Sponsor Shares or Block B Sponsor Shares, as applicable, shall be immediately disbursed in immediately available funds in U.S. dollars to an account specified in writing by Parent. The parties hereto agree that Sponsor shall be treated as the owner of the funds held in escrow for income tax purposes and will report all income, if any, that is earned on, or derived from, the funds held in escrow as income of Sponsor in the taxable year in which such income is properly includable. Parent shall issue an IRS Form 1099 (or a similar form or notice) relating to such taxable income to and in the name of Sponsor until the termination of the escrow arrangement set forth in this paragraph 4. In order to permit Sponsor (or its direct or indirect beneficial owners) to satisfy its tax obligations with respect to such taxable income, Parent shall deliver to Sponsor an amount equal to 30% of the amount of such taxable income (“Tax Distribution”) during the period covered by and included on any Form 1099 (or similar form or notice) delivered to Sponsor. Payment of such Tax Distribution shall be made from the funds held in escrow solely to the extent of available funds.

5.      Notwithstanding anything to the contrary set forth herein, Sponsor may exercise all of its existing rights, powers and privileges with respect to the Sponsor Shares other than the Earn Out Shares to the extent specifically set forth herein.

The parties hereto hereby agree that the provisions and obligations set forth in Sections 8.03 (Assignment), 8.04 (Severability), 8.06 (Entire Agreement), 8.07 (Counterparts; Electronic Delivery) and 8.08 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Merger Agreement shall apply, mutatis mutandis, to this letter agreement.

[Signature page follows]

Annex A-111

Sincerely,
B. RILEY PRINCIPAL MERGER CORP. II
By:
Name:
Title:
Acknowledged and Agreed:
B. RILEY PRINCIPAL SPONSOR CO. II, LLC
By:
Name:
Title:

[Signature Page to Letter Agreement]

Annex A-112

EXHIBIT G

New Eos Energy LLC

STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3) RELATING TO STATUS OF MEMBERSHIP INTERESTS OF EOS ENERGY STORAGE LLC AS A “UNITED STATES REAL PROPERTY INTEREST”

Reference is made to the Agreement and Plan of Merger, dated as of September [•], 2020 (the “Agreement”), by and among Eos Energy Storage LLC, a Delaware limited liability company, BMRG Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), BMRG Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), New Eos Energy LLC, a Delaware limited liability company (the “Company”), B. Riley Principal Merger Corp. II, a Delaware corporation (the “Parent”), and AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder.

[Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a United States real property interest (as defined in Section 897(c) of the Code) must withhold tax if the transferor is a foreign person. To inform the Parent, Merger Sub and Merger Sub II that withholding of tax is not required under Section 1445 of the Code in connection with the transactions contemplated under the Agreement, t]/[T]1he undersigned hereby certifies the following on behalf of the Company:

1.      The Company is a Delaware limited liability company and is treated as a corporation for U.S. federal income tax purposes.

2.      The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the five-year period ending on the date hereof.

3.      As of the date of this certificate, the membership interests of the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

4.      The Company’s registered office is at [•].

5.      The Company’s U.S. employer identification number is [•].

6.      The Company understands that this certification may be disclosed to the U.S. Internal Revenue Service by the Parent, Merger Sub or Merger Sub II and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned, a responsible officer of the Company, declares (i) that the undersigned has examined this certification and, to the best of the undersigned’s knowledge and belief, it is true, correct, and complete and (ii) that the undersigned has the authority to sign this document on behalf of the Company.

New Eos Energy LLC
By:
Name:	[ ]
Title:	[ ]
Date:	[•], 2020

____________

1    Note to Draft: To be confirmed.

Annex A-113

[Letterhead of Company providing FIRPTA Certificate]

[Date]

CERTIFIED MAIL & RETURN RECEIPT REQUESTED

Internal Revenue Service
Ogden Service Center
P.O. Box 409101
Ogden, UT 84409

Re: NOTICE OF STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3) [PURSUANT TO TREASURY REGULATIONS SECTION 1.897-2(h)(2)]2

Dear Sir or Madam:

At the request of B. Riley Principal Merger Corp. II, a Delaware corporation (the “Parent”), BMRG Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company and BMRG Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), in connection with the mergers contemplated under the Agreement and Plan of Merger dated as of September [•], 2020, New Eos Energy LLC (the “Company”) provided the attached statement (the “Statement”) to the Parent, Merger Sub and Merger Sub II on [•], 2020. The undersigned, being a duly authorized officer of the Company, hereby affirms the following:

(i)      This notice is being provided to the Internal Revenue Service pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(ii)    The following information relates to the corporation providing this notice:

Name:	New Eos Energy LLC
Address:	[•]
U.S. Employer Identification Number:	[•]

(iii)   The attached statement was not requested by a foreign interest holder. The attached statement was voluntarily provided by the Company in response to a request from the Parent, Merger Sub and Merger Sub II in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to the Parent, Merger Sub and Merger Sub II:

Name:	B. Riley Principal Merger Corp. II
Address:	[•]
U.S. Employer Identification Number:	[•]
Name:	BMRG Merger Sub, LLC
Address:	[•]
U.S. Employer Identification Number:	[•]
Name:	BMRG Merger Sub II, LLC
Address:	[•]
U.S. Employer Identification Number:	[•]

(iv)   The Company has provided to the Parent, Merger Sub and Merger Sub II the attached Statement, certifying that: (A) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury Regulations during the five-year period ending on the date of the Statement and (B) as of the date of the Statement, the membership interest of the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

____________

2    Note to Draft: To be confirmed.

Annex A-114

Under penalties of perjury, the undersigned, a responsible officer of the Company declares (i) that the undersigned has examined this affidavit and the attached certificate and, to the best of the undersigned’s knowledge and belief, this affidavit and the attached certificate is true, correct and complete and (ii) that the undersigned has the authority to execute this document on behalf of the Company.

New Eos Energy LLC
By:
Name:	[ ]
Title:	[ ]
Date:	[•], 2020

Annex A-115

EXHIBIT H

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”), dated as of [•], 2020 (the “Effective Time”), is entered into by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), the Persons listed on the signature pages hereto under the heading “Sellers” (collectively, the “Sellers”)1, AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Seller Representative (as defined in Section 18 below), and B. Riley Principal Sponsor Co. II, LLC, a Delaware limited liability company (the “Sponsor”). Each of Parent, the Company, the Sellers, the Seller Representative and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 3 of this Agreement.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of September [•], 2020 (the “Merger Agreement”), by and among Parent, BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), the Company, New Eos Energy LLC, a Delaware limited liability company, and the Seller Representative, in its capacity as the Securityholder Representative thereunder, Merger Sub will merge with and into the Company, the separate existence of Merger Sub will thereupon cease, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, the equity securities of the Company issued and outstanding immediately prior to Closing will be exchanged for equity securities of Parent upon the terms of and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the Merger Agreement, the Parties wish to set forth their understandings with respect to certain director nomination rights of Parent following the Effective Time.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time and in connection with the 2021 Annual Meeting and the 2022 Annual Meeting, the Sellers and the Sponsor shall have the right to designate such number of persons to be appointed or nominated, as the case may be (including any successor, each, a “Nominee”) for election to the board of directors of Parent (the “Board”) as provided in Section 1(c) in connection with the annual or special meeting of stockholders of Parent, as the case may be, in which members of the Board are to be elected (each, a “Meeting”), by giving written notice to Parent not later than ten days after receiving notice of the date of such Meeting provided to the Sponsor and the Seller Representative; provided, however, that the initial Board shall be elected or appointed as set forth in Section 1(b).

(b) The Parties shall take all necessary actions within their control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time: (i) the size of the Board shall be set at seven (7) members; and (ii) the Board to be either elected by Parent’s stockholders at the Meeting held to approve the business combination transactions or appointed to the Board as of the Effective Time shall be comprised of the following persons: (A) the Seller Director (as defined below) (who shall be Russ Stidolph), the Sponsor Director (as defined below) (who shall be Daniel Shribman) and Krishna P. Singh, each of which will be Class III Directors with terms ending at Parent’s 2023 Annual Meeting; (B) the Chief Executive Officer of the Company and one (1) Independent Nominee (as defined below) (who shall be Alex Dimitrief) will be Class II Directors with terms ending at Parent’s 2022 Annual Meeting; and (C) two (2) Independent Nominees (who shall be Marian “Mimi” Walters and Audrey Zibelman) will be Class I Directors with terms ending at Parent’s 2021 Annual Meeting.

____________

1    Note to Draft: To include sufficient “Seller” signatories to have over 50% pro forma ownership.

Annex A-116

(c) Subject to the terms and conditions of this Agreement, from and after the Effective Time (and subject to the provisions of Section 16), the Parties shall, as promptly as practicable, take all necessary and desirable actions within their control (including, without limitation, calling special meetings of the Board and the stockholders and recommending, supporting and soliciting proxies), so that:

(i) for so long as the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock, the Sponsor shall have the right to appoint, nominate or designate one (1) Class III Director to the Board (the “Sponsor Director”);

(ii) for so long as the Sellers (together with their Affiliates) Beneficially Own any shares of Parent’s Common Stock, the Seller Representative shall have the right to appoint, nominate or designate one (1) Class III Director to the Board (the “Seller Director”);

(iii) Krishna P. Singh shall be a Class III Director; provided, however, that if he is unable or unwilling to serve as a Director, then such Class III Director shall be a person appointed, nominated or designated in accordance with the procedures set forth in Section 1(c)(v) below (or Section 1(c)(vii) below, as applicable), mutatis mutandis;

(iv) the then-current Chief Executive Officer of Parent shall be a Class II Director;

(v) for as long as each of (x) the Sellers (together with their Affiliates) and (y) the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock, the Seller Representative and the Sponsor shall have the right, by mutual agreement, to appoint, nominate or designate one (1) Class II Director to the Board;

(vi) for as long as each of (x) the Sellers (together with their Affiliates) and (y) the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock, the Seller Representative and the Sponsor shall have the right, by mutual agreement, to appoint, nominate or designate two (2) Class I Directors to the Board (collectively with the Nominee in Section 1(c)(v) and, if applicable, the Nominee appointed, nominated or designated pursuant to the proviso of Section 1(c)(iii), the “Independent Nominees”); and

(vii) if only one of (x) the Sellers (together with their Affiliates) or (y) the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock, the Party that (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock shall have the right to appoint, nominate or designate the Independent Nominees without the other Party’s consent or agreement.

(d) The Parties shall take all necessary actions within their control to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of Parent for each election of Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of Parent in connection with Parent’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of Parent called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of Parent or the Board with respect to the election of members of the Board. The Sellers and the Sponsor hereby agree, in any election of the members of the Board, not to cast any vote for any person not appointed, nominated or designated in accordance with the procedures set forth in Section 1(c) and not to grant any proxy or become party to any voting trust or other agreement or arrangement which is inconsistent with, conflicts with or violates any provision of this Agreement.

(e) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of the Seller Director or the Sponsor Director for any other reason, then the Seller Representative or the Sponsor, respectively, shall be entitled to designate such person’s successor, and the Parties shall, within ten days of such designation, take all necessary actions within their control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the Director whom such designee replaces. Notwithstanding anything to the contrary, the director position for such Nominee shall not be filled pending such designation and appointment, unless the Party fails to designate such replacement for more than fifteen (15) days, after which Parent may appoint an interim successor Director (an “Interim Director”) until the Party makes such designation. With respect to any Interim Director appointed pursuant to this Section 1(e), as a condition

Annex A-117

to such Interim Director’s appointment to the Board, Parent shall require such Interim Director to deliver to Parent an irrevocable resignation letter pursuant to which such Interim Director shall resign from the Board and all applicable committees thereof effective within ten (10) days upon the designation of the Party to replace such Interim Director at any time following the date of such Interim Director’s appointment to the Board.

(f) If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Seller Representative and/or the Sponsor, as applicable, shall be entitled to designate promptly another Nominee and the Parties shall take all necessary actions within their control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Party fails to designate such Nominee for more than fifteen (15) days, after which Parent may appoint an Interim Director who may serve as a director if duly elected until the Party makes such designation. With respect to any Interim Director appointed pursuant to this Section 1(f), as a condition to such Interim Director’s appointment to the Board, Parent shall require such Interim Director to deliver to Parent an irrevocable resignation letter pursuant to which such Interim Director shall resign from the Board and all applicable committees thereof effective within ten (10) days upon the designation of the Nominee to replace such Interim Director at any time following the date of such Interim Director’s appointment to the Board.

(g) The Sponsor Director and the Seller Director, if not employees or affiliates of the Sellers or the Sponsor, shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards. In addition, Parent shall pay the reasonable, documented out-of-pocket expenses incurred by each of the Sponsor Director and the Seller Director in connection with his or her services provided to or on behalf of Parent, including attending meetings (including committee meetings) or events attended on behalf of Parent at Parent’s request.

(h) In accordance with Parent’s Organizational Documents, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. Parent shall notify the Sellers and the Sponsor in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by the Seller Representative or the Sponsor, Parent shall take all necessary steps within its control to cause the Seller Director and the Sponsor Director to be appointed as a member of each committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which Parent’s securities may be listed (subject in each case to any applicable exceptions).

(i) Parent shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as any Director nominated to the Board pursuant to the terms of this Agreement serves as a Director of Parent, maintain such coverage with respect to such Directors; provided, that upon removal or resignation of such Director for any reason, Parent shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six years from any such event in respect of any act or omission occurring at or prior to such event.

(j) For so long as any Sponsor Director or Seller Director serves as a Director of Parent, Parent shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any such Director, as applicable, nominated pursuant to this Agreement as and to the extent consistent with applicable Law, including but not limited to any such rights to indemnification or exculpation in Parent’s Organizational Documents (except to the extent such amendment or alteration permits Parent to provide broader indemnification or exculpation rights, in the aggregate and on an individual basis, on a retroactive basis, than permitted prior thereto).

(k) Notwithstanding anything herein to the contrary, if the Sellers or the Sponsor has the right to designate one or more Nominees and has not exercised such right or such Nominee has not been elected as a Sponsor Director or Seller Director, as the case may be (such that there is no Sponsor Director or Seller Director, as applicable, on the Board), then each of (x) the Seller Representative and/or (y) the Sponsor, as applicable, may elect at such time in its sole discretion to designate one Board observer (regardless of how many rights to designate Nominees the Sponsor may have) (the “Board Observer”) by the giving of written notice to Parent of such election (an “Observation Election”). The Board Observer shall have the right to attend and participate in all meetings of the Board or any committees thereof in a non-voting capacity; provided, however, that the Board Observer may be excluded from attending any such meeting (or the relevant portion thereof) to the extent that the Board determines in good faith,

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upon advice of counsel, that such exclusion is reasonably necessary to preserve any evidentiary or attorney-client privilege or similar rights. Parent shall simultaneously give such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which Parent provides to the Board; provided, however, that the Board Observer may be excluded from receiving any such materials (or the relevant portions thereof) to the extent that the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve any evidentiary or attorney-client privilege or similar rights. The Board Observer’s rights to receive information and materials and to attend Board or committee meetings are subject to the Board Observer executing and delivering to Parent an agreement to abide by all Parent policies (including trading policies) applicable to members of the Board and a confidentiality agreement reasonably acceptable to Parent. The Seller Representative or the Sponsor, as applicable, may revoke any such Observation Election at any time upon written notice to Parent after which the Seller Representative or the Sponsor, as applicable, shall be entitled to designate a replacement Board Observer.

(l) Parent acknowledges and agrees that the Sponsor Director and the Seller Director may share any information concerning Parent and its subsidiaries received by them, from or on behalf of Parent or its designated representatives, with the Sellers and the Sponsor, as applicable, and its designated representatives; provided, however, that the Sellers and the Sponsor and their designated representatives shall be required to execute and deliver to Parent an agreement to abide by all Parent policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to Parent to protect confidential information of Parent or confidential information of third parties that Parent is required to hold in confidence, or for other similar reasons; provided, further, that the Sponsor Director and the Seller Director shall not share any such information if Parent informs such Director that such sharing could be reasonably expected to compromise or otherwise adversely affect Parent’s and/or its affiliates’ ability to assert any attorney-client privilege or similar rights.

(m) At least four (4) Directors nominated in accordance with this Agreement must qualify at all times as “independent” pursuant to the applicable listing standards of the Approved Stock Exchange and the U.S. Securities and Exchange Commission.

(n) If the Chief Executive Officer of Parent is serving as a Director and shall cease to be the Chief Executive Officer of Parent for any reason, the Parties shall take all necessary actions within their control to remove such Director from the Board as soon as reasonably practicable.

(o) For the avoidance of doubt, a reduction in the percentage of Common Stock Beneficially Owned by a Party and its Affiliates that occurs following a vacancy resulting from a Nominee who is the Sponsor Director or the Seller Director ceasing to serve as a Director for any reason shall not impact such Party’s right to fill such vacancy. In addition, no Party shall be obligated to designate all (or any) of the Directors it is entitled to designate pursuant to this Agreement and the failure to do so shall not constitute a waiver of its rights hereunder.

Section 2. Actions Requiring Special Approval. Without the prior approval of (x) the Sponsor (so long as the Sponsor (together with its Affiliates) Beneficially Owns any shares of Parent’s Common Stock) and (y) the Sellers (for so long as the Sellers (together with their Affiliates) Beneficially Own any shares of Parent’s Common Stock), from and after the Effective Time, Parent shall not take or omit to take, as applicable, or agree to take or omit to take, as applicable, directly or indirectly, any action to increase or decrease the size of the Board other than as provided in Section 1 hereof or to make a change to the classes on which the Directors serve.

Section 3. Definitions.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Meeting” means any meeting of the stockholders of Parent held for the purpose of electing the Directors of Parent.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange or any other national securities exchange on which any of the shares of common stock of Parent is listed.

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“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in Section 1(a).

“Board Observer” has the meaning set forth in Section 1(k).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Class I Director” has the meaning set forth in the Third Amended and Restated Certificate of Incorporation of Parent.

“Class II Director” has the meaning set forth in the Third Amended and Restated Certificate of Incorporation of Parent.

“Class III Director” has the meaning set forth in the Third Amended and Restated Certificate of Incorporation of Parent.

“Closing” has the meaning ascribed to it in the Merger Agreement.

“Common Stock” has the meaning set forth in the Third Amended and Restated Certificate of Incorporation of Parent.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning set forth in the preamble.

“Independent Nominees” has the meaning set forth in Section 1(c).

“Law” has the meaning ascribed to it in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Nominee” has the meaning set forth in Section 1(a).

“Observation Election” has the meaning set forth in Section 1(k).

“Organizational Documents” means Parent’s certificate of incorporation and bylaws, as in effect at the Effective Time, as the same may be amended from time to time.

“Parent” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Person” means any individual, firm, corporation, partnership, limited liability Parent, incorporated or unincorporated association, joint venture, joint stock Parent, governmental agency or instrumentality or other entity of any kind.

“Proceeding” has the meaning ascribed to it in the Merger Agreement.

“Seller Director” has the meaning set forth in Section 1(c).

“Sellers” has the meaning set forth in the preamble.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Director” means has the meaning set forth in Section 1(c).

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Section 4. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, Parent may not assign any of its rights or obligations hereunder without the prior written consent of the Shareholder Representative and the Sponsor. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 5. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to seek specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 6. Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to a Party shall be sent to the addresses indicated below:

(a) If to Parent, and following the Closing, the Company:

B. Riley Principal Merger Corp. II
299 Park Avenue
21st Floor
New York, New York 10171
Attn:	Daniel Shribman
Email:	dshribman@brileyfin.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn:	Joel Rubinstein
Luke Laumann
Fax:	[•]
Email:	joel.rubinstein@whitecase.com
llaumann@whitecase.com

(b) If to the Sellers, and prior to the Closing, the Company:

Eos Energy Storage LLC
3920 Park Ave
Edison, NJ 08820
Attn:	Joe Mastrangelo
Email:	jmastrangelo@eosenergystorage.com

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York, 10022
Attn:	David LaGalia, Esq. Zachary Jacobs, Esq.
Email:	dlagalia@morrisoncohen.com zjacobs@morrisoncohen.com

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(c) If to the Seller Representative:

_____________
_____________
Attn:
Email:

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, New York, 10022
Attn:	David LaGalia, Esq. Zachary Jacobs, Esq.
Email:	dlagalia@morrisoncohen.com zjacobs@morrisoncohen.com

(d) If to the Sponsor:

B. Riley Principal Sponsor Co. II, LLC
299 Park Avenue
21st Floor
New York, New York 10171
Attn:	Daniel Shribman
Email:	dshribman@brileyfin.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attn:	Joel Rubinstein Luke Laumann
Fax:	[•]
Email:	joel.rubinstein@whitecase.com llaumann@whitecase.com

Section 7. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 8. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 9. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 11. Governing Law. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

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Section 12. Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties submits to the exclusive jurisdiction of first, the courts of the State of New York or if such court declines jurisdiction, then to the federal court sitting in the State of New York, Borough of Manhattan in the City of New York, in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 12, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 13. Entire Agreement. This Agreement, together with the Merger Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the transactions contemplated by the Merger Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Section 14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 15. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 16. Termination. This Agreement shall not be applicable to the nomination and election of Directors to be elected at the 2023 Annual Meeting and thereafter. Notwithstanding anything to the contrary contained herein, on the earlier to occur of (i) the 2023 Annual Meeting, and (ii) at such time, if any, when both (x) the Sponsor (together with its respective Affiliates and permitted assignees) and (y) the Sellers (together with their respective Affiliates and permitted assignees) cease to Beneficially Own any shares of Parent’s Common Stock, this Agreement shall expire and terminate automatically; provided, however, that Sections 1(g), (i), and (j), Sections 3 through 8, Sections 11 through 15, this Section 16, Section 17 and Section 18 shall survive the termination of this Agreement.

Section 17. Enforcement. Each of the Parties covenant and agree that the disinterested Directors of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of Parent.

Section 18. Seller Representative. AltEnergy Storage VI, LLC shall act as the representative of the Sellers (in such capacity, the “Seller Representative”) in respect of all matters arising under this Agreement, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Sellers or the Seller Representative, including to enforce any rights granted to the Sellers hereunder, in each case as the Seller Representative believes is necessary or appropriate under this Agreement, for and on behalf of the Sellers. The Sellers shall be bound by all such actions taken by the Seller Representative. Without limiting the generality of the foregoing, the Seller Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement, and to consent to any amendment hereof or thereof on behalf of all Sellers and their respective successors. Parent, the Company and the Sponsor shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Seller Representative relating to this Agreement.

*  *  *  *  *

Annex A-123

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Parent:
B. Riley Principal Merger Corp. II
By:
Name:
Title:
The Company:
Eos Energy Storage LLC
By:
Name:
Title:
Sellers:
[•]
By:
Name:
Title:

Annex A-124

The Seller Representative:
[•]
By:
Name:
Title:
The Sponsor:
B. Riley Principal Sponsor Co. II, LLC
By:
Name:
Title:

Annex A-125

EXHIBIT I

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [ ], 2020 by and among Eos Energy Enterprises, Inc., a Delaware corporation (the “Company”), each of the other persons listed on the signature pages hereto (each, a “Securityholder” and collectively, the “Securityholders”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement (together with the Securityholders, each a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, this Agreement is made and entered into in connection with the closing of the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of September [•], 2020 (the “Merger Agreement”), by and among the Company, BMRG Merger Sub, LLC, a Delaware limited liability company, BMRG Merger Sub II, LLC, a Delaware limited liability company, Eos Energy Storage LLC, a Delaware limited liability company, New Eos Energy LLC, a Delaware limited liability company, and AltEnergy Storage VI, LLC, a Delaware limited liability company (“AltEnergy Demanding Holder”), in its capacity as the Securityholder Representative thereunder;

WHEREAS, pursuant to the Merger Agreement, the Company will issue to the Securityholders and other Holders shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), as consideration in the Business Combination;

WHEREAS, pursuant to the Merger Agreement, the Company agreed to register for resale under the Securities Act the shares of Common Stock issued to the Securityholders and other Holders; and

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, and the parties hereto shall set forth their agreement with respect to certain other matters, as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company (if not Joe Mastrangelo), after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any specified Holder, any person or entity who directly or indirectly, controls, is controlled by or is under common control with such Holder, including, without limitation, any general partner, managing member, officer, director or trustee of such Holder, or any investment fund or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Holder.

“Agreement” shall have the meaning given in the Preamble.

Annex A-126

“AltEnergy Demanding Holder” shall have the meaning given in the Recitals.

“Blackout Period” shall have the meaning given in Section 3.4(b).

“Business Combination” shall have the meaning given in the Preamble.

“Business Day” shall mean any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Common Stock” shall have the meaning given in the Preamble.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in Section 2.2(a).

“Effectiveness Deadline” shall have the meaning given in Section 2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-3” shall have the meaning given in Section 2.4.

“Founder Holders” shall mean “Holders” as defined in the Founder Registration Rights Agreement.

“Founder Registrable Securities” shall mean “Registrable Securities” as defined in the Founder Registration Rights Agreement

“Founder Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of May 19, 2020, by and between the Company, B. Riley Principal Sponsor Co. II, LLC, a Delaware limited liability company, and the other parties thereto.

“Holders” shall have the meaning given in the Preamble.

“Lock-Up Period” shall mean the period ending on the earlier of (A) one year after the Closing Date or (B) subsequent to the Closing Date, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Maximum Number of Securities” shall have the meaning given in Section 2.2(b).

“Merger Agreement” shall have the meaning given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period or any other lock-up period, as the case may be, under this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) the shares of Common Stock issued by the Company to the Securityholders and any other Holders pursuant to the Merger Agreement and (b) any other equity security of the Company issued or issuable to any Holder with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

(f) reasonable fees and expenses of one legal counsel selected by the Demanding Holders in connection with an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Suspension Period” shall have the meaning given in Section 3.4(a).

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Annex A-128

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

Section 2.1 Registration Statement. The Company shall, as soon as practicable after the Closing Date, but in any event within forty-five (45) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (a) sixty (60) days (or ninety (90) days if the Commission notifies the Company that it will “review” the Registration Statement) after the Closing Date and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three (3) Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

Section 2.2 Underwritten Offering.

(a) In the event that any Holder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement, then the Company shall, upon the written demand of AltEnergy Demanding Holder or its designee (any such Holder, a “Demanding Holder”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by the Demanding Holder in consultation with the Company, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. Such underwriting agreement shall be satisfactory in form and substance to the Company and the Demanding Holder. In addition, the Company shall give prompt written notice to each other Holder regarding such proposed Underwritten Offering, and such notice shall offer such Holders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Holder may request. Each such Holder shall make such request in writing to the Company within five Business Days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company and the Demanding Holder that the dollar amount or number of Registrable Securities that the Demanding Holder desires to sell, taken together with all other shares of Common Stock or other equity securities that the

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Company or any other Holder desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(i) first, pro rata to (A) Registrable Securities of the Holders (including the Demanding Holders) who have elected to participate in the Underwritten Offering pursuant to Section 2.2(a) and (B) Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), to shares of Common Stock held by persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, which collectively can be sold without exceeding the Maximum Number of Securities; and

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) or clause (ii), shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.2 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.2(c).

(d) The Company shall not be obligated to effect any Underwritten Offering pursuant to this Section 2.2 (x) if the Demanding Holder, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Offering, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which are anticipated to be less than $15,000,000, or (y) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

Section 2.3 Piggyback Registration.

(a) If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within three Business Days after the delivery of any such notice by the Company) (such Registration a “Piggyback Registration”); provided, however, that if the Company has been advised

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in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to the Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.3(b). Subject to Section 2.3(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.2 and 2.3, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof; and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities, and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof; and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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(c) Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.

(d) For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration effected under Section 2.2 hereof.

Section 2.4 Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than 12 days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering, or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

Article III
COMPANY PROCEDURES

Section 3.1 General Procedures. The Company shall use its commercially reasonable efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

(a) subject to Section 2.1, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Securities have been disposed of;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Securities have been disposed of in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and to one legal counsel selected by the Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel selected by such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

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(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j) permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by the Company with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

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(o) if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, take such customary actions necessary to effect the registration of such Registrable Securities contemplated hereby.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders and the Company that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement. Each Holder proposing to distribute its Registrable Securities through an Underwritten Offering for equity securities of the Company hereunder shall enter into an underwriting agreement with the underwriters, which underwriting agreement shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities; provided, however, that no such Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

Section 3.4 Suspension of Sales; Adverse Disclosure.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration (including in connection with an Underwritten Offering) at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (including in connection with an Underwritten Offering) for the shortest period of time, but in no event more than 30 days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

(c) The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than 30 days in the aggregate during any 365-day period.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to:

(a) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange

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Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system); and

(b) the Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls (within the meaning of the Securities Act) such Holder (and the directors and officers thereof) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs of investigation) or any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld); provided, however, that (x) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party, (y) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party that are not available to the indemnifying party or (z) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume

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or continue its own defense and the indemnifying party shall be liable for any expenses therefor. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

Article V
TRANSFER RESTRICTIONS

Section 5.1 Lock-Up. Each Holder agrees that it, he or she shall not Transfer any Registrable Securities until the expiration of the Lock-Up Period.

Section 5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, Transfers of the Registrable Securities that are held by the Holder or any of their Permitted Transferees (that have complied with this Section 5.2), are permitted to the following (each of which shall be considered a “Permitted Transferee”): (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, (b) in the case of an entity, to such Holder’s Affiliates, members, stockholders, partners or other equity holders, (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by virtue of the laws of the State of Delaware; or (g) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (f), these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

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Article VI
MISCELLANEOUS

Section 6.1 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to a Holder or the Company shall be sent to the addresses indicated below:

Notices to any Holder: [_______] [_______] [_______] Attention: [_______] Fax: [_______] Email: [_______]

with a copy to (which shall not constitute notice):

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York, 10022

Attention: David LaGalia, Esq.

Zachary Jacobs, Esq.

Fax: [•]

Email: dlagalia@morrisoncohen.com
zjacobs@morrisoncohen.com

Eos Energy Storage LLC 3920 Park Ave Edison, NJ 08820 Attention: Joe Mastrangelo Fax: [•] Email: jmastrangelo@eosenergystorage.com with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Joel Rubinstein
Luke Laumann

Fax: [•]

Email: joel.rubinstein@whitecase.com

llaumann@whitecase.com

Section 6.2 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) Prior to the expiration of the Lock-up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee; provided, in each case, that such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. Following the expiration of the Lock-up Period, the rights granted to a Holder by the Company hereunder may be transferred or assigned (but only with all related obligations) by a Holder only to (i) a Permitted Transferee of such Holder, or (ii) a transferee or assignee that is a transferee or assignee of not less than 50,000 Registrable Securities (as presently constituted and subject to subsequent adjustments for share splits, share dividends, reverse share splits and the like); provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws (subject to reasonable verification by the Company), (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d) This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 6.2, except that the Founder Holders, severally and not jointly, shall be express third party beneficiaries of Section 2.2(b)(i) and Section 2.3(b).

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

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(f) A Unitholder (as defined in the Merger Agreement) may be admitted as a Holder herein after the execution of this Agreement upon the receipt by the Company of a duly completed and executed written agreement to be bound by the terms and provisions of this Agreement in form and substance satisfactory to the Company.

Section 6.3 Counterparts. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party hereto shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 6.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Any such process or summons to be served upon any party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 6.1. Such mailing shall be deemed personal service and shall be legal and binding upon any party in any action, proceeding or claim. Each party waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Each party agrees that the other party shall be entitled to recover all of its reasonable attorneys’ fees and expenses relating to any action or proceeding and/or incurred in connection with the preparation therefor if any of them is the prevailing party in such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.5 Specific Performance. Each party hereto recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party would have no adequate remedy at law) and the non-breaching party would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereof shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding, in addition to any other remedy to which such person may be entitled.

Section 6.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 6.7 Interpretation. The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 6.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

Section 6.9 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver

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hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of equity interests of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.10 Term. This Agreement shall terminate upon the date as of which no Holders (or permitted assignees under Section 6.2) hold any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 6.11 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, upon the written request by the Company, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

*  *  *  *  *

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

Company:
Eos Energy Enterprises, Inc.

By:
Name:
Title

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Securityholders:

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EXHIBIT A

JOINDER

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement, dated as of __________________ (as the same may hereafter be amended, the “Registration Rights Agreement”), among [Eos Energy Enterprises, Inc.], a Delaware corporation (the “Company”), and the other person named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s ________________ number of shares of _____________________ shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

[•]

Signature of Stockholder
[Print Name of Stockholder]
Address:
Agreed and Accepted as of:
[Eos Energy Enterprises, Inc.]

By:
Its:

Exhibit A to Registration Rights Agreement

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EXHIBIT J

PARENT BRINGDOWN CERTIFICATE
B. RILEY PRINCIPAL MERGER CORP. II
[___________], 2020

Reference is made to that certain Agreement and Plan of Merger, dated as of September ___, 2020 (the “Merger Agreement”), by and among (i) B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), (ii) BMRG Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub I”), (iii) BMRG Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), (iv) Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), (v) New Eos Energy LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of the Company (“Newco”), and (vi) AltEnergy Storage VI, LLC, a Delaware limited liability company, in its capacity as the Securityholder Representative thereunder (in such capacity, the “Securityholder Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. The undersigned, being a duly elected and acting officer of Parent, does hereby certify in the name of and on behalf of Parent, and not in [his/her] individual capacity, that [he/she] is the duly elected, qualified and acting [____] of Parent, and does hereby further certify pursuant to Section 2.04(c) of the Merger Agreement as follows:

1.The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Article IV of the Merger Agreement (other than the Parent Fundamental Representations), in each case, without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein, are true and correct as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect on Parent’s, Merger Sub I’s or Merger Sub II’s ability to consummate the transactions contemplated by the Merger Agreement.

2.The Parent Fundamental Representations, in each case, without giving effect to any materiality or Parent Material Adverse Effect qualifiers contained therein, are true and correct in all respects as of the date hereof (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies.

3.There has not been a Parent Material Adverse Effect since the date of the Merger Agreement.

4.Parent, Merger Sub I and Merger Sub II have performed or complied in all material respects with each covenant required by the Merger Agreement to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent, Merger Sub I or Merger Sub II, as applicable, on or prior to the date hereof.

5.The Third A&R Certificate has been filed with the Secretary of State of the State of Delaware.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Parent Bringdown Certificate as of the date first written above.

B. Riley Principal Merger Corp. II
By:
Name:
Title:

[Signature Page to Parent Bringdown Certificate]

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EXHIBIT K

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

New Eos Energy LLC

a Delaware Limited Liability Company

Dated as of [•], 2020

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This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of New Eos Energy LLC (the “Company”), dated as of this [•] day of [•], 2020, by Eos Energy Enterprises, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, on the date hereof, BMRG Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Member, merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned Subsidiary of the Member;

WHEREAS, the Member now wishes to amend and restate that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of _____, 2020, as amended (the “Existing LLC Agreement”), in its entirety to govern the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”); and

WHEREAS, subject to the terms hereof, the Member and the Company acknowledge and agree that this Agreement hereby replaces and supersedes the existing limited liability company agreement of the Company and any and all prior limited liability company agreements of the Company.

NOW, THEREFORE, the Member hereby agrees as follows:

ARTICLE I

FORMATION

1.1 Formation.

(a) The Company was formed as a limited liability company pursuant to the provisions of the Act. The Certificate of Formation of the Company (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law.

1.2 Name. The name of the Company is New Eos Energy LLC, and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Registered Agent; Registered Office. The location of the registered office of the Company and the Company’s registered agent shall be as set forth in the Certificate of Formation. The Company may, from time to time as determined by the Member, change the Company’s registered office and/or registered agent and shall forthwith amend the Certificate of Formation to reflect such change(s). The Company may also have offices at such other places as the Member may from time to time determine.

1.5 Place of Business. The business address of the Company shall be determined by the Member. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Member may deem advisable.

1.6 Term. Subject to the provisions of the Act and Article VIII below, the Company shall have perpetual existence.

1.7 Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that (a) it is the intention of the Company to be treated as a “corporation” for United States federal, state and local income tax purposes and (b) the Company shall make all elections necessary to

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be so treated. In all events, however, the Company shall keep books and records separate from those of its sole Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its sole Member.

1.8 Title to Assets; Transactions. The Company shall keep title to all of its assets in its own name and not in the name of its Member. The Company shall enter into and engage in all transactions in its own name and not in the name of its Member.

1.9 Business Transactions of the Member with the Company. The Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not the Member.

1.10 Fiscal Year. The fiscal year of the Company for financial statement and federal income tax purposes shall be determined by the Member.

ARTICLE II

THE MEMBER

2.1 The Member. The name and address of the Member is as follows:

Name	Address
Eos Energy Enterprises, Inc.	3920 Park Ave
Edison, NJ 08820

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member. The Member shall not be required to contribute or lend funds to the Company.

2.4 Power to Bind the Company. The Member (acting in his capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5 Admission of Members. New members shall be admitted only upon the approval of the Member.

ARTICLE III

MANAGEMENT

3.1 Management. The Company shall be managed by the Member, who shall be free to delegate management authority to any officers of the Company appointed in writing by the Member.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 Capital Contributions. As of the date hereof, the Member has made a capital contribution to the Company on the date and in the amount reflected in the books and records of the Company. The Member may (but shall not be obligated to) make additional capital contributions in such form and at such time as the Member shall determine in his sole and absolute discretion; provided, however, that any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

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ARTICLE V

PROFITS, LOSSES AND DISTRIBUTIONS

5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in a manner determined by the Member.

5.2 Distributions. Subject only to (i) the laws of fraudulent conveyance of the State of Delaware, (ii) the provisions of the Act, and (iii) any other contractual restrictions agreed to by the Company or its Member in writing, the Company shall have authority to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Member shall determine.

ARTICLE VI

TRANSFER OF MEMBERSHIP INTERESTS

6.1 Transfer of Membership Interests. The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its membership interests in the Company (the “Membership Interests”) and, upon receipt by the Company of a written agreement by the person or business entity to whom such Membership Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION

7.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law (including any duty of care or duty of loyalty or other fiduciary duty) or in equity, neither the Member nor any officer, director, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute intentional fraud or willful misconduct.

7.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 7.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in intentional fraud or willful misconduct or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 7.2.

7.3 Amendments. Any repeal or modification of this Article VII by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article VII, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

7.4 Survival. Notwithstanding anything herein to the contrary, the rights of an Indemnitee (as defined in the Existing LLC Agreement) under Article 11 of the Existing Agreement and under any applicable directors and officers insurance policies of the Company shall expressly survive and not be limited or otherwise affected by this Agreement and/or any further amendment, restatement, modification or replacement hereto or hereof. The Indemnitees are intended express third party beneficiaries of the rights set forth in this Section 7.4 and Article 11 of the Existing LLC Agreement.

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ARTICLE VIII

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

8.1 Dissolution Triggers. The Company shall dissolve only upon the first to occur of any of the following events (each, an “Event of Dissolution”):

(a) Upon the cancellation of the Certificate of Formation in the manner provided in the Act; or

(b) The entry of a decree of judicial dissolution under the Act.

8.2 Liquidation. In the event that an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed in accordance with the provisions of the Act, and all Membership Interests in the Company shall be cancelled.

8.3 Final Accounting. Upon the occurrence of an Event of Dissolution, prior to any liquidation, a proper accounting shall be made by the Member from the date of the last previous accounting to the date of dissolution.

8.4 Distribution in Kind. All or any portion of the Company’s assets may be distributed in kind in the event the Member determines that it is in the best interest of the Company.

8.5 Cancellation of Certificate. Following the occurrence of an Event of Dissolution, the Member shall cause the Company to execute and file articles of dissolution in accordance with the Act.

ARTICLE IX

BOOKS AND RECORDS

9.1 Books and Records. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company and which shall enable the Company to comply with the requirement under Section 1.7 above that it segregate and account for its assets and liabilities separately from those of the Member.

ARTICLE X

MISCELLANEOUS

10.1 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees, and assigns.

10.2 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning. No provision of this Agreement is to be interpreted as a penalty upon, or forfeiture by, any party to this Agreement.

10.3 Entire Agreement; No Oral Operating Agreements. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and, subject to Section 7.4 hereof, supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements.

10.4 Amendments to the Agreement. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

10.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

10.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid

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or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

10.7 Governing Law. The laws of the State of Delaware, without regard to its conflicts of law principles, shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its managers and the Member.

10.8 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the Member and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise, other than pursuant to Article VII.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned does hereby agree to comply with and be bound by the provisions hereof.

SOLE MEMBER:
Eos Energy Enterprises, Inc.
By:
Name:
Title:

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EXHIBIT L

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [•], 2020, by and between B. Riley Principal Merger Corp. II, a Delaware corporation (“BMRG”), and the undersigned subscriber (the “Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, BMRG is entering into an agreement (the “Business Combination Agreement”) for a business combination (the “Business Combination”) with Eos Energy Storage LLC, a Delaware limited liability company (the “Target”);

WHEREAS, in connection with the Business Combination, the Subscriber desires to subscribe for and purchase from BMRG, immediately prior to the consummation of the Business Combination, that number of shares of BMRG’s Class A common stock, par value $0.0001 per share (“Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”), for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), in a private placement (the “Private Placement”), and BMRG desires to issue and sell to the Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to BMRG; and

WHEREAS, concurrently with the execution of this Subscription Agreement, BMRG is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with the Subscriber, the “Subscribers”), pursuant to which such investors have agreed to purchase on the closing date of the Business Combination (the “Closing Date”), inclusive of the Subscribed Shares, an aggregate amount of up to [ ] shares of Common Stock, at the Per Share Price (the “Other Subscribed Shares” and, together with the Subscribed Shares, the “Collective Subscribed Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), the Subscriber hereby agrees to subscribe for and purchase, and BMRG hereby agrees to issue and sell to the Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to the consummation of the Business Combination.

(b) At least five (5) Business Days before the anticipated Closing Date, BMRG shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to BMRG. No later than two (2) Business Days after receiving the Closing Notice, the Subscriber shall deliver to BMRG such information as is reasonably requested in the Closing Notice in order for BMRG to issue the Subscribed Shares to the Subscriber. The Subscriber shall deliver to BMRG, on or prior to 8:00 a.m. (Eastern time) (or as soon as practicable after BMRG or its transfer agent (the “Transfer Agent”) delivers evidence of the issuance to the Subscriber of the Subscribed Shares on and as of the Closing Date) on the Closing Date the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against (and concurrently with) delivery by BMRG to the Subscriber of (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of the Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Subscriber, as applicable, and (ii) written notice from BMRG or the Transfer Agent evidencing the issuance to the Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Business Combination does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, BMRG shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by the Subscriber to BMRG by wire transfer in immediately available funds to the account specified by the Subscriber, and any book entries showing the Subscriber as the owner of the Subscribed Shares shall be deemed cancelled. BMRG’s obligation under the immediately preceding

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sentence shall survive any termination of this Agreement. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

3. Closing Conditions.

(a) The Closing shall be subject to the satisfaction or valid waiver by BMRG, on the one hand, and such Subscriber, on the other hand, of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii) all conditions precedent to the closing of the Business Combination, including the approval of BMRG’s stockholders, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination, including without limitation as a result of the Private Placement).

(b) The obligation of BMRG to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or valid waiver by BMRG of the additional conditions that, on the Closing Date, with respect to the Subscriber:

(i) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date); and

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligation of the Subscriber to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of BMRG contained in this Subscription Agreement shall be true and correct in all material respects (other than the representations and warranties that are qualified as to materiality or BMRG Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects (other than the representations and that are qualified as to materiality or BMRG Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date); and

(ii) BMRG shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(d) Prior to or at the Closing, the Subscriber shall deliver to BMRG a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

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5. BMRG Representations and Warranties. BMRG represents and warrants to the Subscriber that:

(a) BMRG is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Subscribed Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under BMRG’s amended and restated certificate of incorporation (as amended) or under the laws of the State of Delaware.

(c) This Subscription Agreement has been duly executed and delivered by BMRG and, assuming the due authorization, execution and delivery of the same by the Subscriber, is the valid and legally binding obligation of BMRG, enforceable against BMRG in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by BMRG with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of BMRG pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which BMRG is a party or by which BMRG is bound or to which any of the property or assets of BMRG is subject, which would have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of BMRG, taken as a whole, or the ability of BMRG to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares (a “BMRG Material Adverse Effect”); (ii) the organizational documents of BMRG; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over BMRG or any of its properties that would have a BMRG Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of the Subscriber, BMRG is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange (the “NYSE”) or The Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance by BMRG of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) if applicable, the filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (iv) a filing with the SEC of a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, (v) filings or approvals required by the NYSE or Nasdaq, (vi) those required to consummate the Business Combination as provided by the Business Combination Agreement, (vii) the filing of notification under the Hart Scott Rodino Antitrust Improvements Act of 1976, if applicable, and (viii) those the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a BMRG Material Adverse Effect.

(f) The authorized and issued capital stock of BMRG are as set forth in BMRG’s prospectus filed pursuant to Rule 424(b)(4) on May 20, 2020 (the “Prospectus”). All issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights. Except as set forth in the Prospectus, other subscription agreements for the Private Placement and the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from BMRG any shares of Common Stock or other equity interests in BMRG (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests.

(g) BMRG has made available to the Subscriber (including via the SEC’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by BMRG with the SEC since its initial public offering (“IPO”). None of BMRG’s filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained, when filed or, if amended, as of the date of such amendment

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with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) The issued and outstanding shares of BMRG’s Common Stock (which prior to the closing of the Business Combination is named Class A common stock and upon such closing will be renamed common stock) are registered pursuant to Section 12(b) of the Exchange Act and are currently listed for trading on the NYSE under the symbol “BMRG.” Other than as has been disclosed by BMRG in its filings with the SEC, there is no suit, action, proceeding or investigation pending or, to the knowledge of BMRG, threatened against BMRG by the NYSE or the SEC with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the NYSE.

(i) BMRG is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Except for the specific representations and warranties contained in this Section 5 and in any certificate or agreement delivered pursuant hereto, none of BMRG, any person on behalf of BMRG, including without limitation B. Riley FBR, Inc. and any other placement agent for the sale of the Subscribed Shares (each a “Placement Agent”), or any of BMRG’s affiliates (collectively, the “BMRG Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to BMRG, this offering or the Business Combination, and the BMRG Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Subscriber in Section 6 and in any certificate or agreement delivered pursuant hereto, BMRG specifically disclaims that it, or anyone on its behalf, is relying upon any other representations or warranties that may have been made by any Subscriber Party (as defined below).

6. Subscriber Representations and Warranties. The Subscriber represents and warrants to BMRG that:

(a) The Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly executed and delivered by the Subscriber, and assuming the due authorization, execution and delivery of the same by BMRG, this Subscription Agreement shall constitute the valid and legally binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 1 of this Subscription Agreement.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by the Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Subscriber pursuant to the terms of, (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Subscriber is a party or by which the Subscriber is bound or to which any of the property or assets of the Subscriber is subject; (ii) the organizational documents of the Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares (a “Subscriber Material Adverse Effect”).

(d) The Subscriber (i) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if the Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) and the Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with

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a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided BMRG with the requested information on Schedule A following the signature page hereto). The Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(e) The Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. The Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act, except (i) to BMRG or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry position representing the Subscribed Shares shall contain a legend to such effect. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) The Subscriber understands and agrees that the Subscriber is purchasing the Subscribed Shares directly from BMRG. The Subscriber further acknowledges that there have not been, and the Subscriber is not relying on, any representations, warranties, covenants or agreements made to the Subscriber by BMRG, any other party to the Business Combination or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of BMRG included in this Subscription Agreement.

(g) In making its decision to purchase the Subscribed Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by BMRG (other than as set forth herein) or any Placement Agent concerning BMRG, the Business Combination or the Subscribed Shares. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to BMRG, the Business Combination and the Target. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Subscriber and the Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. The Subscriber acknowledges that certain information provided by BMRG was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(h) The Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between the Subscriber and BMRG or by means of contact from any Placement Agent, and the Subscribed Shares were offered to the Subscriber solely by direct contact between the Subscriber and BMRG or by contact between the Subscriber and any Placement Agent. The Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to the Subscriber, by any other means. The Subscriber acknowledges that BMRG represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(i) The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and the Subscriber has had an opportunity to seek, and has sought, such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision.

(j) The Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in BMRG. The Subscriber acknowledges specifically that a possibility of total loss exists.

(k) The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

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(l) The Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof the Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of BMRG.

(m) The Subscriber acknowledges and agrees that the book-entry position representing the Subscribed Shares (or each certificate representing such securities if subsequently requested and obtained by the Subscriber) will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”

(n) The Subscriber’s acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(o) If the Subscriber is not a U.S. person as defined in Rule 902 under the Securities Act or a United States person as defined in the Code, the Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Subscribed Shares or any use of this Subscription Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Subscribed Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Subscribed Shares. The Subscriber’s subscription and payment for and continued beneficial ownership of the Subscribed Shares will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

(p) The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Subscriber also represents that, to the extent required, the Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Subscribed Shares were legally derived.

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(q) The Subscriber acknowledges that in connection with the offer and sale of the Subscribed Shares, (i) no disclosure or offering document has been delivered to the Subscriber by any Placement Agent or any of their respective affiliates and (ii) no Placement Agent has acted as the Subscriber’s financial advisor or fiduciary.

(r) Except for the specific representations and warranties contained in this Section 6 and in any certificate or agreement delivered pursuant hereto, none of the Subscriber nor any person acting on behalf of the Subscriber nor any of the Subscriber’s affiliates (the “Subscriber Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Subscriber and this offering, and the Subscriber Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by BMRG in Section 5 of this Subscription Agreement and in any certificate or agreement delivered pursuant hereto, the Subscriber specifically disclaims that it, or anyone on its behalf, is relying upon any representations or warranties that may have been made by BMRG or any person acting on behalf of BMRG or any of BMRG’s affiliates.

(s) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(t) If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither BMRG, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

7. Registration of Subscribed Shares.

(a) BMRG agrees that, prior to the Closing Date, BMRG will file with the SEC (at BMRG’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and BMRG shall use its commercially reasonable efforts to have the Registration Statement declared effective upon the Closing, but no later than sixty (60) calendar days following the Closing Date (the “Effectiveness Deadline”), provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and receives comments from, the SEC. BMRG will provide a draft of the Registration Statement to the Subscriber for review at least two (2) business days in advance of filing the Registration Statement. Notwithstanding the foregoing, if the SEC prevents BMRG from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the SEC. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. BMRG agrees that BMRG will cause such Registration Statement to remain effective until the earlier of (i) two years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

(b) BMRG further agrees that, in the event that the Registration Statement has not been declared effective by the Effectiveness Deadline (a “Registration Default” and the date on which such Registration Default occurs, a “Default Date”), then in addition to any other rights may have hereunder or under applicable law, on the Default Date and on each monthly anniversary of such Default Date (if the Registration Default shall not have been cured by such date) until the Registration Default is cured, BMRG shall pay to Subscriber an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 1.0% of the Purchase Price paid by Subscriber pursuant to this Subscription Agreement for any Subscribed Shares held by Subscriber on the Default Date; provided, however, that if Subscriber fails to provide BMRG with any information requested by BMRG that is required to be provided in such Registration Statement with respect to such Subscriber as set forth herein, then, for purposes of this

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Section 7, the Effectiveness Deadline shall be extended until two (2) Business Days following the date of receipt by BMRG of such required information from Subscriber; and in no event shall BMRG be required hereunder to pay to such Subscriber pursuant to this Subscription Agreement an aggregate amount that exceeds 12.0% of the Purchase Price paid by Subscriber for its Subscribed Shares. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default, except in the case of the first Default Date. BMRG shall deliver the cash payment to Subscriber with respect to any Liquidated Damages by the fifth Business Day after the date payable. If BMRG fails to pay said cash payment to Subscriber in full by the fifth Business Day after the date payable, BMRG will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to Subscriber, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude Subscriber from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 7 in accordance with applicable law.

(c) For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, BMRG will file all reports, and provide all customary and reasonable cooperation, necessary to enable the Subscriber to resell the Subscribed Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to BMRG), as applicable, qualify the Subscribed Shares for listing on the applicable stock exchange, and update or amend the Registration Statement as necessary to include the Subscribed Shares. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to BMRG (or its successor) upon request to assist BMRG in making the determination described above. BMRG’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to BMRG such information regarding the Subscriber, the securities of BMRG held by the Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by BMRG to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as BMRG may reasonably request that are customary of a selling stockholder in similar situations. The Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. BMRG may delay filing or suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of BMRG or would require premature disclosure of information that could materially adversely affect BMRG (each such circumstance, a “Suspension Event”); provided, that, (i) BMRG shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (ii) BMRG shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from BMRG (which notice shall not contain any material non-public information regarding BMRG) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which BMRG agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by BMRG that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by BMRG unless otherwise required by law or subpoena. If so directed by BMRG, the Subscriber will deliver to BMRG or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent the Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) BMRG shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of the Subscriber,

Annex A-159

each person who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by BMRG of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to BMRG by the Subscriber expressly for use therein. BMRG shall notify the Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which BMRG is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by the Subscriber. Notwithstanding the forgoing, BMRG’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of BMRG (which consent shall not be unreasonably withheld or delayed).

(e) The Subscriber shall, severally and not jointly with any other subscriber in this offering, indemnify and hold harmless BMRG, its directors, officers, agents and employees, each person who controls BMRG (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the Subscriber furnished in writing to BMRG by the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. The Subscriber shall notify BMRG promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Subscriber is aware. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld or delayed).

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms and (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. BMRG shall promptly notify the Subscriber of any termination of the Business Combination Agreement promptly after the termination thereof.

9. Additional Agreements and Waivers of the Subscriber.

(a) The Subscriber hereby acknowledges that BMRG has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of BMRG’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of BMRG entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have
Annex A-160

any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with BMRG, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 9(a) shall be deemed to limit the Subscriber’s right to distributions from the Trust Account in accordance with BMRG’s amended and restated certificate of incorporation in respect of Common Stock of BMRG acquired by any means other than pursuant to this Subscription Agreement.

(b) The Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, shall execute any short sales or engage in other hedging transactions of any kind with respect to securities of BMRG during the period of the date of this Subscription Agreement through the Closing.

(c) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

10. Miscellaneous.

(a) All notices and other communications given or made pursuant to this Subscription Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if provided), during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications sent to BMRG shall be sent to: 299 Park Avenue, 21st Floor, New York, New York 10171, Attn: Daniel Shribman, email: dshribman@brileyfin.com, with a copy to BMRG’s counsel at: White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, Attn: Joel L. Rubinstein, Esq., email: joel.rubinstein@whitecase.com.

All communications to the Subscriber shall be sent to the Subscriber’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 10(a).

(b) Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to BMRG or to any Placement Agent may be transferred or assigned.

(c) BMRG may request from the Subscriber such additional information as BMRG may deem necessary to evaluate the eligibility of the Subscriber to acquire the Subscribed Shares, and the Subscriber shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

(d) The Subscriber acknowledges that BMRG and any Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Subscriber agrees to promptly notify BMRG if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. The Subscriber agrees that the purchase by the Subscriber of the Subscribed Shares from BMRG at the Closing will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such purchase. The Subscriber further acknowledges and agrees that the Target and any Placement Agent are third-party beneficiaries of the representations and warranties of the Subscriber contained in Section 6 of this Subscription Agreement. BMRG acknowledges that the Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, BMRG agrees to promptly notify the Subscriber if any of the acknowledgements, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material

Annex A-161

respects. BMRG agrees that the sale by it of the Subscribed Shares to the Subscriber at the Closing will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such sale.

(e) Each of BMRG and the Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver, or termination is sought; provided, that, this Subscription Agreement may be amended, modified, waived or terminated with the written consent of BMRG and the Subscribers then holding a majority of the Collective Subscribed Shares then committed to be purchased at the Closing by (or, if after the Closing, then held by) all Subscribers (the “Required Subscribers”). Upon the effectuation of such waiver, modification, amendment or termination with the consent of the Required Subscribers in conformance with this Section 10(g), such amendment, modification, waiver or termination shall be binding on all Subscribers and effective as to all of the Subscription Agreements. BMRG shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification, waiver or termination in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification, waiver or termination. Notwithstanding anything to the contrary herein, (i) no amendment, modification or waiver shall be effective against any Subscriber unless such amendment, modification or waiver applies to all Subscribers equally, (ii) any amendment, modification or waiver that has a disproportionate effect on a Subscriber (considered apart from any disproportionate effect owing to the number of Subscribed Shares held by such Subscriber), shall require the consent of such Subscriber, (iii) any amendment to Section 5(h) or Section 7 of this Subscription Agreement shall require the consent of the undersigned Subscriber and (iv) any amendment to Section 5, Section 10(d), this Section 10(g) and Section 11 may not be amended, terminated or waived in a manner that is material and adverse to any Placement Agent without the written consent of such Placement Agent.

(h) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as specifically set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective permitted successor and assigns.

(i) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) Except as otherwise provided in Section 10(d) of this Subscription Agreement, this Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Annex A-162

(m) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(n) THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. THE PARTIES (I) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF NEW YORK AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS SUBSCRIPTION AGREEMENT, (II) AGREE NOT TO COMMENCE ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS SUBSCRIPTION AGREEMENT EXCEPT IN STATE COURTS OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND (III) HEREBY WAIVE, AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS SUBSCRIPTION AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(o) BMRG agrees that it will not, without the prior written consent of the Subscriber, use in advertising or otherwise use publicly the name of the Subscriber with respect to this Subscription Agreement; provided, however, that BMRG may identify the Subscriber (i) as required by applicable law, rule or regulation, including as may be required in any securities filings made in connection with the Business Combination and in the Registration Statement, (ii) in information and documents submitted to its stockholders seeking required consents or waivers to transactions or other actions that require such consent or waiver, and (iii) other non-public communications with third parties where disclosure of the capitalization of BMRG is required.

11. Exculpation. The Subscriber agrees that no other subscriber for shares of Common Stock of BMRG in connection with the Business Combination, nor any Placement Agent, shall be liable to the Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection therewith. BMRG agrees that the Subscriber shall not be liable for any action taken or omitted to be taken by any other subscriber of shares of Common Stock in connection with the Business Combination.

[Signature Pages Follow]

Annex A-163

IN WITNESS WHEREOF, each of BMRG and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

B. RILEY PRINCIPAL MERGER CORP. II

By:
Name:
Title:

[Signature Page to BMRG Subscription Agreement]

SUBSCRIBER:
Print Name:
By:
Name:
Title:
Address for Notices:

Name in which shares are to be registered (if different): ________________________________________________

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:	$10.00
Aggregate Purchase Price:	$___________

[Signature Page to BMRG Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER

This Schedule A must be completed and signed by the Subscriber and constitutes part of the Subscription Agreement

A.     ACCREDITED INVESTOR STATUS

(Please check the applicable boxes):

☐	The Subscriber is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act for one or more of the following reasons:
☐

The Subscriber is a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐	The Subscriber is a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.
☐	The Subscriber is an insurance company, as defined in Section 2(13) of the Securities Act.
☐	The Subscriber is an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.
☐	The Subscriber is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.
☐

The Subscriber is a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐

The Subscriber is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐	The Subscriber is a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
☐

The Subscriber is a corporation, Massachusetts or similar business trust, limited liability company, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

☐

The Subscriber is a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐	The Subscriber is a director or executive officer of BMRG.
☐

The Subscriber is a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability.

Annex A-166

☐

The Subscriber is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐	The Subscriber is an entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

B.     AFFILIATE STATUS

(Please check the applicable box)

The Subscriber:

☐	is:
☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of BMRG or acting on behalf of an affiliate of BMRG.

SUBSCRIBER:
Print Name:
By:
Name:
Title:

Annex A-167

EXHIBIT M

Directors and Officers

Directors:

1.      Daniel Shribman

2.      Russell Stidolph

3.      Joseph Mastrangelo

4.      Dr. Krishna P. Singh

5.      Alex Dimitrief

6.      Mariam “Mimi” Walters

7.      Audrey Zibelman

Officers:

1.      Joseph Mastrangelo – Chief Executive Officer

2.      Mack Treece – Chief Strategic Alliances Officer

3.      Dr. Balakrishnan G. Iyer – Chief Commercial Officer

4.      Sagar Kurada – Chief Financial Officer

5.      Franzi Fortlouis – Secretary

6.      Daniel Friberg – Senior Vice President Engineering

7.      Nathan McCormick – Senior Vice President Operations

8.      Partha Day, PhD – Senior Vice President Supply Chain

9.      Tracey Czajak – Vice President Human Resources

10.    Ronen Cohen – Vice President Finance and Strategy

11.    Jean-François Audebert, PhD – VP Quality and EHS

12.    Francis Richey – Director – Research & Development

Annex B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
B. RILEY PRINCIPAL MERGER CORP. II

May 19, 2020

B. Riley Principal Merger Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “B. Riley Principal Merger Corp. II”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 3, 2019 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 4, 2020.

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is B. Riley Principal Merger Corp. II (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 126,000,000 shares, consisting of (a) 125,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 25,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Annex B-1

Section 4.2 Preferred Stock. Subject to Article IX of this Second Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to or in connection with the closing of the initial Business Combination (as defined below), all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination, the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option and shares underlying private placement units sold to the Sponsor in connection with the Offering) plus (b) the sum of (i) all shares of Class A Common Stock and equity-linked securities issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination (including any shares of Class A Common Stock issued pursuant to a forward purchase agreement), excluding any shares of Class A Common Stock or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement units issued to B. Riley Principal Sponsor Co. II, LLC (the “Sponsor”), or an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation and any warrants issued

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pursuant to a forward purchase agreement, minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

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Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the By Laws of the Corporation (“By Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any By Laws adopted by the stockholders; provided, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Board is authorized to assign members of the Board already in office to Class I or Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a two-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By Laws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

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Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the By Laws.

ARTICLE VI
BY LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws; and provided further, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By Laws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful

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redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Second Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

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(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 23, 2020 (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 18 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Second Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its franchise and income taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder

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vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its franchise and income taxes, by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 20% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 18 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(c) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

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Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Second Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering or to provide for redemption in connection with an initial Business Combination, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

ARTICLE X
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Second Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By Laws, or (iv) any action asserting a claim against the Corporation,

Annex B-9

its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

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Annex B-10

IN WITNESS WHEREOF, B. Riley Principal Merger Corp. II has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

B. RILEY PRINCIPAL MERGER CORP. II
By:	/s/ Daniel Shribman
Name: Daniel Shribman
Title: Chief Executive Officer and Chief Financial Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex B-11

Annex C

Third AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
B. RILEY PRINCIPAL MERGER CORP. II

[•], 2020

B. Riley Principal Merger Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.     The name of the Corporation is “B. Riley Principal Merger Corp. II”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 3, 2019 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 4, 2020. A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on May 19, 2020.

2.     This Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Second Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.     This Third Amended and Restated Certificate shall become effective in accordance with the DGCL on the date of filing with Secretary of State of Delaware (the “Effective Time”).

4.     The text of the Second Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Eos Energy Enterprises, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article IV
CAPITALIZATION

Section 4.1     Reclassification; Authorized Capital Stock.

(a)     Effective upon the Effective time, (i) each share of Class A Common Stock, par value $0.0001 per share, of the Corporation that was issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Class A Common”) shall automatically and immediately be reclassified into one share of Common Stock (as defined below), and (ii) each share of Class B Common Stock, par value $0.0001 per share, of the Corporation that was issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Class B Common”) shall automatically and immediately be reclassified into one share of Common Stock, in each case, without further action of any holder of the Old Class A Common or Old Class B Common.

Annex C-1

(b)     The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 201,000,000 shares, consisting of (a) 200,000,000 shares of common stock (the “Common Stock”) and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2     Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3     Common Stock.

(a)     Voting.

(i)     Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)     Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii)     Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)     Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)     Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4     Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Annex C-2

Article V
BOARD OF DIRECTORS

Section 5.1     Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Third Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Third Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2     Number, Election and Term.

(a)     The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, and subject to the terms of the Director Nomination Agreement, dated as of [•], 2020, by and among the Corporation and the other parties thereto (as it may be amended and/or restated, the “Director Nomination Agreement”), shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)     Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I (“Class I Directors”), Class II (“Class II Directors”) or Class III (“Class III Directors”). The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the Effective Time, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the Effective Time, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the Effective Time. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the Effective Time, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes (and therefore such classification) at the Effective Time, in each case, in accordance with the DGCL and the terms of the Director Nomination Agreement.

(c)     Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3     Newly Created Directorships and Vacancies. Subject to the terms of the Director Nomination Agreement and to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4     Removal. Subject to the terms of the Director Nomination Agreement and to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, in the event that a stockholder party to the Director Nomination Agreement provides notice to the Corporation to remove a director designated by such stockholder pursuant to the terms of the Director Nomination Agreement, whether such removal is with or without cause, the Corporation may take all steps necessary to cause such removal, to the extent permitted by applicable law, and such director may be removed with or without cause.

Annex C-3

Section 5.5     Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Third Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6     Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws, provided, however, that so long as the Director Nomination Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted. Notwithstanding the foregoing, so long as the Director Nomination Agreement remains in effect, neither the Board nor the stockholders of the Corporation may not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Director Nomination Agreement without the written consent of the parties to the Director Nomination Agreement. Notwithstanding the foregoing, nothing in the Bylaws shall be deemed to limit the ability of the parties to the Director Nomination Agreement to amend, alter or repeal any provision of the Director Nomination Agreement pursuant to the terms thereof; provided that no amendment to the Director Nomination Agreement (whether or not such amendment modifies any provision of the Director Nomination Agreement to which the Bylaws are subject) shall amend the Bylaws.

Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1     Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 7.2     Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.3     Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.4     No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Annex C-4

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1     Limitation of Director Liability. To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2     Indemnification and Advancement of Expenses.

(a)     To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (any such person, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as such a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2: (i) shall be contract rights; (ii) shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; and (iii) shall not be conditioned upon any prior determination that an indemnitee is entitled to indemnification under this Section 8.2 with respect to the related proceeding. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)     Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Annex C-5

Article IX
CORPORATE OPPORTUNITY

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. As used herein, an “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s Affiliates or its or their respective successors, principals, directors, officers, members, managers or employees) (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue. Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any Covered Person existing at the time of such amendment, repeal or modification. For purposes of this Article IX, “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

Article X
AMENDMENT OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article V, Article VI, Article VIII, Article IX and this Article X (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Third Amended and Restated Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this Third Amended and Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Third Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that so long as the Director Nomination Agreement remains in effect, no provision of this Third Amended and Restated Certificate may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Director Nomination Agreement.

Article XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1  Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the

Annex C-6

Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2  Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3  Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Article XII
SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

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Annex C-7

IN WITNESS WHEREOF, B. Riley Principal Merger Corp. II has caused this Third Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

B. Riley Principal Merger Corp. II

By:
Name:
Title:

[Signature Page to Third Amended and Restated Certificate of Incorporation]

Annex C-8

Annex D

B. Riley Financial, Inc.
299 Park Avenue
21st Floor
New York, NY 10171

September 7, 2020

B. Riley Principal Merger Corp. II
B. Riley Principal Investments, LLC
299 Park Avenue
21st Floor
New York, NY 10171

Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to (i) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among B. Riley Principal Merger Corp. II, a Delaware corporation (“Parent”), Eos Energy Storage LLC, a Delaware limited liability company (the “Company”), and the other parties thereto, (ii) that certain Forward Purchase Agreement, dated as of May 19, 2020 (the “FPA”), by and between Parent and B. Riley Principal Investments, LLC, a Delaware limited liability company (the “FPA Purchaser”), and (iii) the Subscription Agreements (as defined in the Merger Agreement) entered into prior to the Closing Date (as defined in the Merger Agreement) (collectively, the “Subscription Agreements”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to such terms in the Merger Agreement.

Subject to all of the terms and conditions set forth in this letter agreement (this “Commitment Letter”), B. Riley Financial, Inc., a Delaware corporation and an Affiliate of the FPA Purchaser and Parent (“BRF”), is prepared pursuant to this letter agreement to commit up to $40 million of equity financing on the terms set forth herein (the “Maximum Commitment”).

BRF’s entry into this Commitment Letter is good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, for the termination of all rights and obligations under the FPA, and the FPA is hereby terminated in its entirety with no further force or effect.

1. Equity Commitment. Upon the terms and subject to the conditions set forth in this Commitment Letter, BRF agrees to fund an amount equal to $40 million less any amounts actually funded under the Subscription Agreements in exchange for the issuance of Parent Shares to BRF at $10.00 per Parent Share (the “Commitment”). Notwithstanding anything to the contrary herein, neither BRF nor any of its permitted assigns shall, under any circumstances, be obligated to contribute or otherwise make available or cause to be made available any amounts in excess of the Commitment, and in no instance shall the Commitment exceed, in the aggregate, the Maximum Commitment. In addition, if on the Closing Date the total gross proceeds actually funded represented by all Subscription Agreements (“Aggregate PIPE Proceeds”) is equal to or greater than $40,000,000, then BRF shall have no obligations hereunder.

2. Certain Conditions. The obligations of the Parent and BRF hereunder shall be subject to the substantially concurrent occurrence of the Closing.

3. Termination. This Commitment Letter shall terminate (i) automatically upon the closing of Subscription Agreements where the Parent receives gross proceeds equal to at least $40,000,000, (ii) automatically upon the funding of the Commitments under this Commitment Letter and the issuance of Parent Shares in respect thereof, (iii) upon written notice by Parent, on the one hand, or BRF, on the other hand, as applicable, if the Closing has not occurred by the Outside Date or (iv) automatically upon the termination of the Merger Agreement in accordance with its terms. Upon any termination pursuant to the terms herein, this Commitment Letter shall forthwith become void and there shall be no further obligations or liabilities on the part of Parent or BRF; provided that Section 3, Section 4, Section 5, Section 7, Section 8, Section 9 and Section 10 of this Commitment Letter shall survive the termination of this Commitment Letter and shall remain in full force and effect in accordance with the terms therein.

Annex D-1

4. Limited Recourse; Enforcement. Notwithstanding anything that may be expressed or implied in this Commitment Letter, or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Commitments provided herein, agrees and acknowledges that no Person other than BRF shall have any obligations to Parent hereunder and that, notwithstanding that BRF or any of its permitted assigns may be a limited partnership, separate limited partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations or warranties made or alleged to have been made in connection herewith or therewith shall be had against any former, current or future director, officer, employee, representative, direct or indirect controlling Person, equityholder, general or limited partner, member, stockholder, incorporator, Affiliate, successor or permitted assign of BRF or any former, current or future director, officer, employee, representative, direct or indirect controlling Person, equityholder, general or limited partner, member, stockholder, incorporator, Affiliate, successor or permitted assign of any of the foregoing (each, other than Parent and BRF, a “BRF Related Party”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership or separate limited partnership) veil, by or through a claim by or on behalf of Parent or BRF against any BRF Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any BRF Related Party for any obligations of BRF or any of BRF’s successors or permitted assigns under this Commitment Letter or any documents or instruments delivered in connection herewith or in respect of any oral representations or warranties made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

5. Transfer and Assignment; Third Party Beneficiaries.

(a) BRF shall not transfer, directly or indirectly, all or any portion of its Commitment except for transfers to (i) one or more trusts, funds, companies, partnerships or other Persons owned, managed, sponsored or advised, directly or indirectly, by BRF or any of its Affiliates (each an “Affiliated Fund”), (ii) one or more Affiliates of BRF and its Affiliated Funds or (iii) limited partners of or investors in any Affiliated Fund (each of the entities referred to in clauses (i), (ii) and (iii) above, an “Ultimate Purchaser”); provided, that, BRF shall remain obligated to fund its Commitment notwithstanding any such transfer. In each case of BRF’s transfer of all or any portion of its Commitments pursuant to this paragraph, (x) the Ultimate Purchaser shall have provided a written agreement to Parent under which it agrees to (A) commit to fund or purchase such portion of BRF’s Commitment and (B) be fully bound by, and subject to, this Commitment Letter as though it were BRF with respect to such Commitment, and (y) BRF and the Ultimate Purchaser shall have duly executed and delivered to Parent written notice of such transfer. Notwithstanding anything to the contrary, the term “BRF” shall include any Ultimate Purchaser to whom a Commitment is transferred pursuant to the provisions of this paragraph.

(b) Parent shall not assign any of its rights or obligations hereunder without the prior written consent of BRF.

(c) Any attempted transfer of Commitments or any of the rights or obligations under this Commitment Letter made in violation of this section shall be deemed null and void ab initio and of no force or effect and shall not create any obligation or liability of Parent or BRF to the purported transferee.

(d) Except (i) as otherwise provided in this Commitment Letter with respect to the Indemnified Parties and (ii) for the Company, which is an intended third party beneficiary of the rights of Parent under this Commitment Letter and is entitled to enforce the terms hereof as if it were a direct party hereto, this Commitment Letter is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Commitment Letter.

6. Representations and Warranties.

(a) BRF represents and warrants to the Parent as follows solely with respect to itself:

(i) BRF has been duly organized or formed, as applicable, and is validly existing in good standing under the applicable laws of its jurisdiction of organization or formation. BRF has the requisite power and authority to enter into, execute and deliver this Commitment Letter and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Commitment Letter. This Commitment Letter has been duly and validly executed and delivered by BRF and, assuming due and valid execution hereof by Parent and the FPA Purchaser, constitutes its valid and binding obligation, enforceable against BRF in accordance with its terms and subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

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(ii) BRF will have on the dates its Commitments hereunder are required to be performed, sufficient funds available to purchase its Commitments hereunder on the terms contemplated by this Commitment Letter and the Subscription Assignments and to consummate the other transactions contemplated by this Commitment Letter and the Subscription Agreements.

(iii) All consents, approvals, authorizations of, or filings with, any governmental entity necessary for the due execution, delivery and performance of this Commitment Letter by BRF have been obtained or made.

(iv) The execution, delivery and performance by BRF of this Commitment Letter do not and will not (a) violate the certificate of incorporation, bylaws, certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational documents of BRF, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon BRF, (c) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which BRF is a party or is bound, or (d) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of BRF under any provision of any agreement or other instrument binding upon BRF or any of its assets or properties.

(b) Parent represents and warrants to BRF as follows:

(i) Parent has been duly organized and is validly existing in good standing under the applicable laws of the jurisdiction of its organization or formation. Parent has the requisite power and authority to enter into, execute and deliver this Commitment Letter and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Commitment Letter. This Commitment Letter has been duly and validly executed and delivered by Parent and, assuming the due and valid execution hereof by BRF and the FPA Purchaser, constitutes its valid and binding obligation, enforceable against Parent in accordance with its terms subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(ii) All consents, approvals, authorizations of, or filings with, any governmental entity necessary for the due execution, delivery and performance of this Commitment Letter by Parent have been obtained or made.

(iii) The execution, delivery and performance by Parent of this Commitment Letter do not and will not (a) violate the certificate of incorporation, bylaws or other organizational documents of Parent, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Parent, (c) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Parent is a party or is bound, or (d) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent under any provision of any agreement or other instrument binding upon Parent or any of its assets or properties.

7. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Commitment Letter were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to obtain an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Commitment Letter or to enforce specifically the performance of the terms and provisions hereof.

8. Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Commitment Letter (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Commitment Letter, and the performance of the obligations imposed by this Commitment Letter, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS COMMITMENT LETTER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS COMMITMENT LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND

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VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto submits to the exclusive jurisdiction of first, the Courts of the State of New York or if such court declines jurisdiction, then to the federal court sitting in the State of New York, Borough of Manhattan in the City of New York, in any action or Proceeding arising out of or relating to this Commitment Letter, agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Commitment Letter in any other courts. Nothing in this Section 8, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

9. Amendments. This Commitment Letter represents the final agreement and the entire understanding among the parties hereto with respect to the subject matter hereof and may not be contradicted by evidence of prior or contemporaneous agreements and understandings of the parties. This Commitment Letter supersedes and replaces any prior understandings or proposals, whether oral, written or implied, between the parties hereto regarding the matters described herein. This Commitment Letter may only be modified, amended or supplemented by an agreement signed by Parent, BRF and the Company.

10. Indemnity; Expenses. To induce BRF to enter into this Commitment Letter and to proceed with the documentation of the Subscription Agreements, Parent agrees, (a) to indemnify and hold harmless (x) BRF and each of its assigns and their respective Affiliates and controlling persons and (y) the respective officers, directors, employees, members, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (each, an “Indemnified Person”), from and against any and all losses, penalties, claims, damages and liabilities of any kind or nature and reasonable and documented (in summary form) or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter, the Subscription Agreements or any related transaction contemplated hereby or thereby, or any use of the proceeds of the Cash Equity thereof or any claim, litigation, judgment, action, investigation, dispute or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by Parent or its affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented (in summary form) or invoiced out-of-pocket legal expenses of one firm of counsel for BRF, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons, or other reasonable and documented (in summary form) or invoiced out-of-pocket fees and expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, penalties, claims, damages, liabilities or related expenses to the extent that they have resulted from the willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision) of such Indemnified Person or any of such Indemnified Person’s controlled affiliates and controlling persons or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case, who are involved in or aware of the transactions contemplated by this Commitment Letter and the Subscription Agreements, and (b) regardless of whether Subscription Agreements become effective or the transactions contemplated hereby or thereby are consummated, Parent agrees to reimburse BRF and its Affiliates promptly from time to time all expenses reasonably incurred by BRF and its Affiliates in connection with the preparation, negotiation and enforcement of this Commitment Letter and the Subscription Agreements and the transactions contemplated hereby and by the Subscription Agreements, including without limitation, all out-of-pocket expenses, and the reasonable fees, disbursements and other charges of one primary counsel to BRF.

11. Counterparts. This Commitment Letter may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to each other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

IN WITNESS WHEREOF, the parties have duly executed this Commitment Letter as of the date first above written.

[Signature Pages Follow]

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Sincerely,

B. RILEY FINANCIAL, INC.
By:	/s/ Bryant Riley
Name:	Bryant Riley
Title:	Chief Executive Officer
Acknowledged and Agreed:
B. RILEY PRINCIPAL MERGER CORP. II
By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer
Acknowledged and Agreed:
B. RILEY PRINCIPAL INVESTMENTS, LLC
By:	/s/ Kenny Young
Name:	Kenny Young
Title:	Chief Executive Officer

[Signature Page to Equity Commitment Letter]

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Annex E

B. RILEY PRINCIPAL MERGER CORP. II 2020 INCENTIVE PLAN

1.     Establishment of the Plan; Effective Date; Duration.

(a)     Establishment of the Plan; Effective Date. B. Riley Principal Merger Corp. II, a Delaware corporation (the “Company”), hereby establishes this incentive compensation plan to be known as the “B. Riley Principal Merger Corp. II 2020 Incentive Plan,” as amended from time to time (the “Plan”). The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards and Dividend Equivalents. If the Plan is not so approved by the stockholders of the Company, then the Plan will be null and void in its entirety. The Plan shall remain in effect as provided in Section 1(b) of the Plan. Capitalized but undefined terms shall have the meaning set forth in Section 3 of the Plan.

(b)     Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 13. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.

2.     Purpose. The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

3.     Definitions. Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a)     “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)     “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock are listed or quoted, and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted, as are in effect from time to time.

(c)     “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, Other Cash-Based Awards, and/or Dividend Equivalents, granted under the Plan.

(d)     “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

(e)     “Board” means the Board of Directors of the Company.

(f)     “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of  “Cause” contained therein), a Participant’s (A) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his

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employment or other service to the Company or an Affiliate; (C) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (E) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (F) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights.

(g)     “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:

(i)     any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of the Company;

(ii)     the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) were directors on the Effective Date or (y) become directors after Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved;

(iii)     the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv)     the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets; or

(v)     any other event specified as a “Change in Control” in an applicable Award Agreement.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(h)     “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.

(i)     “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(j)     “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(k)     “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

(l)     “Company” means B. Riley Principal Merger Corp. II, a Delaware corporation.

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(m)     “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization or applicable Award Agreement.

(n)     “Dividend Equivalent” means a right awarded under Section 11 to receive the equivalent value (in cash or Common Stock) of ordinary dividends that would otherwise be paid on the Common Stock subject to an Award that is a full-value award but that have not been issued or delivered.

(o)     “Effective Date” means the later of (i) the date that the Company’s stockholders approve the Plan and (ii) Closing.

(p)     “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(q)     “Eligible Person” with respect to an Award denominated in Common Stock, means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided, that, if the Securities Act applies, such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates, provided, that, the Date of Grant of any Award to such individual shall not be prior to the date he begins employment with or begins providing services to the Company or its Affiliates).

(r)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

(s)     “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(t)     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)     If the Common Stock are listed on any established stock exchange or a national market system, the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)     If the Common Stock are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)     In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(iv)     Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

(u)     “Immediate Family Members” shall have the meaning set forth in Section 14(b)(ii).

(v)     “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan for incentive stock options.

(w)     “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

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(x)     “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

(y)     “Mature Shares” means Common Stock owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(z)     “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(aa)     “Option” means an Award granted under Section 7 of the Plan.

(bb)     “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(cc)     “Other Cash-Based Award” means a cash Award granted to a Participant under Section 10 of the Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan.

(dd)     “Other Stock-Based Award” means an equity-based or equity-related Award, other than an Option, SAR, Restricted Stock, Restricted Stock Unit or Dividend Equivalent, granted in accordance with the terms and conditions set forth under Section 10 of the Plan (including upon the attainment of any performance goals or otherwise as permitted under the Plan).

(ee)     “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(ff)      “Permitted Transferee” shall have the meaning set forth in Section 14(b)(ii) of the Plan.

(gg)     “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(hh)     “Plan” means this B. Riley Principal Merger Corp. II 2020 Incentive Plan, as amended from time to time.

(ii)     “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(jj)     “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Stock, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed, provide continuous services for a specified period of time, or attain specified performance objectives), granted under Section 9 of the Plan.

(kk)     “Restricted Stock” means Common Stock, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed, provide continuous services for a specified period of time, or attain specified performance objectives), granted under Section 9 of the Plan.

(ll)      “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(mm)     “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(nn)     “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

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(oo)     “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(pp)     “Subsidiary” means, with respect to any specified Person:

(i)     any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)     any partnership (or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(qq)     “Substitute Award” has the meaning given such term in Section 5(e).

4.     Administration.

(a)     The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)     Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award (including any performance goals, criteria, and/or periods applicable to Awards); (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan, including any changes required to comply with Applicable Laws; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (x) modify any performance goals, criteria and/or periods; and (y) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, in each case, to the extent consistent with the terms of the Plan.

(c)     The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)     Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

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(e)     No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)     Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.     Grant of Awards; Shares Subject to the Plan; Limitations.

(a)     The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b)     Subject to Section 12 of the Plan, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of 6,000,000 Common Stock (“Original Share Reserve”); provided, that the total number of Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of Common Stock equal to one percent (1%) of the total outstanding Common Stock on the last day of the prior calendar year, and (ii) the maximum number of Common Stock that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The New York Stock Exchange or other securities exchange on which the Common Stock is traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Notwithstanding the automatic annual increase set forth in (i) above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of Common Stock than would otherwise occur pursuant to the stipulated percentage.

(c)     In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Stock (either actually or by attestation) or by the withholding of Common Stock by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Stock (either actually or by attestation) or by the withholding of Common Stock by the Company, then in each such case the Common Stock so tendered or withheld shall be added to the Common Stock available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.

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(d)     Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)     Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Stock underlying any Substitute Awards shall not be counted against the aggregate number of Common Stock available for Awards under the Plan.

6.     Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.     Options.

(a)     Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Subject to Section 12, the maximum aggregate number of Common Stock that may be issued through the exercise of Incentive Stock Options granted under the Plan is the number of Common Stock equal to the Original Share Reserve, which, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 5(b)(i). Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholder of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)     Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(c)     Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee (including, if applicable, the attainment of any performance goals, as determined by the Committee in the applicable Award Agreement) and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422- 2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. In the event of any termination of employment or service with the Company or its Affiliates thereof of a Participant who has been granted one or more Options, the Options shall be exercisable at the time or times and subject to the terms and conditions set forth in the Award Agreement. If the Option would expire

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at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d)     Method of Exercise and Form of Payment. No Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option, accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Stock in lieu of actual delivery of such shares to the Company); provided, that, such Common Stock are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with Applicable Law, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Stock for which the Option was exercised that number of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the Common Stock for which the Option was exercised. No fractional Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Stock, or whether such fractional Common Stock or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e)     Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)     Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the SarbanesOxley Act of 2002, if applicable; any other Applicable Law; the applicable rules and regulations of the Securities and Exchange Commission; or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.     Stock Appreciation Rights.

(a)     Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)     Strike Price. The Strike Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

(c)     Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or

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dates determined by the Committee (including, if applicable, the attainment of any performance goals, as shall be determined by the Committee in the applicable Award Agreement) and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. In the event of any termination of employment or service with the Company and its Affiliates thereof of a Participant who has been granted one of more SARs, the SARs shall be exercisable at the time or times and subject to the terms and conditions as set forth in the Award Agreement (or in the underlying Option Award Agreement, as may be applicable). If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that, in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d)     Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)     Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised, multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Stock having a Fair Market Value equal to such amount, or any combination thereof, as determined by the Committee. No fractional Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Stock, or whether such fractional Common Stock or any rights thereto shall be canceled, terminated or otherwise eliminated.

9.     Restricted Stock and Restricted Stock Units.

(a)     Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement (including the performance goals, if any, upon whose attainment the Restricted Period shall lapse in part or full).

(b)     Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)     Vesting. Unless otherwise provided by the Committee in an Award Agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

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(d)     Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)     Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share) or shall register such shares in the Participants name without any such restrictions. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

(ii)     Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Share in lieu of delivering only Common Stock in respect of such Restricted Stock Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of Applicable Law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10.     Other Stock-Based Awards and Other Cash-Based Awards.

(a)     Other Stock-Based Awards. The Committee may grant types of equity-based or equityrelated Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Common Stock), in such amounts and subject to such terms and conditions, as the Committee shall determine (including, if applicable, the attainment of any performance goals, as set forth in the applicable Award Agreement). Such Other Stock-Based Awards may involve the transfer of actual Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of Common Stock. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

(b)     Other Cash-Based Awards. The Committee may grant a Participant a cash Award not otherwise described by the terms of the Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan.

(c)     Value of Awards. Each Other Stock-Based Award shall be expressed in terms of Common Stock or units based on Common Stock, as determined by the Committee, and each Other Cash-Based Awards shall be expressed in terms of cash, as determined by the Committee. The Committee may establish performance goals in its discretion and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards or Other Cash-Based Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.

(d)     Payment of Awards. Payment, if any, with respect to an Other Stock-Based Award or Other Cash-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Common Stock or a combination of cash and Common Stock, as the Committee determines.

(e)     Vesting. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards or Other Cash-Based Awards following the Participant’s termination of employment or service (including by reason of such Participant’s death, disability (as determined by the Committee), or termination without Cause). Such provisions shall be determined in the sole discretion of the Committee and will be included in the applicable Award Agreement but need not be uniform among all Other Stock-Based Awards or Other Cash-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for the termination of employment or service.

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11.     Dividend Equivalents. No adjustment shall be made in the Common Stock issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Stock prior to issuance of such Common Stock under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Common Stock that are subject to any Award (other than an Option or Stock Appreciation Right). Any Award of Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Date of Grant of the Award and the date the Award becomes payable or terminates or expires, as determined by the Committee; however, Dividend Equivalents shall not be payable unless and until the Award becomes payable, and shall be subject to forfeiture to the same extent as the underlying Award. Dividend Equivalents may be subject to any additional limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be payable in cash, Common Stock or converted to full-value Awards, calculated based on such formula, as may be determined by the Committee.

12.     Changes in Capital Structure and Similar Events. In the event of  (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Stock, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, subject to the requirements of Code Sections 409A, 421, and 422, if applicable, including without limitation any or all of the following:

(a)     adjusting any or all of  (i) the number of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (ii) the terms of any outstanding Award, including, without limitation, (A) the number of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Exercise Price or Strike Price with respect to any Award or (C) any applicable performance measures;

(b)     providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(c)     accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(d)     modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(e)     deeming any performance measures satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(f)     providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

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(g)     canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

13.     Amendments and Termination.

(a)     Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)     Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Code Section 409A; provided, further, that without stockholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Stock underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock are listed or quoted.

14.     General.

(a)     Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Committee need not treat Participants or Awards (or portions thereof) uniformly.

(b)     Nontransferability.

(i)     Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other

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than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)     Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as, a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)     The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)     Tax Withholding and Deductions.

(i)     A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required taxes (up to the maximum statutory rate under Applicable Law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)     Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Stock (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (B) having the Company withhold from the number of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.

(d)     No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Subsidiary or Affiliate of the Company or any stockholder or existing or former director, officer

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or employee of the Company or any Subsidiary of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)     International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(f)     Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his spouse or, if the Participant is unmarried at the time of death, his estate.

(g)     Termination of Employment/Service. Unless determined otherwise by the Committee at any time following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h)     No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Stock or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i)     Government and Other Regulations.

(i)     The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Stock or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Stock or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or interdealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal,

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state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)     The Committee may cancel an Award or any portion thereof if the Committee determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Stock from the public markets, the Company’s issuance of Common Stock or other securities to the Participant, the Participant’s acquisition of Common Stock or other securities from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Stock in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of  (A) the aggregate Fair Market Value of the Common Stock subject to such Award or portion thereof that is canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)     Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)     Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)     No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or service providers under general law.

(m)     Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of or service provider to the Company or the Committee or the Board, other than himself.

(n)     Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

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(o)     Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(p)     Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)     Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)     Code Section 409A.

(i)     Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the authoritative guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii)     If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of  (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(iii)     Any adjustments made pursuant to Section 13 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 13 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.

(s)     Notification of Election Under Code Section 83(b). If any Participant, in connection with the acquisition of Common Stock under an Award, makes the election permitted under Code Section 83(b), if applicable, the Participant shall notify the Company of the election within ten days of filing notice of the election with the Internal Revenue Service.

(t)     Expenses; Gender; Titles and Headings; Interpretation. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control. Unless the context of the Plan otherwise requires, words using the singular or plural number also include the plural or singular number, respectively; derivative forms of defined terms will have correlative meanings; the terms “hereof,” “herein” and “hereunder” and

Annex E-16

derivative or similar words refer to this entire Plan; the term “Section” refers to the specified Section of this Plan and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and the word “or” shall be disjunctive but not exclusive

(u)     Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Stock or other securities under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(v)     Payments. Participants shall be required to pay, to the extent required by Applicable Law, any amounts required to receive Common Stock or other securities under any Award made under the Plan.

(w)     Clawback; Erroneously Awarded Compensation. All Awards (including on a retroactive basis) granted under the Plan are subject to the terms of any Company forfeiture, incentive compensation recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of Applicable Laws, as well as any other policy of the Company that may apply to the Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time. In particular, these policies and/or provisions shall include, without limitation, (i) any Company policy established to comply with Applicable Laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (ii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Stock or other securities are listed or quoted, and these requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

(x)     No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares or whether fractional shares or any rights thereto shall be forfeited, rounded, or otherwise eliminated.

(y)     Paperless Administration. If the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(z)     Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 14(z) by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Common Stock held in the Company or its Subsidiaries and Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Common Stock. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding the Participant, request additional information about the storage and processing of the Data regarding the Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 14(z) in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 14(z).

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(aa)     Broker-Assisted Sales. In the event of a broker-assisted sale of Common Stock in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards: (a) any Common Stock to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) the Common Stock may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of the sale that exceed the amount owed, the Company will pay the excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for the sale at any particular price; and (f) if the proceeds of the sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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PROXYCARD B. RILEY PRINCIPAL MERGER CORP. II THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 12, 2020 The undersigned hereby appoints Daniel Shribman and Bryant Riley (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the special meeting (the “special meeting”) of stockholders of B. Riley Principal Merger Corp. II, to be held at 10:00 A.M., Eastern Time, on November 12, 2020 virtually, at https://www.cstproxy.com/brileyprincipalmergercorpii/2020 (the “meeting”), and at any adjournments and/or postponements thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” EACH PROPOSAL PRESENTED TO STOCKHOLDERS. PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed on the reverse side) Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at: https://www.cstproxy.com/brileyprincipalmergercorpii/2020 SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 12. Please mark vote as indicated in this example X Proposal No. 1 — The Business Combination Proposal — approve and adopt the Agreement and Plan of Merger, dated as of September 7, 2020 (as the same may be amended from time to time, the “Merger Agreement”), by and among B. Riley Principal Merger Corp. II (the “Company”), BMRG Merger Sub, LLC, a wholly-owned subsidiary of the Company (“Merger Sub I”), BMRG Merger Sub II, LLC, a wholly-owned subsidiary of the Company (“Merger Sub II”), Eos Energy Storage LLC (“Eos”), New Eos Energy LLC, a wholly-owned subsidiary of Eos (“Newco”) and AltEnergy Storage VI, LLC (“AltEnergy”), in its capacity as securityholder representative, pursuant to which Merger Sub I will merge with and into Newco (the “First Merger”), whereupon the separate existence of Merger Sub I will cease, and Newco will continue as the surviving company (such company, in its capacity as the surviving company of the First Merger, the “First Surviving Company”) and become a wholly owned subsidiary of BMRG; and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Surviving Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Company will cease, and Merger Sub II will continue as the surviving company (Merger Sub II, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Ultimate Surviving Company”) and a wholly owned subsidiary of BMRG, on the terms and subject to the conditions set forth in the Merger Agreement, and approve the other transactions contemplated by the Merger Agreement (the “business combination”) (we refer to this proposal as the “business combination proposal”); Proposal No. 2 — The Stock Issuance Proposal — approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable provisions of Section 312.03 of the Listed Company Manual of the New York Stock Exchange (the “NYSE”), (i) the issuance of shares of common stock to the Sellers pursuant to the terms of the Merger Agreement, and (ii) the issuance of shares of common stock to B. Riley Financial, Inc. (“B. Riley Financial”) and/or other investors pursuant to the terms of the Equity Commitment Letter or other equity financing agreements that may be entered into prior to Closing; Proposal No. 3 — The Charter Amendment Proposal — approve and adopt, assuming the business combination proposal is approved and adopted, the third amended and restated certificate of incorporation of the Company (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement as Annex C, which, if approved, would take effect upon the closing of the business combination (the “Closing”) (we refer to this proposal as the “charter amendment proposal”); The Advisory Charter Proposals — approve and adopt on a nonbinding advisory basis, certain differences between the Company’s current certificate of incorporation (as amended and restated through the date of this proxy statement, the “Current Charter”), and the Proposed Charter, which are being presented separately, in accordance with the requirements of the U.S. Securities and Exchange Commission (“SEC”), as seven sub-proposals (which we refer to, collectively, as the “advisory charter proposals”): Proposal No. 4 — Advisory Charter Proposal A — to, upon completion of the business combination and the conversion of the Company’s Class B common stock, par value $0.0001 per share (“Class B common stock”), into the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), increase the authorized capital stock of the Company from 126,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 201,000,000 shares, which would consist of 200,000,000 shares of common stock, par value $0.0001 per share (“common stock”), and 1,000,000 shares of preferred stock, $0.0001 par value per share, by, on the effective date of the filing of the Proposed Charter: (i) reclassifying all Class A common stock as common stock; (ii) reclassifying all Class B common stock as common stock and (iii) creating an additional 75,000,000 shares of common stock (we refer to this proposal as “advisory charter proposal A”); Proposal No. 5 — Advisory Charter Proposal B — to change the stockholder vote required for approval of any amendment to Article IV (Capitalization), Article V (Board of Directors), Article VI (Bylaws), Article VIII (Limited Liability; Indemnification), Article IX (Corporate Opportunity) and Article X (Amendments) of the Proposed Charter or to amend the Company’s bylaws, from the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to the affirmative vote of the holders of at least 662/3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors; Proposal No. 6 — Advisory Charter Proposal C — to provide that Section 203 of the Delaware General Corporation Law, which governs business combinations between the Company and certain interested stockholders, does not apply to the Company (we refer to this proposal as “advisory charter proposal C”); Proposal No. 7 — Advisory Charter Proposal D — to provide that certain amendments to and actions under the Proposed Charter are subject to the director nomination agreement to be entered into between the Company and the other parties thereto (as defined in the accompanying proxy statement) (the “Director Nomination Agreement”) (we refer to this proposal as “advisory charter proposal D”); Proposal No. 8 — Advisory Charter Proposal E — to change the classification of the Company’s board of directors from two classes to three classes of directors, with each class elected for staggered terms (we refer to this proposal as “advisory charter proposal E”); Proposal No. 9 — Advisory Charter Proposal F — to provide for a waiver of the doctrine of corporate opportunities for (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any person with the right to designate any such director pursuant to the Director Nomination Agreement (or any of such person’s affiliates or its or their respective successors, principals, directors, officers, members, managers or employees) (we refer to this proposal as “advisory charter proposal F”); Proposal No. 10 — Advisory Charter Proposal G — to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “B. Riley Principal Merger Corp. II” to “Eos Energy Enterprises, Inc.” and making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon the Closing, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company. Proposal No. 11 — The Incentive Plan Proposal — approve and adopt, assuming the condition precedent proposals are approved and adopted, the B. Riley Principal Merger Corp. II 2020 Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex E; and Proposal No. 12 — The Adjournment Proposal — approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the incentive plan proposal. Date: , 2020 Stockholder’s Signature Stockholder’s Signature (if held jointly) Signature should agree with name printed hereon. If shares are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardiansand attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER. IF YOU RETURN A SIGNED AND DATED PROXY BUT NO DIRECTION IS MADE, YOUR COMMON STOCK WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ABOVE. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN